As filed with the U.S. Securities and Exchange Commission on April 4, 2022
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Zurn Water Solutions Corporation
(Exact name of registrant as specified in its charter)

Delaware	3560	20-5197013
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)
511 W. Freshwater Way
Milwaukee, Wisconsin 53204
(855) 480-5050
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jeffrey J. LaValle
Vice President, General Counsel and Corporate Secretary
511 W. Freshwater Way
Milwaukee, Wisconsin 53204
(855) 480-5050
(Name, address, including zip code, and telephone number, including area code, of agent for service)
With copies to:

R. Alec Dawson Howard A. Kenny Morgan, Lewis & Bockius LLP 101 Park Avenue New York, New York 10178 (212) 309-6000	Paul W. Theiss Jason P. Wagenmaker Mayer Brown LLP 71 S. Wacker Dr. Chicago, Illinois 60606 (312) 782-0600

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and the date on which all other conditions to the Merger described in the enclosed proxy statement/ prospectus/consent solicitation statement have been satisfied or waived.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus/consent solicitation statement is not complete and may be changed. Zurn may not sell the securities offered by this proxy statement/prospectus/consent solicitation statement until the registration statement filed with the Securities and Exchange Commission (“SEC”) is effective. This proxy statement/prospectus/consent solicitation statement does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction where an offer or solicitation is not permitted.
SUBJECT TO COMPLETION DATED APRIL 4, 2022
PROPOSED MERGER
YOUR VOTE IS VERY IMPORTANT

ZURN WATER SOLUTIONS CORPORATION
511 W. Freshwater Way
Milwaukee, Wisconsin 53204
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS OF ZURN WATER SOLUTIONS CORPORATION
DATE:
TIME:
PLACE: 511 W. Freshwater Way, Milwaukee, Wisconsin 53204
At the meeting (the “Special Meeting”), Zurn Water Solutions Corporation (“Zurn”) will ask its stockholders to consider and vote upon:
(1) a proposal to approve the issuance of shares of Common Stock, par value $0.01 per share (“Zurn Common Stock”), to be issued pursuant to the Agreement and Plan of Merger (as may be amended from time to time, the “Merger Agreement”), dated as of February 12, 2022, by and among Zurn, Elkay Manufacturing Company (“Elkay”), Zebra Merger Sub, Inc., a wholly-owned subsidiary of Zurn (“Merger Sub”), and Elkay Interior Systems International, Inc., as representative of the stockholders of Elkay, pursuant to the New York Stock Exchange (“NYSE”) Rule 312.03(c) (the “Merger Share Issuance Proposal”);
(2) a proposal to approve an amendment to the Zurn Water Solutions Corporation Performance Incentive Plan (the “Plan”) to increase the number of shares of Zurn Common Stock available for awards thereunder by 1,500,000 shares and to make corresponding changes to certain share limitations under the Plan (the “PIP Amendment Proposal”); and
(3) a proposal to approve one or more adjournments of the Special Meeting, if necessary, to permit solicitation of additional votes if there are insufficient votes to approve the Merger Share Issuance Proposal or the PIP Amendment Proposal (the “Adjournment Proposal”).
Zurn is providing the accompanying proxy statement/prospectus/consent solicitation statement and proxy card to its stockholders in connection with the solicitation of proxies to be voted at the Special Meeting (including any adjournments or postponements of the Special Meeting). Information about the Special Meeting, the Merger Agreement, the proposals to be considered at the Special Meeting and other related business to be considered by Zurn’s stockholders at the Special Meeting is included in the accompanying proxy statement/prospectus/consent solicitation statement. We urge you to carefully read the accompanying proxy statement/prospectus/consent solicitation statement in its entirety.
Please see the instructions in the “Questions and Answers About the Proposals for the Special Meeting” section in the accompanying proxy statement/prospectus/consent solicitation statement, which provides additional information on how to participate in the Special Meeting.
We urge each stockholder of Zurn to promptly sign and return the enclosed proxy card or to submit a proxy using the phone or Internet.
Holders of shares of Zurn Common Stock of record at the close of business on      are entitled to notice of, and to vote at, the Special Meeting. Given public health concerns related to the coronavirus pandemic (Covid-19), we urge you to submit a proxy to vote your shares in advance of the meeting via one of the remote methods in lieu of attending the meeting in person.
A list of our stockholders entitled to vote at the Special Meeting will be available for examination by any of our stockholders during the whole time of the Special Meeting at the place of the Special Meeting and may be examined by any stockholder who is present. For 10 days prior to the Special Meeting, this stockholder list will be available for inspection by any stockholder for any purpose germane to the Special Meeting during ordinary business hours at our corporate offices located at 511 W. Freshwater Way, Milwaukee, Wisconsin 53204.

While we intend to hold the Special Meeting in person, we are actively monitoring the coronavirus pandemic, and are sensitive to the public health and travel concerns our stockholders may have and the protocols that federal, state, and local governments may impose. In the event that it is not advisable to hold the Special Meeting in person or at the scheduled date, time, or location, we will announce alternative arrangements for the Special Meeting via a press release or a current report on Form 8-K filed with the SEC as promptly as practicable, which may include holding the Special Meeting solely by means of remote communication in a virtual meeting format. In the event that the meeting is to be held solely by means of remote communication, the list of our stockholders entitled to vote at the Special Meeting will be available for examination by any of our stockholders during the whole time of the Special Meeting by visiting the URL specified in the press release or the current report on Form 8-K filed with the SEC.
Your vote is important to us. Please take the time to review our proxy statement/prospectus/consent solicitation statement and submit a proxy to vote your shares. Even if you expect to attend the Special Meeting in person, please complete, date and return the proxy card in the enclosed envelope. You may also submit a proxy to vote your shares via telephone or the Internet with the instructions provided on the proxy card. You may revoke your proxy at any time before it is exercised by giving written notice to the Corporate Secretary of Zurn, by delivering a properly executed proxy bearing a later date or by attending the Special Meeting and voting in person.
By Order of the Board of Directors,
Jeffrey J. LaValle
Vice President — General Counsel & Corporate Secretary

ZURN WATER SOLUTIONS CORPORATION
PROXY STATEMENT
SPECIAL MEETING OF STOCKHOLDERS
, 2022
General
This proxy statement/prospectus/consent solicitation statement is furnished by Zurn Water Solutions Corporation (“Zurn”) in connection with the solicitation by the Board of Directors of Zurn (the “Zurn Board”) of proxies to be voted at the Special Meeting of Stockholders to be held at         (CT) on and at any adjournment thereof (the “Special Meeting”). The Special Meeting will be held at Zurn’s corporate offices at 511 W. Freshwater Way, Milwaukee, Wisconsin 53204.
Zurn will be mailing a copy of this proxy statement/prospectus/consent solicitation statement and the accompanying form of proxy to stockholders on or about         .
At the Special Meeting, you will be asked to consider and vote upon (i) a proposal to approve the issuance of shares of Zurn’s common stock, par value $0.01 per share (“Zurn Common Stock”), as Merger Consideration (as defined herein) to be issued pursuant to the Agreement and Plan of Merger (as may be amended from time to time, the “Merger Agreement”), dated as of February 12, 2022, by and among Zurn, Elkay Manufacturing Company (“Elkay”), Zebra Merger Sub, Inc., a wholly-owned subsidiary of Zurn (“Merger Sub”), and Elkay Interior Systems International, Inc., as representative of the stockholders of Elkay, pursuant to the New York Stock Exchange (“NYSE”) Rule 312.03(c) (the “Merger Share Issuance Proposal”), (ii) a proposal to approve an amendment to the Zurn Water Solutions Corporation Performance Incentive Plan to increase the number of shares of Zurn Common Stock available for awards thereunder by 1,500,000 shares and to make certain other corresponding changes to certain share limitations under the Plan (the “PIP Amendment Proposal”) and (iii) a proposal to approve one or more adjournments of the Special Meeting, if necessary, to permit solicitation of additional votes if there are insufficient votes to approve the Merger Share Issuance Proposal or the PIP Amendment Proposal (the “Adjournment Proposal”).
Unless the context otherwise requires, references to “Elkay” refer to Elkay Manufacturing Company after giving effect to the spin-off of Elkay Interior Systems International, Inc. that occurred on March 6, 2022, the result of which is that the remaining operations of Elkay consist solely of its water solutions business.
Pursuant to the Merger Agreement, subject to certain closing conditions, Merger Sub will merge with and into Elkay, with Elkay surviving as Zurn’s wholly-owned subsidiary (the “Merger”). In connection with the Merger, stockholders of Elkay will receive up to 52.5 million newly issued shares of Zurn Common Stock (the “Merger Consideration”). Following the consummation of the Merger, Zurn will change its name to “Zurn Elkay Water Solutions Corporation” and Zurn Common Stock will continue to trade under its current ticker symbol, “ZWS.”
The Zurn Board has unanimously approved and declared advisable and in the best interests of Zurn and its stockholders the Merger Agreement and the other Transaction Documents (as defined herein), and the consummation of the transactions contemplated thereby; authorized and approved the execution, delivery and performance of the Merger Agreement and the other Transaction Documents; recommended that the Merger Share Issuance Proposal be submitted for the approval of Zurn’s stockholders for adoption thereby; and recommended that Zurn’s stockholders approve the Merger Share Issuance Proposal. In addition, the Zurn Board unanimously recommends the approval of the PIP Amendment Proposal and the Adjournment Proposal.
A Zurn stockholder signing and returning a proxy may revoke it at any time before it is exercised by delivering written notice to the Secretary of Zurn, by filing a properly executed proxy bearing a later date or by attending the Special Meeting and voting in person. The signing of a proxy does not preclude a Zurn stockholder from attending the Special Meeting in person. All proxies returned prior to the Special Meeting, and not revoked, will be voted in accordance with the instructions contained therein. Any proxy not specifying to the contrary will be voted “FOR” the Merger Share Issuance Proposal, “FOR” the PIP Amendment Proposal and “FOR” the Adjournment Proposal.
As of the close of business on         , the record date for the Special Meeting (the “Zurn Record Date”), there were         shares of Zurn Common Stock outstanding. Each outstanding share of Zurn

Common Stock owned as of the Zurn Record Date entitles its holder to one vote. Zurn has no other voting securities outstanding. Zurn stockholders do not have cumulative voting rights.
A copy of Zurn’s Annual Report on Form 10-K, including audited financial statements and a description of operations for the fiscal year ended December 31, 2021, is available in the “Investors” section of Zurn’s website at https://zurnwatersolutions.com/. The solicitation of proxies is being made by Zurn and all expenses in connection with the solicitation of proxies will be borne by Zurn. Zurn expects to solicit proxies primarily by mail, but directors, officers and other employees of Zurn may also solicit proxies in person or by telephone. Zurn will pay any costs so incurred, but the directors, officers and other employees involved in such solicitations will not receive any additional compensation for such actions.
How to Vote Shares of Zurn
Zurn is pleased to offer each stockholder of Zurn four options for having his, her or its shares be present and voted at the Special Meeting:
(1)
Each stockholder of Zurn may submit a proxy to vote his, her or its shares via the Internet by following the instructions provided by Zurn until      (CT) on      ;

(2)
Each stockholder of Zurn may submit a proxy to vote his, her or its shares via telephone by following the instructions provided by Zurn until      CT on      ;

(3)
Each stockholder of Zurn may attend the Special Meeting and cast his, her or its vote in person; or

(4)
Each stockholder of Zurn may complete, sign, date and return a proxy card by mail or hand delivery.

Zurn encourages each stockholder of Zurn to submit a proxy to vote his, her or its shares via the Internet, via telephone or by returning the proxy card. If you attend the meeting in person, you may also vote in person at the meeting and any proxy that you previously submitted - whether via the Internet, by phone, by mail or by hand delivery - will be superseded by the vote that you cast at the meeting. Whether a Zurn stockholder’s proxy is submitted by the Internet, by phone, by mail or by hand delivery, if it is properly submitted and if you do not revoke it prior to the meeting, his, her or its shares will be voted at the meeting in the manner you indicate. To vote at the meeting, beneficial owners who are not also the record holder of their shares will need to contact the broker, trustee or nominee that holds their shares to obtain a “legal proxy” to bring to the meeting.

Elkay Manufacturing Company
1333 Butterfield Road
Downers Grove, IL 60515
NOTICE OF SOLICITATION OF WRITTEN CONSENT
To Stockholders of Elkay Manufacturing Company:
Pursuant to the Agreement and Plan of Merger (as may be amended from time to time, the “Merger Agreement”), dated as of February 12, 2022, by and among Zurn Water Solutions Corporation (“Zurn”), Elkay Manufacturing Company (“Elkay”), Zebra Merger Sub, Inc., a wholly-owned subsidiary of Zurn (“Merger Sub”), and Elkay Interior Systems International, Inc., as representative of the stockholders of Elkay, and subject to certain closing conditions, Merger Sub will merge with and into Elkay, with Elkay surviving as Zurn’s wholly-owned subsidiary (the “Merger”). Unless the context otherwise requires, references to “Elkay” refer to Elkay Manufacturing Company after giving effect to the spin-off of Elkay Interior Systems International, Inc. that occurred on March 6, 2022, the result of which is that the remaining operations of Elkay consist solely of its water solutions business.
This proxy statement/prospectus/consent solicitation statement is being delivered to you on behalf of the Elkay board of directors (the “Elkay Board”) to request that holders of Elkay Class A and Class M common stock, each with a par value of $0.01 per share (“Elkay Voting Stock”) as of the record date of      , execute and return a written consent to, among other approvals set forth in the written consent, adopt the Merger Agreement, and to approve and authorize in all respects the transactions contemplated by the Merger Agreement.
This proxy statement/prospectus/consent solicitation statement describes the Merger and the actions to be taken in connection with the Merger and provides additional information about the parties involved. Please give this information careful attention. A copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus/consent solicitation statement.
A summary of the appraisal rights that may be available to you is described in the section entitled “Appraisal Rights” beginning on page 150 of the accompanying proxy statement/prospectus/consent solicitation statement. Please note that if you wish to exercise appraisal rights, you must not sign and return a written consent adopting the Merger Agreement. However, so long as you do not return a consent form at all, it is not necessary to affirmatively vote against the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger. In addition, if a stockholder of Elkay wants to exercise his, her or its appraisal rights, they must take all other steps necessary under Delaware law to perfect such appraisal rights.
The Elkay Board has unanimously declared that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to and in the best interests of Elkay and its stockholders, approved the Merger Agreement and recommended that Elkay stockholders adopt the Merger Agreement.
Accordingly, the Elkay Board recommends that you adopt the Merger Agreement and approve the transactions contemplated thereby, including the Merger, by executing and delivering the enclosed written consent. Please complete, date and sign the written consent furnished with this proxy statement/prospectus/consent solicitation statement and return it promptly to Elkay by one of the means described under the section entitled “Elkay’s Solicitation of Written Consents” beginning on page 40 of this proxy statement/prospectus/consent solicitation statement.
By Order of the Board of Directors,
Christine Bedi
VP, General Counsel and Assistant Corporate Secretary

REFERENCES TO ADDITIONAL INFORMATION
This proxy statement/prospectus/consent solicitation statement incorporates important business and financial information about Zurn from other documents that Zurn has filed with the SEC and that is contained in or incorporated by reference into this proxy statement/prospectus/consent solicitation statement. You may obtain this information without charge through the SEC website (www.sec.gov) or upon a Zurn stockholder’s written request to Zurn Water Solutions Corporation, Attention: Investor Relations, 511 W. Freshwater Way, Milwaukee, WI 53204.
To ensure timely delivery of these documents, any request should be made no later than      , 2022, to receive them before the Special Meeting.
The contents of the websites of the SEC, Zurn, Elkay or any other entity are not incorporated into this proxy statement/prospectus/consent solicitation statement. The information about how you can obtain certain documents that are incorporated by reference into this proxy statement/prospectus/consent solicitation statement at these websites is being provided only for convenience.
For additional details about where you can find information about Zurn, please see the section entitled “Where You Can Find More Information” beginning on page 157 of this proxy statement/prospectus/consent solicitation statement.
ABOUT THIS PROXY STATEMENT/PROSPECTUS/CONSENT SOLICITATION STATEMENT
This document, which forms part of a registration statement on Form S-4 filed with the SEC by Zurn (as amended, the “Registration Statement”), constitutes a prospectus of Zurn under Section 5 of the Securities Act of 1933, as amended, with respect to the shares of Zurn Common Stock to be issued to Elkay stockholders pursuant to the Merger Agreement. This document also constitutes a proxy statement of Zurn under Section 14(a) of the Securities Exchange Act of 1934, as amended. In addition, this document also constitutes a notice of meeting with respect to the Special Meeting, at which Zurn stockholders will be asked to vote on the matters set forth herein. Finally, this document is a consent solicitation statement to be used by Elkay to obtain the consent of its stockholders to the adoption of the Merger.
Zurn has supplied all information contained in this proxy statement/prospectus/consent solicitation statement relating to Zurn, and Elkay has supplied all information contained in this proxy statement/prospectus/consent solicitation statement relating to Elkay. You should rely only on the information contained in or incorporated by reference into this document. Zurn and Elkay have not authorized anyone to provide you with information that is different from that contained in or incorporated by reference into this document. This document is dated            , 2022, and you should not assume that the information contained in this document is accurate as of any date other than such date unless otherwise specifically provided herein. Further, you should not assume that the information incorporated by reference into this document is accurate as of any date other than the date of the incorporated document. Neither the mailing of this document to Zurn stockholders or Elkay stockholders nor the issuance by Zurn of shares of Zurn Common Stock pursuant to the Merger Agreement will create any implication to the contrary.
EXPLANATORY NOTE WITH RESPECT TO ELKAY
Unless the context otherwise requires, references in this proxy statement/prospectus/consent solicitation statement to “Elkay” refer to Elkay Manufacturing Company after giving effect to the spin-off of Elkay Interior Systems International, Inc. (the “EIS Spin-Off), the result of which is that the remaining operations of Elkay consist solely of its water solutions business (the “Elkay Water Solutions Business”). The EIS Spin-Off was completed on March 6, 2022. The consolidated financial statements of Elkay as of January 1, 2022 and January 2, 2021, and for the three fiscal years ended January 1, 2022, January 2, 2021 and December 28, 2019, included in this proxy statement/prospectus/consent solicitation statement have been prepared on a “carve-out” basis to reflect the historical results of the Elkay Water Solutions Business.

i

SUMMARY TERM SHEET
This summary term sheet, together with the section entitled “Summary,” summarizes certain information contained in this proxy statement/prospectus/consent solicitation statement, but does not contain all of the information that is important to you. You should carefully read this entire document, including the attached Annexes, which are hereby incorporated by reference, for a more complete understanding of the matters to be considered at the Special Meeting.
•
Zurn is a leading provider of specification-driven water management solutions to the multi-billion dollar construction market of primarily commercial and institutional buildings and to a lesser extent to the waterworks and multi-family residential construction markets.

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Elkay is a leading manufacturer and distributor of innovative, high-quality water solutions and plumbing fixtures. Elkay offers a portfolio of water solutions and plumbing fixtures, including drinking water delivery products, sinks, faucets, filtration solutions, enhanced water dispensers and ancillary components to nonresidential sectors, including education, healthcare and commercial, among others, in addition to residential markets.

•
On February 12, 2022, Zurn and Elkay entered into the Merger Agreement, pursuant to which Zurn will acquire all of the outstanding capital stock of Elkay in exchange for the consideration described below. For more information about the Merger Agreement, please see the section entitled “The Merger Agreement.”

•
Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, at the effective time of the Merger, Zurn will exchange the Merger Consideration for 100% of the outstanding equity interests of Elkay. Upon completion of the Merger, the Elkay stockholders are expected to receive up to 52.5 million newly issued shares of Zurn Common Stock, which on a pro forma basis assuming closing of the Merger on December 31, 2021 (and assuming no adjustments pursuant to the Merger Agreement), would have represented approximately 29% of the outstanding shares of Zurn Common Stock on a fully diluted basis as of such date.

•
At the Special Meeting, Zurn stockholders as of the Zurn Record Date will be asked to consider and vote upon (i) the Merger Share Issuance Proposal, (ii) the PIP Amendment Proposal and (iii) the Adjournment Proposal. As of      , the Zurn Record Date, there were      shares of Zurn Common Stock issued and outstanding. Please see the sections entitled “Proposal 1 — Approval of the Merger Share Issuance Proposal,” “Proposal 2 — The PIP Amendment Proposal” and “Proposal 3 — The Adjournment Proposal.”

•
In evaluating the Merger and the Merger Share Issuance Proposal, the Zurn Board consulted with Zurn management, as well as Zurn’s legal and financial advisors, and, in reaching its conclusion, considered a variety of factors, including the potential benefits of the Merger and the combination of Zurn and Elkay businesses, as well as the potential risks and potentially negative factors concerning the Merger, including the risk that the anticipated benefits of the combination may not be realized. The factors considered, including the potential benefits and risks are described below under “Zurn’s Reasons for the Approval of the Merger and the Merger Share Issuance Proposal.”

•
Elkay’s stockholders as of the record date of      (the “Elkay Record Date”) are being requested pursuant to this proxy statement/prospectus/consent solicitation statement to execute and return a written consent to, among other items set forth in the consent, adopt the Merger Agreement.

•
In evaluating the Merger Agreement and the Merger, the Elkay Board consulted with Elkay management, some of Elkay’s significant stockholders, as well as Elkay’s legal and financial advisors, and, in reaching its conclusion, considered a variety of factors, including the potential benefits of the Merger and the combination of Zurn and Elkay businesses, as well as the potential risks and potentially negative factors concerning the Merger, including the risk that the anticipated benefits of the combination may not be realized. The factors considered, including the potential benefits and risks are described below under “Elkay’s Reasons for the Approval of the Merger.”

•
Unless waived by Zurn and/or Elkay, as applicable, and subject to applicable law, the closing of the Merger is subject to a number of conditions set forth in the Merger Agreement, including, among others, the accuracy of the representations and warranties of each party (subject to specified materiality standards), compliance by each party in all material respects with its respective covenants, receipt of applicable regulatory approvals and the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR”), with such waiting period having expired on March 30, 2022, the approval of the Merger Share Issuance Proposal by Zurn stockholders and the adoption of the Merger Agreement by Elkay stockholders. For more information about the closing conditions to the Merger pursuant to the Merger Agreement, please see the section entitled “The Merger Agreement.”
•
The Merger Agreement also provides for certain termination rights for both Zurn and Elkay, including if the Merger is not consummated on or before November 14, 2022, with an extension of three months if the parties are awaiting approval under HSR. For more information about the termination rights under the Merger Agreement, please see the section entitled “The Merger Agreement.”

•
The proposed Merger involves numerous risks. For more information about these risks, please see the section entitled “Risk Factors.”

v

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS FOR THE SPECIAL MEETING OF ZURN
Q.
Why am I receiving this proxy statement/prospectus/consent solicitation statement?
A.
Zurn has entered into the Merger Agreement providing for the acquisition of all of the outstanding shares of capital stock of Elkay, for aggregate consideration consisting of up to 52.5 million shares of Zurn Common Stock, subject to adjustment as provided in the Merger Agreement. While you are not required to vote on the Merger or the Merger Agreement, you are being asked to consider and vote upon:
•
a proposal to approve the issuance of shares of Zurn Common Stock, par value $0.01 per share, to be issued pursuant to the Merger Agreement, pursuant to the New York Stock Exchange (“NYSE”) Rule 312.03(c) (the “Merger Share Issuance Proposal”);

•
a proposal to approve an amendment to the Zurn Water Solutions Corporation Performance Incentive Plan to increase the number of shares of Zurn Common Stock available for awards thereunder by 1,500,000 shares and to make corresponding changes to certain share limitations under the Plan (the “PIP Amendment Proposal”), which amendment is primarily due to the significant increase in the number of employees who may be eligible for awards under the Plan if the Merger is consummated; and

•
a proposal to approve one or more adjournments of the Special Meeting, if necessary, to permit solicitation of additional votes if there are insufficient votes to approve the Merger Share Issuance Proposal or the PIP Amendment Proposal (the “Adjournment Proposal”).

The consummation of the Merger is conditioned upon the approval by the Zurn stockholders of the Merger Share Issuance Proposal. The PIP Amendment Proposal is conditioned upon the approval by the Zurn stockholders of the Merger Share Issuance Proposal. The Merger Share Issuance Proposal is not conditioned upon the approval by the Zurn stockholders of the PIP Amendment Proposal. This proxy statement/prospectus/consent solicitation statement and its Annexes contain important information about the proposed Merger and the other matters to be acted upon at the Special Meeting. You should read this proxy statement/prospectus/consent solicitation statement and its Annexes carefully and in their entirety.
Your vote is important. Stockholders of Zurn are encouraged to submit proxies as soon as possible after carefully reviewing this proxy statement/prospectus/consent solicitation statement and its Annexes.
Q.
What are the Board’s voting recommendations on each proposal?
A.
The Zurn Board recommends that you vote “FOR” the Merger Share Issuance Proposal, “FOR” the PIP Amendment Proposal and “FOR” the Adjournment Proposal.
Q.
What will happen in the Merger?
A.
Pursuant to the Merger Agreement, upon the terms and subject to the conditions set forth therein, Zurn will acquire all of the issued and outstanding equity interests of Elkay by means of a merger of a newly formed, wholly-owned subsidiary of Zurn into Elkay, and Elkay will become a wholly-owned subsidiary of Zurn. In connection with the Merger, the Elkay stockholders are expected to receive up to 52.5 million newly issued shares of Zurn Common Stock, which on a pro forma basis assuming closing of the Merger on December 31, 2021 (and assuming no adjustments pursuant to the Merger Agreement), would have represented approximately 29% of the outstanding shares of Zurn Common Stock on a fully diluted basis as of such date.

Q.
How has the announcement of the Merger affected the trading price of the Zurn Common Stock?
A.
On February 11, 2022, the trading day immediately before the public announcement of the Merger, the closing price of the Zurn Common Stock on the NYSE was $29.79. On February 14, 2022, the date the transaction was publicly announced, the closing price of the Zurn Common Stock on the NYSE was $33.40. During the five-day trading period after the public announcement of the Merger, the average closing price of the Zurn Common Stock on the NYSE was $33.90. On      , 2022, the last practicable trading date prior to the mailing of this proxy statement, the closing price of the Zurn Common Stock on the NYSE was $      .
Q.
How will the Merger impact the Common Stock outstanding after the Merger?
A.
Upon completion of the Merger, the Elkay stockholders are expected to receive up to 52.5 million newly issued shares of Zurn Common Stock, which on a pro forma basis assuming closing of the Merger on December 31, 2021 (and assuming no adjustments pursuant to the Merger Agreement), would have represented approximately 29% of the outstanding shares of Zurn Common Stock on a fully diluted basis as of such date. In addition, following the consummation of the Merger, Zurn will change its name to “Zurn Elkay Water Solutions Corporation” and Zurn Common Stock will continue to trade under its current ticker symbol, “ZWS.”
Q.
What will happen to my Zurn Common Stock?
A.
Nothing. You will continue to own the same Zurn Common Stock that you owned prior to the Effective Time. As a result of the Merger Share Issuance Proposal, however, the overall ownership percentage of the current holders of Zurn Common Stock in Zurn will be diluted if the Merger is consummated.
Q.
Will the management of Zurn or the Board change upon consummation of the Merger?
A.
Concurrently with the closing of the Merger, Zurn will increase the size of the Zurn Board by two and appoint two Elkay representatives (Timothy Jahnke and Errol Halperin) to the Zurn Board to fill the newly created seats. Todd Adams will continue to be Chair of the Board and Chief Executive Officer of Zurn, Craig Wehr will continue to lead the Zurn business as President and Ted Hamilton will continue to lead the Elkay business as President of Elkay Plumbing. In addition, pursuant to a Board Observer Agreement, Ronald Katz, retired Chairman of Elkay’s Board, will have the right to attend and observe meetings of the Zurn Board, subject to certain exceptions and qualifications.
Q.
What conditions must be satisfied to complete the Merger?
A.
There are a number of closing conditions set forth in the Merger Agreement, including the expiration of the applicable waiting period under HSR, with such waiting period having expired on March 30, 2022, and the required approval by Zurn’s stockholders of the Merger Share Issuance Proposal. For a summary of the conditions that must be satisfied or waived prior to completion of the Merger, please see the section entitled “The Merger Agreement.”
Q.
What is a proxy?
A.
A proxy is a person you appoint to vote on your behalf as a stockholder of Zurn. When you submit a proxy, whether via the Internet or telephone or by completing and returning the enclosed proxy card, you will be designating each of Todd A. Adams, Mark W. Peterson and Jeffrey J. LaValle as your proxies, with power of substitution. Zurn solicits proxies so that as many shares of Zurn Common Stock as possible may be present and voted at the Special Meeting. Each stockholder of Zurn must complete and return the enclosed proxy card or submit a proxy by phone or Internet to have his, her or its shares voted by proxy as contemplated by this proxy statement/prospectus/consent solicitation statement.
Q.
How will my proxy vote my shares?
A.
Your proxies will be voted in accordance with your instructions. If you submit a proxy via the Internet or telephone or complete and return your proxy card but do not provide instructions on how to vote, your shares will be voted FOR the Merger Share Issuance Proposal, FOR the PIP Amendment Proposal, and FOR the Adjournment Proposal. Also, your proxy card or your proxy submitted via phone or internet will give your proxies authority to vote, using their best judgment, on any other business that properly comes before the meeting.
Q.
When and where will the Zurn Special Meeting be held?
A.
The Special Meeting will be held at Zurn’s corporate offices at 511 W. Freshwater Way, Milwaukee, Wisconsin 53204 on           at           Central Time.
Q.
When were the enclosed solicitation materials first given to the holders of Zurn Common Stock?
A.
This proxy statement/prospectus/consent solicitation statement and the accompanying proxy card are first being mailed to holders of Zurn Common Stock, on or about      . Zurn is also making its proxy materials available to each stockholder of Zurn on the Internet. You may read, print and download this proxy statement/prospectus/consent solicitation statement at https://zurnwatersolutions.com/ and           . On an ongoing basis, holders of Zurn Common Stock may request to receive proxy materials in printed form by mail or electronically by email.
Q.
Who is entitled to vote, and how many votes do I have?
A.
You may vote if you held Zurn Common Stock at the close of business on      , which is referred to as the Zurn Record Date for the Special Meeting. For each item presented for voting, you have one vote for each share you owned at the close of business on the Zurn Record Date.

Q:
What constitutes a quorum, and what vote is required to approve each proposal at the Zurn Special Meeting?
A:
A quorum is the presence at the Special Meeting in person or by proxy of stockholders holding a majority of the issued and outstanding shares of Zurn Common Stock entitled to vote at the Special Meeting. Because there were       shares of Zurn Common Stock outstanding on the Zurn Record Date for the Special Meeting, the quorum for the Special Meeting requires the presence at the meeting in person or by proxy of holders of Zurn Common Stock holding at least           shares.
If a quorum is present at the Special Meeting, each proposal presented to the Special Meeting will be approved if the holders of a majority of shares entitled to vote thereon, present in person or represented by proxy, affirmatively vote to approve the proposal at the Special Meeting. Abstentions will be counted as votes against a proposal. Additionally, if you hold your shares of Zurn Common Stock in “street name”, except with respect to “routine” matters on which brokers are permitted to vote by the rules of the NYSE, your bank, broker or other nominee cannot vote your shares without your instructions. The Merger Share Issuance Proposal, the PIP Amendment Proposal and the Adjournment Proposal are considered “non-routine” matters. As such, if you hold your shares in street name, the failure to instruct your bank, broker or other nominee how you wish to vote your shares with respect to the Merger Share Issuance Proposal, the PIP Amendment Proposal or the Adjournment Proposal will result in the bank, broker or other nominee being unable to vote your shares on those proposals, and assuming that a quorum is present at the Special Meeting, your shares will have no effect on the outcome of the proposals.
Q.
What is the difference between a stockholder of record and a stockholder who holds stock in street name?
A.
Stockholders of Record:   If your shares are registered in your name with American Stock Transfer & Trust Company, LLC (“AST”), you are a stockholder of record with respect to those shares and the proxy materials were sent directly to you.
Street Name Holders:   If you hold your shares in an account at a bank or broker, then you are the beneficial owner of shares held in street name. The proxy materials were forwarded to you by your bank or broker, who is considered the stockholder of record for purposes of voting at the Special Meeting. As a beneficial owner, you have the right to direct your bank or broker on how to vote the shares held in your account for the shares to be voted at the Special Meeting.
Q:
How can I vote my shares and participate at the Zurn Special Meeting?
A:
If you are the record holder of your shares, you may cause your shares to be present and voted at the Special Meeting by (i) submitting a proxy using your proxy card (see the next question), (ii) submitting a proxy via the Internet, (iii) submitting a proxy by phone, or (iv) attending in person and voting at the Special Meeting. If your shares are held in street name, your broker, bank or other nominee is required to provide you with instructions for voting your shares.
Internet Access:   Record holders with Internet access may submit proxies by following the “Vote by Internet” instructions on their proxy cards. Stockholders who hold shares beneficially in street name may be able to submit their voting instructions by accessing the website specified on the voting instruction cards provided by their brokers, banks or other nominees. Please check the voting instruction card for Internet voting availability.
By Phone:   Record holders may submit proxies by following the “Vote by Phone” instructions on their proxy cards. Stockholders who hold shares beneficially in street name may be able to submit their voting instructions by phone by calling the number specified on the voting instruction card provided by their brokers, broker or other nominees. Please check the voting instruction card for telephonic voting availability.
Q.
How do I submit a proxy to vote my shares by mail using my proxy card?
A.
Step 1:   Check the box marked “FOR” if you would like your shares to be voted for a proposal. If you are opposed to a proposal, check the box, “AGAINST.” If you do not wish to have your shares voted for a proposal, mark the box “ABSTAIN.” IF NO DIRECTION IS MADE, YOUR SHARES WILL BE VOTED IN ACCORDANCE WITH THE BOARD’S RECOMMENDATIONS AS SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS/CONSENT SOLICITATION.
Step 2:   Sign and date your proxy card. IF YOU DO NOT SIGN AND DATE YOUR PROXY CARD, YOUR SHARES WILL NOT BE VOTED PURSUANT TO THAT PROXY.
Step 3:   Mail your proxy card in the pre-addressed, postage-paid envelope.
Q.
How do I vote if I am a beneficial holder of shares held in street name?
A.
If your shares are held by a bank, broker or other holder of record in “street name,” you should receive a voting instruction form (“VIF”), along with a copy of this proxy statement/prospectus/consent solicitation statement.
Your bank, broker or other holder of record (or designee thereof) will vote your shares in accordance with the instructions on your returned VIF. You may instruct the holder of record to vote your shares by completing the VIF as outlined in the instructions on the form and signing, dating and returning the VIF in the prepaid envelope provided. You may also submit your voting instructions by phone or on the Internet if those options are made available to you by your bank, broker or other holder of record. Although most banks, brokers and other nominees offer these voting alternatives, availability and specific procedures vary. Please instruct your bank, broker or other holder of record how to vote your shares so that your vote can be counted. Please review your VIF for the date by which your instructions must be received in order for your shares to be voted.
Q:
If my Zurn Common Stock is held in street name by my bank, broker or other nominee, will my bank, broker or other nominee automatically vote those shares for me?
A:
No. Your bank, broker or other nominee will only be permitted to vote your Zurn Common Stock with respect to “routine” matters without instruction from you. Your bank, broker or other nominee may vote your Zurn Common Stock with respect to “non-routine” matters only if you instruct your bank, broker or other nominee how to vote. The Merger Share Issuance Proposal, the PIP Amendment Proposal and the Adjournment Proposal are “non-routine” matters. Additionally, your shares will be counted as present for the purposes of determining a quorum only if you provide voting instructions to your bank, broker or other nominee on one or more of the proposals. To make sure that your shares are present and voted with respect to each of the proposals, you should instruct your bank, broker or other nominee how you wish to vote your shares in accordance with the procedures provided by your bank, broker or other nominee regarding the voting of your shares.
Failing to instruct your bank, broker or other nominee how you wish to vote your shares with respect to the Merger Share Issuance Proposal, the PIP Amendment Proposal and the Adjournment Proposal will result in your shares not being counted in the determination of whether any of these proposals are approved.

x

Q:
If I hold my shares in street name, can I change my voting instructions after I have submitted voting instructions to my bank, broker or other nominee?
A:
If your shares are held in the name of a bank, broker or other nominee and you previously provided voting instructions to your bank, broker or other nominee, you should follow the instructions provided by your bank, broker or other nominee to revoke or change your voting instructions.
Q.
What if I receive more than one proxy card, direction card or VIF?
A.
This means that you have multiple accounts holding Zurn Common Stock. These may include accounts with AST or accounts with a bank, broker or other holder of record shares. In order to vote all of the Zurn Common Stock held by you in multiple accounts, you will need to vote separately the Zurn Common Stock held in each account. Please follow the voting instructions provided on each proxy card, direction card or VIF to ensure that all of your shares are voted.
You are encouraged to have all accounts registered in the same name and address whenever possible. You can do this by contacting AST at help@astfinancial.com, at its toll-free number (800) 937-5449 or on its website at https://www.astfinancial.com. If you receive more than one VIF, please contact the bank, broker or other holder of record holding your shares to determine whether you can consolidate your accounts.
Q.
May I change my vote?
A.
You may revoke a previously granted proxy and change your vote at any time before your shares are voted at the Special Meeting by taking any of the following actions:
•
filing with Zurn’s Corporate Secretary a revocation of a duly executed proxy by no later than      , on      ;

•
submitting by mail, a proxy card dated later than the proxy you wish to revoke by no later than      , on      ;

•
submitting a proxy on a later date via the Internet or by telephone by no later than           , on      ; or

•
attending the Special Meeting and voting (your attendance at the Special Meeting, in and of itself, will not revoke any previously granted proxy).

Q.
Is my vote important and how are the votes counted?
A.
Your vote is very important. Each share of Zurn Common Stock that you owned at the close of business on      , the Zurn Record Date, represents one vote. If you are a record holder and do not vote your shares, or if you hold your shares in street name and fail to provide instructions to your bank, broker or other nominee, you will not have a say on the important issues to be voted on at the Special Meeting. If many of Zurn’s stockholders do not vote, the stockholders who do vote may influence the outcome of the proposals in greater proportion than their percentage ownership of Zurn Common Stock.

Q.
What happens if the Special Meeting is adjourned?
A.
If the Special Meeting is adjourned, your proxy will still be valid and may be voted at the adjourned meeting. You will still be able to change or revoke your proxy until it is voted. Please see “May I change my vote?” above.
Q.
Who pays for the solicitation of proxies by Zurn?
A.
Zurn will pay for the solicitation of proxies. Zurn is soliciting proxies primarily by use of mail. However, Zurn may also solicit proxies in person, by phone, by facsimile, by courier or by electronic means. To the extent that directors, officers or other employees of Zurn participate in this solicitation, such persons will not receive any compensation for their participation, other than their normal compensation. Zurn will also reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for sending proxy materials to stockholders and obtaining their proxies.
Q.
How may I revoke my proxy after I have delivered it?
A.
A proxy may be revoked at any time before it is voted by sending written notice of revocation to the Secretary of Zurn, by delivering a later dated proxy (by one of the methods described above) or by attending and voting in person at the Special Meeting. The Secretary may be contacted at the following address: 511 W. Freshwater Way, Milwaukee, Wisconsin 53204.
Q:
What happens if I transfer my Zurn Common Stock after the Zurn Record Date but before the Special Meeting?
A:
The Zurn Record Date for the Special Meeting is earlier than the date of the Special Meeting. If you transfer your Zurn Common Stock after the Zurn Record Date for the Special Meeting but before the Special Meeting, you will, unless you have granted a proxy to the transferee, retain your right to vote at the Special Meeting.
Q:
As a holder of Zurn Common Stock, are there any risks that I should consider in deciding whether to vote for the approval of the proposals to be presented at the Special Meeting?
A:
Yes. You should read and carefully consider the risk factors set forth in “Risk Factors.” You also should read and carefully consider the risk factors contained in the reports Zurn files with the SEC, which are incorporated by reference into this proxy statement/prospectus/consent solicitation statement. Please see the section entitled “Where You Can Find More Information; Incorporation of Certain Documents by Reference.”

Q:
Where can I find the voting results of the Special Meeting?
A:
Zurn will announce preliminary voting results at the Special Meeting. Voting results will also be disclosed on a current report on Form 8-K filed with the SEC within four business days after the Special Meeting. Once filed, the Form 8-K will be available on Zurn’s and the SEC’s websites.
Q:
What should I do now?
A:
If you hold your shares of record, you should read this proxy statement/prospectus/consent solicitation carefully and, in its entirety, including the annexes, and return your completed, signed and dated proxy card by mail in the enclosed postage-paid envelope, or you may submit your proxy by phone or over the Internet as soon as possible so that your shares will be present at the Special Meeting and voted in accordance with your instructions. If you hold your shares in street name, you should read this proxy statement/prospectus/consent solicitation carefully and, in its entirety, including the annexes, and submit your voting instructions to your broker, bank or other nominee as soon as possible in accordance with their instructions so that your shares will be present at the Special Meeting and voted in accordance with your instructions.
Q.
Who can help answer my questions?
A.
If you have questions about the proposals or if you need additional copies of this proxy statement/prospectus/consent solicitation statement or the enclosed proxy card you should contact the Secretary of Zurn or:
Morrow Sodali LLC
Email: info@morrowsodali.com
Phone: (800) 662-5200 (Toll-Free)
(203) 658-9400.
To obtain timely delivery, Zurn stockholders must request the materials no later than five business days prior to the Special Meeting.
You may also obtain additional information about Zurn from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information; Incorporation of Certain Documents by Reference.”
Q.
How do I contact Zurn’s Secretary?
A.
You may contact Zurn’s Secretary by sending correspondence to:
Jeffrey J. LaValle
Vice President, General Counsel and Corporate Secretary
511 W. Freshwater Way
Milwaukee, Wisconsin 53204
The SEC has an informational website that provides stockholders with general information about how to cast their vote and why voting should be an important consideration for stockholders. You may access that information at www.sec.gov/spotlight/proxymatters.shtml or at www.investor.gov.

QUESTIONS AND ANSWERS ABOUT ELKAY’S CONSENT SOLICITATION
The following sections provide answers to frequently asked questions about Elkay’s Consent Solicitation. This section, however, provides only summary information. For a more complete response to these questions and for additional information, please refer to the cross-referenced sections.
Q.
Who is entitled to act by written consent to adopt the Merger Agreement?
A.
The Elkay board of directors (the “Elkay Board”) has set      , as the record date (the “Elkay Record Date”) for determining Elkay stockholders entitled to sign and deliver a written consent with respect to this consent solicitation. Holders of outstanding shares of Elkay Class A and Class M common stock, each with a par value of $0.01 per share (“Elkay Voting Stock”) as of the close of business on the Elkay Record Date will be entitled to adopt the Merger Agreement and take the other actions set forth therein pursuant to a written consent in lieu of a meeting using the form of written consent furnished with this proxy statement/prospectus/consent solicitation statement.
As of the close of business on the Elkay Record Date, there were approximately      shares of Elkay Voting Stock outstanding and entitled to consent to the adoption of the Merger Agreement.
Q.
What approval is required by Elkay stockholders to adopt the Merger Agreement?
A.
The Merger cannot be completed unless stockholders holding the requisite voting power of the outstanding shares of Elkay as of the close of business on the Elkay Record Date adopt the Merger Agreement and take the other actions set forth therein pursuant to a written consent in lieu of a meeting using the form of written consent furnished with this proxy statement/prospectus/consent solicitation statement. Approval of the Merger and adoption of the Merger Agreement requires a written consent to be executed and delivered by stockholders constituting the affirmative vote of the holders of two-thirds of the outstanding shares of Elkay’s capital stock entitled to vote, which is the Class A and Class M shares voting together as a class.
Following execution and delivery of the Merger Agreement, certain Elkay stockholders (collectively, the “Support Stockholders”) entered into Support Agreements (the “Support Agreements”) with Zurn and Merger Sub. The Support Stockholders beneficially own an aggregate of approximately 73% of the outstanding capital stock of Elkay entitled to vote as of the date of the Merger Agreement. On the terms and subject to the conditions set forth in the Support Agreements, each of the Support Stockholders has agreed, by (or effective as of no later than) 8:00 p.m. Central Time on the second business day following the date on which the Registration Statement is declared effective under the Securities Act of 1933, as amended (the “Securities Act”) (the “Consent Deadline”), to execute and deliver the written consent furnished with this proxy statement/prospectus/consent solicitation statement, thereby voting all of its respective outstanding shares of Elkay Voting Stock to adopt the Merger Agreement and approve the transactions contemplated thereby, including the Merger (the “Elkay Merger Proposal”). Such Support Stockholders have also provided a power of attorney to Zurn to, among other things, execute the written consent in the event such Support Stockholder does not provide its executed written consent by the Consent Deadline. Similarly, such Support Stockholders agreed in the Support Agreements to vote against any alternate transactions involving Elkay during the term of the Support Agreements.
The delivery of the written consent by each of the Support Stockholders pursuant to the Support Agreements will be sufficient to adopt the Merger Agreement. For a more detailed description of the Support

Agreements, see the section titled “The Ancillary Agreements” beginning on page 99 of this proxy statement/prospectus/consent solicitation statement.
Q.
Do any of Elkay’s directors or officers have interests in the Merger that may differ from or be in addition to the interests of Elkay stockholders?
A.
Elkay’s executive officers and certain non-employee directors may have interests in the Merger that may be different from, or in addition to, the interests of Elkay stockholders generally. The Elkay Board was aware of and considered these interests, among other matters, in approving the Merger Agreement and in recommending that the Merger Agreement be adopted by Elkay stockholders. For more information, see the section titled “The Merger — Interests of Certain Directors, Executive Officers and Affiliates of Elkay in the Merger” beginning on page 84 of this proxy statement/prospectus/consent solicitation statement.
Q.
How can I return my written consent?
A.
If you hold shares of Elkay Voting Stock as of the close of business on the Elkay Record Date, including if you are a Support Stockholder, and you wish to submit your consent to the Elkay Merger Proposal, you must fill out the enclosed written consent, date and sign it, and promptly return it to Elkay. If you are a Support Stockholder, you must submit your consent to the Elkay Merger Proposal and return it to Elkay by the Consent Deadline. You may return your written consent to Elkay by emailing a .pdf copy of your written consent to Christine Bedi at Christine.bedi@Elkay.com or by mailing your written consent to Elkay Manufacturing Company, 1333 Butterfield Road, Downers Grove, IL 60515, Attention: Christine Bedi.
Elkay does not intend to hold a stockholders’ meeting to consider the Elkay Merger Proposal, and, unless Elkay decides to hold a stockholders’ meeting for such purposes, you will be unable to vote by attending a stockholders’ meeting.
Q.
What is the deadline for returning my written consent?
A.
The Elkay Board has set      , Central Time, on      , 2022, as the targeted final date for the receipt of the written consent (the “Target Date”). Elkay reserves the right to extend the final date for the receipt of signatures to the written consent beyond the Target Date. Any such extension may be made without notice to Elkay stockholders. The Support Stockholders must submit their consent to the Elkay Merger Proposal and return it to Elkay by the Consent Deadline. Upon delivery of the written consent by each of the Support Stockholders pursuant to the Support Agreements the requisite number/percentage of votes will be obtained to approve the Merger and adopt the Merger Agreement.
Q.
I am an Elkay stockholder. Can I dissent and seek appraisal of my shares?
If you are an Elkay stockholder who does not deliver a written consent adopting the Merger Agreement, you will, if you comply with Section 262 of the Delaware General Corporation Law (the “DGCL”), be entitled to exercise appraisal rights if the Merger is consummated. Section 262 of the DGCL is attached as Annex K to this proxy statement/prospectus/consent solicitation statement. Failure to follow any of the statutory procedures set forth in Annex K will result in the loss or waiver of appraisal rights under Delaware law. Delaware law requires that, among other things, you send a written demand for appraisal to Elkay after receiving a notice that appraisal rights are available to you, which notice will be sent to non-consenting Elkay stockholders in the future. This proxy statement/prospectus/consent solicitation statement is not intended to constitute such a notice. Do not send in your demand before the date of such notice because a demand for appraisal made prior to the date of giving of such notice may not be effective to perfect your rights. For more information, see the section titled “Appraisal Rights” beginning on page 150 of this proxy statement/prospectus/consent solicitation statement.
Q.
What are the material U.S. federal income tax consequences of the merger to holders of outstanding shares of Elkay common stock, par value $0.01 per share (“Elkay Common Stock”)?
A.
The Merger is intended to qualify as a reorganization for federal income tax purposes, and Elkay is to receive a legal opinion to the effect that the Merger will so qualify. Accordingly, the tax consequences of the Merger to holders of Elkay Common Stock are as follows:
A holder who receives shares of Zurn Common Stock in exchange for shares of Elkay Common Stock will generally not recognize any gain or loss upon the Merger unless such holders also receive cash as a result of a positive adjustment to the Merger Consideration pursuant to the terms of the Merger Agreement, in which case the holders will generally recognize gain (but not loss) in an amount equal to the lesser of (1) the amount by which the sum of the fair market value of the Zurn Common Stock and cash received by a holder pursuant to the Merger exceeds such holder’s tax basis in its shares of Elkay Common Stock, and (2) the amount of cash received by such holder pursuant to the Merger (excluding any cash received in lieu of a fractional share of Zurn Common Stock, as discussed below).
Gain that holders of Elkay Common Stock recognize in connection with the Merger will generally constitute long-term capital gain if such holders have held their Elkay Common Stock for more than one year as of the effective date of the Merger, and will otherwise constitute short-term capital gain.
The United States federal income tax consequences described above may not apply to all holders of Elkay Common Stock. Your tax consequences will depend on your individual situation. In addition, you may be subject to state, local or foreign tax laws that are not discussed in this proxy statement/prospectus/consent solicitation statement. Accordingly, Elkay strongly urges each stockholder of Elkay to consult his, her or its tax advisor for a full understanding of the particular tax consequences of the Merger to you. For a more complete discussion of the material U.S. federal income tax consequences of the Merger, see the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 136.
Q.
Should Elkay stockholders send in their stock certificates now?
A.
No. Elkay stockholders SHOULD NOT send in any stock certificates now. If the Merger Agreement is adopted by Elkay stockholders holding the requisite voting power and the Merger is consummated, transmittal materials, with instructions for their completion, will be provided under separate cover to Elkay stockholders, including with respect to physical stock certificates and uncertificated shares, and the stock certificates and other applicable deliveries should be sent at that time in accordance with such instructions.
Q.
Who should I contact if I have any questions about the consent solicitation?
If you have any questions about the Merger or how to return your written consent, or if you need additional copies of this proxy statement/prospectus/consent solicitation statement or a replacement written consent, you should contact Elkay via email to Christine Bedi at Christine.bedi@Elkay.com.

SUMMARY
Overview of Zurn
Zurn is a growth-oriented, pure-play water business that designs, procures, manufactures, and markets what it believes is the broadest sustainable product portfolio of solutions to improve health, human safety and the environment. Zurn’s product portfolio includes professional grade water control and safety, water distribution and drainage, finish plumbing, hygienic and environmental and site works products for public and private spaces. Its heritage of innovation and specification have allowed it to provide highly engineered, mission-critical solutions to customers for decades and affords it the privilege of having long-term, valued relationships with market leaders. Zurn operates in a disciplined way and the Zurn Business System (“ZBS”) is its operating philosophy. Grounded in the spirit of continuous improvement, ZBS creates a scalable, process-based framework that focuses on driving superior customer satisfaction and financial results by targeting world-class operating performance throughout all aspects of Zurn’s business.
On October 4, 2021, Zurn and Regal Rexnord Corporation (then known as Regal Beloit Corporation) (“Regal”) completed a Reverse Morris Trust transaction (the “2021 RMT Transaction”) in which (i) substantially all the assets and liabilities of Zurn’s Process & Motion Control (“PMC”) business were transferred to a newly created subsidiary of Zurn (“Land”), (ii) the shares of Land were distributed to Zurn’s stockholders pro rata, and (iii) Land was acquired by Regal pursuant to Land’s merger with a subsidiary of Regal in which the stock of Land was converted into shares of Regal.
Overview of Elkay
Elkay, through the ElkayWater Solutions Business, is a leading manufacturer and distributor of innovative, high-quality water solutions and plumbing fixtures and plays a significant role in providing access to clean and hygienic water in a safe and sustainable way, catering to consumer health and wellness trends. With a heritage of industry leadership and reputation for quality that extends back over 100 years, Elkay offers a robust portfolio of innovative and complementary water solutions and plumbing fixtures, including drinking water delivery products, sinks, faucets, filtration solutions, enhanced water dispensers and ancillary components. This leading array of products caters to a number of nonresidential sectors, including, among others, education, healthcare and commercial, in addition to residential markets.
On March 6, 2022, Elkay completed the EIS Spin-Off, a spin-off of its Interior Systems business, which engages in (i) the manufacture and supply of seating and décor products to customers in various industries, (ii) the acting as a general contractor, subcontractor or furniture, fixtures and equipment supplier with respect to the renovation of hotel interiors and similarly structured properties and (iii) the manufacture and supply of various stainless steel products for global customers in the restaurant industry. The Interior Systems business represented approximately 30% of Elkay’s net sales in 2021, and the Elkay Water Solutions Business constituted the balance of net sales. Unless the context otherwise requires, references to “Elkay” refer to Elkay Manufacturing Company after giving effect to the EIS Spin-Off.
The Merger Agreement and Related Agreements
On February 12, 2022, Zurn and Elkay entered into a definitive agreement to combine Zurn with Elkay, pursuant to an Agreement and Plan of Merger (as may be amended from time to time, the “Merger Agreement”) by and among Zurn, Elkay, Zebra Merger Sub, Inc., a wholly-owned subsidiary of Zurn (“Merger Sub”), and Elkay Interior Systems International, Inc., as representative of the stockholders of Elkay (the “Stockholder Representative”). The Merger Agreement provides that among other matters, and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Elkay would merge with and into Merger Sub, with Elkay surviving as a wholly-owned subsidiary of Zurn (the “Merger”).
Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, at the effective time of the Merger (the “Effective Time”), Zurn will exchange the Merger Consideration for 100% of the outstanding equity interests of Elkay. Upon completion of the Merger, the Elkay stockholders are expected to receive up to 52.5 million newly issued shares of Zurn Common Stock, which on a pro forma basis assuming closing of the Merger on December 31, 2021 (and assuming no adjustments pursuant to the Merger

Agreement), would have represented approximately 29% of the outstanding shares of Zurn Common Stock on a fully diluted basis as of such date.
Zurn and Elkay agreed to customary representations, warranties and covenants in the Merger Agreement, including covenants relating to obtaining the requisite approvals of the respective stockholders of Zurn and Elkay. The Merger Agreement also contains customary indemnification obligations for certain matters and customary post-closing adjustments in respect of the working capital, indebtedness and cash of Elkay, in each case as finally determined as of the date of the closing of the Merger, which in the case of indemnification of Zurn and post-closing adjustments that result in a reduction to the Merger Consideration are the subject of customary escrow arrangements with respect to shares otherwise issuable by Zurn to the Elkay stockholders at the Effective Time.
The closing of the Merger is subject to customary conditions, including, among others, the absence of Laws or Orders by a Governmental Authority (each as defined in the Merger Agreement) of competent jurisdiction enjoining or prohibiting the consummation of the transactions contemplated by the Merger Agreement; the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR”) with such waiting period having expired on March 30, 2022; the required approvals by the respective stockholders of Zurn and Elkay; the Registration Statement having become effective in accordance with the provisions of the Securities Act of 1933, as amended (the “Securities Act”), and not being subject to any stop order suspending the Registration Statement; the shares of Zurn Common Stock to be issued in the Merger being approved for listing on the New York Stock Exchange as of the closing; the accuracy of the parties’ representations and warranties contained in the Merger Agreement (subject to certain materiality qualifications); the parties’ compliance with the covenants and agreements in the Merger Agreement in all material respects; and the absence of any material adverse effect on Zurn or Elkay. The Merger is expected to close in the third quarter of 2022.
Pursuant to the Merger Agreement, Elkay may not solicit or engage in negotiations with respect to alternative transaction proposals. Additionally, Zurn’s board may not change its recommendation to Zurn’s stockholders to approve the issuance of the Merger Consideration unless, prior to obtaining Zurn’s required stockholder approval, Zurn’s board of directors determines in good faith (after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation) that the failure to do so would be inconsistent with its fiduciary duties under applicable law, subject to the terms and conditions of the Merger Agreement.
The Merger Agreement contains certain customary termination rights, including, among others: the right of either party to terminate the Merger Agreement with mutual written consent; the right of either party to terminate the Merger Agreement if Zurn’s stockholders fail to approve the issuance of Zurn Common Stock in the Merger; the right of Zurn to terminate the Merger Agreement if Elkay does not deliver the Required Elkay Stockholder Approval by 8:00 p.m. Central Time on the second business day after the date the Registration Statement is declared effective under the Securities Act; the right of either party to terminate the Merger Agreement due to a material breach by the other party of any of its representations, warranties or covenants (which, if capable of being cured, is not cured within thirty (30) days after written notice of such breach) which would result in certain closing conditions not being satisfied; the right of either party to terminate the Merger Agreement if the Merger has not occurred by November 14, 2022, with an extension of three months if the parties are awaiting approval under the HSR Act; and the right of either party to terminate the Merger Agreement if the Merger or any of the other transactions contemplated by the Merger Agreement is permanently enjoined or prohibited by the terms of a final, non-appealable governmental order. The Merger Agreement further provides that, upon termination of the Merger Agreement under specified circumstances relating to a change in the recommendation of Zurn’s board of directors (the “Zurn Board”), Zurn will be required to pay Elkay a termination fee of $50.0 million.
Concurrently with the closing of the Merger, Zurn will increase the size of the Zurn Board by two and appoint two Elkay representatives to the Zurn Board (Timothy Jahnke and Errol Halperin). The name of the combined company will be Zurn Elkay Water Solutions Corporation. Todd Adams will continue to be Chair of the Zurn Board and Chief Executive Officer of Zurn, Craig Wehr will continue to lead the Zurn business as President and Ted Hamilton will continue to lead the Elkay business as President of Elkay Plumbing. Subject to applicable law, Zurn has also committed to procure that the Zurn Board declare quarterly dividends for each of the four fiscal quarters following the closing of the Merger such that the recipients of shares of Zurn Common Stock issued in the Merger, receive gross proceeds of at least fourteen million dollars ($14,000,000) in the aggregate during such period from dividends paid in respect of such shares of Zurn Common Stock.
This description of the Merger Agreement is qualified in its entirety by reference to the terms of the Merger Agreement, the form of which is attached hereto as Annex A.
Summary of the Ancillary Agreements
Concurrently with the execution and delivery of the Merger Agreement, Zurn entered into a Board Observer Agreement (the “Board Observer Agreement”) with Ronald Katz, retired Chairman of Elkay’s Board. The Board Observer Agreement provides that Mr. Katz will have the right to attend and observe meetings of the Zurn Board, subject to certain exceptions. Mr. Katz’s rights under the Board Observer Agreement will terminate upon the earliest of (i) at any time following the first anniversary of the closing of the Merger Mr. Katz, together with certain affiliates and related parties of Mr. Katz, no longer beneficially owning at least 5% of the shares of Zurn received by them in connection with the closing of Merger, (ii) Mr. Katz resigning in writing, or (iii) Mr. Katz’s death or disability.
Following the execution and delivery of the Merger Agreement, certain stockholders of Elkay (the “Support Stockholders”), solely in their respective capacities as Elkay stockholders entered into Support Agreements (the “Support Agreements”) with Zurn. The Support Stockholders, together with their affiliated entities, beneficially own an aggregate of approximately 73% of the shares of Elkay Voting Stock entitled to vote on the Elkay Merger Proposal. On the terms and subject to the conditions set forth in the Support Agreements, each Support Stockholder has agreed to vote all of its respective shares of outstanding shares of Elkay Voting Stock in favor of the Elkay Merger Proposal and the transactions contemplated thereby, and against any competing acquisition proposal. Such Support Stockholders have also provided a power of attorney to Zurn to, among other things, execute the written consent in the event such Support Stockholder does not provide its executed written consent by the Consent Deadline.
Concurrently with the execution and delivery of the Merger Agreement, certain stockholders of Elkay have entered into a Standstill and Lock-Up Agreement (the “Standstill Agreement”). Pursuant to the Standstill Agreement, each of certain stockholders of Elkay agreed, for a period of 18 months from the closing of the Merger, not to sell or transfer their shares of Zurn Common Stock, subject to certain exceptions. Such stockholders have also agreed, for a period of five years from the closing of the Merger, not to take certain actions with respect to potential change of control or related transactions or activities with respect to Zurn. Such stockholders, together with their affiliated entities, own an aggregate of approximately 76% of the shares of Elkay Voting Stock being acquired in the Merger.
Concurrently with the closing of the Merger, Zurn and certain stockholders of Elkay will enter into a Registration Rights Agreement, substantially in the form attached to the Merger Agreement (the “Registration Rights Agreement”), pursuant to which Zurn will grant such stockholders a right to demand registration of one public offering within the first three years following the closing of the Merger, subject to certain minimum and maximum thresholds and other customary conditions. Zurn will pay certain expenses of the parties incurred in connection with the exercise of their rights under the Registration Rights Agreement and indemnify them for certain securities law matters in connection with any registration statement.
The foregoing descriptions are qualified in their entirety by reference to the terms of the Board Observer Agreement, Support Agreements, Standstill Agreements and Registration Rights Agreement, the forms of which are attached hereto as Annexes B-E.
Proposal 1: Approval of the Merger Share Issuance Proposal
Pursuant to the Merger Agreement, Zurn is asking Zurn stockholders to approve, for purposes of complying with NYSE Rule 312.03(c), the issuance of Zurn Common Stock pursuant to the Merger Agreement. For more information about the issuance contemplated by the Merger Agreement, please see the section entitled “Proposal 1 — Approval of the Merger Share Issuance Proposal.” The Merger is conditioned upon, among other things, the approval of the Merger Share Issuance Proposal at the Special Meeting or any adjournment thereof.

Proposal 2: The PIP Amendment Proposal
Zurn is asking Zurn stockholders to vote on a proposal to amend the Zurn Water Solutions Corporation Performance Incentive Plan to increase the number of authorized shares of Zurn Common Stock under the Plan by 1,500,000 and to make corresponding changes to certain share limits on awards under the Plan. Zurn is proposing the PIP Amendment Proposal primarily due to the significant increase in the number of employees who may be eligible for awards under the Plan if the Merger is consummated. For more information about the PIP Amendment Proposal, please see the section entitled “Proposal 2 — The PIP Amendment Proposal.”
Proposal 3: The Adjournment Proposal
Zurn is asking Zurn stockholders to vote on a proposal to approve one or more adjournments of the Special Meeting, if necessary, to permit solicitation of additional votes if there are insufficient votes to approve the Merger Share Issuance Proposal or the PIP Amendment Proposal. Please see the section entitled “Proposal 3 — The Adjournment Proposal” for more information.
Date, Time and Place of Special Meeting
The Special Meeting will be held at 511 W. Freshwater Way, Milwaukee, WI 53204 on        at            Central Time, or at such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals.
Voting Power; Record Date
Only holders of Zurn Common Stock of record at the close of business on      , the Zurn Record Date, will be entitled to vote at the Special Meeting. Each stockholder of Zurn is entitled to one vote for each share of Zurn Common Stock owned at the close of business on the Zurn Record Date. If your shares of Zurn Common Stock are held in street name or are in a margin or similar account, you should contact your bank, broker or other holder of record to ensure that the shares you beneficially own are present and voted at the Special Meeting. On the Zurn Record Date, there were      shares of Zurn Common Stock outstanding and entitled to vote at the Special Meeting.
Proxy Solicitation
Proxies may be solicited by mail. Zurn has engaged Morrow Sodali LLC to assist in the solicitation of proxies. If a stockholder grants a proxy, it may still vote its shares online if it revokes its proxy before the Special Meeting.
Zurn will bear the entire cost of the proxy solicitation, including the preparation, assembly, printing, mailing and distribution of the proxy materials. Zurn will reimburse brokerage firms and other custodians for their reasonable out-of-pocket expenses for forwarding the proxy materials to Zurn’s stockholders. Directors, officers and employees of Zurn who solicit proxies will not be paid any additional compensation for soliciting proxies.
If a stockholder grants a proxy, it may still vote its shares in person by attending and voting at the Special Meeting. A stockholder may also change its vote by submitting a later-dated proxy, as described in the section entitled “Questions and Answers About the Proposals for the Special Meeting of Zurn — May I change my vote?”
Reasons for the Approval of the Merger and the Merger Share Issuance Proposal
In evaluating the Merger and the Merger Share Issuance Proposal, the Zurn Board consulted with Zurn management, as well as Zurn’s legal and financial advisors, and, in reaching its conclusion, considered a variety of factors, including the potential benefits of the Merger and the combination of Zurn and Elkay businesses, as well as the potential risks and potentially negative factors concerning the Merger, including the risk that the anticipated benefits of the combination may not be realized. The factors considered, including the potential benefits and risks are described below under “Zurn’s Reasons for the

Approval of the Merger and the Merger Share Issuance Proposal.” In addition, please see the section entitled “Risk Factors” section contained in this proxy statement/prospectus/consent solicitation statement.
Conditions to Closing of the Merger
Consummation of the Merger is subject to certain conditions set forth in the Merger Agreement, including the adoption of the of the Merger Agreement by the Elkay stockholders, approval of the Merger Share Issuance Proposal by the Zurn stockholders, as described herein, performance by the parties of their material covenants under the Merger Agreement, accuracy of representations and warranties set forth in the Merger Agreement (subject to a material adverse effect qualification), the absence of a material adverse effect (as defined in the Merger Agreement) with respect to either party, receipt of approvals or clearances or the expiration of applicable waiting periods under applicable antitrust, competition and foreign direct investment laws, and other customary closing conditions. For a more detailed description of the closing conditions, please see the section entitled “The Merger Agreement.”
Quorum and Required Vote for Proposals for the Special Meeting
A quorum of Zurn’s stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if the holders of a majority of the issued and outstanding shares entitled to vote as of the close of business on the Zurn Record Date are present in person or represented by proxy at the Special Meeting. Abstentions will count as present for the purposes of establishing a quorum. Broker non-votes, if any, will be counted for the purposes of determining the existence of a quorum at the Special Meeting only if a stockholder instructs its bank, broker or other nominee to vote its shares on at least one proposal. If you hold your shares of Zurn Common Stock in street name and you fail to instruct your bank, broker or other nominee on how to vote your shares of Zurn Common Stock on each of the proposals to be brought before the Special Meeting, your shares of Zurn Common Stock will not be counted as present for purposes of determining a quorum.
If a quorum is present at the Special Meeting, each proposal presented to the Special Meeting will be approved if the holders of a majority of shares entitled to vote thereon, present in person or represented by proxy, affirmatively vote to approve the proposal at the Special Meeting. Abstentions will be counted as votes against a proposal. Additionally, if you hold your shares of Zurn Common Stock in street name, except with respect to “routine” matters on which brokers are permitted to vote by the rules of the NYSE, your bank, broker or other nominee cannot vote your shares of Zurn Common Stock without your instructions. The Merger Share Issuance Proposal, the PIP Amendment Proposal and the Adjournment Proposal are considered “non-routine” matters. As such, if you hold your shares of Zurn Common Stock in street name, the failure to instruct your bank, broker or other nominee how you wish to vote your shares of Zurn Common Stock with respect to the Merger Share Issuance Proposal, the PIP Amendment Proposal or the Adjournment Proposal will result in the bank, broker or other nominee being unable to vote your shares of Zurn Common Stock on those proposals, and assuming that a quorum is present at the Special Meeting, your shares of Zurn Common Stock will have no effect on the outcome of the proposals.
The Merger is conditioned upon, among other things, the approval of the Merger Share Issuance Proposal at the Special Meeting. The Merger is not conditioned on the approval of the other proposals to be considered at the Special Meeting.
It is important for you to note that, in the event the Merger Share Issuance Proposal does not receive the requisite vote for approval, Zurn will not consummate the Merger.
Opinion of Evercore, Zurn’s Financial Advisor (Please see the section entitled “The Merger — Opinion of Evercore, Zurn’s Financial Advisor” beginning on page 54)
Zurn retained Evercore Group L.L.C. (“Evercore”) to act as financial advisor to Zurn and the Zurn Board to provide financial advice and assistance in connection with the Merger. As part of this engagement, the Zurn Board requested that Evercore evaluate the fairness, from a financial point of view, to Zurn of the Merger Consideration (which, for purposes of Evercore’s financial analysis and opinion, means up to 52.5 million newly issued shares of Zurn Common Stock) to be paid to the Elkay stockholders in the Merger. At a meeting of the Zurn Board held on February 11, 2022, Evercore rendered to the Zurn Board its opinion to the effect that, as of that date and based upon and subject to the assumptions, limitations, qualifications and conditions described in Evercore’s opinion, the Merger Consideration to be paid to the Elkay stockholders in the Merger was fair, from a financial point of view, to Zurn.
Evercore’s opinion was addressed to, and provided for the information and the benefit of, the Zurn Board (in its capacity as such) and only addressed the fairness, from a financial point of view, of the Merger Consideration to be paid to the Elkay stockholders in the Merger and did not address any other aspect of the Transaction (which, for purposes of Evercore’s financial analysis and opinion, refers to the Merger and the other transactions contemplated by the Merger Agreement) or any other matter. Evercore’s opinion did not address the relative merits of the Transaction as compared to other business or financial strategies that might have been available to Zurn, nor did it address the underlying business decision of Zurn to engage in the Transaction. The summary of Evercore’s opinion in this proxy statement/prospectus/consent solicitation statement is qualified in its entirety by reference to the full text of its written opinion, dated February 11, 2022, which is attached hereto as Annex F and sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken by Evercore in rendering its opinion. However, neither Evercore’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement/prospectus/consent solicitation statement are intended to be, and do not constitute, a recommendation to the Zurn Board or to any other persons in respect of the Transaction, including as to how any holder of shares of Zurn Common Stock should vote or act in respect of the Transaction. Please see the section entitled “The Merger  — Opinion of Evercore, Zurn’s Financial Advisor.”
Recommendation to the Zurn Stockholders
The Zurn Board believes that each of the Merger Share Issuance Proposal, the PIP Amendment Proposal and the Adjournment Proposal, as presented at the Special Meeting, is in the best interests of Zurn and Zurn’s stockholders and unanimously recommends that its stockholders vote “FOR” the Merger Share Issuance Proposal, “FOR” the PIP Amendment Proposal and “FOR” the Adjournment Proposal.
Elkay’s Solicitation Of Written Consents
The stockholders of Elkay are being asked to execute and deliver a written consent in the form attached as Annex G to, among other matters set forth therein, adopt the Elkay Merger Proposal.
Written consents from the affirmative vote of the holders of two-thirds of the outstanding shares of Elkay’s capital stock entitled to vote, voting as one class, are required to approve the Elkay Merger Proposal.Following the execution and delivery of the Merger Agreement, the Support Stockholders, solely in their respective capacities as Elkay stockholders, entered into the Support Agreements. The Support Stockholders, together with their affiliated entities, beneficially own an aggregate of approximately 73% of the shares of Elkay Voting Stock entitled to vote on the Merger. On the terms and subject to the conditions set forth in the Support Agreements, each of the Support Stockholders has agreed, by (or effective as of no later than) 8:00 p.m. Central Time on the second business day following the date on which the Registration Statement is declared effective under the Securities Act of 1933, as amended (the “Securities Act”) (the “Consent Deadline”), to execute and deliver the written consent furnished with this proxy statement/prospectus/consent solicitation statement, thereby voting all of its respective outstanding shares of Elkay Voting Stock to adopt the Merger Agreement and approve the transactions contemplated thereby, including the Merger (the “Elkay Merger Proposal”). Such Support Stockholders have also provided a power of attorney to Zurn to, among other things, execute the written consent in the event such Support Stockholder does not provide its executed written consent by the Consent Deadline. Similarly, such Support Stockholders agreed in the Support Agreements to vote against any alternate transactions involving Elkay during the term of the Support Agreements. The delivery of the written consent by each of the Support Stockholders pursuant to the Support Agreements will be sufficient to approve the Elkay Merger Proposal For a more detailed description of the Support Agreements, see the section titled “The Ancillary Agreements — Summary of the Ancillary Agreements” beginning on page 99 of this proxy statement/prospectus/consent solicitation statement.
Elkay stockholders are urged to return a completed, dated and signed written consent by the target date, which is currently      , Central Time, on      , 2022. For a more detailed description of the Elkay

consent solicitation and the requested delivery by Elkay stockholders of the written consent approving the Elkay Merger Proposal, please see the section titled “Elkay’s Solicitation of Written Consents” beginning on page 40 of this proxy statement/prospectus/consent solicitation statement.
Recommendation to the Elkay Stockholders
The Elkay Board has unanimously declared that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to and in the best interests of Elkay and its stockholders, approved the Merger Agreement and recommended that Elkay stockholders adopt the Merger Agreement.
Accounting Treatment
The Merger will be accounted for using the acquisition method of accounting for business combinations. The allocation of the preliminary estimated Merger Consideration will be based upon Zurn management’s estimates of, and assumptions related to, the fair value of assets to be acquired and liabilities to be assumed. The combined company expects to finalize the allocation of the Merger Consideration as soon as practicable after completion of the Merger, but the combined company is not required to finalize such allocation for one year from the closing date of the Merger.
Risk Factors
In evaluating the proposals to be considered and voted on at the Special Meeting, in the case of the Zurn stockholders, or deciding whether to consent to the Merger, in the case of the Elkay stockholders, you should carefully review and consider the risk factors set forth under the section entitled “Risk Factors” of this proxy statement/prospectus/consent solicitation statement and in the Zurn Annual Report on Form 10-K for the fiscal year ended December 31, 2021. The occurrence of one or more of the events or circumstances described in that section, alone or in combination with other events or circumstances, may have a material adverse effect on (i) the ability of Zurn and Elkay to complete the Merger and (ii) the business, cash flows, financial condition and results of operations of Zurn or Elkay prior to and following the consummation of the Merger.

Summary Historical Financial Information of Zurn
The following summary consolidated statements of operations data for the year ended December 31, 2021, the nine month transition period ended December 31, 2020 (the “Transition Period”) and the fiscal year ended March 31, 2020, and the summary consolidated balance sheet data as of December 31, 2021 and 2020 are derived from Zurn’s audited consolidated financial statements included in Zurn’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, which is incorporated by reference into this proxy statement/prospectus/consent solicitation statement. The Transition Period consisted of the nine-month period from April 1, 2020, to December 31, 2020. Fiscal years prior to and including fiscal year 2020 ended on March 31 of the corresponding calendar year. Zurn completed the 2021 RMT Transaction on October 4, 2021, and, accordingly, the results of operations and financial condition associated with PMC have been reclassified to discontinued operations for all periods presented. Cash flow data includes results of PMC. Balance sheet data as of December 31, 2020, includes PMC.
	Year Ended December 31, 2021	Nine Month Transition Period Ended December 31, 2020	Year Ended March 31, 2020
	(In millions, except share and per share data)
Statements of Operations Data:
Net sales	$910.9	$562.7	$710.1
Cost of sales	537.7	309.4	387.5
Gross profit	373.2	253.3	322.6
Selling, general and administrative expenses	239.0	153.7	196.4
Restructuring and other similar charges	3.7	1.7	1.2
Amortization of intangible assets	23.5	16.9	20.9
Income from operations	107.0	81.0	104.1
Non-operating (expense) income:
Interest expense, net	(34.7)	(33.3)	(56.6)
Loss on the extinguishment of debt	(20.4)	—	(2.0)
Actuarial gain (loss) on pension and postretirement obligations	1.2	(0.3)	(20.9)
Other expense, net	(0.7)	(1.9)	(1.2)
Income from continuing operations before income taxes	52.4	45.5	23.4
Provision for income taxes	(2.7)	(10.5)	(4.4)
Net income from continuing operations	49.7	35.0	19.0
Income from discontinued operations, net of tax	71.2	83.2	161.1
Net income	120.9	118.2	180.1
Dividends on preferred stock	—	—	(14.4)
Net income attributable to Zurn common stockholders	120.9	118.2	165.7
Basic net income per share attributable to Zurn common stockholders:
Continuing operations	$0.41	$0.29	$0.04
Discontinued operations	$0.59	$0.69	$1.44
Net income	$1.00	$0.98	$1.48

	Year Ended December 31, 2021	Nine Month Transition Period Ended December 31, 2020	Year Ended March 31, 2020
	(In millions, except share and per share data)
Diluted net income per share attributable to Zurn common stockholders:
Continuing operations	$0.40	$0.28	$0.04
Discontinued operations	$0.57	$0.68	$1.41
Net income	$0.97	$0.96	$1.45
Weighted-average number of shares outstanding (in thousands):
Basic	121,493	120,428	111,689
Effect of dilutive equity awards	3,621	2,771	2,576
Diluted	125,114	123,199	114,265
Other Data(1):
Net cash provided by (used for):
Operating activities	$223.6	$196.3	$298.6
Investing activities	(21.9)	(122.5)	(123.1)
Financing activities	(356.2)	(409.6)	114.9
Balance Sheet Data (at period end)(2):
Cash and cash equivalents	$96.6	$62.3
Total assets	1,077.7	3,401.1
Total debt(3)	539.5	1,118.3
Stockholders’ equity	126.4	1,439.3

(1)
Cash flow data includes results of PMC.

(2)
Balance sheet data as of December 31, 2020, includes PMC.

(3)
Total debt includes unamortized debt-issuance costs and current portion of long-term debt and finance lease obligations.

Summary Historical Financial Information of Elkay
Set forth below is summary historical consolidated financial data of Elkay for the periods ended on and as of the dates indicated. The consolidated statements of operations and consolidated statements of cash flows data for each of the fiscal years ended January 1, 2022, January 2, 2021, and December 28, 2019, and the summary consolidated balance sheet data as of January 1, 2022 and January 2, 2021, were derived from Elkay’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus/consent solicitation statement. Elkay’s historical results are not necessarily indicative of future results of operations. The summary historical consolidated financial and other data set forth below should be read in conjunction with the section entitled “Elkay’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Elkay’s historical consolidated financial statements and the notes related thereto, included elsewhere in this proxy statement/prospectus/consent solicitation statement.
Statements of Operations Data:
(In thousands)	2021(1)	2020(1)	2019(1)
Net sales	$566,824	$470,779	$451,377
Cost of sales	372,943	291,754	276,144
Gross profit	193,881	179,025	175,233
Selling, general and administrative expenses	142,813	125,015	113,263
Amortization of intangible assets	951	614	1,223
Income from operations	50,117	53,396	60,747
Non-operating expense:
Interest expense, net	(206)	—	(75)
Actuarial loss on pension	(547)	(362)	(203)
Other (expense) income, net	8,871	4,336	6,880
Income from continuing operations before income taxes	58,235	57,370	67,349
(Provision) benefit for income taxes	(12,070)	(12,528)	(12,556)
Net income (loss) from continuing operations	46,165	44,842	54,793
Income from discontinued operations, net of tax
Net income (loss)	$46,165	$44,842	$54,793
Other Data:
Net cash provided by (used for):
Operating activities	$22,136	$60,450	$46,553
Investing activities	178,298	(23,205)	(134,087)
Financing activities	(184,447)	(29,867)	83,010
Balance Sheet Data:
Cash and cash equivalents	$65,822	$50,035
Total assets	474,096	588,348
Total debt(2)	49,718	—	—
Stockholders’ equity	216,973	409,383

(1)
The accompanying consolidated carve-out financial statements are presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). All significant intercompany accounts and transactions are eliminated in consolidation. Elkay’s fiscal year ends on the Saturday closest to December 31. The consolidated carve-out financial statements have been prepared from the books and records maintained by Elkay Manufacturing Company (the “Parent”).

(2)
On December 16, 2021, Elkay entered into a credit agreement (the “Credit Agreement”) with a syndicate of banks led by JPMorgan Chase, N.A. The Credit Agreement, and borrowings thereunder will be used for general corporate purposes.

Subject to certain exclusions, the debt is secured by substantially all of Elkay’s assets and the assets of Elkay’s two domestic subsidiaries and by a pledge of the capital stock of Elkay’s domestic subsidiaries. Additionally, except with respect to certain excluded subsidiaries, Elkay’s domestic subsidiaries also guarantee the repayment of all amounts due under the Credit Agreement. If an event of default occurs and is continuing, on the terms and subject to the conditions set forth in the Credit Agreement, amounts outstanding under the facility may be accelerated and may become or be declared immediately due and payable. Borrowings under the facility are used for refinancing existing debt, working capital, capital expenditures, acquisitions, and other general corporate purposes.

Summary Pro Forma Financial Information
The following table presents selected unaudited pro forma combined financial information about the financial condition and results of operations of the combined company after giving effect to the Merger. The selected unaudited pro forma combined statement of operations data for the year ended December 31, 2021 gives effect to the Merger as if the Merger had taken place on January 1, 2021; such selected unaudited pro forma combined statement of operations data for the year ended December 31, 2021 also gives effect to the 2021 RMT Transaction as if it had taken place on January 1, 2021. The summary unaudited pro forma condensed combined balance sheet data gives effect to the Merger as if it had taken place on December 31, 2021. For more information, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information”.
You should read the tables below in conjunction with Zurn’s audited consolidated financial statements as of and for the year ended December 31, 2021, Elkay’s audited consolidated financial statements as of and for the year ended January 1, 2022, and the notes related to such financial statements included elsewhere or incorporated by reference in this proxy statement/prospectus/consent solicitation statement. The selected unaudited pro forma combined financial information set forth below has been presented for informational purposes only and is not necessarily indicative of what the combined financial condition or results of operations actually would have been had the Merger been completed as of the dates indicated. In addition, the summary unaudited pro forma combined financial information presented below does not purport to project the combined financial condition or operating results for any future period.
Pro Forma Statement of Operations Data
Year Ended December 31, 2021 (in millions, except share and per share amounts)
Net sales	$1,477.7
Gross profit	558.1
Income from operations	26.6
Net (loss)(1)	$(6.2)
Basic net loss per share attributable to Zurn common stockholders	$(0.04)
Diluted net loss per share attributable to Zurn common stockholders	$(0.03)
Weighted-average number of shares outstanding (in thousands):
Basic	173,993
Diluted	177,614
Pro Forma Balance Sheet Data
December 31, 2021 (in millions)
Total assets	$3,231.4
Total liabilities	1,409.3
Total stockholders’ equity	1,822.1

(1)
Pro forma net income recognizes certain expenses, including estimated merger-related costs, an adjustment to cost of sales for the amortization of the estimated step-up of value of Elkay’s inventory and adjustments to amortization for the step-up of value related to Elkay’s intangible assets. For more information on these items, see “Unaudited Pro Forma Condensed Combined Financial Information’’.

Risk Factor Summary
The following is only a summary of principal risks that are applicable to Zurn and Elkay before the Merger and the combined company after its consummation. These risks and other risks are discussed in greater detail under the section entitled “Risk Factors” beginning on page 16 of this proxy statement/prospectus/consent solicitation statement. Zurn and Elkay both encourage you to read and consider all of these risks carefully. For purposes hereof, “we”, “our” and “us” refers to Zurn and Elkay, respectively, before the Merger and the combined company after its consummation. Some of these risks include, but are not limited to, the following risks:
•
There can be no assurances when or if the Merger will be completed.

•
Obtaining required approvals and satisfying closing conditions may prevent or delay completion of the Merger.

•
Zurn and Elkay may be adversely affected by negative publicity related to the proposed Merger and in connection with other matters.

•
Zurn and Elkay will incur significant transaction costs in connection with the Merger.

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Until the completion of the Merger or the termination of the Merger Agreement in accordance with its terms, Zurn and Elkay are each prohibited from entering into certain transactions and taking certain actions that might otherwise be beneficial to Zurn or Elkay and their respective stockholders.

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Securities class action and derivative lawsuits may be brought against Zurn or Elkay in connection with the Merger, which could result in substantial costs and may delay or prevent the Merger from being completed.

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If the Merger is consummated, Zurn may be unable to successfully integrate Elkay’s business into its business or achieve the anticipated benefits of the Merger.

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Zurn’s and Elkay’s current stockholders will all have a reduced ownership and voting interest in the combined company after the Merger compared to their current ownership and will exercise less influence over management.

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Sales of substantial amounts of the Zurn Common Stock in the open market by the Elkay stockholders could depress Zurn’s stock price.

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The trading price and volume of Zurn Common Stock may be volatile following the Merger.

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The number of shares of Zurn Common Stock to be received by Elkay stockholders would be less than 52,500,000 shares of Zurn Common Stock, in the event of a negative net indebtedness/working capital adjustment pursuant to the Merger Agreement, or any recourse by Zurn to the shares of Zurn Common Stock to be held in escrow after the Merger.

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Certain stockholders of Elkay will have registration rights, the exercise of which could adversely affect the trading price of Zurn Common Stock.

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Our business and operations, and the operations of our suppliers, business partners and customers, have been, and are expected to continue to be adversely affected by the Covid-19 pandemic, and may be adversely affected by future outbreaks of infectious diseases.

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The markets in which we sell our products are highly competitive.

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The loss or financial instability of any significant customer or customers accounting for our backlog could adversely affect our business, financial condition, results of operations or cash flows.

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Increases in the cost, and/or the availability, of raw materials, including as a result of tariffs or other trade protection measures, could adversely affect our business, financial condition, results of operations or cash flows.

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Our inability to attract and retain key personnel, as well as challenges with respect to the management of human capital resources, in a highly competitive industry may adversely affect our business.

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Our debt levels could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry, inhibit us from making beneficial acquisitions, adversely impact our ability to implement our capital allocation strategy and prevent us from making debt service payments.
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Our goodwill and intangible assets are valued at an amount that is high relative to our total assets and in excess of our stockholders’ equity.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
All statements set forth or incorporated by reference into this proxy statement/prospectus/consent solicitation statement, other than historical fact or present financial information, may be deemed to be forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements that address activities, outcomes and other matters that should or may occur in the future, including, without limitation, statements regarding the financial position, business strategy, growth and other plans and objectives for Zurn’s or Elkay’s future operations, are forward-looking statements.
The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could,” “attempt,” “appears,” “forecast,” “outlook,” “estimate,” “project,” “potential,” “may,” “will,” “are likely,” “guidance,” “goal,” “model,” “target,” “budget” and other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. Statements may be forward looking even in the absence of these particular words. These forward-looking statements are based on Zurn’s current expectations and beliefs concerning future developments and their potential effect on Zurn. The forward-looking statements contained or incorporated by reference in this document are largely based on our expectations for the future, which reflect certain estimates and assumptions made by management. These estimates and assumptions reflect management’s best judgment based on currently known market conditions, operating trends, and other factors. Although Zurn believes such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond Zurn’s control. As such, management’s assumptions about future events may prove to be inaccurate. Zurn does not intend to publicly update or revise any forward-looking statements as a result of new information, future events, changes in circumstances, or otherwise. These cautionary statements qualify all forward-looking statements attributable to Zurn, or persons acting on our behalf. Zurn management cautions you that the forward-looking statements contained herein are not guarantees of future performance, and Zurn cannot assure you that such statements will be realized or that the events and circumstances they describe will occur.
These and other risks and uncertainties are described under the “Risk Factors” section of this proxy statement/prospectus/consent solicitation statement, and under Part I, Item 1A., “Risk Factors” and elsewhere in Zurn’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 (the “Annual Report”), which is incorporated herein by reference. In addition, Zurn may be subject to currently unforeseen risks that may have a materially adverse impact on it.
Should one or more of the risks or uncertainties described above or elsewhere in this proxy statement/prospectus/consent solicitation statement or in the documents incorporated by reference herein occur, or should underlying assumptions prove incorrect, Zurn’s actual results and plans could differ materially from those expressed in any forward-looking statements. Zurn specifically disclaims all responsibility to update publicly any information contained in a forward-looking statement or any forward-looking statement in its entirety and therefore disclaim any resulting liability for potentially related damages.

RISK FACTORS
You should carefully review and consider the following risk factors and the other information contained in this proxy statement/prospectus/consent solicitation statement, including the financial statements and notes to the financial statements incorporated by reference and included herein, in evaluating the Merger and the proposals to be voted on at the Special Meeting of Zurn’s stockholders. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may have an adverse effect on the business, cash flows, financial condition and results of operations of Zurn, Elkay or the combined company. You should also carefully consider the following risk factors in addition to the other information included in this proxy statement/prospectus/consent solicitation statement, including matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements.” Zurn, Elkay and the combined company may face additional risks and uncertainties that are not presently known to us, or that we currently deem immaterial, which may also impair Zurn’s or Elkay’s business or financial condition.
You should also carefully review and consider the risk factors with respect to Zurn included in Zurn’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, which is incorporated by reference into this proxy statement/prospectus/consent solicitation statement.
Risks Relating to the Merger
There can be no assurances when or if the Merger will be completed.
Although Zurn and Elkay expect to complete the Merger in the third quarter of 2022, there can be no assurances as to the exact timing of completion of the Merger or that the Merger will be completed at all. The completion of the Merger is subject to numerous conditions, including, among others:
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the absence of any law, order or injunction prohibiting the Merger;

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the accuracy of each party’s representations and warranties;

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each party’s compliance with its covenants and agreements contained in the Merger Agreement; and

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approval of the Merger Share Issuance Proposal by the stockholders of Zurn and the Elkay Merger Proposal by the stockholders of Elkay.

There can be no assurance that the conditions required to complete the Merger, some of which are beyond the control of Zurn and Elkay, will be satisfied or waived on the anticipated schedule, or at all.
Additionally, the Merger Agreement also provides for certain termination rights for both Zurn and Elkay, including if the Merger is not consummated on or before November 14, 2022, with an extension of three months if the parties are awaiting approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR”) with such waiting period having expired on March 30, 2022, and if stockholders of Zurn fail to approve the Merger Share Issuance Proposal or by either party if the other party breaches the Merger Agreement, subject to the cure rights set forth in the Merger Agreement.
Obtaining required approvals and satisfying closing conditions may prevent or delay completion of the Merger.
The Merger is subject to a number of conditions to closing as specified in the Merger Agreement. These closing conditions include, among others, obtaining Zurn stockholder approval of the Merger Share Issuance Proposal, obtaining Elkay stockholder approval of the Merger Agreement and Merger, the listing on the NYSE of the Zurn Common Stock issuable in accordance with the Merger Agreement, the expiration of applicable waiting period under U.S. and applicable foreign antitrust and competition laws and receipt of consents or approvals under applicable foreign direct investment laws, and the absence of governmental restraints or prohibitions preventing the consummation of the Merger. The obligation of each of Zurn and Elkay to consummate the Merger is also conditioned on, among other things, the accuracy of the representations and warranties as set forth by the other party in the Merger Agreement (subject to certain materiality qualifications) and the performance by the other party, in all material respects, of its obligations under the Merger Agreement required to be performed at or prior to the Effective Time. The required stockholder consents and approvals may not be obtained and the required conditions to closing may not be satisfied, and, if all required consents and approvals are obtained and the conditions are satisfied, no assurance can be given as to the terms, conditions and timing of such consents and approvals. Any delay in completing the Merger could cause Zurn and Elkay not to realize, or to be delayed in realizing, some or all of the benefits that Zurn and Elkay expect to achieve if the Merger is successfully completed within its expected time frame. For a more complete summary of the conditions that must be satisfied or waived prior to completion of the Merger, please see the section entitled “The Merger Agreement.”
The market price for Zurn Common Stock following the completion of the Merger may be affected by factors different from, or in addition to, those that historically have affected or currently affect the market prices of Zurn Common Stock.
Zurn’s businesses differ in some regards from those of Elkay and, accordingly, the results of operations of Zurn following completion of the Merger will be affected by some factors that are different from those currently or historically affecting the results of operations of Zurn. The results of operations of Zurn following the closing of the Merger may also be affected by factors different from those that currently affect or have historically affected Zurn. In addition, following the closing of the Merger, Zurn may seek to raise additional equity financing through one or more underwritten offerings and/or private placements and/or rights offerings, or issue stock in connection with acquisitions, which may result in downward pressure on the share price of the Zurn Common Stock. For a discussion of the businesses of each of Zurn and Elkay and some important factors to consider in connection with those businesses, please see the sections entitled “Information about Elkay — Elkay Overview” and “— Elkay’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the documents and information included elsewhere in, or incorporated by reference into, this proxy statement/prospectus/consent solicitation statement.
The opinions of Zurn’s and Elkay’s respective financial advisors will not reflect changes in circumstances between the signing of the Merger Agreement and the completion of the Merger.
Each of Zurn and Elkay have received an opinion from its respective financial advisors in connection with the signing of the Merger Agreement, but have not obtained updated opinions from their respective financial advisors as of the date of this proxy statement/prospectus/consent solicitation statement, and will not obtain updated opinions prior to the closing of the Merger. Changes in the operations and prospects of Zurn or Elkay, general market and economic conditions and other factors that may be beyond the control of Zurn or Elkay, and on which Zurn’s and Elkay’s financial advisors’ opinions were based, may significantly alter the value of Zurn or Elkay or the price of the shares of Zurn Common Stock by the time the Merger is completed. The opinions do not speak as of the time the merger will be completed or as of any date other than the date of such opinions. Because Zurn and Elkay do not currently anticipate asking their respective financial advisors to update their opinions, the opinions will not address the fairness of the Merger Consideration from a financial point of view at the time the Merger is completed.
For a description of the opinions that Zurn and Elkay received from their respective financial advisors, please see the sections entitled “The Merger — Opinion of Evercore, Zurn’s Financial Advisor,” “The Merger — Opinion of Citi, Elkay’s Financial Advisor” and “The Merger — Opinion of J.P. Morgan, Elkay’s Financial Advisor.”
Zurn and Elkay may be adversely affected by negative publicity related to the proposed Merger and in connection with other matters.
From time to time, political and public sentiment in connection with the proposed Merger and in connection with other matters could result in a significant amount of adverse press coverage and other adverse public statements affecting Zurn and/or Elkay. Adverse press coverage and other adverse statements, whether or not driven by political or public sentiment, may also result in investigations by regulators, legislators and law enforcement officials or in legal claims. Responding to these investigations and lawsuits, regardless of the ultimate outcome of the proceeding, can divert the time and effort of senior management from the management of Zurn’s and Elkay’s respective businesses. Addressing any adverse publicity, governmental scrutiny or enforcement or other legal proceedings is time consuming and expensive and, regardless of the factual basis for the assertions being made, can have a negative impact on the reputation of Zurn and Elkay, on the morale and performance of their employees and on their relationships with their respective regulators. It may also have a negative impact on their ability to take timely advantage of various business and market opportunities. The direct and indirect effects of negative publicity, and the demands of responding to and addressing it, may have a material adverse effect on Zurn’s and Elkay’s respective businesses, financial condition, results of operations and cash flows.
Failure to complete the Merger could have material and adverse effects on Zurn and/or Elkay.
If the Merger is not completed, due to the inability to satisfy any of the closing conditions or for any other reason, Zurn’s and/or Elkay’s ongoing business may be adversely affected and, without realizing any of the benefits of having completed the Merger, Zurn and Elkay will be subject to a number of risks, including the following:
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Zurn and Elkay will each be required to pay its costs relating to the Merger, such as legal and accounting, whether or not the Merger is completed;

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time and resources committed by Zurn’s management and employees and Elkay’s management and employees to matters relating to the Merger could otherwise have been devoted to pursuing other beneficial opportunities;

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the market price of the Zurn Common Stock could decline to the extent that the current market price reflects a market assumption that the Merger will be completed; and

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the Elkay stockholders would continue to hold Elkay Common Stock that is subject to restrictions on transfer and for which no public market currently exists.

In addition to the above risks, if the Merger Agreement is terminated under certain circumstances and the Zurn Board seeks another acquisition, Zurn may be required to pay Elkay a termination fee of $50.0 million and Zurn’s stockholders cannot be certain that Zurn will be able to find a party willing to enter into a transaction as attractive to Zurn as Elkay.
Zurn and Elkay may waive one or more of the closing conditions without re-soliciting stockholder approval.
Zurn and/or Elkay may determine to waive, in whole or part, one or more of the conditions to closing the Merger prior to Zurn and Elkay being obligated to consummate the Merger. Zurn and Elkay currently expect to evaluate the materiality of any waiver and its effect on their respective stockholders in light of the facts and circumstances at the time, to determine whether any amendment of this proxy statement/prospectus/consent solicitation statement or any re-solicitation of proxies is required in light of such waiver. Any determination whether to waive any condition to the Merger or to re-solicit stockholder approval or amending or supplementing this proxy statement/prospectus/consent solicitation statement as a result of a waiver will be made by Zurn and/or Elkay at the time of such waiver based on the facts and circumstances as they exist at that time.
Zurn and Elkay will be subject to business uncertainties while the Merger is pending, which could adversely affect their respective businesses.
In connection with the pendency of the Merger, it is possible that certain persons with whom Zurn or Elkay have a business relationship may delay or defer certain business decisions or might decide to seek to terminate, change or renegotiate their relationships with Zurn or Elkay, as the case may be, as a result of the Merger, which could negatively affect Zurn’s or Elkay’s revenues, earnings and cash flows as well as the market price of the Zurn Common Stock, regardless of whether the Merger is completed. Also, Zurn’s and Elkay’s ability to attract, retain and motivate employees may be impaired until the Merger is completed, and Zurn’s ability to do so may be impaired for a period of time thereafter, as current and prospective employees may experience uncertainty about their roles within Zurn following the Merger.
Under the terms of the Merger Agreement, Zurn and Elkay are subject to certain restrictions on the conduct of business prior to the consummation of the Merger, which may adversely affect Zurn’s and Elkay’s ability to execute certain of Zurn’s and Elkay’s business strategies, including the ability in certain cases to modify or enter into certain contracts, acquire or dispose of certain assets, incur or prepay certain indebtedness, incur encumbrances, make capital expenditures or settle claims. Such limitations could negatively affect Zurn’s and Elkay’s businesses and operations prior to the completion of the Merger.

Zurn and Elkay will incur significant transaction costs in connection with the Merger.
Zurn and Elkay have incurred and are expected to continue to incur a number of non-recurring costs associated with the Merger, combining the operations of Elkay with Zurn’s and achieving desired synergies. These costs have been, and will continue to be, substantial and, in many cases, each of Zurn and Elkay would bear its own transaction costs whether or not the Merger is completed. A substantial majority of non-recurring expenses will consist of transaction costs and include, among others, fees paid to financial, legal, accounting and other advisors and employee retention, severance, and benefit costs. Zurn will also incur costs related to formulating and implementing integration plans. Although Zurn expects that the elimination of duplicative costs, as well as the realization of synergies and efficiencies related to the integration of the assets and operations of Elkay, should allow Zurn to offset these transaction costs over time, this net benefit may not be achieved in the near term or at all. Moreover, if the Merger is not completed, Zurn and Elkay will each have incurred substantial expenses for which no ultimate benefit will have been received. Zurn and Elkay have incurred out-of-pocket expenses in connection with the Merger for investment banking, legal and accounting fees and financial printing and other costs and expenses, much of which will be incurred even if the Merger is not completed.
Until the completion of the Merger or the termination of the Merger Agreement in accordance with its terms, Zurn and Elkay are each prohibited from entering into certain transactions and taking certain actions that might otherwise be beneficial to Zurn or Elkay and their respective stockholders.
From and after the date of the Merger Agreement and prior to completion of the Merger, the Merger Agreement restricts Zurn and Elkay from taking specified actions without the consent of the other party and generally requires that the business of each company and its respective subsidiaries be conducted in all material respects in the ordinary course of business consistent with past practice. These restrictions may prevent Zurn or Elkay from making appropriate changes to their respective businesses or organizational structures or from pursuing attractive business opportunities that may arise prior to the completion of the Merger and could have the effect of delaying or preventing other strategic transactions. Adverse effects arising from the pendency of the Merger could be exacerbated by any delays in consummation of the Merger or termination of the Merger Agreement.
Securities class action and derivative lawsuits may be brought against Zurn and/or Elkay in connection with the Merger, which could result in substantial costs and may delay or prevent the Merger from being completed.
Securities class action lawsuits and derivative lawsuits are often brought against companies that have entered into acquisition, merger or other business combination agreements that could prevent or delay the completion of the Merger and result in significant costs to Zurn and/or Elkay, including any costs associated with the indemnification of directors and officers. Even if such a lawsuit is without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on Zurn’s and/or Elkay’s liquidity and financial condition.
Lawsuits that may be brought against Zurn, Elkay or Zurn’s or Elkay’s directors could also seek, among other things, injunctive relief or other equitable relief, including a request to enjoin Zurn from consummating the Merger. One of the conditions to the closing of the Merger is that no injunction by any court or other tribunal of competent jurisdiction has been entered and continues to be in effect and no law has been adopted or is effective, in either case that prohibits or makes illegal the closing of the Merger. Consequently, if a plaintiff is successful in obtaining an injunction prohibiting completion of the Merger, that injunction may delay or prevent the Merger from being completed within the expected timeframe or at all, which may adversely affect Zurn’s and/or Elkay’s business, financial position and results of operation.
Zurn may record goodwill and other intangible assets that could become impaired and result in material non-cash charges to the results of operations of the combined company in the future.
Zurn will account for the Merger as an acquisition of a business in accordance with GAAP. Under the acquisition method of accounting, the assets and liabilities of Elkay and its subsidiaries will be recorded, as of the completion of the Merger, at their respective fair values and added to Zurn’s. Zurn’s reported financial condition and results of operations for periods after completion of the Merger will reflect Elkay’s balances and results after completion of the Merger but will not be restated retroactively to reflect the historical financial position or results of operations of Elkay and its subsidiaries for periods prior to the Merger.
Under the acquisition method of accounting, the total purchase price will be allocated to Elkay’s tangible assets and liabilities and identifiable intangible assets based on their fair values as of the date of completion of the Merger. The excess of the purchase price over those fair values, if any, will be recorded as goodwill. To the extent the value of goodwill or intangibles, if any, becomes impaired in the future, Zurn may be required to incur material non-cash charges relating to such impairment. Zurn’s operating results may be significantly impacted from both the impairment and the underlying trends in the business that triggered the impairment.
The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus/consent solicitation statement is presented for illustrative purposes only and may not be reflective of Zurn’s operating results or financial condition following completion of the Merger.
The unaudited pro forma condensed combined financial information in this proxy statement/prospectus/consent solicitation statement is presented for illustrative purposes only and is not necessarily indicative of what Zurn’s actual financial position or results of operations would have been had the Merger been completed on the dates indicated. Further, Zurn’s actual results and financial position after the Merger may differ materially and adversely from the pro forma information that is included in this proxy statement/prospectus/consent solicitation statement.
The unaudited pro forma condensed combined financial information has been prepared with the assumption that Zurn will be identified as the acquirer under GAAP and reflects adjustments based upon preliminary estimates of the fair value of assets to be acquired and liabilities to be assumed.
If the Merger is consummated, Zurn may be unable to successfully integrate Elkay’s business into its business or achieve the anticipated benefits of the Merger.
The success of the Merger will depend, in part, on Zurn’s ability to realize the anticipated benefits and cost savings from combining Zurn’s and Elkay’s businesses, and there can be no assurance that Zurn will be able to successfully integrate or otherwise realize the anticipated benefits of the Merger. Difficulties in integrating Zurn and Elkay may result in Zurn performing differently than expected, in operational challenges, or in the failure to realize anticipated expense-related efficiencies or other synergies. Potential difficulties that may be encountered in the integration process include, among others:
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the inability to successfully integrate Elkay in a manner that permits the achievement of full revenue, expected cash flows and cost savings anticipated from the Merger;

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not realizing anticipated synergies;

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integrating personnel from Elkay and the loss of key employees;

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potential unknown liabilities and unforeseen expenses or delays associated with and following the completion of the Merger;

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integrating relationships with customers, vendors and business partners;

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performance shortfalls as a result of the diversion of management’s attention caused by completing the Merger and integrating Elkay’s operations; and

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the disruption of, or the loss of momentum in, Zurn’s ongoing business or inconsistencies in standards, controls, procedures and policies.

Zurn may not be able to accomplish this integration process successfully.
Our results may suffer if we do not effectively manage our expanded operations following the Merger.
Following completion of the Merger, the size of Zurn’s business will increase significantly beyond its current size. Zurn’s future success will depend, in part, on Zurn’s ability to manage this expanded business, which poses numerous risks and uncertainties, including the need to integrate the operations and business of Elkay into Zurn’s existing business in an efficient and timely manner, to combine systems and management controls and to integrate relationships with customers, vendors and business partners.
Zurn’s and Elkay’s current stockholders will have a reduced ownership and voting interest after the Merger compared to their current ownership and will exercise less influence over management.
Based on the number of outstanding shares of Zurn Common Stock as of     , immediately after the Merger is completed, it is expected that Zurn’s current stockholders will collectively own approximately 71% and the Elkay stockholders are expected to receive up to 52.5 million newly issued shares of Zurn Common Stock, which on a pro forma basis assuming closing of the Merger on December 31, 2021 (and assuming no adjustments pursuant to the Merger Agreement), would have represented approximately 29% of the outstanding shares of Zurn Common Stock on a fully diluted basis as of such date. As a result of the Merger, Zurn’s and Elkay’s current stockholders will own a smaller percentage of Zurn than they currently own of Zurn and Elkay, respectively, and as a result will have less influence on Zurn’s management and policies.
Sales of substantial amounts of the Zurn Common Stock in the open market by the Elkay Stockholders could depress Zurn’s stock price.
The former Elkay stockholders may wish to dispose of some or all of the Zurn Common Stock that they receive in the Merger, and as a result may seek to sell their Zurn Common Stock. These sales (or the perception that these sales may occur), coupled with the increase in the outstanding number of shares of Zurn Common Stock, may affect the market for, and the market price of, the Zurn Common Stock in an adverse manner.
If the Merger is completed and Zurn’s stockholders, including the former Elkay stockholders, sell substantial amounts of Zurn Common Stock in the public market following the closing of the Merger, the market price of the Zurn Common Stock may decrease. These sales might also make it more difficult for Zurn to raise capital by selling equity or equity-related securities at a time and price that it otherwise would deem appropriate.
The trading price and volume of Zurn Common Stock may be volatile following the Merger.
The trading price and volume of Zurn Common Stock may be volatile following completion of the Merger. The stock markets in general have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of the Zurn Common Stock. As a result, you may suffer a loss on your investment.
The market for the Zurn Common Stock will depend on a number of conditions, most of which Zurn cannot control, including:
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general economic conditions within the U.S. and internationally, including changes in interest rates;

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general market conditions, including fluctuations in commodity prices;

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domestic and international economic, legal and regulatory factors unrelated to Zurn’s performance;

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volatility in the financial markets or other global economic factors, including the impact of Covid-19 and the armed conflict between Russia and Ukraine;

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actual or anticipated fluctuations in Zurn’s quarterly and annual results and those of its competitors;

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quarterly variations in the rate of growth of Zurn’s financial indicators, such as revenue, Adjusted EBITDA, net income and net income per share;

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the businesses, operations, results and prospects of Zurn;

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the operating and financial performance of Zurn;

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future mergers and strategic alliances;

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market conditions;

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changes in government regulation, taxes, legal proceedings or other developments;

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shortfalls in the combined company’s operating results from levels forecasted by securities analysts;

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changes in revenue or earnings estimates, or changes in recommendations by equity research analysts;

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failure of Zurn to achieve the perceived benefits of the Merger, including financial results and anticipated synergies, as rapidly as or to the extent anticipated by financial or industry analysts;

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speculation in the press or investment community;

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the failure of research analysts to cover Zurn Common Stock;

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sales of the Zurn Common Stock by Zurn, large stockholders or management, or the perception that such sales may occur;

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changes in accounting principles, policies, guidance, interpretations or standards;

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announcements concerning Zurn or its competitors;

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public reaction to Zurn’s press releases, other public announcements and filings with the SEC;

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strategic actions taken by competitors;

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actions taken by Zurn’s stockholders;

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additions or departures of key management personnel;

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maintenance of acceptable credit ratings or credit quality;

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the general state of the securities markets; and

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the risk factors described in this proxy statement/prospectus/consent solicitation statement and the documents incorporated by reference into this proxy statement/prospectus/consent solicitation statement.

These and other factors may impair the market for the Zurn Common Stock and the ability of investors to sell shares at an attractive price. These factors also could cause the market price and demand for the Zurn Common Stock to fluctuate substantially, which may negatively affect the price and liquidity of the Zurn Common Stock. Many of these factors and conditions are beyond the control of Zurn or its stockholders.
Securities class action litigation has often been instituted against companies following periods of volatility in the overall market and in the market price of a company’s securities. Such litigation, if instituted against Zurn, could result in very substantial costs, divert management’s attention and resources and harm Zurn’s business, operating results and financial condition.
Certain stockholders of Elkay will have registration rights, the exercise of which could adversely affect the trading price of Zurn Common Stock.
Concurrently with the closing of the Merger, Zurn and certain stockholders of Elkay will enter into the Registration Rights Agreement, pursuant to which Zurn will grant such stockholders a right to demand registration of one public offering within the first three years after the closing of the Merger, subject to certain minimum and maximum thresholds and other customary conditions. Zurn will pay certain expenses of the parties incurred in connection with the exercise of their rights under the Registration Rights Agreement and indemnify them for certain securities law matters in connection with any registration statement. The existence and potential or actual exercise of such rights, and the perception that a large number of shares will be publicly sold in the market, could adversely impact the trading price of Zurn Common Stock.
The number of shares of Zurn Common Stock to be received by Elkay stockholders could be less than 52,500,000 shares of Zurn Common Stock, depending upon the final determination of customary post-closing adjustments pursuant to the Merger Agreement, and any recourse by Zurn to the shares of Zurn Common Stock to be held in escrow after the Merger.
At the Effective Time, each outstanding share of Elkay Common Stock will be converted into the right to receive a number of shares of Zurn Common Stock equal to the Per Share Stock Amount (as defined in the Merger Agreement) and cash equal to the Per Share Cash Amount (as defined in the Merger Agreement). The final determination of the Per Share Stock Amount and the Per Share Cash Amount will be made after the closing of the Merger (but as of the closing date) in accordance with the Merger Agreement based upon customary post-closing adjustments in respect of the working capital, indebtedness and cash of Elkay. In the event of a negative adjustment to the Per Share Stock Amount, the number of shares of Zurn Common Stock to be received by Elkay stockholders would be less than 52,500,000 shares of Zurn Common Stock. In addition, a portion of the shares otherwise issuable by Zurn to the Elkay stockholders at the closing of the Merger will be held in escrow to serve as recourse for Zurn in respect of negative Post-Closing Adjustment Amounts (as defined in the Merger Agreement) and indemnification of Zurn for certain matters, as applicable.
The shares of Zurn Common Stock to be received by Elkay stockholders in the Merger will not be adjusted based on the market price of Zurn Common Stock so the value of such shares at the closing may have a greater or lesser value than at the time the Merger Agreement was signed.
Any changes in the market price of Zurn Common Stock before the completion of the Merger will not affect the number of shares that Elkay stockholders will be entitled to receive pursuant to the Merger Agreement. Neither Zurn nor Elkay will have the right to terminate the Merger Agreement as a result of changes in the market price of Zurn Common Stock. Holders of Elkay Common Stock are urged to obtain a current market quotation for the shares of Zurn Common Stock.
Some of Elkay’s directors and executive officers may have interests in the Merger that may be different from other stockholders of Elkay and that may influence them to approve the Merger without regard to the interests of other Elkay Stockholders.
Certain of Elkay’s executive officers and directors may have interests in the Merger that may be different from, or in addition to, the interests of Elkay’s stockholders generally. The Elkay board of directors was aware of and considered these interests, among other matters, in approving the Merger Agreement and in recommending that the Merger Agreement be adopted by Elkay stockholders. These interests, among other factors, may have influenced the directors and executive officers of Elkay to approve the Merger. For more information, please see the sections titled “The Merger —  Interests of Certain Directors, Executive Officers and Affiliates of Elkay in the Merger” beginning on page 84 of this proxy statement/prospectus/consent solicitation statement.
Shares of Zurn Common Stock received by Elkay stockholders as a result of the Merger will have different rights from shares of Elkay Common Stock.
Upon completion of the Merger, Elkay stockholders will no longer be stockholders of Elkay, and will become Zurn stockholders. There will be important differences between the current rights of Elkay stockholders and the rights to which such stockholders will be entitled as Zurn stockholders. For a discussion of the different rights associated with shares of Zurn Common Stock, please see the section entitled “Comparison of Stockholders’ Rights.”
Risks Relating to the Combined Company
Throughout this section, unless the context otherwise requires, the terms “we,” “us,” and “our” refers to Zurn and Elkay before the closing of the Merger, and the combined company after the closing of the Merger.
Strategic Risks
Our business and operations, and the operations of our suppliers, business partners and customers, have been, and are expected to continue to be adversely affected by the Covid-19 pandemic, and may be adversely affected by future outbreaks of infectious diseases.
We face risks related to the ongoing and unpredictable Covid-19 pandemic, which continues to impact all countries in which we do business and worldwide economic activity generally. The pandemic has resulted, and in the future may result, in further widespread or localized health crises that adversely affect general commercial activity and the economies and financial markets of the countries and localities in which we operate, sell, and purchases goods and services. The pandemic, and any similar outbreak of infectious disease, poses the risk that we or our employees, contractors, suppliers, customers, transportation providers, and other business partners may be prevented or impaired from conducting ordinary course business activities for an indefinite period of time, either at specific branches or on a broader scale, including due to shutdowns necessitated for the health and well-being of our employees, the employees of our business partners, or shutdowns that may be requested or mandated by governmental authorities. In addition, our suppliers, business partners and customers also experienced similar negative impacts from the Covid-19 pandemic. Global supply chains have been disrupted, causing shortages which could impact our ability to manufacture or supply our products. Also, we could in the future experience increased compensation expenses associated with employee recruiting and employee retention to the extent employment opportunities continue to multiply post-pandemic, causing the search for and retention of talent to become more competitive. This disruption of our employees, distributors, suppliers and customers has historically impacted and may continue to impact our sales and future operating results.
The continued unpredictable ebb and flow of new Covid-19 infections worldwide, including new variants, may continue to adversely impact our business, operations, suppliers and customers for the foreseeable future. Equally unpredictable are the responses of national and local governments and health authorities in affected regions to reduce community spread and protect employees, which may include mandatory shutdowns or limitations on all or certain types of business operations. The ultimate impact of the pandemic on our business, depends on the severity, location and duration of outbreaks of Covid-19 and its variants, and the actions of government and health official in response to the outbreaks, none of which is predictable at this time.
The markets in which we sell our products are highly competitive; an inability to effectively compete would adversely affect our business, financial condition and results of operations.
We operate in highly competitive markets. Some of our competitors have achieved substantially more market penetration in certain of the markets in which we operate. Some of our competitors are larger and may have greater financial and other resources than we do, and our competitors may adopt more aggressive sales policies and devote greater resources to the development, promotion and sale of their products than we do, all of which could result in a loss of customers and adversely affect our results of operations.
We compete against both large international and national rivals, as well as many regional competitors. Significant competition in any of the markets in which we operate could result in substantial downward pressure on product pricing and our profit margins, thereby adversely affecting our financial results. Furthermore, we cannot provide assurance that we will be able to maintain or increase the current market share of our products successfully in the future.
If we are unable to effectively manage risks associated with changing technology, product innovation and new product development, manufacturing techniques, distribution channels and business continuity, we may be at a competitive disadvantage.
The successful implementation of our business strategy requires us to continuously evolve our existing products and introduce new products to meet customers’ needs in the industries we serve. Our products are characterized by stringent performance and specification requirements that mandate a high degree of manufacturing and engineering expertise. If we fail to meet these requirements, our business and ability to compete effectively could suffer. We believe that our customers rigorously evaluate their suppliers on the basis of a number of factors, including product quality, price competitiveness, technical and manufacturing expertise, development and product design capability, new product innovation, reliability and timeliness of delivery, operational flexibility, customer service and overall management. Our ongoing success depends on our ability to continue to meet our customers’ changing specifications with respect to these criteria. We cannot ensure that we will be able to address technological advances or introduce new products that may be necessary to remain competitive within our businesses. Further, such new products and technologies may create additional exposure or risk. We cannot ensure that we can adequately protect our own technological developments to produce a sustainable competitive advantage. Furthermore, we may be subject to business continuity risk in the event of an unexpected loss of a material facility or operation. We cannot ensure that we can adequately protect against such a loss.

Economic and financial market weakness, as well as overall challenging market cycles, may particularly impact the industries we serve, and, as a result may adversely affect our financial condition or results of operations.
Our business operations have been adversely affected from time to time by volatility and weaknesses in the global economy and financial markets. While the Covid-19 pandemic has created opportunities in certain areas of our business, the pandemic is expected to continue to adversely affect other areas of our business, though we are unable to predict the extent of the impact due to the uncertainty regarding the duration and severity of the pandemic. Weak, challenging or volatile economic conditions in the end markets, businesses or geographic areas in which we sell our products typically reduces demand for our products and results in a decrease in sales volume.
Our financial performance depends, in large part, on conditions in the markets that we serve in the U.S. and the global economy generally. Some of the industries we serve are highly cyclical, and some industries have experienced, and are expected to experience, greater pandemic-related impacts than others. Any sustained weakness in demand or downturn or uncertainty in the economy generally, would materially reduce our net sales and profitability.
For example, sales to the construction industry are driven by trends in commercial and residential construction, housing starts and trends in residential repair and remodeling. Consumer confidence, employment rates, weather conditions, mortgage rates, credit standards and availability of consumer credit and income levels play a significant role in driving demand in commercial and residential construction, repair and remodeling sector. A drop or weakness in consumer confidence, prolonged adverse weather conditions, lack of availability or increased cost of credit, tightened credit standards or increased unemployment could materially impact demand for and sales of our products and/or result in downward pressure on product pricing and our profit margins, any or all of which could adversely affect our financial results.
Volatility and disruption of financial markets, including as a result of the Covid-19 pandemic and Russia’s invasion of Ukraine, could limit the ability of our customers to obtain adequate financing to maintain operations and may cause them to terminate existing purchase orders, reduce the volume of products they purchase from us in the future or impact their ability to pay their receivables. Adverse economic and financial market conditions may also cause our suppliers to be unable to meet their commitments to us or may cause suppliers to make changes in the credit terms they extend to us, such as shortening the required payment period for outstanding accounts receivable or reducing or eliminating the amount of trade credit available to us.
An inability to effectively integrate acquisitions, including the Merger, could adversely affect our business, financial condition, results of operations or cash flows.
Acquisitions are, and will continue to be, part of our growth strategy, and we have completed several in the last few years. We cannot ensure that we will be able to complete any future acquisition, that we will be able to successfully integrate any acquired business or operations, or that we will be able to accomplish our strategic objectives as a result of any such acquisition.
Acquisitions are often undertaken to improve the operating results of either or both of the acquirer and the acquired company and we cannot ensure that we will be successful in this regard. We cannot provide any assurance that we will be able to fully realize the intended benefits from our acquisitions. Acquisitions involve risks, including the possible inability to integrate an acquired business into our operations, potential failure to realize anticipated benefits, diversion of management’s attention, issues in customer transitions, potential inadequacies of indemnities and other contractual remedies and unanticipated problems, risks or liabilities, including environmental, some or all of which could have a material adverse effect on our business, financial condition, results of operations or cash flows.
The loss or financial instability of any significant customer or customers accounting for our backlog could adversely affect our business, financial condition, results of operations or cash flows.
A substantial part of our business is concentrated with a few customers, and we have certain customers that are significant to our business. During the year ending December 31, 2021, Zurn’s top five customers accounted for approximately 41% of its consolidated net sales, with one customer accounting for 23% of

Zurn’s consolidated net sales. Over the same period, Elkay’s top five customers accounted for approximately 41% of its net sales, with one customer accounting for 16% of its consolidated net sales. The loss of one or more of these customers or other major customers, or a deterioration in our relationship with any of them could have a material adverse effect on our business, financial condition, results of operations or cash flows.
Our contracted backlog is comprised of future orders for our products from a broad number of customers. Defaults by any of the customers that have placed significant orders with us, whether because of bankruptcy, illiquidity, operational problems or otherwise, could have a significant adverse effect on our net sales, profitability and cash flow. We believe the risk of customer default is heightened due to the global economic impact of the Covid-19 pandemic although to date we have not experienced a material increase in such defaults due to the pandemic.
We rely on independent distributors and independent sales representatives. Termination of one or more of our relationships with any of our key independent distributors and / or a substantial number of independent representatives, or an increase in their sales of our competitors’ products could have a material adverse effect on our business, financial condition, results of operations or cash flows.
The combined company will depend on a significant number of independent sales representatives and third-party warehouses to distribute our products. In fiscal 2021, Zurn’s three largest independent distributors generated approximately 35% of its consolidated net sales with the largest accounting for 23% of its consolidated net sales. During the same time period, Elkay’s three largest independent distributors generated approximately 27% of its consolidated net sales with the largest accounting for 16% of its consolidated net sales.
The loss of one of our key distributors or of a substantial number of our other distributors or independent sales representatives, or an increase in the distributors’ sales of competitors’ products to our customers could have a material adverse effect on our business, financial condition, results of operations or cash flows.
The inability to adequately protect intellectual property, or defend against infringement claims brought against us, could adversely affect our business.
We attempt to protect our intellectual property through a combination of patent, trademark, copyright and trade secret protection, as well as third-party nondisclosure and assignment agreements. We cannot assure that any of our applications for protection of our intellectual property rights will be approved and successfully maintained or that our competitors will not infringe or successfully challenge our intellectual property rights. We also rely on unpatented proprietary technology and trade secrets. It is possible that others will independently develop the same or similar technology or otherwise obtain access to our unpatented technology. To protect our trade secrets and other proprietary information, we require employees, consultants and advisors to enter into confidentiality agreements. We cannot assure that these agreements will provide meaningful protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use, misappropriation or disclosure. If we are unable to maintain the proprietary nature of our technologies, our ability to sustain margins on some or all of our products may be affected, which could have a material adverse effect on our business.
In addition, in the ordinary course of our operations, from time to time we seek to enforce our intellectual property rights through litigation or are subject to third party litigation claiming infringement, including in respect of some of our more profitable products. An adverse ruling or other unfavorable outcome in any such litigation could have a material adverse effect on our business, reputation, financial condition, results of operations or cash flows.
We may be unable to realize intended benefits from any supply chain optimization and footprint repositioning initiatives, restructuring and divestiture efforts, and as a result our profitability may be hurt, or our business otherwise might be adversely affected.
In order to operate more efficiently, control costs and refine our business focus, we undertake restructuring plans from time-to-time, which can include facility consolidations, product rationalizations, workforce reductions and other cost reduction initiatives. Such initiatives could include actions to realize integration savings from synergies as a result of the Merger. From time to time, we also choose to divest operations that we no longer believe are additive or complementary to our business or strategic direction. These plans are intended to reduce operating costs, to modify our footprint to reflect changes in the markets we serve, to reflect changes in business focus, to strengthen focus on our core business and/or to address overall manufacturing overcapacity, including as a result of acquisitions. If we do not successfully manage our current restructuring activities, or any other restructuring activities or divestitures that we may undertake in the future, expected efficiencies, benefits and cost savings might be delayed or not realized, and our operations and business could be disrupted.
In addition, as a result of such actions, we expect to incur restructuring expenses and other charges (including, for example, potential impairment charges related to fixed assets, goodwill and other intangibles), which may be material, and may exceed our estimates. Several factors could cause restructuring or divestiture activities to adversely affect our business, financial condition and results of operations. These include potential disruption of our operations, customer relationships and other aspects of our business. Employee morale and productivity could also suffer and may result in unwanted employee attrition. These activities require substantial management time and attention and may divert management from other important work or result in a failure to meet operational targets. Divestitures may also give rise to obligations to buyers or other parties that could have a financial effect after the transaction is completed. Moreover, we could make changes to, or experience delays in executing, any restructuring or divestiture plans, any of which could cause further disruption and additional unanticipated expense.
Terrorism, conflicts, wars and weather events, as well as other events outside of our control may materially and adversely affect our business, financial condition and results of operations.
We are subject to risk of damage or disruption to us, our employees, facilities, partners, suppliers, distributors, resellers or customers due to acts of terrorism, political conflicts, wars and weather events, as well as other events outside of our control, such as civil unrest in areas where we have operations. In addition to the issues created by significant weather events, the potential for future attacks, the national and international responses to attacks or perceived threats to national security, and other actual or potential actions, conflicts or wars have created, and will continue to create economic and political uncertainties. In addition, actions against or by the U.S. may particularly impact our business or employees. Although it is impossible to predict the occurrences or consequences of any such events, they could result in disruptions to our operations, decreases in demand for our products, difficulty or impossibility in delivering products to our customers or receiving components from our suppliers, delays and inefficiencies in our supply chain and risks to our employees, resulting in, among other things, temporarily closed facilities, travel restrictions or longer-term disruptions, any of which could adversely affect our business, financial condition, results of operations and cash flows.
In February 2022, armed conflict escalated between Russia and Ukraine. The sanctions announced by the U.S. and other countries following Russia’s invasion of Ukraine against Russia to date include restrictions on selling or importing goods, services or technology in or from affected regions and travel bans and asset freezes impacting connected individuals and political, military, business and financial organizations in Russia. The U.S. and other countries could impose wider sanctions and take other actions should the conflict further escalate. It is not possible to predict the broader consequences of this conflict, which could include further sanctions, embargoes, regional instability, geopolitical shifts and adverse effects on macroeconomic conditions, currency exchange rates and financial markets, all of which could impact our business, financial condition and results of operations.
Operational Risks
Increases in the cost, and/or the availability, of raw materials, including as a result of tariffs or other trade protection measures, could adversely affect our business, financial condition, results of operations or cash flows.
Our manufacturing processes depend on third parties for raw materials, in particular bar steel, brass, castings, copper, forgings, high-performance engineered plastic, plate steel, resin, sheet steel and zinc, as well as petroleum and other carbon-based fuel products. While we strive to maintain alternative sources for most raw materials, our business is subject to the risk of price fluctuations, including as a result of, or in reaction to, tariffs, import duties, or other trade protection measures instituted by the U.S. or other countries, inefficiencies in the event of a need to change our suppliers, and delays in the delivery of and potential unavailability of our raw materials. Also, trade wars or outbreaks of infectious diseases, such as the Covid-19 pandemic, could impact the cost or availability of goods or materials, both imported and domestic, or adversely affect demand for our products. Any such price fluctuations or delays, if material, could harm our profitability or operations. In addition, the loss of a substantial number of suppliers could result in material cost increases or reduce our production capacity. In addition to suppliers, we also rely on third party shippers to assist in transportation of our product throughout the supply chain. Availability of transportation and the associated cost increases could have an impact on our profitability or operations.
Zurn does not typically enter into hedge transactions to reduce our exposure to purchase price risks and cannot ensure that it would be successful in recouping any increases if these risks were to materialize. In addition, if we are unable to continue to purchase our required quantities of raw materials on commercially reasonable terms, or at all, or if we are unable to maintain or enter into new purchase contracts for our larger commodities, our business operations could be disrupted and our profitability could be materially impacted.
The ongoing updates to our Enterprise Resource Planning (“ERP”) systems, as well as failures of our data security and information technology infrastructure or cyber security breaches, could cause substantial business interruptions and/or adversely affect our business.
Utilizing a phased approach, we continue to update our ERP systems across our Zurn operations. If these updates are ineffective, we could incur substantial business interruptions, including the inability to perform routine business transactions, which could have a material adverse effect on our financial performance. Further, these updates may not result in the benefits we intend or be implemented on a timely basis.
In addition, we depend heavily on information technology infrastructure to manage our business objectives and operations, support our customers’ requirements and protect sensitive information. There have been significant and increasing instances of data and security breaches, malicious interference with technology systems and industrial espionage involving companies in numerous industries, including cloud providers, and cyber security threats are becoming more complex, including as a result of the conflict in Ukraine. Like other companies, we have experienced these types of threats; however, to date, we have not experienced a material threat or incident. In addition, at times a large percentage of our workforce may be working remotely in response to the Covid-19 pandemic, which may heighten these risks.While we have taken steps to maintain and enhance our cyber security by implementing additional security technologies, internal controls, network and data center resiliency, redundancy and recovery processes, upgrading our remote work environment and by obtaining insurance coverage, these measures may be inadequate. As a result, any inability by us to successfully manage our information systems, or respond effectively to any attack on or interference with our systems, including matters related to system and data security, privacy, reliability, compliance, performance and access, problems related to our systems caused by natural disasters, security breaches or malicious attacks, and any inability of these systems to fulfill their intended business purpose, could impede our ability to record or process orders, manufacture and ship in a timely manner, account for and collect receivables, protect sensitive data of the combined company, our customers, our employees, our suppliers and other business partners, comply with our third party obligations of confidentiality and care, or otherwise carry on business in the normal course. Any such events could require costly remediation beyond levels covered by insurance and could cause us to lose customers and/or revenue, including as a result of legal or regulatory claims or proceedings, or damage our reputation, any of which could have a material adverse effect on our business and operating results.
We are also subject to an increasing number of evolving data privacy and security laws and regulations that impose requirements on us. We collect, store, access and otherwise process various types of confidential or sensitive data, including proprietary business information, personal data and other information that is subject to privacy and security laws, regulations and/or customer-imposed controls. Failure to comply with such laws and regulations could result in the imposition of fines, penalties and other costs. For example, California’s implementation of its Consumer Privacy Act of 2018 and Connected Device Privacy Act of 2018 all could disrupt our ability to sell products or use and transfer data because such activities may not be in compliance with applicable law in certain jurisdictions.

Our inability to attract and retain key personnel, as well as challenges with respect to the management of human capital resources, in a highly competitive industry may adversely affect our business.
Our ongoing success depends on our ability to recruit, retain and develop highly skilled management and key personnel, as well as our ability to effectively manage human capital resources. Competition for talented and skilled individuals in our industry is intense and we may not be able to successfully recruit, train or retain qualified personnel, or to effectively implement successions for existing personnel. This may be exacerbated by the Merger and the integration efforts. If we fail to retain and recruit the necessary personnel or arrange for successors to key personnel, our business could materially suffer.
Increased frequency of weather events could disrupt construction activity and adversely affect the demand for our products.
Demand for our products is primarily driven by commercial construction activity, remodeling and retrofit opportunities, and to a lesser extent, new home starts. Weather is an important variable affecting financial performance as it significantly impacts construction activity. Adverse weather conditions, such as prolonged periods of cold or rain, blizzards, hurricanes and other severe weather patterns, the frequency of which might be affected by climate change, could delay or halt construction and remodeling activity, which could have a negative effect on our business. For example, an unusually severe or prolonged winter can lead to reduced or delayed construction activity which could magnify the seasonal decline in our net sales and earnings during the winter months and hamper the typical seasonal increase in net sales and earnings during the spring months.
The long-term effects of climate change could decrease demand for certain of our products.
Climate change may impact rainfall and water availability in many areas in unpredictable and different ways, which may change the way building owners and municipalities manage drinking, waste and storm water and may lead to new or modified regulations that may impact the market for our products. In certain areas, these changes could lead to a reduction in demand for certain of our water management products, although it also could increase demand for other of our water management products. The overall effect of this could be to reduce our sales and addressable market and/or alter our product sales mix in ways that reduce our margins, either of which could adversely impact our results of operations.
The potential physical impacts of climate change may materially adversely affect our business and financial condition.
The potential physical impacts of climate change on our operations are highly uncertain and would be particular to the geographic circumstances in our relevant markets and areas of operation. These may include changes in rainfall and storm patterns and intensities, water shortages, changing sea levels and changing temperatures. The impacts of climate change may materially and adversely impact the cost, production and financial performance of our operations. Further, any impacts to our business and financial condition as a result of climate change are likely to occur over an extended period of time and are therefore difficult to quantify with any degree of specificity. For example, extreme weather events may result in adverse physical effects on portions of our infrastructure, which could disrupt our supply chain and ultimately our business operations. In addition, disruption of transportation and distribution systems could result in reduced operational efficiency and customer service interruption. Climate related events have the potential to disrupt our business, including the business of our suppliers, and may cause us to experience higher attrition, losses and additional costs to resume operations.
Financial Risks
Our debt levels could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry, inhibit us from making beneficial acquisitions, adversely impact our ability to implement our capital allocation strategy and prevent us from making debt service payments.
As a leveraged company, our ability to generate sufficient cash flow from operations to make scheduled payments on our debt will depend on a range of economic, competitive and business factors, many of which are outside our control. Our business may not generate sufficient cash flow from operations to meet our debt service and other obligations, and currently anticipated cost savings and operating improvements may not be realized on schedule, or at all. If we are unable to meet our expenses and debt service and other obligations, we may need to refinance all or a portion of our indebtedness on or before maturity, sell assets or raise equity. We may not be able to refinance any of our indebtedness, sell assets or raise equity on commercially reasonable terms or at all, which could cause us to default on our obligations and impair our liquidity. Our inability to generate sufficient cash flow to satisfy our debt obligations or to refinance our obligations on commercially reasonable terms would have a material adverse effect on our business, financial condition, results of operations and cash flows.
Our indebtedness could also have other important consequences with respect to our ability to manage and grow our business successfully, including the following:
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it may limit our ability to borrow money for our working capital, capital expenditures, strategic initiatives, acquisitions or other purposes;

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it may make it more difficult for us to satisfy our obligations with respect to our indebtedness, and any failure to comply with the obligations of any of our debt instruments, including restrictive covenants and borrowing conditions, could result in an event of default under our credit agreement and our other indebtedness;

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a portion of our cash flow from operations will be dedicated to the repayment of our indebtedness and so will not be available for other purposes;

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it may limit our flexibility in planning for, or reacting to, changes in our operations or business, or in taking advantage of strategic opportunities;

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at times we may be more highly leveraged than some of our competitors, which may place us at a competitive disadvantage;

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it may make us more vulnerable to downturns in our business or the economy;

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it may restrict us from making strategic acquisitions or divestitures, introducing new technologies or exploiting business opportunities; and

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along with the financial and other restrictive covenants in the documents governing our indebtedness, among other things, it may limit our ability to borrow additional funds, make acquisitions or capital expenditures, acquire or dispose of assets or take certain of the actions mentioned above, or adversely impact our ability to implement our capital allocation strategy (which includes paying dividends on our common stock), any of which could restrict our operations and business plans.

Furthermore, a substantial portion of Zurn’s indebtedness, including the senior secured credit facilities, bears interest at rates that fluctuate with changes in certain short-term prevailing interest rates, including the London Interbank Offered Rate (“LIBOR”). The United Kingdom’s Financial Conduct Authority announced that after 2021 it would no longer persuade or compel panel banks to submit the rates required to calculate LIBOR. On March 5, 2021, ICE Benchmark Administration (“IBA”) confirmed it would cease publication of 1 Week and 2 Month USD LIBOR settings immediately following the LIBOR publication on December 31, 2021, but it would not cease publication of Overnight, 1, 3, 6 and 12 Month USD LIBOR settings until immediately following the LIBOR publication on June 30, 2023. The extended cessation date for most USD LIBOR tenors will allow for more time for existing legacy USD LIBOR contracts to mature and provide additional time to continue to prepare for the transition from LIBOR.
The Alternative Reference Rates Committee (“ARCC”), which was convened by the Board of Governors of the Federal Reserve and the Federal Reserve Bank of New York, has identified the Secured Overnight Financing Rate (“SOFR”) as the recommended alternative rate for USD LIBOR. The composition and characteristics of SOFR are not the same as those of LIBOR. SOFR is a broad U.S. Treasury repurchase agreement market financing rate that represents overnight secured funding transactions. This means that SOFR is fundamentally different from LIBOR in two key respects. First, SOFR is a secured rate, while LIBOR is an unsecured rate. Second, SOFR is an overnight rate, while LIBOR represents interbank funding over different maturities. As a result, there can be no assurance that SOFR or any alternative reference rate will perform in the same way as LIBOR would have at any time, including, without limitation, as a result of changes in interest and yield rates in the market, market volatility or global or regional economic, financial, political, regulatory, judicial or other events.
The agreement governing Zurn’s senior secured credit facilities provides that if LIBOR becomes unavailable, or the Financial Conduct Authority determines that LIBOR is not a representative index, then SOFR will automatically replace LIBOR for all purposes of such agreement. Although the consequences of these developments cannot be predicted at this time, should LIBOR, SOFR, or any other alternative reference rate no longer be available, the rates under our variable rate indebtedness could increase and access to capital could be limited. Additionally, we may continue to be subject to risk on outstanding instruments which rely on LIBOR. For example, if a contract or instrument is not transitioned to a new reference rate and LIBOR ceases to exist, we may experience increased interest rate risk. In addition, we may be dependent on third parties to upgrade their systems, software, and other critical functions to assist in our orderly transition from LIBOR. Please see Item 7A, Quantitative and Qualitative Disclosures About Market Risk in our Annual Report for additional information on our debt that is subject to the LIBOR rate.
Also, in spite of the limitations in our credit agreement, we may still incur significantly more debt, which could intensify the risks described above on our business, results and financial condition.
The agreements governing our financing arrangements impose certain operating and financial restrictions, which could have a material adverse effect on our business, financial condition, results of operations or cash flows.
Zurn’s credit agreement contains various covenants that limit or prohibit our ability (subject to certain exceptions), among other things, to:
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incur or guarantee additional indebtedness;

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pay dividends on our capital stock or redeem, repurchase, retire or make distributions in respect of our capital stock or subordinated indebtedness or make other restricted payments;

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make certain loans, acquisitions, capital expenditures or investments;

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sell certain assets, including stock of our subsidiaries;

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enter into sale and leaseback transactions;

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create or incur liens;

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consolidate, merge, sell, transfer or otherwise dispose of all or substantially all of our assets; and

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enter into certain transactions with our affiliates.

These agreements contain covenants that restrict Zurn’s ability to take certain actions, such as incurring additional debt, if we are unable to meet defined specified financial ratios, which could result in limiting our long-term growth prospects by hindering our ability to incur future indebtedness or grow through acquisitions. Failure to comply with certain covenants in these agreements could result in a default. For more information, please see Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources in our Annual Report.
The restrictions contained in the credit agreement could:
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limit our ability to plan for or react to market conditions or meet capital needs or otherwise restrict our activities or business plans;

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restrict our ability to repurchase shares of our common stock and/or adversely impact our ability to implement capital allocation strategy;

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adversely affect our ability to finance our operations, to enter into strategic acquisitions, to fund investments or other capital needs or to engage in other business activities that would be in our interest; and

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limit our access to the cash generated by our subsidiaries.

Upon the occurrence of an event of default under the credit agreement, the lenders could elect to declare all amounts outstanding under the senior secured credit facilities to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders under the senior secured credit facilities could proceed against the collateral granted to them to secure the senior secured credit facilities on a first- priority lien basis. If the lenders under the senior secured credit facilities accelerate the repayment of borrowings, such acceleration could have a material adverse effect on our business, financial condition, results of operations or cash flows. For a more detailed description of the limitations on our ability to incur additional indebtedness, please see Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations-Liquidity and Capital Resources in our Annual Report.
Zurn’s goodwill and intangible assets are valued at an amount that is high relative to our total assets and in excess of our stockholders equity and will increase as a result of the Merger.
As of December 31, 2021, pro forma from the Merger, Zurn’s goodwill and intangible assets would have totaled $254.1 million and $179.1 million, respectively, and represent a substantial portion of its pro forma assets. These assets result from the Merger and our prior acquisitions, representing the excess of cost over the fair value of the tangible net assets we have acquired. Zurn assesses at least annually whether there has been impairment in the value of its goodwill and indefinite-lived intangible assets. Significant negative industry or economic trends, disruptions to our business, inability to effectively integrate acquired businesses, unexpected significant changes or planned changes to the use of our assets, changes in the structure of our business, divestitures, market capitalization declines, or increases in associated discount rates may impair goodwill and other intangible assets. Any determination requiring the impairment of goodwill or intangible assets would negatively affect our results of operations, particularly in the period in which we take any related charges, and financial condition.
Our required cash contributions to our pension plans may increase further and we could experience a material change in the funded status of our defined benefit pension plans and the amount recorded in our consolidated balance sheets related to those plans. Additionally, our pension costs could increase in future years.
The funded status of the defined benefit pension plans depends on such factors as asset returns, market interest rates, legislative changes and funding regulations. If the returns on the assets of any of our plans were to decline in future periods, if market interest rates were to decline, if the Pension Benefit Guaranty Corporation (“PBGC”) were to require additional contributions to any such plans as a result of acquisitions or if other actuarial assumptions were to be modified, our future required cash contributions and pension costs to such plans could increase. Any such increases could have a material and adverse effect on our business, financial condition, results of operations or cash flows.
The need to make contributions, which may be substantial, to such plans may reduce the cash available to meet our other obligations, including our obligations under our borrowing arrangements or to meet the needs of our business. In addition, the PBGC may terminate our U.S. defined benefit pension plans under limited circumstances, including in the event the PBGC concludes that the risk may increase unreasonably if such plans continue. In the event a U.S. defined benefit pension plan is terminated for any reason while it is underfunded, we could be required to make an immediate payment to the PBGC of all or a substantial portion of such plan’s underfunding, as calculated by the PBGC based on its own assumptions (which might result in a larger obligation than that based on the assumptions we have used to fund such plan), and the PBGC could place a lien on material amounts of our assets.
Legal and Compliance Risks
Our failure to comply with government regulations and requirements, third-party certification requirements and policies and standards driven by our customers or other constituencies, including those related to social responsibility, could adversely affect our reputation, business and results of operations.
In addition to complying with laws and applicable government regulations and requirements, prevailing industry standards, competitive pressures and/or our customers may require us to comply with further quality, social responsibility, climate-related or other business policies or standards, before customers and prospective customers commence, or continue, doing business with us. These expectations, policies and standards may be more restrictive than current laws and regulations as well as our own pre-existing policies;

they may be customer-driven, established by the industry sectors in which we operate or imposed by third-party organizations or other constituencies.
Our compliance with these policies, standards and third-party certification requirements could be costly and could in some cases require us to change the way in which we operate. In addition, if we fail to comply, or if our compliance increases our costs and/or restricts our ability to do business as compared to our competitors that do not adhere to such standards, we could experience an adverse effect on our customer relationships, reputation, operations, cost structure and/or profitability.
Regulatory and legislative developments related to climate change, may materially adversely affect our business and financial condition.
A number of governmental bodies have introduced or are contemplating legislative and regulatory changes in response to various climate change interest groups and the potential impact of climate change. Legislation and increased regulation regarding climate change could impose significant costs on us and our suppliers, including costs related to increased energy requirements, capital equipment, environmental monitoring and reporting, and other costs to comply with such regulations. Any future climate change regulations could also negatively impact our ability to compete with companies situated in areas not subject to such limitations. Given the political significance and uncertainty around the impact of climate change and how it should be addressed, we cannot predict how legislation and regulation will affect our financial condition, operating performance and ability to compete. Furthermore, even without such regulation, increased awareness and any adverse publicity in the global marketplace about potential impacts on climate change by us could harm our reputation. Any of the foregoing could result in a material adverse effect on our business and financial condition.
We are subject to changes in legislative, regulatory and legal developments involving taxes.
We are subject to U.S. federal and state, and foreign, income, payroll, property, sales and use, value-added, fuel and other types of taxes. Changes in tax rates, enactment of new tax laws, revisions of tax regulations, and claims or litigation with taxing authorities may require significant judgment in determining the appropriate provision and related accruals for these taxes; and as a result, such changes could result in substantially higher taxes and, therefore, could have a significant adverse effect on our results or operations, financial conditions and liquidity.
We may incur significant costs for environmental compliance and/or to address liabilities under environmental laws and regulations, and our reputation may be adversely affected.
Our operations and facilities worldwide are subject to extensive laws and regulations related to pollution and the protection of the environment, health and safety, including those governing, among other things, emissions to air, discharges to water, the generation, handling, storage, treatment and disposal of hazardous wastes and other materials, and the remediation of contaminated sites. A failure by us to comply with applicable requirements or the permits required for our operations could result in civil or criminal fines, penalties, enforcement actions, third-party claims for property damage and personal injury, requirements to clean up property or to pay for the costs of cleanup or regulatory or judicial orders enjoining or curtailing operations or requiring corrective measures, including the installation of pollution control equipment or remedial actions, as well as cause damage to our reputation.
Some environmental laws and regulations impose requirements to investigate and remediate contamination on present and former owners and operators of facilities and sites, and on potentially responsible parties (“PRPs”) for sites to which such parties may have sent waste for disposal. Such liability can be imposed without regard to fault and, under certain circumstances, may be joint and several, resulting in one PRP being held responsible for the entire obligation. Liability may also include damages to natural resources. On occasion we are involved in such investigations and/or cleanup, and also have been or could be named as a PRP in environmental matters.
The discovery of additional contamination, including at acquired facilities, the imposition of more stringent environmental, health and safety laws and regulations, including cleanup requirements, disputes with our insurers or the insolvency of other responsible parties could require us to incur significant capital expenditures or operating costs materially in excess of our accruals. Future investigations we undertake may lead to discoveries of contamination that must be remediated, and decisions to close facilities may trigger remediation requirements that are not currently applicable. We may also face liability for alleged personal injury or property damage due to exposure to hazardous substances used or disposed of by us, contained within our current or former products, or present in the soil or groundwater at our current or former facilities. We could incur significant costs in connection with such liabilities.
Certain subsidiaries are subject to litigation, including numerous asbestos and product liability claims, which could adversely affect our business, reputation, financial condition, results of operations or cash flows.
Certain subsidiaries of Zurn are co-defendants in various lawsuits in a number of U.S. jurisdictions alleging personal injury as a result of exposure to asbestos that was used in certain components of its products. The uncertainties of litigation and the uncertainties related to insurance and indemnification coverage make it difficult to accurately predict the ultimate financial effect of these claims. If insurance or indemnification coverage is not adequate to cover the potential financial exposure, insurers dispute their obligations to provider coverage or the actual number or value of asbestos-related claims differs materially from existing estimates, we could incur material costs that could have a material adverse effect on our business, financial condition, results of operations or cash flows.
In addition, we may be subject to product liability claims if the use of our products, or the exposure to our products or their raw materials, is alleged to have resulted in injury, property damage or other adverse effects. We currently maintain product liability insurance coverage, but we cannot assure that we will be able to obtain such insurance on commercially reasonable terms in the future, if at all, or that any such insurance will provide adequate coverage against claims. Product liability claims can be expensive to defend and can divert the attention of management and other personnel for long periods of time, regardless of the ultimate outcome. In addition, our business depends on the strong brand reputation we have developed; if this reputation is damaged as a result of a product liability claim, it may be difficult to maintain our pricing positions and market share with respect to our products. Therefore, an unsuccessful product liability defense could have a material adverse effect on our business, financial condition, results of operations or cash flows.

COMPARATIVE SHARE INFORMATION
The following tables set forth:
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historical per share information of Zurn for the year ended December 31, 2021; and

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unaudited pro forma per share information of the post-acquisition company for the fiscal year ended December 31, 2021, after giving effect to the Merger.

This information is based on, and should be read together with, the selected historical consolidated financial information, the unaudited pro forma condensed combined financial information and the historical consolidated financial information of Zurn and Elkay, and the accompanying notes to such financial statements, that has been presented in Zurn’s filings with the SEC that are incorporated by reference in this proxy statement/prospectus/consent solicitation statement or that are otherwise included in this proxy statement/prospectus/consent solicitation statement. The unaudited pro forma condensed combined per share data are presented for illustrative purposes only and are not necessarily indicative of actual or future financial position or results of operations that would have been realized if the Merger had been completed as of the dates indicated or will be realized upon the completion of the Merger. Uncertainties that could impact Zurn’s financial condition include risks that affect Elkay’s operations and outlook such as economic recessions, inflation, fluctuations in commodity prices or interest or currency exchange rates, and changes in the fiscal or monetary policies of the United States government. Elkay share information is not applicable because it is a privately held company. For more information on the risks, please see the sections entitled “Risk Factors” and “Unaudited Pro Forma Condensed Combined Financial Information”.
Zurn Year Ended December 31, 2021
Basic earnings per share of Common Stock from continuing operations	$0.41
Diluted earnings per share of Common Stock from continuing operations	$0.40
Unaudited Pro Forma
Year Ended December 31, 2021
Basic loss per share of Common Stock	$0.40
Diluted loss per share of Common Stock	$0.30

SPECIAL MEETING OF ZURN’S STOCKHOLDERS
This proxy statement/prospectus/consent solicitation statement is being provided to Zurn’s stockholders as part of a solicitation of proxies by the Zurn Board for use at the Special Meeting to be held on                  , and at any adjournment or postponement thereof. This proxy statement/prospectus/consent solicitation statement contains important information regarding the Special Meeting, the proposals on which Zurn stockholders are being asked to vote and information Zurn stockholders may find useful in determining how to vote and voting procedures.
This proxy statement/prospectus/consent solicitation statement is being first mailed on or about to all stockholders of record of Zurn as of the Zurn Record Date. Stockholders of record who owned Zurn Common Stock at the close of business on the record date are entitled to receive notice of, attend and vote at the Special Meeting. On the Zurn Record Date, there were       shares of Zurn Common Stock outstanding.
Date, Time and Place of Special Meeting
The Special Meeting will be held at 511 W. Freshwater Way, Milwaukee, WI 53204, on   at   a.m. Central Time, or at such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals.
Voting Power; Record Date
Only holders of Zurn Common Stock of record at the close of business on the Zurn Record Date will be entitled to vote at the Special Meeting. Zurn stockholders are entitled to one vote for each share of Zurn Common Stock that such Zurn stockholders owned at the close of business on the Zurn Record Date. If shares of Zurn Common Stock are held in street name or are in a margin or similar account, Zurn stockholders should contact their bank, broker or other holder of record to ensure that votes related to the shares of Zurn Common Stock such Zurn stockholder beneficially owns are present and voted at the Special Meeting. On the Zurn Record Date, there were      shares of Zurn Common Stock outstanding and entitled to vote.
Proposals at the Special Meeting
At the Special Meeting, the Zurn stockholders will vote on the following proposals:
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to approve the issuance of Zurn Common Stock pursuant to the Merger Agreement;

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to approve an amendment to the Zurn Water Solutions Corporation Performance Incentive Plan to increase the number of shares of Zurn Common Stock available for awards thereunder by 1,500,000 shares and to make corresponding changes to certain share limitations under the Plan; and

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to approve one or more adjournments of the Special Meeting, if necessary, to permit solicitation of additional votes if there are insufficient votes to approve the Merger Share Issuance Proposal or the PIP Amendment Proposal.

Quorum and Required Vote for Proposals for the Special Meeting
A quorum of Zurn’s stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if the holders of a majority of the issued and outstanding shares entitled to vote as of the close of business on the Zurn Record Date are present in person or represented by proxy at the Special Meeting. Abstentions will count as present for the purposes of establishing a quorum. Broker non-votes, if any, will be counted for the purposes of determining the existence of a quorum at the Special Meeting only if a stockholder instructs its bank, broker or other nominee to vote its shares on at least one proposal. If shares of Zurn Common Stock are held in street name and such Zurn stockholder fails to instruct its bank, broker or other nominee on how to vote its shares of Zurn Common Stock on each of the proposals to be brought before the Special Meeting, such shares of Zurn Common Stock will not be counted as present for purposes of determining a quorum.

If a quorum is present at the Special Meeting, each proposal presented to the Special Meeting will be approved if the holders of a majority of shares entitled to vote thereon, present in person or represented by proxy, affirmatively vote to approve the proposal at the Special Meeting. Abstentions will be counted as votes against a proposal. Additionally, if a Zurn stockholder holds its shares of Zurn Common Stock in street name, except with respect to “routine” matters on which brokers are permitted to vote by the rules of the NYSE, such Zurn stockholder’s bank, broker or other nominee cannot vote such Zurn stockholder’s shares of Zurn Common Stock without instructions. The Merger Share Issuance Proposal, the PIP Amendment Proposal and the Adjournment Proposal are considered “non-routine” matters. As such, if a Zurn stockholder holds its shares of Zurn Common Stock in street name, the failure to instruct its bank, broker or other nominee how such Zurn stockholder wishes to vote your shares of Zurn Common Stock with respect to the Merger Share Issuance Proposal, the PIP Amendment Proposal or the Adjournment Proposal will result in the bank, broker or other nominee being unable to vote such Zurn stockholder’s shares of Zurn Common Stock on those proposals, and assuming that a quorum is present at the Special Meeting, such shares of Zurn Common Stock will have no effect on the outcome of the proposals.
The Merger is conditioned on, among other things, the approval of the Merger Share Issuance Proposal at the Special Meeting.
It is important for Zurn stockholders to note that, in the event that the Merger Share Issuance Proposal does not receive the requisite vote for approval, Zurn will not be able to consummate the Merger.
Recommendation to the Zurn Stockholders
The Zurn Board believes that each of the Merger Share Issuance Proposal, the PIP Amendment Proposal and the Adjournment Proposal to be presented at the Special Meeting is in the best interests of Zurn and Zurn’s stockholders and unanimously recommends that its stockholders vote “FOR” the Merger Share Issuance Proposal, “FOR” the PIP Amendment Proposal and “FOR” the Adjournment Proposal.
Voting Shares of Zurn Common Stock — Stockholders of Record
If a Zurn stockholder is a holder of Zurn Common Stock of record, as of the Zurn Record Date such Zurn stockholder may vote in person at the Special Meeting or may submit a proxy to vote such shares of Zurn Common Stock by mail, by phone using the toll-free phone number on such Zurn stockholder’s proxy card, or through the Internet using the instructions described on the proxy card. Each share of Zurn Common Stock owned by a Zurn stockholder in its name as of the Zurn Record Date entitles such Zurn stockholder to one vote on each of the proposals for the Special Meeting. A Zurn stockholder’s one or more proxy cards show the number of shares of Zurn Common Stock that it owns.
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Submitting a Proxy by Mail.   A Zurn stockholder can submit a proxy to vote its shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. By signing the proxy card and returning it in the enclosed prepaid and addressed envelope, a Zurn stockholder is authorizing the individuals named on the proxy card to vote its shares at the Special Meeting in the manner indicated. Zurn encourages each Zurn stockholder to sign and return the proxy card even if a Zurn stockholder plans to attend the Special Meeting so that its shares will be voted if a Zurn stockholder is unable to attend the Special Meeting. If a Zurn stockholder receives more than one proxy card, it is an indication that its shares are held in multiple accounts. Each Zurn stockholder should sign and return all proxy cards to ensure that all shares are voted. If a Zurn stockholder signs and returns the proxy card but does not give instructions on how to vote its shares, such Zurn stockholder’s Zurn Common Stock will be voted as recommended by the Zurn Board. The Zurn Board recommends voting “FOR” the Share Issuance Proposal, “FOR” the PIP Amendment Proposal and “FOR” the Adjournment Proposal. Proxies submitted by mail must be received by the deadline specified on the accompanying proxy card.

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Submitting a Proxy By Phone or Internet.   All stockholders of record can submit a proxy to vote their shares by phone from the United States and Canada, using the toll-free phone number on the proxy card, or through the Internet using the procedures and instructions described on the proxy card. Street name holders may be able to submit their voting instructions by Internet or telephone if their bank, broker or other nominee makes those methods available, in which case the bank, broker or other nominee will enclose the instructions for doing so with the proxy materials. The procedures to submit a proxy by the Internet and by phone are designed to authenticate stockholders’ identities, allow stockholders to submit a proxy to vote their shares and to confirm that their instructions have been properly recorded.
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Voting at the Special Meeting.   Each Zurn stockholder can vote in person at the Special Meeting.

Revocation of Proxies
A Zurn stockholder can change or revoke its proxy at any time before the final vote at the Special Meeting. If a Zurn stockholder is the stockholder of record of its shares, such Zurn stockholder may revoke its proxy by:
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submitting another proxy over the Internet or by phone prior to      Central Time, on      ;

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timely delivering a written notice that such Zurn stockholder is revoking its proxy to Zurn’s Secretary prior to    Central Time, on      ;

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timely delivering a valid, later-dated proxy by mail;

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attending the Special Meeting and voting in person. A Zurn stockholder’s attendance at the Special Meeting alone will not revoke its proxy; or

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if a Zurn stockholder is the beneficial owner of shares held in street name, such Zurn stockholder should contact its bank, broker or other nominee with questions about how to change or revoke its voting instructions.

No Additional Matters
The Special Meeting has been called only to consider the approval of the Merger Share Issuance Proposal, the PIP Amendment Proposal and the Adjournment Proposal. Under the Amended and Restated Bylaws of Zurn (the “Bylaws”), other than procedural matters incident to the conduct of the Special Meeting, no other matters may be considered at the Special Meeting if they are not included in this proxy statement/prospectus/consent solicitation statement, which serves as the notice of the Special Meeting.
Proxy Solicitation Costs
Zurn is soliciting proxies from its stockholders on behalf of its Zurn Board. This proxy solicitation is being made by mail, but also may be made by phone or in person. Zurn and its directors, officers and employees may also solicit proxies in person. Zurn will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions.
In addition, Zurn has retained Morrow Sodali LLC (“Morrow Sodali”) to assist in the solicitation of proxies for a fee of approximately $15,000, plus reimbursement of expenses. Zurn has also agreed to indemnify Morrow Sodali for certain liabilities related to its engagement.
Zurn will bear the entire cost of the proxy solicitation, including the preparation, assembly, printing, mailing and distribution of the proxy materials. Zurn will reimburse brokerage firms and other custodians for their reasonable out-of-pocket expenses for forwarding the proxy materials to the Zurn stockholders. Directors, officers and employees of Zurn who solicit proxies will not be paid any additional compensation for soliciting proxies.

PROPOSAL 1 — APPROVAL OF THE MERGER SHARE ISSUANCE PROPOSAL
Why Zurn Needs Stockholder Approval
Zurn is seeking stockholder approval in order to comply with NYSE Rule 312.03(c). Under NYSE Rule 312.03(c), stockholder approval is required prior to the issuance of Zurn Common Stock or other securities convertible into or exercisable for Zurn Common Stock, in connection with certain transactions (such as the Merger) or series of related transactions if:
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the Zurn Common Stock to be issued have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such Zurn Common Stock or of securities convertible into or exercisable for Zurn Common Stock; or

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the number of shares of Zurn Common Stock to be issued is or will be equal to or in excess of 20% of the number of Zurn Common Stock outstanding before the issuance of the Zurn Common Stock or of securities convertible into or exercisable for Zurn Common Stock.

As part of the consideration for the Merger, the Elkay stockholders are expected to receive up to 52.5 million newly issued shares of Zurn Common Stock, which on a pro forma basis assuming closing of the Merger on December 31, 2021 (and assuming no adjustments pursuant to the Merger Agreement), would have represented approximately 29% of the outstanding shares of Zurn Common Stock on a fully diluted basis as of such date. For more information on the closing adjustments with respect to the Merger Consideration, please see the section entitled “The Merger Agreement.” Because the Merger Consideration constitutes voting power of Zurn’s shares that exceeds 20% of the voting power outstanding before the Merger and includes a number of shares to be issued that exceeds 20% of the number of Zurn Common Stock outstanding before the Merger, NYSE Rule 312.03(c) requires us to obtain stockholder approval before completing the Merger.
Proposal’s Effect on Zurn’s Current Stockholders
If the Merger Share Issuance Proposal is adopted, up to 52.5 million shares of Zurn Common Stock will be issued to the stockholders and option holders of Elkay. The issuance of such shares would result in significant dilution to Zurn’s stockholders and would result in Zurn’s stockholders holding a smaller percentage interest in the voting power, liquidation value and aggregate book value of Zurn.
Vote Required for Approval
If a quorum is present at the Special Meeting, the Merger Share Issuance Proposal will be approved if the holders of a majority of shares entitled to vote thereon, present in person or represented by proxy, affirmatively vote to approve the proposal at the Special Meeting. Abstentions will be counted as votes against a proposal. Additionally, if a Zurn stockholder holds its shares of Zurn Common Stock in street name, except with respect to “routine” matters on which brokers are permitted to vote by the rules of the NYSE, its bank, broker or other nominee cannot vote such Zurn stockholder’s shares of Zurn Common Stock without such Zurn stockholder’s instructions. The Merger Share Issuance Proposal is considered a “non-routine” matter. As such, if a Zurn stockholder holds its shares of Zurn Common Stock in street name, the failure to instruct its bank, broker or other nominee how it wishes to vote such shares of Zurn Common Stock with respect to the Merger Share Issuance Proposal, will result in the bank, broker or other nominee being unable to vote such Zurn stockholder’s shares of Zurn Common Stock on those proposals, and assuming that a quorum is present at the Special Meeting, its shares of Zurn Common Stock will have no effect on the outcome of the proposal.
Recommendation of the Board of Directors
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ZURN’S STOCKHOLDERS VOTE “FOR” APPROVAL OF THE MERGER SHARE ISSUANCE PROPOSAL.

ELKAY’S SOLICITATION OF WRITTEN CONSENTS
Purpose of the Consent Solicitation
The stockholders of Elkay are being asked to execute and deliver a written consent to, among other matters set forth therein, approve the Elkay Merger Proposal.
The Elkay Board has unanimously declared that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to and in the best interests of Elkay and its stockholders, approved the Merger Agreement and recommended that Elkay stockholders adopt the Merger Agreement.
Accordingly, the Elkay Board recommends that the stockholders of Elkay approve the Elkay Merger Proposal and adopt the Merger Agreement and the transactions contemplated thereby pursuant to the written consent. The Elkay stockholders’ approval and authorization of the Elkay Merger Proposal and such other matters set forth in the written consent as a stockholder of Elkay may be provided by executing and delivering the enclosed written consent.
Record Date
The Elkay Board has set             as the Elkay Record Date for determining the Elkay stockholders entitled to sign and deliver the written consent with respect to the Elkay Merger Proposal.
Elkay Stockholders Entitled to Consent
Only Elkay stockholders of record holding shares of Elkay Class A and Class M common stock as of the close of business on the Elkay Record Date are entitled to sign and deliver written the consent with respect to the Elkay Merger Proposal.
As of the close of business on the Elkay Record Date, there were approximately      shares of Elkay voting common stock outstanding,      of which were Class A common stock and      of which were Class M common stock.
Consents; Required Consents
Written consents from the affirmative vote of the holders of two-thirds of the outstanding shares of Elkay’s capital stock entitled to vote, voting as one class, are required to approve the Elkay Merger Proposal.
Following the execution and delivery of the Merger Agreement, certain stockholders of Elkay (the “Support Stockholders”), solely in their respective capacities as Elkay stockholders, entered into Support Agreements with Zurn (the “Support Agreements”). The Support Stockholders, together with their affiliated entities, beneficially own an aggregate of approximately 73% of the shares of Elkay Voting Stock entitled to vote on the Merger. On the terms and subject to the conditions set forth in the Support Agreements, each of the Support Stockholders has agreed, by (or effective as of no later than) 8:00 p.m. Central Time on the second business day following the date on which the Registration Statement is declared effective under the Securities Act of 1933, as amended (the “Securities Act”) (the “Consent Deadline”), to execute and deliver the written consent furnished with this proxy statement/prospectus/consent solicitation statement, thereby voting all of its respective outstanding shares of Elkay Voting Stock to adopt the Merger Agreement and approve the transactions contemplated thereby, including the Merger (the “Elkay Merger Proposal”). Such Support Stockholders have also provided a power of attorney to Zurn to, among other things, execute the written consent in the event such Support Stockholder does not provide its executed written consent by the Consent Deadline. Similarly, such Support Stockholders agreed in the Support Agreements to vote against any alternate transactions involving Elkay during the term of the Support Agreements.
The delivery of the written consent by each of the Support Stockholders pursuant to the Support Agreements will be sufficient to approve the Elkay Merger Proposal. For a more detailed description of the Support Agreements, please see the section entitled “The Ancillary Agreements — Summary of the Ancillary Agreements” beginning on page 99 of this proxy statement/prospectus/consent solicitation statement.

Submission of Consent
Elkay stockholders may consent to the Elkay Merger Proposal with respect to their respective shares of Elkay Voting Stock entitled to vote thereon by completing, dating and signing the written consent enclosed with this proxy statement/prospectus/consent solicitation statement and returning it to Elkay by         , 2022.
If an Elkay stockholder holds shares of Elkay Voting Stock as of the close of business on the Elkay Record Date and the Elkay stockholder wishes to act by written consent to, among other things, adopt the Merger Agreement, such Elkay stockholder must fill out the enclosed written consent, date and sign it, and promptly return it to Elkay. Elkay stockholders may return their written consents to Elkay by emailing a .pdf copy to or by mailing their written consent to Christine Bedi via email to Christine.bedi@Elkay.com. Executing and delivering a written consent to Elkay will result in the loss of an Elkay stockholder’s appraisal rights with respect to its shares of Elkay Common Stock covered by such written consent.
Although delivery of the written consent by each of the Support Stockholders pursuant to the Support Agreements will constitute the requisite number/percentage of votes required from Elkay stockholders to approve the Merger and adopt the Merger Agreement, each Elkay Stockholder is urged to return a completed, dated and signed written consent by the Target Date, which is currently      , Central Time, on      , 2022. Elkay reserves the right to extend the final date for the receipt of signatures to the written consent beyond the Target Date. Any such extension may be made without notice to Elkay stockholders.
Executing Consent; Revocation of Consents
Execution and delivery of a written consent with respect to the Elkay Merger Proposal is equivalent to a vote for such proposal. If an Elkay stockholder fails to execute and return its written consent, or otherwise withhold its written consent, it has the same effect as voting as an Elkay stockholder against the Elkay Merger Proposal.
If an Elkay stockholder is a record holder of shares of Elkay Voting Stock as of the close of business on the Elkay Record Date, it may change or revoke its written consent (subject to any contractual obligations it may otherwise have) at any time prior to      , Central Time, on      , 2022, (or, if earlier, before the signatures to the written consent of a sufficient number of shares to approve the Elkay Merger Proposal have been delivered to Elkay). If an Elkay stockholder wishes to change or revoke its consent before that time, it may do so by sending a notice of revocation by emailing a .pdf copy to or by mailing your notice of revocation of written consent to Christine Bedi via email to Christine.bedi@Elkay.com. However, notwithstanding the foregoing, pursuant to the Support Agreements, the signatures to the written consent to be received by Elkay from the Support Stockholders are not revocable and constitute sufficient voting shares to adopt the Merger Agreement.

THE MERGER
Background of the Merger
Zurn, through the Zurn Board, along with Zurn’s senior management, regularly reviews and evaluates various business strategic alternatives, including acquisitions, divestitures, and other strategic transactions, in light of its objectives and returns to stockholders. As a result of that process, in February 2021, Zurn entered into definitive agreements with respect to the 2021 RMT Transaction with Regal, as further described in the section entitled “Overview of Zurn.” Among other reasons for such transaction, the Zurn Board believed that the spin-off of its PMC business unit would allow Zurn to continue its search for financial and strategic opportunities for, and focus on unlocking opportunities to help grow, a stand-alone water business. Reviews of these opportunities have also included, from time to time, an ongoing analysis of complementary businesses, both in the nature of their respective corporate cultures and their products.
Elkay has been a family-owned business for over 100 years, with Mr. Ronald Katz, son and grandson of the founders, actively involved in running the business for nearly half of those years. As a result of Mr. Katz’s reduced role in Elkay over the past few years, in October 2020, Mr. Timothy Jahnke, Chairman and, as of February 2022, Chief Executive Officer of Elkay, met with Mr. Katz and other key stockholders of Elkay to discuss Elkay’s future corporate structure in anticipation of future significant changes to Elkay’s voting share ownership. Thereafter, Elkay engaged Boston Consulting Group (“BCG”) to present different scenarios for future structures, including keeping the current ownership structure, securing a minority investor, taking Elkay public or selling Elkay to a strategic or financial buyer. These options were weighed against stated goals of liquidity, tax consequences, value to stockholders, legacy and culture. The resulting BCG analysis was presented to the Elkay Board at its March 17, 2021 annual meeting, at which senior Elkay executives were present. After a lengthy discussion by the Elkay Board, which includes Mr. Katz, the Elkay Board determined that there were no sale alternatives available at the time that would have satisfied the important legacy and culture criteria. Instead, the Elkay Board decided to pursue consideration of an initial public offering (“IPO”) alternative and established a subcommittee, which included Mr. Jahnke, Dan Jaffee, Errol Halperin, and Robert Buck, to further evaluate an IPO of approximately 20-25% of Elkay’s common equity.
In April 2021, in connection with Zurn’s ongoing review of potential strategic opportunities relating to the stand-alone water business, a meeting was arranged between Todd Adams, Chair and CEO of Zurn, and Mr. Jahnke by the various business development teams of Zurn and Elkay, which teams had various interactions over the years relating to their respective businesses. During their meeting, Mr. Adams and Mr. Jahnke engaged in preliminary discussions relating to a potential combination and discussed the complementary nature of their businesses, including with respect to leading brand recognition, loyal customer relationships, shared core values and corporate cultures.
Subsequent to the April 2021 meeting of Mr. Adams and Mr. Jahnke, Zurn and Elkay continued to have preliminary discussions relating to a potential combination. Zurn had previously worked with the investment bank Evercore to evaluate various strategic options, including acquisitions, divestitures and other strategic transactions (including as part of the 2021 RMT Transaction), and Zurn continued to consult with Evercore in connection with its consideration of a potential combination with Elkay. Meanwhile, Elkay continued to explore an IPO alternative and retained Citigroup Global Markets Inc. (“Citi”) and J.P. Morgan Securities LLC (“J.P. Morgan”) as its investment bankers for that process (together, the “Banks”). On June 15, 2021, Elkay representatives and their third-party advisors held a kick-off meeting for a potential IPO at the offices of JP Morgan Chase in Chicago, Illinois.
On June 21, 2021, Mr. Adams again met with Mr. Jahnke and expressed an interest in further exploring a combination, and Mr. Adams suggested both sides enter into a non-disclosure agreement so that the parties could share initial materials to inform a potential proposal from Zurn. Mr. Jahnke expressed interest in a transaction as well and noted he would relay his conversation with Mr. Adams to the Elkay Board and Mr. Katz.
At the June 23, 2021 meeting of the Elkay Board, at which senior Elkay executives were present, Mr. Jahnke updated the Elkay Board on actions taken by the IPO subcommittee since the March 2021 meeting, including the selection of the Banks to act as advisors and underwriters for Elkay on a potential

IPO transaction and the kick-off meeting held the week prior with the Banks, management and legal advisors. He also advised that, since the March 2021 meeting, he had been contacted by four companies, including Zurn, to discuss potential alternative transactions to the IPO. Mr. Katz, advised that, at that point, he would not vote in favor of an alternate transaction that would result in the sale of Elkay.
Following the June 2021 meeting, alternative transactions were discussed among Mr. Jahnke, Mr. Katz and other significant stockholders of Elkay as a result of which a group of significant stockholders, including Mr. Katz, agreed that additional discussions with potential acquirers who could satisfy the culture and legacy concerns of the significant stockholders would be in the best interest of Elkay and its stockholders.
As a result of those discussions, on July 21, 2021, Zurn and Elkay entered into the previously discussed non-disclosure agreement, which contained customary provisions relating to the confidentiality obligations of the parties as it related to materials that they would share with each other during their discussions as well as in further diligence requests. Subsequently, later in July 2021, Elkay provided Zurn with an overview of its overall business, including the history of Elkay and its business offerings.
Throughout late July and August 2021, Zurn, with support from Evercore, engaged in further discussions and introductory briefings relating to both Zurn’s and Elkay’s businesses, including a call on July 31, 2021 between Mr. Adams and Mr. Jahnke regarding the Elkay business, including its history, financials and product lines. On August 10, 2021, Mr. Adams provided a draft presentation to Mr. Jahnke (which related to an upcoming August 25, 2021 meeting between representatives of Elkay and Zurn) for Mr. Jahnke’s feedback. Between August 10, 2021 and August 25, 2021, Mr. Adams, Mr. Jahnke, Craig Wehr, president of Zurn, and Ted Hamilton, president of Elkay, exchanged comments on such draft presentation.
On August 25, 2021, at the invitation of Mr. Jahnke on the July 31, 2021 call between he and Mr. Adams, Mr. Adams met with various members of management and stockholders of Elkay, including Mr. Katz, Ms. Judith Katz and Mr. Hamilton, who beneficially owned an aggregate of approximately two-thirds of the voting shares of Elkay, and presented the presentation that Mr. Adams and Mr. Wehr had previewed with Mr. Jahnke and Mr. Hamilton. During such meeting, Mr. Adams provided an overview of Zurn’s water business and its opportunities as a stand-alone water solutions company following the completion of the spin-off of the PMC business pursuant to the 2021 RMT Transaction, as well as a preliminary perspective on the merits of a combination with Elkay’s plumbing business. The presentation was focused on a combination of the Zurn water, and Elkay plumbing businesses, with some discussion about a potential spin-off of the Elkay Interior Systems business prior to any such combination. Throughout August and September 2021, the parties continued to meet and discuss a potential combination and Mr. Jahnke communicated that Elkay would undergo a review of strategic alternatives before considering entertaining value negotiations or further diligence with Zurn.
At the September 22-23, 2021 Elkay Board meeting, at which Ms. Judith Katz was also present upon invitation of the Elkay Board as well as senior executives of Elkay, representatives from Citi and J.P. Morgan delivered a presentation to the Elkay Board and Ms. Katz that compared the value of a potential IPO against the alternatives of remaining a privately held company and engaging in a stock for stock transaction with Zurn, where the Elkay stockholders would receive approximately 30% of Zurn’s shares. The Bank representatives noted that while an IPO would likely be well-received by the market, the merger with Zurn provided a unique opportunity to merge with a water-only business and provided a higher initial value and greater liquidity options than the IPO. The Elkay Board engaged in a lengthy discussion regarding the rationale, benefits and risks of a potential merger with Zurn and contrasted it with a potential IPO. The Elkay Board discussed at length both financial and non-financial considerations with respect to each alternative, and each director in turn expressed their thoughts on the alternatives. Ultimately the Elkay directors agreed that, if the non-financial criteria could be addressed satisfactorily to the Elkay stockholders, the proposed merger with Zurn was more beneficial to Elkay than either the IPO or staying private alternatives.
In addition, during the meeting, Mr. Katz also stated that if the share percentage of Zurn to be received was approximately 30% and the non-financial considerations were resolved satisfactorily to the largest Elkay stockholders, he also would be in favor of the merger with Zurn over a potential IPO alternative. Mr. Katz advised that, as a stockholder, he would not vote in favor of any alternative transaction presented to the Elkay Board by the Banks at the meeting as they did not provide the opportunity for continuing substantial ownership. He expressed his belief to the other directors of the Elkay Board and Elkay management that based on the future growth needs of Elkay, combining with Zurn would better position Elkay to achieve its growth objectives. After the discussion, the members of the Elkay Board agreed to proceed with the investigation of a potential merger with Zurn while delaying further work on the IPO. The Elkay Board agreed that Citi and J.P. Morgan would continue to represent Elkay with respect to the Zurn transaction. The Elkay Board also considered the fact that Zurn was not interested in Elkay’s Interior Systems (“EIS”) business and that such business could be spun off to the existing stockholders of Elkay prior to consummation of the merger transaction with Zurn, providing for continued ownership of a family-owned business (EIS) along with a significant interest in a publicly held company (Zurn).
On October 4, 2021, the 2021 RMT Transaction was consummated, as further described in the section entitled “Overview of Zurn”, allowing Zurn to further focus its energy and resources on operations and strategic opportunities for its water business, including a potential combination with Elkay. Thereafter, on October 20, 2021 and October 21, 2021, the Zurn Board held a meeting at which Evercore attended. Evercore noted that after the close of the 2021 RMT Transaction, Zurn was well-positioned to pursue growth as a standalone company, which could include a potential combination with other water-focused companies. Evercore presented a high level review of the strategic merits of a potential combination with the Elkay plumbing business and preliminary value creation from a combination with Elkay’s plumbing business. Following discussion, the Zurn Board authorized Zurn senior management, along with Zurn’s advisors, to continue discussions with Elkay regarding a potential transaction, including through the execution of a new confidentiality letter agreement to facilitate further due diligence and review of a potential combination.
Following such Zurn Board meeting, on October 21, 2021, Zurn presented Elkay with a draft of the new confidentiality letter agreement, which would supersede and replace the prior non-disclosure agreement between the parties, and contained mutual confidentiality and non-solicitation obligations, as well as a 24-month standstill provision and a 75-day exclusivity provision in favor of Zurn. On November 2, 2021, Elkay presented Zurn with a revised draft of the confidentiality letter agreement, which included, among other revisions, a three-month standstill provision and a mutual exclusivity obligation on both Zurn (with customary carve outs) and Elkay, through December 15, 2021 (with extensions).
Following Elkay’s delivery of the revised confidentiality letter agreement draft, Zurn engaged Morgan, Lewis & Bockius, LLP (“Morgan Lewis”) to assist with the review of a potential transaction with Elkay, along with Richards, Layton & Finger, P.A. (“RLF”), to assist on Delaware legal matters. Elkay had been and would continue to be advised by Mayer Brown LLP (“Mayer Brown”) with respect to the potential Zurn transaction.
On November 10, 2021, members of Elkay management, including Mr. Hamilton and Mr. Jahnke, provided an overview of Elkay’s plumbing business, strategy and draft financial forecast as a stand-alone company (assuming the spin-off of its EIS business) and members of Zurn management, including Mr. Adams, described the Zurn business and strategy as a public company. Representatives of the Banks, on behalf of Elkay, and Evercore, on behalf of Zurn, attended the meeting.
On November 12, 2021, Citi and J.P. Morgan shared with Evercore (who shared with Zurn management) a proposal instruction letter regarding an all-stock transaction with Elkay, including a request for proposals for key terms such as dividend policies, valuation detail, and post-closing corporate governance.
On November 19, 2021, the Elkay Board met virtually for an update on the proposed transaction with Zurn, at which senior Elkay executives were present. Richard Phillips, then-serving President and CEO of Elkay, provided an overview of the November 10, 2021 meeting with Zurn and noted that Zurn would be providing a proposed term sheet in the near-term.
On November 23, 2021, the Zurn Board met to discuss, among other items, the potential Elkay transaction, including presentations given by Zurn senior management of potential synergies of a business combination as well as a preliminary analysis from Evercore of the merits of the transaction and relative economics of the Zurn and Elkay businesses. Further, the Zurn Board authorized Zurn’s management team to pursue a transaction with Elkay through entering into non-binding negotiations, including engaging additional appropriate advisors and incurring fees and expenses related to the potential transaction.

Following such meeting, Evercore and Zurn prepared a proposed indication of interest and term sheet (the “Term Sheet”) and a diligence request list that Zurn would present to Elkay and its advisors, in a meeting between Mr. Adams and Mr. Jahnke to be held on November 29, 2021. The Term Sheet contained, among other items, a proposal for the potential all-stock transaction, a spin-off of the EIS business with no liability to Zurn resulting therefrom, the enterprise value for the stock consideration, as well as the structure of the post-closing company. More specifically, the initial Term Sheet contemplated consideration to Elkay stockholders of 48.2 million shares of Zurn, assuming $19 million of debt-like items, and implying approximately 27% of the projected fully diluted Zurn outstanding stock as of December 31, 2021, subject to adjustment based on closing date debt. The Term Sheet also addressed the non-financial considerations of the Elkay stockholders, providing for representatives of Elkay to join the Zurn Board, the addition of Elkay to the combined company name, dividend projections and continued management of the Elkay business by Mr. Hamilton.
On November 29, 2021, Mr. Adams and Mr. Jahnke met and discussed the Term Sheet and the potential business combination. Following such meeting, throughout December 2021, the parties, along with their respective advisors including Mayer Brown, Citi and J.P. Morgan, on behalf of Elkay, and Morgan Lewis and Evercore, on behalf of Zurn, discussed and negotiated various aspects of the Term Sheet, including the amount of the Zurn shares to be issued to Elkay stockholders in the transaction. Such advisors similarly discussed the revisions to the new confidentiality letter agreement, including the proposed mutual exclusivity term and the due diligence period contained therein. On December 1, 2021, certain members of Elkay’s management team and the Banks discussed the Term Sheet with Mr. Katz and Ms. Judith Katz, the two largest stockholders of Elkay in terms of voting percentage, and formulated a counter proposal.
On December 3, 2021, Citi and J.P. Morgan shared with Evercore a counter-proposal to the Term Sheet proposing, among other things, that as consideration for the transaction, Elkay’s stockholders would receive 52.5 million shares of Zurn. Between December 3, 2021 and December 10, 2021, Evercore, Citi and J.P. Morgan discussed Elkay’s counter-proposal, as well as exchanged various other counter-proposals on behalf of their respective clients. On December 6, 2021, the Elkay Board convened a meeting at which Mr. Jahnke provided detail on the discussions that had taken place thus far between Zurn and Elkay representatives and summarized the financial and non-financial terms included in the Term Sheet, as well as Elkay’s initial counter-proposal, Zurn’s response to such counter-proposal and Elkay’s then most recent counter-proposal submitted December 5, 2021. For each counter proposal and response, Mr. Jahnke indicated where the parties were in agreement and which points remained outstanding. The Elkay Board resolved at such meeting to proceed with the potential merger with Zurn on the same or substantially similar terms to the final counter-proposal presented by Elkay to Zurn on December 5, 2021.
On December 6, 2021, the Zurn Board met to discuss, among other items, the potential Elkay transaction and the counter-proposals to the Term Sheet exchanged by the parties, including an update from Mr. Adams regarding the status of ongoing discussions with Elkay. Members of Zurn’s senior management team were present. The Zurn Board requested that the Zurn management team continue to negotiate with Elkay regarding the potential transaction and seek additional approval from the Zurn Board before entering into any binding documentation regarding the merger (other than any exclusivity or confidentiality provisions included in the Term Sheet and confidentiality letter agreement).
On December 10, 2021, the parties agreed in principle to the Term Sheet for a cash-free, debt-free merger structure to include a newly-formed merger subsidiary of Zurn which would merge with Elkay, along with the EIS business of Elkay being carved-out and spun-off on terms satisfactory to Zurn. The Term Sheet proposed a share consideration of 52.5 million Zurn shares (which would be reduced by any net debt or debt-like items), implying approximately 29% of the projected fully diluted Zurn outstanding stock as of December 31, 2021, subject to adjustment based on the closing date debt. The Term Sheet provided that Elkay would appoint two members to the Zurn Board and that Mr. Katz would have board observer rights.
On December 20, 2021, Elkay and Zurn entered into the confidentiality letter agreement, which included the Term Sheet described above. The confidentiality letter agreement also included a customary standstill provision in favor of Zurn, as well as mutual exclusivity obligations of both parties, subject to certain exceptions, until February 9, 2022.

For the remainder of December 2021 and continuing through the signing of the definitive transaction documents (the “Transaction Documents”), the Elkay and Zurn management teams, together with Evercore, Citi, J.P. Morgan, Mayer Brown and Morgan Lewis, along with RLF, engaged in mutual due diligence, including with respect to synergies, financial projections, capitalization, legal due diligence and future earnings and prospects. Zurn also performed site visits of Elkay facilities as part of its diligence process. And, on December 20, 2021, Mr. Adams and Mr. Wehr hosted Mr. Katz for a visit at one of Zurn’s facilities.
On January 7, 2022, Mayer Brown delivered to Morgan Lewis an initial draft of the Merger Agreement. Thereafter, Morgan Lewis, Evercore and RLF began discussions on key issues with Zurn, including indemnification matters, appropriate thresholds for Elkay stockholder approval, the Zurn stockholder approval process and proxy statement as well as other financial mechanics in the Merger Agreement.
On January 11, 2022, representatives of Elkay provided initial drafts of certain elements of the EIS spin-off documentation, including the Transition Services Agreement, the Spin-Off Agreement and the Asset Transfer Agreements.
On January 12, 2022, Morgan Lewis delivered to Mayer Brown an issues list for the Merger Agreement focused on key items such as stockholder consent, registration rights/post-closing liquidity, recourse issues, purchase price adjustments, employee loans and management stock purchase plan, representations and warranties, employee covenants and lockup and standstill requirements. Between January 12, 2022 and January 22, 2022, Morgan Lewis, RLF and Mayer Brown participated in ongoing discussions relating to such issues list, exchanging various drafts of such list in connection with the Merger Agreement. On January 22, 2022, Morgan Lewis delivered to Mayer Brown its initial markup of the Merger Agreement and the parties continued to engage in discussions through the signing of the Transaction Documents.
On January 25, 2022, Mayer Brown delivered to Morgan Lewis a response to the key financial and legal issues list with respect to the Merger Agreement delivered by Morgan Lewis, which was discussed by the parties through various iterations of the list, until Mayer Brown’s delivery of the February 2, 2022 draft Merger Agreement. Certain key items negotiated included certain financial matters such as taxes, environmental liabilities and employee plan liabilities, recourse (which was proposed to be limited to a representation and warranty (“R&W”) insurance policy for representation breaches and certain pre-closing taxes), thresholds for the Elkay stockholder support agreements, interim covenants and matters related to HSR.
Separately, Evercore, Zurn, Citi, J.P. Morgan and Elkay engaged in ongoing correspondence to discuss various financial aspects of the transaction, including the calculation of working capital, debt, cash, tax liability amounts and other transaction expenses, and the Chief Financial Officers of both Zurn and Elkay discussed several of these matters directly.
On January 27-28, 2022, a special meeting of the Elkay Board was held at which senior executives of Elkay were present. Mayer Brown provided an overview of the duties and responsibilities of the board of directors in approving the proposed merger with Zurn and explained the significant terms of the Merger Agreement and advised on significant open issues. An overview was also provided on the due diligence Elkay had performed on Zurn leading up to the meeting. The Banks provided an overview of how each of their firms’ respective fairness opinions would be prepared.
On January 28, 2022, Morgan Lewis delivered to Mayer Brown initial drafts of the Standstill and Lock-Up Agreement and the Support Agreements.
On January 31, 2022, representatives of Elkay provided an initial draft of the Tax Matters Agreement, another component of the EIS spin-off documentation and Morgan Lewis and Mayer Brown discussed various aspects of such agreement, including key items relating to recourse and tax liability.
On February 2, 2022, Mayer Brown provided to Morgan Lewis a revised draft of the Merger Agreement reflecting many of the items discussed and negotiated by the parties in the key issues lists.
In addition, on February 2, 2022, the Zurn Board held a meeting to discuss various topics related to the potential transaction, including the status of the due diligence being conducted in connection with the proposed Elkay transaction, key terms and potential synergies from the transaction. Members of Zurn’s senior management team were present. The Zurn Board determined that it was advisable and in the best interests of Zurn and its stockholders for Zurn and its advisors to continue to engage in negotiations with Elkay and its advisors.
On February 3, 2022, Mayer Brown provided Morgan Lewis a revised draft of the Support Agreements, with certain revisions made to the threshold level of support agreements being delivered, and the commitments to be made by various stockholders controlled by trusts.
On February 4, 2022, Mayer Brown provided an initial draft of Elkay’s Disclosure Schedules to Morgan Lewis which the parties worked through until the signing of the Transaction Documents.
On February 5, 2022, Morgan Lewis provided to Mayer Brown revised drafts of the EIS Asset Transfer Agreements and the Spin-Off Agreement and an initial draft of the Board Observer Agreement, which agreement related to Mr. Katz’s position as an observer to meetings of the Zurn Board. On such date, Mayer Brown provided a revised draft of the Standstill and Lock-Up Agreement and initial draft of the Registration Rights Agreement relating to the Zurn shares to be issued in the transaction to Morgan Lewis.
Between February 2, 2022 and February 7, 2022, Mayer Brown and Morgan Lewis participated in daily discussions on the updated drafts of the Transaction Documents provided by each party during such period. Separately, Mr. Jahnke and Mr. Adams engaged in discussions relating to key open business issues related to the Transaction Documents, including which Elkay stockholders would provide Company Stockholder Support Agreements, the length of the arrangements in the Standstill and Lock-Up Agreements, the various registration rights that would be provided, post-closing recourse, antitrust matters and closing conditions. During this time, Elkay discussed the provisions of the Support Agreements and Standstill and Lock-Up Agreements with the Elkay stockholders who would be asked to execute the agreements.
On February 7, 2022, Morgan Lewis provided its comments to the updated draft of the Merger Agreement to Mayer Brown, along with an initial draft of the Zurn Disclosure Schedules.
Between February 7, 2022 and February 12, 2022, Morgan Lewis and Mayer Brown, along with the parties’ financial advisors, continued to participate in daily discussions relating to open items in the Merger Agreement and other Transaction Documents. Separately, Mr. Jahnke and Mr. Adams continued to engage in discussions relating to the open business issues related to the Merger Agreement and other Transaction Documents, which included, among others, limitations on indemnification provided, working capital, Support Agreement thresholds, standstill terms and registration rights.
On February 9, 2022, QBE Insurance Group Ltd., the R&W insurer selected by Zurn, provided an initial draft of the R&W insurance policy and binder to Zurn and its advisors.
On February 10, 2022, the Elkay Board met to review the Elkay Financial Forecasts presented by Elkay management (see section entitled “Certain Financial Forecasts Reviewed by Elkay’s Board of Directors and Financial Advisor” for additional information regarding the Elkay Financial Forecasts) and to receive an update on the merger negotiations. Senior executives of Elkay also participated in the meeting along with representatives of Mayer Brown and the Banks. Mayer Brown provided a brief reminder of the board of director duties and summarized the current draft of the Merger Agreement, noting the points that remained subject to negotiation. The Elkay Board had received and reviewed a copy of the most recent draft of the Merger Agreement prior to the meeting. After Mayer Brown’s presentation and board discussion on the transaction, the Banks presented their methodologies for preparing their fairness opinions. Each provided a review of key transaction terms and then discussed the implied firm value for each of Zurn and Elkay and the methods of calculation.
On February 11, 2022, the Zurn Board met to further evaluate and, if they deemed it to be in the best interests of Zurn and its stockholders, approve, the potential transaction. Members of senior management and Evercore, RLF and Morgan Lewis participated. Mr. Adams updated the Zurn Board on developments regarding the transaction since their last meeting and reiterated the process that had led up to the proposed transaction with Elkay. Evercore presented to the Zurn Board the financial analysis performed by Evercore to evaluate the potential transaction and its opinion (subsequently submitted in writing) that the Merger Consideration to be paid to the Elkay stockholders in the Merger was fair, from a financial point of view, to Zurn. Morgan Lewis provided a summary of key terms of the various Transaction Documents, noting that review of the documentation memorializing the potential transaction was nearing completion with just a few minor legal items remaining open. Morgan Lewis also noted and described the extensive due diligence performed by Morgan Lewis and various other advisors of Zurn on Elkay. Following further discussion, including responses to all questions asked by members of the Zurn Board, the Zurn Board (i) approved and declared advisable and in the best interest of Zurn and its stockholders the Merger Agreement and the other Transaction Documents, and the consummation of the transactions contemplated thereby, (ii) authorized and approved the execution, delivery and performance of the Merger Agreement and the other Transaction Documents, (iii) recommended that the issuance of the Zurn shares in connection with the transaction be submitted for the approval of Zurn’s stockholders for adoption thereby, and (iv) recommended that Zurn’s stockholders approve the share issuance.
On February 12, 2022, the Elkay Board met to discuss the most recent version of the Merger Agreement, which Mayer Brown indicated was nearly final with all significant open issues as of the February 10, 2022 meeting having been resolved. Senior executives of Elkay along with representatives of Mayer Brown and the Banks participated in the meeting. After Mayer Brown’s overview of the Merger Agreement and board discussion thereon, the Banks discussed and provided in writing their fairness opinions, copies of which are attached hereto as Annexes H and I. For a more detailed description of the fairness opinions, see the sections titled “Opinion of Citi, Elkay’s Financial Advisor” beginning on page 69 of this proxy statement/prospectus/consent solicitation and “Opinion of J.P. Morgan, Elkay’s Financial Advisor” beginning on page 76 of this proxy statement/prospectus/consent solicitation. Both Citi and J.P. Morgan opined that the Merger Consideration was fair, from a financial point of view, to Elkay’s stockholders. Thereafter, the Elkay Board (i) approved and declared the Merger Agreement, the other Transaction Documents and the transactions contemplated thereby to be advisable, fair to and in the best interests of Elkay and its stockholders, (ii) approved and authorized the execution, delivery and performance of the Merger Agreement and the transactions contemplated thereby, (iii) approved and authorized the execution, delivery and performance of the other Transaction Documents and the transactions contemplated thereby, (iv) directed that the Elkay Merger Proposal be submitted to a vote of the Elkay stockholders by written consent and (v) recommended to its stockholders approval of each of the matters requiring the required company stockholder approval as specified in the Merger Agreement.
Following the respective board meetings of the parties, Mayer Brown and Morgan Lewis resolved all of the remaining open issues in the Merger Agreement and other Transaction Documents in a manner consistent with the parameters the respective boards had authorized.
Subsequently, also on February 12, 2022, the parties executed the Merger Agreement and the other Transaction Documents.
Finally, on February 12, 2022, the R&W insurance policies and binders were bound.
On the evening of February 13, 2022, Elkay stockholders holding approximately 73 % of Elkay’s common stock entered into and delivered to Zurn and Elkay the Support Agreements committing them to vote all of their respective shares in favor of the transaction, and against any competing acquisition proposal.
On the morning of February 14, 2022, before the opening of trading on the NYSE, Zurn and Elkay issued a joint press release announcing the transaction.
Zurn’s Reasons for the Approval of the Merger and the Merger Share Issuance Proposal
The Zurn Board
The Zurn Board has unanimously (i) approved and declared advisable and in the best interest of Zurn and its stockholders the Merger Agreement and the other Transaction Documents, and the consummation of the transactions contemplated thereby, (ii) authorized and approved the execution, delivery and performance of the Merger Agreement and the other Transaction Documents, (iii) recommended that the Merger Share Issuance Proposal be submitted for the approval of Zurn’s stockholders for adoption thereby, and (iv) recommended that Zurn’s stockholders approve the Merger Share Issuance Proposal. In evaluating the Merger and the Merger Share Issuance Proposal, the Zurn Board consulted with Zurn management, as well as Zurn’s legal and financial advisors, and, in reaching its decision, the Zurn Board considered a variety of factors, including:
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The Zurn Board’s knowledge of Zurn’s business, operations, financial condition, earnings and prospects and of Elkay’s business, operations, financial condition, earnings and prospects, taking into account the results of Zurn’s due diligence review of Elkay.

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The Zurn Board’s belief that Elkay is the category leader in plumbed in, commercial drinking water, which the Zurn Board believes to be a high-growth market due to a number of factors including sustainability trends, increased water consumption and regulations requiring augmented bottle fillers.

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The Zurn Board’s belief that Elkay is the U.S. market leader in non-residential and residential sinks and the combined company will have an opportunity for continued growth in the category.

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The Zurn Board’s belief that Elkay’s business characteristics, including brand recognition, high level of specification, substantial retrofit business mix, large installed base and strong presence with customers in the education and healthcare sectors are highly attractive and support Elkay’s growth potential.

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The Zurn Board’s belief that the Merger will combine two highly complementary businesses with leading specified brands, loyal customer relationships and shared core values and cultures, to create a North American leader in commercial water solutions, including expanding the existing Zurn business into the rapidly growing commercial drinking water category.

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The Zurn Board’s belief that the Merger presents the combined company with the opportunity for significant synergies, driven by procurement, business efficiencies, cross marketing and a combined go-to-market strategy.

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The Zurn Board’s belief that the combined company will have enhanced scale to make digital and technological investments to serve customers.

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The Zurn Board’s belief that the transaction will result in a combined company with a bigger and stronger balance sheet, and reduced net debt leverage, that will position it for continued growth organically and through acquisitions and provide an ability to return incremental capital to stockholders through increased quarterly dividends.

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The Zurn Board’s belief that the combined company could attract a broader investor base including from ESG-focused investors.

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The Zurn Board’s belief that a significant number of Elkay’s stockholders will be committed long-term stockholders of the combined company as evidenced by the terms of the Standstill and Lockup Agreements.

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That the combined company will continue to be led by Zurn’s experienced management team, including its Chair of the Board and Chief Executive Officer, Todd Adams, and Chief Financial Officer, Mark Peterson.

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The recommendation of the Merger by Zurn’s senior management team.

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The terms of the Merger Agreement, taken as a whole, including the parties’ representations, warranties and covenants, and the circumstances under which each party may terminate the Merger Agreement.

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The requirement that Zurn’s stockholders approve the Merger Share Issuance Proposal as a condition to and in connection with the Merger.

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The Zurn Board’s belief of the reasonable likelihood that the Merger will be completed based on, among other things, the conditions to the Merger and that the outside date of November 14, 2022 (subject to a three-month extension in certain circumstances to obtain antitrust regulatory approvals) allows for sufficient time to complete the Merger.

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The Zurn Board’s consideration of certain other factors, including historical information concerning Zurn’s and Elkay’s respective businesses, financial conditions, results of operations, earnings, management, competitive positions and prospects on a projected combined basis and the current and prospective business environment in which Zurn and Elkay operate, including price levels and volatility, economic conditions, the competitive environment and the likely effect of these factors on Zurn.
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The financial analysis of the Merger Consideration reviewed by Evercore with the Zurn Board as well as the opinion of Evercore rendered to the Zurn Board on February 11, 2022 that the Merger Consideration to be paid to the Elkay stockholders in the Merger was fair, from a financial point of view, to Zurn. Please see the section entitled “The Merger — Opinion of Evercore, Zurn’s Financial Advisor.”

The Zurn Board also considered potential risks and potentially negative factors concerning the Merger in connection with its deliberations of the proposed transaction, including:
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The possibility that the Merger may not be completed, or that completion may be unduly delayed, for reasons beyond the control of Zurn and Elkay, including as a result of antitrust-related issues, which could result in significant costs and disruption to Zurn’s normal business.

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The potential for diversion of management and employee attention and for increased employee attrition during the period prior to completion of the Merger and the potential effect of the Merger on Zurn’s business and relations with channel partners, customers, suppliers and regulators.

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The substantial costs and resources to be incurred in connection with the Merger, including with respect to the integration of the Zurn and Elkay businesses and the transaction expenses arising from the Merger.

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The risk of not realizing all of the anticipated synergies and the risk that other anticipated benefits might not be realized.

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The risk that certain members of Zurn’s or Elkay’s senior management might not choose to remain employed with the combined company.

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The restrictions on the conduct of Zurn’s business during the period between the signing of the Merger Agreement and completion of the Merger.

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The potential impact on the market price of Zurn Common Stock as a result of the issuance of Zurn Common Stock in the Merger.

•
The risks related to Elkay’s business as set out under “Risk Factors — Risks Relating to the Combined Company.”

The foregoing discussion of the information and factors considered by the Zurn Board is not exhaustive. In view of the Zurn Board’s consideration of a wide variety of factors in connection with its evaluation of the Merger Agreement and the Merger Share Issuance Proposal, and the transactions contemplated thereby, including the Merger, and the complexity of these matters, the Zurn Board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. The Zurn Board viewed its position and recommendation as being based on the totality of the information presented to and considered by it, including discussions with Zurn’s management and legal and financial advisors. In considering the factors described above and any other factors, individual members of the Zurn Board may have held varied views of the relative importance of the factors considered, and the individual members of the Zurn Board may have given different weight, value, merit, or consideration to different factors. The actual benefits from the Merger could be different from the foregoing estimates and those differences could be material. Accordingly, there can be no assurance that any of the potential benefits described above or included in the factors considered by the Zurn Board will be realized. Please see the section entitled “Risk Factors” section contained in this proxy statement/prospectus/consent solicitation statement.
The foregoing discussion of the information and factors considered by the Zurn Board is forward-looking in nature and should be read in light of the factors described in the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Certain Financial Forecasts Reviewed by Zurn’s Board of Directors and Financial Advisor
Although Zurn may periodically publish limited public guidance concerning its expected financial performance, it does not, as a matter of course, publicly disclose detailed long-term financial forecasts or internal projections as to future performance, earnings or other results given, among other reasons, the uncertainty of the underlying assumptions and estimates. However, in connection with the Zurn Board’s consideration of the Merger, Zurn management prepared certain unaudited financial forecasts and estimates relating to Zurn’s future financial performance on a stand-alone basis without giving effect to the Merger (the “Zurn Management Forecasts”). Zurn management also prepared certain unaudited financial forecasts and estimates relating to the Elkay business (the “Zurn Management Elkay Forecasts”), and an analysis of projected synergies to be realized by the combined company (“Zurn Management Expected Synergies”). A summary of the Zurn Management Forecasts, the Zurn Management Elkay Forecasts and the Zurn Management Expected Synergies (collectively the “Financial Forecasts”), which were furnished to the Zurn Board and also provided to Evercore for its use and reliance in connection with its financial analyses and opinion, is set forth below. Please see the section entitled “— Opinion of Evercore, Zurn’s Financial Advisor.”
The Financial Forecasts were not prepared for the purpose of public disclosure, nor were they prepared in compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts or projections. The Financial Forecasts were, in the view of Zurn management, prepared on a reasonable basis based on estimates and judgments made by Zurn management at the time they were prepared and provided to the Zurn Board in February 2022 and speak only as of that time. The inclusion of the Financial Forecasts in this proxy statement/prospectus/consent solicitation statement should not be regarded as an indication that any of Zurn, Elkay or their respective affiliates, officers, directors, employees, advisors or other representatives considered, or now considers, the Financial Forecasts to be material or necessarily predictive of actual future results or events, and the Financial Forecasts should not be relied upon as such.
Neither Zurn’s nor Elkay’s respective independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the Financial Forecasts, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the Financial Forecasts.
Zurn Management Forecasts
The Zurn Management Forecasts were based upon numerous estimates or expectations, beliefs, opinions and assumptions, including with respect to Zurn’s results of operations and financial condition, customer requirements and competition, and with respect to general business, economic, market, regulatory and financial conditions and other future events, many of which are beyond Zurn’s control and may not be realized. All of these items are inherently difficult to estimate or accurately forecast, including due to various assumptions about the price of raw materials, the timing of the delivery of customer orders, fluctuating exchange rates and interest rates. In addition, the Zurn Management Forecasts do not take into account any transactions, circumstances or events occurring after the date they were prepared, including the Merger, the costs and expenses incurred or to be incurred in connection with the Merger, potential synergies expected to result from the Merger or costs and expenses necessary to achieve anticipated synergies, or the effect of any failure of the Merger to be completed. Moreover, the Zurn Management Forecasts are not necessarily indicative of current market conditions or future performance, which may be significantly more or less favorable than as set forth in the Zurn Management Forecasts, and are not, and should not be regarded as, a representation that any of the expectations contained in, or forming a part of, the Zurn Management Forecasts will be achieved. Certain of the key assumptions made by Zurn’s management in connection with the preparation of the Zurn Management Forecasts include, without limitation: (a) assumptions as to annual market growth rates for end-markets, regions and product lines, (b) annual growth driven by key strategic growth initiatives, (c) annual impact of sales force and supply chain initiatives, (d) backlog roll off and (e) modest improvements in pricing along with productivity improvement and permanent cost reduction initiatives, partially offset by growth related investments, cost inflation in cost of sales and selling and general and administrative expense. Zurn management believes that the assumptions used as a basis for the Zurn Management Forecasts were reasonable based on the information available to

Zurn management at the time prepared. However, the Zurn Management Forecasts are not a guarantee of actual future performance. The future financial results of Zurn may differ from those expressed in the Zurn Management Forecasts due to factors that are beyond Zurn’s ability to control or predict, and the variances could be material.
The following table presents a summary of the key Zurn Management Forecasts for the calendar years ending December 31, 2022 through December 31, 2026 (in millions).
	Year Ending December 31,
	2022E	2023E	2024E	2025E	2026E
Revenue	$1,050	$1,170	$1,290	$1,390	$1,470
Adjusted EBITDA(1)	250	290	330	362	388
Stock-Based Compensation	(16)	(20)	(17)	(18)	(18)
Cash Taxes	(65)	(76)	(85)	(92)	(99)
Change in Net Working Capital	(31)	(17)	(7)	(15)	(10)
Capital Expenditures	(11)	(12)	(13)	(14)	(15)
Unlevered Free Cash Flow	$127	$165	$208	$223	$246

(1)
Adjusted EBITDA means earnings before interest, taxes, depreciation, acquisition related amortization, restructuring and other similar charges, and stock-based compensation.

Zurn Management Elkay Forecasts
In preparing the Zurn Management Elkay Forecasts, Zurn management made certain adjustments related to the cash flow items reflected in the Elkay Management Forecasts (as set forth in the section entitled Certain Financial Forecasts Reviewed by Elkay’s Board of Directors and Financial Advisor). Such adjustments were made based on Zurn management’s judgment and experience in the industry, its analysis of Elkay and discussions between Zurn management and Elkay Management. The Zurn Management Elkay Forecasts were based upon numerous estimates or expectations, beliefs, opinions and assumptions with respect to Elkay, including with respect to its results of operations and financial condition, customer requirements and competition, and with respect to general business, economic, market, regulatory and financial conditions and other future events, all of which are difficult to predict and many of which are beyond the control of Elkay and may not be realized. The Zurn Management Elkay Forecasts do not take into account any transactions, circumstances or events occurring after the date they were prepared, including the Merger, the costs and expenses incurred or to be incurred in connection with the Merger, potential synergies expected to result from the Merger or costs and expenses necessary to achieve anticipated synergies, or the effect of any failure of the Merger to be completed; are not necessarily indicative of current market conditions or values or future performance, which may be significantly more or less favorable than as set forth in the Zurn Management Elkay Forecasts; and are not, and should not be regarded as, a representation that any of the results or expectations contained in, or forming a part of, the Zurn Management Elkay Forecasts will be achieved. Certain of the key assumptions made by Zurn’s management in connection with the preparation of the Zurn Management Elkay Forecasts include: (a) assumptions as to annual market growth rates for end-markets, regions and product lines, (b) annual growth driven by key strategic growth initiatives, (c) annual impact of sales force, supply chain and operational initiatives, (d) cash taxes based on Zurn management assumptions for deductibility of items for cash tax purposes, (e) Zurn management’s assumption for steady state working capital requirements and (f) Zurn management’s assumptions of Elkay’s capital investment needs.
Zurn management believes that the assumptions used as a basis for the Zurn Management Elkay Forecasts were reasonable based on the information available to Zurn management at the time prepared. However, the Zurn Management Elkay Forecasts are not a guarantee of actual future performance. The future financial results of the Elkay may differ from those expressed in the Zurn Management Elkay Forecasts due to factors that are beyond Zurn’s ability to control or predict, and the variances could be material.

The following table presents a summary of the Zurn Management Elkay Forecasts for the calendar years ending December 31, 2022 through December 31, 2026 (in millions).
	Year Ending December 31,
	2022E	2023E	2024E	2025E	2026E
Revenue	$665	$751	$830	$877	$926
Adjusted EBITDA(1)	108	125	142	155	168
Cash Taxes	(25)	(30)	(34)	(37)	(41)
Change in Net Working Capital	(7)	5	3	(8)	(5)
Capital Expenditures	(24)	(18)	(20)	(21)	(22)
Unlevered Free Cash Flow	$52	$82	$91	$89	$100

(1)
Adjusted EBITDA means earnings before interest, taxes, depreciation, acquisition related amortization, restructuring and other similar charges, and stock-based compensation.

Zurn Management Expected Synergies
The Zurn Management Expected Synergies were prepared by Zurn management derived in part from analysis of the Zurn and Elkay businesses based on Zurn management’s due diligence review. The Zurn Management Expected Synergies were based upon numerous estimates or expectations, beliefs, opinions and assumptions with respect to the post-Merger combined company, including its cost and operating structure, results of operations and financial condition, customer requirements and competition, and with respect to general business, economic, market, regulatory and financial conditions and other future events, all of which are difficult to predict and many of which will be beyond the control of the combined company and may not be realized. The Zurn Management Expected Synergies assume the consummation of the Merger at the end of the second quarter of 2022. They do not take into account any transactions, circumstances or events occurring after the date they were prepared; are not necessarily indicative of current market conditions or values or future performance, which may be significantly more or less favorable than as set forth in the Zurn Management Expected Synergies; and are not, and should not be regarded as, a representation that any of the results or expectations contained in, or forming a part of, the Zurn Management Expected Synergies will be achieved by the combined company. Certain of the key assumptions made by Zurn’s management in connection with the preparation of the Zurn Management Expected Synergies include, without limitation, (a) the impact on addressable direct and indirect spend savings of estimated, consolidated volumes, best-value materials sourcing, preferred suppliers, and benchmark data, (b) the extent of global footprint optimization in shared locations based on consolidation of facilities with similar core processes, (c) the ability to modify the cost of selling, (d) the ability to identify and eliminate unnecessary, duplicative costs, and (e) the applicability of benchmarking data from similar-sized transactions.
Zurn management believes that the assumptions used as a basis for the Zurn Management Expected Synergies were reasonable based on the information available to Zurn management at the time prepared. However, the Zurn Management Expected Synergies are not a guarantee of actual future performance or ability to achieve the estimated synergies. The future financial consequences to the combined company of the consummation of the Merger may differ from those expressed in the Zurn Management Expected Synergies due to factors that are beyond Zurn’s ability to control or predict. Important factors that may affect the combined company’s ability to achieve these estimated synergies are further described under the heading “Cautionary Statement Concerning Forward-Looking Statements.” Information regarding the uncertainties associated with realizing these estimated synergies is also described under the heading “Risk Factors  —  Risks Related to the Merger”
The following table presents a summary of certain of the Zurn Management Expected Synergies for the calendar years ending December 31, 2022 through December 31, 2026 (in millions).
	Year Ending December 31,
	2022E	2023E	2024E	2025E	2026E
Pre-Tax Synergies (Adjusted EBITDA Impact)	$4	$25	$50	$55	$55
Non-Recurring Cash Investments to Achieve	(6)	(18)	(3)	—	—

Opinion of Evercore, Zurn’s Financial Advisor
Zurn retained Evercore to act as financial advisor to Zurn and the Zurn Board to provide financial advice and assistance in connection with the Merger. As part of this engagement, the Zurn Board requested that Evercore evaluate the fairness, from a financial point of view, to Zurn of the Merger Consideration (which, for purposes of Evercore’s financial analysis and opinion, means up to 52.5 million newly issued shares of Zurn Common Stock) to be paid to the Elkay stockholders in the Merger. At a meeting of the Zurn Board held on February 11, 2022, Evercore rendered to the Zurn Board its opinion to the effect that, as of that date and based upon and subject to the assumptions, limitations, qualifications and conditions described in Evercore’s opinion, the Merger Consideration to be paid to the Elkay stockholders in the Merger was fair, from a financial point of view, to Zurn.
The full text of the written opinion of Evercore, dated February 11, 2022, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken by Evercore in rendering its opinion, is attached hereto as Annex F and is incorporated herein by reference. Zurn encourages Zurn stockholders to read Evercore’s opinion carefully and in its entirety. Evercore’s opinion was addressed to, and provided for the information and benefit of, the Zurn Board (in its capacity as such) and only addressed the fairness, from a financial point of view, of the Merger Consideration to be paid to the Elkay stockholders in the Merger and did not address any other aspect of the Transaction (which, for purposes of Evercore’s financial analysis and opinion, refers to the Merger and the other transactions contemplated by the Merger Agreement) or any other matter. Evercore’s opinion did not constitute a recommendation to the Zurn Board or to any other persons in respect of the Transaction, including as to how any holder of shares of Zurn Common Stock should vote or act in respect of the Transaction. The following summary is qualified in its entirety by reference to the full text of Evercore’s opinion.
In connection with rendering its opinion, Evercore, among other things:
•
reviewed certain publicly available business and financial information relating to Elkay and Zurn that Evercore deemed to be relevant, including publicly available research analysts’ estimates;

•
reviewed certain projected financial data relating to Elkay prepared and furnished to Evercore by the management of Zurn and certain internal projected financial data relating to Zurn prepared and furnished to Evercore by management of Zurn, each as approved for Evercore’s use by Zurn (which, for purposes of this section entitled “— Opinion of Evercore, Zurn’s Financial Advisor,” are referred to herein as the “Forecasts”), including certain sales-based and cost synergies prepared by the management of Zurn expected to result from the Transaction, as approved for Evercore’s use by Zurn (which, for purposes of this section entitled “— Opinion of Evercore, Zurn’s Financial Advisor,” are referred to herein as the “Synergies”);

•
discussed with managements of Zurn and Elkay their assessment of the past and current operations of Elkay, the current financial condition and prospects of Elkay and the Forecasts relating to Elkay, and discussed with management of Zurn their assessment of the past and current operations of Zurn, the current financial condition and prospects of Zurn, and the Forecasts;

•
reviewed the reported prices and the historical trading activity of the Zurn Common Stock;

•
compared the financial performance of Elkay and Zurn with those of certain publicly traded companies that Evercore deemed relevant;

•
compared the financial performance of Elkay and Zurn and the valuation multiples relating to the Transaction with the financial terms, to the extent publicly available, of certain other transactions that Evercore deemed relevant;

•
reviewed the financial terms and conditions of a substantially final draft, dated February 10, 2022, of the Merger Agreement; and

•
performed such other analyses and examinations and considered such other factors that Evercore deemed appropriate.

For purposes of its analysis and opinion, Evercore assumed and relied upon the accuracy and completeness of the financial and other information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by Evercore, without any independent verification of such information (and did not assume responsibility or liability for any independent verification of such information), and further relied upon the assurances of the managements of Zurn and Elkay that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Forecasts, including the Synergies, Evercore assumed with Zurn’s consent that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Zurn as to the future financial performance of Zurn and Elkay and the other matters covered thereby. Evercore expressed no view as to the Forecasts, including the Synergies, or the assumptions on which they are based.
For purposes of Evercore’s analysis and opinion, Evercore assumed, in all respects material to its analysis, that the final executed Merger Agreement would not differ from the draft Merger Agreement reviewed by Evercore, that the representations and warranties of each party contained in the Merger Agreement were true and correct, that each party would perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Transaction would be satisfied without waiver or modification thereof. Evercore further assumed, in all respects material to Evercore’s analysis, that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Transaction would be obtained without any delay, limitation, restriction or condition that would have an adverse effect on Elkay, Zurn or the consummation of the Transaction or reduce the contemplated benefits to Zurn of the Transaction.
Evercore did not conduct a physical inspection of the properties or facilities of Elkay or Zurn and did not make or assume any responsibility for making any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or other off-balance sheet assets and liabilities) of Elkay or Zurn, nor was Evercore furnished with any such valuations or appraisals, nor did Evercore evaluate the solvency or fair value of Elkay or Zurn under any state or federal laws relating to bankruptcy, insolvency or similar matters. Evercore’s opinion was necessarily based upon information made available to Evercore as of the date thereof and financial, economic, market and other conditions as they existed and as could be evaluated on the date thereof. It was understood that developments subsequent to Evercore’s opinion could affect its opinion and that Evercore did not and does not have any obligation to update, revise or reaffirm its opinion.
Evercore was not asked to pass upon, and expressed no opinion with respect to, any matter other than the fairness to Zurn, from a financial point of view, of the Merger Consideration. Evercore did not express any view on, and Evercore’s opinion did not address, the fairness of the proposed transaction to, or any consideration received in connection therewith by, the holders of any class of securities, creditors or other constituencies of Elkay, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Zurn or Elkay, or any class of such persons, whether relative to the Merger Consideration or otherwise. Evercore was not asked to, nor did it express any view on, and Evercore’s opinion did not address, any other term or aspect of the Merger Agreement or the Transaction, including, without limitation, the structure or form of the Transaction, any adjustments to the Merger Consideration required pursuant to the Merger Agreement, the EIS Spin-off, or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the Merger Agreement (including the Spinoff Documents (as defined in the Merger Agreement) and the other Related Agreements). Evercore’s opinion did not address the relative merits of the Transaction as compared to other business or financial strategies that might have been available to Zurn, nor did it address the underlying business decision of Zurn to engage in the Transaction. Evercore did not express any view on, and Evercore’s opinion did not address, what the value of the Zurn Common Stock actually would be when issued or the prices at which the Zurn Common Stock would trade at any time, including following announcement or consummation of the Transaction. Evercore’s opinion did not constitute a recommendation to the Zurn Board or to any other persons in respect of the Transaction, including as to how any holder of shares of Zurn Common Stock should vote or act in respect of the Transaction. Evercore did not express any opinion as to the potential effects of volatility in the credit, financial and stock markets on Elkay or the Transaction or as to the impact of the Transaction on the solvency or viability of Elkay or the ability of Elkay to pay its obligations when they come due. Evercore is not a legal, regulatory, accounting or tax expert and assumed the accuracy and completeness of assessments by Zurn and its advisors with respect to legal, regulatory, accounting and tax matters.

Set forth below is a summary of the material financial analyses reviewed by Evercore with the Zurn Board on February 11, 2022 in connection with rendering its opinion. The following summary, however, does not purport to be a complete description of the analyses performed by Evercore. The order of the analyses described and the results of these analyses do not represent relative importance or weight given to these analyses by Evercore. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data that existed on or before the date of presentation and is not necessarily indicative of current market conditions.
For purposes of its analyses and reviews, Evercore considered general business, economic, market and financial conditions, industry sector performance, and other matters, as they existed and could be evaluated as of the date of its opinion, many of which are beyond the control of Zurn and Elkay. The estimates contained in Evercore’s analyses and reviews, and the ranges of valuations resulting from any particular analysis or review, are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by Evercore’s analyses and reviews. In addition, analyses and reviews relating to the value of companies, businesses or securities do not purport to be appraisals or to reflect the prices at which companies, businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Evercore’s analyses and reviews are inherently subject to substantial uncertainty.
The following summary of Evercore’s financial analyses includes information presented in tabular format. In order to fully understand the analyses, the tables should be read together with the full text of each summary. The tables are not intended to stand alone and alone do not constitute a complete description of Evercore’s financial analyses. Considering the tables below without considering the full narrative description of Evercore’s financial analyses, including the methodologies and assumptions underlying such analyses, could create a misleading or incomplete view of such analyses.
Summary of Evercore’s Financial Analyses
Selected Public Company Trading Analyses
Elkay
Evercore reviewed and compared certain financial information of Elkay to corresponding financial multiples and ratios for the following selected publicly traded companies in the water products and plumbing industries (referred to as the “Selected Companies (Elkay)”):
•
A.O. Smith Corporation

•
Hayward Holdings, Inc.

•
Pentair plc

•
Watts Water Technologies Inc.

•
Zurn Water Solutions Corporation

For each of the Selected Companies (Elkay) and Elkay, Evercore calculated:
•
total enterprise value (defined as fully diluted equity market capitalization plus total debt plus after-tax underfunded pension obligation plus non-controlling interest, less cash and cash equivalents) as a multiple of estimated calendar year 2022 Adjusted EBITDA (defined as earnings before interest, taxes, depreciation and amortization burdened by stock-based compensation) (referred to as “TEV / 2022E EBITDA”) based on FactSet consensus estimates;

•
total enterprise value (defined as fully diluted equity market capitalization plus total debt plus after-tax underfunded pension obligation plus non-controlling interest, less cash and cash equivalents) as a multiple of estimated calendar year 2023 Adjusted EBITDA (defined as earnings before interest, taxes, depreciation and amortization burdened by stock-based compensation) (referred to as “TEV / 2023E EBITDA”) based on FactSet consensus estimates;

This analysis indicated the following:
Company	TEV / 2022E EBITDA	TEV / 2023E EBITDA
A.O. Smith Corporation	14.1x	13.3x
Hayward Holdings, Inc.	11.8x	11.5x
Pentair plc	13.7x	12.9x
Watts Water Technologies Inc.	16.3x	15.3x
Zurn Water Solutions Corporation (Consensus)	20.2x	17.9x
Metric	Median
TEV / 2022E EBITDA	14.1x
TEV / 2023E EBITDA	13.3x
Based on the foregoing and based on its professional judgment and experience, Evercore applied the trading multiple reference ranges summarized in the table below. Using the Forecasts as provided to Evercore by Zurn management, this analysis indicated the following ranges of approximate implied aggregate equity value of Elkay:
Elkay Selected Public Company Trading Analysis
Metric	Multiple Reference Range	Range of Implied Aggregate Equity Value of Elkay (in billions)
TEV / 2022E EBITDA	15.5x – 17.0x	$1.670 – $1.830
TEV / 2023E EBITDA	14.5x – 16.0x	$1.815 – $2.005
Although none of the Selected Companies (Elkay) is directly comparable to Elkay, Evercore selected these companies because they are publicly traded companies in the water products and plumbing industries that Evercore, in its professional judgment and experience, considered generally relevant to Elkay for purposes of its financial analyses. In evaluating the Selected Companies (Elkay), Evercore made judgments and assumptions with regard to general business, economic and market conditions affecting the Selected Companies (Elkay) and other matters, as well as differences in the Selected Companies (Elkay)’s financial, business and operating characteristics. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments regarding many factors that could affect the relative values of the Selected Companies (Elkay) and the multiples derived from the Selected Companies (Elkay). Mathematical analysis, such as determining the mean or median, is not in itself a meaningful method of using the data of the Selected Companies (Elkay).
Zurn
Evercore reviewed and compared certain financial information of Zurn to corresponding financial multiples and ratios for the following selected publicly traded companies in the water products and solutions industry (referred to as the “Selected Companies (Zurn)”):
•
A.O. Smith Corporation

•
Badger Meter Inc.

•
Evoqua Water Technologies Corp.

•
Pentair plc

•
Watts Water Technologies Inc.

•
Xylem Inc.

For each of the Selected Companies (Zurn) and Zurn, Evercore calculated:
•
total enterprise value (defined as fully diluted equity market capitalization plus total debt plus after-tax underfunded pension obligation plus non-controlling interest, less cash and cash equivalents)

as a multiple of estimated calendar year 2022 Adjusted EBITDA (defined as earnings before interest, taxes, depreciation and amortization burdened by stock-based compensation) (referred to as “TEV / 2022E EBITDA”) based on FactSet consensus estimates;
•
total enterprise value (defined as fully diluted equity market capitalization plus total debt plus after-tax underfunded pension obligation plus non-controlling interest, less cash and cash equivalents) as a multiple of estimated calendar year 2023 Adjusted EBITDA (defined as earnings before interest, taxes, depreciation and amortization burdened by stock-based compensation) (referred to as “TEV / 2023E EBITDA”) based on FactSet consensus estimates;

This analysis indicated the following:
Company	TEV / 2022E EBITDA	TEV / 2023E EBITDA
A.O. Smith Corporation	14.1x	13.3x
Badger Meter Inc.	26.0x	24.3x
Evoqua Water Technologies Corp.	22.3x	20.3x
Pentair plc	13.7x	12.9x
Watts Water Technologies Inc.	16.3x	15.3x
Xylem Inc.	22.1x	19.0x
Metric	Median	Zurn Management Forecasts	Zurn Analyst Estimate Consensus
TEV / 2022E EBITDA	19.2x	19.6x	20.2x
TEV / 2023E EBITDA	17.1x	17.0x	17.9x
Based on the foregoing and based on its professional judgment and experience, Evercore applied the trading multiple reference ranges summarized in the table below. Using the Forecasts and debt, cash and after-tax unfunded pension obligation as provided to Evercore by Zurn management, this analysis indicated the following ranges of approximate implied aggregate equity value of Zurn:
Zurn Selected Public Company Trading Analysis
Metric	Multiple Reference Range	Range of Implied Aggregate Equity Value of Zurn (in billions)
TEV / 2022E EBITDA	18.5x – 20.5x	$3.840 – $4.305
TEV / 2023E EBITDA	17.0x – 18.5x	$4.095 – $4.500
Although none of the Selected Companies (Zurn) is directly comparable to Zurn, Evercore selected these companies because they are publicly traded companies in the water products and solutions industry that Evercore, in its professional judgment and experience, considered generally relevant to Zurn for purposes of its financial analyses. In evaluating the Selected Companies (Zurn), Evercore made judgments and assumptions with regard to general business, economic and market conditions affecting the Selected Companies (Zurn) and other matters, as well as differences in the Selected Companies (Zurn)’s financial, business and operating characteristics. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments regarding many factors that could affect the relative values of the Selected Companies (Zurn) and the multiples derived from the Selected Companies (Zurn). Mathematical analysis, such as determining the mean or median, is not in itself a meaningful method of using the data of the Selected Companies (Zurn).
Implied Elkay Ownership
Utilizing the approximate implied aggregate equity value reference ranges derived for Elkay and Zurn described above, Evercore calculated the following implied Elkay ownership ranges, in each case compared to Elkay stockholders’ pro forma ownership of 28.9% of the combined company immediately following the completion of the Merger (referred to as the “pro forma Elkay ownership”), which represents the Elkay ownership calculated in accordance with the Merger Agreement assuming no adjustments:
Metric	Range of Implied Elkay Ownership
TEV / 2022E EBITDA	27.9% – 32.3%
TEV / 2023E EBITDA	28.7% – 32.8%
Elkay Selected Precedent Transactions vs. Zurn 30-Day VWAP Valuation Analysis
Elkay (Selected Precedent Transactions)
Evercore reviewed publicly available information related to certain precedent acquisition transactions involving drinking water and plumbing targets in the preceding five years. Evercore chose the precedent transactions it deemed to be relevant transactions in the drinking water and plumbing industries and excluded transactions involving minority investments from its analysis. For each precedent transaction, Evercore calculated the total enterprise value as a multiple of trailing twelve-month EBITDA (defined as earnings before interest, taxes, depreciation and amortization burdened by stock-based compensation) (referred to as “LTM EBITDA” and such multiple referred to as “TEV / LTM EBITDA”). The precedent transactions reviewed by Evercore had a median TEV / LTM EBITDA of 16.8x and an average TEV / LTM EBITDA of 17.5x.
Announcement Date	Acquiror	Target	TEV / LTM EBITDA
May 25, 2021	BDT Capital Partners, LLC	Culligan International	16.2x
January 13, 2020	Cott Corporation	Primo Water Corporation(1)	17.4x
December 23, 2019	Culligan International	Quench(2)	18.9x
August 20, 2018	PepsiCo	SodaStream	24.7x
May 24, 2018	Reliance Worldwide Corp.	John Guest Holdings	12.4x
July 4, 2017	Culligan International	Zip Water	15.4x
Median			16.8x
Average			17.5x

(1)
Derived based on publicly disclosed LTM Adjusted EBITDA less stock-based compensation.

(2)
The figure in this table represents the implied Quench transaction multiple only pro forma for Culligan’s subsequent sale of Seven Seas Water.

Based on the multiples it derived from the selected transactions and based on its professional judgment and experience, Evercore selected a reference range of TEV / LTM EBITDA multiples of 18.0x to 20.0x and applied this range of multiples to Elkay’s estimated 2022 EBITDA based on the Forecasts of Elkay provided by Zurn management. Evercore then discounted this value back to December 31, 2021 based on the mid-point of Elkay’s estimated weighted average cost of capital of 9.5%. This analysis indicated the following range of approximate implied aggregate equity value of Elkay:
Metric	Range of Implied Aggregate Equity Value of Elkay (in billions)
TEV / 2022E EBITDA	$1.770 – $1.965
No company or transaction utilized in the precedent transactions analysis is identical or directly comparable to Elkay or the Merger. In evaluating the precedent transactions, Evercore made judgments and assumptions with regard to general business, market and financial conditions and other matters, which are beyond the control of Elkay, such as the impact of competition on the business of Elkay, or the industry generally, industry growth and the absence of any material adverse change in the financial condition of

Elkay or the industry or in the financial markets in general, which could affect the value of the companies and the aggregate value of the transactions to which the Merger is being compared.
Zurn (30-Day VWAP Valuation)
Based on Zurn’s 30-day volume weighted average price (“VWAP”) of $32.40 as of February 9, 2022 and based on its professional judgment and experience, Evercore selected a reference range of TEV / next twelve months (“NTM”) EBITDA multiples of 19.1x to 21.1x and applied this range of multiples to Zurn’s NTM EBITDA of approximately $238 million as of February 9, 2022 based on the Forecasts. Using the Forecasts and the number of fully diluted outstanding shares of Zurn Common Stock and debt, cash and after-tax unfunded pension obligation as provided to Evercore by Zurn management, this analysis indicated the following range of approximate implied aggregate equity value of Zurn:
Metric	Range of Implied Aggregate Equity Value of Zurn (in billions)
NTM EBITDA	$4.055 – $4.535
Implied Elkay Ownership
Utilizing the approximate implied aggregate equity value reference range derived for Elkay and the 30-day VWAP valuation of Zurn, in each case as described above, Evercore calculated the following implied Elkay ownership range, compared to the pro forma Elkay ownership of 28.9%:
Range of Implied Elkay Ownership 28.1% – 32.7%
Discounted Cash Flow Analyses
Elkay
Evercore performed a discounted cash flow analysis using both the perpetuity growth rate method and the terminal multiple method of Elkay to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that Elkay was forecasted to generate during Elkay’s fiscal years 2022 through 2026 based on the Forecasts. Evercore calculated Elkay’s standalone unlevered, after-tax free cash flow by applying Elkay’s cash tax rate to its earnings before interest and taxes, adding depreciation and amortization, deducting capital expenditures and adding or deducting changes in net working capital, as applicable. Evercore calculated terminal values for Elkay using the perpetuity growth rate method by applying perpetuity growth rates of 4.00% to 4.50% and using the terminal multiple method by applying multiples of 13.5x to 15.5x, which ranges were selected based on Evercore’s professional judgment and experience, to a terminal year estimate of the unlevered, after-tax free cash flows that Elkay was forecasted to generate based on the Forecasts. The cash flows and terminal values in each case were then discounted to present value as of December 31, 2021 using discount rates ranging from 9.00% to 10.00%, which were based on an estimate of Elkay’s weighted average cost of capital, and the mid-year cash flow discounting convention. Based on this range of implied enterprise values, Elkay’s estimated net debt and debt-like items as of December 31, 2021 (assumed to be zero), in each case as provided to Evercore by Zurn management, this analysis indicated the following ranges of approximate implied aggregate equity value of Elkay for the perpetuity growth rate method and the terminal multiple method:
Discounted Cash Flow Analysis Method	Range of Implied Aggregate Equity Value of Elkay (in billions)
Perpetuity Growth Rate Method	$1.465 – $1.925
Terminal Multiple Method	$1.730 – $2.025

Zurn
Evercore performed a discounted cash flow analysis using both the perpetuity growth rate method and the terminal multiple method of Zurn to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that Zurn was forecasted to generate during Zurn’s fiscal years 2022 through 2026 based on the Forecasts. Evercore calculated Zurn’s standalone unlevered, after-tax free cash flow by applying Zurn’s cash tax rate to its earnings before interest and taxes, adding depreciation and amortization and deducting capital expenditures and changes in net working capital. Evercore calculated terminal values for Zurn using the perpetuity growth rate method by applying perpetuity growth rates of 4.00% to 4.50% and using the terminal multiple method by applying multiples of 16.5x to 18.5x, which ranges were selected based on Evercore’s professional judgment and experience, to a terminal year estimate of the unlevered, after-tax free cash flows that Zurn was forecasted to generate based on the Forecasts. The cash flows and terminal values in each case were then discounted to present value as of December 31, 2021 using discount rates ranging from 8.50% to 9.50%, which were based on an estimate of Zurn’s weighted average cost of capital, and the mid-year cash flow discounting convention. Based on this range of implied enterprise values, Zurn’s estimated net debt and after-tax underfunded pension obligation as of December 31, 2021 as provided to Evercore by Zurn management, this analysis indicated the following ranges of approximate implied aggregate equity value of Zurn for the perpetuity growth rate method and the terminal multiple method:
Discounted Cash Flow Analysis Method	Range of Implied Aggregate Equity Value of Zurn (in billions)
Perpetuity Growth Rate Method	$3.360 – $4.740
Terminal Multiple Method	$4.145 – $4.840
Implied Elkay Ownership
Utilizing the approximate implied aggregate equity value reference ranges derived for Elkay and Zurn described above, Evercore calculated the following implied Elkay ownership ranges, compared to the pro forma Elkay ownership of 28.9%:
Discounted Cash Flow Analysis Method	Range of Implied Elkay Ownership
Perpetuity Growth Rate Method	23.6% – 36.4%
Terminal Multiple Method	26.3% – 32.8%
Other Factors
Evercore also noted certain other factors, which were not considered material to its financial analyses with respect to its opinion, but were referenced for informational purposes only, including, among other things, the following:
Trading Range Analysis — Zurn
Evercore reviewed historical trading prices of shares of Zurn Common Stock during the period starting on the first day of trading after the closing of the 2021 RMT Transaction (i.e., October 5, 2021) to February 9, 2022, noting that the low and high closing prices during such period ranged from $29.50 to $36.98 per share of Zurn Common Stock, respectively, and that the high and low implied aggregate equity values of Zurn over such period ended February 9, 2022 ranged from approximately $3.8 billion to approximately $4.8 billion, respectively.
Equity Research Analyst Price Targets — Zurn
Evercore reviewed selected public market trading price targets for the shares of Zurn Common Stock prepared and published by equity research analysts prior to February 2, 2022. These price targets reflect each analyst’s estimate of the future public market trading price of the shares of Zurn Common Stock at the time the price target was published. Between February 1, 2022 and February 2, 2022, the range of selected equity research analyst price targets per share of Zurn Common Stock was $38.00 to $43.00 per share, implying aggregate equity values of approximately $4.9 billion to approximately $5.6 billion.
The public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for the shares of Zurn Common Stock and these target prices and the analysts’ earnings estimates on which they were based are subject to risk and uncertainties, including factors affecting the financial performance of Zurn and future general industry and market conditions.
Pro Forma “Has-Gets” Analysis
Evercore reviewed the implied aggregate equity value of Zurn (pro forma for the Merger) attributable to Zurn stockholders on a pro forma basis giving effect to the Merger based on a discounted cash flow analysis. The pro forma implied equity value attributable to Zurn stockholders was equal to the product obtained by multiplying 71.1% (Zurn stockholders’ pro forma ownership of the combined company immediately following the completion of the Merger) by an amount equal to the sum of (1) Elkay’s stand-alone implied aggregate equity value calculated using the discounted cash flow analysis summarized above (calculated using a discount rate of 9.5% and a 14.5x terminal multiple), (2) Zurn’s stand-alone implied aggregate equity value calculated using the discounted cash flow analysis summarized above (calculated using a discount rate of 9.0% and a 17.5x terminal multiple), and (3) the net present value as of December 31, 2021 of the projected synergies based on the estimated cost savings and sales-based synergies (net of any costs to achieve the estimated synergies) and a 9.0% discount rate (representing the midpoint of Zurn’s discount rates ranging from 8.50% to 9.50%, which were based on an estimate of Zurn’s weighted average cost of capital) and a 14.5x terminal multiple. This analysis resulted in an implied incremental aggregate equity value of Zurn on a pro forma basis attributable to Zurn stockholders of approximately $470 million, or approximately $35 million excluding synergies, compared to the mid-point of Zurn’s stand-alone implied aggregate equity value using the discounted cash flow analysis summarized above (calculated using a discount rate of 9.0% and a 17.5x terminal multiple).
Miscellaneous
The foregoing summary of Evercore’s financial analyses does not purport to be a complete description of the analyses or data presented by Evercore to the Zurn Board. In connection with the review of the Merger by the Zurn Board, Evercore performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary described above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Evercore’s opinion. In arriving at its fairness determination, Evercore considered the results of all the analyses and did not draw, in isolation, conclusions from or with regard to any one analysis or factor considered by it for purposes of its opinion. Rather, Evercore made its determination as to fairness on the basis of its professional judgment and experience after considering the results of all the analyses. In addition, Evercore may have given various analyses and factors more or less weight than other analyses and factors and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above should not be taken to be the view of Evercore with respect to the actual value of the shares of Zurn Common Stock at any time. Rounding may result in total sums set forth in this section not equating the total of the figures shown. No company used in the above analyses as a comparison is directly comparable to Zurn or Elkay. Further, Evercore’s analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies used, including judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Zurn or its advisors.
Evercore prepared these analyses for the purpose of providing an opinion to the Zurn Board as to the fairness, from a financial point of view, of the Merger Consideration to be paid to the Elkay stockholders in the Merger. These analyses do not purport to be appraisals or to necessarily reflect the prices at which the business or securities actually may be sold. Any estimates contained in these analyses are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by such estimates. Accordingly, estimates used in, and the results derived from, Evercore’s analyses are inherently subject to substantial uncertainty, and Evercore assumes no responsibility if future results are materially different from those forecasted in such estimates.
Evercore’s financial advisory services and its opinion were provided for the information and benefit of the Zurn Board (in its capacity as such) in connection with its evaluation of the proposed Transaction. The issuance of Evercore’s opinion was approved by an Opinion Committee of Evercore.
Evercore did not recommend any specific amount of consideration to the Zurn Board or Zurn management or that any specific amount of consideration constituted the only appropriate consideration in the Merger.
Zurn entered into an engagement letter with Evercore regarding financial advisory services in the event of a potential transaction. Pursuant to the terms of Evercore’s engagement letter with Zurn, Zurn agreed to pay Evercore a fee of $4.0 million upon (a) the delivery of Evercore’s opinion to the Zurn Board, regardless of the conclusion reached therein, or (b) the presentation of Evercore’s valuation analysis to the Zurn Board. Zurn has also agreed to pay Evercore a transaction fee of $20.0 million, which is contingent upon the consummation of the Transaction and against which the opinion fee shall be credited. Zurn also agreed to pay to Evercore, at the conclusion of the assignment, an additional discretionary fee in an amount not to exceed $0.5 million, in an amount determined by the Zurn Board in its sole and absolute discretion. Zurn has agreed to reimburse Evercore for its reasonable out-of-pocket expenses (including reasonable outside legal fees, expenses and disbursements) and to indemnify Evercore for certain potential liabilities arising out of its engagement.
During the past two years, Evercore and its affiliates have provided financial advisory or other services to Zurn, for which Evercore received fees of approximately $14 million. In the future, Evercore may provide additional financial or other services to Zurn, and in connection with any such services Evercore may receive compensation. During the past two years, Evercore and its affiliates have not been engaged to provide financial advisory or other services to Elkay, and Evercore has not received any compensation from Elkay during such period. Evercore may provide financial advisory or other services to Zurn and Elkay in the future, and in connection with any such services Evercore may receive compensation.
Evercore and its affiliates engage in a wide range of activities for its and their own accounts and the accounts of customers, including corporate finance, mergers and acquisitions, equity sales, trading and research, private equity, placement agent, asset management and related activities. In connection with these businesses or otherwise, Evercore and its affiliates and/or its or their respective employees, as well as investment funds in which any of them may have a financial interest, may at any time, directly or indirectly, hold long or short positions and may trade or otherwise effect transactions for their own accounts or the accounts of customers, in debt or equity securities, senior loans and/or derivative products or other financial instruments of or relating to Zurn, Elkay, potential parties to the Transaction and/or any of their respective affiliates or persons that are competitors, customers or suppliers of Zurn or Elkay.
Zurn engaged Evercore to act as a financial advisor based on Evercore’s qualifications, experience and reputation. Evercore is an internationally recognized investment banking firm and regularly provides fairness opinions in connection with mergers and acquisitions, leveraged buyouts and valuations for corporate and other purposes.
Elkay’s Reasons for the Approval of the Merger
The Elkay Board
At a meeting held on February 12, 2022, the Elkay Board unanimously determined that the Merger Agreement and the transactions contemplated by the Merger Agreement were advisable, fair to and in the best interests of Elkay and its stockholders, approved the Merger Agreement and the transactions contemplated by the Merger Agreement, and directed that the Merger Agreement be submitted to the Elkay stockholders for consideration and adoption by written consent. The Elkay Board recommends that the holders of Elkay stock adopt the Merger Agreement by executing and delivering the written consent furnished with this proxy statement/prospectus/consent solicitation statement.

In connection with its determinations, the Elkay Board considered:
•
the Elkay Board’s understanding of the business, operations, financial condition, growth prospects and funding requirements of Elkay;

•
that stockholders of Elkay holding at least two-thirds of the voting stock of Elkay, including members of the founding family of Elkay, indicated to the Elkay Board their belief that a business combination with Zurn would be desirable, assuming mutually acceptable terms could be reached between Elkay and Zurn as to such business combination;

•
the fact that Merger Consideration and the other terms of the Merger Agreement resulted from negotiations between Elkay management and Elkay’s advisors with Zurn management and its advisors;

•
the potential synergies the Merger could bring the combined company;

•
the enhanced resources of the combined company;

•
the advantages of the Merger over other strategic transactions available to Elkay, and its belief that the Merger provided superior value and other advantages to Elkay stockholders than that which might result from other alternatives available or that could become potentially available to Elkay at a later time, including a public offering of Elkay shares;

•
that the Merger Consideration would be paid in Zurn Common Stock which gives the Elkay stockholders the opportunity to participate in any future earnings and growth of the combined company and future appreciation in the value of the combined company’s common stock;

•
that the Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, with the result that U.S. holders of Elkay Common Stock generally would not recognize any gain or loss when receiving the Merger Consideration consisting of Zurn Common Stock in connection with the Merger;

•
that the Merger provides greater liquidity for Elkay’s stockholders through ownership of publicly-traded Zurn Common Stock;

•
the fact that, upon the closing of the Merger, the former Elkay stockholders would own approximately     % of Zurn Common Stock on a fully diluted basis (subject to the adjustments and escrow arrangements described in the Merger Agreement), which reflects an equity value for Elkay stockholders of approximately $     billion based on the trading price of Zurn Common Stock;

•
the fact that, upon the closing of the Merger, two members of the Elkay Board will be added to the Zurn Board and Mr. Katz will be granted the right to attend all meetings (including telephonic or videoconference meetings) of the Zurn Board as an observer;

•
the fact that, upon the closing of the Merger, the Elkay name would be incorporated into the corporate name of Zurn, continuing the legacy of Elkay;

•
the terms of the Merger Agreement, including the Elkay Board’s belief that the terms of the Merger Agreement, including Zurn’s representations, warranties and covenants and the conditions to each parties’ obligations, are reasonable and consistent with applicable market practice;

•
that each of the Support Stockholders, solely in their respective capacities as Elkay stockholders, agreed to enter into the Support Agreements, pursuant to which each Support Stockholder agreed to vote all of its respective shares of outstanding Elkay Voting Stock in favor of the Elkay Merger Proposal. The Elkay Board viewed this support as favorable, in that the Elkay stock held by the Support Stockholders represent sufficient shares of Elkay stock necessary to adopt the Merger Agreement by the Elkay stockholders (and thus results in greater certainty that the Merger would be completed);

•
the likelihood that the Merger would be completed, and completed in a reasonably prompt time frame following the signing of the Merger Agreement;

•
the results of the due diligence reviews of Zurn and its businesses conducted by Elkay and its financial, legal and other advisors;

•
that Elkay stockholders who do not deliver a written consent to adopt the Merger agreement may exercise appraisal rights under Section 262 of the DGCL;

•
the risk that continuing to pursue other strategic alternatives, including continuing to operate on a standalone basis, could have resulted in the loss of an opportunity to consummate a transaction with Zurn, as well as the financial and operating risks associated with continuing on a standalone basis, including the impact of the Covid-19 pandemic on Elkay’s business;

•
the financial analysis of the Merger Consideration reviewed by Citi and J.P. Morgan with the Elkay Board as well as the opinion of Citi and J.P. Morgan rendered to the Elkay Board on February 12, 2022, as to the fairness, from a financial point of view, holders of Elkay Common Stock of the Merger Consideration to be paid by Zurn in the Merger pursuant to the Merger Agreement. Please see the sections entitled “Opinion of Citi, Elkay’s Financial Advisor” and Opinion of J.P. Morgan, Elkay’s Financial Advisor”.

The foregoing information and factors considered by the Elkay Board are not intended to be exhaustive but includes the material factors considered by the Elkay Board. In view of the wide variety of factors considered in connection with its evaluation of the Merger and the complexity of these matters, the Elkay Board did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, individual members of the Elkay Board may have given different weight to different factors. The Elkay Board conducted an overall analysis of the factors described above, including thorough discussions with, and questioning of, Elkay’s executive management team and the legal and financial advisors of Elkay, and considered the factors overall to be favorable to, and to support, its determination. Accordingly, the Elkay Board unanimously adopted resolutions determining that the Merger Agreement and the transactions contemplated by the Merger Agreement were advisable, fair to and in the best interests of Elkay and its stockholders, approving the Merger Agreement and the transactions contemplated by the Merger Agreement, and directing that the Merger Agreement be submitted to the Elkay stockholders for consideration and adoption by written consent.
In reaching its determination, the Elkay Board was aware of and also considered, among others, the following risks and other factors concerning the Merger Agreement and the Merger:
•
the possibility that the combined company may not realize all of the anticipated strategic and other benefits of the Merger, including as a result of challenges of combining the businesses, operations and workforce of Zurn and Elkay, and the risk that expected synergies may not be realized or may cost more to achieve than anticipated;

•
the possibility that the transactions contemplated by the Merger Agreement may not be completed or may be unduly delayed for reasons beyond the control of Zurn and/or Elkay;

•
the possibility that Zurn’s stockholders may not approve the issuance of shares of Zurn Common Stock to Elkay stockholders in connection with the Merger;

•
the fact that the Merger Agreement includes restrictions on the ability of Elkay to solicit proposals for alternative transactions or engage in discussions regarding such proposals;

•
the possibility that Zurn or the Zurn Board could, under certain circumstances, change its recommendation that its stockholders approve the issuance of shares of Zurn Common Stock to Elkay stockholders;

•
that although Elkay will continue to exercise, consistent with the terms and conditions of the Merger Agreement, control and supervision over its operations prior to the completion of the Merger, the Merger Agreement generally obligates Elkay, subject to Zurn’s prior consent, to conduct its business in the ordinary course of business consistent with past practice, subject to certain limitations, which might delay or prevent Elkay from undertaking certain business opportunities that might arise pending completion of the Merger;

•
the expenses to be incurred in connection with the Merger, regardless of whether the Merger is completed;

•
the potential for diversion of management and employee attention and for increased employee attrition during the period prior to completion of the Merger, and the potential effect of the Merger on Elkay’s business and relations with customers, suppliers and strategic partners;

•
the potential adverse impact of the public announcement of the Merger on Elkay’s reputation and business in the event the Merger is not completed;

•
that certain executive officers and directors of Elkay may have interests in the Merger that may be different from, or in addition to, the interests of Elkay stockholders generally, including the manner in which they would be affected by the Merger, and the other matters disclosed in “The Merger — Interests of Certain Directors, Executive Officers and Affiliates of Elkay in the Merger”; and

•
various other risks associated with the combined company and the Merger, including the risks described in the section entitled “Risk Factors.”

The Elkay Board concluded that the risks, uncertainties and potentially negative factors associated with the transactions contemplated by the Merger Agreement were outweighed by the potential benefits that it expected Elkay stockholders would achieve as a result of the transactions contemplated by the Merger Agreement. The foregoing information and factors considered by the Elkay Board are not intended to be exhaustive but includes the material factors considered by the Elkay Board. In view of the wide variety of factors considered in connection with its evaluation of the Merger and the complexity of these matters, the Elkay Board did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, individual members of the Elkay Board may have given different weight to different factors. The Elkay Board conducted an overall analysis of the factors described above, including thorough discussions with, and questioning of, Elkay’s executive management team and the legal and financial advisors of Elkay, and considered the factors overall to be favorable to, and to support, its unanimous determination.
THE ELKAY BOARD UNANIMOUSLY RECOMMENDS THAT ELKAY STOCKHOLDERS VOTE “FOR” THE ELKAY MERGER PROPOSAL BY EXECUTING AND DELIVERING THE WRITTEN CONSENT FURNISHED WITH THIS PROXY STATEMENT/PROSPECTUS/CONSENT SOLICITATION STATEMENT.
Certain Financial Forecasts Reviewed by Elkay’s Board of Directors and Financial Advisor
In connection with the Elkay Board’s consideration of the Merger, Elkay management prepared certain unaudited financial forecasts and estimates relating to Elkay’s future financial performance on a stand-alone basis without giving effect to the Merger (the “Elkay Management Forecasts”). Elkay management also prepared certain unaudited financial forecasts and estimates relating to the Zurn business (the “Elkay Management Zurn Forecasts”), and an analysis of projected synergies to be realized by the combined company (“Elkay Management Expected Synergies”). A summary of the Elkay Management Forecasts, the Elkay Management Zurn Forecasts and the Elkay Management Expected Synergies (collectively the “Elkay Financial Forecasts”), which were furnished to the Elkay Board and also provided to Citi and J.P. Morgan for their use and reliance in connection with their financial analyses and opinions, is set forth below. Please see the sections entitled “Opinion of Citi, Elkay’s Financial Advisor” and “Opinion of J.P. Morgan, Elkay’s Financial Advisor”.
The Elkay Financial Forecasts were not prepared for the purpose of public disclosure, nor were they prepared in compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts or projections. The Elkay Financial Forecasts were, in the view of Elkay management, prepared on a reasonable basis based on estimates and judgments made by Elkay management at the time they were prepared and provided to the Board in February 2022 and speak only as of that time. The inclusion of the Elkay Financial Forecasts in this proxy statement/prospectus/consent solicitation statement should not be regarded as an indication that any of Zurn, Elkay or their respective affiliates, officers, directors, employees, advisors or other representatives considered, or now considers, the Elkay Financial Forecasts to be material or necessarily predictive of actual future results or events, and the Elkay Financial Forecasts should not be relied upon as such.
Neither Zurn’s nor Elkay’s respective independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the Elkay Financial Forecasts, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the Elkay Financial Forecasts.
Elkay Management Forecasts
The Elkay Management Forecasts were based upon numerous estimates or expectations, beliefs, opinions and assumptions, including with respect to Elkay’s results of operations and financial condition, customer requirements and competition, and with respect to general business, economic, market, regulatory and financial conditions and other future events, many of which are beyond the control of Elkay and may not be realized. All of these items are inherently difficult to estimate or accurately forecast, including due to various assumptions about the price of raw materials, the timing of the delivery of customer orders, fluctuating exchange rates and interest rates. In addition, the Elkay Management Forecasts do not take into account any transactions, circumstances or events occurring after the date they were prepared, including the Merger, the costs and expenses incurred or to be incurred in connection with the Merger, potential synergies expected to result from the Merger or costs and expenses necessary to achieve anticipated synergies, or the effect of any failure of the Merger to be completed. Moreover, the Elkay Management Forecasts are not necessarily indicative of current market conditions or future performance, which may be significantly more or less favorable than as set forth in the Elkay Management Forecasts, and are not, and should not be regarded as, a representation that any of the expectations contained in, or forming a part of, the Elkay Management Forecasts will be achieved. Certain of the key assumptions made by Elkay’s management in connection with the preparation of the Elkay Management Forecasts include, without limitation: (a) assumptions as to annual market growth rates for end-markets, regions and product lines, (b) annual growth driven by key strategic growth initiatives, (c) annual impact of sales force and supply chain initiatives, (d) backlog roll off and (e) modest improvements in pricing along with productivity improvement and permanent cost reduction initiatives, partially offset by growth related investments, cost inflation in cost of sales and selling, general and administrative expense. Elkay management believes that the assumptions used as a basis for the Elkay Management Forecasts were reasonable based on the information available to Elkay management at the time prepared. However, the Elkay Management Forecasts are not a guarantee of actual future performance. The future financial results of Elkay may differ from those expressed in the Elkay Management Forecasts due to factors that are beyond Elkay’s ability to control or predict, and the variances could be material.
The following table presents a summary of the key Elkay Management Forecasts for the fiscal years 2022 through 2026 (in millions).
	Fiscal Year
	2022E	2023E	2024E	2025E	2026E
Revenue	$665	$751	$830	$877	$926
Adjusted EBITDA(1)	108	125	142	155	168
Cash Taxes	(24)	(29)	(32)	(35)	(39)
Change in Net Working Capital	(23)	(18)	(15)	(8)	(15)
Capital Expenditures	(20)	(17)	(18)	(19)	(19)
Unlevered Free Cash Flow	41	62	77	93	96

(1)
Adjusted EBITDA means earnings before interest, taxes, depreciation, acquisition related amortization, restructuring and other similar charges.

Elkay Management Zurn Forecasts
The Elkay Management Zurn Forecasts were based upon numerous estimates or expectations, beliefs, opinions and assumptions with respect to Zurn, including with respect to its results of operations and financial condition, customer requirements and competition, and with respect to general business, economic, market, regulatory and financial conditions and other future events, all of which are difficult to predict and many of which are beyond the control of Elkay and Zurn and may not be realized. The Elkay Management Zurn Forecasts do not take into account any transactions, circumstances or events occurring after the date they were prepared, including the Merger, the costs and expenses incurred or to be incurred in connection with the Merger, potential synergies expected to result from the Merger or costs and expenses necessary to achieve anticipated synergies, or the effect of any failure of the Merger to be completed; are not necessarily indicative of current market conditions or values or future performance, which may be significantly more or less favorable than as set forth in the Elkay Management Zurn Forecasts; and are not, and should not be regarded as, a representation that any of the results or expectations contained in, or forming a part of, the Elkay Management Zurn Forecasts will be achieved. Certain of the key assumptions made by Elkay’s management in connection with the preparation of the Elkay Management Zurn Forecasts include: (a) assumptions as to annual market growth rates for end-markets, regions and product lines, (b) annual growth driven by key strategic growth initiatives, (c) annual impact of sales force, supply chain and operational initiatives, (d) cash taxes based on Elkay management assumptions for deductibility of items for cash tax purposes, (e) Elkay management’s assumption for steady state working capital requirements and (f) Elkay management’s assumptions of Zurn’s capital investment needs.
Elkay management believes that the assumptions used as a basis for the Elkay Management Zurn Forecasts were reasonable based on the information available to Elkay management at the time prepared. However, the Elkay Management Zurn Forecasts are not a guarantee of actual future performance. The future financial results of Zurn may differ from those expressed in the Elkay Management Zurn Forecasts due to factors that are beyond Zurn’s and Elkay’s ability to control or predict, and the variances could be material.
The following table presents a summary of the Elkay Management Zurn Forecasts for the calendar years ending December 31, 2022 through December 31, 2026 (in millions).
	Year Ended December 31,
	2022E	2023E	2024E	2025E	2026E
Revenue	$1,050	$1,170	$1,290	$1,390	$1,470
Adjusted EBITDA(1)	250	290	330	362	388
Stock-Based Compensation	(17)	(17)	(17)	(17)	(17)
Cash Taxes	(64)	(76)	(85)	(93)	(99)
Change in Net Working Capital	(31)	(17)	(7)	(15)	(10)
Capital Expenditures	(11)	(12)	(13)	(14)	(15)
Unlevered Free Cash Flow	$127	$167	$208	$223	$247

(1)
Adjusted EBITDA means earnings before interest, taxes, depreciation, acquisition related amortization, restructuring and other similar charges, and stock-based compensation.

Elkay Management Expected Synergies
The Elkay Management Expected Synergies were prepared by Elkay management derived in part from analysis of the Zurn and Elkay businesses based on Elkay management’s due diligence review. The Elkay Management Expected Synergies were based upon numerous estimates or expectations, beliefs, opinions and assumptions with respect to the post-Merger combined company, including its cost and operating structure, results of operations and financial condition, customer requirements and competition, and with respect to general business, economic, market, regulatory and financial conditions and other future events, all of which are difficult to predict and many of which will be beyond the control of the combined company and may not be realized. The Elkay Management Expected Synergies assume the consummation of the Merger at the end of the second quarter of 2022. They do not take into account any transactions, circumstances or events occurring after the date they were prepared; are not necessarily indicative of current market conditions or values or future performance, which may be significantly more or less favorable than as set forth in the Elkay Management Expected Synergies; and are not, and should not be regarded as, a representation that any of the results or expectations contained in, or forming a part of, the Elkay Management Expected Synergies will be achieved by the combined company. Certain of the key assumptions made by Elkay’s management in connection with the preparation of the Elkay Management Expected Synergies include, without limitation,

(a) the impact on addressable direct and indirect spend savings of estimated, consolidated volumes, best-value materials sourcing, preferred suppliers, and benchmark data, (b) the extent of global footprint optimization in shared locations based on consolidation of facilities with similar core processes, (c) the ability to modify the cost of selling, (d) the ability to identify and eliminate unnecessary, duplicative costs, and (e) the applicability of benchmarking data from similar-sized transactions.
Elkay management believes that the assumptions used as a basis for the Elkay Management Expected Synergies were reasonable based on the information available to Elkay management at the time prepared. However, the Elkay Management Expected Synergies are not a guarantee of actual future performance or ability to achieve the estimated synergies. The future financial consequences to the combined company of the consummation of the Merger may differ from those expressed in the Elkay Management Expected Synergies due to factors that are beyond Zurn’s and Elkay’s ability to control or predict. Important factors that may affect the combined company’s ability to achieve these estimated synergies are further described under the heading “Cautionary Statement Concerning Forward-Looking Statements.” Information regarding the uncertainties associated with realizing these estimated synergies is also described under the heading “Risk Factors — Risks Related to the Merger.”
The following table presents a summary of certain of the Elkay Management Expected Synergies for the fiscal years 2022 through 2026 (in millions).
	Fiscal Year
	2022E	2023E	2024E	2025E	2026E
Pre-Tax Synergies (Adjusted EBITDA Impact)	$0	$31	$48	$53	$58
Non-Recurring Cash Investments to Achieve	—	(11)	(6)	—	—
Opinion of Citi, Elkay’s Financial Advisor
Elkay engaged Citi as its financial advisor in connection with the proposed transaction. In connection with this engagement, the Elkay Board requested that Citi evaluate the fairness, from a financial point of view, to holders of Elkay Class A, Class B, Class M and Class N common stock, each with a par value of $0.01 per share of the consideration (which, for purposes of Citi’s financial analysis and opinion, and as used throughout this section, means 52,500,000 newly issued shares of Zurn Common Stock, the “Consideration”) to be received by such holders of Elkay Common Stock (in the aggregate). On February 12, 2022, at a meeting of the Elkay Board held to evaluate the transaction, Citi rendered an oral opinion, confirmed by delivery of a written opinion dated February 12, 2022, to the Elkay Board to the effect that, as of that date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Citi described in such opinion, the Consideration was fair, from a financial point of view, to holders of Elkay Common Stock (in the aggregate).
The full text of Citi’s written opinion, dated February 12, 2022, to the Elkay Board, which describes the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Citi, is attached as Annex H to this proxy statement/prospectus/consent solicitation statement and is incorporated herein by reference. The description of Citi’s opinion set forth below is qualified in its entirety by reference to the full text of Citi’s opinion. Citi’s opinion was provided for the information of the Elkay Board in its evaluation of the Consideration from a financial point of view and did not address any adjustments to the Consideration based on Elkay’s net indebtedness or working capital or any other terms, aspects or implications of the transaction. Citi expressed no view as to, and its opinion did not address, the underlying business decision of Elkay to effect or enter into the transaction, the relative merits of the transaction as compared to any alternative business strategies that might exist for Elkay or the effect of any other transaction which Elkay might engage in or consider. Citi’s opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed transaction or otherwise.
In arriving at its opinion, Citi:
• reviewed a draft dated February 11, 2022 of the Merger Agreement;

•
held discussions with certain senior officers, directors and other representatives and advisors of Elkay concerning the businesses, operations and prospects of Elkay and Zurn;

•
examined certain business and financial information provided by the management of Elkay regarding Elkay, and provided by the management of Zurn to the management of Elkay regarding Zurn, certain publicly available information relating to Elkay and Zurn, as well as certain financial forecasts and other information and data relating to Elkay and Zurn which were provided to or discussed with Citi by the management of Elkay, including information relating to the potential strategic implications and financial and operational benefits (including the amount, timing and achievability thereof) anticipated by the management of Elkay to result from the transaction;

•
reviewed the financial terms of the transaction as set forth in the draft Merger Agreement in relation to, among other things: current and historical market prices of Zurn Common Stock; the historical and projected earnings and other operating data of Elkay and Zurn; and the capitalization and financial condition of Elkay and Zurn;

•
considered, to the extent publicly available, the financial terms of certain other transactions which Citi considered relevant in evaluating the transaction;

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analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Citi considered relevant in evaluating those of Elkay and Zurn; and

•
conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as Citi deemed appropriate in arriving at its opinion.

In rendering its opinion, Citi assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Citi and upon the assurances of the management of Elkay that they were not aware of any relevant information that was omitted or that remained undisclosed to Citi. With respect to the financial forecasts and other information and data provided to or otherwise reviewed by or discussed with Citi relating to Elkay and Zurn, Citi was advised by the management of Elkay that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Elkay and Zurn as to the future financial performance of Elkay and Zurn, including the potential strategic implications and financial and operational benefits (including the amount, timing and achievability thereof) anticipated to result from the transaction and assumed, with the consent of the Elkay Board, that the financial results (including the potential strategic implications and financial and operational benefits anticipated to result from the transaction) reflected in such forecasts and other information and data would be realized in the amounts and at the times projected.
Citi assumed, with the consent of the Elkay Board, that the transaction would be consummated in accordance with its terms, and in compliance with all applicable laws, organizational documents and other requirements, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents, releases, waivers and agreements for the transaction, no delay, limitation, restriction or condition, would be imposed or occur that would have an adverse effect on Elkay or Zurn or the contemplated benefits of the transaction or that would otherwise be meaningful in any respect to Citi’s analyses or opinion. Citi also assumed, with the consent of the Elkay Board, that Elkay would have no exposure under any indemnification obligations contained within the Merger Agreement or the related agreements in any amount material to Citi’s analysis. Representatives of Elkay advised Citi, and Citi further assumed, with the consent of the Elkay Board, that the final terms of the Merger Agreement would not vary materially from those set forth in the draft reviewed by Citi. Citi also assumed, with the consent of the Elkay Board, that the transaction would be treated as a tax-free reorganization for federal income tax purposes. Citi’s opinion related to the relative values of Elkay and Zurn. Citi did not express any opinion as to what the value of the Zurn Common Stock actually would be when issued pursuant to the transaction or the price at which the Zurn Common Stock would trade at any time.
For purposes of its opinion, Citi did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Elkay or Zurn nor did Citi make any physical inspection of the properties or assets of Elkay or Zurn. Citi was not requested to, and did not, solicit third party indications of interest in the possible acquisition of all or a part of Elkay, nor was Citi requested to consider, and its opinion did not address, the underlying business decision of Elkay to effect the transaction, the relative merits of the transaction as compared to any alternative business strategies that might exist for Elkay or the effect of any other transaction in which Elkay might engage. The Citi opinion is limited to the fairness, from a financial point of view, to the holders of Elkay Common Stock of the Consideration to be paid to such holders (in the aggregate) in the proposed transaction and Citi expressed no opinion as to the fairness of the allocation of the Consideration (pursuant to the Merger Agreement or otherwise) to any class or classes of Elkay Common Stock. Citi also expressed no view as to, and its opinion did not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the transaction, or any class of such persons, relative to the Consideration or otherwise. Citi’s opinion was necessarily based upon information available to Citi, and financial, stock market and other conditions and circumstances existing, as of the date of its opinion. Although subsequent developments may affect its opinion, Citi has no obligation to update, revise or reaffirm its opinion. As the Elkay Board was aware, the credit, financial and stock markets, and the industries in which Elkay and Zurn operate, experienced and continued to experience volatility and Citi expressed no opinion or view as to any potential effects of such volatility on Elkay or Zurn (or their respective businesses) or the transaction.
The issuance of Citi’s opinion was authorized by Citi’s fairness opinion committee.
In preparing its opinion, Citi performed a variety of financial and comparative analyses, including those described below. The summary below is not a complete description of Citi’s opinion or the analyses underlying, and factors considered in connection with, Citi’s opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. Citi arrived at its ultimate opinion based on the results of all analyses undertaken by it and factors assessed as a whole, and it did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, Citi believes that such analyses and factors must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying such analyses and its opinion.
In its analyses, Citi considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of Elkay and Zurn. No company or business reviewed is identical or directly comparable to Elkay, Zurn or their respective businesses and an evaluation of these analyses is not entirely mathematical; rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading, acquisition or other values of the companies or businesses reviewed.
The estimates contained in Citi’s analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of companies, businesses or securities do not purport to be appraisals or to reflect the prices at which companies, businesses or securities actually may be sold or acquired. Accordingly, the estimates used in, and the results derived from, Citi’s analyses are inherently subject to substantial uncertainty.
Citi was not requested to, and it did not, recommend or determine the specific consideration payable in the transaction. The type and amount of consideration payable in the transaction were determined through negotiations between Elkay and Zurn and the decision to enter into the Merger Agreement and related documents was solely that of the Elkay Board. Citi’s opinion was only one of many factors considered by the Elkay Board in its evaluation of the transaction and the Consideration and should not be viewed as determinative of the views of the Elkay Board or management with respect to the transaction or the Consideration.

Financial Analyses
The following is a summary of the material financial analyses presented to the Elkay Board in connection with Citi’s opinion, dated February 12, 2022. The summary set forth below does not purport to be a complete description of the financial analyses performed by, and underlying the opinion of, Citi, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by Citi. Certain financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary as the tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the financial analyses, could create a misleading or incomplete view of such financial analyses. Actual results may differ from those indicated by such financial analyses and such differences may be material. Financial data utilized for Zurn and Elkay in the financial analyses described below, to the extent based on internal financial forecasts and estimates of management, were based on financial forecasts and other information and data relating to Zurn and Elkay provided to or discussed with Citi by the management of Elkay, referred to as the “Elkay management’s view of Zurn estimates” and the “Elkay management estimates,” respectively.
Elkay Financial Analyses
Selected Public Companies Analysis.   Citi reviewed the Elkay management estimates and certain publicly-available financial and stock market information of the following four companies that Citi considered generally relevant for purposes of analysis as publicly traded companies in the drinking water solutions industry, including Zurn, and two companies that Citi considered generally relevant for purposes of analysis as publicly traded companies in the sinks and faucets industry, which are collectively referred to as the “Selected Companies (Elkay)”. Citi selected the “Selected Companies (Elkay)” based on its professional judgment and experience. Although none of the “Selected Companies (Elkay)” are directly comparable to Elkay, the companies were selected because they are publicly traded companies with operations or businesses that for purposes of analysis may be considered similar to certain operations of Elkay.
Drinking Water Solutions
•
Zurn

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Watts Water Technologies Inc.

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A.O. Smith Corp.

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Pentair plc

Sinks and Faucets
•
Fortune Brands Home & Security Inc.

•
MASCO Corp.

Citi reviewed, among other information, firm values of the “Selected Companies (Elkay)”, calculated as fully diluted equity values (based on closing stock prices of February 11, 2022) plus net debt, after-tax pension and other post-employment benefit liabilities and non-controlling interests (as applicable), as a multiple of calendar year 2022 estimated adjusted EBITDA for the “Selected Companies (Elkay)”. Financial data of the “Selected Companies (Elkay)” were based on publicly available company filings and other publicly available information. Financial data of Zurn were based on publicly available company filings, selected publicly available Wall Street research analysts’ estimates and Elkay management’s view of Zurn estimates. Financial data of Elkay were based on Elkay management estimates.
The firm value to calendar year 2022 estimated adjusted EBITDA multiples observed for the Elkay drinking water solutions selected companies were 12.9x to 19.0x (median 14.0x). The firm value to calendar year 2022 estimated adjusted EBITDA multiples observed for the Elkay sinks and faucets selected companies were 9.7x to 10.0x (median 9.9x). Based on its professional judgment and experience, and taking into consideration the observed multiples for the selected companies, Citi applied a selected range of firm value to calendar year 2022 estimated adjusted EBITDA high and low multiples of 14.0x and 9.9x, to

$90 million of Elkay adjusted EBITDA for calendar year 2022 based on Elkay management estimates of $108 million adjusted EBITDA, reduced by $18 million of public company costs estimated by Elkay management. Assuming zero net debt or other adjustments to firm value as directed by Elkay management, this analysis indicated the following approximate implied high and low equity value reference ranges (rounded to the nearest $25 million) for Elkay: $1,250 million and $875 million, respectively.
Discounted Cash Flow Analysis. Citi performed a discounted cash flow analysis of Elkay by calculating the estimated present value (as of December 31, 2021) of the standalone unlevered, after-tax free cash flows that Elkay was forecasted to generate during the period from calendar year 2022 through calendar year 2026 based on unaudited prospective financial projections prepared by Elkay management. Citi also calculated a range of terminal values for Elkay by applying perpetuity growth rates ranging from 2.50% to 3.50% to the unlevered after-tax cash flows of Elkay at the end of calendar year 2026. The present values (as of December 31, 2021) of the cash flows and the range of terminal values were then calculated using a selected range of discount rates of 9.3% to 10.6%, derived from a weighted average cost of capital calculation.
Based on the foregoing, the analysis indicated approximate implied equity value reference range (rounded to the nearest $25 million) for Elkay of $1,100 million to $1,525 million.
Zurn Financial Analyses
Selected Public Companies Analysis.   Citi reviewed certain financial and stock market information relating to Zurn and selected the following three companies that Citi considered generally relevant as publicly traded companies in the drinking water solutions and sinks industry, collectively referred to as the “Selected Companies (Zurn)”. Citi selected the “Selected Companies (Zurn)” based on its professional judgment and experience. Although none of the “Selected Companies (Zurn)” (with the exception of Zurn itself) are directly comparable to Zurn, the companies were selected because they are publicly traded companies with operations or businesses that for purposes of analysis may be considered similar to certain operations of Zurn.
•
Watts Water Technologies Inc.

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A.O. Smith Corp.

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Pentair plc

Citi reviewed, among other information, firm values of the “Selected Companies (Zurn)”, calculated as fully diluted equity values (based on closing stock prices of February 11, 2022) plus net debt, after-tax pension and other post-employment benefit liabilities and non-controlling interests (as applicable), as a multiple of calendar year 2022 estimated adjusted EBITDA. Financial data of the “Selected Companies (Zurn)” were based on publicly available company filings and other publicly available information. Financial data of Zurn were based on publicly available company filings, selected publicly available Wall Street research analysts’ estimates and Elkay management’s view of Zurn estimates.
The firm value to calendar year 2022 estimated adjusted EBITDA multiples observed for the “Selected Companies (Zurn)” (other than Zurn) were 12.9x to 14.6x (median 13.4x). Citi noted that the firm value to calendar year 2022 estimated adjusted EBITDA multiple observed for Zurn was 19.0x, based on publicly available Wall Street research analyst estimates. Based on its professional judgment and experience, and taking into consideration the observed multiples for the “Selected Companies (Zurn)”, Citi applied a selected range of firm value to calendar year 2022 estimated adjusted EBITDA high and low multiples of 19.0x and 13.4x, respectively, to corresponding Zurn calendar year 2022 adjusted EBITDA of $233 million based on Elkay management’s view of Zurn estimates. This analysis indicated approximate implied high and low firm value reference range (rounded to the nearest $25 million) for Zurn of $4,425 million and $3,125 million. The firm value was then adjusted by removing Zurn’s net debt balance of $443 million as of December 31, 2021 and tax-affected pension liability of $41 million, based on Zurn’s public filings, to derive an approximate implied high and low equity value reference range (rounded to the nearest $25 million) for Zurn of $3,950 million and $2,625 million, respectively.
Discounted Cash Flow Analysis.   Citi performed a discounted cash flow analysis of Zurn by calculating the estimated present value (as of December 31, 2021) of the standalone unlevered, after-tax free cash flows that Zurn was expected to generate during calendar year 2022 through calendar year 2026 based on unaudited prospective financial projections provided by Elkay management. Citi also calculated a range of terminal values for Zurn by applying perpetuity growth rates ranging from 3% to 4% to the unlevered after-tax free cash flows of Zurn at the end of calendar year 2026. The present values (as of December 31, 2021) of the cash flows and terminal values were then calculated using a selected range of discount rates of 9.1% to 10.4%, derived from a weighted average cost of capital calculation. The present value (as of December 31, 2021) of the unlevered free cash flows and the range of terminal value were then adjusted by removing Zurn’s net debt balance of $443 million as of December 31, 2021 and tax-affected pension liability of $41 million.
Based on the foregoing, this analysis indicated approximate implied low and high equity value reference range (rounded to the nearest $25 million) for Zurn of $2,525 million and $3,750 million.
Implied Relative Financial Analysis
Utilizing the approximate implied equity value reference range derived for Elkay and the approximate implied equity value reference range derived for Zurn, in each case as described in the respective Selected Public Companies Analyses above:
•
Citi calculated an approximate implied ownership range for holders of Elkay Common Stock in the combined company of 18.3% to 32.3%, as compared to the approximate 28.9% ownership for holders of Elkay Common Stock implied by the Consideration, and

•
Citi calculated an approximate implied stock consideration range of 28.9 million to 61.3 million shares of Zurn Common Stock for holders, which was compared to the Consideration of 52.5 million shares of Zurn Common Stock.

Utilizing the approximate implied equity value reference range derived for Elkay and the approximate implied equity value reference range derived for Zurn, in each case as described in the respective Discounted Cash Flow Analyses above:
•
Citi calculated an approximate implied ownership range for holders of Elkay Common Stock in the combined company of 22.9% to 37.5%, as compared to the approximate 28.9% ownership for holders of Elkay Common Stock implied by the Consideration, and

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Citi calculated an approximate implied stock consideration range of 38.3 million to 77.3 million shares of Zurn Common Stock for holders, which was compared to the Consideration of 52.5 million shares of Zurn Common Stock.

Certain Additional Information
Citi observed certain additional information that was not considered part of its financial analyses for its opinion but was noted for informational purposes, including the following:
Research Analysts’ Price Targets.   Citi reviewed undiscounted publicly available research analysts’ price targets for Zurn Common Stock, which indicated standalone price targets for shares of Zurn Common Stock (rounded to the nearest $0.05) of $38.00 to $43.00 per share, and which indicated low and high implied aggregate equity values of Zurn from approximately $4,916 million to approximately $5,567 million, respectively.
Citi additionally reviewed discounted publicly available research analysts’ price targets for Zurn Common Stock, which indicated standalone price targets for Zurn common shares (rounded to the nearest $0.05) of $34.30 to $38.80 per share, discounted at a 10.8% cost of equity.
Trading Range Analysis — Zurn.   Citi reviewed historical trading prices of shares of Zurn Common Stock during the period from October 4, 2021 to February 11, 2022, noting that the low and high closing prices during such period ranged from $29.50 to $37.90 per share of Zurn Common Stock, respectively, and that the low and high implied aggregate equity values of Zurn over such period ended February 11, 2022 ranged from approximately $3,808 million to approximately $4,903 million, respectively.

Elkay Selected Transactions Analysis.   Using publicly available information, Citi reviewed financial data relating to the following six transactions, collectively referred to as the Elkay selected transactions. The Elkay selected transactions were selected because they involved companies within the water solutions industry which, based on Citi’s experience had certain financial, operational or business characteristics that, in Citi’s view, made them sufficiently comparable to Elkay and Zurn and the transactions contemplated by the Merger Agreement or otherwise relevant for purposes of the comparison.
Announced	Acquiror	Target
January 2020	Cott Corporation	Primo Water Corporation
December 2019	Culligan Internstional Co.	AquaVenture Holdings Ltd.
November 2017	Fluidra	Zodiac
March 2017	SUEZ SA & Caisse de dépôt et placement du Québec	GE Water & Process Technologies Co.
August 2016	Emerson Electric Co.	Pentair plc (Valves & Controls business)
November 2014	Watts Water Technologies Inc	AERCO International Inc.
For each of the Elkay selected transactions, Citi calculated the ratio of the target company’s firm value as of the announcement date of the selected transactions to the public estimates of the target company’s EBITDA, for the most recent 12-month period prior to announcement of the applicable transaction, which is referred to as “firm value to LTM EBITDA”. Financial data of the selected transactions were based on public filings.
The low to high firm value to LTM EBITDA multiples observed for the selected transactions were 10.5x to 15.7x (with a median of 13.3x). Based on its professional judgment and experience, and taking into consideration the observed multiples for the selected transactions, Citi applied a selected range of firm value to LTM EBITDA multiples derived from the selected transactions of 13.3x to 15.7x to Elkay’s adjusted EBIDTA for the 12 months ended December 31, 2021 of $94 million, as provided by Elkay management. Assuming zero net debt or other adjustments to firm value as directed by Elkay, this analysis indicated an approximate implied equity value reference range (rounded to the nearest $25 million) for Elkay of  $1,250 million to $1,475 million.
Miscellaneous
Elkay has agreed to pay Citi for its services in connection with the proposed transaction (i) a fee of  $3,500,000, of which $1,500,000 became payable to Citi upon delivery of its opinion, and the remainder of which became payable on the date immediately preceding the filing of this proxy statement/prospectus/consent solicitation statement, and (ii) a fee equal to 0.75% of the total consideration payable to the holders of Elkay Common Stock in the transaction (with the value of Zurn Common Stock calculated using the average last sale prices for the 10 trading days immediately preceding the closing), which fee would be approximately $12 million based on the closing price of Zurn Common Stock on February 11, 2022 (the trading day prior to the announcement of the transaction). The fee described in clause (ii) above will only become payable to Citi upon the closing of the transaction and will be reduced by the amount of the fee described in clause (i) of the preceding sentence to the extent paid prior to such date.
In addition, Elkay has agreed to reimburse Citi for its expenses, including fees and expenses of counsel, and to indemnify Citi and related parties against certain liabilities, including liabilities under federal securities laws, arising out of Citi’s engagement. As the Elkay Board was aware, Citi and its affiliates in the past have provided, and currently provide, services to Elkay unrelated to the proposed transaction, for which services Citi and its affiliates have received and expect to receive compensation, including, without limitation, during the two year period prior to the date of its opinion, having acted or acting as (i) bookrunner in connection with Elkay’s term loan and revolving credit facility and (ii) lender to Elkay and having provided or providing certain markets and security services, treasury and trades solutions and other commercial banking services to Elkay. As the Elkay Board was also aware, Citi and its affiliates in the past have provided, and currently provide, services to Zurn unrelated to the proposed transaction, for which services Citi and its affiliates have received and expect to receive compensation, including, without limitation, during the two year period prior to the date of its opinion, having acted or acting as (i) M&A financial advisor to Zurn on the PMC business Reverse Morris Trust transaction with Regal Beloit Corporation in October 2021, (ii) joint-bookrunner in connection with Zurn’s term loan and revolving credit facility, and (iii) lender to Zurn and having provided or providing certain markets and securities services, treasury and trades solutions and corporate portfolio management services to Zurn. In the ordinary course of Citi’s business, Citi and its affiliates may actively trade or hold the securities Zurn for their own account or for the account of their customers and, accordingly, may at any time hold a long or short position in such securities. In addition, Citi and its affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Elkay, Zurn and their respective affiliates. In the two year period prior to January 21, 2022, Citigroup Inc. and its affiliates derived aggregate revenues of approximately $24.5 million from Zurn and certain of its affiliates and approximately $0.2 million from Elkay and certain of its affiliates for the services unrelated to the Merger.
Elkay selected Citi as a financial advisor in connection with the proposed transaction based on Citi’s reputation, experience and familiarity with the respective businesses of Elkay and Zurn. Citi is an internationally recognized investment banking firm that regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.
Opinion of J.P. Morgan, Elkay’s Financial Advisor
Elkay retained J.P. Morgan to act as its financial advisor in connection with the proposed transaction. At the meeting of the Elkay Board on February 12, 2022, J.P. Morgan rendered its oral opinion to the Elkay Board, which was subsequently confirmed in writing on February 12, 2022, to the effect that, as of such date and based upon and subject to the factors and assumptions made, procedures followed, matters considered, and limitations and qualifications set forth in its opinion, the consideration (which for purposes of J.P. Morgan’s financial analysis and opinion, and as used throughout this section, means 52,500,000 newly issued shares of Zurn Common Stock, the “Consideration”)to be received by holders of Class A, Class B, Class M and Class N common stock, each with a par value of $0.01 per share, of Elkay (in the aggregate) in the proposed transaction was fair, from a financial point of view, to such holders of Elkay Common Stock.
The full text of the written opinion of J.P. Morgan, dated as of February 12, 2022, which sets forth, among other things, the assumptions made, matters considered and limits on the review undertaken, is attached as Annex I to this proxy statement/prospectus/consent solicitation statement and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this proxy statement/prospectus/consent solicitation statement is qualified in its entirety by reference to the full text of such opinion. Elkay stockholders are urged to read the opinion in its entirety. J.P. Morgan’s written opinion was addressed to the Elkay Board (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed transaction, was directed only to the Consideration payable to the holders of Elkay Common Stock and did not address any adjustments to the Consideration based on Elkay’s net indebtedness or working capital, or any other aspect of the transaction. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The opinion does not constitute a recommendation to any stockholder of Elkay as to how such stockholder should vote with respect to the proposed transaction or any other matter.
In arriving at its opinion, J.P. Morgan, among other things:
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reviewed a draft dated February 11, 2022 of the Merger Agreement;

•
reviewed certain business and financial information provided by the management of Elkay concerning Elkay, and provided by the management of Zurn to the management of Elkay concerning Zurn;

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reviewed certain publicly available business and financial information concerning Zurn and the industries in which Elkay and Zurn operate;

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compared the proposed financial terms of the transaction with the publicly available financial terms of certain transactions involving companies J.P. Morgan deemed relevant and the consideration paid for such companies;

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compared the financial and operating performance of Elkay and Zurn with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of Zurn Common Stock and certain publicly traded securities of such other companies;

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reviewed certain internal financial analyses and forecasts prepared by the management of Elkay relating to the businesses of Elkay and Zurn, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the transaction (referred to in this section titled “— Opinion of J.P. Morgan, Elkay’s Financial Advisor” as the “Synergies”); and

•
performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

In addition, J.P. Morgan held discussions with certain members of the management of Elkay with respect to certain aspects of the transaction, and the past and current business operations of Elkay and Zurn, the financial condition and future prospects and operations of Elkay and Zurn, the effects of the transaction on the financial condition and future prospects of Elkay and Zurn, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.
In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by Elkay or otherwise reviewed by or for J.P. Morgan. J.P. Morgan did not independently verify any such information or its accuracy or completeness and, pursuant to its engagement letter with Elkay, did not assume any obligation to undertake any such independent verification. J.P. Morgan did not conduct or was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of Elkay or Zurn under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, including the Synergies, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by Elkay management as to the expected future results of operations and financial condition of Elkay and Zurn to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. J.P. Morgan also assumed that the transaction and the other transactions contemplated by the Merger Agreement will be consummated as described in the Merger Agreement, and that the definitive Merger Agreement will not differ in any material respects from the draft thereof provided to J.P. Morgan. J.P. Morgan also assumed that the representations and warranties made by Elkay and Zurn in the Merger Agreement and the related agreements were and will be true and correct in all respects material to its analysis and that Elkay will have no exposure under any indemnification obligations contained within the Merger Agreement or the related agreements in any amount material to J.P. Morgan’s analysis. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to Elkay with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the transaction will be obtained without any adverse effect on Elkay or Zurn or on the contemplated benefits of the transaction.
J.P. Morgan’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. J.P. Morgan’s opinion noted that subsequent developments may affect J.P. Morgan’s opinion, and that J.P. Morgan does not have any obligation to update, revise, or reaffirm such opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, to the holders of Elkay Common Stock of the Consideration to be paid to such holders (in the aggregate) in the transaction and J.P. Morgan has expressed no opinion as to the fairness of the allocation of the Consideration (pursuant to the Merger Agreement or otherwise) to any class or classes of Elkay Common Stock. J.P. Morgan has also expressed no opinion as to the fairness of any consideration to be paid in connection with the transaction to the holders of any other class of securities, creditors or other constituencies of Elkay or the underlying decision by Elkay to engage in the transaction. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the transaction, or any class of such persons relative to the Consideration to be paid to the holders of Elkay Common Stock in the transaction or with respect to the fairness of any such compensation. J.P. Morgan expressed no opinion as to the price at which Zurn Common Stock would trade at any future time.

The terms of the Merger Agreement, including the Consideration, were determined through arm’s-length negotiations between Elkay and Zurn, and the decision to enter into the Merger Agreement was solely that of the Elkay board of directors. J.P. Morgan’s opinion and financial analyses were only one of the many factors considered by the Elkay board of directors in its evaluation of the proposed transaction and should not be viewed as determinative of the views of the Elkay board of directors or management with respect to the proposed transaction or the Consideration.
In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methodology in rendering its opinion to the Elkay Board on February 12, 2022 and contained in the presentation delivered to the Elkay Board on such date in connection with the rendering of such opinion. The summary below does not purport to be a complete description of the analyses or data presented by J.P. Morgan. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s analyses.
Elkay Analysis
Public Trading Multiples Analysis
Using publicly available information and information provided by Elkay management, J.P. Morgan compared selected financial data of Elkay with similar data for Zurn and other selected publicly traded companies. These companies were selected, among other reasons, because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analyses, may be considered sufficiently similar to those of Elkay based on business sector participation, operational characteristics and financial metrics. However, none of the selected companies reviewed is identical to Elkay and certain of these companies have financial and operating characteristics that are materially different from those of Elkay. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies differently than they would affect Elkay. The companies selected by J.P. Morgan were:
•
Zurn

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Masco Corporation

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Fortune Brands Home & Security Inc.

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A.O. Smith Corporation

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Pentair plc

With respect to the selected companies, J.P. Morgan calculated the firm value, which is also referred to in this section as “FV,” for each of the selected companies (calculated as equity value, plus or minus, as applicable, net debt or net cash), based on publicly available financial information and Wall Street estimates per FactSet Research Systems as of February 11, 2022, as a multiple of the analyst consensus EBITDA estimates for calendar year 2022, which is referred to as “FV / 2022E EBITDA” and calendar year 2023, which is referred to as “FV / 2023E EBITDA.”
Based on the results of the above analysis and on other factors J.P. Morgan considered appropriate, J.P. Morgan selected a FV / 2022E EBITDA multiple reference range for Elkay of 9.5x to 18.5x, and a FV / 2023E EBITDA multiple reference range for Elkay of 9.0x to 16.0x. J.P. Morgan then applied those ranges to the estimated Elkay EBITDA for calendar years 2022 and 2023, as provided by Elkay management, of $108 million and $125 million, respectively, with such numbers not adjusted for public company costs. This analysis indicated an implied firm value for Elkay based on 2022 estimated EBITDA, rounded to the nearest $5 million, of $1,020 million to $1,990 million. The analysis further indicated an implied firm value for Elkay based on 2023 estimated EBITDA, rounded to the nearest $5 million, of $1,125 million to $2,000 million. J.P. Morgan did not calculate implied equity value for Elkay since the opinion addresses only the unadjusted Consideration of 52.5 million shares of Zurn Common Stock, and does not address any potential adjustments to the Consideration based on Elkay’s net indebtedness.
Selected Transaction Multiples Analysis
Using publicly available information, J.P. Morgan examined selected transactions involving companies that engaged in businesses that J.P. Morgan judged to be reasonably analogous to the business of Elkay or aspects thereof. None of the selected transactions reviewed was identical to the transaction. Certain of these selected transactions may have characteristics that are materially different from those of the transaction. However, the selected transactions were chosen because certain aspects of such transactions, for purposes of J.P. Morgan’s analysis, may be considered similar to the transaction. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the selected transactions differently than they would affect the transaction. Using publicly available information for each of the selected transactions, J.P. Morgan calculated the ratio of the target company’s FV as of the announcement of the applicable transaction to the public estimates of EBITDA for the 12-month period prior to the announcement of the applicable transaction, which is referred to as “FV / LTM EBITDA.” Specifically, J.P. Morgan reviewed the following transactions:
Announcement Date of Transaction	Acquiror	Target
January 2020	Cott Corp	Primo Water Corp.
December 2019	Culligan International Co.	AquaVenture Holdings Ltd.
August 2019	Advanced Drainage Systems, Inc.	Infiltrator Water Technologies LLC
May 2018	Reliance Worldwide Corp. Ltd.	John Guest International Ltd.
March 2017	SUEZ SA & Caisse de dépôt et placement du Québec	GE Water & Process Technologies Co
August 2016	Emerson Electric Co.	Pentair plc Flow Control subsidiaries
Based on the results of this analysis and J.P. Morgan’s experience and professional judgment, J.P. Morgan selected a FV / LTM EBITDA multiple reference range of 12.0x to 16.0x. J.P. Morgan then applied that reference range to the EBITDA of Elkay for the 12 months ended December 31, 2021. This analysis indicated a range of implied firm value for Elkay, rounded to the nearest $5 million, of $1,135 million to $1,510 million. J.P. Morgan did not calculate implied equity value for Elkay since the opinion addresses only the unadjusted Consideration of 52.5 million shares of Zurn Common Stock does not include any potential adjustments to the Consideration based on Elkay’s net indebtedness.
Discounted Cash Flow Analysis
J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining the implied firm value for Elkay on a standalone basis. A discounted cash flow analysis is a method of evaluating an asset using estimates of the future unlevered free cash flows generated by an asset and taking into consideration the time value of money with respect to such future cash flows by calculating their present value. Unlevered free cash flow refers to a calculation of the future cash flows generated by an asset without including in such calculation any debt servicing costs. Specifically, unlevered free cash flow represents unlevered net operating profit after tax, adjusted for depreciation and amortization, capital expenditures and changes in net working capital, as applicable. The current value of the future cash flows generated by an asset obtained by discounting those future cash flows back to the present using an appropriate discount rate and applying a discounting convention that assumes that each cash flow was generated at the midpoint of each period is referred to as the “present value” in this section titled “ — Opinion of J.P. Morgan, Elkay’s Financial Advisor.” The present value of all future cash flows generated by an asset for periods beyond the projections period is referred to as the “terminal value” in this section titled “ — Opinion of J.P. Morgan, Elkay’s Financial Advisor.”
J.P. Morgan calculated the unlevered free cash flows that Elkay is expected to generate in calendar year 2022 through calendar year 2026 based upon certain unaudited prospective financial projections prepared by Elkay management. J.P. Morgan also calculated a range of terminal values for Elkay by applying terminal growth rates ranging from 2.50% to 3.50% to the unlevered free cash flows of Elkay at the end of calendar year 2026. The unlevered free cash flows and the range of terminal values were then discounted to present values using a discount rate range of 9.75% to 10.75%, which was chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of Elkay.
Based on the results of this analysis, J.P. Morgan arrived at a range of implied firm value for Elkay, rounded to the nearest $5 million, of $1,055 million to $1,340 million. Based on the above analysis, J.P. Morgan used the midpoint of the foregoing implied firm value of Elkay (which is $1,178 million) for purposes of the value creation analysis described below. J.P. Morgan did not calculate implied equity value for Elkay since the opinion addresses only the unadjusted Consideration of 52.5 million shares of Zurn Common Stock, and does not address any potential adjustments to the Consideration based on Elkay’s net indebtedness. J.P. Morgan assumed $0 net debt for Elkay, which implies that the Elkay firm value is equal to its equity value for the purposes of the value creation analysis.
Zurn Analysis
Public Trading Multiples Analysis
Using publicly available information, J.P. Morgan compared selected financial data of Zurn provided to it by Elkay and from publicly available information with similar data for selected publicly traded companies. These companies were selected, among other reasons, because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analyses, may be considered sufficiently similar to those of Zurn based on business sector participation, operational characteristics and financial metrics. However, none of the selected companies reviewed is identical to Zurn and certain of these companies have financial and operating characteristics that are materially different from those of Zurn. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies differently than they would affect Zurn. The companies selected by J.P. Morgan were:
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Xylem Inc.

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A.O. Smith Corporation

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Pentair plc

•
Watts Water Technologies, Inc.

With respect to the selected companies, J.P. Morgan calculated the firm value, which is referred to in this section as “FV,” for each of the selected companies (calculated as equity value, plus or minus, as applicable, net debt or net cash), based on publicly available financial information and Wall Street estimates per FactSet Research Systems as of February 11, 2022, as a multiple of the analyst consensus EBITDA estimates for calendar year 2022, which is referred to as “FV / 2022E EBITDA” and calendar year 2023, which is referred to as “FV / 2023E EBITDA.”
Based on the results of the above analysis and on other factors J.P. Morgan considered appropriate, J.P. Morgan selected a FV / 2022E EBITDA multiple reference range for Zurn of 13.0x to 19.0x, and a FV / 2023E EBITDA multiple reference range for Zurn of 12.0x to 16.5x. J.P. Morgan then applied those ranges to the estimated Zurn EBITDA for calendar years 2022 and 2023, as provided by Elkay management, of $233 million and $273 million, respectively. The resulting firm values were then adjusted by removing Zurn’s net debt balance of $443 million as of December 31, 2021 and tax-affected pension liability of $41 million. This analysis indicated an implied equity value for Zurn based on 2022 estimated EBITDA, rounded to the nearest $5 million, of $2,545 million to $3,940 million. The analysis further indicated an implied equity value for Zurn based on 2023 estimated EBITDA, rounded to the nearest $5 million, of $2,785 million to $4,010 million.
Discounted Cash Flow Analysis
J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining the implied equity value of Zurn on a standalone basis.

J.P. Morgan calculated the unlevered free cash flows that Zurn is expected to generate during calendar year 2022 through calendar year 2026 based upon certain unaudited prospective financial projections prepared by Elkay management as described in the section titled “Certain Financial Forecasts Reviewed by Elkay’s Board of Directors and Financial Advisor”. J.P. Morgan also calculated a range of terminal values for Zurn by applying terminal growth rates ranging from 2.50% to 3.50% to the unlevered free cash flows of Zurn at the end of calendar year 2026. The unlevered free cash flows and the range of terminal values were then discounted to present values using a discount rate range of 9.25% to 10.25%, which was chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of Zurn. The present value of the unlevered free cash flows and the range of terminal values were then adjusted by removing Zurn’s net debt balance of $443 million as of December 31, 2021 and tax-affected pension liability of $41 million.
Based on the foregoing, this analysis indicated a range of implied equity values for Zurn, rounded to the nearest $5 million, of $2,315 million to $3,185 million. Based on the above analysis, J.P. Morgan used the midpoint of the foregoing implied equity value of Zurn (which is $2,684 million) for purposes of the value creation analysis described below.
Other Analysis
Discounted Cash Flow Analysis of Synergies
J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining the present value of total projected Synergies.
J.P. Morgan calculated the unlevered free cash flows that the projected net Synergies were expected to generate during calendar year 2022 through calendar year 2026 based on certain unaudited prospective financial projections of the Synergies prepared by Elkay management. J.P. Morgan also calculated a range of terminal values for the projected net Synergies at the end of this period by applying a perpetual growth rate ranging from 2.50% to 3.50% to the unlevered free cash flow of the projected net Synergies at the end of calendar year 2026. The unlevered free cash flows and the range of terminal values were then discounted to present values as of December 31, 2021 using a range of discount rates from 9.50% to 10.50%, which were chosen by J.P. Morgan based upon the midpoints of the ranges of weighted average cost of capital of Elkay and Zurn as described above in the sections titled “— Elkay Analysis — Discounted Cash Flow Analysis of Synergies” and “— Zurn Analysis — Discounted Cash Flow Analysis of Synergies”.
Based on the foregoing, this analysis indicated the following range of implied values for the projected net Synergies of $419 million to $556 million. Based on the above analysis, J.P. Morgan used the midpoint of the foregoing implied values for the projected net Synergies (which is $478 million) for purposes of the value creation analysis described below.
Relative Valuation Analysis
Public Trading Multiples Analysis
J.P. Morgan compared the results of its public trading multiples analysis for Elkay to the results for Zurn with respect to the FV / 2022E EBITDA multiples and FV / 2023E EBITDA multiples described above in the section titled “— Elkay Analysis — Public Trading Multiples Analysis” and “— Zurn Analysis — Public Trading Multiples Analysis” to determine a range of implied Elkay stock consideration and pro forma ownership of Zurn for the holders of Elkay Common Stock in the aggregate. Specifically, J.P. Morgan compared (i) the highest implied firm value for Elkay to the lowest implied equity value for Zurn, and (ii) the lowest implied firm value for Elkay to the highest implied equity value for Zurn, to derive a range of implied Elkay stock consideration and pro forma ownership of Zurn by the holders of Elkay Common Stock in the aggregate. Based on the Elkay firm values and Zurn equity values implied using the FV / 2022E EBITDA multiples, this analysis resulted in a range of Elkay stock consideration of 33.4 million shares to 100.9 million shares of Zurn Common Stock and a range of pro forma ownership of 20.6% to 43.9%, which was compared to the Consideration of 52.5 million shares of Zurn Common Stock and pro forma ownership of 28.9% implied by the Consideration. Based on the Elkay firm values and Zurn equity values implied using the FV / 2023E EBITDA multiples, this analysis resulted in a range of Elkay stock consideration of 36.2 million shares to 92.7 million shares of Zurn Common Stock and a range of pro forma ownership of

21.9% to 41.8%, which was compared to the Consideration of 52.5 million shares of Zurn Common Stock and pro forma ownership of 28.9% implied by the Consideration.
Discounted Cash Flow Analysis
J.P. Morgan compared the results with respect to its discounted cash flow analyses for Elkay, as described above in the section titled “— Elkay Analysis — Discounted Cash Flow Analysis,” to the results for Zurn, as described above in the section titled “— Zurn Analysis — Discounted Cash Flow Analysis,” to determine a range of implied Elkay stock consideration and pro forma ownership of Zurn for the holders of Elkay Common Stock in the aggregate. Specifically, J.P. Morgan compared (i) the highest implied firm value for Elkay to the lowest implied equity value for Zurn, and (ii) the lowest implied firm value for Elkay to the highest implied equity value for Zurn, to derive a range of implied Elkay stock consideration and pro forma ownership of Zurn for the holders of Elkay Common Stock in the aggregate, as implied by the discounted cash flow analyses. This analysis resulted in a range of Elkay stock consideration of 42.8 million shares to 74.7 million shares of Zurn Common Stock and a range of pro forma ownership of 24.9% to 36.7%, which was compared to the Consideration of 52.5 million shares of Zurn Common Stock and pro forma ownership of 28.9% implied by the Consideration.
Discounted Cash Flow Analysis with Synergies
J.P. Morgan compared the results with respect to its discounted cash flow analyses for Elkay (“Elkay DCF”), as described above in the section titled “— Elkay Analysis — Discounted Cash Flow Analysis”, to the sum of (i) its discounted cash flow analyses for Zurn, as described above in the section titled “— Zurn Analysis — Discounted Cash Flow Analysis”, and (b) its discounted cash flow analyses of total projected Synergies, as described above in the section titled “— Other Analysis — Discounted Cash Flow Analysis of Synergies” (together “Zurn DCF with Synergies”) to determine a range of implied Elkay stock consideration and pro forma ownership of Zurn for the holders of Elkay Common Stock in the aggregate. Specifically, J.P. Morgan compared (i) the highest implied firm value for Elkay DCF to the lowest implied equity value for Zurn DCF with Synergies, and (ii) the lowest implied firm value for Elkay DCF to the highest implied equity value for Zurn DCF with Synergies, to derive a range of implied Elkay stock consideration and pro forma ownership of Zurn for the holders of Elkay Common Stock in the aggregate, as implied by the discounted cash flow analyses. This analysis resulted in a range of Elkay stock consideration of 36.4 million shares to 63.3 million shares of Zurn Common Stock and a range of pro forma ownership of 22.0% to 32.9%, which was compared to the Consideration of 52.5 million shares of Zurn Common Stock and pro forma ownership of 28.9% implied by the Consideration.
Value Creation Analysis
J.P. Morgan conducted an illustrative value creation analysis that compared the implied equity value of Elkay derived from the midpoint of the discounted cash flow valuation of Elkay on a standalone basis to the value of the Elkay Common Stockholders’ pro forma ownership of the implied equity value of the combined company. The pro forma implied equity value of the combined company was calculated as the sum of: (i) the standalone implied equity value of Elkay using the midpoint value determined in J.P. Morgan’s discounted cash flow analysis described above in the section titled “— Elkay Analysis — Discounted Cash Flow Analysis,” plus (ii) the standalone implied equity value of Zurn using the midpoint value determined in J.P. Morgan’s discounted cash flow analysis described above in the section titled “— Zurn Analysis — Discounted Cash Flow Analysis,” plus (iii) the present value of the cash flows from the potential net Synergies expected by Elkay management using the midpoint value determined in J.P. Morgan’s discounted cash flow analysis described above in the section titled “— Other Analysis — Discounted Cash Flow Analysis of Synergies”. J.P. Morgan then determined the implied pro forma equity value of the combined company attributable to holders of Elkay Common Stock based on the equity ownership percentage of the combined company to be owned by holders of Elkay Common Stock of approximately 28.9% (on a fully diluted basis) implied by the Consideration. This analysis indicated an implied equity value to holders of Elkay Common Stock in the aggregate of $1,254 million, and that the Consideration yielded value accretion to holders of Elkay Common Stock of 6.5% (based on the midpoint implied equity value of Elkay on a standalone basis determined in J.P. Morgan’s discounted cash flow analysis above). There can be no assurance, however, that the estimated Synergies or estimated costs to achieve such Synergies will not be substantially greater or less than Elkay management’s estimates.

Other Information
Historical Trading Range
For reference only and not as a component of its fairness analyses, J.P. Morgan reviewed the trading price range for Zurn Common Stock for the period from October 5, 2021 to February 11, 2022. J.P. Morgan noted that the low and high closing share prices during this period for Zurn Common Stock were $29.50 and $37.90 per share. J.P. Morgan then compared a range of implied equity values, rounded to the nearest $5 million, of $3,810 million to $4,895 million based on the low and high closing share prices, respectively, to the equity value of Zurn of $3,846 million (based on the closing price per share of Zurn Common Stock of $29.79 on February 11, 2022) and $4,154 million (based on the 30-day VWAP of Zurn Common Stock of $32.18 on February 11, 2022).
Equity Research Analyst Price Targets
For reference purposes only and not as a component of its fairness analyses, J.P. Morgan reviewed certain publicly available equity research analyst share price targets for Zurn Common Stock. J.P. Morgan noted that the range of such price targets for Zurn Common Stock, rounded to the nearest $0.25, was $42.00 to $43.00 per share. J.P. Morgan then compared a range of implied equity values, rounded to the nearest $5 million, of $5,420 million to $5,550 million based on the low and high share price targets, respectively, to the equity value of Zurn of $3,846 million (based on the closing price per share of Zurn Common Stock of $29.79 on February 11, 2022).
Miscellaneous
The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of J.P. Morgan with respect to the actual value of Elkay or Zurn. The order of analyses described does not represent the relative importance or weight given to those analyses by J.P. Morgan. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion.
Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold. None of the selected companies reviewed as described in the above summary is identical to Elkay or Zurn, and none of the selected transactions reviewed was identical to the Merger. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of Elkay and Zurn. The transactions selected were similarly chosen because their participants, size and other factors, for purposes of J.P. Morgan’s analysis, may be considered similar to the Merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to Elkay and Zurn and the transactions compared to the Merger.
As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. J.P. Morgan was selected to advise Elkay with respect to the Merger on the basis of, among other things, such experience and its qualifications and reputation in connection with such matters and its familiarity with Elkay, Zurn and the industries in which they operate.
For services rendered in connection with the Merger, Elkay has agreed to pay J.P. Morgan (i) a fee of $3,500,000, of which $1,500,000 became payable to J.P. Morgan upon delivery of its opinion, and the remainder of which became payable on the date immediately preceding the filing of this proxy statement/prospectus/consent solicitation statement (ii) a fee equal to 0.75% of the total consideration payable to the holders of Elkay Common Stock in the transaction, which fee would be approximately $12 million based on the closing price of Zurn Common Stock on February 11, 2022 (the trading day prior to the announcement of the transaction), which will only become payable to J.P. Morgan upon the closing of the transaction but will be reduced by the amount of the opinion fee paid prior to such date described in the preceding clause (i) and (iii) if Elkay or any of its subsidiaries or affiliates receives any payment from another person following or in connection with the termination, abandonment or failure to occur of the Merger, a fee equal to 20% of such payment net out-of-pocket expenses incurred by Elkay in connection with the Merger (up to 25% of the fee that would have been payable to J.P. Morgan under clause (ii) of this sentence if the Merger had been consummated). In addition, Elkay has agreed to reimburse J.P. Morgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities arising out of J.P. Morgan’s engagement. During the two years preceding the date of J.P. Morgan’s opinion, neither J.P. Morgan nor its affiliates have had any other material financial advisory or other material commercial or investment banking relationships with Zurn Water Solutions Corporation (f/k/a Rexnord Corporation), except as discussed below. During the two years preceding the date of J.P. Morgan’s opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with Elkay, for which J.P. Morgan and such affiliates received customary compensation. Such services during such period included J.P. Morgan acting as joint lead arranger and joint lead bookrunner on a syndicated credit facility in December 2021. In addition, J.P. Morgan and its affiliates held, as of the date of J.P. Morgan’s opinion, on a proprietary basis, less than 1% of the outstanding Zurn Common Stock and no shares of Elkay Common Stock. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of Zurn for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities or other financial instruments. During the two year period preceding delivery of its opinion ending on January 31, 2022, the aggregate fees received by J.P. Morgan from Elkay and Zurn for wholesale banking fees and services unrelated to the Merger (as listed above) were approximately $2.3 million and $0.4 million, respectively.
Interests of Directors and Executive Officers of Zurn in the Merger
The directors and executive officers of Zurn do not have any interest in the Merger that are different from, or in addition to, the interests of the Zurn stockholders
Interests of Certain Directors, Executive Officers and Affiliates of Elkay in the Merger
In considering the recommendation of the Elkay Board to adopt the Merger Agreement, Elkay stockholders should be aware that certain members of the Elkay Board, certain executive officers of Elkay and the Support Stockholders may have interests in the Merger that may be different from, or in addition to, interests they have as Elkay stockholders or other Elkay stockholders. These interests are described below.
The Elkay Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and recommending that the Elkay stockholders adopt the Merger Agreement.
Severance Pursuant to Existing Severance Agreements
Pursuant to the terms of their existing severance agreements, if any of the following: Bryan English, Lawrence Brand, Patricia Schmeda, Ted Hamilton, Ronald Brogle or Christine Bedi, each of which is an executive officer of Elkay, are terminated before the two-year anniversary of the closing of the Merger (the “Change of Control Period”) by Elkay without Cause (as defined in the severance agreement) or by the executive for Good Reason (as defined in the severance agreement), upon signing a waiver and general release of claims and so long as executive does not violate the restrictive covenants specified in the severance agreement, the applicable executive will receive (i)  accelerated vesting of 100% of any Equity Awards (as defined in the severance agreement) that are outstanding as of the date of termination; provided that if such termination occurs prior to a Change of Control (as defined in the severance agreement), then any outstanding and unvested portion of the Equity Awards will remain outstanding (and unvested) until the earlier of (A) three (3) months following the termination or (B) a Change of Control that occurs within three (3) months following the termination, (ii) an amount equal to two (2) times the executive’s then-current base salary plus two (2) times the executive’s annual target bonus under Elkay’s Management Incentive Plan plus two (2) times the COBRA premium payments payable over twelve (12) months, in each case, payable in equal installments in accordance with Elkay’s regular payroll practice over a period of one (1) year, and (iii) the cost of executive level outplacement assistance through an outplacement provider, up to $25,000.
Retention Payments Pursuant to Retention Agreements
Each of Bryan English, Lawrence Brand, Patricia Schmeda, Ronald Brogle and Christine Bedi entered into retention agreements providing for the payment of a retention bonus upon the earlier of (A) the closing of an initial public offering or a Change in Control (as defined in the retention agreement) and (B) September 1, 2022. Kathleen Deighan entered into a retention agreement under the same terms but providing for an “earlier of” date of April 1, 2022. The Merger would constitute a Change in Control for the purposes of the retention agreements.
Retention bonus amounts for Mr. English, Ms. Deighan and Ms. Bedi equal six (6) months of their respective base salaries. Retention bonus amounts for Mr. Brand, Ms. Schmeda and Mr. Brogle equal six (6) months of their respective base salaries plus annual target bonus under Elkay’s Management Incentive Plan; provided, that to the extent that Mr. Brand, Ms. Schmeda and/or Mr. Brogle are terminated during the Change of Control Period, their severance payments under their existing severance agreements would be offset by their retention payments.
Management Following the Merger
Timothy Jahnke and Errol Halperin are expected to become members of the Zurn Board upon the closing of the Merger and will be eligible to receive compensation from Zurn for their service as non-employee members of the Zurn Board.
On February 12, 2022, Zurn and Ronald C. Katz entered into a Board Observer Agreement providing for the ability of Mr. Katz to participate in all meetings of the Zurn Board in a nonvoting, observer capacity, subject to the terms included therein. Pursuant to the Board Observer Agreement, Zurn granted Mr. Katz the right to attend all meetings (including telephonic or videoconference meetings) of the Zurn Board as an observer and, subject to the limitations included therein, participate fully in discussions at all meetings of the Zurn Board. Mr. Katz is entitled to reimbursement of all reasonable out-of-pocket travel expenses incurred in connection with attending meetings of the Zurn Board. He shall maintain his board observer rights until the earlier of (i) at any time following the first anniversary of the closing of the Merger Mr. Katz, together with certain affiliates and related parties of Mr. Katz, no longer beneficially owning at least 5% of the shares of Zurn received by them in connection with the closing of Merger, (ii) Mr. Katz resigning in writing, or (iii) Mr. Katz’s death or disability.
Ted Hamilton will be named President of Elkay Plumbing upon the closing of the Merger.
Grant of Elkay Options
Elkay customarily grants certain officers and directors of Elkay options to purchase newly issued Class M and Class N shares pursuant to its Management Stock Plan, as amended in May of each year. Consistent with that practice, Elkay intends to issue options to certain officers and directors in May of 2022 (the “2022 Options”). In light of the pending transaction, the Management Stock Plan was amended on March 16, 2022 to provide that the 2022 Options be automatically exercised immediately prior to the closing of the Merger. The exercise price for the options shall be the book value per share of such stock as reflected on the internal consolidated financial statements prepared by Elkay in the ordinary course of its business as of the last day of the internal accounting period which ends April 2, 2022 and will be paid automatically by Elkay retaining the number of Class M and Class N shares of Elkay Common Stock with a fair market value equal to (1) the aggregate exercise price payable with respect to such 2022 Options and, with respect to recipients who are employees, (2) the aggregate withholding tax due with respect to such 2022 options. The fair market value equals the value of the consideration to be received by the shareholders for Class M and Class N stock from Zurn in the Merger as determined in the Elkay board’s sole discretion (which the Elkay board may estimate and determine based on any reasonable methodology and in any event shall exclude the effects of any adjustments to merger consideration that occur after the closing of the Merger).
As a condition to receiving a 2022 Option grant, any director or officer who holds an outstanding loan pursuant to the Management Stock Plan must agree to repay such loan prior to the closing of the Merger in cash or an automatic netting of the shares where the Company shall automatically repurchase from such director or officer at fair market value (as determined above) that number of shares of Class M or Class N common stock then owned by such director or officer equaling the outstanding balance of such officer or director’s loan.
Indemnification and Insurance
Pursuant to the Merger Agreement, Zurn and Elkay are required to indemnify and hold harmless each present and former director and officer of Elkay and each of its subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgements, fines, losses, claims, damages or liabilities incurred in connection with any action arising out of or pertaining to matters existing or occurring at or prior to the Effective Time to the maximum extent permitted by applicable law and Elkay’s governing documents.
In addition, for a period of six (6) years following the Effective Time, Zurn and Elkay are required to maintain provisions in Elkay and its subsidiaries’ governing documents relating to the indemnification and exoneration of officers and directors that are no less favorable in any material respect than the provisions of such governing documents as of the date of the Merger Agreement. Further, Zurn and Elkay are required to obtain “tail” policies in favor of the indemnified persons, subject to the terms provided in the Merger Agreement.
Automatic Vesting and Subsequent Payout of Supplemental Executive Retirement Plan
Pursuant to Elkay’s Supplemental Executive Retirement Plan (SERP), upon a Change in Control (as defined in the SERP), each unvested executive participant in SERP shall become fully vested in benefits. Effective no later than the day immediately preceding the closing of the Merger, Elkay shall take all actions necessary to terminate the SERP pursuant to and in compliance with Treasury Regulation Section 1.409A-3(j)(4)(ix)(B) and the terms of such plans effective on the closing of the Merger. Pursuant to the terms of the SERP, benefits due under the SERP shall commence as of the first of the month following the participant’s termination and shall continue to be paid out in monthly installments over a period of one hundred and twenty (120) months. Pursuant to the Merger Agreement, the combined company shall distribute all accrued benefits under the SERP within twelve (12) months following the closing of the Merger. SERP officer participants who will vest due to the change in control are Ted Hamilton, Bryan English, Lawrence Brand and Patricia Schmeda. The aggregate amount of such SERP benefits payable to such officers is (assuming a closing of the Merger on July 1, 2022) approximately $2,988,203, subject to adjustments based on future changes in the discount rate.
Retiree Medical
For a period of not less than ten (10) years following the closing of the Merger, Zurn shall maintain or cause Elkay to maintain Elkay’s Executive Retiree Health Plan for the benefit of all current participants and those enrolled in such plan prior to the closing, which may include Ronald Katz, Timothy Jahnke, John Edl and Kathleen Deighan.
Accelerated Payment of Mid-Term Incentive Plan
No later than thirty (30) days following the closing of the Merger, the combined company shall take or shall cause Elkay to take all action necessary to make all payments for all amounts accrued under Elkay’s Mid-Term Incentive Plan to all participating employees employed with Elkay immediately prior to the closing of the Merger, which employees may include Timothy Jahnke, Ted Hamilton, Kathleen Deighan, Bryan English, Lawrence Brand, Patricia Schmeda, Ronald Brogle and Christine Bedi. With respect to calendar year 2021, the aggregated amount accrued under the Mid Term Incentive Plan with respect to these individuals that remains unpaid is $714,227. Absent the Merger, such amounts would be payable by March 2023, provided such employees were employed by Elkay or have retired prior to as of such date. The Elkay Board has the discretion to authorize a payment to such employees in respect of the 2022 Mid-Term Incentive Plan based on performance from January 1, 2022 through the closing date of the Merger.
Accounting Treatment
The Merger will be accounted for using the acquisition method of accounting for business combinations. The allocation of the preliminary estimated Merger Consideration will be based upon management’s estimates of and assumptions related to the fair value of assets to be acquired and liabilities to be assumed. The combined company expects to finalize the allocation of the Merger Consideration as soon as practicable after completion of the Merger, but the combined company is not required to finalize such allocation for one year from the closing date of the Merger.

THE MERGER AGREEMENT
Agreement and Plan of Merger
The Merger
On February 12, 2022, Zurn and Elkay entered into a definitive agreement to combine Zurn with Elkay, pursuant to an Agreement and Plan of Merger (as may be amended from time to time, the “Merger Agreement”) by and among Zurn, Elkay, Zebra Merger Sub, Inc., a wholly-owned subsidiary of Zurn (“Merger Sub”), and Elkay Interior Systems International, Inc., as representative of the stockholders of Elkay. The Merger Agreement provides that among other matters, and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Elkay would merge with and into Merger Sub, with Elkay surviving as a wholly-owned subsidiary of Zurn (the “Merger”).
Closing; Effective Time
The closing of the Merger will take place no later than the third business day after the satisfaction or, if permitted, waiver of each of the conditions to closing, unless another date, time or place is agreed to by Zurn and Elkay. Concurrently with the closing of the Merger, Elkay and Merger Sub shall file a certificate of merger satisfying the applicable requirements of the DGCL with the Secretary of State of the State of Delaware (the “Certificate of Merger”). The Merger shall become effective at the time of the filing of the Certificate of Merger.
Merger Consideration
Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, at the Effective Time, Zurn will exchange the Merger Consideration for 100% of the outstanding equity interests of Elkay. Upon completion of the Merger, the Elkay stockholders are expected to receive up to 52.5 million newly issued shares of Zurn Common Stock, which on a pro forma basis assuming closing of the Merger on December 31, 2021 (and assuming no adjustments pursuant to the Merger Agreement), would have represented approximately 29% of the outstanding shares of Zurn Common Stock on a fully diluted basis as of such date.
Adjustments to Merger Consideration
Pursuant to the terms and conditions of the Merger Agreement, the Merger Consideration is subject to certain customary post-closing adjustments in respect of the working capital, indebtedness and cash of Elkay and its subsidiaries (the “Company Entities”), in each case as finally determined as of the closing date of the Merger.
Escrows
A portion of the shares otherwise issuable by Zurn to the Elkay stockholders at the Effective Time plus the Estimated Adjustment Cash Amount (as defined in the Merger Agreement), if any, will be held in escrow to serve as the sole recourse for Zurn in respect of negative Post-Closing Adjustment Amounts (as defined in the Merger Agreement) and indemnification of Zurn for certain matters, as applicable. The number of shares of Zurn Common Stock to be deposited in escrow at the Effective Time will be that number of shares of Zurn Common Stock which, when valued at the volume weighted average price of a share of Zurn Common Stock in the period starting on the tenth consecutive full trading day prior to the Effective Time and ending on the second full trading day prior to the Effective Time (the “Applicable VWAP”), equals $45,000,000. Upon the determination of the Final Net Adjustment Amount (as defined in the Merger Agreement), the Adjustment Escrow Shares Amount (i.e., that number of shares of Zurn Common Stock which, when valued based upon the Applicable VWAP, equals $20,000,000) will be released from escrow, with a portion of such shares (up to the entire amount) being cancelled and not issued to the Elkay stockholders if and to the extent that the Estimated Net Adjustment Amount exceeds the Final Net Adjustment Amount, each as defined in the Merger Agreement. In the event the Final Net Adjustment Amount exceeds the Estimated Net Adjustment Amount, in addition to the release from escrow of the Adjustment Escrow Shares Amount as described above, the Estimated Adjustment Cash Amount (if any) will be released from escrow. The remaining portion of the escrow (i.e., that number of shares of Zurn Common Stock which, when valued based upon the Applicable VWAP, equals $25,000,000) will be released after the second anniversary of the closing date of the Merger, subject to any pending or resolved indemnification rights of Zurn that result in the cancellation of escrowed shares to satisfy such indemnification.
Representation and Warranties
The Merger Agreement contains representations and warranties by Elkay, Zurn and Merger Sub that are subject to certain exceptions and qualifications (including exceptions and qualifications related to knowledge, materiality and material adverse effect).
The Merger Agreement contains representations and warranties by the Company Entities relating to, among other things, the following:
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corporate organization;

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capitalization;

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due authorization and board approval;

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subsidiaries;

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governmental consents and absence of certain conflicts;

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financial statements; internal controls; absence of undisclosed liabilities;

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banking relationships;

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accounts receivable and inventory; accounts payable;

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absence of certain changes;

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title to and sufficiency of properties and assets;

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real property;

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intellectual property matters;

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privacy and data protection;

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material contracts;

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permits;

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employees and employee benefit plans and labor matters;

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environmental matters;

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taxes;

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absence of certain legal proceedings and governmental orders;

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compliance with laws;

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related party transactions;

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takeover laws;

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anti-corruption; trade compliance;

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absence of undisclosed finders’ or brokers’ fees;

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insurance coverage; and

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absence of additional representations.

The Merger Agreement includes a similar set of representations and warranties by Zurn and Merger Sub relating to, among other things, the following:
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corporate organization;

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due authorization and board approval;

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capitalization and valid issuance of Zurn Common Stock in connection with the transaction;

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subsidiaries;

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governmental consents and absence of certain conflicts;

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absence of undisclosed liabilities;

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absence of certain changes;

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title to and sufficiency of assets;

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real property;

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intellectual property matters;

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privacy and data protection;

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material contracts;

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permits;

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employees and employee benefit plans and labor matters;

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environmental matters;

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taxes;

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absence of certain legal proceedings and governmental orders;

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compliance with laws;

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absence of required approvals by the Zurn stockholders beyond that required to adopt the Merger Agreement and approve the Merger;

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takeover laws;

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anti-corruption matters;

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absence of undisclosed finders’ or brokers’ fees;

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the opinion of Zurn’s financial advisor;

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SEC reporting, financial statements and internal controls;

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absence of reorganization as of the closing of the Merger; and

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absence of additional representations.

Material Adverse Effect
Many of the representations and warranties in the Merger Agreement are qualified by a “materiality” or “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct would be material to, or have a material adverse effect on, the applicable party).
For purposes of the Merger Agreement, a “material adverse effect” means, with respect to Elkay, any event, change, occurrence, fact, condition, circumstance or development that, individually or in the aggregate, (i) has or would reasonably be expected to have a material adverse effect on the business of the Company Entities, or the financial condition or results of operations of the Company Entities taken as a whole, or (ii) would or would reasonably be expected to have a material adverse effect on the ability of the Company Entities to consummate the transactions contemplated by the Merger Agreement or perform their respective obligations under the Merger Agreement. However, with respect to clause (i), none of the following, either alone or in combination, will be deemed to constitute, or be taken into account in determining, whether a material adverse effect has occurred (except for each of the below bullet points marked with an asterisk (*), to the extent that such event, change, occurrence, fact, condition, circumstance or development has a disproportionate impact on the Company Entities, taken as a whole, as compared to other participants engaged in the industries in which the Company Entities operate):

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general economic, business, political, industry, trade or credit, financial or capital market conditions (whether in the United States or internationally), including any conditions affecting generally the industries or markets in which the Company Entities operate (including conditions affecting demand and the availability and pricing of raw materials and transportation)*;

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earthquakes, tornados, hurricanes, floods, acts of God and other force majeure events*;

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any Public Health Event or Public Health Measure (each as defined in the Merger Agreement) (or changes or developments in respect of the foregoing following the date of the Merger Agreement, including loss of customers, suppliers, contracts or business relationships resulting from such Public Health Event or Public Health Measure)*;

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acts of war (whether declared or not declared), sabotage, terrorism, military actions or the escalation thereof*;

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any changes in law, regulations or accounting rules after the date of the Merger Agreement, or any changes after the date of the Merger Agreement in the enforcement of any of the foregoing*;

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the taking by the parties to the Merger Agreement of any action expressly required by the Merger Agreement or the Ancillary Agreements or the taking of any action by any Company Entity at the express written request of Zurn;

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the negotiation, entry into or public announcement of the Merger Agreement or pendency of the transactions contemplated by the Merger Agreement, including (i) any suit, action or proceeding in connection with the transactions contemplated by the Merger Agreement, (ii) any actions taken by or losses of employees, customers, suppliers or other counterparties of the Company Entities, including as a result of the identity of Zurn; and

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the failure by the Company Entities to meet any financial or operating projections, estimates, budgets or other performance metrics for any period prior to, on or after the date of the Merger Agreement.

However, circumstances described in the eighth bullet point shall not prevent or otherwise affect a determination that any event, change, occurrence, fact, condition, circumstance or development underlying such failure to meet projections, estimates, budgets or other performance metrics has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a material adverse effect (to the extent such change or effect is not otherwise excluded from the definition of “material adverse effect” as it applies to the Company Entities).
For purposes of the Merger Agreement, a “material adverse effect” means, with respect to Zurn, any event, change, occurrence, fact, condition, circumstance or development that, individually or in the aggregate, (i) has or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of Zurn and its subsidiaries, taken as a whole, or (ii) would or would reasonably be expected to have a material adverse effect on the ability of Zurn to consummate the transactions contemplated by the Merger Agreement or perform its obligations under the Merger Agreement. However, with respect to clause (i), none of the following, alone or in combination, will be deemed to constitute, or be taken into account in determining, whether a material adverse effect has occurred (except for each of the below bullet points marked with an asterisk (*), to the extent that such event, change, occurrence, fact, condition, circumstance or development has a disproportionate impact on Zurn, taken as a whole, as compared to other participants engaged in the industries in which Zurn operates):
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general economic, business, political, industry, trade or credit, financial or capital market conditions (whether in the United States or internationally), including any conditions affecting generally the industries or markets in which Zurn and its subsidiaries operate (including conditions affecting demand and the availability and pricing of raw materials and transportation)*;

•
earthquakes, tornados, hurricanes, floods, acts of God and other force majeure events*;

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any Public Health Event or Public Health Measure (or changes or developments in respect of the foregoing following the date of the Merger Agreement, including loss of customers, suppliers, contracts or business relationships resulting from such Public Health Event or Public Health Measure)*;

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acts of war (whether declared or not declared), sabotage, terrorism, military actions or the escalation thereof*;

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any changes in law, regulations or accounting rules after the date hereof, or any changes after the date hereof in the enforcement of any of the foregoing*;

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the taking by the parties to the Merger Agreement of any action expressly required by the Merger Agreement or the Ancillary Agreements or the taking of any action by Zurn at the express written request of Elkay;

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the negotiation, entry into or public announcement of the Merger Agreement or pendency of the transactions contemplated by the Merger Agreement, including (i) any suit, action or proceeding in connection with the transactions contemplated by the Merger Agreement, (ii) any actions taken by or losses of employees, customers, suppliers or other counterparties of Zurn or its subsidiaries, including as a result of the identity of Elkay; and

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the failure by the parties to meet any financial or operating projections, estimates, budgets or other performance metrics for any period prior to, on, or after the date of the Merger Agreement.

However, the eighth bullet point shall not prevent or otherwise affect a determination that any event, change, occurrence, fact, condition, circumstance or development underlying such failure to meet projections, estimates, budgets or other performance metrics has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a material adverse effect (to the extent such change or effect is not otherwise excluded from the definition of “material adverse effect”).
Conduct of Business Pending the Merger
Each of the parties to the Merger Agreement has undertaken to perform certain customary covenants that place restrictions on such party and its subsidiaries until the earlier of the termination of the Merger Agreement and the Effective Time.
In addition, Elkay has agreed that, prior to the Effective Time, except as required or expressly contemplated by the Merger Agreement, applicable law or consented to by Zurn, subject to certain agreed exceptions, Elkay will not, and will cause its subsidiaries not to, take any of the following actions:
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(i) except in connection with Permitted M/N Option Grants (as defined in the Merger Agreement), issue, sell, transfer, pledge, grant, dispose of, encumber or deliver any Equity Interests (as defined in the Merger Agreement) of any class or any securities convertible into or exercisable or exchangeable for voting or Equity Interests of any class, or (ii) adjust, split, combine, recapitalize or reclassify any of its equity securities; provided that nothing contained in the Merger Agreement shall prevent Elkay from issuing replacement stock certificates to its stockholders prior to the closing of the Merger upon receipt of a customary lost stock affidavit and indemnity;

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declare, set aside or pay any dividend or other distribution (other than cash) with respect to any Equity Interests, or repurchase, redeem or otherwise reacquire any Equity Interests (other than repurchases of Equity Interests pursuant to the Management Stock Plan (as defined in the Merger Agreement));

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(i) lend money to any person (other than pursuant to routine travel advances made to an employee of the Company Entities in the ordinary course of business and consistent with past practice), (ii) incur, assume or guarantee any indebtedness or (iii) forgive any loans to any person;

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create or assume any lien on any of their property or assets, except for Permitted Liens (as defined in the Merger Agreement);

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threaten, commence or settle any proceeding (whether or not commenced prior to the date of the Merger Agreement) other than proceedings that are not in excess of $500,000 and in the aggregate are not in excess of $2,000,000;

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other than the Certificate of Amendment (as defined in the Merger Agreement), adopt any material amendments to their respective organizational documents;

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other than in the ordinary course of business consistent with past practice, accelerate the payment, funding, right to payment or collection of accounts receivable, delay the payment of accounts payable, defer expenses or reduce inventory levels;

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make or become legally committed to any capital expenditure which exceeds $20,000,000 in the aggregate;

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enter into any agreement or participate in any transaction, other than the Merger, the EIS Spin-off and the Ancillary Agreements (as applicable), with a related party or with Elkay Interior Systems International, Inc. or any of its subsidiaries;

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adopt or implement, or resolve to adopt or implement, any plan of liquidation or dissolution with respect to any of the Company Entities;

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adopt, enter into, materially amend or terminate any collective bargaining agreement, except as required by applicable law;

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enter into any new contract that would have been a Material Contract (as defined in the Merger Agreement) if such contract had been in effect on the date of the Merger Agreement or, except for amendments, terminations or non-renewals in the ordinary course of business and consistent with past practice, or materially amend, terminate or fail to use its commercially reasonable efforts to renew any Material Contract;

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merge or consolidate with any person, or acquire Equity Interests in, or any material amount of assets of, any other person (excluding acquisitions of inventory or equipment in the ordinary course of business);

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sell, assign, license, transfer, pledge or otherwise dispose of any material assets (excluding Company Intellectual Property (as defined in the Merger Agreement)) outside the ordinary course of business, except with respect to assets with a purchase price, in the aggregate, of less One Hundred Thousand Dollars ($100,000);

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sell, assign, license, transfer, pledge or otherwise dispose of any material Company Intellectual Property outside the ordinary course of business;

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except as required by law or GAAP, change any of the material accounting principles or practices used by the Company Entities;

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except as otherwise required by law or the terms of a Company Benefit Plan (as defined in the Merger Agreement) in existence as of the date of the Merger Agreement, (i) increase or accelerate the vesting or payment of any compensation or benefits provided or payable or to become provided or payable to any officer, director, manager, employee or other individual service provider of the Company Entities; provided that Elkay may increase the base salary of employees in the ordinary course of business consistent with past practice in an aggregate amount of up to 4% of base salaries for all employees or up to 10% of the base salary for any individual employee (which, for the avoidance of doubt, shall be included in the overall 4% cap), (ii) hire, promote, terminate the employment (other than for cause) or otherwise change the employment status or title of any employee, (iii) enter into any new or amend any existing employment, bonus, incentive, severance, retention or change in control agreement with any of its officers, directors or employees other than grants of options pursuant to the Management Stock Plan and other than annual adoption of applicable performance goals and target amounts for 2022 for employees for the Company MIP and the Company MTI (each as defined in the Merger Agreement), in each case, in the ordinary course of business consistent with past practice, (iv) amend any terms of Elkay’s Equity Interests or any awards issued thereunder other than the amendment to the Management Stock Plan with respect to the Permitted M/N Option Grants, (v) adopt, establish, amend or terminate any Company Benefit Plan, or any agreement, plan, policy, trust, fund or other arrangement that would constitute a Company Benefit Plan if it were in existence on the date of the Merger Agreement, (vi) enter into, amend or modify any collective bargaining agreement or labor organization contract with any labor organization or (vii) voluntarily recognize any new collective bargaining representative or new collective bargaining unit or agree to alter the scope of an existing collective bargaining unit;

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(i) make, change or revoke any tax election, change any accounting method with respect to taxes, (ii) file any amended tax return or (iii) enter into any closing agreement with respect to taxes, or settle or compromise any proceeding with respect to any tax claim or assessment relating to any of the Company Entities;

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terminate any of the Ancillary Agreements; or

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agree or commit to do, or enter into any contract to take, or resolve, authorize or approve any action to do, any of the foregoing actions.

Notwithstanding the foregoing, subject to certain conditions, Elkay shall be permitted to, and to cause its subsidiaries to, (x) make dividends and distributions of cash prior to the closing of the Merger; and (y) make payments (including prepayments) of any indebtedness. Except as expressly specified in the Merger Agreement, nothing contained in the Merger Agreement gives Zurn, directly or indirectly, prior to the closing of the Merger, the right to control the operations of the Company Entities.
In addition, Zurn has agreed that, prior to the Effective Time, except as required or expressly contemplated by the Merger Agreement, as required by applicable law or as consented to by Elkay, subject to certain agreed exceptions, Zurn will not, and will cause its subsidiaries not to, take any of the following actions:
•
issue, sell, transfer or deliver any equity securities of any class or any securities convertible into or exercisable or exchangeable for voting or equity securities of any class, other than (i) shares of Zurn Common Stock issued upon exercise of options (or any other incentive equity securities or any securities convertible into or exercisable or exchangeable for voting or equity securities of any class) granted prior to February 3, 2022 and as listed in the schedules to the Merger Agreement, or which are granted after such date in the ordinary course of business; and (ii) issuances of shares of Zurn Common Stock as consideration for any merger, acquisition or other strategic transaction having a value in the aggregate of not more than Four Hundred Million Dollars ($400,000,000).

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amend the organizational documents of Zurn or Merger Sub in a manner that would materially and adversely affect the Elkay stockholders who will receive shares of Zurn Common Stock as a result of the Merger, or adversely affect the Elkay stockholders who will receive shares of Zurn Common Stock as a result of the Merger relative to other holders of Zurn Common Stock, except, for the avoidance of doubt, in connection with the name change required pursuant to the Merger Agreement.

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take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code (as defined in the Merger Agreement) under the Merger Agreement; or

•
agree or commit to do, or enter into any contract to take, or resolve, authorize or approve any action to do, any of the foregoing actions.

Notwithstanding anything to the contrary, nothing contained in the Merger Agreement shall give Elkay, directly or indirectly, prior to the closing of the Merger, the right to control or direct the operations of Zurn or its subsidiaries.
Conditions to Merger
The obligations of each of the parties to effect the closing of the Merger are subject to the satisfaction or waiver of a number of conditions, including those described below.
Mutual Conditions
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the applicable waiting period under HSR shall have expired or been terminated (with such waiting period having expired on March 30, 2022);

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the Required Elkay Stockholder Approval and the required Zurn stockholder approval shall have been obtained;

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the shares of Zurn Common Stock that shall be issuable pursuant to the Merger Agreement shall have been authorized for listing on the NYSE, subject only to official notice of issuance;

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the Form S-4 shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and remain in effect and no proceedings for that purpose shall have been initiated or threatened by the SEC; and

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no laws shall have been adopted or promulgated after the date of the Merger Agreement, and no temporary restraining order, preliminary or permanent injunction, or other order, shall have been issued and remain in effect, by a Governmental Authority of competent jurisdiction having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

Zurn’s Conditions
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the truth and correctness of the representations and warranties of the Company Entities set forth in the Merger Agreement, both on the date of the Merger Agreement and at the time of the closing of the Merger, subject to certain specified materiality standards;

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the performance or compliance in all material respects by Elkay of all covenants and agreements set forth in the Merger Agreement required to be complied with or performed by Elkay at or prior to the closing of the Merger;

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the absence of the occurrence of a material adverse effect with respect to the Company Entitites since the execution of the Merger Agreement;

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the receipt of the deliverables as mentioned in the Merger Agreement;

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the consummation of the EIS Spin-off prior to the closing of the transactions contemplated by the Merger Agreement; and

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each Ancillary Agreement required to be delivered prior to the closing of the Merger shall remain in effect.

Elkay’s Conditions
•
the truth and correctness of the representations and warranties of Zurn and Merger Sub set forth in the Merger Agreement, both on the date of the Merger Agreement and at the time of the closing of the Merger, subject to certain specified materiality standards;

•
the performance or compliance in all material respects by Zurn and Merger Sub of all covenants set forth in the Merger Agreement to be complied with or performed by Zurn and Merger Sub at or prior to the closing of the Merger; and

•
the receipt of the deliverables as mentioned in the Merger Agreement.

No Solicitation
Pursuant to the Merger Agreement, Elkay may not solicit or engage in negotiations with respect to alternative transaction proposals. Additionally, the Zurn Board may not change its recommendation to Zurn’s stockholders to approve the issuance of the Merger Consideration unless, prior to obtaining Zurn’s required stockholder approval, the Zurn Board determines in good faith (after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation) that the failure to do so would be inconsistent with its fiduciary duties under applicable law, subject to the terms and conditions of the Merger Agreement.
Board Recommendation
Zurn has agreed to include the recommendation of the Zurn Board to the Zurn stockholders in favor of the adoption of the Merger Share Issuance Proposal, upon the terms and subject to the conditions set forth in the Merger Agreement, in this proxy statement/prospectus/consent solicitation statement.
Elkay has also agreed to include the recommendation of the Elkay Board to the Elkay stockholders in favor of the adoption of the Merger Agreement, upon the terms and subject to the conditions set forth in the Merger Agreement, in this proxy statement/prospectus/consent solicitation statement. The Merger Agreement also provides that Elkay will solicit approval of the Elkay stockholders via written consent as promptly as practicable after the Registration Statement of which this proxy statement/prospectus/consent solicitation statement is a part becomes effective and in any event by 8:00 p.m. central time on the second business day following the date on which such Registration Statement becomes effective.
SEC Filings
The Merger Agreement provides that, as promptly as reasonably practicable after the date of the Merger Agreement (i) Zurn and Elkay will cooperate to prepare this proxy statement/prospectus/consent solicitation statement and (ii) Zurn will cause to be filed with the SEC the Registration Statement of which this proxy statement/prospectus/consent solicitation statement is a part.
Zurn is required under the terms of the Merger Agreement to cause this proxy statement/prospectus/consent solicitation statement to be mailed to its stockholders as promptly as reasonably practicable after the Registration Statement of which this proxy statement/prospectus/consent solicitation statement is a part becomes effective under the Securities Act.
Regulatory Matters
The Merger Agreement provides that Zurn and Elkay will file all notices, reports and other documents required to be filed by such party with any Governmental Authority with respect to the Merger and will submit promptly any additional information requested by such Governmental Authority.
Zurn and Elkay also agreed to (i) prepare and make filings, submissions and declarations required under the HSR Act (as defined in the Merger Agreement) with respect to the transactions contemplated by the Merger Agreement within ten (10) business days of the execution of the Merger Agreement, (ii) certify substantial compliance at the earliest practicable date, and no later than six (6) months after its issuance, with any request under the HSR Act for additional information, documents or other materials received from the FTC, the Antitrust Division (each as defined in the Merger Agreement) or any other Governmental Authority in respect of such filings, submissions and declarations or the Merger, and (iii) act in good faith and reasonably cooperate with the other party in connection with any such filings, submissions and declarations and in connection with resolving, and use reasonable best efforts to resolve, any investigation or other inquiry of any such agency or other Governmental Authority under any of the HSR Act or any other antitrust law with respect to any such filings, submissions, and declarations or any of the transactions contemplated by the Merger Agreement.
Termination
The Merger Agreement contains certain customary termination rights, including, among others: the right of either party to terminate the Merger Agreement with mutual written consent; the right of either party to terminate the Merger Agreement if Zurn’s stockholders fail to approve the issuance of Zurn Common Stock in the Merger; the right of Zurn to terminate the Merger Agreement if Elkay does not deliver the Required Elkay Stockholder Approval by 8:00 p.m. Central Time on the second business day after the date the Registration Statement of which this proxy statement/prospectus/consent solicitation statement is a part is declared effective; the right of either party to terminate the Merger Agreement due to a material breach by the other party of any of its representations, warranties or covenants (which, if capable of being cured, is not cured within thirty (30) days after written notice of such breach) which would result in certain closing conditions not being satisfied; the right of either party to terminate the Merger Agreement if the Merger has not occurred by November 14, 2022, with an extension of three months if the parties are awaiting approval under the HSR Act; and the right of either party to terminate the Merger Agreement if the Merger or any of the other transactions contemplated by the Merger Agreement is permanently enjoined or prohibited by the terms of a final, non-appealable governmental order. The Merger Agreement further provides that, upon termination of the Merger Agreement under specified circumstances relating to a change in the recommendation of the Zurn Board, Zurn will be required to pay Elkay a termination fee of fifty million dollars ($50,000,000).

Management of the Company; Name and Headquarters
Concurrently with the closing of the Merger, Zurn will appoint two Elkay representatives to the Zurn Board, Timothy Jahnke and Errol Halperin. The name of the combined company will be Zurn Elkay Water Solutions Corporation. Todd Adams will continue to be Chair of the Zurn Board and Chief Executive Officer of Zurn, Craig Wehr will continue to lead the Zurn business as President and Ted Hamilton will continue to lead the Elkay business as President of Elkay Plumbing. Subject to applicable law, Zurn has also committed to procure that the Zurn Board declare quarterly dividends for each of the four fiscal quarters following the closing of the Merger such that the recipients of shares of Zurn Common Stock issued in the Merger, receive gross proceeds of at least fourteen million dollars ($14,000,000) in the aggregate during such period from dividends paid in respect of such shares of Zurn Common Stock.
Governing Law
The parties to the Merger Agreement have agreed that the Merger Agreement and all claims and causes of action that are based on, arise out of or relate to the Merger Agreement are governed by and construed in accordance with, the laws of the State of Delaware without regard to its conflicts of law rules and any other law that would cause the application of the laws (including the statute of limitations) of any jurisdiction other than the State of Delaware.
Forum
The parties to the Merger Agreement have agreed that, in any action arising out of or relating to the Merger Agreement or the transactions contemplated by the Merger Agreement, the parties submit to the exclusive jurisdiction of the Delaware Court of Chancery in and for New Castle County in the State of Delaware. If the Court of Chancery declines or does not exercise jurisdiction, the federal courts located in New Castle County in the State of Delaware shall have exclusive jurisdiction.
No Third-Party Beneficiaries
The Merger Agreement provides that the Merger Agreement is solely for the benefit of the parties to the Merger Agreement and their respective successors and permitted assigns, and nothing in the Merger Agreement, express or implied, is intended to or will confer on any other person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of the Merger Agreement.
Waiver
The parties to the Merger Agreement may waive the terms thereof and of the other related documents, instruments and agreements. The parties to the Merger Agreement have agreed that (i) no failure or delay by a party to the Merger Agreement in enforcing any of such party’s rights under the Merger Agreement will be deemed to be a waiver of such rights, (ii) no single or partial exercise of the rights of a party to the Merger Agreement will be deemed to preclude any other or further exercise of such party’s rights under the Merger Agreement and (iii) no waiver of any of the rights of a party to the Merger Agreement under the Merger Agreement will be effective unless it is in writing and signed by such party (subject to the limitations therein).
Equitable Relief
The parties to the Merger Agreement have agreed that irreparable damage for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of the Merger Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the parties to the Merger Agreement fail to take any action required of them under the Merger Agreement to consummate the transactions contemplated by the Merger Agreement. Accordingly, the parties to the Merger Agreement have further agreed that (a) the parties to the Merger Agreement will be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions thereof without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under the Merger Agreement, and (b) the right of specific performance and other equitable relief is an integral part of the transactions contemplated by the Merger Agreement and without that right, neither Elkay nor Zurn would have entered into the Merger Agreement. Subject to certain limitations in the Merger Agreement, prior to the valid termination of the Merger Agreement, the parties to the Merger Agreement further agreed not to assert that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties to the Merger Agreement otherwise have an adequate remedy at law.
Amendment
The parties to the Merger Agreement may amend, modify or supplement the Merger Agreement only by a written agreement signed by Zurn, Elkay, Merger Sub and the Stockholder Representative.
Director and Officer Indemnification Insurance
The parties to the Merger Agreement have agreed that, for a period of six (6) years from and after the closing of the Merger, Zurn and the surviving corporation will:
•
indemnify and hold harmless each present and former director and officer of Elkay and each of its subsidiaries (the “D&O Indemnified Persons”) against certain specified, liabilities, costs and expenses (including reasonable attorneys’ fees), arising out of or pertaining to matters existing or occurring at or prior to the Effective Time to the fullest extent that Elkay or its subsidiaries would have been permitted under applicable law and its organizational documents to indemnify such D&O Indemnified Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable law);

•
maintain the provisions of the Elkay organizational documents concerning indemnification and exoneration (including provisions relating to expense advancement) of officers and directors that are no less favorable in any material respect to the D&O Indemnified Persons than those in effect as of the date of the Merger Agreement, except as required by law; and

•
not amend, repeal or otherwise modify such provisions in any material respect that would adversely affect the rights of the D&O Indemnified Persons thereunder, except as required by law.

In addition, Zurn and Elkay will reasonably cooperate in connection with obtaining six-year “tail” policies covering each D&O Indemnified Person with respect to matters, acts or omissions existing or occurring at or prior to the Effective Time, with insurance companies having the same or better AM Best Financial rating as the directors’ and officers’ liability insurance companies of Elkay as of the date of the Merger Agreement and with terms and conditions providing retentions, limits and other material terms no less favorable in any material respect than the directors’ and officers’ liability insurance policies maintained by the Company Entities as of the date of the Merger Agreement.
This description of the Merger Agreement is qualified in its entirety by reference to the terms of the Merger Agreement, a copy of which is attached hereto as Annex A.

THE ANCILLARY AGREEMENTS
Summary of the Ancillary Agreements
Board Observer Agreement
Concurrently with the execution and delivery of the Merger Agreement, Zurn entered into a Board Observer Agreement (the “Board Observer Agreement”) with Ronald Katz. The Board Observer Agreement provides that Mr. Katz will have the right to attend and observe meetings of the Zurn Board, subject to certain exceptions and qualifications. Mr. Katz’s rights under the Board Observer Agreement will terminate upon the earliest of (i) at any time following the first anniversary of the closing of the Merger Mr. Katz, together with his affiliates and permitted transferees, no longer beneficially owning at least 5% of the shares of Zurn received by them in connection with the closing of Merger, (ii) Mr. Katz resigning in writing, or (iii) Mr. Katz’s death or disability.
Support Agreement
Following the execution and delivery of the Merger Agreement, the Support Stockholders, solely in their respective capacities as Elkay stockholders, entered into Support Agreements (the “Support Agreements”) with Zurn. Collectively, the Support Stockholders beneficially own an aggregate of approximately 73% of the shares of Elkay Voting Stock entitled to vote on the Merger. On the terms and subject to the conditions set forth in the Support Agreements, each Support Stockholder has agreed to vote all of its respective shares of outstanding stock of Elkay in favor of the Elkay Merger Proposal, and against any competing acquisition proposal.
Each Support Stockholder further agreed, solely in its capacity as a stockholder of Elkay, at any meeting of stockholders of Elkay and in connection with any written consent of the stockholders of Elkay, that such stockholder shall (i) execute and deliver the written consent approving the Elkay Merger Proposal; (ii) not enter into any tender, voting or other agreement or arrangement with any person prior to the Expiration Time, directly or indirectly, to vote, grant a proxy or power of attorney or give instructions with respect to the voting of such Support Stockholder shares in any manner that is inconsistent with the Support Agreement or otherwise take any other action with respect to the such Support Stockholder’s shares that would in any way restrict, limit or interfere with the performance by the Support Stockholder of its obligations thereunder or the transactions, including the approval of the Elkay Merger Proposal; and (iii) vote or cause to be voted (including by written consent) all of such Support Stockholder’s shares against any action, agreement or transaction involving Elkay or any of its subsidiaries that is intended, or would reasonably be expected, to impede, interfere with, delay, postpone, adversely affect or prevent the consummation of the Merger. Each Support Stockholder has agreed to grant Zurn an irrevocable proxy, such that Zurn can vote each Support Stockholder’s shares if the shares are not voted in a timely manner. Additionally, each Support Stockholder agreed in the Support Agreements to vote against any alternate transactions involving Elkay during the term of the Support Agreements.
Standstill and Lock-Up Agreement
Concurrently with the execution and delivery of the Merger Agreement, certain stockholders of Elkay have entered into a Standstill and Lock-Up Agreement (the “Standstill Agreement”). Pursuant to the Standstill Agreement, each of certain stockholders of Elkay agreed, for a period of 18 months from the closing of the Merger, not to sell or transfer their shares of Zurn Common Stock, subject to certain exceptions. Such stockholders have also agreed, for a period of five years from the closing of the Merger, not to take certain actions with respect to potential change of control or related transactions or activities with respect to Zurn. Such stockholders, together with their affiliated entities, own an aggregate of approximately 76% of the Elkay shares being acquired in the Merger.
Registration Rights Agreement
Concurrently with the closing of the Merger, Zurn and certain stockholders of Elkay will enter into a Registration Rights Agreement, substantially in the form attached to the Merger Agreement (the “Registration Rights Agreement”), pursuant to which Zurn will grant such stockholders a right to demand registration of their Registrable Securities (as defined in the Registration Rights Agreement) within the first three years following the closing, subject to certain minimum and maximum thresholds and other customary conditions. Zurn will pay certain expenses of the parties incurred in connection with the exercise of their rights under the Registration Rights Agreement and indemnify them for certain securities law matters in connection with any registration statement.
The foregoing descriptions are qualified in their entirety by reference to the terms of the Board Observer Agreement, Support Agreements, Standstill Agreements and Registration Rights Agreement, the forms of which are attached hereto as Annexes B-E.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following unaudited pro forma condensed combined financial information and notes thereto have been prepared by Zurn in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses”, in order to give effect to the Merger and, as described below, the 2021 RMT Transaction.
Pursuant to the Merger Agreement, subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Elkay will merge with Merger Sub, with Elkay surviving as a wholly-owned subsidiary of Zurn. Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, at the effective time of the Merger, Zurn will exchange up to 52.5 million newly issued shares of Zurn Common Stock for 100% of the outstanding equity of Elkay. Upon completion of the Merger, the Elkay stockholders are expected to receive up to 52.5 million newly issued shares of Zurn Common Stock, which on a pro forma basis assuming closing of the Merger on December 31, 2021 (and assuming no adjustments pursuant to the Merger Agreement), would have represented approximately 29% of the outstanding shares of Zurn Common Stock on a fully diluted basis as of such date.
On October 4, 2021, Zurn completed the spin-off and subsequent sale, through a Reverse Morris Trust transaction, of its PMC business in a transaction referred to herein as the 2021 RMT Transaction. As a result of the 2021 RMT Transaction, the operating results of PMC were reported in discontinued operations in Zurn’s historical consolidated statement of operations for the year ended December 31, 2021. A pro forma adjustment has been included to reflect Zurn’s historical consolidated statement of operations as if the 2021 RMT Transaction occurred on January 1, 2021.
The unaudited pro forma condensed combined financial information is based on the historical consolidated financial statements of Zurn and the historical consolidated financial statements of Elkay as adjusted to give effect to the Merger and the 2021 RMT Transaction. The unaudited pro forma condensed combined balance sheet as of December 31, 2021 gives effect to the Merger as if it had occurred on December 31, 2021. As the effects of the 2021 RMT Transaction are already included in Zurn’s historical balance sheet as of December 31, 2021, no pro forma adjustment is required. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 gives effect to the Merger and the 2021 RMT Transaction as if each had occurred on January 1, 2021. Refer to Note 1 — Basis of Presentation for additional information.
The unaudited pro forma condensed combined financial information and related notes should be read in conjunction with the historical financial statements of Zurn and Elkay referenced below:
a)
Zurn’s audited consolidated financial statements and the accompanying notes as of December 31, 2021 and 2020 and for the year ended December 31, 2021, the nine month Transition Period ended December 31, 2020 and the fiscal year ended March 31, 2020, which are incorporated by reference into this proxy statement/prospectus/consent solicitation statement; and

b)
Elkay’s audited carve-out consolidated financial statements and the accompanying notes which comprise the balance sheet as of January 1, 2022 and January 2, 2021, and the related consolidated statements of income, comprehensive income, changes in divisional equity and cash flows for each of the three years in the period ended January 1, 2022, included elsewhere in this proxy statement/prospectus/consent solicitation statement.

The unaudited pro forma adjustments, including the preliminary purchase price allocation as further described below, represent Zurn management’s estimates based on information available as of the date of the unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available and analyses are performed. However, Zurn management believes that the assumptions provide a reasonable basis for presenting the significant effects of the Merger and the 2021 RMT Transaction, and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.
The unaudited pro forma condensed combined financial information is presented for informational purposes only and is not necessarily indicative of the financial position or results that would have occurred had the events been consummated as of the dates indicated, nor is it indicative of any future results.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
(in millions)
	December 31, 2021	January 1, 2022	Merger Adjustments (Note 4)		Pro Forma Combined
	Zurn (Historical)	Elkay (Note 2)
Assets
Current assets:
Cash and cash equivalents	$96.6	$65.8	$(65.8)	A	$96.6
Receivables, net	144.1	85.2	—		229.3
Inventories	184.5	99.2	21.5	B	305.2
Income taxes receivable	33.1	(4.3)	1.4	C	30.2
Other current assets	16.5	11.5	—		28.0
Total current assets	474.8	257.4	(42.9)		689.3
Property, plant and equipment, net	64.4	61.5	78.6	D	204.5
Intangible assets, net	179.1	8.9	1,065.4	E	1,253.4
Goodwill	254.1	33.6	639.0	F	926.7
Insurance for asbestos claims	66.0	—	—		66.0
Other assets	39.3	93.0	(40.8)	G	91.5
Total assets	$1,077.7	$454.4	$1,699.3		$3,231.4
Liabilities and stockholders’ equity
Current liabilities:
Current maturities of debt	$5.6	$2.6	$(2.6)	A	$5.6
Trade payables	105.1	23.2	—		128.3
Compensation and benefits	22.0	36.8	(5.9)	A	52.9
Current portion of pension and postretirement benefit obligations	1.3	—	—		1.3
Other current liabilities	106.4	42.3	34.1	H	182.8
Total current liabilities	240.4	104.9	25.6		370.9
Long-term debt	533.9	47.1	(47.1)	A	533.9
Pension and postretirement benefit obligations	57.3	17.2	(16.5)	G	58.0
Deferred income taxes	3.1	(15.4)	286.7	C	274.4
Operating lease liability	8.9	52.0	—		60.9
Reserve for asbestos claims	66.0	—	—		66.0
Other liabilities	41.7	31.6	(28.1)	G	45.2
Total liabilities	951.3	237.4	220.6		1,409.3
Stockholders’ equity:
Common stock, $0.01 par value	1.3	—	0.5	I	1.8
Additional paid-in capital	1,436.9	158.9	1,566.3	I	3,162.1
Retained (deficit) earnings	(1,236.9)	70.6	(100.6)	I	(1,266.9)
Accumulated other comprehensive loss	(74.9)	(12.5)	12.5	I	(74.9)
Total stockholders’ equity	126.4	217.0	1,478.7		1,822.1
Total liabilities and stockholders’ equity	$1,077.7	$454.4	$1,699.3		$3,231.4
See accompanying notes to unaudited pro forma condensed combined financial information

UNAUDITED CONDENSED COMBINED STATEMENT OF OPERATIONS
(in millions, except share and per share amounts)
	Year Ended
	December 31, 2021			January 1, 2022
	Zurn (Historical)	2021 RMT Transaction Adjustments	Pro Forma for 2021 RMT Transaction	Elkay (Note 2)	Merger Adjustments (Note 4)		Pro Forma Combined
Net sales	$910.9	$—	$910.9	$566.8	$—		$1,477.7
Cost of sales	537.7	—	537.7	351.6	30.3	J,K	919.6
Gross profit	373.2	—	373.2	215.2	(30.3)		558.1
Selling, general and administrative expenses	239.0	—	239.0	163.8	37.0	K,L	439.8
Restructuring and other similar charges	3.7	—	3.7	—	—		3.7
Amortization of intangible assets	23.5	—	23.5	1.3	63.2	M	88.0
Income from operations	107.0	—	107.0	50.1	(130.5)		26.6
Non-operating expense:
Interest expense, net	(34.7)	—	(34.7)	(0.2)	—		(34.9)
Loss on the extinguishment of debt	(20.4)	—	(20.4)	—	—		(20.4)
Actuarial gain on pension	1.2	—	1.2	—	—		1.2
Other (expense) income, net	(0.7)	—	(0.7)	8.3	—		7.6
Income from continuing operations before income taxes	52.4	—	52.4	58.2	(130.5)		(19.9)
(Provision) benefit for income taxes	(2.7)	—	(2.7)	(12.0)	28.4	N	13.7
Net income (loss) from continuing operations	49.7	—	49.7	46.2	(102.1)		(6.2)
Income from discontinued operations, net of tax	71.2	(71.2)	—	—	—		—
Net income (loss)	$120.9	$(71.2)	$49.7	$46.2	$(102.1)		$(6.2)
Basic net income per share attributable to Zurn common stockholders:
Continuing operations	$0.41		$0.41				$(0.04)
Discontinued operations	$0.59		$—				$—
Net income	$1.00		$0.41				$(0.04)
Diluted net income per share attributable to Zurn common stockholders:
Continuing operations	$0.40		$0.40				$(0.03)
Discontinued operations	$0.57		$—				$—
Net income	$0.97		$0.40				$(0.03)
Weighted-average number of shares outstanding (in thousands):
Basic	121,493		121,493		52,500	O	173,993
Effect of dilutive equity awards	3,621		3,621		—		3,621
Diluted	125,114		125,114		52,500		177,614
See accompanying notes to unaudited pro forma condensed combined financial information

Note 1 — Basis of Presentation
The unaudited pro forma condensed combined financial information is based on the historical consolidated financial statements of Zurn and the historical carve-out consolidated financial statements of Elkay. The unaudited pro forma condensed combined balance sheet as of December 31, 2021 gives effect to the Merger as if it had occurred on December 31, 2021. As the effects of the 2021 RMT Transaction are already included in Zurn’s historical balance sheet as of December 31, 2021, no pro forma adjustment is required. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 gives effect to the Merger and the 2021 RMT Transaction as if each had occurred on January 1, 2021. Elkay has historically operated on a 52/53-week fiscal year on the Saturday nearest to the last day of the year or the quarter, which was January 1, 2022 for the fiscal year 2021.
The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give pro forma effect to Merger Adjustments and the 2021 RMT Transaction Adjustments that reflect the accounting under GAAP. The unaudited pro forma condensed combined financial information does not reflect any anticipated synergies or dis-synergies, operating efficiencies or cost savings that may result from the Merger.
The accounting policies used in the preparation of the unaudited pro forma condensed combined financial information are those set out in Zurn’s consolidated financial statements as of and for the year ended December 31, 2021. Management has substantially completed the review of Elkay’s accounting policies, and based on its analysis to date, has determined that no significant adjustments are necessary to conform Elkay’s financial statements to the accounting policies used by Zurn in the preparation of the unaudited pro forma condensed combined financial information.
The unaudited pro forma condensed combined financial information and related notes were prepared using the acquisition method of accounting in accordance with Accounting Standards Codification 805, Business Combinations (“ASC 805”), with Zurn as the accounting acquirer of Elkay. ASC 805 requires, among other things, that the assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date. For purposes of the unaudited pro forma condensed combined balance sheet, the estimated purchase consideration has been allocated to the assets acquired and liabilities assumed from Elkay based upon management’s preliminary estimate of their fair values as of December 31, 2021. Accordingly, the preliminary purchase price allocation and related adjustments reflected in the unaudited pro forma condensed combined financial information are subject to further adjustment as additional information becomes available and as additional analyses and final valuations are completed. There can be no assurances that these additional analyses and final valuations will not result in significant changes to the estimates of fair value set forth below.
The unaudited pro forma condensed combined financial information, including the preliminary purchase price allocation, is presented for illustrative purposes only and does not necessarily reflect the operating results or financial position that would have occurred if the Merger and the 2021 RMT Transaction had been consummated on the dates indicated, nor is it necessarily indicative of the results of operations or financial condition that may be expected for any future period or date. Accordingly, such information should not be relied upon as an indicator of future performance, financial condition or liquidity.
Note 2 — Reclassification Adjustments
Certain items included in the Elkay historical consolidated financial statements have been reclassified to conform to Zurn’s financial statement presentation.
Balance Sheet Reclassifications:
The following items represent certain reclassification adjustments to conform Elkay’s consolidated balance sheet to Zurn’s consolidated balance sheet presentation, which have no impact on net assets and are summarized below (in millions):
See accompanying notes to unaudited pro forma condensed combined financial information

		As of December 31, 2021	As of January 1, 2022
Zurn Presentation	Elkay Presentation	Zurn (Historical)	Elkay (Historical)	Reclassification Amount		Elkay (as adjusted)
ASSETS	ASSETS
Current assets:	Current assets:
Cash and cash equivalents	Cash and cash equivalents	$96.6	$65.8	$—		$65.8
Receivables, net	Trade and other receivables	144.1	85.2	—		85.2
Inventories	Inventories, net	184.5	99.2	—		99.2
Income taxes receivable		33.1		(4.3)	i	(4.3)
Other current assets	Prepaid expenses and other current assets	16.5	11.5	—		11.5
Total current assets	Total current assets	474.8	261.7	(4.3)		257.4
Property, plant and equipment, net	Land, buildings, and equipment — net	64.4	61.5	—		61.5
Intangible assets, net	Intangibles, net	179.1	8.9	—		8.9
Goodwill	Goodwill	254.1	33.6	—		33.6
Insurance for asbestos claims		66.0		—		—
	Operating lease right-of-use assets		46.9	(46.9)	ii	—
	Nonqualified plan assets		34.3	(34.3)	ii	—
	Deferred tax assets		15.4	(15.4)	iii	—
Other assets	Other assets	39.3	11.8	81.2	ii	93.0
Total assets	Total assets	$1,077.7	$474.1	$(19.7)		$454.4
LIABILITIES AND EQUITY	LIABILITIES AND EQUITY
Current liabilities:	Current liabilities:
Current maturities of debt	Current maturities of long term debt	$5.6	$2.6	$—		$2.6
Trade payables	Accounts payable	105.1	25.6	(2.4)	iv	23.2
Compensation and benefits	Salaries and wages payable	22.0	23.0	13.8	v	36.8
Current portion of pension and postretirement benefit obligations		1.3		—		—
	Current operating lease liabilities		4.2	(4.2)	vi	—
	Customer deposits and other contract liabilities		0.5	(0.5)	vi	—
Other current liabilities	Accrued expenses and other current liabilities	106.4	53.3	(11.0)	i, iv, v, vi	42.3
See accompanying notes to unaudited pro forma condensed combined financial information

		As of December 31, 2021	As of January 1, 2022
Zurn Presentation	Elkay Presentation	Zurn (Historical)	Elkay (Historical)	Reclassification Amount		Elkay (as adjusted)
Total current liabilities	Total current liabilities	240.4	109.2	(4.3)		104.9
Long-term debt	Long term debt, less current maturities	533.9	47.1	—		47.1
Pension and postretirement benefit obligations		57.3		17.2	vii	17.2
	Nonqualified plan liabilities		28.1	(28.1)	viii	—
Deferred income taxes		3.1		(15.4)	iii	(15.4)
Operating lease liability	Noncurrent operating lease liabilities	8.9	52.0	—		52.0
Reserve for asbestos claims		66.0		—		—
Other liabilities	Accrued pension and other liabilities	41.7	20.7	10.9	vii, viii	31.6
Total liabilities	Total liabilities	951.3	257.1	(19.7)		237.4
Equity:	Equity:
Shareholders’ Equity:	Shareholders’ Equity:
Common Stock, $0.01 Par Value		1.3		—		—
Additional paid-in capital		1,436.9		158.9	ix	158.9
Retained (deficit) earnings		(1,236.9)		70.6	ix	70.6
	Divisional equity		229.5	(229.5)	ix	—
Accumulated other comprehensive loss	Accumulated other comprehensive loss	(74.9)	(12.5)	—		(12.5)
Total Shareholders’ Equity	Total Shareholders’ Equity	126.4	217.0	—		217.0
Total Liabilities and Equity	Total Liabilities and Equity	$1,077.7	$474.1	$(19.7)		$454.4

(i)
To reclassify federal income taxes payable from accrued expenses and other current liabilities to income taxes receivable.

(ii)
To reclassify operating lease right-of-use assets and nonqualified plan assets to other assets.

(iii)
To reclassify deferred tax assets to deferred income taxes.

(iv)
To reclassify commissions payable from accounts payable to other current liabilities.

(v)
To reclassify certain accrued expense balances from accrued expenses and other current liabilities to compensation and benefits.

(vi)
To reclassify current operating lease liabilities and customer deposits and other contract liabilities to other current liabilities.

(vii)
To reclassify pension related balances from accrued pension and other liabilities to pension and postretirement benefit obligations.

(viii)
To reclassify nonqualified plan liabilities to other liabilities.

(ix)
To reclassify divisional equity to additional paid-in-capital and retained (deficit) earnings.

See accompanying notes to unaudited pro forma condensed combined financial information

Statement of Operations Reclassifications:
The following items represent certain reclassification adjustments to conform Elkay’s consolidated statement of operations to Zurn’s consolidated statement of operations presentation, which have no impact on net income and are summarized below (in millions):
		Year Ended December 31, 2021	Year Ended January 1, 2022
Zurn Presentation	Elkay Presentation	Zurn (Historical)	Elkay (Historical)	Reclassification Amount		Elkay (as adjusted)
Net sales	Net sales	$910.9	$566.8	$—		$566.8
Cost of sales	Cost of products sold	537.7	372.9	(21.3)	i	351.6
Gross profit	Gross profit	373.2	193.9	21.3		215.2
Selling, general and administrative expenses		239.0		163.8	i, ii, iii	163.8
	Selling		84.4	(84.4)	ii	—
	Administrative and general		59.4	(59.4)	ii	—
Restructuring and other similar charges		3.7		—		—
Amortization of intangible assets		23.5		1.3	iii	1.3
Income from operations	Income from operations	107.0	50.1	—		50.1
Non-operating (expense) income:	Non-operating (expense) income:
Interest expense, net	Interest expense	(34.7)	(0.2)	—		(0.2)
Loss on the extinguishment of debt		(20.4)		—		—
Actuarial gain (loss) on pension and postretirement benefit obligations		1.2		—		—
	Investment income		7.1	(7.1)	iv	—
Other (expense) income, net	Other income (expense), net	(0.7)	1.2	7.1	iv	8.3
Income from continuing operations before income taxes	Income from operations before income taxes	52.4	58.2	—		58.2
Provision for income taxes	Income tax expense	(2.7)	(12.0)	—		(12.0)
Net income from continuing operations		$49.7	$46.2	$—		$46.2
Income from discontinued operations, net of tax		71.2	—	—		—
Net income	Net income	$120.9	$46.2	$—		$46.2

(i)
To reclassify warehouse costs from cost of products sold to selling, general and administrative expenses.

(ii)
To reclassify selling and administrative and general to selling, general and administrative expenses.

(iii)
To reclassify amortization expense from selling, general and administrative expenses to amortization of intangible assets.

(iv)
To reclassify investment income to other (expense) income, net.

See accompanying notes to unaudited pro forma condensed combined financial information

Note 3 — Preliminary Purchase Price Allocation
The table below summarizes the preliminary allocation of the purchase price to the assets acquired and liabilities assumed, as if the Merger had been completed on December 31, 2021. The allocation has not been finalized. The final determination of the estimated fair values, the assets’ useful lives and the amortization methods are dependent upon certain valuations and other analyses that have not yet been completed, and as previously stated could differ materially from the amounts presented in the unaudited pro forma condensed combined financial information. The final determination will be completed as soon as practicable but no later than one year after the consummation of the Merger.
The fair value of the purchase consideration expected to be transferred upon closing includes the value of the estimated equity consideration, which is based on the volume weighted average share price of Zurn Common Stock issued to the stockholders of Elkay in the period starting on the tenth consecutive full trading day prior to closing and ending on the second full trading day prior to closing. The unaudited pro forma condensed combined financial information includes estimated consideration of approximately $1.7 billion based on Zurn’s closing share price of $32.87 on March 11, 2022. The value of the purchase price consideration will change based on fluctuations in the share price of Zurn Common Stock and the number of shares of Elkay Common Stock outstanding on the closing date. The fair value of the purchase consideration may change significantly between the date of these pro forma financial statements and the closing of the Merger.
The preliminary purchase price allocation is presented below (in millions):
As of December 31, 2021
Assets acquired:
Receivables, net	$85.2
Inventories	120.7
Other current assets	7.2
Property, plant and equipment, net	140.1
Intangible assets, net	1,074.3
Goodwill	672.6
Other assets	52.2
Total assets acquired	2,152.3
Liabilities assumed:
Trade payables	23.2
Compensation and benefits	30.9
Other current liabilities	42.3
Operating lease liability	52.0
Deferred income taxes	274.0
Other liabilities	4.2
Total liabilities assumed	426.6
Total estimated consideration	$1,725.7
Any increase or decrease in the fair value of the net assets acquired, as compared to the information shown herein, could also change the portion of the purchase consideration allocable to goodwill and could impact the operating results of the combined company following the Merger due to differences in the allocation of the purchase consideration and changes in the depreciation and amortization related to some of these assets and liabilities.
Note 4 — Merger Adjustments
Unaudited Pro Forma Condensed Combined Balance Sheet
A.
Reflects the $65.8 million adjustment to cash and cash equivalents for the repayment of Elkay’s

See accompanying notes to unaudited pro forma condensed combined financial information outstanding debt balance of $49.7 million, the payment of balances outstanding under Elkay’s long-term incentive plan of $5.9 million and the remaining balance of Elkay’s cash and cash equivalents that is not expected to transfer to Zurn of $10.2 million.
B.
Reflects the $21.5 million adjustment to inventories for the estimated step-up in the fair value of inventory acquired.

C.
Reflects the $1.4 million adjustment to income taxes receivable and the $286.7 million adjustment to deferred income taxes for the estimated income tax impacts of the pro forma adjustments calculated using a blended statutory income tax rate of 24%. The adjustment to deferred income taxes is preliminary and subject to change based on the final determination of the fair values of assets acquired and liabilities assumed.

D.
Reflects the $78.6 million adjustment to property, plant and equipment, net for the estimated step-up in the fair value of property, plant and equipment acquired, which consists of the following (in millions):

	As of December 31, 2021
	Fair Value	Remaining Average Useful Life (in years)
Land and improvements	$7.2	N/A
Buildings and improvements	35.4	15
Machinery and equipment	97.5	8
Fair value of property, plant and equipment acquired	140.1
Less: Elkay historical net property, plant and equipment	(61.5)
Net adjustment to property, plant and equipment	$78.6

E.
Reflects the $1.1 billion adjustment to intangible assets, net for the estimated fair value of intangible assets acquired, which consists of the following (in millions):

	As of December 31, 2021
	Fair Value	Estimated Useful Life (in years)
Trade names	$213.6	15 – 20
Customer relationships	860.5	16
Favorable leases	0.2	5
Fair value of intangible assets acquired	1,074.3
Less: Elkay historical intangible assets, net	(8.9)
Net adjustment to intangible assets, net	$1,065.4
The fair value estimates of the identifiable intangible assets are preliminary and are based upon assumptions that market participants would use in pricing an asset. The fair value of customer relationships was valued using a multi-period excess earnings method, a form of the income approach, which incorporates the estimated future cash flows to be generated from Elkay’s existing customer base. The Elkay trade name was valued using the relief from royalty method, which considers both the market approach and the income approach. The calculated value is preliminary and subject to change and could vary materially from the final purchase allocation.
F.
Reflects the $639.0 million adjustment to goodwill resulting from the Merger.

G.
Reflects the $40.8 million adjustment to other assets, the $16.5 million adjustment to pension and postretirement benefit obligations and the $28.1 million adjustment to other liabilities to remove certain balances related to Elkay deferred compensation and post-retirement plans that will not transfer in the Merger.

See accompanying notes to unaudited pro forma condensed combined financial information

H.
Reflects the accrual of $34.1 million for estimated Merger-related costs expected to be incurred by Zurn that were not reflected in the historical financial statements.

I.
Reflects the net adjustments to shareholders’ equity, which consist of the following (in millions):

	As of December 31, 2021
	Common Stock	Additional Paid- in-Capital	Retained Deficit	Accumulated Other Comprehensive Loss
Elkay historical equity(i)	$—	$(158.9)	$(70.6)	$12.5
Merger-related costs(ii)	—	—	(30.0)	—
Issuance of Zurn Common Stock(iii)	0.5	1,725.2	—	—
Net adjustment to shareholders’ equity	$0.5	$1,566.3	$(100.6)	$12.5

(i)
Reflects the elimination of Elkay’s historical equity.

(ii)
Reflects the Merger-related costs, net of a $4.1 million tax benefit, expected to be incurred by Zurn.

(iii)
Reflects the shares of Zurn Common Stock to be issued as purchase consideration in the Merger.

Unaudited Pro Forma Condensed Combined Statement of Operations
J.
Reflects the adjustment to cost of sales of $21.5 million for the amortization of the estimated step-up in fair value of Elkay’s inventory. This adjustment will not affect the combined statement of operations beyond twelve months after the acquisition date.

K.
Reflects the adjustment to cost of sales and selling, general and administrative expenses of $8.8 million and $2.9 million, respectively, for the incremental depreciation expense, calculated on a straight-line basis, resulting from the step-up in fair value of Elkay’s property, plant and equipment, net. The calculated value is preliminary and subject to change and could vary significantly upon completion of the purchase price allocation.

L.
Reflects the adjustment to selling, general and administrative expenses of $34.1 million for estimated Merger-related costs expected to be incurred by Zurn that are not reflected in the historical financial statements. These costs will not affect the combined statement of operations beyond twelve months after the acquisition date.

M.
Reflects the adjustment to amortization of intangible assets of $63.2 million for the incremental amortization of intangible assets, calculated on a straight-line basis, resulting from the step-up in fair value of Elkay’s intangible assets, net. The calculated value is preliminary and subject to change and could vary significantly upon completion of the purchase price allocation.

N.
Reflects the $28.4 million adjustment to (provision) benefit for income taxes for the $27.3 million estimated income tax impacts of the pro forma adjustments calculated using a blended statutory income tax rate of 24% as well as the $1.1 million estimated reduction to the valuation allowance relating to certain state net operating loss carryforwards as a result of the combined income of Zurn and Elkay and the associated change in apportionment allocation. The total effective income tax rate of the combined company could be significantly different depending on the post-acquisition geographical mix of income and other factors.

O.
Reflects the adjustment to the basic weighted-average number of common shares outstanding in connection with the maximum number of shares of Zurn Common Stock expected to be issued as purchase consideration in the Merger.

See accompanying notes to unaudited pro forma condensed combined financial information

PROPOSAL 2 — THE PIP AMENDMENT PROPOSAL
Overview
On April 4, 2022, the Zurn Board approved an amendment (the “Amendment”) to the Zurn Water Solutions Corporation Performance Incentive Plan (the “Plan”) to increase the number of shares of Zurn Common Stock issuable under the Plan (including the number of shares issuable upon the exercise of ISOs) by 1,500,000 shares and to make corresponding changes to certain share limitations under the Plan, subject to stockholder approval at the Special Meeting and the closing of the Merger. The Plan had previously been approved by the stockholders of Zurn at the 2019 annual meeting.
As of February 28, 2022, 7,134,731 shares of Zurn Common Stock remained available for future issuance of Zurn Common Stock under the Plan, consisting of 4,852,419 shares reserved pursuant to outstanding awards under the Plan and 2,282,312 shares available for future awards. If approved by the stockholders at the Special Meeting, the Amendment will become effective on the date of, and conditioned upon, the closing of the Merger. Upon the effectiveness of the Amendment, an additional 1,500,000 shares of Zurn Common Stock would be available for future issuance of equity awards under the Plan.
The Zurn Board believes that, because there will be a significant increase in the number of employees who may be eligible for awards under the Plan if the Merger is consummated, the amendment is necessary in order to ensure a sufficient number of issuable shares to allow the continuing company to best utilize equity awards and performance awards to reward, incentivize and retain the former Elkay employees, in particular, and to retain and attract the services of key individuals, in general, who will be essential to position the continuing company for long-term growth and financial success and to further align their interests with those of stockholders. The Zurn Board believes the flexibility to grant equity incentive awards will be necessary for the continuing company to remain competitive with regard to retaining and attracting highly qualified individuals upon whom, in large measure, the future growth and success of the continuing company will depend.
If stockholders do not approve the Amendment, the continuing company will be unable to issue equity awards to its executive officers, employees and directors once the existing remaining share reserve is exhausted under the Plan.
The form of the Plan, as amended by the Amendment, is annexed hereto as Annex J.
Key Terms of the Amended Plan
In accordance with the SEC’s rules, a description of the Plan, as amended by the Amendment proposed herein follows. The only proposed change to the Plan is to increase the number of shares of Zurn Common Stock available for issuance under the Plan (including the number of shares issuable upon the exercise of ISOs) by 1,500,000 shares.
The Plan will continue to provide for the grant of:
•
stock options, consisting of incentive stock options (“ISOs”), intended to qualify within the meaning of Section 422 of the Code, and non-qualified stock options (“NSOs”) that do not meet the requirements of Section 422 of the Code;

•
stock appreciation rights (“SARs”), which may be settled in cash or in Zurn Common Stock;

•
restricted stock, including shares of restricted stock and restricted stock units (“RSUs”);

•
performance stock, including shares of performance stock and performance stock units (“PSUs”);

•
other stock awards, including stock bonuses, stock units, phantom stock and dividend equivalent and similar rights, and similar securities with a value derived from the value of or related to common stock or returns thereon; and

•
cash awards.

In this section, references is made to ISOs and NSOs as “options,” and options and the other types of awards referred to above collectively as “awards.”

As noted above, as of February 28, 2022, 4,852,419 shares of Zurn Common Stock were reserved pursuant to outstanding awards under the Plan and 2,282,312 shares remained available for future issuance under the Plan, which amounts to 7,134,731 shares of Zurn Common Stock in the aggregate. This total represents an overhang of approximately 5.4%, based on 125,822,043 outstanding shares of Zurn Common Stock as of February 28, 2022. Subject to stockholder approval of the Amendment and the closing of the Merger, an additional 1,500,000 shares will be authorized for future issuance pursuant to the Plan. which pro forma for completion of the Merger and the issuance of the Merger Consideration to the Elkay stockholders, would result in an overhang of 4.6%. Zurn calculates “overhang” as the total of (a) the number of shares of Zurn Common Stock underlying outstanding awards (including for performance awards, at target level) plus the number of shares of Zurn Common Stock available for issuance under future awards, divided by (b) the total number of shares of Zurn Common Stock outstanding, plus the number of shares of Zurn Common Stock underlying outstanding awards (including for performance awards, at target level) plus the number of shares of Zurn Common Stock available for issuance under future awards. Given the completion of the 2021 RMT Transaction in October 2021, Zurn does not believe that the historic “burn rate” for the Plan provides meaningful information and has not included that herein.
The number of additional shares of Zurn Common Stock provided by the Amendment was determined based on historical and forecasted grant values and expected share price, including share price volatility, and is expected to permit awards for three fiscal years. Shares may be authorized but unissued Zurn Common Stock, treasury shares held by Zurn (including shares that have been repurchased by Zurn or an independent agent in the open market to be used for awards), or from a combination of any of the foregoing. Additionally, if any award granted under the Plan is canceled, terminates, expires or lapses for any reason without the issuance of shares or the payment of cash, any shares subject to the award will be available for the grant of other awards under the Plan. Shares delivered to or withheld by Zurn to pay the exercise price of stock options or SARs, or to pay the withholding taxes related to awards, including any shares underlying an award that are exchanged or withheld in connection with a cashless exercise or net settlement of an award, are not available for the grant of other awards. Shares subject to SARs not delivered upon exercise are deemed to be delivered for purposes of the Plan and are not available for the grant of other awards.
The Plan will continue to be administered by the compensation committee of the Board (the “Committee”). The Committee, in its discretion, will designate the persons to whom awards will be made, grant the awards in the form and amount as it determines and impose such limitations, restrictions and conditions upon any such award as it deems appropriate, among the other duties provided under the Plan. The Committee may delegate certain of these decisions relating to awards to one or more Zurn officers.
Officers, employees, directors and consultants of Zurn and its subsidiaries will continue to be eligible to receive awards under the Plan. Zurn estimates that following the closing of the Merger, the number of persons eligible to participate in the Plan will be approximately 2,900. No officer, employee or director may receive awards in any calendar year for more than 4,475,812 shares in the aggregate, including sub-limits of no more than 3,458,582 option and SAR shares. Also, the aggregate amount of compensation to be paid to any one participant in respect of all performance-based awards payable only in cash in any calendar year is $5,000,000.
Except in connection with a corporate transaction involving Zurn (including, without limitation, any reclassification, recapitalization, stock split (including a stock split in the form of a stock dividend) or reverse stock split; any merger, combination, consolidation or other reorganization; any spin-off, split-up or similar extraordinary dividend distribution or any exchange of Zurn Common Stock or any other similar, unusual corporate transaction in respect of Zurn Common Stock), the Committee does not have the authority to “reprice” awards or to cancel outstanding awards in exchange for cash or other awards with an exercise price that is less than the exercise price of the original awards; such a repricing or exchange would require stockholder approval.
The exercise price of options and SARs granted under the Plan may not be less than 100% of the fair market value of the shares on the date the option is granted. The Plan generally defines fair market value as the closing price of Zurn Common Stock on the date of grant, but provides discretion to use the average of the high and low prices on such date or for an average over multiple trading days as determined by the Committee.

The vesting schedule for awards will be determined in connection with their grant. All equity awards will have a vesting period of no less than one year, except that no more than five percent (5%) of shares authorized under the Plan may be awarded without such restriction. The Committee has discretion to accelerate vesting of awards, including in connection with a participant’s death, disability, change in control of Zurn, or termination of employment or services or other events of a personal nature. Unless a particular award provides otherwise, options and SARs will have maximum exercise terms of 10 years from the date of grant.
No person may receive an ISO if, at the time of grant, the person owns, directly or indirectly shares representing, more than 10% of the total combined voting power of Zurn unless the exercise price is at least 110% of the fair market value of the shares and the exercise period of such ISO is limited to five years.
Any option or SAR generally will be non-transferable by the grantee other than by will or the laws of descent, and will be exercisable during the grantee’s lifetime solely by the grantee or the grantee’s duly appointed guardian or personal representative. However, the restrictions do not apply to transfers to a family member or a grantor trust established by the recipient approved by the Committee. The Committee may, in its sole discretion, grant other exceptions.
The Committee may grant restricted stock or RSUs to eligible participants. The Committee will determine the eligible persons to whom and the times at which restricted stock will be granted, whether such grants will consist of shares of restricted stock or RSUs, the number of shares subject to the award, the time or times within which such awards may be subject to forfeiture and any other terms and conditions of the awards. Grants of restricted stock may be conditioned upon the attainment of specified Performance Goals, which are discussed below and described in the Plan, or other criteria determined by the Committee, and the provisions of restricted stock awards or RSUs do not need to be the same with respect to each recipient. Each grant of restricted stock will be confirmed by, and be subject to the terms of, an agreement identifying the restrictions applicable to the award. Until the applicable restrictions lapse or the conditions are satisfied, the individual will not be permitted to sell, assign, transfer, pledge or otherwise encumber the award. Unless otherwise provided in the applicable agreement, upon termination of the individual’s service for any reason other than an involuntary termination of employment during a “Protection Period” (which is a period commencing 90 days prior to and ending on the second anniversary of a change in control of Zurn), the portion of the award still subject to restriction will be forfeited. If and when the applicable restrictions lapse, unrestricted shares will be issued to the individual.
The Committee may grant performance stock or PSUs to eligible participants. Performance stock or PSUs will be subject to both a performance condition and a condition related to the individual’s continued employment or service. The Committee will determine the eligible participants to whom and the times at which performance-based awards will be made, whether such grants will consist of shares of performance stock or PSUs, the number of shares subject to the award, the time within which such awards will be subject to forfeiture and any other terms and conditions of the awards. Performance stock will be conditioned upon the attainment of one or more pre-established, objective corporate Performance Goals (as defined below) that apply to the individual, a business unit, or Zurn as a whole.
Each grant of performance stock or PSUs may also be conditioned upon such other conditions, restrictions and contingencies as the Committee may determine, including the individual’s continued employment or service. Performance periods may not be less than three months nor more than 10 years. The provisions of performance stock or PSU grants need not be the same with respect to each recipient. Until all conditions for an award have been satisfied, the individual is not permitted to sell, assign, transfer, pledge or otherwise encumber the award. Any portion of an award still subject to restriction upon termination of an individual for any reason must be forfeited. If and when the applicable restrictions lapse, unrestricted shares will be issued to the individual.
The Committee may also grant other stock awards under the amended and restated Plan to eligible participants, provided that no more than 5% of the shares available for issuance pursuant to awards under the Plan be granted as unrestricted shares of Zurn Common Stock or otherwise subject to a vesting period at grant of less than one year. The Committee will determine the eligible participants to whom and the times at which other stock awards will be made, the number of shares subject to the award and any other terms and conditions of the other stock awards.

Cash awards may be issued either alone or in addition to other awards granted under the Plan. The Committee will determine the eligible participants to whom and the times at which cash awards will be granted, and the conditions, including performance criteria, upon which the awards will be paid. Cash incentive awards under the Plan will be paid based on the attainment of one or more pre-established, objective Performance Goals that apply to the individual, a business unit, or Zurn as a whole. The Committee retains the discretion to adjust certain awards based on a recipient’s personal performance, through the use of a personal performance multiplier. The Plan does not limit the authority of Zurn, the Board or the Committee to award other bonuses or compensation to any person.
As noted above, the Committee may grant awards under the amended and restated Plan subject to specified performance goals that are based on the attainment of goals relating to one or more of the following business criteria measured on an absolute basis or in terms of growth or reduction or with specified adjustments (the “Performance Goals”): earnings; cash flow (which means cash and cash equivalents derived from either net cash flow from operations or net cash flow from operations, financing and investing activities and includes de-levered cash flow); total stockholder return; gross revenue; revenue growth; operating income (before or after taxes); net earnings (before or after interest, taxes, depreciation and/or amortization); return on equity, capital, assets or net investment; cost, expense or debt containment, reduction or ratios; working capital; quantifiable customer satisfaction or market share; economic profit; economic value added; order intake; asset utilization; inventory; quantifiable brand awareness; or any combination thereof; or, with respect to awards that are not grandfathered awards (as defined below), any other criteria the Committee deems appropriate.
The Performance Goals may be based solely by reference to the performance of Zurn or the performance of any one or more of the subsidiaries or other business units or product lines (which are referred to generally in this section as “business units”) of Zurn, or based upon the relative performance of other companies or upon comparison of any of the indicators of performance relative to other companies. In measuring the degree of attainment of a Performance Goal, the Committee may exclude the unbudgeted impact of material, unusual or non-recurring gains and losses, accounting changes or other extraordinary events not foreseen at the time targets were established, subject to its use of appropriate discretion or as otherwise provided in an award agreement.
The Performance Goals must state, in terms of an objective formula or standard, the method for computing the amount of compensation payable to any employee if the goal is attained. If Performance Goals established by the Committee are not met, the related award will be forfeited. The Committee also has the authority and discretion under the Plan to reduce performance-based awards made under the Plan or related payouts.
In the event of any recapitalization, stock split or reverse split, stock dividend, merger in which Zurn is the surviving entity, combination or exchange of shares, or other capital change affecting Zurn Common Stock, appropriate changes in the number and kind of shares available for grant under the Plan and in the number, price and kind of shares covered by other outstanding awards shall be made. In the case of an acquisition of Zurn, the related agreement may provide for conversion of options in an equitable manner comparable to the consideration received by stockholders and may permit Zurn to cash out any options upon a change in control. The Plan does not provide for automatic vesting of awards upon a change in control of Zurn; unless the Committee has made substitution, exchange or other continuation or settlement of awards, accelerated vesting will only occur in the event of certain terminations of employment during the Protection Period. For purposes of the preceding sentence, with respect to outstanding awards that are subject to one or more Performance Goals, vesting shall be based on the greater of (i) the target performance level or (ii) the actual performance measured through the date of the qualifying termination or, if the qualifying termination precedes the change in control, upon the change in control, unless otherwise provided in an applicable employment agreement or award agreement.
Each award under the Plan will continue to be evidenced by an agreement containing such terms and conditions as the Committee may establish from time to time. The Committee may also require or permit participants to elect to defer the issuance of shares of the settlement of awards in cash under such rules and procedures as it might establish from time to time. The Committee may provide that deferred settlements include the payment or crediting of interest or other earnings on the deferred amounts, or the payment or crediting of dividend equivalents where the deferred amounts are denominated in shares.

Income Tax Consequences
Awards under the Plan provided pursuant to a written binding contract which was in effect on November 2, 2017, and which were not modified in any material respect on or after that date are grandfathered for purposes of the tax treatment available under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), as in effect immediately prior to the enactment of the Tax Cuts and Jobs Act (“Tax Reform”). With respect to these grandfathered awards, references to Section 162(m) of the Code, in the Plan mean Section 162(m) as in effect immediately prior to the enactment of Tax Reform. With respect to any other award granted under the Plan that is not a grandfathered award, references to Section 162(m) of the Code mean Section 162(m) as amended and in effect as of the applicable date.
As amended by Tax Reform, Section 162(m) generally limits the corporate tax deduction for compensation paid to Zurn’s chief executive officer, chief financial officer and top three other highest paid named executive officers to $1.0 million per executive officer per year, including years following termination of employment. However, under Section 162(m), as in effect immediately prior to the enactment of Tax Reform, “performance-based” compensation meeting certain requirements was not counted against the $1.0 million deduction limit and remained fully deductible for income tax purposes. These requirements include the obligation that the compensation be paid solely on account of the attainment of one or more pre-established, objective performance goals. Further, under Section 162(m) as in effect immediately prior to the enactment of Tax Reform, Zurn’s chief financial officer was not subject to the $1.0 million deduction limit and the limit generally did not apply to compensation paid following termination of employment.
The following is a brief summary of the other principal federal income tax consequences of awards made under the amended and restated Plan based upon the applicable provisions of the Code in effect on the date hereof.
Incentive Stock Options
An optionee will not recognize taxable income at the time an ISO is granted. Further, an optionee will not recognize taxable income upon the exercise of an ISO if the shares acquired upon the exercise of an ISO are held for at least two years after the date of grant and for at least one year after the date of exercise. The difference between the exercise price and the fair market value of the stock at the date of exercise is, however, a tax preference item. When the shares of stock received pursuant to the exercise of an ISO are sold or otherwise disposed of in a taxable transaction, the optionee will recognize a capital gain or loss, measured by the difference between the exercise price and the amount realized.
Ordinarily, Zurn will not be allowed any business expense deduction for income tax purposes with respect to stock issued upon the exercise of an ISO. However, if all of the requirements for an ISO are met except for the holding period rules noted above, the optionee will be required, at the time of the disposition of the stock, to treat the lesser of the gain realized or the difference between the exercise price and the fair market value of the stock at the date of exercise as ordinary income and the excess, if any, as capital gain. Zurn will be allowed a corresponding business expense deduction for income tax purposes to the extent of the amount of the optionee’s ordinary income, subject to the application of Section 162(m) of the Code.
Non-Qualified Stock Options
An optionee will not recognize taxable income at the time an NSO is granted. Upon the exercise of an NSO, an optionee will recognize taxable income in an amount equal to the difference between the exercise price and the fair market value of the shares at the date of exercise. The amount of such difference will be a deductible expense to Zurn for income tax purposes, subject to the application of Section 162(m) of the Code. On a subsequent sale or exchange of shares acquired pursuant to the exercise of an NSO, the optionee will recognize capital gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of such shares. The tax basis will generally be the amount paid for the shares plus the amount treated as taxable income at the time the shares were acquired pursuant to the exercise of the option.
Stock Appreciation Rights
A participant receiving a SAR will not recognize taxable income at the time a SAR is granted. An award holder will recognize ordinary income upon exercise of a SAR in an amount determined by multiplying

(1) the excess of the fair market value of a share of Zurn stock on the SAR exercise date over the fair market value of a share of stock on the SAR grant date, by (2) the number of SARs exercised. Zurn will be entitled to an income tax deduction in the same amount, subject to the application of Section 162(m) of the Code.
Restricted Stock Shares and Performance Stock Shares
A grantee receiving restricted stock shares or performance stock shares will generally recognize ordinary income in an amount equal to the fair market value of the stock at the time the stock is no longer subject to forfeiture. While the restrictions are in effect, the grantee will recognize compensation income equal to the amount of any dividends received and Zurn will be allowed an income tax deduction for that amount. A grantee may elect, under Section 83(b) of the Code, within 30 days of the stock grant, to recognize taxable ordinary income on the date of grant equal to the fair market value of the shares (determined without regard to the restrictions) on such date. Zurn will generally be entitled to an income tax deduction equal to the amount that is taxable as ordinary income to the grantee in the year that such income is taxable, subject to the application of Section 162(m) of the Code.
RSUs and PSUs
The grant of RSUs or PSUs will not create any income tax consequences for Zurn or the recipient. Assuming the specified vesting or performance conditions are achieved, the recipient will recognize ordinary income equal to the fair market value of the shares received. Zurn will generally be entitled to an income tax deduction in the same amount and at the same time as income is recognized by the recipient, subject to the application of Section 162(m) of the Code. Upon the recipient’s subsequent disposition of the shares, the recipient will recognize a capital gain or loss (long-term or short-term depending on the holding period) to the extent the amount realized from the disposition differs from the shares’ tax basis (i.e., the fair market value of the shares on the date the recipient received the shares).
Other Stock Awards
A grantee receiving dividend equivalent rights will generally recognize ordinary income equal to the fair market value of the cash, securities or other property received in the year in which a dividend or distribution is paid to the grantee. Zurn will generally be entitled to an income tax deduction equal to the amount that is taxable as ordinary income to the grantee in the year that such income is taxable, subject to the application of Section 162(m) of the Code. A grantee receiving another type of stock award will generally recognize ordinary income in an amount equal to the fair market value of Zurn stock at the time the stock is granted, unless the award is subject to restrictions. If applicable, while the restrictions are in effect, the grantee will recognize compensation income equal to the amount of any dividends received and Zurn will be allowed an income tax deduction for that amount. Zurn will generally be entitled to an income tax deduction equal to the amount that is taxable as ordinary income to the grantee in the year that such income is taxable, subject to the application of Section 162(m) of the Code.
Cash Awards
An employee who is paid a cash award will recognize ordinary income equal to the amount of cash paid. Zurn will be entitled to an income tax deduction in the same amount and at the same time as income is recognized by the employee, subject to the application of Section 162(m) of the Code.
Withholding
Zurn has the right to deduct or withhold, or require a grantee to remit to Zurn, an amount sufficient to satisfy federal, state, and local taxes (including the grantee’s FICA obligation) required by law to be withheld with respect to any taxable event arising or as a result of the Plan. With respect to withholding required upon the exercise or vesting of equity awards, executive officers may elect, subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having Zurn withhold shares having a fair market value on the date the tax is to be determined at least equal to the minimum statutory total tax that could be imposed on the transaction or by using cash.

New Benefits
No benefits or amounts have been granted, awarded, or received under the amended Plan. Future awards under the amended Plan will be granted by the Committee, in its discretion, and the amounts payable to employees and directors of the continuing company under the amended Plan are not currently determinable. Such amounts will depend on the performance objectives selected by the Committee, the established targets, and the extent to which such targets are achieved.
Vote Required for Approval
If a quorum is present at the Special Meeting, the PIP Amendment Proposal will be approved if the holders of a majority of shares entitled to vote thereon, present in person or represented by proxy, affirmatively vote to approve the proposal at the Special Meeting. Abstentions will be counted as votes against a proposal. Additionally, if you hold your shares of Zurn Common Stock in street name, except with respect to “routine” matters on which brokers are permitted to vote by the rules of the NYSE, your bank, broker or other nominee cannot vote your shares of Zurn Common Stock without your instructions. The PIP Amendment Proposal is considered a “non-routine” matter. As such, if you hold your shares of Zurn Common Stock in street name, the failure to instruct your bank, broker or other nominee how you wish to vote your shares of Zurn Common Stock with respect to the PIP Amendment Proposal, will result in the bank, broker or other nominee being unable to vote your shares of Zurn Common Stock on those proposals, and assuming that a quorum is present at the Special Meeting, your shares of Zurn Common Stock will have no effect on the outcome of the proposal.
The PIP Amendment Proposal is conditioned upon the approval of the Merger Share Issuance Proposal and the closing of the Merger.
Recommendation of the Board of Directors
THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” APPROVAL OF THE PIP AMENDMENT PROPOSAL.

PROPOSAL 3 — THE ADJOURNMENT PROPOSAL
Overview
The Adjournment Proposal will only be presented to Zurn’s stockholders at the Special Meeting in the event that there are insufficient votes to approve the Merger Share Issuance Proposal or the PIP Amendment Proposal.
Assuming that a quorum is present at the Special Meeting and Zurn’s stockholders approve the Adjournment Proposal, the presiding officer of the Special Meeting may adjourn the Special Meeting, and any adjourned session of the Special Meeting, and use the additional time to solicit additional votes, including from Zurn’s stockholders that have previously submitted proxies, to approve the Merger Share Issuance Proposal and/or the PIP Amendment Proposal. Among other things, approval of the Adjournment Proposal could mean that, even if Zurn receives proxies representing a sufficient number of votes to defeat the Merger Share Issuance Proposal or the PIP Amendment Proposal, Zurn may adjourn the Special Meeting without a vote on any of these proposals and seek to convince the Zurn stockholders to change their proxies in favor of all or any of such proposals. Additionally, under Zurn’s Bylaws, the presiding officer of the Special Meeting has the authority to adjourn the Special Meeting at any time, regardless of whether the Adjournment Proposal is submitted to a vote of, or has been approved by, Zurn’s stockholders.
If the Special Meeting is adjourned, no notice of the adjourned meeting is required to be given to our stockholders, other than an announcement at the Special Meeting of the time and place , if any, or means of remote communication, if any, to which the Special Meeting is adjourned. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting in accordance with the requirements of Zurn’s Bylaws and the DGCL must be given to each stockholder of record entitled to notice of and to vote at the Special Meeting.
Vote Required for Approval
If a quorum is present at the Special Meeting, the Adjournment Proposal will be approved if the holders of a majority of shares entitled to vote thereon, present in person or represented by proxy, affirmatively vote to approve the proposal at the Special Meeting. Abstentions will be counted as votes against a proposal. Additionally, if you hold your shares of Zurn Common Stock in street name, except with respect to “routine” matters on which brokers are permitted to vote by the rules of the NYSE, your bank, broker or other nominee cannot vote your shares of Zurn Common Stock without your instructions. The Adjournment Proposal is considered a “non-routine” matter. As such, if you hold your shares of Zurn Common Stock in street name, the failure to instruct your bank, broker or other nominee how you wish to vote your shares of Zurn Common Stock with respect to the Adjournment Proposal, will result in the bank, broker or other nominee being unable to vote your shares of Zurn Common Stock on those proposals, and assuming that a quorum is present at the Special Meeting, your shares of Zurn Common Stock will have no effect on the outcome of the proposal.
Recommendation of the Board of Directors
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ZURN’S STOCKHOLDERS VOTE “FOR” APPROVAL OF THE ADJOURNMENT PROPOSAL IF IT IS PRESENTED AT THE SPECIAL MEETING.

INFORMATION ABOUT ELKAY
Elkay Overview
Elkay is a leading manufacturer and distributor of innovative, high-quality water solutions and plumbing fixtures and plays a significant role in providing access to clean and hygienic water in a safe and sustainable way, catering to consumer health and wellness trends. With a heritage of industry leadership and reputation for quality that extends back over 100 years, Elkay offers a robust portfolio of innovative and complementary water solutions and plumbing fixtures, including drinking water delivery products, sinks, faucets, filtration solutions, enhanced water dispensers and ancillary components. This leading array of products caters to a number of nonresidential sectors, including education, healthcare and commercial, among others, in addition to residential markets.
On March 6, 2022, Elkay completed the EIS Spin-off which includes the manufacture and supply of seating and décor products to customers in various industries, the acting as a general contractor, subcontractor for furniture, fixtures and equipment supplier with respect to the renovation of hotel interiors and similarly structured properties and the manufacture and supply of various stainless steel products for global customers in the restaurant industry. The division represented approximately 30% of Elkay’s net sales in 2021, and its Water Solutions division (the “Elkay Water Solutions Business”) constituted the balance of net sales.
Elkay’s Products
Elkay is a leading manufacturer of water delivery solutions, which includes bottle filling stations, water fountains, and enhanced water dispensers, as well as non-residential and residential sinks in the U.S. Elkay offers an extensive collection of drinking water delivery products oriented around providing the cleanest, superior tasting water while improving overall water hygiene, accessibility and sustainability. Elkay’s water dispensing and filtration products, predominantly comprised of bottle filling stations and water fountains, are often plumbed directly into building water systems and required to comply with strict applicable codes and standards. Elkay also offers a wide array of plumbing fixtures recognized for their design, durability and aesthetics, including sinks, faucets, spouts, glass fillers, drains, grids, integrated storage units, retrofit and upgrade kits as well as other accessories and components. Elkay also has a growing offering of ancillary products, including water filters which are consumable in nature and provide a highly recurring sales stream.
In 2021, Elkay’s Water Solutions Business generated net sales of $567 million and operating income of $49 million. Nearly all sales were generated within North America across a wide array of non-residential sectors (~75% of net sales), primarily associated with bottle filling stations and water fountains, as well as residential markets (~25% of net sales), largely attributable to sinks and faucets. Net sales grew at a compounded annual growth rate (“CAGR”) of 10% from 2018 to 2021 primarily due to Elkay’s fast-growing bottle filling stations and continued demand for Elkay’s well-established sink products. Bottle filling station net sales are expected to continue to grow as an overall portion of sales, driven both by a rapidly expanding addressable market as well as the growing preference to replace existing water fountains as customers shift towards more hygienic, accessible and sustainable water solutions.
Elkay Customers and Suppliers
Elkay’s customers include wholesalers and dealers, home centers, maintenance and repair operations (“MRO”) as well as e-commerce platforms. Elkay connects directly with wholesale and dealer customers through its network of independent manufacturers’ representatives who are critical in driving awareness of Elkay’s products as well as specification across construction projects. Through Elkay’s internal sales force it manages relationships with more than 40 representative agencies that have an average tenure of over 37 years. In 2021, 41% of Elkay’s Water Solutions Business sales came from Elkay’s top five customers with its largest customer representing 16% of total sales. In addition, Elkay is increasingly reaching end consumers through its e-commerce platforms. Elkay’s internal sales force, comprised of over 100 individuals, manages all sales relationships with independent sales representative agencies, home centers, MROs and e-commerce platforms.

Similarly, Elkay’s supplier base is highly fragmented, limiting risks around its ability to meet customer demand for its water solutions and plumbing fixtures. Furthermore, Elkay maintains relationships with multiple suppliers for most of its key inputs sourced from third parties.
Elkay Manufacturing and Operating Platform
Elkay has a broad manufacturing, sourcing, distribution and operation footprint consisting of 44 sites spread across the United States and Mexico, with approximately 1.1 million total square feet of manufacturing space.
While Elkay manufactures and assembles its water fountains, bottle filling stations, enhanced water dispensers and stainless-steel sinks, it also sources and distributes other plumbing fixtures such as faucets, fabricated and drawn stainless steel sinks, alternate material sinks and accessories. Elkay has a broad distribution and U.S. production facility network, allowing it to deliver products to over 78% of the U.S. population in 2 days. Elkay’s extensive distribution operations, which also support direct-to-consumer deliveries, have proven especially valuable to its customers during the Covid-19 pandemic, resulting in the rapid expansion of its e-commerce business. In addition, Elkay’s U.S. production facilities and status as an essential business allowed it to manufacture water delivery units throughout the Covid-19 pandemic, largely uninterrupted by plant closures faced by many of its competitors. Elkay has 1.1 million square feet of distribution space, which it is in the process of expanding to 1.3 million square feet across six distribution centers in the U.S.
Elkay Water Solutions Business Industry Overview
Elkay has established leading positions in the water delivery market and the kitchen sink market in the U.S. Its water delivery systems, including bottle filling stations, water fountains, and water dispensers, serve the education, office, recreation, leisure, assembly, healthcare and residential markets, and its kitchen sinks made of a variety of natural and synthetic materials serve the residential and non-residential construction and remodeling markets.
The water delivery market is further segmented into built-in fixtures and point-of-use products, each with different use cases and specifications. Built-in fixtures include floor-mounted or wall-mounted drinking fountains, bottle filling stations and water dispensers, and are permanently installed and fully plumbed and drained into a water system with a potable water spout, thus meeting International Plumbing Code (“IPC”) and Uniform Plumbing Code (“UPC”) requirements. Point-of-use products include bottle-less and bottle-fed water dispensers that are freestanding or placed on countertops, and thus do not meet IPC or UPC drinking fountain requirements.
Elkay is the leader in the built-in fixtures sub-segment of the water delivery market in the U.S. with an installed base of over 5.5 million units. Bottle filling stations represent a small percentage of the built-in water delivery market today in terms of unit installed base, but have been rapidly taking share from traditional water fountains.
Currently, Elkay is a leading seller of kitchen sinks in the U.S., as measured by unit sales in 2021. Kitchen sink demand is primarily driven by residential use, which includes single-family remodel and replacement, single-family new construction and multi-family construction and remodeling activity. The non-residential end-market comprises of hotel & lodging, office, retail, education, healthcare, transportation, recreation & leisure, public and industrial sub-sectors. Demand for kitchen sinks also varies by material, with stainless steel representing the most popular material for sinks, followed by Quartz / Stone Composite / Synthetic, fireclay / ceramic, cast-iron, and other alternative materials. Elkay estimates that approximately 50% of Elkay’s kitchen sink sales were from the residential market, with the balance derived from sales into the non-residential end-market.
Elkay’s Management’s Discussion and Analysis of Financial Condition and Results of Operations
On March 6, 2022, Elkay completed the EIS Spin-off. This Management’s Discussion and Analysis of Financial Condition and Results of Operations discusses the historical financial results of the Elkay Water Solutions Business, and the Elkay audited consolidated financial statements included in this proxy statement/

prospectus/consent solicitation statement are “carve-out” financial statements of the Elkay Water Solutions Business without the EIS business. References herein to Elkay refer to the Elkay Water Solutions Business unless the context otherwise requires.
The Elkay audited consolidated financial statements included in this proxy statement/prospectus/consent solicitation statement are presented in accordance with GAAP. All significant intercompany accounts and transactions are eliminated in consolidation. Elkay’s fiscal year ends on the Saturday closest to December 31. The audited financial statements have been prepared from the books and records maintained by Elkay.
The Elkay Water Solutions Business audited financial statements for the fiscal years 2021, 2020 and 2019 are prepared on a “carve-out” basis using the management approach. The accompanying financial statements were derived from Elkay’s consolidated carve-out financial statements and accounting records for the Water Solutions Business. The consolidated carve-out financial statements, prior to the carve-out, reflect Elkay’s historical financial position, results of operations, and cash flows as they were historically managed in accordance with GAAP. Certain balances and transactions that are accounted for at Elkay’s corporate level have been allocated to the Elkay Water Solutions Business for purposes of carve-out financial reporting and are reflected in the accompanying consolidated balance sheets and statements of income. Accordingly, the accompanying consolidated carve-out financial statements may not necessarily be indicative of the results of operations that would have been obtained if the Elkay Water Solutions Business had operated as an independent entity.
In addition, for purposes of preparing the financial statements on a “carve-out” basis, a portion of the total corporate expenses of Elkay were allocated based on a percentage of gross revenue for the Elkay Water Solutions Business. These expense allocations included the cost of corporate functions and resources provided by at Elkay’s corporate level, including executive management, finance, accounting, legal, human resources, and the related benefit costs associated with such functions. All assets and liabilities held at Elkay’s corporate level were specifically identified and included in the Elkay Water Solutions Business carve-out assets and liabilities. The carve-out financial statements include all investing and financing activities relatable to those sources and uses derived from Elkay’s corporate level activities. Management believes that the approach to these carve-out allocations is reasonable.
Critical Accounting Estimates
Revenue Recognition
Elkay records revenue for the majority of its product sales at a point in time when control of the product is transferred to the customer, which generally occurs when the product is shipped from its manufacturing facility, warehouses, or distribution centers to the customer.
Elkay provides variable volume-based rebates and the right to return product to certain customers, which are accrued based on current facts and historical experience. Rebates are paid either annually or sooner based on the customer contract. Elkay provides customer programs and incentive offerings, including special pricing and co-operative advertising arrangements, promotions, and other volume-based incentives. These customer programs and incentives are considered variable consideration. Elkay includes variable consideration in revenue only to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the variable consideration is resolved. This determination is made based upon known customer program and incentive offerings at the time of sale and expected sales volume forecasts as it relates to Elkay’s volume-based incentives. This determination is updated each reporting period.
When a contract provides the customer the right to return eligible products or when the customer is part of a sales rebate program, Elkay reduces revenue at the point of sale using current facts and historical experience by using an estimate for expected product returns and rebates associated with the transaction. These estimates are adjusted at the earlier of when the most likely amount of consideration that is expected to be received changes or when the consideration becomes fixed. Accordingly, an increase or decrease to revenue is recognized at that time. Sales and other taxes collected concurrent with revenue-producing activities are excluded from revenue. Elkay recognizes the cost for freight and shipping when control of products has transferred to the customer as a component of cost of products sold in the consolidated statements of income.
Accounts Receivable
Elkay sells to a large number of customers, and trade accounts receivable consist primarily of amounts due to Elkay from its normal business activities. Credit evaluations are ongoing, and collateral or other security is generally not required on trade accounts receivable. Elkay maintains an allowance to reflect the expected amount of accounts receivable that will not be realized, based on past collection history and risks identified among uncollectible accounts. Trade accounts receivable are charged to the allowance when Elkay determines that the receivable may not be collectible. Trade accounts receivable balances are determined to be delinquent when the amount is past due based on the payment terms with the customer.
Inventories
Inventories are stated at the lower of cost or net realizable value and include raw materials, direct labor, and manufacturing overhead. Cost is determined using the last-in, first-out method for valuing inventories at some of Elkay’s domestic operations, representing 81% and 87% of total inventories in fiscal years 2021 and 2020, respectively. The cost of inventories of foreign and certain domestic operations are based on the average cost method or first in, first out FIFO method. The value of the inventories is reduced for estimated excess and obsolete inventories, based on a review of on-hand inventories compared to historical and estimated future sales and usage.
Goodwill and Other Intangible Assets
Elkay records the excess of purchase cost over the fair value of net tangible assets of acquired companies as goodwill or other identifiable intangible assets. Goodwill is tested for impairment at least annually in the fourth quarter and written down when impaired. An interim impairment test is performed if an event occurs, or conditions change that would more likely than not reduce the fair value of the reporting unit below the carrying value. To evaluate the recoverability of goodwill, Elkay first assesses qualitative factors to determine whether it is more likely than not that goodwill is impaired including factors regarding the impact of Covid-19 in its business (this assessment is commonly referred to as Step 0). Qualitative factors include changes in volume, margin, customers, and the industry. If it is deemed more likely than not that goodwill for the reporting unit is impaired, Elkay performs a quantitative impairment test using a weighting of the income and market approaches.
Purchased intangible assets other than goodwill are amortized over their useful lives unless those lives are determined to be indefinite. The determination of the useful life of an intangible asset other than goodwill is based on factors including historical tradename performance with respect to name recognition, geographic market presence, market share, plans for ongoing tradename support and promotion, customer attrition rates, and other relevant factors. Indefinite-lived intangible assets are not amortized but are evaluated at least annually to determine whether the indefinite useful life is appropriate. Elkay measures the fair value of identifiable intangible assets upon acquisition and review for impairment annually in the fourth quarter and whenever market or business events indicate there may be a potential impairment of that intangible asset.
In 2021 and 2020, Elkay performed its annual impairment test of goodwill using a Step 0 approach by performing a qualitative analysis, including the impact of Covid-19 on its future cashflows, to assess whether relevant events and circumstances regarding general economic conditions, regulatory changes and Elkay’s financial performance make it more likely than not that Elkay’s fair value for each reporting unit is less than its carrying amount. Elkay concluded that there was no goodwill impairment in 2021 and 2020.
Elkay reviews its other indefinite-lived intangible assets for impairment annually, in the fourth quarter, or as events occur or circumstances change that indicate the assets may be impaired without regard to the business unit. Potential impairment is identified by comparing the fair value of the other indefinite-lived intangible asset to its carrying value. Elkay utilize a relief-from-royalty model to estimate the fair value of other indefinite-lived intangible assets. Elkay considers the implications of both external (e.g., market growth, competition, and local economic conditions) and internal (e.g., product sales and expected product growth) factors and their potential impact on cash flows related to the intangible asset in both the near and long-term. Elkay also considers the profitability of the business, among other factors, to determine the royalty rate for use in the impairment assessment. Elkay utilizes its weighted average cost of capital as the basis to determine the discount rate to apply to the estimated future cash flows including a risk premium to increase the discount rate.
Long-Lived Asset Impairment
Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets is not recoverable and that it exceeds the assets’ fair value. If the expected future undiscounted cash flows from the use and eventual disposition of the asset or asset group are less than the carrying amount of the assets, an impairment loss is recognized. An impairment loss is measured as the difference between the fair value and the carrying value of the assets. Elkay had no long-lived asset impairments during the year ended January 1, 2022, and January 2, 2021.
Income Taxes
Elkay uses the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.
Elkay evaluates all material income tax positions for periods that remain open under applicable statutes of limitation, as well as positions expected to be taken in future returns. A recognition threshold is then imposed on each tax position. A company may recognize an income tax benefit only if the position has a “more likely than not” (i.e., more than 50%) chance of being sustained on the technical merits.
If a tax position does not meet the more-likely-than-not recognition threshold, the benefits cannot be recorded. If the tax position does pass the recognition threshold, then the position has to be measured to determine the amount of benefit to recognize in the consolidated carve-out financial statements.
Elkay uses a portfolio approach to release the income tax effects in AOCI related to its available-for-sale debt securities. Under this approach, the income tax effects are released from AOCI upon the sale of an available-for-sale debt security based on the enacted tax rate at the date of sale. Any tax effects remaining in AOCI are released only when the entire portfolio of the available-for-sale debt securities is liquidated, sold, or extinguished.
Elkay has historically filed its federal income tax returns under the consolidated return method. For these financial statements, Elkay has elected to prepare the income tax expense under the Separate Return method. This method is preferred by the Securities and Exchange Commission’s staff and meets the requirement of Accounting Standards Codification (“ASC”) 740 to use an allocation method that is systematic, rational, and consistent.
Commitments, Contingencies, and Other
Elkay, in the course of its normal business activities, is a defendant in various litigation. Management believes that the resolution of these matters will not have a material adverse effect on Elkay’s business, financial condition, or results of operations.
During 2017, an action was commenced against Elkay, which claimed breach of an agreement related to environmental remediation. In 2018, Elkay settled this action and recorded an estimate of the resolution in the results of operations of $0.3 million at the end of 2018. In 2018, a separate action was commenced against Elkay seeking environmental remediation. In 2019, Elkay revised its estimate for environmental costs related to the environmental remediation, which increased the accrual to $1.0 million classified under noncurrent other liabilities.
In 2017, Elkay had a recall of certain coolers used in the plumbing business caused by a component part from a directly sourced vendor. In 2018, Elkay settled with the vendor and was reimbursed $0.8 million and included $0.2 million in Cost of products sold in the results of operations at the end of 2018. The remaining amount of the settlement is to be recorded each subsequent year through November 2022 if Elkay meets certain provisions in the settlement.
New Accounting Pronouncements
Adopted During the Fiscal Year Ended January 1, 2022
In December 2019, the Financial Accounting Standards Board (“FASB”) issued guidance ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, to simplify the accounting for income taxes. The guidance primarily addresses how to (1) recognize a deferred tax liability after Elkay transitions to or from the equity method of accounting, (2) evaluate if a step-up in the tax basis of goodwill is related to a business combination or is a separate transaction, (3) recognize all of the effects of a change in tax law in the period of enactment, including adjusting the estimated annual tax rate, and (4) include the amount of tax based on income in the income tax provision and any incremental amount as a tax not based on income for hybrid tax regimes. Elkay adopted the guidance in fiscal 2021. The adoption did not have a material impact on Elkay’s consolidated financial statements or related disclosures.
Not Yet Adopted
Accounting Standards Update (“ASU”) No. 2016-13, “Measurement of Credit Losses on Financial Instruments” (Topic 326) and subsequent amendments, requires financial assets measured at amortized cost to be presented at the net amount expected to be collected using an allowance account and provides that credit losses relating to available-for-sale debt securities should be recorded through an allowance for credit losses. Elkay is exposed to credit losses primarily through trade receivables for the sales of Elkay’s products. Elkay’s expected credit loss allowance for trade receivables is developed using historical credit loss experience and current and future economic and market conditions. Elkay assesses credit risks for these trade receivables and groups them based on similar risk to determine the expected credit loss allowance. Due to the short-term nature of Elkay’s trade receivables, the estimate of the expected credit loss allowance is mainly based on historical experience, accounts receivable balances, and the financial condition of customers. Elkay doesn’t expect the adoption of this update to have a material impact on its consolidated financial statements or related disclosures.
Recent Developments
Elkay completed the Acquisition of Imperial Trading LLC (“IPT Sink Company) on April 19, 2021. IPT Sink Company distributes sinks and fixtures to certain eCommerce, retail, home centers and services fabricators in North America. The acquisition of IPT Sink Company is a complement to Elkay’s e-commerce, Home Center Market and will provide opportunities into the broad fabricator market.
At the end of fiscal year ended 2021, Elkay’s Chief Executive officer resigned, and the costs related to the resignation are included in the consolidated statements of income.
Elkay made an equity investment in Sun to Water Technologies, LLC (“Sun to Water”) in fiscal 2017 for $1.0 million and issued a loan for $1.6 million. The investment was accounted for using the cost method of accounting because Elkay did not exercise any significant influence, Under the cost method, this investment is reviewed periodically to determine if impairment indicators are present. However, Elkay is not required to determine the fair value of this investment unless impairment indicators exist. As of January 1, 2022, Elkay determined that it could no longer estimate the fair value of the cost method investment and determined it was fully impaired. Elkay recorded an impairment of $2.6 milion in “Other income (expense), net” in the consolidated statements of income.
The global spread of the Covid-19 pandemic has created significant uncertainty and economic disruption and, in locations in which Elkay and its customers and suppliers operate. Elkay has seen an impact in higher material inflationary and logistics costs. To offset some of this volatility, Elkay enters into periodic economic hedges on nickel.
Elkay’s primary focus has been and continues to be on the health and wellbeing of its employees and the ongoing operation of its facilities. At the end of fiscal 2020 , Elkay had experienced an increase in backlog and lead times across certain product categories and was able to work through most of the backlog by the end of fiscal 2021.

Elkay continues to execute on its product offerings to support healthier hydration trends through filtered drinking water, hands free drinking water and covid response type products. Elkay also continues to see continued favorable trends in core specified products in the construction and remodeling industries.
Results of Operations
The following table sets forth (in thousands), for the periods indicated, the changes in balances on the consolidated statement of income along with the percentage of revenue of certain line items included in Elkay’s historical statements of income:
							2021 vs 2020		2020 vs 2019
	January 1, 2022		January 2, 2021		December 28, 2019		$ Change	% Change	$ Change	% Change
Net sales	$566,824	100.00%	$470,779	100.00%	$451,377	100.00%	$96,045	20.40%	$19,402	4.30%
Cost of products sold	372,943	65.80%	291,754	61.97%	276,144	61.18%	81,189	27.83%	15,610	5.65%
Gross profit	193,881	34.20%	179,025	38.03%	175,233	38.82%	14,856	8.30%	3,792	2.16%
Expenses:
Selling	84,418	14.89%	75,778	16.10%	65,751	14.57%	8,640	11.40%	10,027	15.25%
Administrative and general	59,346	10.47%	49,851	10.59%	48,735	10.80%	9,495	19.05%	1,116	2.29%
	143,764	25.36%	125,629	26.69%	114,486	25.36%	18,135	14.44%	11,143	9.73%
Operating income	50,117	8.84%	53,396	11.34%	60,747	13.46%	(3,279)	(6.14%)	(7,351)	(12.10%)
Interest expense	(206)	(0.04%)	—	0.00%	(75)	(0.02%)	(206)	0.00%	75	(100.00%)
Investment income	7,079	1.25%	3,936	0.84%	5,626	1.25%	3,143	79.85%	(1,690)	(30.04%)
Other income (expense), net	1,245	0.22%	38	0.01%	1,051	0.23%	1,207	3,176.32%	(1,013)	(96.38%)
Income before income taxes	58,235	10.27%	57,370	12.19%	67,349	14.92%	865	1.51%	(9,979)	(14.82%)
Income tax expense	(12,070)	(2.13%)	(12,528)	(2.66%)	(12,556)	(2.78%)	458	(3.66%)	28	(0.22%)
Net income	$46,165	8.14%	$44,842	9.53%	$54,793	12.14%	$1,323	2.95%	$(9,951)	(18.16%)
Year Ended January 1, 2022, as Compared to Year Ended January 1, 2021
Net sales
Net Sales for Elkay in fiscal 2021 were $566.8 million, an increase of $96.0 million, or 20.4%, compared to net sales of $470.8 million in fiscal 2020. The increase in net sales was driven primarily by the reduction in the backlog of orders from fiscal 2020, additional sales due to the acquisition of the IPT Sink Company in April 2021 (which contributed $14.0 million to fiscal 2021 net sales), continued growth in health and safety trends and increases in construction remodeling activity.
Cost of products sold
Cost of product sold in fiscal 2021 were $372.9 million, an increase of $81.2 million, or 27.8%, compared to cost of product sold of $291.8 million in fiscal 2020 The increase in cost of products sold was driven primarily by higher sales volumes and increased material costs, including inbound freight inflation, and $9.7 million in cost of products sold was attributed to the acquisition of IPT Sink Company.
Selling, general and administrative expenses
Selling, general and administrative expenses (“SG&A”) in fiscal 2021 were $143.8 million, an increase of $18.1 million, or 14.4%, compared to SG&A expenses of $125.6 million in fiscal 2020. The increase in SG&A expense was driven primarily by $4.6 million of increased sales commissions on higher net sales, $3.2 million in severance costs related to the resignation of Elkay’s former Chief Executive officer, $4.2 million related to higher sales and marketing expenses, $2.2 million due to higher professional fees, and $1.4 million due to the absence of a gain on sale of a building during fiscal 2020.
Operating income
Operating income in fiscal 2021 was $50.1 million, a decrease of $3.3 million, or 6.1%, compared to operating income of $53.4 million in fiscal 2020. The decrease in operating income was driven primarily by increased commodity costs, tariffs, and increases in operating expenses due to investments in marketing, product development and support staff.
Other (income) expense, net
Other (income), net, in fiscal 2021 was $8.1 million, an increase of $4.1 million, or 104.3%, compared to $4.0 million in fiscal 2020. The increase was driven primarily by an increase in investment income of $3.1 million and an increase in gain on Elkay’s hedge on nickel of $1.5 million, a $0.7 million decrease in pension expense, $0.5 million gains on life insurance, $0.5 million increase in exchange gains and losses, $0.4 million in other miscellaneous income, offset by $2.6 million of impairment charge for the investment in Sun to Water.
Income taxes
The effective income tax rates for fiscal 2021 and fiscal 2020 were 20.7% and 21.8%, respectively. The 2021 effective income tax rate decreased due to a decrease in the reserve for uncertain income taxes.
Net income
Net income for fiscal 2021 was $46.2 million, an increase of $1. 3 million, or 2.9%,compared to $44.8 million in fiscal 2020. The increase in net income was attributable to the factors discussed above.
Year Ended January 2, 2021, as Compared to Year Ended December 28, 2019
Net sales
Net sales for Elkay in fiscal 2020 were $470.8 million, an increase of $19.4 million or 4.3% compared to net sales of $451.4 million in fiscal 2019 . This growth was driven by continued positive health and safety trends in addition to increases in construction and remodeling activity.
Cost of products sold
Cost of products sold in fiscal 2020 were $291.8 million, an increase of $15.6 million, or 5.7% compared to cost of products sold of $276.1 million in fiscal 2019. The increased cost of products sold was driven by higher sales volumes and increased material costs.
Selling, general and administrative expenses
SG&A in fiscal 2020 were $125.6 million, an increase of $11.1 million, or 9.7% compared to SG&A expenses of $114.5 million in fiscal 2019. Elkay’s 100-year anniversary and tradeshow expenses drove a $4.5 million increase in sales and marketing expense, and $4.2 million of the total increase is related to higher product development expenses and professional fees.
Operating income
Operating income in fiscal 2020 was $53.4 million, a decrease of $7.4 million, or 12.1% as compared to $60.7 million in fiscal 2019. The decrease in operating income was impacted by increased commodity costs, tariffs, and increases in operating expenses due to investments is marketing, product development and support staff.
Other (income) expense, net
Other (income) expense, net, in fiscal 2020 was $4.0 million, a decrease of $2.6 million compared to $6.6 million in 2019. This decrease was due to a decrease in investment income of $1.7 million driven by lower interest rates, $1.6 million less favorable hedge on nickel, $0.8 million increase in pension expense, $0.7 million unfavorable foreign exchange, offset by the absence of unfavorable environmental remediation charges of $0.9 million and other miscellaneous charges of $1.3 million.

Income taxes
The effective income tax rates for 2020 and 2019 were 21.8% and 18.7%, respectively. The 2020 effective income tax rate was impacted by an increase in the reserve for uncertain income taxes and lower federal and state tax credits.
Net income
Net income for fiscal 2020 was $44.8 million in 2020 compared to $54.8 million in 2019, a decrease of $10.0 million or 18.2%. The decrease was due to lower operating income and investment income.
Liquidity and Capital Resources
Elkay generates cash through the sales of its products and funds the business to meet its normal operations. Elkay believes that cash on hand, cash flow from future operations, and available borrowing capacity under Elkay’s Credit Agreement (as defined below) will be sufficient to fund Elkay’s operations and expected capital expenditures for at least the next twelve months. However, the current macroeconomic dislocation caused by the pandemic has created uncertainty in worldwide economic conditions and in those of the industries in which Elkay participates, and whether with respect to the impact of the pandemic or in pursuit of corporate development or other initiatives, Elkay may need to raise additional funds in the future through debt financing, or other arrangements. Depending on future conditions in the capital and credit markets, Elkay could encounter difficulty securing additional financing in the type or amount necessary to pursue these objectives.
Elkay had cash on hand of $65.8 million at the end of fiscal 2021 and $50.0 million at the end of fiscal 2020. Elkay had deposits in excess of federally insured limits on January 1, 2022, and January 2, 2021. Elkay had $14.5 million in cash balances at financial institutions outside of the United States of America as of January 1, 2022. . Elkay has not experienced any losses on such amounts and believes it is not subject to significant risks related to cash.
On December 16, 2021, Elkay entered a Credit Agreement with a syndicate of banks led by JPMorgan Chase, N.A. The credit agreement (“Credit Agreement”), and borrowings thereunder will be used for general corporate purposes. The Credit Agreement provides for a secured credit facility of up to $150.0 million, comprised of a $50.0 million term loan and a $100.0 million revolver. $10.0 million of the revolver may be used for letters of credit. Elkay was in compliance with the financial covenants under the Credit Agreement as of January 1, 2022.
Operating Activities
Elkay generated $22.1 million in cash from operating activities in fiscal 2021 and $60.5 million in fiscal 2020. Cash provided by operating activities in fiscal 2021 reflected Net income of $46.2 million, $10.0 million in non-cash reconciling items, and decrease in cash driven by increases in working capital of $34.0 million. Non-cash reconciling items in fiscal 2021 included $12.9 million of depreciation and amortization expense and $3.9 million of amortization expense related to right of use assets, $2.6 million impairment expense related to the Sun to Water Technologies investment, partially offset by $5.4 million of realized gain from sale of investment securities and $2.9 million unrealized gain on a hedge of certain raw materials. Cash provided by operating activities in fiscal 2020 reflected Net income of $44.8 million, $10.6 million in non-cash reconciling items, and decreases in working capital of $5.0 million. Non-cash reconciling items in fiscal 2020 included $10.3 million of depreciation and amortization expense and $3.0 million of amortization expense related to right of use assets, partially offset by $1.4 million of unrealized gain from a hedge on certain raw materials, $0.9 million gain on sale of fixed assets, and $0.3 million realized gain from other investment activity.
Investing Activities
In fiscal 2021, net cash from investing activities was $178.3 million, representing $207.9 million from the sale, net of purchases, of available for sale securities, $2.0 million in proceeds from the settlement of Elkay’s nickel hedge, and $0.9 million from the proceeds of a cash surrender value insurance policy. These were partially offset by cash outflows of $20.0 million from the acquisition of the IPT Sink Company, and capital expenditures of $12.8 million. In fiscal 2020, cash used in investing activities was $23.2 million, representing $15.6 million from the purchases, net of sales, of available for sale securities, and capital expenditures of $11.6 million. These were partially offset by cash inflows of $3.9 million from the disposition of property, and $0.1 of million proceeds from derivative settlements.
Financing Activities
In fiscal 2021, cash flows used in financing activities were $184.4 million, which included $227.8 million of dividend payments, $11.9 million return of capital, and other financing outflows of $0.9 million offset by $49.7 million in borrowings under the Credit Agreement and $6.4 million from the sale of common stock. In fiscal 2020, cash flows used in financing activities were $29.9 million, which included $20.5 million of dividend payments, $9.7 million return of capital, $1.6 million of cash used in stock repurchases, and $0.8 million paid due to certain milestones reached in conjunction with acquisitions. These were partially offset from the proceeds from the sale of common stock of $2.7 million.
Quantitative and Qualitative Disclosures about Market Risk.
Elkay is exposed to the impact of interest rates, foreign currency exchange rates and commodity prices. Elkay has an operation in Mexico with local currency derived from the Mexican Peso. Elkay enters into derivative instruments to manage and reduce the impact of nickel prices. At the end of fiscal 2021, Elkay had $50 million in debt from a term loan pursuant to its credit agreement. On January 1, 2022, Elkay performed sensitivity analyses to assess the hypothetical change of 10 percent in the Mexican Peso with respect to the U.S. Dollar, 100 basis point change in interest rates, and 10 percent change in nickel price. Based on Elkay’s analyses performed, such changes would not be expected to materially affect Elkay’s consolidated financial position, results of operations, or cash flows.
ELKAY’S EXECUTIVE COMPENSATION
2021 Summary Compensation Table
The following table sets forth information regarding the compensation for Elkay’s fiscal year ended January 1, 2022 awarded to, earned by, or paid to those executive officers of Elkay who will become either a director (in the case of Mr. Jahnke) or executive officer (in the case of Mr. Hamilton) of Zurn upon the closing of the Merger.
Name and Principal Position with Elkay	Year	Salary	Non-Equity Incentive Plan Compensation(1)	All Other Compensation(2)	Total
Ted Hamilton Vice President, President of Plumbing Division	2021	$460,385	$357,420	$117,624	$935,429
Tim Jahnke(3) Chairman of the Board, President and CEO	2021	$320,308	$248,898	$55,460	$624,666

(1)
Amounts include (i) $224,388 and $133,032 earned by Mr. Hamilton pursuant to the annual Management Incentive Plan and Mid-Term Incentive Plan, respectively, and (ii) $156,096 and $92,544 earned by Mr. Jahnke pursuant to the annual Management Incentive Plan and Mid-Term Incentive Plan, respectively.

(2)
Amounts include the cost of zero-interest notes related to issuance of Class M and Class N common stock under Elkay’s management stock program, the 401(k) make-whole match by Elkay, the cost of executive physicals and life and disability insurance premiums. Also includes amounts distributed under Elkay’s Christmas bonus to Mr. Hamilton in the amount of $35,385 and to Mr. Jahnke in the amount of $12,308 and the cost of the executive car program for Mr. Hamilton of $46,168.

(3)
Mr. Jahnke served as Chairman of the Board, and became Chairman of the Board, President and CEO on February 15, 2022.

Management Incentive Plan Elkay’s Management Incentive Plan (MIP) provides short-term incentive compensation opportunities to selected key executives and senior-level management who contribute to the growth and success of Elkay. It is based on annual performance against Elkay goals established by the Compensation Committee of the Elkay Board that may be based on operating income, cash flow or other measures as Elkay’s CEO deems appropriate and unless waived by the Elkay Board, no MIP incentive payments will be earned or paid until the minimum shareholder return on equity as set by the Elkay Board is achieved. Participants in the MIP have a total incentive target expressed as a percentage of annual base salary. All payments are made in cash and paid out annually. Participants must be employed through the end of the plan year to be eligible for payment.
Mid-Term Incentive Plan Elkay’s Mid-Term Incentive Plan (MTIP) permits the payment of cash awards based on the achievement of pre-defined performance goals established by the Compensation Committee of the Elkay Board. Elected and appointed officers of Elkay are eligible to participate in the MTIP. The Compensation Committee of the Elkay Board determines the performance goals that must be achieved during the performance period. The MTIP payment is paid in cash and in two installments over a 2-year period, with the first payment made in the year immediately succeeding the year following the performance period and the second payment made in the second year succeeding the year following the performance period.
Supplemental Executive Retirement Plan (SERP) Elkay’s SERP plan was established to provide supplemental pension benefits to a select group of management employees of Elkay. Eligible employees are approved for participation into the SERP by the Elkay Board and participants become fully vested in benefits upon any of the following events: (i) attainment of the age of 60 and the completion of 10 years of credited service from the participant’s date of hire, (ii) attainment of age 65 and continuous employment with Elkay from the date of selection through age 65, (iii) the death or disability of the participant, or (iv) a change in control of Elkay. Fully vested participants are entitled to benefits for a period of 120 months at an amount based on a formula derived from the participant’s average salary over a specified period and credited service. Mr. Jahnke is a fully vested participant of the SERP, while Mr. Hamilton is not. Mr. Hamilton and Mr. Jahnke have not received any payments thereunder.
Severance Agreement Mr. Hamilton has entered into a severance agreement with Elkay entitling him to payments, in the event of his termination by Elkay without Cause (as defined in the severance agreement) or by him for Good Reason (as defined in the severance agreement) and upon signing a waiver and general release of claims and so long as Mr. Hamilton does not violate the restrictive covenants specified in the severance agreement, equal to (i) one (1) times the total of his salary plus target bonus plus an amount equal to twelve (12) months of COBRA premiums paid in installments over twelve (12) months, and (ii) the cost of executive level outplacement assistance through an outplacement provider, up to $25,000. In the event such termination is within the two-year Change in Control Period (as defined in the severance agreement), such severance amount is (i) accelerated vesting of 100% of any Equity Awards (as defined in the severance agreement) that are outstanding as of the date of termination; provided that if such termination occurs prior to a Change in Control of Elkay, then any outstanding and unvested portion of the Equity Awards will remain outstanding (and unvested) until the earlier of (A) three (3) months following the termination or (B) a Change in Control of Elkay that occurs within three (3) months following the termination, (ii) an amount equal to two (2) times the executive’s then-current base salary plus two (2) times the executive’s annual target bonus under Elkay’s Management Incentive Plan plus two (2) times the COBRA premium payments, in each case, payable in equal installments in accordance with Elkay’s regular payroll practice over a period of one (1) year, and (iii) the cost of executive level outplacement assistance through an outplacement provider, up to $25,000.
Non-Qualified Deferred Compensation Plan (NQDCP) The NQDCP provides deferred compensation for a select group of management or highly compensated employees to permit them to maximize their qualified and non-qualified deferred compensation, subject to the rules of 409A of the Code. The NQDCP permits eligible employees to defer up to seventy-five percent (75%) of base salary and one-hundred percent (100%) of cash bonuses into the plan. Elkay also makes matching and profit-sharing contributions to such employees to the NQDCP without regard to applicable limitations in the Code that otherwise limit such contributions to the tax-qualified retirement plan maintained by Elkay. Compensation deferred into the NQDCP for eligible employees will be distributed to participants pursuant to the terms of the NQDCP. Mr. Hamilton and Mr. Jahnke are participants in the NQDCP.

Director compensation for 2021
The following table set forth information awarded to, earned by or paid to the non-employee director of Elkay during the fiscal year ended January 1, 2022 who will become a director of Zurn upon the closing of the Merger.
Name and Principal Position with Elkay	Year	Fees Earned or Paid in Cash	All Other Compensation	Total
Errol Halperin	2021	$160,000	—	$160,000
Director
Directors of Elkay are paid an annual retainer of $80,000 and $20,000 per meeting attended of the Elkay Board.

MANAGEMENT FOLLOWING THE MERGER
Executive Officers and Directors
Executive Officers and Directors of the Combined Company Following the Merger
The combined company’s board of directors will initially be fixed at eleven members, consisting of (i) the nine members of the Zurn Board as of the date of this proxy statement/prospectus/consent solicitation statement and (ii) two Elkay representatives (Timothy Jahnke and Errol Halperin). The Zurn Board has determined that seven out of eight of the non-management directors as of the date of this proxy statement/prospectus/consent solicitation statement meet the NYSE independence requirements. Concurrently with the execution and delivery of the Merger Agreement, Zurn entered into the Board Observer Agreement with Ronald Katz, the majority shareholder of Elkay. The Board Observer Agreement provides that Mr. Katz will have the right to attend and observe meetings of the Zurn Board, subject to certain exceptions. Mr. Katz’s rights under the Board Observer Agreement will terminate upon the earliest of (i) at any time following the first anniversary of the closing of the Merger Mr. Katz, together with certain affiliates and related parties of Mr. Katz, no longer beneficially owning at least 5% of the shares of Zurn received by them in connection with the closing of Merger, (ii) Mr. Katz resigning in writing, or (iii) Mr. Katz’s death or disability.
Upon the consummation of the Merger, the executive management team of Zurn is expected to remain unchanged and consist of members of the Zurn executive management team prior to the Merger with the sole exception that Ted Hamilton from Elkay will join the executive management team of the combined company with the title of President of Elkay Plumbing.
The following table lists the names and ages, as of        , and positions of the individuals who are expected to serve as executive officers and directors of the combined company upon completion of the Merger:
Name	Age	Position
Executive Officers:
Todd A. Adams	51	Chairman of the Board and Chief Executive Officer
Mark W. Peterson	50	Senior Vice President and Chief Financial Officer
Sudhanshu Chhabra	55	Vice President – Zurn Business System
Ted Hamilton	52	President of Elkay Plumbing
Rodney L. Jackson	52	Senior Vice President – Business and Corporate Development
Jeffrey J. LaValle	43	Vice President, General Counsel and Secretary
Michael D. Troutman	55	Chief Information Officer
Craig G. Wehr	57	President of Zurn
Non-Employee Directors
Mark S. Bartlett	71	Director
Jacques Donavon Butler	58	Director
Thomas D. Christopoul	57	Director
Errol Halperin	81	Director (Elkay designee)
Timothy Jahnke	62	Director (Elkay designee)
David C. Longren	63	Director
George C. Moore	66	Director
Rosemary Schooler	54	Director
John S. Stroup	55	Director
Peggy N. Troy	70	Director

Executive Officers
Todd A. Adams
In addition to serving as Chair of the Board and a director, Mr. Adams is Zurn’s President and Chief Executive Officer. Mr. Adams joined us in 2004 and has served in various roles, including Chief Financial Officer and President of the Water Management segment. He was elected as Chair of the Board effective July 2020, and has served as Zurn’s President and CEO since 2009. Mr. Adams is also a director and member of the audit and compliance committee of Badger Meter, Inc. He previously served as a director of Generac Holdings Inc. until 2019. Mr. Adams serves on Zurn’s board of directors because he has significant experience in the manufacturing industry and an in-depth knowledge of Zurn and Zurn’s business as well as because he is Zurn’s Chief Executive Officer.
Mark W. Peterson
Mr. Peterson became Zurn’s Senior Vice President and Chief Financial Officer in 2011. Mr. Peterson previously served as Vice President and Controller of Zurn and as a divisional CFO. Mr. Peterson is a certified public accountant.
Sudhanshu Chhabra
Mr. Chhabra became Vice President — Zurn Business Systems in 2018. Mr. Chhabra was a sector President and Regional Executive — India from 2016 to 2018 after having joined Zurn in 2014 as President & Regional Executive for India and the Middle East. Prior to joining Zurn, Mr. Chhabra served in various positions with Danaher Corporation, a diversified manufacturer, most recently as President — Asia, Gilbarco Veeder-Root Inc. and as Managing Director — India, Gilbarco Veeder-Root Inc.
Ted Hamilton
Mr. Hamilton has been President, Elkay Plumbing, since October 2017. He is a 5th generation member of the Katz family (Elkay’s founding family) and has worked at Elkay since 1992. He has held a number of Operations roles, including Production Control Manager, Warehouse and Shipping Manager, Plant Manager (St. Charles and Broadview) and led the Bolingbrook Distribution Center. After his time in Operations, Mr. Hamilton moved to the customer-facing side of the business and spent time as both a Regional Sales Manager as well as Director of Sales for Plumbing Products. For the past several years Mr. Hamilton has headed up Elkay’s Market Development group.
Rodney Jackson
Mr. Jackson became Senior Vice President — Business & Corporate Development in 2014. Prior to joining Zurn, Mr. Jackson was a member of Danaher Corporation’s Corporate Development team, most recently as Vice President of Corporate Development and M&A lead for its product identification and motion platforms. Prior to joining Danaher, Mr. Jackson served in various roles of increasing responsibility with Pentair and worked in investment banking at Goldman Sachs.
Jeffrey J. LaValle
Mr. LaValle became Zurn’s Vice President, General Counsel and Secretary in 2022. Mr. LaValle previously served as Zurn’s Assistant General Counsel since 2013. Prior to joining Zurn, Mr. LaValle was a partner at Quarles & Brady LLP, an AmLaw 200 full-service law firm.
Michael D. Troutman
Mr. Troutman became Zurn’s Chief Information Officer at Zurn in 2007 and an executive officer in 2017. Before joining Zurn, he was with AT&T, Lucent, and Agere Systems in various senior information technology positions implementing global industry leading solutions and processes.

Craig G. Wehr
Mr. Wehr became President of Zurn in 2013. Mr. Wehr previously served in various positions with Zurn since 1993, including as Vice President / General Manager of Zurn Specification Drain Operations.
Directors
Mark S. Bartlett
Mr. Bartlett is a retired Ernst & Young LLP (“EY”) partner and has served as the lead director of Zurn’s Board since July 2020. Mr. Bartlett joined EY in 1972 and worked there until his retirement in 2012, including having served as Managing Partner of EY’s Baltimore office and as Senior Client Service Partner for the Mid-Atlantic Region. Mr. Bartlett is a certified public accountant and has extensive experience serving global manufacturers, as well as companies in other industries. Mr. Bartlett also has experience in mergers and acquisitions, SEC rules and regulations, public offerings and financing alternatives. Mr. Bartlett currently serves as a director, chairman of the audit committee and member of the executive compensation and management development committee of T. Rowe Price Group, Inc., as a director, chairman of the audit committee and member of the compensation committee of WillScot Mobile Mini Holdings Corporation (formerly known as WillScot Corporation), and as a director and member of the audit committee of FTI Consulting, Inc. Mr. Bartlett serves as a director due to his significant accounting experience, as well as his expertise in the manufacturing industry, and in mergers and acquisitions and securities regulation. The Zurn Board has considered Mr. Bartlett’s commitments to serve on the other audit committees and has affirmatively determined that such simultaneous service does not impair his ability to effectively serve on Zurn’s Audit Committee.
Jacques Donavon “Don” Butler
Mr. Butler is the retired Executive Director, Connected Vehicles of Ford Motor Company, a designer, manufacturer and servicer of vehicles. He held such position from 2014 until his retirement in 2020. Prior to joining Ford, Mr. Butler held various leadership positions with increasing responsibility at General Motors Company, a designer and manufacturer of vehicles, including Vice President, Marketing and Global Strategy, Cadillac, Chairman and Managing Director, General Motors Egypt and Vice President, OnStar, from 1981 to 2013. Mr. Butler previously served on the boards of the 5G Automotive Association and SmartDeviceLink Consortium (chairman). Mr. Butler serves as a director due to his extensive engineering, marketing, product development and information technology experience, including connected products, and leadership experience at large organizations.
Thomas D. Christopoul
Mr. Christopoul has served as a co-founder, Managing Partner and Executive Vice President of 54 Madison Partners, a real estate private equity investment firm, since 2015. He previously served as a Senior Partner and Head of Real Estate Investment, at Cain Hoy Enterprises, LLC, an investment firm launched by Guggenheim Partners. Prior to that time, Mr. Christopoul was a Senior Managing Director in the Real Estate Group at Guggenheim Partners. Previously, he was a senior advisor at Falconhead Capital, LLC, a boutique private equity firm in New York City, and served as executive chairman of two of Falconhead’s portfolio companies — GPSi Holdings, LLC and Rita’s Water Ice Franchise Company. Mr. Christopoul is also an active venture capital investor through Somerset Shore Associates, Inc., a private investment company. Mr. Christopoul served as a director, member of the audit committee and chairman of the compensation committee of the board of directors of Apollo Residential Mortgage, Inc. until it was acquired in 2016. Prior to joining Falconhead, Mr. Christopoul was President and Chief Executive Officer of Resources Connection, Inc., a multi-national professional services firm; prior thereto, he was an independent member on Resources’ board of directors. Mr. Christopoul serves as a director due to his significant and varied business experience.
Errol Halperin
Mr. Halperin has been a member of the Elkay Board since 1980. He served as a senior partner and co-chair of the real estate capital markets group of DLA Piper, an international law firm, from January 1979 until December 2013. Currently, Mr. Halperin serves as a senior strategic advisor to DLA Piper (U.S.). In his practice, Mr. Halperin has provided general business advice to clients in a broad range of sectors, including manufacturing, real estate, and real estate investment trusts. Mr. Halperin’s practice was concentrated in the areas of mergers and acquisitions, corporate law, international transactions, real estate and federal income tax law. Mr. Halperin has also served on the board of Equity Residential, a public REIT, and private company boards. Currently, he is a director of Pangea Properties, a private REIT. He also currently serves as a director of a late-stage private venture company, Restorsea Holdings, LLC. and Elkay Interior Systems International, Inc., He also serves on the advisory board of Satter Medical Technology Partners, a late-stage medical venture capital fund. Before joining DLA Piper, Mr. Halperin was legislation counsel of the Joint Committee on Taxation of the United States Congress and assistant branch chief of the Legislation and Regulations Division of the Chief Counsel for the Internal Revenue Service. The Zurn Board believes that Mr. Halperin’s long tenure on the Elkay Board, as well as his legal and business experience, make him well qualified to serve on the combined company board.
Timothy Jahnke
Mr. Jahnke has been a member of the Elkay Board since 2008, and Chairman since 2020. He was President and CEO of Elkay from 2007 to 2019, and again since February 2022. Mr. Jahnke joined Elkay from Newell Rubbermaid, Inc., where he served in various capacities with increasing responsibility, including group president. Mr. Jahnke also currently serves on the board for Wahl Clipper Company, Bemis Manufacturing and Elkay Interior Systems International, Inc., and until recently, held a board role with the Midwest Affiliate of the American Heart Association. The Zurn Board believes that Mr. Jahnke’s long tenure as an Elkay executive and member of the Elkay Board make him well qualified to serve on the combined company board.
David C. Longren
Mr. Longren is a retired Senior Vice President of Polaris Industries, Inc., a designer, engineer and manufacturer of off-road vehicles, snowmobiles, motorcycles and small vehicles. He held such position from 2015 until his retirement in 2016. Mr. Longren joined Polaris in 2003 and served in various capacities with increasing responsibility, including President, Off-Road Vehicles, Vice President, Chief Technical Officer, and Director of Engineering for the ATV Division. Prior thereto, Mr. Longren was a Vice President in the Weapons Systems Division of Alliant Techsystems and Senior Vice President, Engineering and Marketing at Blount Sporting Equipment Group. Mr. Longren serves as a director due to his extensive product development, innovation and marketing experience.
George C. Moore
Mr. Moore has served as a director of: Encapsys, LLC, a provider of custom microencapsulation services for use in the building and construction, paper, bedding, and personal and household care industries, from 2015 until October 2021; IPS Corporation, a provider of solvent cements and adhesives for residential, commercial and industrial use, as well as plumbing and roofing products, since 2017; Cypress Performance Group LLC, the parent holding company of Encapsys, LLC and IPS Corporation, since 2017; Culligan International Company, a provider of residential, office, commercial and industrial water treatment products and services, from 2018 until August 2021; and CP Atlas Parent Holdings, L.P. (aka American Bath Group), a bathware manufacturer, since 2021. Mr. Moore served as a director of Industrial Container Services, LLC, a provider of reusable container solutions, from 2017 until 2018; Wastequip, Inc., a leading manufacturer of waste handling and recycling equipment in North America, from 2012 until 2018; and Pro Mach, Inc., a provider of integrated packaging and processing products and solutions, from 2015 until 2018. Mr. Moore previously served in various capacities with Zurn from 2006 to 2012. Prior thereto, Mr. Moore served as the Executive Vice President and Chief Financial Officer of Maytag Corporation, a manufacturer of major appliances and household products, and as group chief financial officer and group vice president of finance at Danaher Corporation, a manufacturer of process/environmental controls and tools and components. Mr. Moore began his career at Arthur Andersen & Co., a former accounting firm. Mr. Moore serves as a director due to his extensive financial and accounting experience, including as chief financial officer, at multinational companies.

Rosemary Schooler
Ms. Schooler has served as Corporate Vice President, Global Data Center Sales for Intel Corporation (“Intel”), a designer and manufacturer of computing, networking, data storage and communications solutions, since 2018. Since joining Intel in 1989, Ms. Schooler has held various leadership positions, including serving as Intel’s Corporate Vice President, Global Internet of Things (“IoT”) Sales and Marketing from 2016 to 2018, Vice President of the IoT Strategy and Technology Office from 2015 to 2016, and as Vice President and General Manager of Intel’s Communications and Storage Infrastructure Group prior thereto. Ms. Schooler previously served as a director and member of the nominating and governance committee of Cloudera, Inc. Ms. Schooler serves as a director due to her extensive information technology experience, including service as a senior officer at a prominent technology company.
John S. Stroup
Mr. Stroup served as the Executive Chairman of Belden Inc., a company that designs, manufactures, and markets cable, connectivity, and networking products in markets including industrial enterprise, broadcast and network security, from May 2020 until his retirement in May 2021. Previously, Mr. Stroup served as the Chairman, President and Chief Executive Officer of Belden since 2016, and as President and CEO, as well as a director, since 2005. Prior to joining Belden in 2005, Mr. Stroup was employed by Danaher Corporation, a manufacturer of process/environmental controls and tools and components. At Danaher, Mr. Stroup initially served as Vice President, Business Development. He was promoted to President of a division of Danaher’s Motion Group and later to Group Executive of the Motion Group. Mr. Stroup also serves as a director of Crane Co. and Tenneco Inc., and he is an operating advisor at Clayton, Dubilier & Rice. Mr. Stroup serves as a director because he has significant experience in strategic planning and general management of business units of public companies (including as chief executive officer).
Peggy N. Troy
Ms. Troy has served as the President and Chief Executive Officer of Children’s Hospital of Wisconsin (“Children’s Hospital”) since 2009. Prior to joining Children’s Hospital, Ms. Troy served as Executive Vice President and Chief Operating Officer of Methodist Le Bonheur Healthcare and as President and Chief Executive Officer of Le Bonheur Children’s Medical Center, both in Memphis, Tennessee, and as President of Cook Children’s Medical Center in Ft. Worth, Texas. Additionally, Ms. Troy currently serves as a Trustee on the Board of Marquette University and a member of the Marquette Executive Committee, and Ms. Troy currently serves on the Board of the Medical College of Wisconsin (MCW). Ms. Troy previously served as Chairperson on the National Board of Children’s Hospital Association and as Chairperson of the Board of Directors of the Milwaukee Regional Medical Center Board. Ms. Troy serves as a director due to her leadership experience at large organizations, including her current service as Chief Executive Officer and President of Children’s Hospital, as well as her experience managing human capital.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER
The following discussion sets forth the anticipated material United States federal income tax consequences of the Merger to U.S. holders (as defined below) of Elkay Common Stock that exchange their shares of Elkay Common Stock for Zurn Common Stock and cash consideration. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any United States federal laws other than those pertaining to income tax. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the regulations promulgated under the Code and court and administrative rulings and decisions, all as in effect on the date of this proxy statement/prospectus/consent solicitation statement. These laws may change, possibly retroactively, and any change could affect the accuracy of the statements and conclusions set forth in this discussion.
This discussion addresses only those holders of Elkay Common Stock that hold their shares of Elkay Common Stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not address all aspects of United States federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:
a financial institution;
a tax-exempt organization;
a pass-through entity (or an investor in a pass-through entity);
an insurance company;
a mutual fund;
a dealer or broker in stocks and securities, or currencies;
a trader in securities that elects mark-to-market treatment;
a holder of Elkay Common Stock that received Elkay Common Stock through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;
a person that is not a U.S. holder;
a person that has a functional currency other than the U.S. dollar;
a real estate investment trust;
regulated investment companies;
a holder of Elkay Common Stock that holds Elkay Common Stock as part of a hedge, straddle, constructive sale, wash sale, conversion or other integrated transaction; or
a United States expatriate.
In addition, the discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the Merger, nor does it address any tax consequences arising under the unearned income Medicare contribution tax on net investment income. Determining the actual tax consequences of the Merger to you may be complex. They will depend on your specific situation and on factors that are not within the control of Elkay or Zurn. You should consult with your own tax advisor as to the tax consequences of the Merger in your particular circumstances.
For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Elkay Common Stock that is for United States federal income tax purposes (i) an individual citizen or resident of the United States, (ii) a corporation, or entity treated as a corporation, organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (iv) an estate, the income of which is includible in gross income for United States federal income tax purposes regardless of its source.

The United States federal income tax consequences to a partner in an entity or arrangement that is treated as a partnership for United States federal income tax purposes and that holds Elkay Common Stock generally will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding Elkay Common Stock should consult their own tax advisors regarding the tax consequences of the Merger to them.
Tax Consequences of the Merger Generally
The parties intend for the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and Elkay is to receive an opinion from Mayer Brown LLP, dated the closing date, that the Merger will so qualify. This opinion will be based on customary representation letters provided by Elkay and Zurn and on customary factual assumptions. The opinion described above will not be binding on the Internal Revenue Service (the “IRS”). Elkay and Zurn have not sought and will not seek any ruling from the IRS regarding any matters relating to the Merger, and as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. In addition, if any of the representations, warranties, covenants or assumptions upon which the opinion described above is based are inconsistent with the actual facts, or if any condition contained in the Merger Agreement and affecting the opinion is breached or is waived by any party, the U.S. federal income tax consequences of the Merger could be adversely affected and could affect the conclusions set forth in such opinion.
Provided the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, the U.S. federal income tax consequences of the Merger to Elkay Common Stock will be as follows:
A holder who receives shares of Zurn Common Stock in exchange for shares of Elkay Common Stock will generally not recognize any gain or loss upon the Merger unless such holders also receive cash as a result of a positive adjustment to the Merger Consideration pursuant to the terms of the Merger Agreement, in which case the holders will recognize gain (but not loss) in an amount equal to the lesser of (1) the amount by which the sum of the fair market value of the Zurn Common Stock and cash received by a holder pursuant to the Merger exceeds such holder’s tax basis in its shares of Elkay Common Stock, and (2) the amount of cash received by such holder pursuant to the Merger (excluding any cash received in lieu of a fractional share of Zurn Common Stock, as discussed below). If you acquired different blocks of Elkay Common Stock at different times or different prices, you should consult your tax advisor regarding the manner in which gain or loss should be determined. Any recognized gain generally will be long-term capital gain if, as of the effective date of the Merger, your holding period with respect to the Elkay Common Stock surrendered exceeds one year, and will otherwise be short-term capital gain. In some cases, if a holder actually or constructively owns Zurn Common Stock other than Zurn Common Stock received pursuant to the Merger, the recognized gain could be treated as having the effect of a distribution of a dividend under the tests set forth in Section 302 of the Code, in which case such gain would be treated as dividend income. Because the possibility of dividend treatment depends upon each holder’s particular circumstances, including the application of constructive ownership rules, Elkay Common Stockholders should consult their tax advisors regarding the application of the foregoing rules to their particular circumstances.
The aggregate tax basis in the shares of Zurn Common Stock that you receive pursuant to the Merger, including any fractional share interests deemed received and redeemed as described below, will equal your aggregate adjusted tax basis in the Elkay Common Stock you surrender, reduced by the amount of cash received (excluding any cash received in lieu of a fractional share) and increased by the amount of gain, if any, recognized by you (excluding any gain recognized with respect to cash received in lieu of a fractional share) on the exchange.
The holding period of Zurn Common Stock received pursuant to the Merger (including any fractional shares deemed received and redeemed as described below) will include the holder’s holding period of the Elkay Common Stock for which it is exchanged.
Cash Instead of a Fractional Share
A holder of Elkay Common Stock who receives cash instead of a fractional share of Zurn Common Stock will be treated as having received the fractional share of Zurn Common Stock pursuant to the Merger and then as having sold that fractional share for cash. As a result, generally such a holder will recognize gain or loss equal to the difference between the amount of cash received and the basis allocable to such holder’s fractional share of Zurn Common Stock. This gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the effective time of the Merger, the holding period for the shares (including the holding period of Elkay Common Stock surrendered therefor) is greater than one year, and will otherwise be short-term capital gain or loss. The deductibility of capital losses is subject to limitations.
Backup Withholding
Payments of cash to a non-corporate holder of Elkay Common Stock in connection with the Merger may be subject to information reporting and backup withholding (currently at a rate of twenty-four percent (24%)). Such holders of Elkay Common Stock generally will not be subject to backup withholding, however, if the holder:
furnishes a correct taxpayer identification number, certifies that such holder is not subject to backup withholding on IRS form W-9 (or an applicable substitute or successor form) included in the election form/letter of transmittal such holder will receive and otherwise complies with all the applicable requirements of the backup withholding rules; or
provides proof of an applicable exemption from backup withholding.
Any amounts withheld under the backup withholding rules are not an additional tax and will generally be allowed as a refund or credit against the holder’s United States federal income tax liability, provided the required information is timely furnished to the IRS.
This summary of certain material United States federal income tax consequences is for general information only and is not tax advice. You are urged to consult your tax advisor with respect to the application of United States federal income tax laws to your particular situation as well as any tax consequences arising under the United States federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction.

COMPARISON OF RIGHTS OF HOLDERS OF ZURN CAPITAL STOCK AND ELKAY CAPITAL STOCK
If the Merger is completed, Elkay stockholders will receive shares of Zurn Common Stock, pursuant to the terms of the Merger Agreement. Following the Merger, holders of Zurn Common Stock will continue to own the shares of Zurn Common Stock that such holders owned prior to the Merger, subject to the same rights as prior to the Merger, except that their shares of Zurn Common Stock will represent an interest in Zurn that also reflects the ownership and operation of the Elkay business.
Zurn and Elkay are both incorporated under the laws of the State of Delaware. The rights of Zurn stockholders and Elkay stockholders are generally governed by the DGCL. Upon completion of the Merger, Elkay stockholders will become Zurn stockholders, and their rights will be governed by the DGCL, the Zurn Amended and Restated Certificate of Incorporation (the “Zurn Charter”) and the Zurn Bylaws.
The material differences between the current rights of Elkay stockholders under the Elkay Charter and Elkay Bylaws and their rights as Zurn stockholders, after the Merger, under the Zurn Amended and Restated Certificate of Incorporation (the “Zurn Charter”) and Bylaws, both as will be in effect immediately following the completion of the Merger, are summarized below. The summary below does not purport to be complete and is subject to, and qualified in its entirety by reference to, the DGCL and the governing corporate instruments that are subject to amendment in accordance with their terms. You should carefully read this entire document and the other referenced documents, including the governing corporate instruments, for a more complete understanding of the differences between being a stockholder of Zurn or Elkay before the Merger and being a Zurn stockholder following the completion of the Merger. For more information on how to obtain these documents, please see the section entitled “Where You Can Find More Information” beginning on page 157 of this proxy statement/prospectus/consent solicitation statement.
Zurn	Elkay
Organizational Documents
The rights of Zurn stockholders are governed by the Zurn Charter, the Zurn Bylaws and the DGCL.	The rights of the Elkay stockholders are governed by the Elkay Charter, the Elkay Bylaws and the DGCL and, in the case of Class M and Class N shares, the Management Stock Plan.
Authorized Capital Stock
Zurn is authorized to issue two classes of capital stock which are designated, respectively, “common stock” and “preferred stock.” The total number of shares that Zurn is authorized to issue is 210,000,00, of which 200,000,000 shares are common stock, par value $0.01 per share, and 10,000,000 shares are preferred stock, par value $0.01 per share. The number of authorized shares of any series of Zurn preferred stock may be increased (but not above the number of authorized shares of the class) or decreased (but not below the number of shares thereof then outstanding) by the Zurn Board subsequent to the issuance of shares of such series. The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon, subject to the provisions of Section 242(b)(2) of the DGCL.
Elkay is authorized to issue 1,727,250 shares of capital stock, all of which are designated as common stock.
The number of authorized shares of capital stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of two thirds of the outstanding shares of Elkay’s capital stock entitled to vote, subject to the provisions of Section 242(b)(2) of the DGCL.

Zurn	Elkay
Common Stock
Zurn’s authorized common stock consists of 200,000,000 shares of common stock. Each holder of a share of Zurn Common Stock is entitled to one vote for each such share held of record on the applicable record date on each matter voted on at a meeting of stockholders.
Of Elkay’s 1,727,250 authorized shares of common stock, (A) 100,000 shares are designated as Class A Common Stock, par value $0.01 (“Class A”), (B) 1,400,000 shares are designated as Class B Common Stock, par value $0.01 (“Class B”), (C) 2,250 shares are designated as Class M Common Stock, par value $0.01 (“Class M”), and (D) 225,000 shares are designated as Class N Common Stock, par value $0.01 (“Class N”).
Each holder of Class A and Class M is entitled to one vote for each such share held at all meetings of stockholders (and written actions in lieu of meetings). Class B and Class N do not have any voting rights, except as required by the DGCL. The rights of holders of common stock set forth in the Elkay Charter are subject to the right of Elkay to amend or repeal such rights by the affirmative vote of the holders of two thirds of the outstanding shares of Elkay’s capital stock entitled to vote, voting as one class.

Preferred Stock
Zurn’s authorized preferred stock consists of 10,000,000 shares of undesignated preferred stock. Except as otherwise provided by law, by the Zurn Charter or any certificate of designations relating to a series of preferred stock, holders of shares of preferred stock and any series thereof shall not be entitled to receive notice of any meeting of Zurn stockholders at which they are not entitled to vote.	Elkay does not have any authorized shares of preferred stock.
Number and Qualification of Directors
The Zurn Board shall consist of not less than 8 nor more than 15 members, with the exact number to be determined by a resolution of the Zurn Board. Following the Merger, the number of directors of Zurn will be set at 11.	The Elkay Bylaws provide that the Elkay Board consists of one or more directors, with the number to be determined from time to time by resolution of either the stockholders or the board of directors.
Structure of Board of Directors; Term of Directors; Election of Directors
Directors are nominated in accordance with the Zurn Bylaws. The Board is divided into three classes, with the members of each class serving staggered, three-year terms. Upon the expiration of the term of a class of directors, directors in that class are elected for three-year terms at the annual meeting of stockholders in the year in which their term expires. Each director shall hold office until the expiration of the term for which they are elected and until a successor has been elected and qualified.	Directors are nominated and elected in accordance with the Elkay Bylaws. Directors are elected at each annual meeting of stockholders to hold office until a successor is elected and qualified or until such director’s earlier resignation or removal (as further described below).
Removal of Directors
In accordance with the DGCL, any individual director may be removed from office at any time by the holders of a majority of the shares then entitled to vote at an election of directors, but only for cause.	The Elkay Bylaws and Charter are silent as to removal of directors, meaning such removal is governed by the DGCL.

Zurn	Elkay
Vacancies on the Board of Directors

Any director may resign at any time upon notice in writing or electronic transmission to the chairperson of the Zurn Board, the President of Zurn or the Secretary of Zurn. Unless such resignation specifies a future time of effectiveness, it shall be effective at the time of notice. If the resignation of a director is effective at a future time, the Zurn Board may elect a successor to take office when the resignation becomes effective.
All vacancies (whether caused by resignation or otherwise) and newly created directorships may be filled only by a majority of the remaining directors, even if less than a quorum, or by a sole remaining director.
The Elkay Bylaws provide that vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum, by the sole remaining director or by the affirmative vote of a majority of stockholders then entitled to vote thereon. In the event that there are no directors in office, then an election of directors will be governed in the manner provided for in the DGCL.
Stockholder Action by Written Consent
Any action required or permitted to be taken at any annual or special meeting of stockholders of Zurn must be effected at a duly called annual or special meeting of such stockholders and may not be effected by any consent in writing of stockholders.	The Elkay Bylaws provide that any action required or that may be taken at any annual or special meeting of its stockholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.
Quorum
The holders of a majority of the issued and outstanding shares of Zurn Common Stock entitled to vote at such meeting, present in person or represented by proxy, shall constitute a quorum at all stockholder meetings except as otherwise provided by law or the Zurn Charter.	Unless otherwise provided by law or the Elkay Charter, the holders of a majority of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, constitute a quorum at all meetings of the stockholders for the transaction of business. Holders of shares of Class B and Class N are not counted in determining a quorum of stockholders at any annual or special meeting of stockholders.
Special Meetings of Stockholders
Special meetings of stockholders may be called at any time by the Zurn Board or the chairperson of the Zurn Board and may not be called by the stockholders. The Zurn Board may postpone, recess, reschedule or cancel any previously-scheduled special meeting. Only business that has been brought before the special meeting pursuant to Zurn’s notice of meeting may be conducted at such special meeting.	Unless otherwise prescribed by law or the Elkay Charter, special meetings of the stockholders, for any purpose or purposes, may be called by the president or chairman, and shall be called by the president or secretary at the request in writing of a majority of the board of directors or at the request in writing of stockholders owning at least twenty percent (20%) of Elkay’s outstanding capital stock that is entitled to vote.
Notice of Stockholder Meetings
Notice of all meetings of stockholders is to be given in writing or by electronic transmission in the manner provided by the DGCL and the Zurn Bylaws, stating the place, date and hour of the meeting; in the case of an annual meeting, the	Except as otherwise required by law, under Elkay’s Bylaws, a written notice of the annual meeting or any special meeting of stockholders stating the place, date and hour of the meeting, the means of remote communications (if any) by which

Zurn	Elkay
matters which the Zurn Board intends to present for action by the stockholders; in the case of a special meeting, the purpose or purposes of the meeting; and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at any such meeting. Unless otherwise required by applicable law, such notice is to be given not less than ten nor more than 60 days before the date of the meeting to each stockholder of record entitled to vote at such meeting.	stockholders and proxy holders may be deemed to be present in person and vote at such meeting shall be given to each stockholder entitled to vote at such meeting not less than ten (10) nor more than sixty (60) days before the date of the meeting.
Requirements for Stockholder Proposals
At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, nominations of persons for election to the Board and the proposal of any other business must be made (i) pursuant to Zurn’s notice of meeting or any supplement thereto, (ii) by or at the direction of the Zurn Board or (iii) otherwise properly brought before the meeting by a stockholder who (A) (1) was a stockholder of record of Zurn both at the time of giving the notice provided for in this paragraph and at the time of the meeting, (2) is entitled to vote at the meeting, and (3) has complied with the applicable provisions of the Zurn Bylaws in all applicable respects or (B) properly made such proposal in accordance with Rule 14a-8 under the Exchange Act. The foregoing clause (iii) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of the stockholders. The only matters that may be brought before a special meeting are those that shall have been brought before the meeting pursuant to Zurn’s notice of meeting	Except with respect to a stockholder nomination of a candidate to the Elkay Board, the Elkay Bylaws and the Elkay Charter do not require a stockholder to give advance notice of proposals to be brought before an annual meeting. Under the Elkay Bylaws, a stockholder desiring to nominate a candidate for election to the Elkay board of directors must provide the secretary of Elkay with written notice of the name(s) of the persons he, she or it intends to nominate along with such nominee’s qualifications to serve as a director of Elkay and the reasons for the stockholder’s support for such nominee(s). Such notice must be delivered prior to December 1 of the year immediately preceding the annual meeting at which the stockholder intends to nominate such candidate(s).
Amendment of Certificate of Incorporation
Zurn reserves the right to alter, amend, repeal or rescind any provisions contained in the Zurn Charter. Stockholders may vote to amend the Zurn Charter pursuant to Section 242 of the DGCL.	The Elkay Charter provides that any of the provisions contained in the Elkay Charter may be amended or repealed by the affirmative vote of the holders of two thirds of the outstanding shares of Elkay’s capital stock entitled to vote, voting as one class.
Amendment of Bylaws
The Zurn Bylaws may be adopted, amended or repealed at a meeting at which a quorum is present by the affirmative vote of a majority of the shares present in person or represented by proxy at a meeting of the stockholders and entitled to vote thereon. Additionally, the Zurn Board is expressly authorized to adopt, amend or repeal the Zurn Bylaws.	The Elkay Bylaws may be amended, altered, or repealed and new bylaws adopted at a meeting at which a quorum is present by the vote of the holders of a majority of the stock having voting power present in person or represented by proxy at the meeting. Additionally, the Elkay board is expressly authorized to adopt, amend or repeal the bylaws.

Zurn	Elkay
Limitation on Director Liability
The liability of Zurn directors for monetary damages for breach of fiduciary duties is and will be eliminated to the fullest extent under applicable law. If applicable law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to Zurn will be eliminated or limited to the fullest extent permitted by applicable law as so amended.	The Elkay Charter provides that no director shall be personally liable to Elkay or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. However, a director shall be liable to the extent provided by applicable law, (i) for breach of the director’s duty of loyalty to Elkay or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) pursuant to Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.
Indemnification and Advancement
To the maximum extent and in the manner permitted by the DGCL, Zurn shall indemnify any person who is or was a director or officer of Zurn, or, while serving as a director or officer of Zurn, is or was serving at the request of Zurn, as a director, officer, employee or agent of another corporation or of a partnership (general or limited), limited liability company, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity while serving as a director, officer, employee or agent or in any other capacity while serving as a director or officer, against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes and amounts paid in settlement) actually and reasonably incurred in connection with any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative, including any settlement thereof.
Subject to certain limited exceptions, Zurn is required to indemnify a director or officer in connection with an action, suit or proceeding initiated by such director or officer only if the proceeding was authorized by the Zurn Board.
The right to indemnification includes the right to be paid by Zurn the expenses reasonably incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the DGCL requires, an advancement of expenses incurred by an indemnitee shall be made only upon delivery to Zurn of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses.	To the fullest extent permitted by the DGCL, the Elkay Bylaws provide that each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of Elkay (or a predecessor to Elkay) or is or was serving at the request of Elkay (or a predecessor to Elkay) as a director, officer or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action or inaction in an official capacity as a director, officer or trustee, shall be indemnified and held harmless by Elkay against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer or trustee and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, subject to certain limited exceptions, Elkay shall only indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by Elkay’s board of directors. The right to such indemnification is a contract right and includes the right to an advance payment from Elkay for expenses incurred in connection with a proceeding in advance of a final disposition upon delivery to Elkay of an undertaking, by or on behalf of the recipient of such advance, to repay all amounts advanced if it is ultimately determined that such person is not entitled to be indemnified.

Zurn	Elkay
Conversion Rights
The Zurn Charter authorizes the Zurn Board to fix or alter conversion rights of any wholly unissued series of preferred stock.	None of the shares of capital stock of Elkay are convertible into any other securities of Elkay.
Right of First Refusal
Zurn does not have a right of first refusal in place.	The Elkay Charter provides for a right of first offer to holders of Class A and Class B shares over any Class A and/or Class B shares offered for sale by other holders of Class A and/or Class B shares that Elkay declines to purchase before such shares are sold to a third-party purchaser. For the avoidance of doubt, this right does not apply to a sale, transfer or assignment of shares in connection with (i) a merger, share exchange or consolidation of Elkay with any other corporation, (ii) the sale, lease, exchange, mortgage, pledge, transfer or other disposition or encumbrance, whether in one transaction or a series of transactions, of Elkay of all or substantially all of its assets, other than in the usual and regular course of business, or (iii) any agreement, contract or other arrangement providing for any of the foregoing.
Right of Co-Sale
Zurn does not have a right of co-sale in place.	Elkay does not have a right of co-sale in place.
Preemptive Rights
Zurn stockholders do not have preemptive rights. Thus, if additional shares of Zurn Common Stock are issued, the current holders of Zurn Common Stock will own a proportionately smaller interest in a larger number of outstanding shares of common stock to the extent that they do not participate in the additional issuance.	The Elkay Charter provides that the registered owners of Class A and Class B shares have preemptive rights to purchase (in accordance with their pro rata share) any unissued or treasury shares resulting from an increase by Elkay of the authorized shares of Class A or Class B or bonds, certificates of indebtedness, debentures or other securities convertible into shares of Class A or carrying the right to purchase Class A. Such right must be exercised within thirty (30) days after the date of mailing of a written notice from Elkay stating the price, terms and conditions of the issuance and inviting such holders of shares of Class A and Class B to exercise their preemptive rights. A failure to exercise this preemptive right within the 30-day window will be deemed to be waived.
Distributions to Stockholders
Dividends upon Zurn capital stock, subject to the provisions of the Zurn Charter and applicable law, if any, may be declared by the Zurn Board.
Holders of Zurn Common Stock are entitled to receive dividends, when, as and if declared by the Zurn Board out of funds lawfully available therefor.	The Elkay Charter and Elkay Bylaws are silent as to distributions to stockholders, and as such, any distribution decisions are subject to applicable law. Under applicable law, the directors may declare and pay dividends upon the shares of its capital stock either: (1) out of its surplus; or (2) in case there shall be no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year, in each case, subject to the other terms of the DGCL.

Zurn	Elkay
Exclusive Forum

Unless Zurn consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Delaware Court of Chancery”) will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Zurn; (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of Zurn to Zurn or Zurn stockholders; (iii) any action asserting a claim arising pursuant to any provision of the DGCL; or (iv) any action asserting a claim governed by the internal affairs doctrine, in each such case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of Zurn will be deemed to have notice of and to have consented to the forum selection provision of the Zurn Charter.
This exclusive forum provision will not apply to claims under the Exchange Act, but will apply to other state and federal law claims including actions arising under the Securities Act. Section 22 of the Securities Act, however, creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, there is uncertainty as to whether a court would enforce such a forum selection provision as written in connection with claims arising under the Securities Act, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.
The Elkay Charter and Elkay Bylaws do not contain an exclusive forum provision.
Registration Rights
Concurrently with the closing of the Merger, Zurn and certain stockholders of Elkay will enter into the Registration Rights Agreement, pursuant to which Zurn will grant such stockholders a right to demand registration of one public offering within the first three years after the closing of the Merger, subject to certain minimum and maximum thresholds and other customary conditions. Zurn will pay certain expenses of the parties incurred in connection with the exercise of their rights under the Registration Rights Agreement, and indemnify them for certain securities law matters in connection with any registration statement.	The Elkay stockholders do not possess any registration rights.

Zurn	Elkay
Transfer Restrictions
Not applicable.
The Class M and Class N shares are subject to restrictions on transfer outlined in the Management Stock Plan, pursuant to which Class M shares and Class N shares cannot be pledged, hypothecated, transferred or assigned in any way, except as otherwise provided in the Management Stock Plan. However, the Class N shares can be transferred to the participant’s revocable living trust or to an irrevocable trust so long as, in the case of such transfer to an irrevocable trust: (i) the irrevocable trust to which the participant’s Class N shares are proposed to be transferred be for the benefit of the descendants of the participant, (ii) all notes issued by the holder to pay the purchase price corresponding to the shares of the Class N shares proposed to be transferred are paid in full and cancelled and (iii) the trustee of any such irrevocable trust agrees in writing to be bound by the terms and conditions of the Management Stock Plan.
The Class A and Class B shares are subject to restrictions on transfer under the Elkay Charter, pursuant to which they may not sell, transfer or assign in any way (by operation of law or otherwise) any such shares, except as otherwise specified in the Elkay Charter.

BENEFICIAL OWNERSHIP OF SECURITIES OF ZURN
The following table shows, as of                  , the number of shares of Zurn Common Stock owned by Zurn’s directors, Zurn’s “named executive officers,” our current directors and executive officers as a group, and beneficial owners known to Zurn to hold more than 5% of Zurn’s outstanding Zurn Common Stock. As of                  , there were             shares of Zurn Common Stock outstanding.
Beneficial ownership of shares is determined under the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as indicated by footnote, and subject to applicable community or marital property laws, each person identified in the table possesses sole voting and investment power with respect to all shares of common stock held by them. Shares of common stock subject to options currently exercisable or exercisable within 60 days of the Record Date, or restricted stock units (“RSUs”) that vest within that time frame, are deemed outstanding for the purpose of calculating the percentage of outstanding shares of the person holding these securities, but are not deemed outstanding for the purpose of calculating the percentage of outstanding shares owned by any other person.
Name of Beneficial Owner	Shares Beneficially Owned(1)	Percentage of Shares Outstanding
The Vanguard Group(2)	10,768,461	8.6%
BlackRock, Inc.(3)	10,301,459	8.2%
Wellington Management Group LLP(4)	7,712,929	6.1%
Capital World Investors(5)	7,221,068	5.7%
Janus Henderson Group plc(6)	7,108,506	5.6%
Todd A. Adams(7)	2,648,412	2.1%
Mark S. Bartlett	134,342	*
Don Butler	9,783	*
Thomas D. Christopoul	130,719	*
Rodney L. Jackson	115,216	*
David C. Longren	70,896	*
George C. Moore	88,024	*
Mark W. Peterson	588,721	*
Rosemary Schooler	32,095	*
John S. Stroup	93,792	*
Michael D. Troutman	238,713	*
Peggy N. Troy	34,069	*
Craig G. Wehr	333,686	*
Kevin J. Zaba(8)	26,767	*
Current directors and executive officers as a group (15 persons)	4,785,757	3.8%

*
Indicates less than one percent.

(1)
Amounts include shares subject to stock options that are currently exercisable or are exercisable within 60 days of the Record Date as follows: Mr. Adams (624,278), Mr. Bartlett (20,995), Mr. Christopoul (44,710), Mr. Moore (22,466), Mr. Peterson (366,038), Mr. Troutman (219,596), Mr. Wehr (268,424), and all current directors and executive officers as a group (1,749,186). Amounts for non-employee directors also include shares subject to RSUs that are currently vested, but are subject to deferred settlement, as follows: Mr. Bartlett (63,633), Mr. Butler (9,783), Mr. Christopoul (61,941), Mr. Longren (58,558), Mr. Moore (58,558), Ms. Schooler (29,872), Mr. Stroup (61,941), Ms. Troy (29,872), and all current directors and executive officers as a group (374,158).

(2)
The Vanguard Group (“Vanguard”) filed a Schedule 13G/A, dated February 9, 2022, reporting shared voting power as to 168,274 shares, sole dispositive power as to 10,493,180 shares and shared dispositive power as to 275,461 shares as of December 31, 2021. The address of Vanguard is 100 Vanguard Boulevard, Malvern, PA 19355.
(3)
BlackRock, Inc. (“BlackRock”) filed a Schedule 13G/A, dated February 2, 2022, reporting sole voting power as to 10,144,720 shares of common stock and sole dispositive power as to 10,301,459 shares as of December 31, 2021. BlackRock filed the report as a parent holding company on behalf of itself and the following subsidiaries: BlackRock Life Limited, Aperio Group, LLC, BlackRock Advisors, LLC, BlackRock (Netherlands) B.V., BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock Investment Management (Australia) Limited, BlackRock Fund Advisors and BlackRock Fund Managers Ltd. The address of BlackRock is 55 East 52nd Street, New York, NY 10055.

(4)
Wellington Management Group LLP (“Wellington”) filed a Schedule 13G/A, dated February 14, 2022, reporting shared voting power as to 6,666,163 shares of common stock and shared dispositive power as to 7,712,929 shares as of December 31, 2021. Wellington, a parent holding company, filed the report on behalf of itself and Wellington Group Holdings LLP and Wellington Investment Advisors Holdings LLP, which are also holding companies, and Wellington Management Company LLP, an investment adviser. The address of Wellington is 280 Congress Street, Boston, MA 02210.

(5)
Capital World Investors (“Capital World”) filed a Schedule 13G, dated February 14, 2022, reporting both sole voting power and sole dispositive power as to 7,221,068 shares of common stock as of December 31, 2021. Capital World, an investment adviser, is a division of Capital Research and Management Company (“CRMC”), as well as its investment management subsidiaries and affiliates Capital Bank and Trust Company, Capital International, Inc., Capital International Limited, Capital International Sarl, Capital International K.K. and Capital Group Private Client Services, Inc. (together with CRMC, the “investment management entities”). Capital World’s divisions of each of the investment management entities collectively provide investment management services under the name “Capital World Investors.” The address of Capital World is 333 South Hope Street, 55th Floor, Los Angeles, CA 90071.

(6)
Janus Henderson Group plc (“Janus”) filed a Schedule 13G/A, dated February 10, 2022, reporting both shared voting power and shared dispositive power as to 7,108,506 shares of common stock as of December 31, 2021. Janus, a parent holding company, filed the report on behalf of Intech Investment Management LLC, Henderson Global Investors Limited, and Janus Henderson Investors Australia Institutional Funds Management Limited, each of which is a registered investment adviser. The address of Janus is 201 Bishopsgate, EC2M 3AE, United Kingdom.

(7)
Includes 1,200 shares held in an individual retirement account and 1,125,000 shares held in a trust for which Mr. Adams’ spouse serves as the trustee.

(8)
Mr. Zaba is a former employee of Zurn and was an employee until the consummation of the 2021 RMT Transaction.

BENEFICIAL OWNERSHIP OF SECURITIES OF ELKAY
The following table sets forth information, as of March 25, 2022, respectively, concerning:
•
Each person known by Elkay to beneficially own more than 5% of Elkay’s Class A Common Stock or Elkay Class M Common Stock ( the two classes of voting Common Stock of Elkay).

•
Each director of Elkay.

•
Each of the Elkay named executive officers (see the section titled “Elkay Executive Compensation” beginning on page 128 of this proxy statement/prospectus/consent solicitation statement).

•
All of directors and executive officers of Elkay as a group.

Unless otherwise noted below, the address of each beneficial owner listed in the table below is c/o Elkay Manufacturing Company, 1333 Butterfield Road, Downers Grove, IL 60515, Attention: Christine Bedi.
Elkay has determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, Elkay believes, based on the information furnished to Elkay, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of Elkay Common Stock that they beneficially own.
Applicable percentage ownership for each class is based on 9,439 shares of Elkay Class A Common stock, 944,128 shares of Class B Common Stock, 1048.002 shares of Elkay Class M Common Stock and 118,000.845 shares of Elkay Class N Common Stock outstanding at March 25, 2022, respectively. Beneficial ownership representing less than one percent of is denoted with an asterisk (*).
	Voting Shares Beneficially Owned				Total Voting Power(1) %	Non-Voting Shares Beneficially Owned
	Class A Common Stock		Class M Common Stock			Class B Common Stock		Class N Common Stock
Name of Beneficial Owner	Shares	%	Shares	%		Shares	%	Shares	%
Errol R. Halperin	—	—	222.656	21.2	2.1	532,900	56.4	23,802.551	20.2
Timothy Jahnke	—	—	139.665	13.3	1.3	—	—	13,966.422	11.8
Ronald C. Katz(2)	5,029	53.3	15.370	1.5	48.1	70,287	7.4	—	—
Ana Dutra	—	—	9.476	*	*	—	—	947.589	*
John P. Edl	—	—	255.920	24.4	2.7	—	—	18,449.271	15.6
Frederick J. Florjancic, Jr	—	—	61.140	5.8	*	—	—	6,114.135	5.2
Laura Gicela(3)	15	*	9.562	*	*	5,738	*	956.132	*
Robert R. Buck	—	—	42.452	4.1	*	—	—	4,245.421	3.6
Daniel Jaffee	—	—	18.218	1.7	—	—	—	1,821.872	1.5
Aimee Katz	—	—	—	—	—	—	—	—	—
Ted Hamilton	3	*	45.767	4.4	*	—	—	576.490	*
All executive officers and directors as a group (17) persons	5,047	53.4	931.994	88.9	57.01	608,925	64.5	82,057.546	69.5
	Voting Shares Beneficially Owned
	Class A Common Stock		Class M Common Stock		Total Voting Power(1) %
Name of Beneficial Owner	Shares	%	Shares	%
Other >5% Security Holders
Judith M. Katz	1,708	18.1	—	—	16.3

(1)
Percentage total voting power represents voting power with respect to all shares of Elkay Class A Common Stock and Elkay Class M Common Stock, voting together as a single class.

(2)
The 70,287 shares of Class B Common Stock reflected in this table as beneficially owned by Ronald C. Katz (which generally are non-voting, except in circumstances where applicable law provides for a right to vote) are the subject matter of a power of direction granting Ronald C. Katz the right to direct the trustee with respect any actions taken with respect to such shares (e.g., disposition) but without granting Ronald C. Katz financial interest in such shares.

(3)
Includes 15 shares of Elkay Class A Common Stock and 5,738 shares of Elkay Class B Common Stock held in a joint trust with her spouse as to which she shares investment power.

APPRAISAL RIGHTS
Zurn stockholders are not entitled to appraisal rights in connection with the Merger under the DGCL.
Elkay stockholders are entitled to appraisal rights in connection with the Merger under Section 262 of the DGCL.
Under Section 262 of the DGCL, if an Elkay stockholder does not wish to accept the portion of the Merger Consideration to which such stockholder is entitled under the Merger Agreement, does not consent to the Elkay Merger Proposal, and complies with the requirements for perfecting and preserving appraisal rights specified in Section 262 of the DGCL, and the Merger is consummated, such stockholder has the right to seek appraisal of his, her or its shares of Elkay stock and to receive the fair value in cash of his, her or its shares of Elkay stock exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be the fair value of such shares of Elkay stock. These rights are known as appraisal rights under Delaware law. The “fair value” of such shares of Elkay stock as determined by the Delaware Court of Chancery may be more or less than, or the same as, the value of the Merger Consideration that a stockholder of record is otherwise entitled to receive under the terms of the Merger Agreement. Stockholders of Elkay who elect to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL to perfect their rights. Strict compliance with the statutory procedures in Section 262 of the DGCL is required. Failure to strictly comply with such procedures in a timely and proper manner will result in the loss of appraisal rights under Delaware law. Stockholders of Elkay who wish to exercise appraisal rights, or preserve the ability to do so, must not deliver a signed written consent adopting the Merger Agreement.
This section is intended only as a brief summary of the material provisions of the statutory procedures under Section 262 of the DGCL that Elkay stockholders must follow in order to seek and perfect appraisal rights. This summary, however, is not intended to be a complete statement of all applicable requirements and the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which is attached as Annex K to this proxy statement/prospectus/consent solicitation statement. Annex K should be reviewed carefully by any Elkay stockholder who wishes to exercise appraisal rights or to preserve the ability to do so, as failure to comply with the procedures of Section 262 of the DGCL will result in the loss of appraisal rights. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262 of the DGCL. Unless otherwise noted, all references in this summary to “stockholders” or “you” are to the record holders of shares of Elkay stock immediately prior to the Effective Time as to which appraisal rights are asserted. A person having a beneficial interest in shares of Elkay stock held of record in the name of another person must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.
Section 262 of the DGCL requires that if the Merger is approved by a written consent of stockholders in lieu of a meeting of stockholders, each of the stockholders entitled to appraisal rights must be given notice of the approval of the Merger and that appraisal rights are available. A copy of Section 262 of the DGCL must be included with such notice. The notice must be provided after the Merger is approved and no later than 10 days after the Effective Time. Only those Elkay stockholders who did not submit a written consent adopting the Merger Agreement and who have otherwise complied with Section 262 of the DGCL are entitled to receive such notice. The notice will be given by Elkay. If given on or after the Effective Time, the notice must also specify the Effective Time; otherwise, a supplementary notice will provide this information. This proxy statement/prospectus/consent solicitation statement is not intended to constitute such a notice. If you want to demand appraisal of your Elkay stock, do not send in your demand before the date of such notice because a demand for appraisal made prior to the date of giving such notice may not be effective to perfect your rights.
Following Elkay’s receipt of written consents signed by stockholders holding a sufficient number of shares to adopt the Merger Agreement, Elkay will send all non-consenting Elkay stockholders notice regarding the approval of the Merger pursuant to such written consents and the availability of appraisal rights. An Elkay stockholder electing to exercise his, her or its appraisal rights will need to take action at that time, in response to such notice, but this description is being provided to all Elkay stockholders now so you can determine whether you wish to preserve your ability to demand appraisal rights in the future in response to such notice. If you execute and deliver a written consent to Elkay adopting the Merger Agreement, you will lose your appraisal rights with respect to the shares covered by such written consent.
In order to preserve your right to receive notice and to demand appraisal rights, you must not deliver a written consent adopting the Merger Agreement. As described below, you must also continue to hold your shares for which you are demanding appraisal through the Effective Time.
If you elect to demand appraisal of your shares of Elkay stock, you must, within 20 days after the date of giving the notice of appraisal rights, make a written demand for the appraisal of your shares of Elkay stock to Elkay, at the specific address which will be included in the notice of appraisal rights. A demand may be delivered by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Do not submit a demand before the date of the notice of appraisal rights because a demand that is made before the date of giving such notice may not be effective to perfect your appraisal rights.
An Elkay stockholder wishing to exercise appraisal rights must hold of record the shares of Elkay stock on the date the written demand for appraisal is made. In addition, a holder must continue to hold of record the shares of Elkay stock through the Effective Time. Appraisal rights will be lost if your shares of Elkay stock are transferred prior to the Effective Time. If you are not the stockholder of record, you will need to follow special procedures as summarized further below.
If you and/or the record holder of your shares of Elkay stock fail to comply with all of the conditions required by Section 262 of the DGCL to perfect your appraisal rights, and the Merger is completed, your shares of Elkay stock (assuming that you hold them through the Effective Time) will be converted into the right to receive the Merger Consideration in respect thereof, as provided for in the Merger Agreement, but without interest, and you will have no appraisal rights with respect to such shares.
As noted above, a holder of shares of Elkay stock wishing to exercise his, her or its appraisal rights must, within 20 days after the date of giving of the notice of appraisal rights, make a written demand for the appraisal of his, her or its shares of Elkay stock; provided that a demand may be delivered by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. The demand must reasonably inform Elkay of the identity of the stockholder of record and his, her or its intent thereby to demand appraisal of the fair value of the shares held by such holder. Only a holder of record of shares of Elkay stock issued and outstanding immediately prior to the Effective Time will be entitled to assert appraisal rights for the shares of Elkay stock registered in that holder’s name. The demand for appraisal should be executed by or on behalf of the holder of record of the shares of Elkay stock, fully and correctly, as the stockholder’s name appears on the Elkay stock certificate(s), as applicable, should specify the stockholder’s name and mailing address and the number of shares registered in the stockholder’s name, and must state that the person intends thereby to demand appraisal of the stockholder’s shares of Elkay stock in connection with the Merger. The demand cannot be made by the beneficial owner of shares of Elkay stock if such beneficial owner does not also hold of record such shares. A beneficial owner of shares of Elkay stock held in street name who desires appraisal should take such actions as may be necessary to ensure that a timely and proper demand for appraisal is made by the record holder of such shares. Shares held through brokerage firms, banks and other financial institutions are frequently deposited with and held of record in the name of a nominee of a central security depository, such as Cede & Co. Any beneficial holder desiring appraisal who holds shares through a brokerage firm, bank or other financial institution is responsible for ensuring that the demand for appraisal is made by the record holder. The beneficial holder of such shares should instruct such firm, bank or institution that the demand for appraisal be made by the record holder of the shares, which may be the nominee of a central security depository if the shares have been so deposited. As required by Section 262, a demand for appraisal must reasonably inform Elkay of the identity of the holder(s) of record (which may be a nominee as described above) and of such holder’s intention to seek appraisal of such shares. If shares of Elkay stock are held of record in a fiduciary capacity (such as by a trustee, guardian or custodian) by a person other than the beneficial owner execution of the demand for appraisal should be made by the record holder in that capacity. If the shares of Elkay stock are held of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal on behalf of a holder of record; however, the agent must identify the record holder or holders and expressly disclose the fact that, in executing the demand, he, she or it is acting as agent for the record holder or holders. A record holder who holds shares of Elkay stock as a nominee for others, may exercise appraisal rights with respect to such shares held for one or more beneficial owners, while not exercising such rights with respect to shares held for other beneficial owners. In that case, the written demand should state the number of shares of Elkay stock as to which appraisal is sought. Where no number of shares of Elkay stock is expressly mentioned, the demand for appraisal will be presumed to cover all shares of Elkay stock held in the name of the record holder. Stockholders who hold their shares of Elkay stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.
At any time within 60 days after the Effective Time, but not thereafter, any stockholder who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the demand for appraisal and accept the Merger Consideration for his, her or its shares of Elkay stock by delivering to Elkay a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the Effective Time will require written approval of Elkay. Unless the demand for appraisal is properly withdrawn by the stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party within 60 days after the Effective Time, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any Elkay stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the court deems just. If Elkay does not approve a request to withdraw a demand for appraisal when that approval is required, or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the fair value determined in any such appraisal proceeding, which value could be less than, equal to or more than the Merger Consideration for his, her or its shares of Elkay stock.
Within 120 days after the Effective Time, either Elkay (as the surviving corporation of the Merger) or any stockholder who has complied with the requirements of Section 262 of the DGCL and is otherwise entitled to appraisal rights under Section 262 of the DGCL may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Elkay stock held by all stockholders entitled to appraisal. Upon the filing of such a petition by a stockholder, service of a copy of such petition shall be made upon Elkay. Zurn has no present intent to cause Elkay to file such a petition and has no obligation to cause such a petition to be filed, and stockholders should not assume that Elkay will file a petition. Accordingly, it is the obligation of the holders of Elkay stock to initiate all necessary action to perfect their appraisal rights in respect of such shares of Elkay stock within the time prescribed in Section 262 of the DGCL, as the failure of a stockholder to file such a petition within the period specified could nullify his, her or its previous written demand for appraisal. In addition, within 120 days after the Effective Time, any stockholder who has properly complied with the requirements for the exercise of appraisal rights under Section 262 of the DGCL, upon written request (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), will be entitled to receive from Elkay a statement setting forth the aggregate number of shares of Elkay stock for which a written consent adopting the Merger Agreement was not submitted and with respect to which demands for appraisal have been received, and the aggregate number of holders of such shares. The statement must be given within 10 days after such written request has been received by Elkay or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. A person who is the beneficial owner of shares of Elkay stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition for appraisal or request from Elkay such statement.
If no petition for appraisal is filed within 120 days after the Effective Time, then you will lose the right to appraisal and instead will receive the portion of the Merger Consideration to which you are entitled for your shares. If you otherwise fail to perfect your appraisal rights or successfully withdraw your demand for appraisal, then your right to appraisal will cease and you will only be entitled to receive the portion of the Merger Consideration to which you are entitled for your shares, without interest.
If a petition for appraisal is duly filed by a stockholder, the stockholder must serve a copy of the petition upon Elkay, and Elkay will then be obligated to file, within 20 days after receiving service of a copy of the petition, with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares of Elkay stock and with whom agreements as to the value of their shares of Elkay stock have not been reached by Elkay. After notice by the Delaware Register in Chancery to stockholders who have demanded appraisal and Elkay, if such notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition and to determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights provided thereunder. The Register in Chancery, if so ordered by the Delaware Court of Chancery, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to Elkay and to the stockholders shown on the list at the addresses therein stated. Such notice will also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication will be approved by the Delaware Court of Chancery, and the costs thereof will be borne by Elkay. The Delaware Court of Chancery may require stockholders who have demanded an appraisal for their shares of Elkay stock and who hold stock represented by certificates to submit their stock certificates to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.
After the Delaware Court of Chancery’s determination of the stockholders entitled to appraisal of their shares of Elkay stock, the Delaware Court of Chancery will appraise such shares of Elkay stock in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Delaware Court of Chancery will determine the fair value of such shares as of the Effective Time after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the Merger. When the fair value has been determined, the Delaware Court of Chancery will direct the payment of such value in cash, together with interest, if any, upon surrender by those stockholders of the Elkay stock certificates, representing their shares of Elkay stock. Holders of Elkay stock considering seeking appraisal should be aware that the fair value of their shares of Elkay stock as determined under Section 262 could be more or less than or the same as the value of the consideration they would receive pursuant to the Merger if they did not seek appraisal of their shares of Elkay stock and that investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262 of the DGCL. The Delaware Supreme Court has stated that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in the appraisal proceedings and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other factors which could be ascertained as of the date of the Merger which throw any light on future prospects of the merged corporation. The Delaware Supreme Court has declined to adopt a presumption favoring reliance upon the deal price in determining fair value, but has noted that the deal price is one of the relevant factors to be considered, and can often be the best evidence of fair value in arm’s-length mergers with a robust sales process. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter’s exclusive remedy. Unless the court in its discretion determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, Elkay may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided above only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery and (2) interest theretofore accrued, unless paid at that time.
Upon application by Elkay, as the surviving corporation, or by any stockholder entitled to participate in the appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the verified list and who has submitted such stockholder’s stock certificates, if any, to the Delaware Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights.
The costs of the appraisal action (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. The Delaware Court of Chancery may also order that all or a portion of the expenses incurred by a stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the shares entitled to an appraisal.
No representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Merger Consideration to which such stockholder would otherwise be entitled. Moreover, neither of Zurn nor Elkay anticipates offering more than the Merger Consideration to which such stockholder is entitled to any stockholder exercising appraisal rights and Zurn and Elkay reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262 of the DGCL, the “fair value” of a share of Elkay stock is less than the value of the Merger Consideration eligible to be received for such share.
FAILING TO FOLLOW PROPER STATUTORY PROCEDURES WILL RESULT IN LOSS OF YOUR APPRAISAL RIGHTS. In view of the complexity of Section 262 of the DGCL, holders of shares of Elkay stock who may wish to pursue appraisal rights should consult their legal and financial advisors.

MARKET PRICE OF SECURITIES AND DIVIDENDS
Zurn
Zurn Common Stock trades on the NYSE under the symbol “ZWS.” Historical market price information is publicly available.
Dividend Policy of Zurn
During 2021, the Zurn Board declared regular quarterly dividends of $0.09 per share for each of the first three quarters of 2021, and following the completion of the 2021 RMT Transaction, $0.03 for the fourth quarter of 2021. During 2022, the Zurn Board declared a dividend of $0.03 per share for the first quarter of 2022. Subject to applicable law, Zurn has also committed to procure that the Zurn Board declare quarterly dividends for each of the four fiscal quarters following the closing of the Merger such that the recipients of shares of Zurn Common Stock issued in the Merger, receive gross proceeds of at least fourteen million dollars ($14,000,000) in the aggregate during such period from dividends paid in respect of such shares of Zurn Common Stock. The decision whether to continue to pay dividends in the future will be made by our Board of Directors in light of conditions then existing, including factors such as our results of operations, financial condition and requirements, business conditions and covenants under any applicable borrowing agreements and other contractual arrangement
Elkay
Historical market price information regarding Elkay is not provided because there is no public market for its securities. For information about distributions paid by Elkay to its equity holders, please see the section entitled “Information about Elkay — Elkay Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
LEGAL MATTERS
Morgan, Lewis & Bockius LLP will pass upon the validity of Zurn Common Stock offered by this proxy statement/prospectus/consent solicitation statement.
EXPERTS
The consolidated financial statements of Zurn as of December 31, 2021 and 2020, and for the year ended December 31, 2021, the nine-month transition period ended December 31, 2020, and the fiscal year ended March 31, 2020, incorporated by reference into this proxy statement/prospectus/consent solicitation statement have been audited by Ernst & Young LLP, Zurn’s independent registered public accounting firm, set forth in their report appearing in the Zurn Annual Report on Form 10-K for the year ended December 31, 2021.
The consolidated carve-out financial statements of Elkay Manufacturing Water Solutions Business Unit as of January 1, 2022 and January 2, 2021, and for the three fiscal years ended January 1, 2022, January 2, 2021 and December 28, 2019, included in this proxy statement/prospectus/consent solicitation statement have been audited by Grant Thornton LLP, Elkay’s independent auditor, as stated in their report appearing herein.
HOUSEHOLDING INFORMATION
Unless Zurn has received contrary instructions, it may send a single copy of this proxy statement/prospectus/consent solicitation statement to any household at which two or more stockholders reside if Zurn believes the stockholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce Zurn’s expenses. However, if stockholders prefer to receive multiple sets of Zurn’s disclosure documents at the same address this year or in future years, they should follow the instructions described below. Similarly, if an address is shared with another stockholder and together both of the stockholders would like to receive only a single set of Zurn’s disclosure documents, they should follow these instructions:

•
If the shares are registered in the name of the stockholder, the stockholder should contact Zurn at its offices at 511 W. Freshwater Way, Milwaukee, WI 53204 or by phone at (855) 480-5050, to inform it of his or her request; or

•
If a bank, broker or other holder of record holds the shares, the stockholder should contact the bank, broker or other holder of record directly.

TRANSFER AGENT AND REGISTRAR
The transfer agent for Zurn Common Stock is American Stock Transfer & Trust Company, LLC.
SUBMISSION OF STOCKHOLDER PROPOSALS
The Zurn Board is aware of no other matter that may be brought before the Special Meeting, other than the Merger Share Issuance Proposal, the PIP Amendment Proposal and the Adjournment Proposal. Under Delaware law, only business that is specified in the notice of Special Meeting to stockholders may be transacted at the Special Meeting.
FUTURE STOCKHOLDER PROPOSALS
Stockholders of Zurn desiring to submit proposals to be included in the Proxy Statement for Zurn’s 2023 Annual Meeting pursuant to Rule 14a-8 of the Exchange Act, will be required to submit them to Zurn in writing on or before November 17, 2022, provided however, that if the date of the 2023 Annual Meeting has been changed by more than 30 days from the date of the previous year’s meeting, then the deadline is a reasonable time before Zurn begins to print and send its proxy materials. Any such stockholder proposal must also be in proper in form and substance, as determined in accordance with the Exchange Act and the rules and regulations promulgated thereunder.
To otherwise bring a proposal or nomination before Zurn’s 2023 Annual Meeting, stockholders must comply with Zurn’s bylaws. Currently, Zurn’s bylaws require written notice to the Corporate Secretary between December 6, 2022, and January 5, 2023. The purpose of this requirement is to assure adequate notice of, and information regarding, any such matter as to which stockholder action may be sought. If Zurn’s Corporate Secretary receives a stockholder’s notice before December 6, 2022, or after January 5, 2023, then the stockholder’s proposal or nomination will be untimely. In addition, the stockholder’s proposal or nomination must comply with the procedural provisions of Zurn’s bylaws. If the stockholder does not comply with these procedural provisions, the stockholder’s proposal or nomination can be excluded. Should the Zurn Board nevertheless choose to present the stockholder proposal, the named proxies will be able to vote on the proposal using their best judgment.
The mailing address of the principal offices of Zurn is 511 W. Freshwater Way, Milwaukee, WI 53204.

WHERE YOU CAN FIND MORE INFORMATION;
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
Zurn files annual, quarterly and current reports, proxy statements and other information with the SEC. Zurn’s SEC filings are available to the public on the SEC’s website at www.sec.gov. Zurn’s SEC filings can also be found on Zurn’s website at www.zurnwatersolutions.com. Except for Zurn’s filings with the SEC that are incorporated by reference into this proxy statement/prospectus/consent solicitation statement, the information on or accessible through Zurn’s website is not a part of this proxy statement/prospectus/consent solicitation statement.
The SEC allows Zurn to “incorporate by reference” information into this proxy statement/prospectus/consent solicitation statement, which means that Zurn can disclose important information about Zurn by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement/prospectus/consent solicitation statement. This proxy statement/prospectus/consent solicitation statement incorporates by reference the documents and reports listed below (other than portions of these documents that are deemed to have been furnished and not filed):
•
Zurn’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on February 9, 2022;

•
Zurn’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 17, 2022 (with respect to the information contained therein that is incorporated by reference in Part III of Zurn’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021); and

•
Zurn’s Current Reports on Form 8-K filed with the SEC on January 5, 2022 and February 14, 2022 (except to the extent of material furnished pursuant thereto).

Any statement contained in a document incorporated or deemed to be incorporated by reference in this proxy statement/prospectus/consent solicitation statement will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this proxy statement/prospectus/consent solicitation statement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus/consent solicitation statement.
If you would like additional copies of this proxy statement/prospectus/consent solicitation statement or if you have questions about the Merger or the proposals to be presented at the Special Meeting, you should contact Zurn at the following address and phone number:
Zurn Water Solutions Corporation
Attn: Investor Relations
511 W. Freshwater Way
Milwaukee, WI 53204
(855) 480-5050
If you are a stockholder of Zurn and would like to request documents, please do so by        in order to receive them before the Special Meeting. If you request any documents from Zurn, Zurn will mail them to you by first class mail, or another equally prompt means.
All information contained in this proxy statement/prospectus/consent solicitation statement relating to Zurn has been supplied by Zurn, and all such information relating to Elkay has been supplied by Elkay. Information provided by either Zurn or Elkay does not constitute any representation, estimate or projection of any other party.
This document is a proxy statement of Zurn for the Special Meeting. Zurn has not authorized anyone to give any information or make any representation about the Merger, Zurn or Elkay that is different from, or in addition to, that contained in this proxy statement/prospectus/consent solicitation statement. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus/consent solicitation statement speaks only as of the date of this proxy statement/prospectus/consent solicitation statement, unless the information specifically indicates that another date applies.

Elkay Manufacturing Water Solutions Business Unit

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
Board of Directors
Elkay Manufacturing Company
Opinion
We have audited the accompanying consolidated carve-out financial statements of Elkay Manufacturing Water Solutions Business Unit which comprise the consolidated balance sheets as of January 1, 2022 and January 2, 2021, and the related consolidated statements of income, comprehensive income, changes in divisional equity, and cash flows for each of the three years in the period ended January 1, 2022, and the related notes to the consolidated carve-out financial statements.
In our opinion, the accompanying consolidated carve-out financial statements present fairly, in all material respects, the financial position of Elkay Manufacturing Water Solutions Business Unit as of January 1, 2022 and January 2, 2021, and the results of its operations and its cash flows for the three years in the period ended January 1, 2022 in accordance with accounting principles generally accepted in the United States of America.
Basis for opinion
We conducted our audits of the consolidated carve-out financial statements in accordance with auditing standards generally accepted in the United States of America (US GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Responsibilities of management for the financial statements
Management is responsible for the preparation and fair presentation of the consolidated carve-out financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated carve-out financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated carve-out financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date the financial statements are issued.
Auditor’s responsibilities for the audit of the financial statements
Our objectives are to obtain reasonable assurance about whether the consolidated carve-out financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with US GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated carve-out financial statements.
In performing an audit in accordance with US GAAS, we:
•
Exercise professional judgment and maintain professional skepticism throughout the audit.

•
Identify and assess the risks of material misstatement of the consolidated carve-out financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•
Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•
Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated carve-out financial statements.

•
Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control — related matters that we identified during the audit.
/s/GRANT THORNTON LLP
Chicago, Illinois
March 15, 2022

Elkay Manufacturing Water Solutions Business Unit
Consolidated Statements of Income
(In thousands, except share data)
	January 1, 2022	January 2, 2021	December 28, 2019
Net sales	$566,824	$470,779	$451,377
Cost of products sold	372,943	291,754	276,144
Gross profit	193,881	179,025	175,233
Expenses:
Selling	84,418	75,778	65,751
Administrative and general	59,346	49,851	48,735
	143,764	125,629	114,486
Operating income	50,117	53,396	60,747
Interest expense	(206)	—	(75)
Investment income	7,079	3,936	5,626
Other income (expense), net	1,245	38	1,051
Income before income taxes	58,235	57,370	67,349
Income tax expense	(12,070)	(12,528)	(12,556)
Net income	$46,165	$44,842	$54,793
The accompanying notes are an integral part of these consolidated carve-out financial statements

Elkay Manufacturing Water Solutions Business Unit
Consolidated Statements of Comprehensive Income
(In thousands)
	January 1, 2022	January 2, 2021	December 28, 2019
Net income	$46,165	$44,842	$54,793
Other comprehensive (loss) income:
Cumulative translation adjustment	(638)	(265)	590
Unrealized gains (loss) on available-for-sale securities, net of tax of 2021 – ($1,837), 2020 – $1,354, 2019 – $521	(5,978)	4,408	1,693
Defined-benefit and other retirement plans:
Unrecognized actuarial gain (loss), net of tax of 2021 – $96, 2020 – ($54), 2019 – ($451)	303	(172)	(1,410)
Unamortized prior service credit (cost), net of tax of 2021- $258, 2020 – $84, 2019 – ($342)	846	275	(1,112)
Total other comprehensive income (loss)	(5,467)	4,246	(239)
Comprehensive income	$40,698	$49,088	$54,554
The accompanying notes are an integral part of these consolidated carve-out financial statements

Elkay Manufacturing Water Solutions Business Unit
Consolidated Balance Sheets
(In thousands)
	January 1, 2022	January 2, 2021
Assets
Current assets:
Cash and cash equivalents	$65,822	$50,035
Available-for-sale securities	—	13,064
Trade and other receivables, less allowance for doubtful accounts (2021 – $155; 2020 – $129)	85,223	76,381
Inventories, net	99,183	51,523
Prepaid expenses and other current assets	11,536	9,716
Total current assets	261,764	200,719
Other assets:
Available-for-sale securities	—	197,330
Goodwill	33,609	29,331
Intangibles, net	8,900	4,210
Deferred tax assets	15,448	12,868
Operating lease right-of-use assets	46,855	38,839
Nonqualified plan assets	34,317	31,155
Other assets	11,786	14,971
Total other assets	150,915	328,704
Land, buildings, and equipment – Net
Land and improvements	5,609	5,612
Buildings and improvements	57,679	56,165
Machinery and equipment	197,356	186,990
Accumulated depreciation and amortization	(199,227)	(189,842)
Total land, buildings, and equipment – net	61,417	58,925
Total assets	$474,096	$588,348
The accompanying notes are an integral part of these consolidated carve-out financial statements

Elkay Manufacturing Water Solutions Business Unit
Consolidated Balance Sheets
(In thousands)
	January 1, 2022	January 2, 2021
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$25,577	$16,353
Accrued expenses and other current liabilities	53,374	43,996
Customer deposits and other contract liabilities	455	231
Salaries and wages payable	23,052	18,127
Current operating lease liabilities	4,151	2,642
Current maturities of long term debt	2,577	—
Total current liabilities	109,186	81,349
Noncurrent liabilities:
Accrued pension and other liabilities	20,683	25,253
Nonqualified plan liabilities	28,056	27,587
Noncurrent operating lease liabilities	52,057	44,776
Long term debt, less current maturities	47,141	—
Total noncurrent liabilities	147,937	97,616
Total liabilities	257,123	178,965
Divisional equity:
Divisional equity	229,475	416,418
Accumulated other comprehensive loss	(12,502)	(7,035)
Total divisional equity	216,973	409,383
Total liabilities and divisional equity	$474,096	$588,348
The accompanying notes are an integral part of these consolidated carve-out financial statements

Elkay Manufacturing Water Solutions Business Unit
Consolidated Statements of Cash Flows
(In thousands)
	January 1, 2022	January 2, 2021	December 28, 2019
Operating activities:
Net income	$46,165	$44,842	$54,793
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Provision for depreciation and amortization	12,964	10,290	13,182
Provision for deferred income taxes	(1,000)	—	(2,705)
Provision for losses/(gains) on receivables	44	—	(422)
Gains from derivatives and investments	(8,314)	(1,736)	(3,712)
(Gains)/losses from sale of fixed assets and intangible	(124)	(934)	71
Amortization of operating lease right-of-use assets	3,919	2,989	—
Impairment of cost method investments	2,577	—	—
Changes in operating assets and liabilities:
Accounts receivable	(6,085)	(14,172)	(3,883)
Inventories	(40,630)	2,910	(9,336)
Operating lease liabilities	(3,145)	(2,303)	—
Payables and accrued expenses	16,494	10,918	(7,085)
Other	(729)	7,646	5,650
Net cash provided by operating activities	22,136	60,450	46,553
Investing activities:
Additions to land, buildings, and equipment	(12,755)	(11,602)	(17,907)
Proceeds from sale of land, buildings, and equipment	254	3,931	52
Available-for-sale securities:
Purchases	(7,118)	(66,208)	(168,969)
Proceeds from sales	215,041	50,571	52,767
Proceeds (payments) for other investment activity	894	—	(578)
Proceeds from derivative settlements	1,991	103	548
Payments for acquisitions, net of cash	(20,009)	—	—
Net cash provided by (used in) investing activities	178,298	(23,205)	(134,087)
Financing activities:
Sale of common stock	6,360	2,677	2,614
Repurchase of common stock	(158)	(1,569)	(2,349)
Dividends paid	(227,784)	(20,535)	(21,471)
Capital contribution	—	—	105,142
Return of capital	(11,865)	(9,651)	—
Proceeds from long-term debt	49,718	—	—
Other financing activities	(718)	(789)	(926)
Net cash (used in) provided by financing activities	(184,447)	(29,867)	83,010
Effect of exchange rates on cash	(200)	253	285
Increase/(decrease) in cash and cash equivalents	15,787	7,631	(4,239)
Cash and cash equivalents at beginning of reporting period	50,035	42,404	46,643
Cash and cash equivalents at end of reporting period	$65,822	$50,035	$42,404
Supplemental disclosure of cash flow information
Cash paid for income taxes (net of refunds received)	$9,887	$8,852	$11,833
Purchases of property, plant and equipment in accrued liabilities, accounts payable, and other long term liabilities at the end of the year	944	1,326	2,056
Cash paid during the period for lease liabilities	5,205	4,056	—
Right-of-use assets obtained in exchange for lease liabilities	11,984	9,618	—
The accompanying notes are an integral part of these consolidated carve-out financial statements

Elkay Manufacturing Water Solutions Business Unit
Consolidated Statements of Divisional Equity
(In thousands)
	Divisional Equity	Accumulated Other Comprehensive Loss	Total
Balance December 29, 2018	$262,808	$(11,042)	$251,766
Net income	54,793	—	54,793
Other comprehensive (loss)	—	(239)	(239)
Increase in divisional equity	78,157	—	78,157
Balance December 28, 2019	$395,758	$(11,281)	$384,477
Net income	44,842	—	44,842
Other comprehensive income	—	4,246	4,246
Decrease in divisional equity	(24,182)	—	(24,182)
Balance January 2, 2021	$416,418	$(7,035)	$409,383
Net income	46,165	—	46,165
Other comprehensive (loss)	—	(5,467)	(5,467)
Decrease in divisional equity	(233,108)	—	(233,108)
Balance January 1, 2022	$229,475	$(12,502)	$216,973
The accompanying notes are an integral part of these consolidated carve-out financial statements

Notes to the Consolidated Carve-Out Financial Statements
(In thousands)
Note A — Summary of Significant Accounting Policies
Description of Business and Principles of Consolidation
Elkay Manufacturing Water Solutions Business Unit (the “Company”) manufactures stainless steel sinks, faucets, and drinking water products in the United States and Mexico and distributes and installs its products worldwide.
The accompanying consolidated carve-out financial statements are presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). All significant intercompany accounts and transactions are eliminated in consolidation. The Company’s fiscal year ends on the Saturday closest to December 31. The consolidated carve-out financial statements have been prepared from the books and records maintained by Elkay Manufacturing Company (the “Parent”).
The Company’s consolidated carve-out financial statements for the fiscal years 2021, 2020 and 2019 are prepared on a “carve-out” basis using the management approach consistent with the merger transaction referenced in the subsequent events footnote (Note V). The accompanying financial statements were derived from the Parent’s consolidated carve-out financial statements and accounting records for Water Solutions Business Unit. The consolidated carve-out financial statements, prior to the carve-out, reflect the Parent’s historical financial position, results of operations, and cash flows as they were historically managed in accordance with GAAP. Certain balances and transactions that are accounted for at the Parent’s corporate level have been allocated to the Company for purposes of carve-out financial reporting and are reflected in the accompanying balance sheets and statements of income. Accordingly, the accompanying consolidated carve-out financial statements may not necessarily be indicative of the results of operations that would have been obtained if the Company had operated as an independent entity.
In addition, for purposes of preparing the financial statements on a “carve-out” basis, a portion of the total corporate expenses of the Parent were allocated based on a percentage of gross revenue for the Water Solutions and Interiors Systems business units. These expense allocations included the cost of corporate functions and resources provided by at the Parent’s corporate level, including executive management, finance, accounting, legal, human resources, and the related benefit costs associated with such functions. All assets and liabilities held at the Parent’s corporate level were specifically identified and included in the Company’s carve-out assets and liabilities. The Company’s carve-out financial statements include all investing and financing activities relatable to those sources and uses derived from the Parent’s corporate level activities. Management believes that the Company’s approach to these carve-out allocations is reasonable.
Foreign Currency Translation and Foreign Operations
The Company has a subsidiary in Mexico which uses local currency as their functional currency. Accordingly, assets and liabilities are translated into the reporting currency at the fiscal year-end exchange rates. Revenues and expenses are translated at average exchange rates for the year. Adjustments from the translation process are recorded as a component of Accumulated other comprehensive loss classified in Divisional Equity.
The Company’s consolidated statements of income include a net gain of $3,051 in 2021, $1,084 in 2020, and $758 in 2019 from foreign operations.
The Company recorded a gain of $270 in 2021, a loss of $264 in 2020, and a gain of $432 in 2019 on foreign currency transactions included in other income (expense), net in the consolidated statements of income.
Cash and Cash Equivalents
Cash equivalents represent highly liquid investments with a maturity of three months or less when purchased and approximate their fair value.

The Company had deposits in excess of federally insured limits at January 1, 2022 and January 2, 2021. The Company maintained $14,470 and $15,195 in cash balances at financial institutions outside of the United States of America as of January 1, 2022 and January 2, 2021, respectively. The Company has not experienced any losses on such amounts and believes it is not subject to significant risks related to cash.
Accounts Receivable
The Company sells to a large number of customers, and trade accounts receivable consist primarily of amounts due to the Company from its normal business activities. Credit evaluations are ongoing, and collateral or other security is generally not required on trade accounts receivable. The Company maintains an allowance to reflect the expected amount of accounts receivable that will not be realized, based on past collection history and risks identified among uncollectible accounts. Trade accounts receivable are charged to the allowance when the Company determines that the receivable may not be collectible. Trade accounts receivable balances are determined to be delinquent when the amount is past due based on the payment terms with the customer.
Our allowance for doubtful accounts changed during the fiscal year ended January 1, 2022 and January 2, 2021 as follows:
	January 1, 2022	January 2, 2021
Beginning balance	$(129)	$(264)
Amount of charge to expense	(44)	—
Deductions and adjustments	18	135
Ending balance	$(155)	$(129)
Concentration of Credit Risk
Financial instruments that subject us to concentrations of credit risk consist principally of accounts receivable. We perform ongoing credit evaluations of our customers’ financial conditions and generally do not require collateral to secure accounts receivable. Our exposure to credit risk associated with nonpayment is affected principally by conditions or occurrences within the semiconductor industry, pipeline and adjacent industries, and the global economy. We have not experienced significant losses relating to accounts receivable from individual customers or groups of customers. We have one customer that accounted for 16.4% of total revenue in 2021, 16.2% of total revenue in 2020, and 17.3% of total revenue in 2019. Our net accounts receivable balance from this customer was 13.5% and 19.1% in 2021 and 2020, respectively.
Available-for-Sale Securities
Available-for-sale securities are carried at fair value with unrealized gains and losses, net of tax, reported in a separate component of divisional equity. The amortized cost of debt securities in this category is adjusted for amortization of premiums to the earliest call date and accretion of discounts to maturity. Such amortization is included in investment income. The Company applies settlement date accounting for the sale of its securities. Realized gains and losses and declines in value judged to be other than temporary on available-for-sale securities are included in investment income. The cost of securities sold is based on the average cost method, calculated for each security investment. Interest and dividends on securities classified as available-for-sale are included in investment income. Securities with maturities in excess of one year are classified as noncurrent and all other available-for-sale securities are classified as current. Some debt securities may have experienced declines in value. In fiscal 2021, the Company decided to sell all available-for-sale securities in order to finance a dividend distribution.
Fair Value Measurements
The Company is required to establish fair value using a three-tier hierarchy, which prioritizes the inputs used in measuring fair value. Level 1 provides the most reliable measure of fair value, whereas Level 3 generally requires significant management judgement. The three levels are defined as follows:

Level 1 —
Quoted prices for identical instruments in active markets.

Level 2 —
Quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-derived valuations, in which all significant inputs are observable in active markets.

Level 3 —
Valuations derived from valuation techniques in which one or more significant inputs are unobservable.

The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents, accounts receivable, and accounts payable approximate fair value based on their short-term nature.
Inventories
Inventories are stated at the lower of cost or net realizable value and include raw materials, direct labor and manufacturing overhead. Cost is determined using the last-in, first-out (“LIFO”) method for valuing inventories at some of our domestic operations, 81.3% and 86.5% of total inventories in fiscal years 2021 and 2020, respectively. The cost of inventories of the foreign and certain domestic operations are based on the average cost method or first in, first out (“FIFO”) method. The value of the inventories is reduced for estimated excess and obsolete inventories, based on a review of on-hand inventories compared to historical and estimated future sales and usage.
Goodwill and Other Intangible Assets
We record the excess of purchase cost over the fair value of net tangible assets of acquired companies as goodwill or other identifiable intangible assets. Goodwill is tested for impairment at least annually in the fourth quarter and written down when impaired. An interim impairment test is performed if an event occurs or conditions change that would more likely than not reduce the fair value of the reporting unit below the carrying value. To evaluate the recoverability of goodwill, the Company first assessed qualitative factors to determine whether it is more likely than not that goodwill is impaired including factors regarding the impact of COVID-19 in its business (this assessment is commonly referred to as Step 0). Qualitative factors include changes in volume, margin, customers, and the industry. If it is deemed more likely than not that goodwill for the reporting unit is impaired, the Company will perform a quantitative impairment test using a weighting of the income and market approaches.
Purchased intangible assets other than goodwill are amortized over their useful lives unless those lives are determined to be indefinite. The determination of the useful life of an intangible asset other than goodwill is based on factors including historical tradename performance with respect to name recognition, geographic market presence, market share, plans for ongoing tradename support and promotion, customer attrition rates, and other relevant factors. Indefinite-lived intangible assets are not amortized but are evaluated at least annually to determine whether the indefinite useful life is appropriate. The Company measures the fair value of identifiable intangible assets upon acquisition and reviews for impairment annually in the fourth quarter and whenever market or business events indicate there may be a potential impairment of that intangible asset.
In 2021 and 2020, the Company performed its annual impairment test of goodwill using a Step 0 approach by performing a qualitative analysis, including the impact of COVID-19 on its future cashflows, to assess whether relevant events and circumstances regarding general economic conditions, regulatory changes and the Company’s financial performance make it more likely than not that the Company’s fair value for each reporting unit is less than its carrying amount. The Company concluded that there was no goodwill impairment in 2021 and 2020.
We review our other indefinite-lived intangible assets for impairment annually, in the fourth quarter, or as events occur or circumstances change that indicate the assets may be impaired without regard to the business unit. Potential impairment is identified by comparing the fair value of the other indefinite-lived intangible asset to its carrying value. We utilize a relief-from-royalty model to estimate the fair value of other indefinite-lived intangible assets. We consider the implications of both external (e.g., market growth, competition and local economic conditions) and internal (e.g., product sales and expected product growth)

factors and their potential impact on cash flows related to the intangible asset in both the near and long-term. We also consider the profitability of the business, among other factors, to determine the royalty rate for use in the impairment assessment. We utilize our weighted average cost of capital as the basis to determine the discount rate to apply to the estimated future cash flows including a risk premium to increase the discount rate.
The estimated useful lives used to amortize definite-lived intangible assets are as follows:
Weighted Average Life
Tradenames	11 years or indefinite
Developed technology	4 years
Customer relationships	13 years
Non-compete agreements	6 years
Property, Plant, and Equipment
We report property, plant, and equipment at cost, less accumulated depreciation. Cost includes the price paid to acquire or construct the assets, required installation costs, and any expenditure that substantially adds to the value or substantially extends the useful life of an existing asset. The Company begins depreciation and amortization (“depreciation”) for property, plant, and equipment when an asset is both in the location and condition for its intended use. Property, plant, and equipment is depreciated using the straight-line method over its estimated useful lives.
The provision for depreciation is computed mostly by straight-line using the following estimated useful lives:
Land improvements	6 to 15 years
Buildings and improvements	3 to 40 years
Machinery and equipment	3 to 10 years
Depreciation on leasehold improvements is computed over the shorter of the useful lives of the improvements or the lease term.
Expenditures for routine maintenance are expensed as incurred, while major expenditures that extend the useful life of a fixed asset are capitalized.
Long-Lived Asset Impairment
Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets is not recoverable and that it exceeds the assets’ fair value. If the expected future undiscounted cash flows from the use and eventual disposition of the asset or asset group are less than the carrying amount of the assets, an impairment loss is recognized. An impairment loss is measured as the difference between the fair value and the carrying value of the assets. The Company had no long-lived asset impairments during the years ended January 1, 2022 and January 2, 2021.
Government Grants
In connection with the construction of a manufacturing facility in 2005, the Company received government grants in the form of cash and land totaling $6,205. Subject to certain conditions, the grants defray a portion of the employment and capital costs of the new facility. In 2009, the Company negotiated an extension of the employment conditions of the grant to end in 2016. The value of the employment related grants is being recognized over the term of the required employment terms, while the value of the capital grants is being recognized over the depreciable lives of the respective assets. Deferred grant revenue of $56 per year for fiscal 2021, 2020, and 2019 was recorded as a component of cost of products sold.
Product Warranties
The Company offers a limited warranty on all of its products. The specific terms and conditions of the warranties vary depending upon the product sold. Provisions for estimated expenses related to product warranties are generally made at the time the products are sold. These estimates are established using historical information on the nature, frequency, and average cost of warranty claims. Management studies the trends of warranty claims and takes action to improve quality and minimize warranty claims. Management believes that the warranty reserves are appropriate; however, actual claims incurred could differ from the original estimates, requiring adjustments to the reserves.
Revenue Recognition
The Company records revenue for the majority of its product sales at a point in time when control of the product is transferred to the customer, which generally occurs when the product is shipped from its manufacturing facility, warehouses or distribution centers to the customer.
The Company provides variable volume-based rebates and the right to return product to certain customers, which are accrued on current facts and historical experience. Rebates are paid either annually or sooner based on the customer contract. We provide customer programs and incentive offerings, including special pricing and co-operative advertising arrangements, promotions, and other volume-based incentives. These customer programs and incentives are considered variable consideration. We include variable consideration in revenue only to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the variable consideration is resolved. This determination is made based upon known customer program and incentive offerings at the time of sale and expected sales volume forecasts as it relates to our volume-based incentives. This determination is updated each reporting period.
When a contract provides the customer the right to return eligible products or when the customer is part of a sales rebate program, the Company reduces revenue at the point of sale using current facts and historical experience by using an estimate for expected product returns and rebates associated with the transaction. These estimates are adjusted at the earlier of when the most likely amount of consideration that is expected to be received changes or when the consideration becomes fixed. Accordingly, an increase or decrease to revenue is recognized at that time. Sales and other taxes collected concurrent with revenue-producing activities are excluded from revenue. The Company recognizes the cost for freight and shipping when control of products has transferred to the customer as a component of cost of products sold in the consolidated statements of income.
Shipping and Handling Costs
Shipping and handling costs included in cost of products sold in the consolidated statements of income totaled $50,184, $38,593, and $38,962 in fiscal 2021, 2020, and 2019, respectively. Shipping and handling costs charged to customers are included in net sales in the consolidated statements of income.
Advertising
The Company expenses advertising costs as incurred. The advertising expense, included in selling expenses in the consolidated statements of income, for fiscal 2021, 2020, and 2019 is $28,313, $20,852, and $15,956 respectively.
Income Taxes
The Company uses the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.
The Company evaluates all material income tax positions for periods that remain open under applicable statutes of limitation, as well as positions expected to be taken in future returns. A recognition threshold is then imposed on each tax position. A company may recognize an income tax benefit only if the position has a “more likely than not” (i.e., more than 50%) chance of being sustained on the technical merits.
If a tax position does not meet the more-likely-than-not recognition threshold, the benefits cannot be recorded. If the tax position does pass the recognition threshold, then the position has to be measured to determine the amount of benefit to recognize in the consolidated carve-out financial statements.

We use a portfolio approach to release the income tax effects in Accumulated other comprehensive loss (“AOCL”) related to our available-for-sale debt securities. Under this approach, the income tax effects are released from AOCL upon the sale of an available-for-sale debt security based on the enacted tax rate at the date of sale. Any tax effects remaining in AOCL are released only when the entire portfolio of the available-for-sale debt securities is liquidated, sold or extinguished.
The Company has historically filed its federal income tax returns under the consolidated return method. For these financial statements, the Company has elected to prepare the income tax expense under the Separate Return method. This method is preferred by the Securities and Exchange Commission’s staff and meets the requirement of Accounting Standards Codification (“ASC”) 740 to use an allocation method that is systematic, rational, and consistent.
Leases
Right of use assets and operating lease liabilities are recognized based on the present value of the future lease payments over the lease term at commencement date. The Company’s lease contracts do not provide an explicit interest rate; the Company uses its incremental borrowing rate in determining the present value of future lease payments. The Company’s calculation of the incremental borrowing rates includes estimates related to the impact of collateralization and the economic environment where the leased asset is located. The operating lease assets also include any prepaid lease payments and initial direct costs incurred but exclude lease incentives received at lease commencement. Lease terms include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. The Company’s leases have remaining lease terms of one to 18 years, some of which may include options to extend or terminate the lease. Operating lease expense is recognized on a straight-line basis over the lease term. The Company does not recognize leases with an initial term of 12 months or less on the consolidated balance sheets and instead recognizes the related lease payments as expense in the consolidated statements of income on a straight-line basis over the lease term. The Company accounts for lease and non-lease components as a single lease component for all asset classes. The Company does not account for certain leases that are under the capitalization threshold as a right of use asset.
The Company does not have any variable lease payments. There are no material restrictions, covenants, sale and leaseback transactions, variable lease payments tied to an index or residual value guarantees in its lease arrangements.
Use of Estimates
The COVID-19 pandemic has caused significant disruptions to national and global economies and government activities. The Company has been designated as critical infrastructure by the U.S. government and is permitted to stay open. The Company has instituted various initiatives throughout the Company to preserve cash and continue to work to mitigate risk when disruptions occur. While the Company expects this situation to be temporary, any longer-term impact to the business is currently unknown due to the uncertainty around the pandemic’s duration and its broader impact.
The nature of its business requires that the Company make estimates and assumptions in accordance with GAAP. These estimates and assumptions affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated carve-out financial statements, as well as the reported amounts of revenue and expenses during the reporting period. The Company bases its estimates on historical experience, currently available information, and various other assumptions that the Company believes are reasonable under the circumstances. The COVID-19 pandemic has impacted these estimates and assumptions and will continue to do so. The Company’s estimates at the end of the 2021 fiscal year included impacts from the disruptions caused by COVID-19. Given the uncertainties around the pandemic, including its duration and potential future disruptions to supply chain or workforce, it is reasonably possible that the actual impact of the pandemic could be materially different than its current estimates.

New Accounting Pronouncements
Adopted During the Fiscal Year Ended January 1, 2022
In December 2019, the Financial Accounting Standards Board (“FASB”) issued guidance ASU 2019-12, Income Taxes (“Topic 740”) — Simplifying the Accounting for Income taxes, to simplify the accounting for income taxes. The guidance primarily addresses how to (1) recognize a deferred tax liability after we transition to or from the equity method of accounting, (2) evaluate if a step-up in the tax basis of goodwill is related to a business combination or is a separate transaction, (3) recognize all of the effects of a change in tax law in the period of enactment, including adjusting the estimated annual tax rate, and (4) include the amount of tax based on income in the income tax provision and any incremental amount as a tax not based on income for hybrid tax regimes. We adopted the guidance in fiscal 2021. The adoption did not have a material impact on our consolidated financial statements or related disclosures.
In August 2018, the FASB issued ASU 2018-15, Intangibles — Goodwill and Other — Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement that Is a Service Contract (“ASU 2018-15”). ASU 2018-15 was issued to clarify the requirements of ASC 350-40, Intangibles — Goodwill and Other — Internal-Use Software (“ASC 350-40”). The ASU clarifies that implementation, setup and other upfront costs related to cloud computing agreements (“CCA”) should be accounted for under ASC 350-40. ASC 2018-15 will require companies to capitalize certain costs incurred when purchasing a CCA that is a service. Under the new guidance, companies will apply the same criteria for capitalizing implementation costs in a CCA service as they would for internal-use software. The capitalized implementation costs will generally be expensed over the term of the service arrangement and the related assets will be assessed for impairment using the same model applied to long-lived assets. We adopted the guidance in fiscal 2021. The adoption did not have a material impact on our consolidated financial statements or related disclosures.
In August 2018, the FASB issued ASU 2018-14, “Compensation — Retirement Benefits — Defined Benefit Plans — General (Subtopic 715-20): Disclosure Framework — Changes to the Disclosure Requirements for Defined Benefit Plans” (“ASU 2018-14”). The amendments in ASU 2018-14 modify the disclosure requirements for employers that sponsor defined benefit pension or other postretirement plans. ASU 2018-14 eliminates the disclosures for amounts in Accumulated other comprehensive loss expected to be recognized as a component of net periodic benefit cost and the effect of a percentage change in health care cost trend rate. We adopted the guidance in fiscal 2021. The adoption did not have a material impact on our consolidated financial statements or related disclosures.
Not Yet Adopted
Accounting Standards Update (“ASU”) No. 2016-13, “Measurement of Credit Losses on Financial Instruments” (Topic 326) and subsequent amendments, requires financial assets measured at amortized cost to be presented at the net amount expected to be collected using an allowance account and provides that credit losses relating to available-for-sale debt securities should be recorded through an allowance for credit losses. The Company is exposed to credit losses primarily through trade receivables for the sales of the Company’s products. The Company’s expected credit loss allowance for trade receivables is developed using historical credit loss experience and current and future economic and market conditions. The Company assesses credit risks for these trade receivables and groups them based on similar risk to determine the expected credit loss allowance. Due to the short-term nature of the Company’s trade receivables, the estimate of the expected credit loss allowance is mainly based on historical experience, accounts receivable balances, and the financial condition of customers. ASU 2016-13 will be effective for the Company beginning in fiscal 2022. We do not expect the adoption of this update will have an impact on our results.
Change in accounting principle and presentation
In fiscal 2020, the Company elected to change the depreciation method from an accelerated method to straight line prospectively. The effect on the change in estimate for depreciation resulted in lower depreciation of approximately $3,000 in fiscal 2020.

Note B — Investments
In fiscal 2021, the Company decided to sell all of the available-for-sale securities.
Available-for-Sale Securities
	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
January 1, 2022
Fixed income securities, principally U.S. municipal bonds	$—	$—	$—	$—
Unrealized tax effect		—	—
		$—	$—
	Available-for-Sale Securities
	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
January 2, 2021
Fixed income securities, principally U.S. municipal bonds	$202,579	$7,842	$27	$210,394
Unrealized tax effect		(1,843)	(6)
		$5,999	$21
The unrealized gains and losses are reported in Accumulated other comprehensive loss until sold or maturity, at which time they are reclassified to earnings. The amounts reclassified out of Accumulated other comprehensive loss totaled $7,815, $169, and $(141) on a pre-tax basis for 2021, 2020, and 2019 respectively.
Realized gains and losses on the sale of available-for-sale securities in fiscal 2021, 2020, and 2019 were as follows, and are included in Investment income in the consolidated statements of income:
	January 1, 2022	January 2, 2021	December 28, 2019
Realized gains	$5,481	$332	$114
Realized losses	(138)	(49)	(266)
Total	$5,343	$283	$(152)
Contractual maturities of debt securities included in the above investments, which primarily consist of municipal bonds, are shown below. Expected maturities may differ from contractual maturities if issuers of securities have the right to prepay obligations without prepayment penalties.
	Level 2
	January 1, 2022		January 2, 2021
	Cost	Fair Value	Cost	Fair Value
Accrued interest	$—	$—	$2,500	$2,501
Within 1 year	—	—	10,504	10,563
After 1 year – 5 years	—	—	55,451	57,130
After 5 years – 10 years	—	—	89,332	93,306
After 10 years	—	—	44,792	46,894
Total	$—	$—	$202,579	$210,394
The fair value of the municipal bonds is determined using the “market approach” valuation technique based on quoted prices for identical or similar securities in non-active markets and is classified as Level 2.
Included in Cash and cash equivalents are investments with fair values of $26 and $25,214 as of January 1, 2022 and January 2, 2021, respectively. These investments consist of money market funds and government agency securities. The fair value is determined using the “market approach” valuation technique based on quoted prices for identical instruments in active markets and is classified as Level 1.
The Company made an equity investment in Sun to Water Technologies, LLC in fiscal 2017 for $1,000 and issued a loan for $1,577. The investment was accounted for using the cost method of accounting because the Company did not exercise any significant influence, Under the cost method, this investment is reviewed periodically to determine if impairment indicators are present. However, the Company is not required to determine the fair value of this investment unless impairment indicators exist. As of January 1, 2022, the Company determined that it could no longer estimate the fair value of the cost method investment and determined that it was fully impaired. The Company recorded an impairment of $2,577 in “Other income (expense), net” in the consolidated statements of income.
Note C — Inventories
Inventories consist of the following:
	January 1, 2022	January 2, 2021
Raw materials	$66,284	$22,834
Work in process	7,423	8,632
Finished goods	57,737	41,731
Inventories at FIFO, less allowances (2021 – $3,030; 2020 – $2,485)	131,444	73,197
LIFO Reserve	(32,261)	(21,674)
Inventories, net	$99,183	$51,523
Inventories at FIFO approximate replacement cost. The majority of the Company’s inventory is valued using the LIFO method, which is not in excess of market. Under this method, older costs are included in inventory, which may be higher or lower than current costs. This method of valuation is subject to year-to-year fluctuations in cost of material sold, which is influenced by the inflation or deflation existing within the metals industry as well as fluctuations in the Company’s product mix and on-hand inventory levels. There was no effect of liquidation for fiscal 2021, the effect of liquidation was to increase the cost of products sold by $286 in fiscal 2020.
Note D — Property, Plant, and Equipment
Property, plant, and equipment balances as of January 1, 2022 and January 2, 2021 are as follows:
	January 1, 2022	January 2, 2021
Land and improvements	$5,609	$5,612
Buildings and improvements	57,679	56,165
Machinery and equipment	197,356	186,990
Accumulated depreciation and amortization	(199,227)	(189,842)
Property, plant, and equipment, net	$61,417	$58,925
Depreciation expense was $9,823 for fiscal 2021, $9,487 for fiscal 2020, and $11,919 for fiscal 2019. In fiscal 2020, the Company elected to change the depreciation method from an accelerated method to straight line (refer to Note A for additional information).
Note E — Goodwill and Intangible Assets
	January 1, 2022	January 2, 2021
Goodwill – beginning of year	$29,331	$29,482
Foreign currency translation	(77)	(151)
Acquisition (see Note Q)	4,355	—
Goodwill – end of year	$33,609	$29,331

Definite-lived intangible asset balances as of January 1, 2022 and January 2, 2021 are as follows:
	January 1, 2022		January 2, 2021
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Trademarks	$1,030	$(482)	$1,030	$(387)
Developed technology	—	—	610	(568)
Customer relationships	10,300	(2,234)	4,900	(1,617)
Non-compete agreements	120	(40)	220	(184)
Total	$11,450	$(2,756)	$6,760	$(2,756)
Amortization expense for the years ended January 1, 2022, January 2, 2021 and December 28, 2019 was $951, $614, and $1,223, respectively, and is expected to be $828 in 2022, $826 in 2023, $826 in 2024, $826 in 2025, and $813 in 2026. The estimated weighted average remaining life of the definite life intangibles is 12.06 years.
The Company also has some trademarks with indefinite lives. These indefinite-lived intangible assets have a carrying value of $206 and $206 as of January 1, 2022 and January 2, 2021, respectively, and are included in intangibles, net on the consolidated balance sheets.
Note F — Derivatives and Hedging Activities
The Company uses derivative instruments, commodity swaps, and other contracts to manage risks that are inherent to its business operations. Company policy prohibits entering into hedging transactions for speculative purposes.
All derivative contracts held by the Company are with the same two major financial institutions. The Company has not historically experienced any losses due to this concentration and does not believe it is subject to significant risks.
For fiscal years 2021 and 2020, all derivatives are classified as economic hedges. The changes in the fair value of these instruments are recorded as a component of Other income (expense), net in the consolidated statements of income. These contracts are primarily valued based on spot and forward rates quoted by the counterparties, which are major financial institutions.
The following table summarizes the fair value and location in the consolidated balance sheets of all derivative instruments held by the Company:
	Classified as Level 2
	January 1, 2022		January 2, 2021
	Fair Value	Units hedged (000’ lbs of nickel)	Fair Value	Units hedged (000’ lbs of nickel)	Balance Sheet Location
Assets
Commodity contracts	$2,964	1,417	$1,993	1,692	Prepaid expenses
The fair value of derivatives is determined using the “market approach” valuation technique based on the spot price each individual contract was purchased at and compared with the observable future prices on the valuation date.
The pretax gain (loss) of the derivative instruments on the consolidated statements of income included in other income, net is as follows:
	January 1, 2022	January 2, 2021
Assets
Commodity contracts	$2,962	$1,445
The cash flows related to the derivative instruments are included in investing activities on the consolidated statements of cash flows.

Note G — Accrued Liabilities and Other Current Liabilities
	January 1, 2022	January 2, 2021
Rebates & co-op accrual	$16,264	$10,453
Accrued other	11,203	11,334
Accrued insurance	5,163	5,524
Warranty accrual	3,457	4,774
Accrued payroll taxes and withholding	1,895	1,812
Amounts due to related party	3,417	3,438
Accrued profit sharing	1,283	2,220
Accrued supplemental 401k	3,993	2,313
Income tax payable	5,530	—
Accrued vacation & holiday	591	1,220
Accrued professional fees	578	908
Total	$53,374	$43,996
The increase in the short term Accrued supplemental 401K was due to the expected retirements of certain employees within the next twelve months.
Note H — Related Party
Mr. Ronald Katz was a past employee and past Chairman of the Board, who is also a majority shareholder. Mr. Ronald Katz retired on March 31, 2020 and remains on the Board of Directors as the Company’s Chairman Emeritus. Mr. Katz is being compensated as an Independent Director and acting Chairman Emeritus. The amount due to related party in Note G represents amounts withheld, at the direction of Mr. Katz, that are due on demand.
Note I — Revenue
The Company’s principal performance obligations are the sale of kitchen and bath sinks, faucets and drinking water products. The Company recognizes revenue for the sale of goods based on its assessment of when control transfers to the customers. For most of the sales, the Company recognized revenue at the point in time when the Company shipped product from its facilities to its customers in fiscal 2021, 2020, and 2019. Revenue is measured as the amount of consideration the Company expects to receive in exchange for transferring goods to its customers. Payment terms on product sales normally range from 30 to 90 days. Taxes assessed by a governmental authority that the Company collects are excluded from revenue. The expected costs associated with the Company’s contractual warranties will continue to be recognized as expense when the products are sold.
The Company records estimates to reduce revenue for customer programs and incentives, which are considered variable consideration, and include price discounts, volume-based incentives, promotions, and cooperative advertising when revenue is recognized in order to determine the amount of consideration the Company will ultimately be entitled to receive. Management periodically reviews the estimates for these rebates and allowances, and adjusts estimates when circumstances indicate (typically as a result of a change in volume expectations).  The estimates are based on historical and projected experience for each type of customer. In addition, for certain customer program incentives, the Company receives an identifiable benefit (goods or services) in exchange for the consideration given and records the associated expenditure in selling. The Company estimates future product returns at the time of sale based on historical experience and record a corresponding refund liability, which amounted to $4,015 as of January 1, 2022 and $2,312 as of January 2, 2021. Return assets related to the refund are measured at the carrying amount of the goods at the time of sale, less any expected costs to recover the goods and any expected reduction in value. Return assets are classified within prepaid expenses and other current assets and were approximately $2,198 as of January 1, 2022 and $1,486 as of January 2, 2021. The Company also establishes allowances for other deductions. Estimates for deductions are based on negotiated customer programs, evaluation of historical deduction rates, and assessment of volume rebates allowed based on estimated achievement against targets. Deductions already taken by the customer are generally recorded as a reduction against gross sales, with additional accruals recorded to estimate future sales. The Company recorded allowances for certain customer deductions of $2,269 as of January 1, 2022 and $1,766 as of January 2, 2021.
The Company disaggregates revenue from contracts with customers into major sales distribution channels, as these categories depict the nature, amount, timing and uncertainty of revenues and cash flows that are affected by economic factors.
	January 1, 2022	January 2, 2021	December 28, 2019
Traditional Plumbing(1)	$409,526	$340,958	$323,739
Home Center Plumbing(2)	58,790	54,286	47,998
E-Commerce Plumbing(3)	96,932	74,819	76,933
Beverage Dispensing Systems(4)	1,576	716	680
Corporate(5)	—	—	2,027
Net Sales	$566,824	$470,779	$451,377

(1)
Traditional Plumbing represents sales through wholesalers and kitchen and bath dealers

(2)
Represents sales to big box “Do-It-Yourself” retailers

(3)
Represents sales to online retailers

(4)
Sales of point of use water dispensing systems

(5)
Represents revenue under the transition service agreement due to the divestiture of the Cabinets business

Timing of Performance Obligations Satisfied at a Point in Time
The Company determined that the customer is able to control the product when it is delivered to them; thus, depending on the shipping terms, control will transfer at different points between the Company’s manufacturing facilities, warehouses or distribution centers and the customer’s location. The Company considers control to have transferred upon shipment or delivery because the Company has a present right to payment at that time, the customer has legal title to the asset, the Company has transferred physical possession of the asset, and the customer has significant risks and rewards of ownership of the asset. In certain cases, where the customer has obtained the ability to direct the use of the product and obtain substantially all of the remaining benefits from the asset, the Company would recognize revenue at a point in time.
Variable Consideration
The Company provides variable volume-based rebates and the right to return product to certain customers, which are accrued on current facts and historical experience. Rebates are paid either annually or sooner based on the customer contract.
Contract Costs
Incremental costs of obtaining a contract include only those costs the Company incurs that would not have been incurred if the contract had not been obtained. These costs are required to be recognized as assets and amortized over the period that the related goods or services transfer to the customer. As a practical expedient, the Company expenses as incurred costs to obtain a contract when the expected amortization period is one year or less. These costs are recorded within selling. The Company did not incur any costs of obtaining a contract that required capitalization in 2021.
Note J — Retirement Plans
Defined-Contribution Plans
Substantially all domestic employees of the Company may elect to participate in Company-sponsored retirement and savings plans by contributing a portion of their earnings. Company contributions to the plans are generally discretionary, based upon the earnings of the operations. Company contributions were $4,524 in 2021, $3,839 in 2020, and $4,747 in 2019.
The Company has an elective, nonqualified deferred-compensation plan whereby certain key employees may defer current compensation to future periods. Amounts deferred are unsecured general liabilities of the Company. Payments generally commence at retirement, death, or permanent disability, over time periods defined by the employee. The Company has invested the nonqualified deferred compensation amounts in life insurance policies. The change in the fair value of the life insurance policies and the change in the liabilities are recorded within the investment income line item of the consolidated statements of income. The plan assets and liabilities are recorded in the consolidated balance sheets as nonqualified plan assets and nonqualified plan liabilities, respectively.
Defined-Benefit and Other Postretirement Plans
The Company sponsors non-contributory qualified pension plans covering employees at certain operations, primarily in Mexico. The Company also sponsors another postretirement plan to certain employees. For all plans, benefits are based on the employees’ years of service, compensation, age at retirement, and benefit levels, all according to the provisions of each plan. The Company’s policy is generally to fund the minimum required contribution to qualified plans based upon actuarial computations necessary to meet the present and future obligations of the plans.
Pursuant to the resignation of the Company’s Chief Executive Officer, the unfunded projected obligation was reduced by $2,519 and unrecognized prior service cost reduced by $1,688, resulting in a one-time curtailment of $831 as of our fiscal year end 2021.
Changes in the projected benefit obligation and fair value of plan assets:
	Pension Plans		Other Post-Retirement Benefit Plan
	2021	2020	2021	2020
Changes in projected benefit obligation:
Projected benefit obligation – beginning of year	1,012	1,324	18,503	17,436
Service cost	65	51	1,025	1,074
Interest cost	76	83	466	497
Actuarial loss, net	1	93	(339)	214
Foreign currency exchange	(28)	(85)	—	—
Benefit payments	(125)	—	(814)	(718)
Plan amendments	—	—	1,122	—
Curtailments/Settlements	—	(454)	(2,519)	—
Projected benefit obligation – end of year	$1,001	$1,012	$17,444	$18,503
Changes in fair value of plan assets:
Fair value of plan assets – beginning of year	$476	$851	$—	$—
Actual return on plan assets	14	35	—	—
Foreign currency exchange	(13)	(69)	—	—
Company contributions	84	64	814	718
Benefit payments	(90)	—	(814)	(718)
Settlements	—	(405)		—
Fair value of plan assets – end of year	$471	$476	$—	$—
Funded status – end of year	$(530)	$(536)	$(17,444)	$(18,503)

The components of net periodic pension cost are as follows:
	Pension Plans			Other Post-Retirement Benefit Plan
	2021	2020	2019	2021	2020	2019
Service cost	$65	$51	$52	$1,025	$1,074	$732
Interest cost	76	83	101	466	497	534
Expected return on plan assets	(25)	(32)	(42)	—	—	—
Net amortization and deferral of actuarial loss	7	3	(1)	540	359	204
Plan curtailment/settlement	16	71	—	(831)	—	(639)
Net periodic pension cost	$139	$176	$110	$1,200	$1,930	$831
For fiscal 2021, service cost was recorded in operating income in the consolidated statements of income and all other components of net periodic costs were recorded in other income, net in the consolidated statements of income.
The accumulated benefit obligation for defined-benefit pension plans was $492 at January 1, 2022, and $776 at January 1, 2021. The accumulated benefit obligation for the other postretirement benefit plan was $13,598 at January 1, 2022 and $14,378 at January 2, 2021.
Amounts recognized in the consolidated balance sheets in accrued expenses and other current liabilities and accrued pension and other liabilities consist of the following:
	January 1, 2022	January 2, 2021
Current pension and other postretirement plan liability	$(912)	$(698)
Noncurrent pension and other postretirement plan liability	(17,019)	(18,341)
Total pension and other postretirement plan liability	$(17,931)	$(19,039)
Benefits paid	$906	$718
The amounts recorded in accumulated other comprehensive loss consist of the following:
	Pension Plans		Other Post-Retirement Benefit Plan
	January 1, 2022	January 2, 2021	January 1, 2022	January 2, 2021
Unrecognized actuarial losses/gain	$(175)	$(192)	$115	$(267)
Unamortized prior service cost	—	2	(2,118)	(3,224)
Pretax amount to be amortized	(175)	(190)	(2,003)	(3,491)
Deferred income taxes	53	58	471	820
Amount to be amortized	$(122)	$(132)	$(1,532)	$(2,671)
Weighted-average assumptions used to determine benefit obligations are as follows:
	Pension Plans		Other Post-Retirement Benefit Plan
	2021	2020	2021	2020
Discount rate	9.5%	8.0%	2.2%	2.2%
Pay increase rate	4.5%	4.5%	3.0%	3.0%
Weighted-average assumptions used to determine net periodic benefit costs are as follows:
	Pension Plans			Other Post-Retirement Benefit Plan
	2021	2020	2019	2021	2020	2019
Discount rate	8.0%	8.5%	8.6%	2.7%	2.9%	4.2%
Expected long-term return on plan assets	5.8%	5.8%	5.8%	0.0%	0.0%	0.0%
Pay increase rate	4.5%	4.5%	4.5%	3.0%	3.0%	3.0%

The expected long-term return on plan assets assumption is based on the Company’s asset allocations, as well as historical and expected returns on various categories of plan assets. The Company’s investment policy is to earn a rate of return sufficient to match or exceed the plans’ assets to the plans’ actuarial liabilities without subjecting the plan assets to undue risk. The investment guidelines consider a broad range of economic factors. Included in the policy are target allocation ranges for each asset category. Plan assets for the plans consist primarily of fixed income investments as of January 1, 2022 and January 2, 2021. The investment policy is periodically reviewed by the Company and a designated third-party fiduciary for investment matters. The policy is established and administered in a manner to comply at all times with applicable government regulations.
The following summarizes the fair values of the Company’s plan assets as of January 1, 2022 and January 2, 2021:
	As of January 1, 2022
	Totals	Level 1	Level 2	Level 3
Fixed income securities	$470	$—	$470	$—
	As of January 2, 2021
	Totals	Level 1	Level 2	Level 3
Fixed income securities	$476	$—	$476	$—
The fixed income securities consist primarily of governmental securities. The fair value of the fixed income securities is determined using the “market approach” valuation technique based on quoted prices for identical or similar securities in non-active markets.
Employer contributions were $898 and $782 in fiscal 2021 and 2020, respectively. The Company expects to contribute up to $983 to its pension plans in 2022.
The following pension and other post-retirement benefit payments, which reflect expected future service, as appropriate, are expected to be paid as follows:
Fiscal	Pension	Other Post-Retirement Benefit Plans
2022	$26	$896
2023	54	1,104
2024	68	1,288
2025	93	1,701
2026	10	1,701
Years 2027 – 2031	547	7,744
Note K — Debt Obligations
On December 16, 2021, the Company entered a Credit Agreement with a syndicate of banks led by JPMorgan Chase, N.A. The credit agreement (“Credit Agreement”), and borrowings thereunder will be used for general corporate purposes.
The Credit Agreement provides for a secured credit facility of up to $150,000 (the “Facility”), comprised of a $50,000 term loan and a $100,000 revolver. $10,000 of the revolver may be used for letters of credit.
Subject to certain exclusions, the debt is secured by substantially all of our assets and the assets of our two domestic subsidiaries and by a pledge of the capital stock of our domestic subsidiaries. Additionally, except with respect to certain excluded subsidiaries, our domestic subsidiaries also guarantee the repayment of all amounts due under the Credit Agreement. If an event of default occurs and is continuing, on the terms and subject to the conditions set forth in the Credit Agreement, amounts outstanding under the Facility may be accelerated and may become or be declared immediately due and payable. Borrowings under the Facility are used for refinancing existing debt, working capital, capital expenditures, acquisitions, and other general corporate purposes.

Amounts borrowed under the Credit Agreement bear interest, at our option, at a rate equal to either (1) the Alternate Base Rate (as defined in the Credit Agreement), plus an applicable margin ranging from 0.5% to 1.25% or (2) Adjusted SOFR Rate (as defined in the Credit Agreement) plus an applicable margin ranging from 0.5% to 1.25%. The applicable margin is determined based on our consolidated leverage ratio (“Leverage Ratio”) which is defined in the Credit Agreement as Consolidated Total Indebtedness (as defined in the Credit Agreement) divided by Consolidated EBITDA (as defined in the Credit Agreement). The Company is subject to a commitment fee of 0.15% to 0.35%, based on our consolidated Leverage Ratio, on any unused portion of the Facility.
Under the Credit Agreement, we are subject to certain financial covenants and must maintain a maximum consolidated Leverage Ratio of 3.5 to 1.0 and a minimum interest coverage ratio of 3.0 to 1.0. The minimum interest coverage ratio is defined in the Credit Agreement as Consolidated EBITDA (as defined in the Credit Agreement) divided by interest expense (as defined in the Credit Agreement). Adjusted EBITDA is defined as consolidated net income before interest expense, income taxes, depreciation, amortization of intangible assets, losses from asset impairments, and certain other one-time adjustments. The Credit Agreement also contains a number of covenants, including restrictions on asset sales, investments, incurring indebtedness and permitting liens. We were in compliance with all of the financial covenants under the Credit Agreement as of January 1, 2022. The Credit Agreement restricts certain types of payments when our consolidated Leverage Ratio exceeds 3.5 to 1.00 (as defined in the Credit Agreement).
As of January 1, 2022, we had $49,641 of debt outstanding under the secured term loan and letters of credit outstanding of $0.
The components of long-term debt were as follows:
(In thousands)	2021	2020
$100,000 revolving credit agreement due September 2026	$—	$—
Term loan due September 2026	49,718	—
Total Debt	49,718	—
Less: Current portion	2,577	—
Total long-term debt	$47,141	$—
In our debt agreement, there are normal and customary events of default which would permit the lenders to accelerate the debt if not cured within applicable grace periods, such as failure to pay principal or interest when due or a change in control of the Company. There were no events of default as of January 1, 2022.
The Company incurred financing costs of $1,094 that were allocated between the $100,000 revolver and the $50,000 term loan. At the end of our fiscal year ended 2021, deferred finance costs for the revolver were $718 and $359 for the term loan. The deferred financing costs, net of amortization, for the term loan was recorded as a contra asset against the term loan. The deferred financing costs for the revolver were recorded in Other Assets.
Repayment schedule by year:
2022	$2,500
2023	2,500
2024	3,750
2025	3,750
2026	37,500
Totals	$50,000
Note L — Divisional Equity
The Company has four classes of common stock. Only Class A and Class B stock have preemptive rights, in proportion to one another, and such shares are subject to a right of first refusal in favor of the

Company and the stockholders. The Class A and Class M stock have voting rights, while Class B and Class N stock are non-voting. All classes of stock are entitled to the same cash dividend if declared; stock dividends are paid in stock of the same class. Shares of all classes are entitled to the same distribution in the event of sale of the Company’s assets. Certain officers are given the opportunity to acquire Class M and Class N common stock, pursuant to a plan approved by the stockholders. The number of Class M and Class N common stock shares outstanding cannot exceed 15% of the total common stock shares outstanding. The purchase may be financed through a full recourse, noninterest-bearing installment note from the Company. The fair value of the transactions is measured based on current book value, i.e. equity divided by total number of shares outstanding. Options granted expire in six months from date of offering. Upon exercising the option, the executives make a down payment of either 10% or 50% of the stock value. For transactions with down payment less than 50% of the stock value, the officers will make ten annual installment payments towards 50% of the stock value. Once payment for approximately 50% of the stock has been received, the balance of the note is due on demand.  Upon separation of service of a director, or qualified retirement of an officer, the stockholder may elect to retain all or a portion of the Class N shares held at the time of separation, for a period not exceeding five years from the date of separation (retention period). Prior to 2021, Stockholders electing to retain Class N shares were required to sell all Class M shares and were required to pay, in full, any outstanding demand notes. During 2021, the plan was amended to secure the unpaid amounts under the demand note by a pledge of the uncertificated shares of Class M and Class N common stock and to provide stockholders the option to retain Class N shares without having to pay, in full, any outstanding demand notes. During the retention period, stockholders may request that the Company repurchase all or a portion of their remaining Class N shares. The Company retains the right to require all remaining Class N shares to be resold to the Company at any time during the retention period.
Upon death, termination, retirement of the stockholder, or end of the retention period for Class N shares, the Company is obligated to repurchase the shares of Class M and Class N common stock at its current book value (119,150 shares at $320.22 per share at January 1, 2022, 105,683 shares at $507.37 per share at January 2, 2021, and 95,543 shares at $486.24 per share at December 28, 2019). The total value of options granted, exercised, and expired during fiscal 2021 were $7,267, $7,107, and $160, respectively. The total value of options granted, exercised, and expired during fiscal 2020 were $6,164, $4,802, and $1,362, respectively. The total value of options granted, exercised, and expired during fiscal 2019 were $4,550, $2,973, and $1,578, respectively. The compensation expense related to the stock plan, which is calculated by multiplying the common stock note receivable times the applicable federal interest rates, is $22, $104, and $277 for fiscal 2021, 2020, and 2019, respectively, and is a component of administrative and general expense in the consolidated statements of income. The common stock note receivable has been classified as a contra equity amount netted against additional paid in capital. The amount of the common stock notes receivable was $15,626 at January 1, 2021 and $14,797 at January 2, 2021, respectively.
The following is a summary of our fiscal years 2021, 2020, and 2019 activities related to dividends on our common stock:
	For the Fiscal Year Ended
	January 1, 2022	January 2, 2021	December 28, 2019
Dividends per share declared	$212.50	$14.00	$26.00
Note M — Phantom Stock Plan Award
The Compensation & Human Resources Committee of the Board of Directors (“Committee”) has awarded the former Chief Executive Officer, Richard D. Philips (“Participant”) a Phantom Share Award conditioned upon the execution by the Company and the Participant of this Phantom Stock Award Agreement (“Award Agreement”). The Phantom Share Award was granted on October 21, 2019 (the “Grant Date”). The Company granted the Participant 5,203.46 Phantom Shares. The Phantom Shares granted had an initial market value per share of $480.45. A Phantom Share is an unfunded bookkeeping unit, entitling the Participant to the payment of a cash amount equal to the market value per share of each vested Phantom Share as of the payment. The Participant shall be entitled to the equivalent of any dividend payable on a share of the Company’s common stock for each Phantom Share granted. Such dividend equivalent amount will be applied to increase the number of Phantom Shares under this Award and shall not be payable in cash. Subject to the terms and conditions of the Plan and this Award Agreement, one-fourth of the Participant’s

Phantom Shares shall become vested Phantom Shares on each of the first, second and third anniversaries of the Grant Date (each such anniversary date a “Vesting Date”) until the final one-fourth of the Participant’s total Phantom Shares granted pursuant to this Award Agreement become fully vested on the fourth anniversary of the Grant Date (the “Final Vesting Date”); provided that, except as provided if the Participant’s separation from service occurs prior to the Final Vesting Date, all of the Participant’s unvested Phantom Shares shall be immediately forfeited as of such separation from service. If the Company experiences a Change in Control prior to the Final Vesting Date and prior to the date that the Participant incurs a termination of employment for any reason, all unvested Phantom Shares will immediately vest, and the Participant shall retain such Phantom Shares subject to the terms and conditions of the Plan and this Award Agreement. All amounts payable under this Award Agreement are intended to comply with the applicable provisions of Section 409A of the Internal Revenue Code, and the provisions of this Award Agreement shall be interpreted as such. Notwithstanding any other provision of the Plan, payments of “nonqualified deferred compensation” provided under the Award Agreement may only be made upon an event and in a manner that complies with Code Section 409A or an applicable exemption.
Notwithstanding any other provision in the Award Agreement to the contrary, if the Participant is a “specified employee” on his separation from service, any payment payable under the Award Agreement that constitutes a “deferral of compensation” within the meaning of Treas. Reg. § 1.409A-1(b) (that are not otherwise exempt from the provisions of Section 409A of the Code) that would otherwise be paid or provided hereunder during the six-month period commencing on the separation from service of the Participant, will be deferred until the first day of the seventh month following the separation from service if such deferral is necessary to avoid the additional tax under Section 409A of the Code. Payment of vested Phantom Shares subject to this Award shall be made to Participant in a single lump sum within sixty (60) days following the Payment Date. For purposes of this Agreement, the “Payment Date” shall mean the earlier of Participant’s “separation from service” within the meaning of Section 409A of the Internal Revenue Code or the occurrence of a Change in Control of Company that also constitutes a “change in control” within the meaning of Section 409A of the Code. The Market Value Per Share of each vested Phantom Share will be determined as of the last day of the internal accounting period which ends immediately before the Payment Date. The amount of the payment to be made on the Payment Date will equal the total number of vested Phantom Shares multiplied by the Market Value Per Share (as determined pursuant to the previous sentence) minus any applicable withholding taxes as provided.
On December 24, 2021, the Company’s former Chief Executive Officer signed a severance and release agreement. Pursuant to the agreement, the Company’s former Chief Executive Officer will receive accelerated vesting of 100% of his Phantom Stock Award which will be paid in a single lump sum within sixty days of the separation date. As of January 1, 2022, the company recorded the full compensation expense and liability.
Phantom Stock Award Total Compensation Table
Fiscal Period(s)	Amount(s)
FY2019	$123
FY2020	707
FY2021	2,101
Total	$2,931
The Company recorded compensation expense of $2,101 in fiscal year 2021 pursuant to the severance and release agreement and $707 and $123 in fiscal year 2020 and 2019, respectively. The compensation totals include the applicable Medicare taxes. There was no unrecognized compensation cost under the Phantom Stock Plan as of January 1, 2022, as all amounts are fully vested.
A summary of the changes in the number of outstanding phantom stock awards during the year ended January 2, 2021, is provided below. Of these awards, 9,017.44 phantom shares were vested at January 1, 2022.
Phantom Stock Plan
Balance of shares outstanding on January 2, 2021	5,415.21
Phantom shares acquired through dividend reinvestments	3,602.23
Balance of shares outstanding on January 1, 2022	9,017.44

The liability for unsettled phantom stock awards consists of the following:
	Year Ended
	January 1, 2022	January 2, 2021
Phantom Stock Plan	$2,931	$820
Note N — Income Taxes
Details of income tax expense (benefit) for the years ended:
	2021	2020	2019
Current:
Federal	$9,743	$9,867	$12,555
State	2,158	1,600	1,854
Foreign	1,169	1,061	852
	13,070	12,528	15,261
Deferred:
Federal	(590)	(18)	(2,359)
State	(349)	222	(291)
Foreign	(61)	(204)	(55)
	(1,000)	—	(2,705)
Total tax expense	$12,070	$12,528	$12,556
In fiscal years 2021, 2020 and 2019, the Company recorded pretax book income of $58,235, $57,370, and $67,349, respectively. At the statutory federal rate of 21%, expected income tax expense would have been $12,229 for 2021, $12,048 for 2020 and $14,143 for 2019.
The following is a reconciliation of the U.S. federal statutory rate to the Company’s effective income tax rates for the years ended:
	2021	2020	2019
Income tax expense at federal statutory rate	21.00%	21.00%	21.00%
State and local income taxes net of federal tax benefit	2.72	2.80	2.53
Tax exempt investment income	(0.96)	(1.26)	(1.23)
(Decrease) increase in valuation allowance	—	(0.03)	(1.17)
Foreign tax rate differential	0.39	0.77	2.01
(Decrease) increase in uncertain tax position reserve	(0.37)	1.20	(0.07)
Federal and state tax credits	(1.40)	(1.47)	(3.69)
Other nondeductible and nontaxable items	(0.65)	(1.17)	(0.72)
Total income tax expense	20.73%	21.84%	18.66%

Components of deferred tax assets and liabilities:
	2021	2020
Reserves and accruals not currently deductible	$25,197	$22,591
Allowance for doubtful accounts	42	34
Defined benefit plan – OCI	522	878
Net operating loss and tax credit carryforward	257	298
Basis difference for intangibles	(1,205)	(710)
Basis difference for inventory valuation	632	548
Total deferred tax assets	25,445	23,639
Basis difference for fixed assets	8,317	7,401
Deferred state income taxes	520	446
Mark-to-market – securities	—	1,837
Prepaids and other items	1,160	1,037
Total deferred tax liabilities	9,997	10,721
Less: Valuation allowance	—	(50)
Net deferred tax assets	$15,448	$12,868
The following table is a reconciliation of the beginning and ending amounts of unrecognized tax benefits, including interest and penalties, is as follows:
	January 1, 2022	January 2, 2021
Balance at Fiscal Year Beginning	$2,202	$1,205
Increase in balances related to prior year tax positions	948	1,832
(Decreases) in balances related to prior year tax positions	—	—
Increase in balances related to current year tax	616	493
(Decrease) in balances related to current year tax	—	—
Other	—	—
Lapse in statute of limitations	(1,486)	(1,328)
Settlements	(357)	—
Balance at Fiscal Year End	$1,923	$2,202
Of the amounts reflected in the above table at January 1, 2022, approximately $300 would reduce the Company’s annual effective tax rate if recognized. These are primarily associated with the amount of research and development tax credits claimed. The remaining uncertain tax positions are temporary differences which will have corresponding future tax deductions and therefore no impact on tax expense except for the immaterial amount of interest expense being accrued. The liability for uncertain tax positions as of January 1, 2022 and January 2, 2021 is included in accrued pension and other liabilities on the consolidated balance sheets. The Company has accrued approximately $100 and $200 for potential payment of interest as of January 1, 2022 and January 2, 2021, respectively.
On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) was passed into law. The CARES Act includes several significant business tax provisions including among other things, bonus depreciation for purchases of qualified improvement property which the Company applied in the filing of its 2019 Federal return.
Because the Company operates in multiple foreign and state jurisdictions, it considered the need for a valuation allowance on a country-by-country and state-by-state basis, considering the effects of local tax law. Based on the available objective evidence, including the history of losses in certain foreign and state jurisdictions, management believes it is more likely than not that a portion of deferred tax assets arising from losses and foreign tax credits carried forward will not be fully realized. Accordingly, at January 2, 2021, the

Company provided a valuation allowance of $50 respectively, against foreign NOL carryforwards. As of January 1, 2022, the Company determined that no valuation allowance was required on any deferred tax assets.
The Company paid federal and state income taxes (actual and estimated) net of refunds totaling $9,887 and $8,852 during fiscal years 2021 and 2020, respectively. At the end of 2021, the Company had a federal income tax payable of $4,258, state income taxes payable of $1,040 and foreign taxes payable of $232 included in accrued expenses and other current liabilities. At the end of 2020, the Company had a federal income tax payable of $1,948 state income taxes payable of $437 and foreign taxes payable of $164 included in accrued expenses and other current liabilities.
The Company is subject to taxation in the U.S., various states, and in non-U.S. jurisdictions. Its U.S. income tax returns are primarily open to examination for years 2018 through 2020. The open years for the non-U.S. tax returns range from 2016 through 2020 based on local statutes. In June 2019, the IRS commenced its audit of the Company’s federal income tax return for tax year 2017. The IRS added the Company’s 2015 and 2016 amended federal tax returns to this audit. The Company settled the 2017 tax year audit with the IRS in July 2021. The Company paid $56 of tax and interest in settlement of the 2017 federal income tax audit. The IRS approved the Company’s 2015 and 2016 amended tax returns in full. The Company received a refund of $1,200 of tax in interest in October 2021.
Management intends to continue to permanently reinvest all remaining current and prior earnings in jurisdictions located outside the U.S. As of January 1, 2022, no provision had been made for U.S. federal and state income taxes on current or prior year net earnings from the Company’s profitable foreign subsidiaries. In the foreseeable future, the Company will continue its focus toward international expansion, with plans to utilize cash available in its foreign subsidiaries for foreign investment purposes. As such, there is no need to provide for income taxes on undistributed foreign earnings as the Company maintains its policy of indefinitely reinvesting its subsidiaries’ income.
Note O — Leases
The Company has operating leases for buildings and certain machinery and equipment. Operating leases are included in operating lease right -of-use assets, Current operating lease liabilities, and Noncurrent operating liabilities in the consolidated balance sheets. Amounts recognized for finance leases for the year ended January 1, 2022 were immaterial.
Operating lease expense is recognized in the consolidated statements of income for the year ended January 1, 2022 was $7,836, including approximately $2,250 lease expense associated with short-term leases and leases below the Company’s capitalization threshold. Lease expense for the year ended January 2, 2021 was $5,479.
We lease certain warehouse facilities, office space, machinery, vehicles, and equipment under cancellable and noncancellable leases, most of which expire in five years and may be renewed at our option. The components of lease expense are as follows:
Lease Components	January 1, 2022	January 2, 2021
Operating lease cost
Cost of products sold	$4,872	$3,318
Selling	31	87
Administrative and general	2,933	2,074
Total lease cost	$7,836	$5,479
Lease Components	Consolidated Balance Sheet Location	January 1, 2022	January 2, 2021
Operating leases	Operating lease right of use assets	$46,855	$38,839
Operating leases	Current operating leases liabilities	$4,151	$2,642
Operating leases	Noncurrent operating lease liabilities	52,057	44,776
Total lease liabilities		$56,208	$47,418

Weighted-average remaining lease term (in years)	13.53 years	9.6 years
Weighted-average discount rate	3.78%	4.00%
Future maturities of operating lease liabilities for the years end are as follows:
Fiscal Year	Amount
2022	$6,144
2023	6,031
2024	5,578
2025	5,040
2026	4,710
Thereafter	45,308
Total future lease payments	72,811
Less: imputed interest	(16,603)
Operating lease liability	$56,208
Note P — Product Warranties
The liability relating to warranties offered on the Company’s products is included in accrued expenses and other current liabilities and consisted of the following activity:
	January 1, 2022	January 2, 2021
Warranty liability – beginning of year	$4,774	$4,664
Settlements made under warranties	(1,694)	(2,258)
Accruals related to warranties issued	377	2,368
Warranty liability – end of year	$3,457	$4,774
Note Q — Acquisitions
On April 19, 2021, the Company acquired all of the shares of Imperial Pacific Trading Company (“IPT Sink Company”) for $20,009 in cash, including a net working capital adjustment of $292, in an asset purchase. IPT Sink Company distributes sinks and fixtures to certain eCommerce, retail, home centers and services fabricators in North America. The acquisition of IPT Sink Company is a complement to the Company’s e-commerce, Home Center Market and will provide opportunities into the broad fabricator market. In connection with this acquisition, we recognized $4,355 of goodwill, which is tax deductible, and is related primarily to the expected synergies from combining the operations into our business. We also recognized $5,640 of definite-lived intangible assets, primarily related to customer relationships, which is being amortized on a straight-line basis over a weighted average amortization period of 15.4 years.
The Company incurred acquisition costs of $125 in fiscal 2021 which are included in administrative and general expenses in the consolidated statements of income.
The following table summarizes the final allocation of the purchase price to the fair value of assets acquired and liabilities assumed as of the date of the acquisition.
Accounts receivable	$3,337
Inventory, net	7,215
Inventory step up	2,181
Customer relationship	5,400
Other identifiable intangibles assets	240
Other assets	250
Accounts payable	(2,523)

Other liabilities and reserves	(446)
Net assets acquired	15,654
Goodwill	4,355
Cash consideration paid	$20,009

The following table summarizes the results of operations of IPT Sink Company included in the consolidated statement of income for fiscal 2021:
Net sales	$14,055
Net loss	554
We applied significant judgement in determining estimates and assumptions used to determine the fair value of the identifiable intangibles assets, including forecasted revenue growth rates, EBITDA margins, contributory asset charges, customer attrition rate, market-participant discount rates and assumed royalty rates.
The identifiable intangible assets and their useful life are as follows:
	Intangible Assets	Useful Life (Years)
Customer relationship	$5,400	16
Tradename	150	0.5
Non-compete agreement	90	5
The weighted average of the identifiable definite-lived intangible assets in total is 15.4 years.
Note R — Commitments, Contingencies, and Other
Approximately 10.8% of the Company’s labor force is subject to collective bargaining agreements. The current agreements expire on dates ranging from June 2023 to November 2023.
The Company, in the course of its normal business activities, is a defendant in various litigation. Management believes that the resolution of these matters will not have a material adverse effect on the Company’s business, financial condition, or results of operations.
During 2017, an action was commenced against the Company, which claimed breach of an agreement related to environmental remediation. In 2018, the Company settled this action and recorded an estimate of the resolution in the results of operations of $261 at the end of 2018. In 2018, a separate action was commenced against the Company seeking environmental remediation. In 2019, the Company revised its estimate for environmental costs related to the environmental remediation, which increased the accrual to $1,000 classified under noncurrent other liabilities.
In 2017, the Company had a recall of certain coolers used in the plumbing business caused by a component part from a directly sourced vendor. In 2018, the Company settled with the vendor and was reimbursed $826 and included $206 in Cost of products sold in the results of operations at the end of 2018. The remaining amount of the settlement is to be recorded each subsequent year through November 2022 if the Company meets certain provisions in the settlement.
Note S — Guaranty
Digney York Associates, LLC (former indirect subsidiary of the Parent and indirect subsidiary of the Parent on the date of the Lease Agreement) entered into a Seventh Amendment to Lease on June 29, 2021 for a larger space in the same rental location. Because of the increased rent for the bigger space, the landlord, TIP Owner, L.L.C., required a guaranty by the ultimate parent company, Elkay Manufacturing Company. The Lease commencement date for the new space is expected to start in April or May of 2022. This will trigger the increased rental payments, which range from approximately $550 to $650 through the lease term. The maximum undiscounted amount payable under the guaranty would be $4,603. The lease term is approximately 7.5 years.

Under the guaranty, the Parent is responsible for the following in the event of default by Digney York:
1.
Payment in full when due all rental payments pursuant to the terms of the lease

2.
The performance and completion of all covenants, undertakings, agreements, liabilities, obligations, and requirements under the lease

3.
The payment in full of all costs and expenses, including court costs/expenses and attorneys’ fees, paid or incurred by the landlord in the enforcement of the landlord’s rights under the lease or the guaranty

The Parent may be required to perform under the guaranty if Digney York is not able to make its rental payments as provided for in the lease. As of fiscal 2021, there were no circumstances that would require the Parent to fulfil its obligations under the guaranty. In the event that Digney York defaults in its lease obligations and the landlord pursues the Parent under the guaranty, Elkay Interior Systems International, Inc. (former direct subsidiary of the Parent and indirect parent of Digney York) would be required to indemnify the Parent for any losses or liabilities owed by the Parent under the guaranty pursuant to that certain Spin-Off Agreement dated as of March 6, 2022 by and between Elkay Interior Systems International, Inc. and the Parent.
Note T — Discontinued Operations and Intercompany Balances
As discussed in Note A, the financial statements are presented on a carve-out basis. All revenues and costs as well as assets and liabilities directly associated with the business activity of the Company are included in the financial statements. All significant intercompany accounts and transactions between the businesses comprising the Company have been eliminated in the accompanying financial statements.
For the purposes of the carve-out financial statements, the Company treated a discontinued operation that occurred in February 2019 and intercompany balances with affiliates as either contributed capital or return of capital. The Company recorded a return of capital of $11,525 for the year ended January 1, 2022, $9,651 for the year ended January 2, 2021 and contributed capital of $105,142 for the year ended December 28, 2019, respectively.
Note U — Financial Information by Geographic Area
The portion of revenue attributed to North America in fiscal years 2021, 2020, and 2019, respectively, was 98.8%, 98.9%, and 97.9%. All other geographical areas were immaterial. Revenues attributed to the U.S. and Foreign regions are based upon the customer location and not the geographic location from which our products were shipped. Financial information by geographic area was as follows:
	For Year Ended
	January 1, 2022	January 2, 2021	December 28, 2019
Net sales:
North America	$560,059	$465,739	$441,853
International	6,765	5,040	9,524
Total	$566,824	$470,779	$451,377
	For Year Ended
	January 1, 2022	January 2, 2021
Property, plant and equipment, net:
North America	$58,458	$56,249
International	2,959	2,676
Total	$61,417	$58,925
No individual countries other than the U.S. have material property, plant, and equipment.

Note V — Subsequent Events
On February 12, 2022, Zurn Water Solutions Corporation (“Zurn”) entered into a definitive agreement to combine with the Parent pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) by and among Zurn, Parent, Zebra Merger Sub, Inc., a wholly-owned subsidiary of Zurn (“Merger Sub”), and Elkay Interior Systems International, Inc. as representative of the stockholders of Parent. The Merger Agreement provides that among other matters, and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Parent would merge with Merger Sub, with Parent surviving as a wholly-owned subsidiary of Zurn (the “Merger”). The Merger is expected to close in the third quarter of 2022.
The Company has evaluated subsequent events that occurred after the balance sheet date up to March 15, 2022. The Company did not identify any other subsequent events that would require recognition or disclosure in the consolidated carve-out financial statements.

Annex A — Agreement and Plan of Merger
Annex B — Board Observer Agreement
Annex C — Form of Support Agreement
Annex D — Form of Standstill and Lock-Up Agreement
Annex E — Form of Registration Rights Agreement
Annex F — Opinion of Evercore, Zurn’s Financial Advisor
Annex G — Form of Written Consent of the Elkay Stockholders
Annex H — Opinion of Citi, Elkay's Financial Advisor
Annex I — Opinion of J.P. Morgan, Elkay's Financial Advisor
Annex J — Zurn Elkay Water Solutions Corporation Performance Incentive Plan (as amended and restated)
Annex K — Appraisal Rights (Section 262 of the Delaware General Corporation Law)

Annex A
EXECUTION VERSION
AGREEMENT AND PLAN OF MERGER
among
ZURN WATER SOLUTIONS CORPORATION,
ZEBRA MERGER SUB, INC.,
ELKAY MANUFACTURING COMPANY
and
ELKAY INTERIOR SYSTEMS INTERNATIONAL, INC.
February 12, 2022

EXHIBITS
Exhibit A	Form of Company Stockholder Support Agreement
Exhibit B	Board Observer Agreement
Exhibit C	Spinoff Documents
Exhibit D	Form of Written Consent
Exhibit E	Form of Certificate of Merger
Exhibit F	Form of Certificate of Incorporation
Exhibit G	Form of Escrow Agreement
Exhibit H	Form of Letter of Transmittal
Exhibit I	Form of Registration Rights Agreement

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made as of February 12, 2022, by and among Zurn Water Solutions Corporation, a Delaware corporation (“Purchaser”), Zebra Merger Sub, Inc., a Delaware corporation and wholly owned Subsidiary of Purchaser (“Merger Sub”), Elkay Manufacturing Company, a Delaware corporation (the “Company”), and Elkay Interior Systems International, Inc., a Delaware corporation, as representative of the stockholders of the Company for certain purposes described in this Agreement (the “Stockholder Representative”). Purchaser, Merger Sub, the Company, and the Stockholder Representative are each sometimes referred to in this Agreement as a “Party,” and collectively as the “Parties.” Certain capitalized terms used in this Agreement have the meanings set forth in Article I.
RECITALS
WHEREAS, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), Purchaser and Company have agreed to enter into a business combination transaction pursuant to which, at the Effective Time (as defined below), Merger Sub will merge with and into the Company (the “Merger”), the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (the “Surviving Corporation”);
WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (a) determined that this Agreement and the transactions contemplated hereby, including the Merger (collectively, the “Transactions”), are fair to and in the best interests of the Company and its stockholders, (b) approved and declared advisable this Agreement and the Transactions, and (c) recommended adoption of this Agreement by the stockholders of the Company in accordance with the DGCL;
WHEREAS, the respective boards of directors of Purchaser and Merger Sub have unanimously (a) determined that this Agreement and the Transactions and in the case of the board of directors of Purchaser, the issuance of Purchaser Shares, are fair to and in the best interests of Purchaser, Merger Sub and their respective stockholders, as applicable, (b) approved and declared advisable this Agreement and the Transactions, in accordance with the DGCL, and (c) in the case of the board of directors of Purchaser (the “Purchaser Board”), recommended that the stockholders of Purchaser vote to approve the issuance of Purchaser Shares;
WHEREAS, as an inducement to the willingness of Purchaser to enter into the Transactions, the Company, with the consent of the requisite holders of Company Shares entitled to vote thereon, filed, and such certificate was declared effective as of February 9, 2022, that certain amendment to its certificate of incorporation (the “Company Certificate of Amendment”);
WHEREAS, as an inducement to the willingness of the Company and Purchaser to enter into the Transactions, concurrently with the execution and delivery of this Agreement, Purchaser and Mr. Ron Katz (the “Observer”) are entering into the Board Observer Agreement, which shall take effect as of the Closing;
WHEREAS, as an inducement to the willingness of Purchaser to enter into the Transactions, concurrently with the execution and delivery of this Agreement, each of those Company Stockholders set forth on Schedule 1.1 has entered into a Standstill and Lock-up Agreement with Purchaser (collectively, the “Investment Agreement”);
WHEREAS, promptly following the execution and delivery of this Agreement, those Company Stockholders set forth on Schedule 1.2 will enter into a Support Agreement in the form attached hereto as Exhibit A (each, a “Company Stockholder Support Agreement”);
WHEREAS, following the execution of this Agreement, the Company shall seek the Required Company Stockholder Approval, and Purchaser shall seek the Required Purchaser Stockholder Approval (each as hereinafter defined); and
WHEREAS, for U.S. federal Income Tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code and this Agreement shall constitute and be adopted as a “plan of reorganization” for purposes of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I
DEFINITIONS
1.1   Definitions.   The following terms shall have the following meanings for purposes of this Agreement:
“Accounting Firm” has the meaning set forth in Section 4.2(c).
“Accounting Principles” means the accounting methods, practices, principles, policies, conventions, methodologies, and procedures set forth on Schedule 1.3 hereto.
“Adjustment Deficit” has the meaning set forth in Section 4.2(d)(iv).
“Adjustment Escrow Shares Amount” means that number of shares of Purchaser Common Stock which, when valued at the Purchaser Share Price, has an aggregate value of Twenty Million Dollars ($20,000,000).
“Adjustment Statement” has the meaning set forth in Section 4.2(a).
“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, controls, is under common control with, or is controlled by such specified Person; provided, however, that (i) EIS shall not constitute an Affiliate of the Company, and the Company shall not constitute an Affiliate of EIS, in each case from and after the Spinoff, and (ii) none of EIS or, prior to the Closing, any Company Entity shall constitute Affiliates of Purchaser, and Purchaser shall not constitute an Affiliate of any of the foregoing. The term “control” (including its correlative meanings “under common control with” and “controlled by”) as used in the preceding sentence means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of securities or partnership or other interests, by Contract or otherwise.
“Affiliate Agreement” has the meaning set forth in Section 5.14(g).
“After-Tax Rate” means seventy-nine percent (79%).
“Aggregate Adjustment Cash Amount” means the aggregate amount of cash payable to the Company Stockholders in accordance with Sections 4.2(d) and 4.2(e) (if any), including, for the avoidance of doubt, any Estimated Cash Adjustment Amount deposited in escrow as of the Closing but released to the Company Stockholders following the Closing.
“Agreement” has the meaning set forth in the preamble to this Agreement.
“Anti-Corruption Laws” means all Laws relating to the prevention of corruption or bribery, including the U.S. Foreign Corrupt Practices Act of 1977 and the UK Bribery Act 2010.
“Antitrust Division” has the meaning set forth in Section 8.1(b).
“Antitrust Law” means any federal, state or foreign antitrust, competition, or trade regulation, statute, rule, regulation, Order, decree, administrative and judicial doctrine or other Law, that is designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition, including the Clayton Act, 15 U.S.C. §§ 12-27, as amended, and the HSR Act.
“Audited Carve-Out Financial Statements” means (i) the audited consolidated balance sheets of the Company’s “Water Solutions Business Unit” (as described therein) as of January 2, 2021 and December 28, 2019, and (ii) the related audited statements of income and retained earnings, stockholders’ equity and cash flow for the periods then ended (including the notes thereto).
“Authorized Action” has the meaning set forth in Section 12.2.

“Base Purchaser Share Amount” means Fifty Two Million, Five Hundred Thousand (52,500,000) shares of Purchaser Common Stock.
“Beneficial Owner”, with respect to an Equity Interest, has the meaning ascribed to such term under Rule 13d-3(a) promulgated under the Exchange Act, and the correlative terms “Beneficially Owned,” “Beneficially Owns” and “Beneficial Ownership” shall be construed accordingly.
“Benefit Plan” means (a) an “employee benefit plan” within the meaning of Section 3(3) of ERISA, other than a “multiemployer plan” as defined in Section 3(37) of ERISA, whether or not subject to ERISA, (b) a stock bonus, stock purchase, stock option, restricted stock, stock appreciation right or similar equity or equity-based plan or (c) any retirement or deferred compensation plan, incentive compensation plan, commission plan or arrangement, retention plan or agreement, unemployment compensation plan, vacation pay, change in control, severance pay, non-discretionary bonus or benefit arrangement, insurance or hospitalization program, flexible benefit plan, cafeteria plan, dependent care plan or any fringe benefit arrangements, whether pursuant to Contract, arrangement, custom or informal understanding, which does not constitute an employee benefit plan within the meaning of Section 3(3) of ERISA.
“Board Observer Agreement” means that agreement by and between Purchaser and Mr. Ron Katz, pursuant to which Mr. Ron Katz is granted rights as a board observer with respect to the Purchaser Board attached hereto as Exhibit B.
“Book-Entry Share” has the meaning set forth in Section 2.5(a).
“Business” means the business of the Company Entities, including the manufacture, sourcing, distribution and sale of water delivery solutions, which includes water fountains, bottle filling stations and water dispensers, as well as non-residential and residential sinks, faucets and accessories, and any other business performed by the Company Entities in the past year (but excluding the Spinoff Business).
“Business Day” means any day of the year other than (a) any Saturday or Sunday or (b) any other day on which banks located in New York, New York, Chicago, Illinois or Milwaukee, Wisconsin are authorized or required to be closed for business.
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (H.R. 748) as amended or restated from time to time.
“Cash and Cash Equivalents” means (i) the aggregate cash and cash equivalents of the Company Entities, including (x) all checks and drafts deposited for the account or in the possession of any Company Entity and all outstanding checks and deposits issued to the Company Entities (including checks-, cash- and wires-in-transit), and (y) any pending electronic funds transfers (EFTs) for the account of any of the Company Entities, (ii) the cash surrender value of the life insurance policy listed on Schedule 1.4, (iii) amounts due to the Company in respect of the settlement price of any commodity hedge or commodity derivative, and (iv) the absolute value of the Net Tax Amount, but only to the extent the Net Tax Amount is a negative number, in each case of clauses (i) through (iv), calculated as of the Determination Time in accordance with the Accounting Principles. For the avoidance of doubt, (a) Cash and Cash Equivalents shall (x) be reduced by issued or outstanding checks, drafts and wire payments and (y) not include any restricted cash or restricted cash equivalents and (b) the effects of the Transactions shall be disregarded for purposes of calculating Cash and Cash Equivalents.
“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980.
“Certificate” has the meaning set forth in Section 2.5(a).
“Certificate of Merger” has the meaning set forth in Section 2.2.
“Claim Notice” has the meaning set forth in Section 11.5(a).
“Closing” has the meaning set forth in Section 2.2.
“Closing Date” has the meaning set forth in Section 2.2.

“Code” means the United States Internal Revenue Code of 1986, as amended.
“Company” has the meaning set forth in the preamble to this Agreement.
“Company Benefit Plan” means each Benefit Plan that is sponsored or maintained by the Company or any of its ERISA Affiliates, to which the Company or any of its ERISA Affiliates is a party or in which the Company or any of its ERISA Affiliates participates, contributes to, or has any obligation to contribute to, or with respect to which the Company has or could have any Liability.
“Company Board” has the meaning set forth in the Recitals.
“Company Certificate of Amendment” has the meaning set forth in the Recitals.
“Company Common Stock” means the Company’s Class A, Class B, Class M, and Class N common stock, each class having a par value of $0.01 per share and which collectively constitute all of the issued and outstanding Equity Interests of the Company.
“Company Copyrights” means all registered and material unregistered Copyrights owned, or purported to be owned, by any Company Entity.
“Company Directors” has the meaning set forth in Section 2.8(a).
“Company Disclosure Schedules” has the meaning set forth in Article V.
“Company Entities” means the Company and the Company Subsidiaries.
“Company Executive Retiree Health Plan” means the Elkay Manufacturing Company Executive Retiree Health Plan.
“Company Financial Statements” means the Audited Carve-Out Financial Statements and the Unaudited Carve-Out Financial Statements.
“Company Fundamental Representations” means the representations and warranties set forth in Section 5.1(a) and (c) (Organization of the Company), Section 5.2 (Authorization; Board Approval; Voting Requirements), Section 5.3 (Capitalization of the Company), Section 5.4 (Subsidiaries), Section 5.22 (Related Party Transactions) and Section 5.26 (Brokers).
“Company Indemnified Parties” has the meaning set forth in Section 11.3.
“Company Intellectual Property” means, collectively, the Company Owned Intellectual Property and the Company Licensed Intellectual Property.
“Company’s Knowledge” means the knowledge, upon reasonable due inquiry, of each of the individuals set forth on Schedule 1.5.
“Company Licensed Intellectual Property” means all Intellectual Property that any Person other than a Company Entity owns and that a Company Entity is permitted to use in the operation of the Business, whether or not used by such Company Entity as of the date hereof.
“Company Material Adverse Effect” means any event, change, occurrence, fact, condition, circumstance or development that, individually or in the aggregate, (i) has or would reasonably be expected to have a material adverse effect on the Business, or the financial condition or results of operations of the Company Entities taken as a whole or (ii) would or would reasonably be expected to have a material adverse effect on the ability of the Company Entities to consummate the Transactions or perform their respective obligations hereunder; provided, however, that solely in the case of clause (i), none of the following shall, either alone or in combination, constitute or be taken into account in determining whether a Company Material Adverse Effect has occurred (except in the case of clauses (a) through (e), to the extent that such event, change, occurrence, fact, condition, circumstance or development has a disproportionate impact on the Company Entities, taken as a whole, as compared to other participants engaged in the industries in which the Company Entities operate): (a) general economic, business, political, industry, trade or credit, financial or capital market conditions (whether in the United States or internationally), including any conditions affecting generally the industries or markets in which the Company Entities operate (including conditions affecting demand and the availability and pricing of raw materials and transportation), (b) earthquakes, tornados, hurricanes, floods, acts of God and other force majeure events, (c) any Public Health Event or Public Health Measure (or changes or developments in respect of the foregoing following the date of this Agreement, including loss of customers, suppliers, Contracts or business relationships resulting from such Public Health Event or Public Health Measure), (d) acts of war (whether declared or not declared), sabotage, terrorism, military actions or the escalation thereof, (e) any changes in Law, regulations or accounting rules after the date hereof, or any changes after the date hereof in the enforcement of any of the foregoing, (f) the taking by the Parties of any action expressly required by this Agreement or the Related Agreements or the taking of any action by any Company Entity at the express written request of Purchaser, (g) the negotiation, entry into or public announcement of this Agreement or pendency of the Transactions, including (i) any suit, action or Proceeding in connection with the Transactions, (ii) any actions taken by or losses of Employees, customers, suppliers or other counterparties of the Company Entities, including as a result of the identity of Purchaser, and (h) the failure by the Company Entities to meet any financial or operating projections, estimates, budgets or other performance metrics for any period prior to, on or after the date of this Agreement; provided, that this clause (h) shall not prevent or otherwise affect a determination that any event, change, occurrence, fact, condition, circumstance or development underlying such failure to meet projections, estimates, budgets or other performance metrics has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Company Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Company Material Adverse Effect).
“Company MIP” means the Company Management Incentive Plan.
“Company MTI” means the Strategic Mid-Term Incentive Plan of the Company, dated as of July, 2011.
“Company Net Cash” means the amount (if any) by which the Cash and Cash Equivalents exceeds the Indebtedness of the Company Entities, in each case calculated as of the Determination Time in accordance with the Accounting Principles. For the avoidance of doubt, if the Cash and Cash Equivalents is less than such Indebtedness, the Company Net Cash shall be zero (0).
“Company Net Indebtedness” means the amount (if any) by which the sum of the Cash and Cash Equivalents is less than the Indebtedness of the Company Entities, in each case calculated as of the Determination Time in accordance with the Accounting Principles. For the avoidance of doubt, if the Cash and Cash Equivalents exceeds such Indebtedness, the Company Net Indebtedness shall be zero (0).
“Company Nonqualified Plans” means the SERP, the Elkay Manufacturing Company Non-Qualified Deferred Compensation Plan and the Elkay Manufacturing Company Section 409A Non-Qualified Deferred Compensation Plan.
“Company Nonqualified Plans Indebtedness Amount” means an amount determined as of the Determination Time in accordance with the Accounting Principles equal to (i) the total amount of accrued benefits under the Company Nonqualified Plans multiplied by the After-Tax Rate, minus (ii) the total amount of any assets held in trust for the purpose of paying the benefits of such Company Nonqualified Plans, net of any taxes payable upon such assets upon withdrawal or liquidation, determined by applying the After-Tax Rate to such assets to the extent taxable.
“Company Owned Intellectual Property” means the Intellectual Property owned or purported to be owned by the Company Entities.
“Company Owned Software” means all Software owned, or purported to be owned, by the Company Entities.
“Company Patents” means the Patents owned, or purported to be owned, by the Company Entities.
“Company Real Property” has the meaning set forth in Section 5.11(b).
“Company Retention Bonus Agreements” means the retention bonus agreements entered into between the applicable Company Entity and those certain Employees set forth on Schedule 5.16(a), which provide for retention bonus payments to such employees within thirty (30) days of the earliest to occur of the closing of a change in control or initial public offering and September 1, 2022, subject, in each case, to the terms of the applicable agreement.
“Company Share” means a share of Company Common Stock.
“Company Solicitation Statement” has the meaning set forth in Section 8.3(a).
“Company Stockholder” means a holder of Company Common Stock.
“Company Stockholder Debtor” means a Company Stockholder to whom a Company Stockholder Loan has been made by the Company.
“Company Stockholder Loans” has the meaning set forth in Section 5.3(d).
“Company Stockholder Support Agreement” has the meaning set forth in the Recitals.
“Company Stockholder Written Consent Deadline” has the meaning set forth in Section 8.3(b).
“Company Subsidiaries” has the meaning set forth in Section 5.4(a).
“Company Systems” has the meaning set forth in Section 5.12(e).
“Company Tax Certificate” has the meaning set forth in Section 8.14(c).
“Company Tax Counsel” has the meaning set forth in Section 8.14(c) .
“Company Trademarks” means all registered or material unregistered Trademarks owned, or purported to be owned, by the Company Entities.
“Competing Transaction” has the meaning set forth in Section 8.9.
“Compliant” means, with respect to the Purchaser Financial Statements, the information contained therein, when taken as a whole, does not or will not, when furnished, contain any untrue statement of a material fact or omit to state any material fact necessary, in each case in order to make the Purchaser Financial Statements not misleading in light of circumstances in which made.
“Confidential Information” means any proprietary, trade secret, or other sensitive business information the disclosure of which could result in harm, financial loss, or competitive disadvantage.
“Confidentiality Agreement” means the confidentiality letter agreement, dated December 20, 2021, between the Company and Purchaser relating to the Transactions, as amended, restated, or otherwise modified from time to time.
“Consent” means a consent, authorization or approval of, or a filing or registration with, or waiver, license, permit, variance or exemption from, a Person.
“Continuing Employees” has the meaning set forth in Section 8.15(a).
“Contract” means any contract, agreement, lease, license, indenture, mortgage, note, bond, guaranty or other legally binding commitment, arrangement or understanding, whether written or oral, and any ancillary documents related thereto, such as purchase orders, sales orders, subscription agreements, statements of work, and amendments or addendums thereto.
“Copyright” has the meaning set forth in the definition of Intellectual Property.
“Counsel” has the meaning set forth in Section 13.16.
“Current Assets” means, without duplication, only those line items shown on Schedule 1.3 as current assets of the Company Entities and as determined as of the Determination Time in accordance with the Accounting Principles; provided, however, that such line items shall exclude, for the avoidance of doubt, Cash and Cash Equivalents and any current Income Tax assets and deferred Tax assets.

“Current Liabilities” means, without duplication, only those line items shown on Schedule 1.3 as current liabilities of the Company Entities and as determined as of the Determination Time in accordance with the Accounting Principles; provided, however, that such line items shall exclude, for the avoidance of doubt, any current Income Tax liabilities and deferred Income Tax liabilities.
“D&O Indemnified Person” has the meaning set forth in Section 8.7(a).
“D&O Tail” has the meaning set forth in Section 8.7(b).
“Data Privacy Requirements” has the meaning set forth in Section 5.12(g).
“Data Security Incident” has the meaning set forth in Section 5.12(g).
“Determination Time” means 12:01 a.m. Central Time on the Closing Date.
“DGCL” has the meaning set forth in the Recitals.
“Disclosure Schedules” means, collectively, the Company Disclosure Schedules and Purchaser Disclosure Schedules.
“Dispute Notice” has the meaning set forth in Section 11.5(a).
“Dispute Period” has the meaning set forth in Section 11.5(a).
“Dissenting Shares” has the meaning set forth in Section 2.7.
“Dollars” or numbers preceded by the symbol “$” mean amounts in U.S. Dollars.
“Effective Time” has the meaning set forth in Section 2.2.
“EIS” means, collectively, Elkay Interior Systems International, Inc. and all of its Subsidiaries as listed on Schedule 1.6 hereto.
“EIS Virginia Lease” means that certain Office Lease Agreement, dated as of May 31, 1996 (as amended), by and between TIP Owner, L.L.C. and Digney York Associates, LLC.
“Elkay Asia Tax Refund” has the meaning set forth in Section 11.6(b).
“Employees” means, as of any time of determination, those individuals employed by the Company Entities at such time.
“Enforceability Limitations” means limitations on enforcement and other remedies imposed by or arising under applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally or the availability of injunctive relief and other equitable remedies.
“Environmental Claim” means any and all administrative or judicial Orders, Liens, or Proceedings, whether criminal, regulatory, administrative or civil, pursuant to or relating to any applicable Environmental Law or Environmental Permit.
“Environmental Law” means any applicable Laws or provisions in any Real Property Lease concerning the protection of human health from pollution or Hazardous Substances or protection of the environment (including ambient or indoor air, surface water, groundwater, sediment, land, surface or subsurface strata, and natural resources or worker health and safety), including Laws (a) imposing Liability in connection with Releases of Hazardous Substances, including the cleanup, investigation or remediation relative to any Release or threatened Release, (b) relating to worker health and safety, including exposure to Hazardous Substances and (c) otherwise relating to the manufacture, processing, packaging, labeling, reporting, distribution, use, treatment, storage, disposal, recycling, emission, Release, transport, registration, or handling of or exposure to Hazardous Substances (including products containing Hazardous Substances).
“Environmental Permit” means any Permit required by or issued pursuant to any Environmental Law.

“Equity Interests” means (a) shares of capital stock, limited liability company membership interests, partnership interests or other equity interests of an entity, as applicable, and (b) any options, warrants, phantom stock, convertible notes or other securities exercisable for or convertible into any of the securities described in clause (a).
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means, with respect to any Person, any corporation, trade or business which, together with such Person, is a member of a controlled group of corporations or a group of trades or businesses under common control within the meaning of Sections 414(b) or (c) of the Code.
“Escrow Agent” has the meaning set forth in Section 2.6.
“Escrow Agreement” has the meaning set forth in Section 2.6.
“Escrow Dividends” has the meaning set forth in Section 2.6(c).
“Escrow Shares” means the Purchaser Common Stock included in the Adjustment Escrow Shares Amount and the Indemnity Shares Amount, but only for so long as they are held in escrow pursuant to the Escrow Agreement and have not been released to the Exchange Agent for disbursement to the Company Stockholders, or to Purchaser in satisfaction of amounts owed pursuant to Section 4.2(d) or 11.2, as applicable.
“Estimated Adjustment Cash Amount” means (i) if the Estimated Net Adjustment Amount is a positive number, an amount in cash equal to the Estimated Net Adjustment Amount, and (ii) if the Estimated Net Adjustment Amount is a negative number, the Estimated Adjustment Cash Amount shall be zero (0).
“Estimated Adjustment Shares Amount” means (i) if the Estimated Net Adjustment Amount is a negative number, that number of shares of Purchaser Common Stock (which shall be deemed to be a positive number such that it reduces the Per Share Closing Stock Amount) equal to the absolute value of the Estimated Net Adjustment Amount divided by the Purchaser Share Price, and (ii) if the Estimated Net Adjustment Amount is a positive number, the Estimated Adjustment Shares Amount shall be zero (0).
“Estimated Adjustment Statement” has the meaning set forth in Section 4.1(a).
“Estimated Net Adjustment Amount” has the meaning set forth in Section 4.1(a).
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Exchange Agent” has the meaning set forth in Section 3.1.
“Exchange Agent Agreement” has the meaning set forth in Section 3.1.
“Exchange Fund” has the meaning set forth in Section 3.1.
“Final Net Adjustment Amount” means the Net Adjustment Amount, as finally determined pursuant to Section 4.2.
“Foreign Official” means (i) any official, officer or employee of a foreign Governmental Authority, or any department, agency, instrumentality (including state owned or controlled entities) or public company, of a public international organization, members of a royal family, or any person acting in an official capacity for or on behalf of any such Governmental Authority, department, agency or instrumentality, or for or on behalf of a public international organization, or family members thereof, (ii) candidate for foreign public office, foreign political party or foreign political campaign, or (iii) any foreign political party or official or family members thereof.
“Form S-4” has the meaning set forth in Section 6.5(a).
“FTC” means the Federal Trade Commission.
“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any federal, state, provincial, local, foreign or supra-national government or other political subdivision thereof, or any multinational organization or authority, or any entity, body, authority, agency, commission, court, tribunal or judicial body entitled to exercise executive, legislative, judicial, regulatory, arbitral, police or administrative law functions or power, including quasi-governmental, self-regulated or private entities established to perform such functions.
“Hazardous Substance” means petroleum, petroleum hydrocarbons or petroleum products, petroleum by-products, radioactive materials, asbestos or asbestos-containing materials, gasoline, diesel fuel, pesticides, radon, urea formaldehyde, lead or lead-containing materials, polychlorinated biphenyls, per- and polyfluoroalkyl substances, including PFOA, PFOS and GenX, or any material, chemical, waste or substance in any amount or concentration that it is regulated or controlled as a “hazardous substance,” “hazardous material,” “toxic substance”, “pollutant,” “contaminant” or “hazardous waste” under or for which Liability can be imposed or result any applicable Environmental Law.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“Income Taxes” means Taxes imposed on or measured by or determined with reference to gross or net income (however denominated) (but not including, for the avoidance of doubt, any withholding, sales, use, real or personal property, transfer or similar Taxes).
“Indebtedness” means, with respect to any Person, without duplication, the principal, accrued and unpaid interest and any prepayment premiums, penalties or other fees and expenses, and any expense reimbursement or other payment obligations, in each case determined as of the Determination Time in accordance with the Accounting Principles, in respect of (a) all indebtedness of such Person for borrowed money (including the JPMorgan Credit Facility), loans or advances or indebtedness issued in substitution or exchange for borrowed money or for the deferred purchase price of property or services (but excluding any current trade payables or similar obligations), (b) all obligations evidenced by notes, bonds, debentures or other similar instruments, (c) all obligations under conditional sale, consignment, retention or similar arrangements relating to property acquired, including earn-out payments, holdback and escrows, (d) all reimbursement, payment or similar obligations, contingent or otherwise, under any banker’s acceptance, letter of credit or similar facility, in each case, solely to the extent drawn upon, (e) all obligations under surety bonds and performance bonds, in each case, solely to the extent drawn upon, (f) all obligations under any interest rate or currency derivative, foreign exchange contracts, hedging, swap or similar instrument, (g) the Company’s liability in respect of the settlement price of any commodity hedge or commodity derivative, (h) all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the indebtedness secured thereby has been assumed, (i) all capital lease obligations, (j) the Company Nonqualified Plans Indebtedness Amount and the Phantom Stock Amount, (k) the aggregate amount of any compensation payable to Ronald C. Katz in respect of employment compensation, board services or other services rendered to the Company Entities with respect to periods prior to the Closing, (l) outstanding severance or other compensatory payments arising prior to the Closing with respect to the Persons set forth on Schedule 5.16(a) and outstanding severance, board fees or other compensatory payments to other Persons otherwise arising out of any termination of any Employee or director during the period beginning on the date hereof and ending on the Closing Date at the Effective Time (but excluding, for purposes of this clause (l), the Permitted M/N Grant and without double counting any obligation accrued as a Current Liability in connection with Net Working Capital), (m) the Net Tax Amount, but only to the extent the Net Tax Amount is a positive number, (n) any amounts deferred pursuant to the CARES Act or IRS Notices 2020-65 or 2021-11, (o) the Transaction Costs, (p) the aggregate amount of any customer deposits, (q) the aggregate amount of any outstanding intercompany obligations owed to or by any Company Entity, on the one hand, and to or from EIS on the other hand (but excluding, for the avoidance of doubt, the guaranty by the Company of the EIS Virginia Lease), (r) the aggregate amount of any outstanding dividends payable to Company Stockholders in respect of Company Shares (excluding, for the avoidance of doubt, any dividends payable to Company Stockholders hereunder in respect of the Purchaser Shares), (s) all accrued liabilities under the Company MTI, (t) those certain liabilities set forth on Schedule 1.7, (u) Transfer Taxes allocable to Company Stockholders under Section 8.14(g), and (v) all Liabilities of any other Person described in clauses (a) through (u) above that such first Person has, directly or indirectly, guaranteed or assumed, or that is otherwise such first Person’s legal obligation.

“Indemnification Shares” has the meaning set forth in Section 11.5(f).
“Indemnified Party” means a Purchaser Indemnified Party or a Company Indemnified Party, as applicable.
“Indemnifying Party” has the meaning set forth in Section 11.5(a).
“Indemnity Notice” has the meaning set forth in Section 11.5(e).
“Indemnity Shares Amount” means that number of shares of Purchaser Common Stock which, when valued at the Purchaser Share Price, has an aggregate value of Twenty-Five Million Dollars ($25,000,000).
“Intellectual Property” means all registered and unregistered intellectual property or other proprietary rights anywhere in the world, including: (a) patents, patent applications, patent disclosures, inventions (whether patentable or not and whether or not reduced to practice), registered designs, industrial models, industrial designs, utility models, certificates of invention, designs (“Patents”), (b) registered and unregistered trademarks, service marks, corporate names, trade names, service names, brand names, product names, slogans, logos, trade dress and Internet domain names, social media names, “tags” and “handles,” and other source indicators, together with the goodwill exclusively associated with any of the foregoing (“Trademarks”), (c) copyrights, copyrighted works, and copyrightable works, works of authorship, whether published or unpublished, including all website content and code, documentation, advertising copy, marketing materials, mask works, product packaging, specifications, translations, drawings, graphics, database rights, Software, and moral rights (“Copyrights”), (d) registrations and applications, provisionals, continuations, continuations-in-part, divisionals, re-examinations, reissues, renewals, foreign counterparts, and similar rights for any of the foregoing in clauses (a) through (c), (e) Know-How, (f) royalties, fees, income, payments, and other proceeds now or hereafter due or payable with respect to any of the foregoing, and (g) claims, causes of action, and remedies including claims for damages, restitution, and injunctive or other legal or equitable relief against past, present, and future infringement, misappropriation, or other violation relating to any of the foregoing.
“Interim Balance Sheet” has the meaning set forth in the definition of Unaudited Carve-Out Financial Statements, and “Interim Balance Sheet Date” means the date of the Interim Balance Sheet.
“Investment Agreement” has the meaning set forth in the Recitals.
“JPMorgan Credit Facility” means that certain Credit Agreement, dated as of December 16, 2021, by and among the Company, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Citibank, N.A., as Syndication Agent and BMO Harris Bank N.A., HSBC Bank USA, National Association and PNC Bank, National Association, as Co-Documentation Agents.
“Know-How” means trade secrets and all other confidential or proprietary information, know-how, discoveries, improvements, formulae (including product formulations), practices, processes, procedures, ideas, specifications, proposals, models, methodologies, inventor’s notes, designs, plans, business and marketing plans, market know-how and customer lists and information, technical and engineering data, databases, and data collections.
“Law” means any law (including common law), statute, standard, resolution, regulation or promulgation, ordinance, rule, code, constitution, treaty, requirement or rule of law enacted, promulgated, issued, released or imposed by any Governmental Authority, or any Order, or any license, franchise, Permit or similar right granted under any of the foregoing, or any similar provision or duty or obligation having the force or effect of law.
“Leased Real Property” has the meaning set forth in Section 5.11(b).
“Letter of Transmittal” has the meaning set forth in Section 3.2(a).
“Liability” means any debt, liability, commitment or obligation of any nature, whether pecuniary or not, asserted or unasserted, accrued or unaccrued, absolute or contingent, matured or unmatured, liquidated or unliquidated, determined or determinable or otherwise, incurred or consequential, known or unknown and whether due or to become due, including those arising under any Contract, Law or Order.

“Lien” means any lien, mortgage, pledge, charge, security interest, imperfection of title, encroachment, lease, license, easement, right-of-way, covenant, condition, restriction, adverse claim or other encumbrance.
“Lookback Date” means January 1, 2019.
“Losses” means any loss, Liability, damage, fine, fee, penalty, deficiency, Tax or expense (including interest, court costs, fees of attorneys, accountants and other experts or other expenses of litigation or other Proceedings or of any claim, default or assessment or pursuit of rights to indemnification).
“Management Stock Plan” means the amended and restated Management Stock Purchase Plan of Elkay Manufacturing Company, originally adopted on March 25, 1985, as amended.
“Material Contracts” has the meaning set forth in Section 5.14.
“Material Customer” has the meaning set forth in Section 5.13(a).
“Material Supplier” has the meaning set forth in Section 5.13(b).
“Merger” has the meaning set forth in the Recitals.
“Merger Consideration” has the meaning set forth in Section 2.5(a).
“Merger Sub” has the meaning set forth in the preamble to this Agreement.
“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.
“Net Adjustment Amount” means an amount (which shall be negative if clause (ii) exceeds clause (i); provided that, for the avoidance of doubt, clause (i) and clause (ii) shall each be positive numbers) equal to:
(i)   the sum of (A) if the Net Working Capital exceeds the Working Capital Ceiling, the amount by which the Net Working Capital exceeds the Working Capital Ceiling (which, for the avoidance of doubt, will equal zero (0) if the Net Working Capital does not exceed the Working Capital Ceiling) plus (B) the amount of the Company Net Cash (if any), minus
(ii)   the sum of (x) if the Net Working Capital is less than the Working Capital Floor, the amount by which the Net Working Capital is less than the Working Capital Floor (which, for the avoidance of doubt, will equal zero (0) if the Net Working Capital is not less than the Working Capital Floor) plus (y) the amount of the Company Net Indebtedness (if any);
provided, that notwithstanding anything to the contrary contained herein, if the Net Working Capital amount is greater than or equal to the Working Capital Floor, but less than or equal to the Working Capital Ceiling, clauses (i)(A) and (ii)(x) of this definition, as applicable, will equal zero (0).
“Net Tax Amount” means, with respect to the Company Entities, the excess (if any) of (a) the amount of the Company Entities’ accrued Income Taxes with respect to any Tax Return related to a Pre-Closing Tax Period with an original due date (including applicable extensions) after the Closing Date (calculated in a manner consistent with Section 8.14(f)), which for the avoidance of doubt shall not be reduced by any amount included in clause (b), over (b) any estimated Income Tax payments made by or on behalf of the Company Entities with respect to such Taxes. For the avoidance of doubt, the calculation of the “Net Tax Amount” can be a negative number.
“Net Working Capital” means an amount equal to Current Assets minus Current Liabilities, in each case as calculated in accordance with the Accounting Principles, as illustrated in the calculation set forth on Schedule 1.3.
“Notice of Acceptance” has the meaning set forth in Section 4.2(b)(i).
“Notice of Disagreement” has the meaning set forth in Section 4.2(b)(ii).
“NYSE” means the New York Stock Exchange.
“Observer” has the meaning set forth in the Recitals.

“Order” means any order, writ, judgment, decree, injunction, stipulation, settlement, award or consent order of or with any Governmental Authority.
“Open Source Software” has the meaning set forth in Section 5.12(f).
“Organizational Documents” means the certificate or articles of incorporation, certificate of formation, bylaws, limited liability company agreement, shareholders agreement or voting agreement among equity owners, and other governing documents of an entity, as applicable, in each case as amended.
“Outside Date” has the meaning set forth in Section 10.1(b)(i).
“Owned Real Property” has the meaning set forth in Section 5.11(a).
“Party” and “Parties” have the meanings set forth in the preamble to this Agreement.
“Patent” has the meaning set forth in the definition of Intellectual Property.
“Per Share Amount” means, with respect to each Company Share outstanding as of the Closing Date immediately prior to the Effective Time (after giving effect to any repurchases and net exercises under the Management Stock Plan), the Per Share Stock Amount for such Company Share, plus the Per Share Cash Amount for such Company Share, if any.
“Per Share Cash Amount” means, with respect to each Company Share outstanding as of the Closing Date immediately prior to the Effective Time (after giving effect to all repurchases and net exercises under the Management Stock Plan), an amount of cash equal to:
(i)   the Aggregate Adjustment Cash Amount; divided by
(ii)   the total number of outstanding Company Shares as of the Closing Date immediately prior to the Effective Time (and assuming, for the avoidance of doubt, all repurchases and net exercises under the Management Stock Plan have occurred).
“Per Share Closing Stock Amount” means, with respect to each Company Share outstanding as of the Closing Date immediately prior to the Effective Time (after giving effect to all repurchases and net exercises under the Management Stock Plan), that number of shares of Purchaser Common Stock equal to:
(i)   (A) the Base Purchaser Share Amount, minus (B) the Estimated Adjustment Shares Amount, minus (C) the Adjustment Escrow Shares Amount, minus (D) the Indemnity Shares Amount; divided by
(ii)   the total number of outstanding Company Shares as of the Closing Date immediately prior to the Effective Time (and assuming, for the avoidance of doubt, all repurchases and net exercises under the Management Stock Plan have occurred).
“Per Share Post-Closing Stock Adjustment Amount” means, with respect to each Company Share outstanding as of the Closing Date immediately prior to the Effective Time, that number of shares of Purchaser Common Stock equal to:
(i)   the Post-Closing Adjustment Shares Amount; divided by
(ii)   the total number of outstanding Company Shares as of the Closing Date immediately prior to the Effective Time (and assuming, for the avoidance of doubt, all repurchases and net exercises under the Management Stock Plan have occurred).
“Per Share Stock Amount” means, with respect to each Company Share outstanding as of the Closing Date immediately prior to the Effective Time (after giving effect to all repurchases and net exercises under the Management Stock Plan), the Per Share Closing Stock Amount for such Company Share, plus the Per Share Post-Closing Stock Adjustment Amount for such Company Share, if any.
“Permit” means any permit, license, approval, registration or other authorization required to be obtained by any Governmental Authority.
“Permitted Liens” means (a) Liens for or in respect of Taxes or other governmental charges that are either (i) not yet due and payable, or (ii) that are being contested in good faith by appropriate Proceedings and for which an adequate and specific reserve has been established in accordance with GAAP, (b) workers’, mechanics’, materialmen’s, repairmen’s, suppliers’, carriers’, tenants’ or similar Liens arising in the ordinary course of business with respect to obligations that are not yet due and payable, (c) all covenants, conditions, restrictions (including any zoning, entitlement, conservation, restriction and other land use and environmental regulations by Governmental Authorities), easements, charges, rights-of-way, and other Liens that, individually or in the aggregate, do not materially impair the use or materially detract from the value of the real property affected thereby, (d) Liens of lessors arising under any Real Property Lease that individually or in the aggregate, do not materially impair the use of the real property affected thereby; (e) Liens that affect the underlying fee interest of any Leased Real Property that individually or in the aggregate, do not materially impair the use of the real property affected thereby; (f) all other Liens on tangible personal property that, individually or in the aggregate, do not materially impair the use or materially detract from the value of the property subject to such Liens or the use of such property in the Business and (g) solely with respect to Equity Interests, restrictions on transfer imposed under applicable securities Laws.
“Permitted M/N Option Grants” has the meaning set forth in Section 8.23.
“Person” means any individual, corporation, limited liability company, partnership, joint venture, trust, Governmental Authority or other legal entity.
“Personal Data” means any information that identifies, relates to, describes, is capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular natural person or household.
“Phantom Stock Amount” means, without duplication of amounts included in clause (i) of the definition of Indebtedness, the aggregate amount payable, upon redemption, to the holders of phantom stock pursuant to the Phantom Stock Plan.
“Phantom Stock Plan” means the Phantom Stock Plan of Elkay Manufacturing Company, effective as of March 16, 2016.
“Post-Closing Adjustment Amount” means the amount (which shall be negative if clause (ii) exceeds clause (i)) equal to the (i) Final Net Adjustment Amount minus (ii) the Estimated Net Adjustment Amount.
“Post-Closing Adjustment Shares Amount” means the aggregate number of shares of Purchaser Common Stock issuable to the Company Stockholders in accordance with Section 4.2(d) (if any).
“Post-Closing Company-Prepared Income Tax Return” has the meaning set forth in Section 8.14(c).
“Pre-Closing Tax Period” means (a) any taxable period ending on or before the Closing Date and (b) with respect to a Straddle Period, any portion thereof ending on the Closing Date.
“Pre-Closing Taxes” means, (a) with respect to a Pre-Closing Tax Period, without duplication of any amount included in the Final Net Adjustment Amount, (i) all Income Taxes with respect to any Company Entity with respect to any Pre-Closing Tax Period (calculated in accordance with Section 8.14(d)), (ii) any Income Taxes of any member of any consolidated, combined or unitary or aggregate group of which any Company Entity is or has been a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 (or any corresponding or similar provision of state, local or foreign Tax Law) and (iii) any and all Income Taxes of any Person (other than any Company Entity) imposed on any Company Entity as transferee or successor, by assumption, operation of Law, Contract or otherwise (including any Tax sharing agreement), (b) any expected Tax Refund included in Cash or Cash Equivalents in the Final Net Adjustment Amount, to the extent (i) any such Tax Refund is not received from the IRS, Treasury or other appropriate Governmental Authority before the second (2nd) anniversary of the Closing Date or (ii) notice is received from the IRS, Treasury, Congressional Joint Committee on Taxation, or other appropriate Governmental Entity that such Tax Refund is being rejected or challenged, and (c) the total amount of withholding Taxes that must be remitted by the Company Entities, as well as the employer portion of such Taxes, with respect to the exercise of the Permitted M/N Option Grants immediately prior to the Closing (to the extent not accrued as a Transaction Cost).
“Privileged Communications” has the meaning set forth in Section 13.16.

“Pro Rata Portion” means, with respect to each Company Stockholder, an amount equal to the quotient obtained by dividing (a) the number of total outstanding Company Shares held by such Company Stockholder as of the Closing Date immediately prior to the Effective Time (and assuming, for the avoidance of doubt, all repurchases and net exercises under the Management Stock Plan have occurred) by (b) the total number of outstanding Company Shares held by all Company Stockholders as of the Closing Date immediately prior to the Effective Time (and assuming, for the avoidance of doubt, all repurchases and net exercises under the Management Stock Plan have occurred).
“Proceeding” means an action, cause of action, including administrative actions, claim, suit, arbitration, proceeding, audit, hearing, examination, investigation or other litigation (whether in law or in equity and whether civil, criminal, administrative or investigative) controversy, assessment, grievance, inquiry, mediation, charge, complaint, demand, notice or notices of violations to, from, by or before any Governmental Authority or any mediator, including any charge or complaint filed with the National Labor Relations Board or the Equal Employment Opportunity Commission.
“Prohibited Party” has the meaning set forth in Section 5.25(b)(ii).
“Proposed Adjustment” has the meaning set forth in Section 4.2(b)(ii).
“Proxy Statement” has the meaning set forth in Section 8.2(a).
“Public Health Event” means any disease outbreak, epidemic, pandemic or plague, regardless of stage, including the outbreak or escalation of the novel coronavirus disease, COVID-19 virus (SARS-COV-2 and related strains and sequences) or mutation (or antigenic shift) thereof or a public health emergency resulting therefrom, in each case, as declared by a Governmental Authority.
“Public Health Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Order, action, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to a Public Health Event.
“Purchaser” has the meaning set forth in the preamble to this Agreement.
“Purchaser Board” has the meaning set forth in the Recitals.
“Purchaser Change in Recommendation” has the meaning set forth in Section 8.5(b).
“Purchaser Common Stock” means the common stock, par value $0.01 of Purchaser.
“Purchaser Disclosure Schedules” has the meaning set forth in Article VI.
“Purchaser Financial Advisor” has the meaning set forth in Section 6.22.
“Purchaser Financial Statements” means the financial statements of Purchaser set forth in Purchaser’s most recent Form 10-K and most recent Form 10-Q filed on the SEC’s EDGAR database.
“Purchaser Fundamental Representations” means the representations and warranties set forth in Sections 6.1(a) and 6.1(c) (Organization of Purchaser and Merger Sub), Section 6.2 (Authorization; Board Approval; Voting Requirements), Section 6.3 (Capitalization of Purchaser and Merger Sub) and Section 6.24 (Reorganization).
“Purchaser Indemnified Parties” has the meaning set forth in Section 11.2(a).
“Purchaser Intellectual Property” means, collectively the Purchaser Owned Intellectual Property and the Purchaser Licensed Intellectual Property.
“Purchaser Intervening Event” means a fact, circumstance, condition, development, change, event, occurrence or effect that is material to Purchaser and its Subsidiaries, taken as a whole, which was not known by, or if known, the effect of which was not reasonably foreseeable by, the Purchaser Board as of or prior to the date hereof, and which becomes known to the Purchaser Board prior to the Required Purchaser Stockholder Approval; provided, however, that none of the following shall constitute, be deemed to contribute to, or otherwise be taken into account in determining whether there has been a Purchaser Intervening

Event: (A) any changes in the market price or trading volume of Company Shares or Purchaser Common Stock, in and of itself; and (B) the fact that, in and of itself, Purchaser or any of its Subsidiaries exceeds any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period ending after the date of this Agreement (it being understood that the underlying facts giving rise or contributing to events described in clauses (A) and (B) may be taken into account in determining whether there has been a Purchaser Intervening Event if such facts are not otherwise excluded under this definition).
“Purchaser’s Knowledge” means the knowledge, following due inquiry of those persons set forth on Schedule 1.8.
“Purchaser Leased Real Property” has the meaning set forth in Section 6.8(b).
“Purchaser Licensed Intellectual Property” means all Intellectual Property that any Person other than Purchaser owns and that Purchaser is permitted to use in the operation of its business, whether or not used by Purchaser as of the date hereof.
“Purchaser Material Adverse Effect” means any event, change, occurrence, fact, condition, circumstance or development that, individually or in the aggregate, (i) has or would reasonably be expected to have a material adverse effect on the business or the financial condition or results of operations of Purchaser and its Subsidiaries taken as a whole, or (ii) would or would reasonably be expected to have a material adverse effect on the ability of Purchaser to consummate the Transactions or perform its obligations hereunder; provided, however, that solely in the case of clause (i), none of the following shall, either alone or in combination, constitute or be taken into account in determining whether a Purchaser Material Adverse Effect has occurred (except in the case of clauses (a), through (e), to the extent that such event, change, occurrence, fact, condition, circumstance or development has a disproportionate impact on Purchaser and its Subsidiaries, taken as a whole, as compared to other participants engaged in the industries in which Purchaser operates): (a) general economic, business, political, industry, trade or credit, financial or capital market conditions (whether in the United States or internationally), including any conditions affecting generally the industries or markets in which Purchaser and its Subsidiaries operate (including conditions affecting demand and the availability and pricing of raw materials and transportation), (b) earthquakes, tornados, hurricanes, floods, acts of God and other force majeure events, (c) any Public Health Event or Public Health Measure (or changes or developments in respect of the foregoing following the date of this Agreement, including loss of customers, suppliers, Contracts or business relationships resulting from such Public Health Event or Public Health Measure), (d) acts of war (whether declared or not declared), sabotage, terrorism, military actions or the escalation thereof, (e) any changes in Law, regulations or accounting rules after the date hereof, or any changes after the date hereof in the enforcement of any of the foregoing, (f) the taking by the Parties of any action expressly required by this Agreement or the Related Agreements or the taking of any action by Purchaser at the express written request of the Company, (g) the negotiation, entry into or public announcement of this Agreement or pendency of the Transactions, including (i) any suit, action or Proceeding in connection with the Transactions, (ii) any actions taken by or losses of employees, customers, suppliers or other counterparties of Purchaser or its Subsidiaries, including as a result of the identity of the Company, and (h) the failure by Purchaser or its Subsidiaries to meet any financial or operating projections, estimates, budgets or other performance metrics for any period prior to, on, or after the date of this Agreement; provided, that this clause (h) shall not prevent or otherwise affect a determination that any event, change, occurrence, fact, condition, circumstance or development underlying such failure to meet projections, estimates, budgets or other performance metrics has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Purchaser Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Purchaser Material Adverse Effect).
“Purchaser Material Contract” has the meaning set forth in Section 6.10.
“Purchaser Owned Intellectual Property” means the Intellectual Property owned or purported to be owned by Purchaser or any of its Subsidiaries.
“Purchaser Owned Real Property” has the meaning set forth in Section 6.8(a).
“Purchaser Plans” has the meaning set forth in Section 8.15(b).

“Purchaser Real Property” has the meaning set forth in Section 6.8(b).
“Purchaser Real Property Lease” has the meaning set forth in Section 6.8(b).
“Purchaser Recommendation” means a recommendation by the Purchaser Board to the Purchaser Stockholders that the Purchaser Stockholders entitled to vote thereon approve the issuance of the Purchaser Shares.
“Purchaser Record Date” has the meaning set forth in Section 8.5(a).
“Purchaser SEC Documents” has the meaning set forth in Section 6.23(a).
“Purchaser Share” means a share of Purchaser Common Stock issued pursuant to the terms of this Agreement; provided, that the Escrow Shares shall not constitute Purchaser Shares unless and until released from escrow in accordance with this Agreement and the Escrow Agreement for disbursement to the Company Stockholders.
“Purchaser Share Price” means the volume weighted average price, rounded to four decimal points, of a share of Purchaser Common Stock in the period starting on the tenth (10th) consecutive full trading day prior to the Effective Time and ending on the second (2nd) full trading day prior to the Effective Time.
“Purchaser Stockholders” means the holders of Purchaser Common Stock as of the Purchaser Record Date.
“Purchaser Stockholders Meeting” has the meaning set forth in Section 8.5(a).
“Purchaser Subsidiaries” has the meaning set forth in Section 6.4(a).
“Purchaser Tax Certificate” has the meaning set forth in Section 8.14(c).
“Purchaser Termination Fee” has the meaning set forth in Section 10.2(b).
“R&W Insurance Policy” means a buy-side insurance policy, issued by QBE Insurance Corporation, with respect to the representations and warranties of the Company in this Agreement and any Related Agreements.
“Real Property Lease” has the meaning set forth in Section 5.11(b).
“Registration Rights Agreement” has the meaning set forth in Section 3.9(e).
“Related Agreement” means any Contract that is to be entered into at the Closing or otherwise pursuant to this Agreement on or prior to the Closing Date, including the Company Stockholder Support Agreements, the Investment Agreement, the Registration Rights Agreement, the Exchange Agent Agreement, the Escrow Agreement, the Board Observer Agreement and the Spinoff Documents. The Related Agreements executed by a specified Person shall be referred to as “such Person’s Related Agreements,” “its Related Agreements,” or other similar expression.
“Related Party” means (a) each Affiliate of a Company Entity, (b) each individual who is an officer or director of a Company Entity, (c) each holder of Company Shares who owns of record in excess of five percent (5%) of the outstanding Company Common Stock, (d) each member of the immediate family of each of the individuals referred to in clauses (a) or (b) above, as applicable; and (e) any trust or other entity (other than a Company Entity) in which any one of the individuals referred to in clauses (a), (b), (c) and (d) above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary, equity or other financial interest.
“Release” means any spill, emission, leaking, pumping, pouring, emptying, leaching, escaping, migrating, dumping, injecting, disposal or discharging of any Hazardous Substance into the environment.
“Released Party” has the meaning set forth in Section 8.24.
“Releasing Party” has the meaning set forth in Section 8.24.

“Remedial Action” means any action that is required under any Environmental Law or by a Governmental Authority to (a) investigate, clean up, remediate, remove, respond to, treat or in any other way address a Release, or a threat of Release, into the environment, including the performance of required studies, investigations, restoration or monitoring, or (b) assess or restore the environment or natural resources.
“Representatives” means with respect to any Person, such Person’s Affiliates and its and their respective directors, officers, managers, employees, agents, representatives, attorneys, insurance providers, investment bankers and other advisors.
“Required Company Stockholder Approval” has the meaning set forth in Section 5.2(c).
“Required Purchaser Stockholder Approval” means the affirmative vote at the Purchaser Stockholders Meeting or any adjournment or postponement thereof at which a quorum is present of the holders of a majority of Purchaser Common Stock entitled to vote, present in person or represented by proxy, approving the issuance of the Purchaser Shares in connection with the Merger.
“Restraints” has the meaning set forth in Section 9.1(e).
“Review Period” has the meaning set forth in Section 4.2(b).
“S-4 Effective Date” has the meaning set forth in Section 8.2(d).
“Sanctioned Countries” has the meaning set forth in Section 5.25(b)(i).
“SDN” has the meaning set forth in Section 5.25(b)(ii).
“SEC” means the Securities and Exchange Commission.
“Section 280G of the Code” has the meaning set forth in Section 8.16.
“Section 280G Payment” has the meaning set forth in Section 8.16.
“Section 280G Waiver” has the meaning set forth in Section 8.16.
“Section 1542” has the meaning set forth in Section 8.24.
“Securities Act” means the Securities Act of 1933, as amended.
“SEMS” means the Superfund Enterprise Management System.
“SERP” means the Elkay Manufacturing Company Supplemental Executive Retirement Plan.
“Software” means (a) computer programs, including software implementation of algorithms, models and methodologies, whether in source-code, object-code or human readable or other form, including firmware, operating systems, and specifications, (b) database software that is accessed using computer programs, (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (d) documentation, including programmer notes, user manuals and training materials, relating to such computer programs.
“Specified Courts” has the meaning set forth in Section 13.13.
“Spinoff” means the transactions contemplated by the Spinoff Documents.
“Spinoff Business” has the meaning set forth in the Spinoff Documents.
“Spinoff Documents” means the Contracts previously executed or to be executed by the Company and EIS in accordance with Section 8.17 in the forms attached hereto as Exhibit C.
“Stockholder Representative” has the meaning set forth in the preamble to this Agreement.
“Stockholder Representative Group” has the meaning set forth in Section 12.3.
“Straddle Period” means any taxable period that includes but does not end on the Closing Date.

“Subsidiary” of any Person means (a) any corporation, limited liability company, joint venture, trust or other legal entity, an amount of the voting Equity Interests of which sufficient to elect at least fifty percent (50%) of the board of directors, board of managers or other governing body of such corporation, limited liability company, joint venture, trust or other legal entity that is owned or controlled, directly or indirectly, by such Person or one or more other Subsidiaries of such Person or a combination thereof, or (b) any partnership of which such Person or another Subsidiary of such Person is the general partner; provided, that EIS shall be excluded where the term Subsidiary is used with respect to the Company Entities.
“Survival Expiration Date” has the meaning set forth in Section 11.1(a).
“Surviving Corporation” has the meaning set forth in the Recitals.
“Tail Policies” has the meaning set forth in Section 8.7(b).
“Takeover Laws” has the meaning set forth in Section 5.23.
“Tax” or “Taxes” means (a) all taxes and similar charges, fees, duties, levies or other assessments (including income, gross receipts, net proceeds, ad valorem, withholding, turnover, real or personal property (tangible and intangible), occupation, customs, import and export, sales, use, franchise, excise, goods and services, digital services, value added, stamp, user, transfer, registration, escheat or unclaimed property, recording, fuel, profit, excess profits, occupational, interest equalization, windfall profits, severance, payroll, unemployment, and social security or other taxes or fees) that are imposed by any Governmental Authority, in each case including any interest, penalties or additions to tax attributable thereto (or attributable to the nonpayment thereof) and (b) any liability in respect of any items described in clause (a) payable by reason of Contract, assumption, transferee or successor liability, operation of Law, Treasury Regulations Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under Law) or otherwise.
“Tax Claim” has the meaning set forth in Section 8.14(h).
“Tax Matters Agreement” means the Tax Matters Agreement, to be executed in connection with the Spinoff in accordance with Section 8.17, by and between the Company and Elkay Interior Systems International, Inc.
“Tax Refund” has the meaning set forth in Section 11.6(a).
“Tax Return” means any report, return or other information or filing required or permitted to be supplied to a Governmental Authority in connection with any Taxes, including any schedules, amendments or attachments to such reports, returns, declarations or other filings that are filed with or submitted to or that are required to be filed with or submitted to, any Governmental Authority.
“Third-Party Claim” has the meaning set forth in Section 11.5(a).
“Third-Party Consents” has the meaning set forth in Section 8.1(a).
“Trademark” has the meaning set forth in the definition of Intellectual Property.
“Transaction Costs” means to the extent incurred prior to the Closing and unpaid as of immediately prior to the Closing and without duplication, the sum of (a) all fees, costs and expenses incurred by the Company Entities or by any Company Stockholder, to the extent the Company Entities are liable to pay or reimburse such amounts in connection with the Transactions, including all such legal, accounting, investment banking (including any broker’s fee), Tax advisory, financial advisory and other fees and expenses of third parties incurred in connection with the negotiation, preparation, execution and effectuation of this Agreement or the Related Agreements, (b) the amount of any severance, success fee, change of control, retention, transaction bonus, golden parachute, sale bonus or similar payments and any employee benefit plan contributions related thereto made or to be made to current or former directors, employees or consultants or other service providers of the Company Entities, in each case which are single trigger obligations arising solely by virtue of the Transactions, including any amounts owed under the Company Retention Bonus Agreements (but without double counting amounts accrued in connection with Indebtedness), (c) the employer portion of any payroll Taxes for which the Company Entities will become liable, and the value to the Company of any deduction disallowed under Section 280G(a) of the Code for any excess parachute payments as defined under Section 280G(b) of the Code, in connection with the payment of any amounts pursuant to clause (b); (d) all fees, costs and expenses associated with obtaining D&O Tail and the Tail Policies; (e) fees, costs and expenses associated with obtaining any waivers, consents or approvals required to be obtained in connection with this Agreement, the Related Agreements or the transactions contemplated hereby and thereby (but excluding, for the avoidance of doubt, any fees required by the lenders solely in connection with the continuation of the JPMorgan Credit Facility to remain in effect after the Closing) and (f) the total amount of withholding Taxes that must be remitted by the Company Entities, as well as the employer portion of such Taxes, with respect to the exercise of the Permitted M/N Option Grants immediately prior to the Closing.
“Transaction Engagement” has the meaning set forth in Section 13.16.
“Transactions” has the meaning set forth in the Recitals.
“Transfer Taxes” has the meaning set forth in Section 8.14(g).
“Unaudited Carve-Out Financial Statements” means (i) the unaudited consolidated balance sheet of the Company’s “Water Solutions Business Unit” (as described therein) as of January 1, 2022 (the “Interim Balance Sheet”), and (ii) the related audited statements of income and retained earnings, stockholders’ equity and cash flow for the period then ended (including the notes thereto).
“Union Employees” has the meaning set forth in Section 5.17(b).
“Unresolved Adjustments” has the meaning set forth in Section 4.2(c).
“Unresolved Balance” has the meaning set forth in Section 4.2(c).
“U.S. Trade Controls” has the meaning set forth in Section 5.25(a).
“Voting Common Stock” means shares of the Company’s Class A common stock and Class M common stock.
“Working Capital Ceiling” means an amount equal to $164,000,000.
“Working Capital Floor” means an amount equal to $154,000,000.
“Written Consent” means the written Consent(s) of the Company Stockholders in the form attached hereto as Exhibit D to, among other things, adopt this Agreement.
ARTICLE II
THE MERGER; CLOSING
2.1   The Merger.   On the terms and subject to the conditions contained in this Agreement and in accordance with the applicable provisions of the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, the separate existence of Merger Sub shall cease and the Company shall continue as the Surviving Corporation, as a wholly-owned Subsidiary of Purchaser, and shall succeed to and assume all the property, rights, privileges, powers and franchises and be subject to all of the restrictions, debt and duties of Merger Sub in accordance with the DGCL. The Merger will have the effects set forth in this Agreement and in the applicable provisions of the DGCL.
2.2   Closing; Effective Time.   Upon the terms and subject to the conditions set forth herein, unless this Agreement has been previously terminated pursuant to its terms, the closing of the Merger (the “Closing”) shall take place on the date and time to be designated jointly by Purchaser and the Company, which shall be (a) no later than three (3) Business Days after the date on which each of the conditions set forth in Article IX has been satisfied or, if permitted, waived by the Party entitled to the benefits of such condition (other than any conditions that by their nature can only be satisfied on the Closing Date, but subject to the satisfaction of such conditions on the Closing Date or waiver by the Party entitled to the benefits of such conditions), or (b) at such other date, time or place as Purchaser and the Company may agree (such date on which the Closing occurs, the “Closing Date”). The Closing shall occur remotely by exchange of documents and signatures via email or other manner as may be mutually agreed upon by Purchaser and the Stockholder Representative. Concurrently with the Closing, the Company and Merger Sub shall file a certificate of merger satisfying the applicable requirements of the DGCL with the Secretary of State of the State of Delaware in the form attached as Exhibit E hereto (the “Certificate of Merger”) and make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective at the Effective Time. As used herein, the term “Effective Time” means the time of the filing of the Certificate of Merger (or such later time as Purchaser and the Company may agree and specify in the Certificate of Merger).
2.3   Certificate of Incorporation and Bylaws.   Upon the Effective Time, by virtue of the Merger, (a) the certificate of incorporation of the Company shall be amended and restated to read as the certificate of incorporation of Merger Sub in the form attached here to as Exhibit F, and as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with the provisions thereof and applicable Law, and (b) the bylaws of the Company shall be amended and restated in their entirety to read as the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, and as so amended and restated, shall be the bylaws of the Surviving Corporation until amended in accordance with the provisions thereof, the amended and restated certificate of incorporation of the Surviving Corporation and applicable Law, in each case, except that all references to the name of Merger Sub set forth therein shall be changed to the name of the Surviving Corporation.
2.4   Directors and Officers.   From and after the Effective Time, (a) the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until their respective successors have been duly elected or appointed and qualified or until their earlier resignation, removal or death, and (b) the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their respective successors have been duly elected or appointed and qualified or until their earlier resignation, removal or death.
2.5   Effect on Capital Stock.
(a)   Merger Consideration.   Each Company Share issued and outstanding immediately prior to the Effective Time and held by a Company Stockholder (other than any holder of Dissenting Shares), shall cease to be outstanding, shall be cancelled and shall cease to exist, and each such Company Share, whether represented by a certificate (“Certificate”) or in non-certificated form and represented by book-entry (“Book-Entry Share”), shall automatically be converted into the right to receive the Per Share Amount, and any other amounts (including dividends (if any) payable in respect of the Purchaser Shares issuable in respect of such Company Share pursuant to Section 2.6(c) and payments in lieu of fractional shares pursuant to Section 3.7) payable in respect of such Company Share pursuant to the terms and conditions of this Agreement (collectively, the “Merger Consideration”).
(b)   Capital Stock of Merger Sub.    Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation, and such share shall constitute the only outstanding share of capital stock of the Surviving Corporation.
(c)   Treasury Shares.   Each Company Share held in the treasury of the Company (including any Company Shares repurchased by the Company pursuant to the Management Stock Plan) shall be cancelled without any conversion thereof and no payment or issuance of Purchaser Shares shall be made with respect thereto. Notwithstanding anything to the contrary contained herein, Company Shares held in the treasury of the Company shall be deemed not to be issued or outstanding for any purpose of this Agreement.
2.6   Adjustment and Indemnity Escrow.   At the Closing, Purchaser shall deposit, or cause to be deposited, with JPMorgan Chase Bank, N.A. (the “Escrow Agent”), (x) the Estimated Adjustment Cash Amount (if any) and (y) the Escrow Shares, in book-entry form to the Escrow Agent to be held in escrow pursuant to an escrow agreement by and among Purchaser, the Stockholder Representative and the Escrow Agent substantially in the form attached as Exhibit G attached hereto (the “Escrow Agreement”) and subject to Section 4.2, Section 11.1(b) and the following provisions of this Section 2.6:
(a)   The Adjustment Escrow Shares Amount, plus the Estimated Adjustment Cash Amount (if any) shall serve as the sole source of recovery for amounts owed to Purchaser pursuant to Section 4.2(d).

Following the final determination of the Final Net Adjustment Amount in accordance with Section 4.2, the Stockholder Representative and Purchaser shall execute and deliver to the Escrow Agent joint written instructions with respect to the release of the Adjustment Escrow Shares Amount or the Estimated Adjustment Cash Amount (if any) in accordance with the applicable provisions of Section 4.2(d).
(b)   On the terms and subject to the conditions of the Escrow Agreement, the Stockholder Representative shall be entitled to vote any Escrow Shares by delivery of a written direction executed by the Stockholder Representative directing the Escrow Agent to vote all or a portion of the Escrow Shares in accordance with such direction.
(c)   All dividends and distributions declared and paid by Purchaser on the Escrow Shares shall (to the extent that such Escrow Shares were not, pursuant to the Escrow Agreement and this Agreement, required to have been released to Purchaser prior to the record date thereof) (“Escrow Dividends”) be paid by Purchaser to the Escrow Agent to be held on the terms and subject to the conditions of the Escrow Agreement and this Agreement. The Escrow Dividends shall not be available for disbursement to the Company Stockholders unless and until such Escrow Dividends are required to be released to the Exchange Agent for disbursement to the Company Stockholders in accordance with Section 11.1(b), at which point, the Exchange Agent shall distribute the Escrow Dividends actually released from escrow for the benefit of the Company Stockholders in accordance with their respective Pro Rata Portions as set forth in the Estimated Adjustment Statement.
2.7   Dissenting Shares.   Notwithstanding anything in this Agreement to the contrary, Company Shares issued and outstanding immediately prior to the Effective Time and held by a Company Stockholder who (A) has not (x) voted in favor of the adoption of this Agreement or consented thereto in writing or (y) otherwise waived such Company Stockholder’s right to appraisal under applicable Law and (B) has, with respect to such Company Stockholder’s Company Shares, complied in all respects with, and does in fact properly exercise appraisal rights in the manner provided by Section 262 of the DGCL (the “Dissenting Shares”), shall not be converted into or be exchangeable for the right to receive the consideration specified in Section 2.5 but instead shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to Section 262 of the DGCL. At the Effective Time, the Dissenting Shares, if any, will no longer be outstanding and will automatically be cancelled and will cease to exist, and each holder of Dissenting Shares will cease to have any rights with respect thereto, except the right to receive the fair value of such shares in accordance with the provisions of Section 262 of the DGCL. If, after the Effective Time, any such Company Stockholder withdraws, fails to perfect, or otherwise loses such right to appraisal, or if a court of competent jurisdiction shall determine that such Company Stockholder is not entitled to relief provided by Section 262 of the DGCL, the Dissenting Shares held by such Company Stockholder shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the consideration specified in Section 2.5. The Company shall give Purchaser (a) prompt notice of, together with copies of, any demands received by the Company for appraisal of Company Shares pursuant to the DGCL, and (b) the right to participate in and control all negotiations and Proceedings with respect to such demands for appraisal under the DGCL. The Company shall not, except with the prior written Consent of Purchaser, (i) make any payment with respect to, settle or offer to settle or approve any withdrawal of, any such demand, (ii) waive any failure to properly make or effect any such demand or to take any action required to perfect such appraisal rights or (iii) agree to do any of the foregoing.
2.8   Purchaser Board.
(a)   Company Directors.   The Purchaser Board shall appoint Errol Halperin and Tim Jahnke (the “Company Directors”) to serve, effective as of the Effective Time, on the Purchaser Board, with initial terms ending at Purchaser’s annual meeting of its stockholders in fiscal year 2024 (with respect to Errol Halperin) and fiscal year 2025 (with respect to Tim Jahnke), respectively. In addition, the Purchaser Board shall take such legally permissible actions as are reasonably necessary so that there are a total of eleven (11) members of the Purchaser Board as of the Effective Time, after giving effect to the appointments of the Company Directors. Each of the Company Directors shall receive compensation from Purchaser for his or her service as a director that is consistent with the compensation of other non-employee members of the Purchaser Board.

(b)   Company Board Observer.   From and after the Closing, during the term of the Board Observer Agreement, Purchaser shall permit the Observer to participate in all meetings of the Purchaser Board in a nonvoting, observer capacity in accordance with the terms of the Board Observer Agreement.
ARTICLE III
MERGER PROCEDURES
3.1   Closing Consideration; Exchange Agent.   Prior to the Effective Time, Purchaser shall select a paying and exchange agent (the “Exchange Agent”) and enter into an agreement with such Exchange Agent (the “Exchange Agent Agreement”), pursuant to which the Exchange Agent will act as agent for the Company Stockholders in connection with the Merger and receive payment and delivery of the Merger Consideration to which the Company Stockholders shall become entitled pursuant to Section 2.5(a). The Company shall have an opportunity to review and comment on the Exchange Agent Agreement prior to its execution. At or prior to the Effective Time, in addition to the delivery of the Estimated Adjustment Cash Amount and the Escrow Shares to the Escrow Agent in accordance with Section 2.6, Purchaser shall deposit, or cause to be deposited, with the Exchange Agent, in trust for the benefit of the Company Stockholders an amount of Purchaser Shares in book-entry form sufficient for the Exchange Agent to pay and deliver to each Company Stockholder (other than any Company Stockholder holding Dissenting Shares) the Per Share Closing Stock Amount to which such Company Stockholder is entitled for each Company Share held by such Company Stockholder. In addition, Purchaser shall deposit, or cause to be deposited, with the Exchange Agent, from time to time after the Effective Time as set forth in this Agreement, (i) any dividends or other distributions payable to the Company Stockholders pursuant to Section 3.6 or Section 2.6(c), (ii) cash in lieu of any fractional Purchaser Shares payable pursuant to Section 3.7, (iii) if applicable, the Aggregate Adjustment Cash Amount and Purchaser Shares (from the Adjustment Escrow Shares Amount) (if any) required to be distributed to any Company Stockholders in respect of the Final Net Adjustment Amount in accordance with Section 4.2(d) and (iv) any Purchaser Shares (from the Indemnity Shares Amount) required to be distributed to any Company Stockholders after the Survival Expiration Date in accordance with Section 11.1(b). All Purchaser Shares, together with any cash, dividends or other distributions deposited with the Exchange Agent pursuant to this Section 3.1 shall be referred to as the “Exchange Fund.” For the avoidance of doubt, Purchaser shall be under no obligation to provide Merger Consideration to any Company Stockholder (or to the Exchange Agent) in respect of any Dissenting Shares until such Company Stockholder withdraws, fails to perfect, or otherwise loses such right to appraisal, or if a court of competent jurisdiction shall determine that such Company Stockholder is not entitled to relief provided by Section 262 of the DGCL, in accordance with Section 2.7. To the extent the Exchange Agent reasonably requests information from Purchaser in connection with the performance of its duties as described herein and in the Exchange Agent Agreement, the Stockholder Representative shall provide such information as requested by Purchaser to the extent within Stockholder Representative’s possession or control.
3.2   Exchange Procedures.
(a)   Transmittal Materials and Instructions.   Promptly after the Effective Time (and in any event within three (3) Business Days thereafter), Purchaser shall cause the Exchange Agent to mail or otherwise provide to each holder of record of Company Shares other than Dissenting Shares (A) transmittal materials, including a letter of transmittal in the form, and containing the release, attached hereto as Exhibit H (the “Letter of Transmittal”) and such other evidence, if any, of the transfer as the Exchange Agent may reasonably request, specifying, among other things, that delivery shall be effected, and risk of loss and title shall pass, with respect to Book-Entry Shares, only upon delivery of an “agent’s message” regarding the book-entry transfer of Book-Entry Shares and a duly executed Letter of Transmittal, and with respect to Company Shares, only upon delivery of a duly executed Letter of Transmittal and any Certificates (or affidavits of loss plus a bond (in an amount and form reasonably acceptable to Purchaser) in lieu of the Certificates as provided in Section 3.5), such transmittal materials to be in such form and have such other provisions as Purchaser and the Company may reasonably agree, and (B) instructions for use in effecting the surrender of the Book-Entry Shares or Certificates (or affidavits of loss plus a bond (in amount and form acceptable to Purchaser) in lieu of the Certificates as provided in Section 3.5) to the Exchange Agent.

(b)   Certificates.   Upon surrender of a Certificate (or affidavit of loss in lieu of a Certificate plus a bond (in an amount and form acceptable to Purchaser) as provided in Section 3.5) to the Exchange Agent together with delivery to the Exchange Agent of a duly executed Letter of Transmittal in accordance with the terms of transmittal materials and instructions referred to in Section 3.2(a), the holder of such Certificate shall be entitled, on the terms and subject to the conditions of this Agreement, to receive in exchange therefor:
(i)   the number of Purchaser Shares, in uncertificated book-entry form, equal to (x) the number of Company Shares represented by such Certificate (or affidavit of loss in lieu of the Certificate plus a bond (in an amount and form acceptable to Purchaser) as provided in Section 3.5) multiplied by (y) the Per Share Stock Amount; and
(ii)   cash in immediately available funds in an amount equal to (x) the number of Company Shares represented by such Certificate (or affidavit of loss in lieu of the Certificate plus a bond (in an amount and form acceptable to Purchaser) as provided in Section 3.5) multiplied by (y) the Per Share Cash Amount.
(c)   Book-Entry Shares.   Upon receipt by the Exchange Agent of an “agent’s message” in customary form regarding the book-entry transfer of Book-Entry Shares (it being understood that the holders of Book-Entry Shares shall be deemed to have surrendered such Company Shares upon receipt by the Exchange Agent of any “agent’s message” or such other evidence, if any, as the Exchange Agent may reasonably request, including the other deliveries required pursuant to this Section 3.2(c)) and delivery of a duly executed Letter of Transmittal in accordance with the terms of transmittal materials and instructions referred to in Section 3.2(a), the holder of any Book-Entry Shares shall be entitled, on the terms and subject to the conditions of this Agreement, to receive in exchange therefor:
(i)   the number of Purchaser Shares, in uncertificated book-entry form, equal to (x) the number of Company Shares represented by such Book-Entry Shares multiplied by (y) the Per Share Stock Amount; and
(ii)   cash in immediately available funds in an amount equal to (x) the number of Company Shares represented by such Book-Entry Shares multiplied by (y) the Per Share Cash Amount.
(d)   Rights of Holders of Company Shares; Expenses.   Other than any Dissenting Shares, until surrendered and exchanged pursuant to this Section 3.2, each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender and exchange the Merger Consideration on the terms and subject to the conditions of this Agreement. Any Merger Consideration paid upon the surrender or exchange of any Certificate or Book-Entry Share shall be deemed to have been paid in full satisfaction of all rights pertaining to such Certificate or Book-Entry Share, and in the case of a Certificate, the Company Shares formerly represented by it. Purchaser shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of Company Shares pursuant to this Article III.
3.3   Termination of Exchange Fund; No Liability.   Subject to the Escrow Agreement and Exchange Agent Agreement with respect to the Indemnity Shares Amount, any portion of the Exchange Fund that remains undistributed one (1) year after the Effective Time shall be delivered to Purchaser or the Surviving Corporation upon demand by Purchaser. Any holders of Company Shares who have not theretofore complied with this Article III shall thereafter be entitled to look only to Purchaser and the Surviving Corporation for payment and delivery of the Merger Consideration, upon surrender of their Certificates or exchange of their Book-Entry Shares in accordance with the provisions set forth in Section 3.2. The Surviving Corporation shall remain liable for (subject to applicable abandoned property, escheat or other similar Law) payment of their claims for the Merger Consideration, payable upon surrender of their Certificates or exchange of their Book-Entry Shares. Notwithstanding the foregoing, none of the Surviving Corporation, Purchaser, the Company, the Exchange Agent or any other Person shall be liable to any former holder of Company Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or other similar Law.
3.4   Transfers.   From and after the Effective Time, the stock transfer books of the Company shall be closed and there shall be no transfers on the stock transfer books of the Company of the Company Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, acceptable evidence of a Certificate or Book-Entry Share is presented to the Surviving Corporation, Purchaser or the Exchange Agent for transfer (i) in the case of Certificates, the holder of such Certificate shall be given a copy of the transmittal materials and instructions referred to in Section 3.2(a) and instructed to comply with the instructions thereto in order to receive the Merger Consideration pursuant to Section 3.2(b) and (ii) in the case of Book-Entry Shares, the holder of such Book-Entry Share shall be given a copy of the transmittal materials and instructions referred to in Section 3.2(a) and instructed to comply with the instructions thereto in order to receive the Merger Consideration pursuant to Section 3.2(c) and thereafter such Book-Entry Share shall be cancelled and exchanged as contemplated by this Article III.
3.5   Lost Certificates.   In the case of any Certificate that has been lost, stolen or destroyed, upon the delivery of a Letter of Transmittal and the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and the provision by such Person of an indemnity against any claim that may be made against it with respect to such Certificate and the posting of a bond (in an amount and form acceptable to Purchaser), the Exchange Agent shall pay and deliver in exchange for such Certificate the applicable portion of the Merger Consideration pursuant to Section 3.2(b).
3.6   Dividends.   Without limiting anything to the contrary contained herein, including Section 2.6, no dividends or other distributions declared or made with respect to Purchaser Shares with a record date after the Effective Time shall be paid to the holder of any Company Shares with respect to the Purchaser Shares that such holder would be entitled to receive upon surrender of a Certificate (in accordance with Section 3.2(b)), or Book-Entry Shares (in accordance with Section 3.2(c)), as applicable, until such holder shall surrender such Certificate or Book-Entry Shares, as applicable, and provide a duly executed Letter of Transmittal, in accordance with Section 3.2(b) (or Section 3.5, as applicable) in the case of Certificates, and Section 3.2(c) in the case of Book-Entry Shares. Subject to applicable Law, following surrender of any Certificate or Book-Entry Shares, as applicable, and delivery of a duly executed Letter of Transmittal, there shall be paid to the holder of Purchaser Shares issued in exchange therefor, without interest, (A) promptly after the time of such surrender and delivery of a duly executed Letter of Transmittal, the amount of dividends and other distributions with a record date after the Effective Time but prior to such surrender and delivery of a duly executed Letter of Transmittal and a payment date prior to such surrender and delivery of a duly executed Letter of Transmittal payable with respect to such Purchaser Shares and (B) at the appropriate payment date, the amount of dividends and other distributions with a record date after the Effective Time but prior to such surrender and delivery of a duly executed Letter of Transmittal and a payment date subsequent to such surrender and delivery of a duly executed Letter of Transmittal payable with respect to such Purchaser Shares.
3.7   Fractional Shares.   No certificates or scrip representing fractional Purchaser Shares shall be issued upon the conversion of the Company Shares into the Merger Consideration pursuant to Section 2.5(a), and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a holder of Purchaser Shares. For purposes of this Section 3.7, all fractional shares to which a single record holder would be entitled shall be aggregated and calculations shall be rounded to four (4) decimal places. In lieu of any such fractional Purchaser Shares, each holder of Company Shares who would otherwise be entitled to such fractional Purchaser Shares shall be entitled to receive an amount in cash, without interest, rounded to the nearest cent, equal to the product of (i) the amount of such fractional Purchaser Share and (ii) the Purchaser Share Price.
3.8   Stock Adjustments.   In the event of any change to the form or nature of Purchaser Common Stock (or securities convertible thereto or exchangeable or exercisable therefor) issued and outstanding in the period between the date of this Agreement and the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, exchange or readjustment of shares, merger, issuer tender or exchange offer, or other similar transaction (which, for the avoidance of doubt, shall not include the exercise, issuance, exchange, repurchase, forfeiture or similar actions with respect to stock options or any securities convertible into or exercisable or exchangeable for voting or Equity Interests of Purchaser), the Merger Consideration and any other payments to be made pursuant to this Article III shall be equitably adjusted, without duplication, to provide the holders of Company Shares the same economic effect contemplated by this Agreement prior to such change; provided, however, that nothing in this Section 3.8 shall be construed to permit the Company, Purchaser, any of their respective Subsidiaries or any other Person, to take any action that is otherwise prohibited by the terms of this Agreement.

3.9   Deliveries by Purchaser and Merger Sub.   At or prior to the Closing, Purchaser and Merger Sub shall deliver, or cause to be delivered, to the Company each of the following:
(a)   a copy of the certificate of incorporation of each of Merger Sub and Purchaser, in each case certified as of a date not more than five (5) Business Days prior to the Closing Date by the Secretary of State of the State of Delaware;
(b)   a certificate of good standing of each of Merger Sub and Purchaser, issued as of a date not more than five (5) Business Days prior to the Closing Date by the Secretary of State of the State of Delaware;
(c)   a certificate, dated as of the Closing Date and executed by an officer of Purchaser, certifying as to the satisfaction of the conditions set forth in Section 9.3(a) and Section 9.3(b);
(d)   a certificate, dated as of the Closing Date and executed by the secretary or an assistant secretary (or similar officer) of Merger Sub and Purchaser, certifying as to (i) no amendments to the certificate of incorporation of Merger Sub or Purchaser since the date of certification referenced in paragraph (b) above, and (ii) the bylaws of Merger Sub and Purchaser; and
(e)   a registration rights agreement, dated as of the Closing Date, duly executed by Purchaser in substantially the form attached hereto as Exhibit I (the “Registration Rights Agreement”), for countersignature by each of the Company Stockholders set forth on Schedule 1.1.
3.10   Deliveries by the Company.   At or prior to the Closing, the Company shall deliver, or cause to be delivered, to Purchaser and Merger Sub each of the following:
(a)   at least three (3) Business Days prior to the Closing Date, a customary payoff letter in respect of the JPMorgan Credit Facility that states the amount required to fully pay off any such Indebtedness, including any principal, interest fees or penalties outstanding or accrued thereunder and incremental per diem increases in respect thereof to account for any delays to the anticipated Closing Date as of the date such payoff letter is executed together with all associated Lien release documentation (including UCC-3 termination statements); provided, that such payoff letters shall provide that any applicable Liens or other obligations securing such Indebtedness shall be released at the Closing and the filing of customary Lien releases as soon as practicable following the Closing, in each case, subject to the receipt by the holders of such Indebtedness of the applicable payoff amounts;
(b)   a copy of the certificate of incorporation of the Company, certified as of a date not more than five (5) Business Days prior to the Closing Date by the Secretary of State of the State of Delaware;
(c)   a certificate of good standing of the Company, issued as of a date not more than five (5) Business Days prior to the Closing Date by the Secretary of State of the State of Delaware;
(d)   a certificate, dated as of the Closing Date and executed by an officer of Company, certifying as to the satisfaction of the conditions set forth in Section 9.2(a) and Section 9.2(b);
(e)   a certificate, dated as of the Closing Date and executed by the secretary or an assistant secretary of the Company, certifying as to (i) no amendments to the certificate of incorporation of the Company since the date hereof (other than the Company Certificate of Amendment) and (ii) the bylaws of the Company;
(f)   (i) a duly executed certification from the Company dated no more than thirty (30) days prior to the Closing Date in accordance with the provisions of Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h) certifying that interests in the Company do not constitute “United States real property interests” under Section 897(c) of the Code, and (ii) a duly executed notice in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2) to be filed by Purchaser after the Closing (on behalf of the Company) with the Internal Revenue Service within thirty (30) days of when the certification in this Section 3.10(f) was provided to Purchaser; and
(g)   a resignation letter, in a form mutually agreed by Purchaser and the Company, duly executed by each of the officers and directors of the Company Entities requested by the Purchaser at least 10

Business Days prior to the Closing Date (other than any such officers and directors who have been removed from such positions prior to the Closing).
3.11   Withholding Rights.   Each of the Exchange Agent, Purchaser, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of any applicable Law, including federal, state, local or non-U.S. Tax law. If the Exchange Agent, Purchaser, Merger Sub or the Surviving Corporation, as the case may be, so withholds and pays over all amounts so withheld to the appropriate Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Exchange Agent, Purchaser, Merger Sub or the Surviving Corporation, as the case may be, made such deduction and withholding. If the Exchange Agent, Purchaser, Merger Sub or the Surviving Corporation, as the case may be, intends to deduct or withhold any amounts from any payment under this Agreement (other than any deduction or withholding on account of a compensatory payment), Purchaser shall provide notice to the Stockholder Representative thereof as soon as reasonably practicable prior to such deduction or withholding, and Purchaser shall use commercially reasonable efforts to cooperate to mitigate, reduce or eliminate such reduction or withholding in accordance with applicable Law.
ARTICLE IV
ADJUSTMENTS TO MERGER CONSIDERATION
4.1   Estimated Net Adjustment Amount.
(a)   At least five (5) Business Days prior to the Closing Date, the Stockholder Representative shall cause the Company to deliver to Purchaser a statement (the “Estimated Adjustment Statement”) setting forth (i) the Company’s estimate of Net Working Capital, Company Net Cash and Company Net Indebtedness, any components included therein, and, based on the foregoing, the Net Adjustment Amount (such estimate of the Net Adjustment Amount, the “Estimated Net Adjustment Amount”), (ii) the total number of Company Shares to be outstanding as of the Closing Date (and assuming, for the avoidance of doubt, all repurchases and net exercises under the Management Stock Plan have occurred) and (iii) based on the foregoing, (A) the Estimated Adjustment Shares Amount, (B) the Per Share Closing Stock Amount, (C) the Estimated Adjustment Cash Amount, (D) with respect to each Company Stockholder, such Company Stockholder’s Pro Rata Portion and the number of Purchaser Shares issuable to such Company Stockholder at the Closing (subject to Sections 3.2(b) and 3.2(c), as applicable) equal to the number of Company Shares held by such Company Stockholder as of immediately prior to the Closing (after giving effect to all repurchases and net exercises under the Management Stock Plan) multiplied by the Per Share Closing Stock Amount and (E) the amounts payable to each Company Stockholder pursuant to Section 3.7. The Estimated Adjustment Statement and the foregoing estimates shall be prepared in accordance with the Accounting Principles. The Company will provide Purchaser and its advisors with the reasonable opportunity to review and comment on the Estimated Adjustment Statement and any supporting materials and calculations reasonably requested by Purchaser related thereto and reasonable access to the Company’s CFO to discuss the Estimated Adjustment Statement; provided, that Purchaser shall be entitled to rely upon the allocation of the Purchaser Shares among the Company Stockholders set forth in Estimated Adjustment Statement (as may be revised pursuant to the Adjustment Statement) and following payments of the amounts referenced thereunder, Purchaser, and after the Closing, the Surviving Corporation and any other Company Entities, shall have no further liability with respect to the Company Shares except as otherwise provided herein.
(b)   Notwithstanding anything to the contrary contained in this Agreement, solely for purposes of calculating the Estimated Net Adjustment Amount, Company Net Cash shall not exceed Five Million Dollars ($5,000,000).
4.2   Final Net Adjustment Amount.
(a)   No later than sixty (60) days after the Closing Date, Purchaser shall prepare and deliver to the Stockholder Representative a statement setting forth Purchaser’s calculation of the Net Working Capital, Company Net Cash and Company Net Indebtedness, and, based on the foregoing, the Net Adjustment

Amount (such statement, the “Adjustment Statement”), together with reasonable supporting materials and calculations as reasonably requested by the Stockholder Representative relating thereto.
(b)   The Stockholder Representative will be entitled to review the Adjustment Statement during the forty-five (45) day period beginning on the date the Stockholder Representative receives the Adjustment Statement (the “Review Period”). During the Review Period, at the written request of the Stockholder Representative to Purchaser, the Stockholder Representative and its Representatives (subject to customary access and confidentiality agreements) will have reasonable access to the books and records of the Company, to work papers prepared by Purchaser or its Representatives to the extent they were used by Purchaser in its calculations set forth in the Adjustment Statement, and reasonable access to the personnel of Purchaser and the Surviving Corporation who prepared the Adjustment Statement for discussion of the Adjustment Statement; provided that such access does not unreasonably interrupt the normal course of business of Purchaser and its Affiliates (including the Company Entities). At or prior to the end of the Review Period, the Stockholder Representative shall either:
(i)   deliver a notice to Purchaser confirming that no adjustments are proposed by the Stockholder Representative to Purchaser’s calculation of the Net Adjustment Amount or any of its components, as set forth on the Adjustment Statement (in which case Purchaser’s calculation of the Net Adjustment Amount as set forth in the Adjustment Statement shall constitute the Final Net Adjustment Amount) (a “Notice of Acceptance”); or
(ii)   deliver a notice to Purchaser stating that the Stockholder Representative disagrees with Purchaser’s calculation of the Net Adjustment Amount or any of its components, as set forth on the Adjustment Statement (a “Notice of Disagreement”), and specifying in reasonable detail the nature of such disagreement and the adjustments that, in the Stockholder Representative’s view, should be made to the calculation of the Net Adjustment Amount or any of its components, as applicable, in order to comply with this Agreement and the Accounting Principles (collectively, the “Proposed Adjustments”); provided, however, that if the Stockholder Representative fails to deliver a Notice of Acceptance or a Notice of Disagreement prior to the expiration of the Review Period, then the calculation of the Net Adjustment Amount as set forth in the Adjustment Statement shall be final and binding on the Parties and the Company Stockholders as the Final Net Adjustment Amount.
(c)   If the Stockholder Representative provides a Notice of Disagreement with any Proposed Adjustments, Purchaser shall, no later than thirty (30) days after its receipt of a Notice of Disagreement, notify the Stockholder Representative whether Purchaser accepts or rejects each such Proposed Adjustment. Thereafter, Purchaser and the Stockholder Representative shall work in good faith to resolve any differences that remain with respect to the Proposed Adjustments. If the Proposed Adjustments are so resolved in writing, such agreement of the Stockholder Representative and Purchaser shall constitute the Final Net Adjustment Amount. If, however, any of the Proposed Adjustments are not so resolved (the “Unresolved Adjustments,” and the aggregate difference between the Parties’ respective calculations of the Net Adjustment Amount resulting from the Unresolved Adjustments, the “Unresolved Balance”) within thirty (30) days after Purchaser’s notice of its rejection of any Proposed Adjustments as set forth in this Section 4.2(c) (or such longer period as Purchaser and the Stockholder Representative may mutually agree in writing), then, at the request of either the Stockholder Representative or Purchaser, the Unresolved Adjustments will be submitted to PricewaterhouseCoopers LLP or, if such firm is unable or unwilling to act, to a nationally recognized independent accounting firm with no material relationships with any Company Stockholder, the Stockholder Representative, Purchaser or any of their respective Affiliates and with accounting expertise and relevant experiences in resolving similar purchase price adjustment disputes as mutually agreed upon in good faith by Purchaser and the Stockholder Representative (the “Accounting Firm”). Each Party shall submit to the Accounting Firm and the other Party its position with respect to the Unresolved Adjustments as set forth in the Adjustment Statement, in the case of the Stockholder Representative, and a Notice of Disagreement, in the case of Purchaser, and shall make available to the Accounting Firm and the other Party, as applicable, the books and records of the Company, work papers prepared by Purchaser, the Stockholder Representative or their respective Representatives to the extent they relate to the Adjustment Statement or a Notice of Disagreement, as the case may be, and other historical financial information relating to the Adjustment Statement, in each case as the Accounting Firm may reasonably request (subject to the execution of appropriate confidentiality and access letters). Neither Purchaser nor the Stockholder Representative

shall meet with the Accounting Firm without the other present, or otherwise have ex parte communications with the Accounting Firm. The Accounting Firm shall act as an arbiter and not as an expert with respect the review contemplated by this Section 4.2(c) and the scope of the review by the Accounting Firm will be limited to: (i) a disposition of the Unresolved Adjustments through a strict application of the Accounting Principles, (ii) based on its determination of the matters described in clause (i) and all items and amounts that were previously accepted or agreed upon or deemed agreed upon by the Parties in accordance with this Section 4.2, as applicable, a calculation of the Net Adjustment Amount, including each of its components, and (iii) an allocation of the fees and expenses of the Accounting Firm determined in accordance with the formula specified below in this Section 4.2(c). The Accounting Firm is not entitled to, and the Parties shall not individually request the Accounting Firm to, (A) make any determination other than as set forth above, (B) determine any Unresolved Adjustment to be a value higher than the highest value or lower than the lowest value proposed by Purchaser or the Stockholder Representative in their submissions to the Accounting Firm or (C) undertake any independent investigation of the facts relating to the Unresolved Adjustments. The Accounting Firm will be instructed to render its written decision resolving the matters submitted to it as promptly as practicable and, if at all possible, within thirty (30) days after such submission of the Unresolved Adjustments. The determination of the Net Adjustment Amount by the Accounting Firm will, absent manifest error, be final and binding on the Parties as the Final Net Adjustment Amount, and judgment may be entered upon such determination in any court of competent jurisdiction. The fees and expenses of the Accounting Firm incurred pursuant to this Section 4.2(c) shall be borne by Purchaser, on the one hand, and the Stockholder Representative (on behalf of the Company Stockholders), on the other hand, as determined by the Accounting Firm based on the inverse of the percentage that the Accounting Firm’s determination (before such allocation) bears to the total value of each Party’s respective position in relation to the total amount of the Unresolved Balance. For purposes of illustration only, if the Unresolved Balance is $100, and the written determination of the Accounting Firm states that $80 of the Unresolved Balance is resolved in Purchaser’s favor and $20 of the Unresolved Balance is resolved in the Stockholder Representative’s favor, Purchaser would bear twenty percent (20%) of the Accounting Firm’s costs and expenses, on the one hand, and the Stockholder Representative (on behalf of the Company Stockholders) would bear eighty percent (80%) of such costs and expenses, on the other hand. All other fees, expenses, and costs incurred by a Party or its Representatives in connection with this Section 4.2 shall be borne by such Party (and in the case of the Stockholder Representative, on behalf of the Company Stockholders).
(d)   Within five (5) Business Days after the date on which the Final Net Adjustment Amount is finally determined in accordance with this Section 4.2:
(i)   if the Post-Closing Adjustment Amount is a positive number and the Estimated Adjustment Shares Amount was zero (0), then (A) Purchaser and the Stockholder Representative shall jointly instruct the Escrow Agent to release to the Exchange Agent, for distribution and issuance to the Company Stockholders (other than any holders of Dissenting Shares) in book-entry form, the entire Adjustment Escrow Shares Amount and the entire Estimated Adjustment Cash Amount (if any), (B) Purchaser shall deposit, or cause to be deposited, with the Exchange Agent for distribution to the Company Stockholders (other than holders of any Dissenting Shares) an amount in cash in immediately available funds equal to the lesser of (x) the full amount of the Post-Closing Adjustment Amount and (y) $20,000,000, and (C) Purchaser shall instruct the Exchange Agent to distribute and issue, as applicable, the full amount of the cash deposited pursuant to the foregoing clause (B), together with the entire Estimated Adjustment Cash Amount, and all of the Purchaser Shares included in the Adjustment Escrow Shares Amount in book-entry form, in each case to the Company Stockholders (other than any holders of Dissenting Shares) in accordance with each such Company Stockholder’s Pro Rata Portion set forth in the Estimated Adjustment Statement, provided that such Company Stockholder has delivered a duly executed Letter of Transmittal to the Exchange Agent and any other required documents in accordance with Section 3.2;
(ii)   if the Post-Closing Adjustment Amount is a positive number and the Estimated Adjustment Shares Amount was positive (such that the Per Share Closing Stock Amount was reduced in respect thereof), then (A) Purchaser and the Stockholder Representative shall jointly instruct the Escrow Agent to release to the Exchange Agent, for distribution and issuance to the Company Stockholders (other than any holders of Dissenting Shares) in book-entry form, the entire Adjustment Escrow Shares Amount, (B) Purchaser shall deposit, or cause to be deposited, with the Exchange Agent for distribution and issuance to the Company Stockholders (other than any holders of Dissenting Shares), an additional amount of Purchaser Shares in book-entry form equal to the lesser of (1) the amount of the Post-Closing Adjustment Amount divided by the Purchaser Share Price and (2) the Estimated Adjustment Shares Amount, (C) if the amount of the Post-Closing Adjustment Amount divided by the Purchaser Share Price exceeds the Estimated Adjustment Shares Amount, then Purchaser shall deposit, or cause to be deposited, with the Exchange Agent for distribution to the Company Stockholders (other than holders of any Dissenting Shares), cash in immediately available funds equal to the lesser of (x) the amount by which the Post-Closing Adjustment Amount exceeds the product of the Estimated Adjustment Shares Amount multiplied by the Purchaser Share Price and (y) $20,000,000 and (D) Purchaser shall instruct the Exchange Agent to distribute and issue, as applicable, the full amount of the cash deposited pursuant to the foregoing clause (C) (if any), together with the Purchaser Shares deposited pursuant to the foregoing clause (B) in book-entry form and all of the Purchaser Shares included in the Adjustment Escrow Shares Amount in book-entry form, in each case to the Company Stockholders (other than any holders of Dissenting Shares) in accordance with each such Company Stockholder’s Pro Rata Portion set forth in the Estimated Adjustment Statement, provided that such Company Stockholder has delivered a duly executed Letter of Transmittal to the Exchange Agent and any other required documents in accordance with Section 3.2;
(iii)   if the Post-Closing Adjustment Amount is a negative number and the Estimated Adjustment Shares Amount was positive (such that the Per Share Closing Stock Amount was reduced in respect thereof), then (A) Purchaser and the Stockholder Representative shall jointly instruct the Escrow Agent to release (1) to Purchaser, from the Adjustment Escrow Shares Amount, that number of Purchaser Shares (not to exceed the total number of Purchaser Shares in the Adjustment Escrow Shares Amount) which is equal to the absolute value of the Post-Closing Adjustment Amount divided by the Purchaser Share Price, and (2) to the Exchange Agent, for distribution and issuance in book-entry form to the Company Stockholders (other than any holders of Dissenting Shares), the remaining portion (if any) of the Adjustment Escrow Shares Amount after giving effect to the foregoing clause (A)(1); and (B) Purchaser shall instruct the Exchange Agent to distribute and issue such portion of the Adjustment Escrow Shares Amount described in the foregoing clause (A)(2) to the Company Stockholders (other than any holders of Dissenting Shares) in book-entry form accordance with each such Company Stockholder’s Pro Rata Portion set forth in the Estimated Adjustment Statement, provided that such Company Stockholder has delivered a duly executed Letter of Transmittal to the Exchange Agent and any other required documents in accordance with Section 3.2; and
(iv)   if the Post-Closing Adjustment Amount is a negative number and the Estimated Adjustment Shares Amount was zero (0), then (A) Purchaser and the Stockholder Representative shall jointly instruct the Escrow Agent to release (1) to Purchaser, from the Estimated Adjustment Cash Amount then held in escrow, the lesser of the absolute value of the Post-Closing Adjustment Amount and the Estimated Adjustment Cash Amount, and if the absolute value of the Post-Closing Adjustment Amount exceeds the Estimated Adjustment Cash Amount (any such excess, an “Adjustment Deficit”), from the Adjustment Escrow Shares Amount then held in escrow, that number of Purchaser Shares which is equal to the amount of the Adjustment Deficit divided by the Purchaser Share Price, and (2) to the Exchange Agent, for distribution and issuance, as applicable, to the Company Stockholders (other than any holders of Dissenting Shares), the remaining portion (if any) of the Estimated Adjustment Cash Amount and/or the Adjustment Escrow Shares Amount after giving effect to the foregoing clause (A)(1), and (B) Purchaser shall instruct the Exchange Agent to distribute and issue in book-entry form, as applicable, such remaining portion of the Estimated Adjustment Cash Amount and/or Adjustment Escrow Shares Amount described in the foregoing clause (A)(2) to the Company Stockholders (other than any holders of Dissenting Shares) in accordance with each such Company Stockholder’s Pro Rata Portion set forth in the Estimated Adjustment Statement, provided that such Company Stockholder has delivered a duly executed Letter of Transmittal to the Exchange Agent and any other required documents in accordance with Section 3.2.
For additional clarity, the Parties intend pursuant to this Section 4.2(d) that (i) to the extent that the Post-Closing Adjustment Amount is a negative number, Purchaser’s recourse shall first be to the Estimated Adjustment Cash Amount, if any, and then, second to the Adjustment Escrow Shares Amount, and (ii) in no event shall the aggregate number of Purchaser Shares issued pursuant to this Agreement, and in connection with the Transactions, exceed the Base Purchaser Share Amount (it being understood that the Estimated Net Adjustment Amount and/or the Post-Closing Adjustment Amount shall be payable in cash, subject to Section 4.2(e), to the extent the aggregate number of Purchaser Shares issued pursuant to this Agreement, and in connection with the Transactions, would otherwise exceed the Base Purchaser Share Amount).
(e)   Notwithstanding anything to the contrary contained herein, in no event shall the Aggregate Adjustment Cash Amount (together with any indemnification payments made by Purchaser pursuant to Section 11.3) exceed an amount equal to 19.9% of the product of the Purchaser Share Price multiplied by the Purchaser Shares issued to the Company Stockholders pursuant to this Agreement (taking into account any Purchaser Shares released to the Company Stockholders from the Adjustment Escrow Shares Amount, but excluding the Indemnity Shares Amount).
ARTICLE V
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY ENTITIES
Except as set forth in the corresponding section (or any other section to the extent the relevance of such information to such first section is reasonably apparent on the face of the applicable disclosure) of the disclosure schedules delivered to Purchaser and Merger Sub by the Company (the “Company Disclosure Schedules”), the Company represents and warrants to Purchaser and Merger Sub as of the date hereof and, with respect to the Company Fundamental Representations, as of the Closing Date, as follows:
5.1   Organization of the Company.
(a)   The Company is validly existing and in good standing under the Laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease, and operate its properties and assets and to conduct the Business.
(b)   The Company is validly licensed or qualified to do business and (where such concept is applicable) is in good standing under the Laws of each jurisdiction in which the properties and assets leased or owned by it or the conduct of the Business makes such licensing or qualification necessary or advisable, except where the failure to be licensed or qualified would not reasonably be expected to be material to the Business or the Company’s properties or assets.
(c)   The Company has made available to Purchaser true and complete copies of its certificate of incorporation and bylaws, including all amendments thereto, in each case as in effect as of the date hereof. The Company is in compliance in all material respects with its Organizational Documents.
5.2   Authorization; Board Approval; Voting Requirements.
(a)   The Company has all requisite corporate power and authority to execute, deliver, and perform this Agreement and its Related Agreements and, subject to obtaining the Required Company Stockholder Approval, to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and its Related Agreements and the consummation by the Company of the transactions contemplated hereby and thereby have been validly authorized by all necessary action by the Company Board, and, other than obtaining the Required Company Stockholder Approval, no other corporate action by the Company or the Company Stockholders is necessary to authorize this Agreement or its Related Agreements or to consummate the transactions contemplated hereby or thereby. The Company has validly executed and delivered this Agreement, and, at the Closing, will have validly executed and delivered its Related Agreements. This Agreement and each of the Related Agreements to which the Company is a party constitute, or when executed and delivered by the Company, shall constitute the legal, valid, and binding obligations of the Company, enforceable against the Company in accordance with its respective terms, subject to the Enforceability Limitations.
(b)   The Company Board, at a meeting duly called and held at which all directors of the Company were present or participated and voted, has unanimously adopted resolutions (i) determining that this Agreement and the Transactions are advisable, fair to, and in the best interests of the Company and the Company Stockholders, (ii) approving and declaring advisable this Agreement and the Transactions, (iii) approving the Company’s Related Agreements and the transactions contemplated thereby, (iv) directing that the adoption of this Agreement be submitted to a vote of the Company Stockholders and

(v) recommending to the Company Stockholders approval of each of the matters requiring the Required Company Stockholder Approval.
(c)   The only vote or Consent of the Company Stockholders required to adopt this Agreement and approve the Merger, the Company’s Related Agreements, the other transactions contemplated hereby and thereby, and the other matters set forth in the Written Consent, is the affirmative vote of the holders of at least two-thirds of the outstanding Voting Common Stock voting as a single class (the “Required Company Stockholder Approval”). No other vote of the Company Stockholders is required by Law, the Organizational Documents of the Company, or any Contract to which the Company is a party.
5.3   Capitalization of the Company.
(a)   The authorized capital stock of the Company consists of 1,727,250 shares, all of which are designated as Company Common Stock, of which (A) 100,000 shares are designated as Class A Common Stock, (B) 1,400,000 shares are designated as Class B Common Stock, (C) 2,250 shares are designated as Class M Common Stock, and (D) 225,000 shares are designated as Class N Common Stock. As of the date of this Agreement, there are 9,439 shares of Class A Common Stock issued and outstanding, 944,128 shares of Class B Common Stock issued and outstanding, 1,048.002 shares of Class M Common Stock issued and outstanding, and 118,000.854 shares of Class N Common Stock issued and outstanding.
(b)   All such issued and outstanding shares of capital stock of the Company, including the Company Common Stock, (x) have been duly authorized, (y) are validly issued, fully-paid and non-assessable and (z) were not offered, issued or granted in violation of any preemptive right, subscription right, right of first refusal or other similar right.
(c)   Except for this Agreement and repurchase rights pursuant to the Management Stock Plan, there are no outstanding options, warrants, rights, calls, convertible securities or other Contracts obligating any Company Entity to issue, transfer, sell, repurchase or redeem any Equity Interests of the Company Entities (including, for the avoidance of doubt, pursuant to the Management Stock Plan). Except for the Phantom Stock Plan, there are no outstanding or authorized stock appreciation, phantom or similar rights with respect to the Company. Other than the Company Stockholder Support Agreements, there are no voting trusts, stockholder agreements, proxies or other Contracts, obligations or understandings in effect to which the Company is a party with respect to the ownership, voting or transfer of any of the Company’s Equity Interests. The Company has no outstanding debt or debt instruments providing for voting rights with respect to the Company to the holders thereof. There are no existing rights with respect to registration under the Securities Act of 1933, as amended, of any Equity Interests in the Company Entities. There are no preemptive or other similar rights or Liens on any Equity Interests of the Company Entities.
(d)   Set forth on Schedule 5.3(d) is a true and complete list of all loans which are outstanding as of the date hereof made by the Company to the Company Stockholder Debtors to fund such Company Stockholder Debtors’ purchase of Company Shares (together with any such loans made after the date hereof in compliance with Section 7.1, the “Company Stockholder Loans”), and the amount of principal outstanding under each such Company Stockholder Loan as of the date hereof.
(e)   As of the date hereof, the Company Common Stock is owned of record, in those amounts, and by those holders of Company capital stock, set forth on Schedule 5.3(e), and such ownership is free and clear of all Liens (other than restrictions under applicable securities Laws), which Company Common Stock represents all of the issued and outstanding capital stock of the Company. As of immediately prior to the Closing, the Company Common Stock is owned of record, in those amounts, and by those holders of Company capital stock, set forth on Schedule 5.3(e), excluding any Company Shares issued in connection with the Permitted M/N Option Grants and any repurchases or net exercises of Company Shares pursuant to the Management Stock Plan during the period between the date of this Agreement and the Closing, and such ownership is free and clear of all Liens (other than restrictions under applicable securities Laws). No Person other than the Company Stockholders listed on Schedule 5.3(e) is entitled to receive any payment or property in connection with the Merger in respect of any Company Shares or other Equity Interests of the Company. The Pro Rata Portions to be received by each Company Stockholder set forth in the Estimated Adjustment Statement shall be, as of the Closing Date, accurate and complete, and the calculations performed to compute the information contained therein comply with the applicable provisions of this Agreement.

5.4   Subsidiaries.
(a)   Other than its Subsidiaries listed on Schedule 5.4(a) (such Subsidiaries, the “Company Subsidiaries”) and (prior to the Spinoff) EIS, the Company does not directly or indirectly own, or have any interest in or right to acquire or control, any Equity Interests of any other Person.
(b)   Each Company Subsidiary is validly existing and (to the extent such concept exists under applicable Law) in good standing under the Laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and assets and to conduct the Business, except where the failure to be in good standing would not reasonably be expected to have a Company Material Adverse Effect.
(c)   The Company is, directly or indirectly, the record holder and Beneficial Owner of all of the outstanding Equity Interests of the Company Subsidiaries, free and clear of any Lien (other than restrictions under applicable securities Laws). All of such Equity Interests (x) have been duly authorized, (y) are validly issued, fully-paid and non-assessable and (z) were not offered, issued or granted in violation of any preemptive right, subscription right, right of first refusal or other similar right. Except for the Equity Interests in other Company Subsidiaries, no Company Subsidiary owns, directly or indirectly, any Equity Interests in any other Person.
(d)   There are no outstanding options, warrants, rights, calls, convertible securities or other Contracts to which any Company Entity is bound with respect to the transfers, voting or other disposition of the Equity Interests of any Company Subsidiary. There are no outstanding or authorized stock appreciation, phantom or similar rights with respect to the Company Subsidiaries. There are no voting trusts, stockholder agreements, proxies or other Contracts or understandings in effect to which any Company Entity is a party with respect to the voting or transfer of any of the Company Subsidiaries’ Equity Interests. No Company Entity has granted to any Person any Contract, warrant or option, or any other conversion right or right to purchase, subscribe for or receive an issuance of any Equity Interests of such Company Subsidiary.
5.5   Governmental Consents; No Conflicts.
(a)   The execution, delivery, and performance by the Company of this Agreement or its Related Agreements, and the consummation by the Company of the transactions contemplated hereby and thereby, do not and will not require any Consent of or with any Governmental Authority, other than (i) any Consent that is required as a result of any facts or circumstances relating solely to Purchaser or any of its Affiliates, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) (A) the filing with the SEC of the Proxy Statement in accordance with Regulation 14A promulgated under the Exchange Act, (B) the filing with the SEC, and the declaration of effectiveness under the Securities Act, of the Form S-4, and (C) the filing with the SEC of such reports under, and such other compliance with the Exchange Act and the Securities Act as may be required in connection with this Agreement and the Transactions, (iv) such Consents, registrations, declarations, notices or filings as are required to be made or obtained under the securities or “Blue Sky” Laws of various states in connection with the issuance of the Purchaser Shares, (v) such filings with and approvals of the NYSE as are required to permit the consummation of the Merger and the listing of the Purchaser Shares and (vi) the filings, submissions and declarations required under the HSR Act with respect to the Transactions.
(b)   Except as set forth on Schedule 5.5(b), the execution, delivery, and performance by the Company of this Agreement and its Related Agreements, and the consummation by the Company of the transactions contemplated hereby and thereby, do not and will not, violate, conflict with, result in a breach, cancellation or termination of, constitute a default under, result in the creation of any Lien on any of the properties or assets of any Company Entity under, or result in a circumstance that, with or without notice or lapse of time or both, would constitute any of the foregoing under, (i) any Law or Order applicable to or binding on the Company Entities or any of their respective properties or assets, (ii) any Material Contract, (iii) any Permit held by any Company Entity or (iv) any of the Organizational Documents of the Company, except, in the case of each of clauses (ii) and (iii), where such violation, conflict, breach, cancellation, termination or default would not, individually or in the aggregate, be expected to be material to the Company Entities taken as a whole.

5.6   Company Financial Statements.
(a)   Set forth on Schedule 5.6 are true and complete copies of the Company Financial Statements. The Company Financial Statements (i) are correct and complete in all material respects, (ii) have been prepared in accordance with GAAP and, in the case of the Audited Carve-Out Financial Statements, Regulation S-X promulgated pursuant to the Exchange Act, in each case in all material respects, and (iii) present fairly, in all material respects, the financial condition and results of operations, changes in cash flows and changes in stockholders’ equity of the Company’s “Water Solutions Business Unit” (as described therein) as of the respective dates thereof and for the respective periods covered thereby, subject to, in the case of the Unaudited Carve-Out Financial Statements, normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the absence of footnotes.
(b)   No financial statements of any Person other than the Company Entities are required by GAAP to be included in the Company Financial Statements, it being understood that the Company Financial Statements have been prepared on a carve-out basis to exclude EIS and the EIS Business. Except for the Company Stockholder Loans, the Company Entities have not extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any of its directors or executive officers (or equivalent thereof). None of the Company Entities is a party to any off-balance sheet arrangements that could have a material current or future effect upon the financial condition or results of operations of the Company Entities.
(c)   The Company Entities maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) all transactions are executed in accordance with management’s general or specific authorizations, (ii) all transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and any other applicable Laws and to maintain proper accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
(d)   Except as set forth on Schedule 5.6(d)(i), the Company Entities do not have any Liabilities except for (i) Liabilities reflected or reserved against in the Company Financial Statements, (ii) Liabilities incurred in the ordinary course of business since the Interim Balance Sheet Date or in contemplation of the Transactions or with respect thereto since the Interim Balance Sheet Date, and (iii) Liabilities that would not, individually or in the aggregate, be material. Without limiting the generality of the foregoing, the Company Entities do not have any Liabilities in respect of EIS or the EIS Business except as set forth on Schedule 5.6(d)(ii).
(e)   Set forth on Schedule 5.6(e) is a true and complete list of all outstanding Indebtedness (other than Indebtedness described in clauses (l) through (v) of the definition thereof) of the Company Entities.
5.7   Banking Relationships.   Set forth on Schedule 5.7 are the names and locations of all banks and trust companies in which the Company Entities have banking accounts, investment accounts or lines of credit and with respect to each such account or line of credit, the names of all persons authorized to draw thereon or to have access thereto.
5.8   Accounts Receivable; Inventory; Accounts Payable.
(a)   All notes receivable and accounts receivable existing as of the Interim Balance Sheet Date are reflected in accordance with GAAP on the Interim Balance Sheet and represent valid obligations arising from sales actually made or services actually performed by the Company Entities in the ordinary course of business and are free and clear of all Liens (except Permitted Liens). Such notes and accounts receivable will as of the date of the Effective Time be current and collectible, net of the respective reserve shown in the corresponding line items shown on the Interim Balance Sheet. Subject to such reserves, each such note and account receivable either has been or will be collected in full, without any setoff, within ninety (90) days after the date on which it first becomes due and payable. As of the date hereof, there is no contest, claim, defense or right of setoff, other than returns in the ordinary course of business, relating to the amount or validity of material amount due under any note or account receivable, except to the extent written down on the Company Financial Statements or the books and records of the Company Entities in accordance with GAAP consistent with the Company Entities’ past custom and practices.

(b)   The inventory items of the Company Entities existing as of the Interim Balance Sheet Date consist of purchased goods as set forth on the Interim Balance Sheet and are of a quality and quantity useable and saleable in the ordinary course of business, except for obsolete, damaged or outdated inventory written down on the Company Financial Statements or the books and records of the Company Entities in accordance with GAAP consistent with the Company Entities’ past custom and practices.
(c)   Schedule 5.8(c) lists (i) all accounts payable of the Company Entities as of the Interim Balance Sheet Date, and (ii) any customer deposits or other deposits held by the Company Entities as of February 6, 2022. All accounts payable of the Company Entities that arose after the Interim Balance Sheet Date have been recorded on the accounting books and records of the Company Entities. All outstanding accounts payable of the Company Entities represent valid obligations arising from bona fide purchases of assets or services.
(d)   All books and records of the Company Entities are accurate and complete in all material respects and are maintained in accordance with applicable Laws in all material respects.
5.9   Absence of Certain Changes.   Since the Interim Balance Sheet Date, (i) each of the Company Entities has conducted its business and operations in the ordinary course of business, (ii) there has not been any material damage, destruction or loss, whether or not covered by insurance, affecting the Company Entities or any change, event or occurrence that had or would reasonably be expected to have a Company Material Adverse Effect and (iii) none of the Company Entities have taken any of the actions that would require Purchaser’s consent as set forth in Section 7.1.
5.10   Title to and Sufficiency of Properties and Assets.
(a)   Except for assets disposed of in the ordinary course of business since the Interim Balance Sheet Date that are not material to the Business or operations of the Company Entities, or as set forth on Schedule 5.10(a), each of the Company Entities has good and valid title to all properties and assets purported to be owned by it, or has a valid leasehold interest in or a valid license to use all of its properties or assets purported to be leased or licensed by it, free and clear of all Liens, except for Permitted Liens.
(b)   The properties, buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property owned, leased or licensed by the Company Entities (i) constitute all of the material properties and assets used in or necessary to conduct the Business and are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing, (ii) are structurally sound, are in good operating condition and repair (subject to normal wear and tear), and are adequate for the uses to which they are being put in all material respects, and (iii) none is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. Except for (i) overhead services, (ii) those assets and liabilities set forth in the Spin-Off Documents and (iii) as otherwise set forth on Schedule 5.10(b), none of the properties, buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property owned, leased or licensed by EIS and/or the Spinoff Business are used in connection with, or are necessary for the conduct of the Business.
5.11   Real Property.
(a)   Schedule 5.11(a)(i) sets forth a correct list of the addresses and the fee owner of all real property owned by the Company Entities (the “Owned Real Property”). The Company and its Subsidiaries, as applicable, have good fee simple and marketable fee title to all of the Owned Real Property free and clear of any Lien (other than Permitted Liens). Except as set forth on Schedule 5.11(a)(ii), none of the Company Entities have leased, licensed or otherwise granted to any Person the right to use or occupy the Owned Real Property, and there are no outstanding options, rights of first offer or rights of first refusal to purchase or lease the Owned Real Property (or, in each case, any portion thereof or interest therein).
(b)   Schedule 5.11(b) sets forth a correct list of all Contracts pursuant to which any Company Entity leases, subleases, licenses or otherwise occupies any real property as tenant, subtenant, licensee or otherwise (the Contracts required to be listed on Schedule 5.11(b), each, a “Real Property Lease”), together with the address of the related property (the “Leased Real Property” and, together with the Owned Real Property, the “Company Real Property”). The Company has provided to Purchaser a complete and correct copy of each

Real Property Lease, including all amendments, modifications, exhibits and schedules. The applicable Company Entity has a valid leasehold interest under each Real Property Lease, free and clear of any Lien (other than Permitted Liens). Each such Real Property Lease is in full force and effect and constitutes a legal, valid, and binding obligation of the Company Entities and, to the Company’s Knowledge, the other party or parties thereto, enforceable against the Company Entities and, to the Company’s Knowledge, such other party or parties in accordance with its terms, subject to the Enforceability Limitations. The Company Entities have performed and complied in all material respects with all of their covenants and obligations under each Real Property Lease, and no Company Entity nor, to the Company’s Knowledge, any other party to a Real Property Lease, is in, or is alleged to be in, breach of or default under such Real Property Lease, nor has there occurred an event or condition that, with the passage of time or giving of notice (or both), would constitute such a breach or default. The Company does not sublease, as sublessor, any portion of the Leased Real Property to any other Person. To the Company’s Knowledge, there are no material disputes with respect to any lease or other agreement for any Leased Real Property.
(c)   To the Company’s Knowledge, there are no condemnation proceedings pending, threatened or proposed against any Company Entity and, to the Company’s Knowledge, there is no existing plan or study by any governmental body or any other Person that challenges or otherwise adversely affects the continuation of the use or operation of the Company Real Property.
5.12   Intellectual Property; Data Security.
(a)   Schedule 5.12(a)(i) (with respect to the Company Trademarks), Schedule 5.12(a)(ii) (with respect to the Company Patents), and Schedule 5.12(a)(iii) (with respect to the Company Copyrights) set forth complete and accurate lists of all of the Company Trademarks, Company Patents, and Company Copyrights that are the subject of a registration or pending application, including the owner, application and registration or grant number (if applicable), relevant jurisdiction, status/next deadline in each case, registered with a Governmental Authority or a domain name registrar. Schedule 5.12(a)(iv) sets forth a complete and accurate list of all material Company Owned Software. All of the Company Owned Intellectual Property is subsisting, and to the Company’s Knowledge, valid (or, in the case of pending applications, validly applied for) and enforceable. The Company Entities own all right, title, and interest in and to the Company Owned Intellectual Property, free and clear of any Lien (other than Permitted Liens) and have the valid and legally enforceable right to use Company Licensed Intellectual Property as necessary for or used or held for use in the operation of the Business. All registration, maintenance and renewal fees required as of the date of this Agreement to be paid in connection with the Company Owned Intellectual Property have been paid and all necessary documents and certificates in connection with the foregoing have been filed with the relevant Governmental Authorities for the purposes of registering, perfecting, prosecuting, and maintaining the foregoing. All Company Intellectual Property will be owned or available for use (as applicable) by a Company Entity on substantially similar terms and conditions immediately after the Closing, and there is no (i) Intellectual Property that is owned by, (ii) Company Owned Intellectual Property licenses to, or (iii) Intellectual Property exclusively licensed to, the Spinoff Business that is necessary for or used in the operation of the Business. The Company Intellectual Property constitutes all Intellectual Property that is necessary for or used in the operation of the Business.
(b)   Except as set forth on Schedule 5.12(b), with respect to the Company Owned Intellectual Property: a Company Entity is the sole and exclusive owner, and no Company Entity has transferred to, or permitted under any Contract to which a Company Entity is a party, any third party to retain ownership of or has granted any exclusive licenses to a third party in respect of any of such Company Owned Intellectual Property. No material item of Company Owned Intellectual Property is subject to any action or outstanding Order or settlement agreement or stipulation in any dispute proceeding that restricts in any material manner the use, provision, transfer, assignment or licensing thereof by a Company Entity or affects in any material manner the validity, use, ownership, registrability or enforceability of such Company Owned Intellectual Property.
(c)   The Company Owned Intellectual Property, the conduct of the Business as currently conducted and as proposed to be conducted, and all of the products sold and services provided by a Company Entity in connection therewith, do not infringe, dilute, misappropriate or otherwise violate, and in the past six (6) years, have not infringed (directly, contributorily, by inducement or otherwise), diluted, misappropriated or otherwise violated any Intellectual Property of any other Person. Except as set forth in Schedule 5.12(c), as of the date of this Agreement, and in the past six (6) years, there have been no pending or threatened in writing or to the Company’s Knowledge, threatened orally, claims (including cease and desist letters, invitations to take a license, and indemnification claims or notices), Proceedings or litigation related to the Company Owned Intellectual Property. To the Company’s Knowledge, no third party is infringing, diluting, misappropriating or otherwise violating any Company Intellectual Property in any material manner.
(d)   The Company Entities take and have taken commercially reasonable steps to protect and maintain the Company Owned Intellectual Property constituting trade secrets under applicable Law and the confidentiality of the Know-How in its possession. Except where failure to do so would not be material to the Company Entities taken as a whole, each employee, consultant or contractor of a Company Entity that has contributed to the creation, development, invention, modification or improvement of material Company Owned Intellectual Property used in the operation of the Business has (i) entered into a written agreement with a Company Entity that obliges such employee, consultant or contractor to disclose and assign to a Company Entity any and all rights, title and interests in and to the Company Owned Intellectual Property and (ii) assigned all such rights, title and interests to such Company Entity in all jurisdictions where such disclosure and assignment is not mandated by operation of applicable Law.
(e)   The Company Entities own or have obtained and possess valid licenses to use all Software, hardware, network and other computer systems used by the Company in the operation of the Business immediately prior to Closing (collectively, the “Company Systems”), and all such Company Systems will be owned or available for use (as applicable) by the Company Entities on identical terms and conditions immediately after the Closing. The Company Systems: (i) are in satisfactory working order and are scalable to meet current and reasonably anticipated capacity, (ii) have appropriate security, back-ups, disaster recovery arrangements, and hardware and software support and maintenance to minimize the risk of material error, breakdown, failure, or security breach occurring and to ensure if such event does occur it does not cause a material disruption to the operation of the Business, (iii) are configured and maintained to minimize the effects of viruses and do not contain Trojan horses or other malicious code, and (iv) have not suffered any material error, breakdown, failure, or security breach. In the thirty-six (36) months ending on the Closing Date, there has not been any material failure with respect to any of the Company Systems that has not been remedied or replaced.
(f)   The Company Entities have not embedded, used or distributed any open source, copyleft or community source code (including but not limited to any libraries or code, software, technologies or other materials that are licensed or distributed under any General Public License, Lesser General Public License or similar license arrangement or other distribution model described by the Open Source Initiative at www.opensource.org, collectively “Open Source Software”) in connection with any of their products or services that are generally available or in development in any manner that would materially restrict the ability of a Company Entity to protect its proprietary interests in any such product or service or in any manner that requires, or purports to require (i) any Company Intellectual Property (other than the Open Source Software itself) be disclosed or distributed in source code form or be licensed for the purpose of making derivative works; (ii) any restriction on the consideration to be charged for the distribution of any Company Owned Intellectual Property; (iii) the creation of any obligation for the Company with respect to Company Owned Intellectual Property, or the grant to any third party of any rights or immunities under Company Owned Intellectual Property; or (iv) any other limitation, restriction or condition on the right of any Company Entity with respect to its use or distribution of any Company Owned Intellectual Property.
(g)   The Company Entities are in compliance in all material respects with (a) all of the following to the extent relating to the collection, processing, storage or disclosure of any Personal Data (whether in electronic or any other form or medium) or otherwise relating to privacy and applicable either to the Company Entities or to the conduct of their businesses as conducted as of the date hereof: (i) all applicable Laws, (ii) customer Contracts by which any Company Entity is bound, including privacy policies of the Company Entities and (iii) Material Contracts (together “Data Privacy Requirements”), and (b) all of the following to the extent relating to the security of Confidential Information (whether in electronic or any other form or medium) and applicable either to the Company Entities or to the conduct of their businesses as conducted as of the date hereof: (A) all applicable Laws and applicable industry standards, (B) Contracts pursuant to which any Company Entity licenses data used in the conduct of its business as conducted as of the date hereof, and (C) Material Contracts pursuant to which the Company Entities license data used in the conduct of their businesses as conducted as of the date hereof. The Company Entities have established and maintain reasonable technical, administrative, and physical safeguards to protect Personal Data or Confidential Information within their possession from loss or unauthorized access or acquisition (“Data Security Incident”). There have been no Data Security Incidents impacting Personal Data stored by or on behalf of any Company Entity. The Company Entities have not received notice of any alleged noncompliance with the Data Privacy Requirements or any actual or potential Data Security Incident, nor to the Company’s Knowledge is there any basis for any such allegation. Neither the execution, delivery or performance of this Agreement nor any of the agreements contemplated by this Agreement, nor the consummation of any of the Transactions violate the Data Privacy Requirements.
5.13   Customers and Suppliers.
(a)   Schedule 5.13(a) sets forth (i) the top twenty (20) largest customers measured by invoiced sales by the Company Entities during the twelve (12) month period ending on the Interim Balance Sheet Date (collectively, the “Material Customers”), and (ii) the amount of consideration paid to the Company Entities by each Material Customer during such period. None of the Company Entities has received any written notice, or to the Company’s Knowledge, oral notice, that any of the Material Customers has ceased, and to the Company’s Knowledge, no Material Customer intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with the Company Entities.
(b)   Schedule 5.13(b) sets forth (i) the top twenty (20) suppliers of the Company Entities measured by gross spending by the Company Entities during the twelve (12) month period ending on the Interim Balance Sheet Date (collectively, the “Material Suppliers”) and (ii) the consideration paid by the Company Entities to such Material Suppliers during such period. None of the Company Entities have received any written notice, or to the Company’s Knowledge, oral notice, that any of the Material Suppliers has ceased, and, to the Company’s Knowledge, no Material Supplier intends to cease after the Closing, to supply goods or services or to otherwise terminate or materially reduce its relationship with the Company Entities.
5.14   Material Contracts.   Schedule 5.14 sets forth a correct list as of the date hereof of all of the Contracts of the following types to which any of the Company Entities is a party or by which any of the Company Entities or their respective properties or assets is bound or receives a benefit under:
(a)   all Contracts providing for a merger, consolidation, acquisition or sale of all or a material (to the Company Entities, taken as a whole) portion of the assets of, or other extraordinary transaction in respect of, any Company Entity with or to any other Person, or any material capital investment in any Person, in each case entered into since January 1, 2017 or pursuant to which any Company Entity has any ongoing indemnification or other similar surviving obligations;
(b)   any Contract (other than purchase orders or sales orders) entered into with a customer or supplier which involves the payment or receipt of an amount in excess of Five Million Dollars ($5,000,000) per annum (measured by the trailing (12) month period ending on the Interim Balance Sheet Date) and which cannot be terminated within ninety (90) days;
(c)   for the purchase of materials, supplies, goods, services, equipment or other assets, which is with a Material Supplier (other than purchase orders);
(d)   for the sale or license by a Company Entity of materials, supplies, goods, services, equipment or other assets, which is with a Material Customer (other than sales orders);
(e)   that (1) requires a Company Entity to purchase its total requirements of any product or service from a third party or that contains “take or pay” provisions, (2) contains a “most-favored-nation” clause or similar term that provides preferential pricing or treatment to any third party, (3) contains any non-competition or non-solicitation covenant by a Company Entity in favor of another Person or otherwise limits the freedom of a Company Entity to engage in any line of business in any area or (4) grants any Person an option or a first refusal, first offer or similar preferential right to purchase or acquire any assets of any Company Entity;

(f)   that is with a Governmental Authority;
(g)   that is between a Company Entity, on the one hand, and any Related Party or EIS, on the other hand (each, an “Affiliate Agreement”);
(h)   any credit agreement, loan agreement or indenture relating to Indebtedness of a Company Entity;
(i)   any Contract under which the Company Entities have permitted any material asset to become encumbered by a Lien (other than a Permitted Lien);
(j)   that provides for, directly or indirectly, the establishment or operation or a partnership or joint venture, or otherwise involves a sharing of profits, losses, costs or liabilities with any Person;
(k)   pursuant to which a Company Entity effected any compromise or settlement of any Proceeding since the Interim Balance Sheet Date;
(l)   the primary purposes of which is the indemnification of any other Person by a Company Entity;
(m)   that provides for a retention, severance, change in control or sale bonus payment in excess of One Hundred Thousand Dollars ($100,000) (or would provide for such bonus subject to the satisfaction of any conditions or contingencies) and any Company Retention Bonus Agreements;
(n)   (A) that is a written Contract for the employment of any Employee located outside of the United States (i) with annual base salary and target annual cash bonus in excess of $150,000; (ii) that is not terminable at will or upon notice of sixty (60) days or less for a cost (exclusive of costs arising prior to termination) of less than $200,000; or (iii) that would result in any payments to such person upon consummation or solely as a result of the Merger; (B) that is a written Contract for the employment of any Employee located in the United States (x) with an annual base salary in excess of $150,000; (y) that is not terminable at will; or (z) that would result in any payments to such individual upon the consummation or as a result of the Merger (either alone or in combination with another event);
(o)   any Contract providing for a license to a Company Entity of Company Licensed Intellectual Property (other than licenses of commercially available Software licensed under a click-wrap or shrink-wrap license or subscription agreement, in each case, on a non-exclusive basis and having an annual license, subscription or maintenance fee of $250,000 or less in the aggregate);
(p)   any lease or agreement under which a Company Entity is lessee of, or holds or operates any personal property owned by any other party, for which the annual rent exceeds $250,000;
(q)   pursuant to which a Company Entity has made or may make a capital investment in, loan to, acquisition or divestiture of the Equity Interests or assets of, any Person, or the acquisition or divestiture of any business or third Person; and
(r)   any Contract providing for a license by a Company Entity of Company Owned Intellectual Property to a third party (other than non-exclusive licenses granted to a Company Entity’s, resellers and end-user customers in connection with the sale, distribution or use of a Company Entity’s products and services in the ordinary course of business).
The Company has provided to Purchaser a true and complete copy (or, with respect to any oral Contract, a written summary of the material terms and conditions of such oral Contract) of each Contract set forth or required to be set forth on Schedule 5.14 (including all amendments, modifications, exhibits and schedules) (collectively with the Real Property Leases, the “Material Contracts”). Each Material Contract is in full force and effect and constitutes a legal, valid, and binding obligation of a Company Entity, and to the Company’s Knowledge, the other party or parties thereto, enforceable against such Company Entity, and to the Company’s Knowledge, such other party or parties in accordance with its terms, subject to the Enforceability Limitations. The Company Entities have performed or complied with all material covenants and obligations under each Material Contract, and neither the Company Entities nor, to the Company’s Knowledge, any other party to a Material Contract is in, or is alleged to be in, material breach of or default under such Material Contract, nor has there occurred an event or condition that with the passage of time or giving of notice (or both) would constitute such a material breach or default by a Company Entity or to the Company’s Knowledge, any other party to such Material Contract. No party to a Material Contract has provided notice to a Company Entity that it plans to terminate any Material Contract or, if in writing (or to the Company’s Knowledge, oral), materially reduce its business with the Company Entities.
5.15   Permits.   Each Company Entity has at all times since January 1, 2016 lawfully owned, held, possessed and/or used in the operation of its business all material Permits or other accreditations required by applicable Law to own, lease, and operate its properties and assets and to conduct the Business,. All such Permits and accreditations are valid and in full force and effect, and each Company Entity has performed in all material respects its obligations under and is, and since the Lookback Date has been in compliance, in all material respects, with all such Permits and accreditations. All fees and charges with respect to any Permit or accreditation, as of the date hereof, have been paid in full and all filing, reporting, and maintenance obligations have been completely and timely satisfied in all material respects. There have been no occurrences, events, or Proceedings that are pending, under investigation, or, to the Company’s Knowledge, threatened, nor has any Company Entity received, any notification which has resulted in or would reasonably be expected to result in the material limitation or impairment, modification, revocation, withdrawal, cancellation, lapse, integrity review, suspension, nonrenewal or any other materially adverse action against any material Permit or accreditation. All material Permits and accreditation will continue to be valid and in full force and effect upon the Closing Date.
5.16   Benefit Plans.
(a)   Schedule 5.16(a) sets forth a correct list of all Company Benefit Plans. A true and complete copy of each of the Company Benefit Plans, and all Contracts relating thereto, or to the funding thereof, including all trust agreements, insurance Contracts, administration Contracts, investment management agreements, subscription and participation agreements, and recordkeeping agreements, have been provided to Purchaser. In the case of any Company Benefit Plan which is not in written form, the Company has provided Purchaser with a true and reasonably complete written description of such Company Benefit Plan. A true and complete copy of the most recent annual report, actuarial report, accountant’s opinion of the plan’s financial statements, summary plan description and Internal Revenue Service determination or opinion letter with respect to each Company Benefit Plan, to the extent applicable, has been provided to Purchaser, and there have been no material changes in the financial condition in the respective Company Benefit Plans from that stated in the annual reports and actuarial reports supplied.
(b)   Each Company Benefit Plan has been established, maintained and administered in compliance in all material respects with its terms and the applicable requirements of ERISA, the Code, and any other applicable Laws. The Company Entities and their respective Affiliates have timely performed all obligations required to be performed by it under each Company Benefit Plan. Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is the subject of a favorable opinion letter from the Internal Revenue Service on the form of such Company Benefit Plan and, to Company’s Knowledge, no event or omission has occurred that would cause any Company Benefit Plan to lose such qualification, require corrective action to the Internal Revenue Service or Employee Plan Compliance Resolution System to maintain such qualification, or adversely affect the qualified status of any such plan or the Tax-exempt status of any related trust. No event has occurred and no condition exists that would subject Purchaser to any excise Tax, fine, encumbrance, material penalty or other liability imposed by ERISA, the Code or any other applicable Law with respect to any Company Benefit Plan.
(c)   Each Company Benefit Plan may be modified, amended or terminated without the consent of any Person, including any participant therein, except for any Company Benefit Plan that is an employment, consulting, severance, grant agreement, separation agreement, or similar agreement with an Employee or former Employee.
(d)   Neither the Company nor any of its ERISA Affiliates has, or has had in the previous six (6) years, any Liability with respect to a Multiemployer Plan or a plan that is subject to Title IV of ERISA. None of the Company Benefit Plans is a “multiple employer plan” (within the meaning of Section 413(c) of the Code) or a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), or a plan subject to the minimum funding requirements of Section 412 of the Code or Section 302 of ERISA.

(e)   Except as set forth on Schedule 5.16(e), no Company Benefit Plan (other than the Company Executive Retiree Health Plan) provides for post-employment or retiree welfare benefits, except as required by applicable Laws and there have been no written communications to Employees or former Employees (other than pursuant to the Company Executive Retiree Health Plan) which could reasonably be interpreted to promise or guarantee such employee any post-termination or retiree welfare benefits.
(f)   Neither the Company nor any other “disqualified person” or “party in interest” (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any “prohibited transactions” (as defined in Section 406 of ERISA or Section 4975 of the Code) in connection with any Company Benefit Plan.
(g)   None of the Company Entities or any of their respective Affiliates has any obligation to compensate any Person for excise Taxes payable pursuant to Section 4999 of the Code or for Taxes payable pursuant to Section 409A of the Code. Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A of the Code) has been operated in compliance with Section 409A of the Code and has complied with applicable documentary requirements of Section 409A of the Code.
(h)   Each Company Benefit Plan that primarily covers Employees based outside of the United States and/or that is subject to any Law other than United States federal, state or local Law (i) has been established, operated, maintained and administered in compliance with its terms and operated in compliance with all applicable Law, (ii) if required to be registered or approved by a non-United States Governmental Authority, has been registered or approved and has been maintained in good standing with applicable regulatory authorities, and, to the Company’s Knowledge, no event has occurred since the date of the most recent approval or application therefor relating to any such plan that would reasonably be expected to adversely affect any such approval or good standing, (iii) that is intended to qualify for special Tax treatment meets all requirements for such treatment, and (iv) if required to be fully funded or fully insured, is fully funded or fully insured on an ongoing and termination or solvency basis (determined using reasonable actuarial assumptions) in compliance with applicable Law. None of the Company Entities or any of their respective Affiliates maintains, establishes, sponsors, participates in or contributes, has an obligation to contribute to, or has any Liability with respect to, any defined benefit pension plan that is subject to any Law other than any United States federal, state or local Law.
(i)   Neither the execution and delivery by the Company of this Agreement nor the consummation of the Transactions would reasonably be expected to (i) entitle any current or former officer, director, Employee or independent contractor of the Company Entities to any payment or benefit (or result in the funding of any such payment or benefit), or (ii) accelerate the time of vesting or the time of payment, or increase the amount, of any compensation or benefits due to any current or former director, officer, Employee or independent contractor of the Company. None of the payments contemplated by the Company Benefit Plans in connection with this Agreement and the Transactions (whether alone or together with any other actions) would, in the aggregate, constitute excess parachute payments as defined in Section 280G of the Code (without regard to subsection (b)(4) thereof).
(j)   All contributions (including all employer contributions and employee salary reduction contributions), premium payments and other payments required to be made in respect of any Company Benefit Plan, under the terms of any such Company Benefit Plan, related funding arrangement or in accordance with applicable Law, have been paid within the time so prescribed or have been properly accrued in accordance with GAAP.
(k)   There are no Proceedings (other than routine claims for benefits, none of which, individually or in the aggregate, are material to the Company) pending or, to the Company’s Knowledge, threatened, involving any Company Benefit Plan or the assets of any Company Benefit Plan.
5.17   Employee and Labor Matters.
(a)   The Company has made available a true and complete employee census that sets forth, except as identified in Section 5.17(b) below, all persons who were employees, as of February 1, 2022, including for each such individual his or her (a) name, (b) job title, (c) department, (d) base salary or wage rate, (e) date of hire, (f) status as a full-time or part-time employee, (g) exempt or non-exempt status under applicable wage and hour Laws, (h) current year bonus, commission and other incentive-based compensation opportunity and actual bonus, commission, and other incentive-based compensation paid for the prior performance year, (i) accrued vacation and paid time off, (j) principal work location, and (k) leave status. The Company has made available a true and complete list as of February 1, 2022 of its Company-paid temporary employees. As of January 31, 2022, all compensation, including wages, commissions, bonuses, fees and other compensation, payable to all employees, independent contractors or consultants of each Company Entity for services performed on or prior to such date have been paid in full and there are no outstanding agreements, understandings or commitments of any Company Entity with respect to any compensation, commissions, bonuses or fees.
(b)   The Company has made available a true and complete census of all employees of the Company Entities who are represented by a labor organization for the purposes of collective bargaining with respect to such Employee’s employment with such Company Entity (“Union Employees”) that sets forth his or her (i) name or employee identification number; (ii) job classification; (iii) employing entity; (iv) work location; (v) current annual base compensation or annual rate of pay, as applicable; and (vi) the labor organization and bargaining unit.
(c)   Except as disclosed on Schedule 5.17(c), no Company Entity is party to any collective bargaining agreement, works council agreement or any other Contract with a labor organization and since the Lookback Date through the date of this Agreement there has not existed and, to the Company’s Knowledge, there has never been threatened, any (i) labor dispute, arbitration, strike, walkout, boycott, work slowdown, lockout, picketing, work stoppage, or similar involving any labor organization, Employee(s), and/or any Company Entity; (ii) activity, petition, including petitions filed with the National Labor Relations Board, demand or proceeding by any individual or group of individuals, or labor organization, to facilitate organizing, organize, or seek recognition or certification as a bargaining representative of an Employee.
(d)   No executive of any Company Entity has informed any Company Entity in writing of any plan to terminate employment with or services for the Company Entities nor do the Company Entities have a present intention to terminate the employment of any of the foregoing. To the Company’s Knowledge, no employee of the Company Entities is obligated under any Contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any Order of any court or administrative agency, that would interfere with the use of such employee’s reasonable best efforts to promote the interests of any Company Entity or that would conflict with the Company Entities’ business.
(e)   Since the Lookback Date, the Company Entities have been in compliance in all material respects with all applicable Laws pertaining to labor and employment practices to the extent they relate to employees, volunteers, interns, consultants and independent contractors of the Company Entities, including without limitation, all Laws relating to collective bargaining, labor relations, equal employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, the classification and payment of employees and independent contractors, child labor, hiring, promotion, and termination of employees, working conditions, meal and break periods, privacy, health and safety (including compliance with the Occupational Safety and Health Act), workers’ compensation, leaves of absence, paid sick leave, unemployment insurance, payment of social security and other Taxes. Except as set forth on Schedule 5.17(d), no Company Entity has incurred, and no circumstances exist under which any Company Entity would reasonably be expected to incur, any Liability arising from the misclassification of employees as consultants or independent contractors and/or from the misclassification of employees as exempt from the requirements of the Fair Labor Standards Act or similar state Laws.
(f)   To the Company’s Knowledge, since the Lookback Date, there are no Proceedings or Orders against any Company Entity pending, or to Company’s Knowledge, threatened to be brought or filed, by or before any Governmental Authority by or concerning any current or former applicant, employee, consultant or independent contractor of any Company Entity, and there have been no such Proceedings or Orders pending, or to the Company’s Knowledge, threatened.
(g)   Except as set forth on Schedule 5.7(g), no employee of any Company Entity is employed pursuant to a visa, work permit or other work authorization that is time-limited. The Company Entities are in compliance with and have complied with all immigration Laws, including Form I-9 requirements and any applicable mandatory E-Verify obligations.

(h)   No Company Entity has, during the ninety (90) day period prior to the date hereof, taken any action that would constitute employee layoffs or plant closings within the meaning of the Worker Adjustment and Retraining Notification Act of 1988, as amended or similar state Law.
(i)   To the Company’s Knowledge, since the Lookback Date, (a) there has been no threatened, any allegation of sexual harassment, sexual abuse or sexual misconduct against (i) any current or former director, manager, or officer of any Company Entity, or (ii) any current or former employee or independent contractor of any Company Entity who, directly or indirectly, supervise or have managerial oversight over (or supervised or had managerial oversight over) any other current or former employees or independent contractors of any Company Entity, and (b) no Company Entity has entered into any settlement agreement related to allegations or threatened allegations of sexual harassment, sexual abuse or sexual misconduct by any current or former director, manager, officer, employee, independent contractor, or other service provider of any Company Entity.
(j)   The Company Entities have (a) taken commercially reasonable steps to minimize potential workplace exposure in light of COVID-19 and (b) have delivered accurate and complete copies of all applicable (i) workplace communications from the Company Entities to employees regarding actions or changes in workplace schedules or employee hours, employee travel, remote work practices, onsite meetings, implementation and enforcement of health and safety, social distancing and return-to-work practices and protocols or other changes that have been implemented in response to COVID-19, (ii) contingency plans for workplace cessation in light of COVID-19, and (iii) policies implemented in relation to COVID-19.
5.18   Environmental Matters.   Except as disclosed on Schedule 5.18:
(a)   The Company Entities are, and since the Lookback Date have been, in compliance in all material respects with all Environmental Laws (including holding and complying with all required Environmental Permits).
(b)   No written notice or Environmental Claim from any Governmental Authority or any other Person is pending or unresolved, or to the Company’s Knowledge, threatened against, any Company Entity claiming that (i) any Company Entity or the operation of the Business is in material violation of any Environmental Law or Environmental Permit, or (ii) any of the Company Entities is or is potentially responsible for material Remedial Action or has potential material Liability under Environmental Laws or Environmental Permits.
(c)   No Company Real Property, or to the Company’s Knowledge, any other real property formerly owned, leased, operated or occupied by any Company Entity (or any of their respective predecessors): (i) is listed or proposed to be listed pursuant to CERCLA or any similar Law on the National Priorities List, the SEMS or any state or regional equivalent list of known or suspected contaminated sites, or (ii) is subject to an Environmental Claim, Proceeding or Order or other written request or written demand to take material Remedial Action.
(d)   No Releases of Hazardous Substances have occurred and no Person has been exposed to any Hazardous Substances at, from, in, to, on, or under any Company Real Property or any other real property formerly owned, leased, operated or occupied by the Company Entities (or any of their respective predecessors) that would reasonably be expected to result in material Liability to any Company Entity pursuant to Environmental Law.
(e)   To the Company’s Knowledge, no Company Entity and no predecessor of any Company Entity and no entity previously owned by a Company Entity, has transported or arranged for the treatment, storage, handling, disposal, or transportation of any Hazardous Substances to any off-site location which would reasonably be expected to result in material Liability to a Company Entity pursuant to Environmental Law.
(f)   (i) No Company Entity has entered into or is subject to, any outstanding Order with any Governmental Authority under or relating to any Environmental Laws or Environmental Permits, and (ii) the Company Entities are and have been in material compliance with any such Orders, requirements and agreements.

(g)   There are no Phase I or Phase II environmental assessments which are in the possession of any of the Company Entities (or any advisors or representatives thereof) with respect to any Company Real Property or the Company Entities’ operations which have not been delivered to Purchaser prior to execution of this Agreement.
(h)   Neither the execution of this Agreement nor consummation of the Transactions will require any notification to or consent of any Governmental Authority or the undertaking of any investigations or remedial actions, in each case, pursuant to Environmental Laws.
(i)   Except for the Real Property Leases, ordinary course of Business purchase orders and sales orders, and other Contracts entered into by the Company Entities in the ordinary course of its Business, no Company Entity has assumed responsibility for or agreed to indemnify or hold harmless any Person for any liability or obligation, arising under or relating to Environmental Laws (in each case, which obligation or liability has not expired) and there are no claims threatened or pending under or with respect to any such agreements.
5.19   Taxes.
(a)   All Tax Returns of each Company Entity have been duly and timely filed as required by applicable Law (within any applicable extension periods) and all such Tax Returns are true, complete and correct in all material respects. All Taxes due and payable on or before the Closing Date (whether or not shown or required to be shown on any Tax Return) have been timely paid in full. There has been made available to Purchaser true and complete copies of (i) all Tax Returns of the Company Entities for all taxable periods for which the applicable statute of limitations has not run as of the Closing Date, and (ii) all revenue agents’ reports and other similar reports relating to the audit and examination of the Tax Returns of the Company Entities for all taxable periods ending after December 31, 2015.
(b)   All deficiencies asserted or assessments made as a result of any Proceeding by a Governmental Authority of any Tax Returns of any Company Entity have been fully and timely paid. No Proceeding related to any Liability in respect of Taxes or any Tax Return of any Company Entity by any Governmental Authority is presently pending, nor has any Company Entity received any notice of any request for such an audit or other examination.
(c)   The Company Entities have each complied in all material respects with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes and has duly and timely withheld and has paid over to the appropriate Governmental Authority all amounts required to be so withheld and paid over in connection with amounts paid or owed to any Employee, independent contractor, creditor, shareholder, or other third party for all periods under all applicable Law, and has complied with all material information reporting and backup withholding provisions of applicable Law.
(d)   Each Company Entity is properly registered for and have collected all material sales and use and goods and services and value added and similar Taxes required to be collected, has remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority, or has been furnished properly completed exemption certificates and has maintained all such records and supporting documents in the manner required by, and has otherwise been at all relevant times in compliance in all material respects with, all applicable sales and use Tax statutes and regulations.
(e)   There are no Liens with respect to Taxes on the assets or business of any Company Entity (other than Permitted Liens), on any of the properties or assets of any Company Entity or the Company Shares.
(f)   No Company Entity is liable for the Taxes of any Person other than itself as a result of filing unitary, combined or consolidated Tax Returns, as a transferee or successor or by Contract, or is party to or bound by any Tax allocation, Tax indemnification or Tax sharing agreement or arrangement (in each case, other than Taxes imposed under provisions of commercial Contracts entered into in the ordinary course of business the primary purpose of which is other than Taxes).
(g)   The unpaid Taxes of the Company Entities did not, as of the Interim Balance Sheet Date, exceed the reserve for actual Taxes (without regard to any reserve for deferred Taxes established to reflect timing differences between book and Tax income) which has been separately disclosed on the Interim Balance Sheet.

No Company Entity will incur any liability for Taxes from the Interim Balance Sheet Date through the Closing Date other than in the ordinary course of business and consistent with reasonable prior practice.
(h)   No Company Entity has (i) waived any statute of limitations applicable to any claim for Taxes, (ii) requested or been granted an extension of the time for filing any Tax Return (other than automatic extensions for income Tax Returns), or (iii) granted to any Person any power of attorney that is currently in force with respect to any Tax matter.
(i)   The Company is not a “foreign person” as defined in Section 1445(f)(3) of the Code.
(j)   The Company is not and has not been a United States real property holding corporation within the meaning of Code §897(c)(2) at any time during the applicable period specified in Code §897(c)(1)(A)(ii).
(k)   No Company Entity will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period ending after the Closing Date as a result of any: (i) change in (or improper use of) any method of accounting for a taxable period ending on or prior to the Closing Date, (ii) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of U.S. state, local or non-U.S. Income Tax Law) executed on or prior to the Closing, (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of U.S. state, local or non-U.S. Income Tax Law), (iv) installment sale or open transaction disposition made on or prior to the Closing, (v) election under Section 108(i) of the Code (or similar provision of U.S. state, local or non-U.S. Tax Law), (vi) prepaid amount received or deferred revenue accrued on or prior to the Closing Date outside the ordinary course of business, (vii) any income under Section 965(a) of the Code, including as a result of any election under Section 965(h) of the Code with respect thereto or (viii) the application of Section 951, 951A, or 956 of the Code to any interest held in a “controlled foreign corporation” (as defined in Section 957 of the Code) with respect to income earned or recognized, payments received or ownership of “United States property” (as defined in Section 956 of the Code) on or prior to the Closing Date (determined without regard to the limitations under Section 952(c)(1) of the Code) and which, for the avoidance of doubt, is attributable, based on an interim closing of the books at the Closing, to any period ending on or prior to the Closing Date.
(l)   Other than with respect to the Spinoff, no Company Entity has ever distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.
(m)   No Company Entity has entered into a “listed transaction” within the meaning of Treasury Regulation §1.6011-4(b)(2).
(n)   Schedule 5.19(n) lists the U.S. federal Income Tax classification of each Company Entity. No written claim has ever been made by a Governmental Authority in a jurisdiction where Tax Returns with respect to either the Company or any Company Subsidiary are not filed asserting that any Company Entity is or may be subject to Tax in that jurisdiction. Neither the Company nor any other Company Entity has engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty), or otherwise become subject to Tax, in each case, in a country other than the country of its formation.
(o)   No Company Entity has requested or received a ruling from any Governmental Authority or signed a closing or other agreement with any Governmental Authority which would affect any taxable period after the Closing Date.
(p)   No Company Entity has deferred any payroll Taxes or availed itself of any of the Tax deferral, credits or benefits pursuant to the CARES Act or otherwise taken advantage of any change in applicable Law in connection with a Public Health Event that has the result of temporarily reducing (or temporarily delaying the due date of) otherwise applicable payment obligations of the Company to any Governmental Authority. The Company has not sought and does not intend to seek a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act.
(q)   The Company and each Company Entity have complied, and are currently in compliance, with all requirements relating to any Tax credits, incentives and any other benefits claimed from an applicable Tax jurisdiction; and, to the Company’s Knowledge, entering into the Transactions will not result in any claw-back of such benefits previously claimed.
Nothing in this Section 5.19 or otherwise in this Agreement shall be construed as a representation or warranty with respect to the amount or availability in a taxable period (or portion thereof) beginning after the Closing Date of any net operating loss, capital loss, Tax credit carryover or other Tax asset generated or arising in or in respect of a taxable period (or portion thereof) ending on or before the Closing Date.
5.20   Proceedings and Orders.   There are, and since the Lookback Date have been, no material Proceedings pending or, to the Company’s Knowledge, threatened against any Company Entity or any of their respective directors or officers in their capacities as such, or otherwise affecting the properties or assets of any Company Entity. To the Company’s Knowledge, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Proceedings. There is no material unsatisfied or outstanding judgment, penalty or award against any Company Entity. The operation of the Business is not, and since the Lookback Date has not been, subject to any Order. No Company Entity is a party to or bound by any Contract to settle or compromise any Proceeding under which a Company Entity has any continuing Liability. All judgments, penalties, consent decrees, other compliance agreements, and Orders against any Company Entity or otherwise affecting the properties or assets of any Company Entity are set forth on Schedule 5.20.
5.21   Compliance with Laws.   Each Company Entity is, and has at all times since the Lookback Date been, in compliance in all material respects with all Laws applicable to its properties, assets, products, and the Business. No investigation or review by any Governmental Authority is pending or, to the Company’s Knowledge, threatened against any Company Entity. Since the Lookback Date, no Company Entity has received any assertion, whether oral or written, alleging a material violation or failure to comply with any Law to which any of its assets, properties and businesses are subject, nor, to the Company’s Knowledge, has any event occurred and no circumstances exist that (with or without the passage of time or the giving of notice or both) may result in a violation of, conflict with or failure on the part of such Company Entity to conduct its business in material compliance with all applicable Laws.
5.22   Related Party Transactions.   Except for the Company Stockholder Loans and the Spinoff Documents, no Related Party has, and no Related Party has at any time since the Lookback Date had, (i) any direct or indirect interest in any material property or asset used in or otherwise relating to the Business, (ii) any indebtedness owed to the Company Entities, (iii) any direct or indirect financial interest in, any contract, transaction or business dealing involving the Company Entities (other than rights as a securityholder and rights to receive compensation for services performed and benefits as an Employee, director or officer of a Company Entity) or (iv) provided any material goods or services to any Company Entity (other than in such Person’s capacity as an Employee, director or officer of such Company Entity).
5.23   Takeover Laws.   The Company Board has taken all action necessary in order to exempt this Agreement, the Company’s Related Agreements, the Transactions and the transactions contemplated by the Company’s Related Agreements from, and this Agreement, the Company’s Related Agreements, the Transactions and the transactions contemplated by the Company’s Related Agreements are exempt from, the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable Law. No other “business combination,” “control share acquisition,” “fair price,” “moratorium,” or other similar anti-takeover Law (collectively, “Takeover Laws”) is applicable to this Agreement, the Company’s Related Agreements, the Transactions and the transactions contemplated by the Company’s Related Agreements.
5.24   Anti-Corruption Matters.
(a)   None of the Company Entities nor any director, officer or Employee of the Company Entities nor, to the Company’s Knowledge, any agent, representative or other Person acting on behalf of any Company Entity has (i) violated any provision of the Anti-Corruption Laws, (ii) directly or indirectly, made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any Foreign Official to obtain or retain business, (iii) used or attempted to use any corporate funds for any unlawful contribution, gift, entertainment, travel expense or other unlawful expenses relating to political activity or a charitable donation or (iv) made any offer, promise to pay or direct or indirect unlawful payment to or for the use or benefit of any Foreign Official. The Company Entities have instituted and maintains and enforces policies and procedures designed to promote compliance with the Anti-Corruption Laws.
(b)   No Representative of any Company Entity is a Foreign Official.
(c)   There are no, and there have not been any, Proceedings pending or, to the Company’s Knowledge, threatened against any Company Entity or any director, office, agent, Representative, Employee or other Person acting on behalf of a Company Entity involving a violation or alleged violation of any Anti-Corruption Law.
(d)   None of the Company Entities nor any director, officer or Employee of the Company Entities nor, to the Company’s Knowledge, any agent, representative or other Person acting on behalf of a Company Entity (i) is in violation of any anti-money laundering law or (ii) is under investigation by any Governmental Authority for money laundering or any other similar or related activity.
5.25   Trade Compliance; Corrupt Practices; AML Standards; Economic Sanctions.
(a)   Each Company Entity and its respective directors, managers, officers, employees, and to the Company’s Knowledge, each of their respective resellers, distributors or any other Persons acting on behalf thereof, are and have been during the five (5) years preceding the date of this Agreement, in compliance in all material respects with all applicable Laws, regulations, and orders pertaining to trade and economic sanctions and export controls, including such laws and regulations administered and enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State Directorate of Defense Trade Controls, and the U.S. Department of Commerce Bureau of Industry and Security (collectively, “U.S. Trade Controls”).
(b)   No Company Entity nor, to the Company’s Knowledge, any Company Entity’s directors, managers, officers, employees, resellers, distributors or any other Person acting on behalf thereof, or any of the Company Entities’ customers, suppliers or vendors, is:
(i)   located, organized, resident or operating in a country or territory that is or may, from time to time be, the target of a comprehensive trade embargo by the U.S. government (presently, Cuba, Iran, North Korea, Syria, or the Crimea region of Ukraine (collectively, “Sanctioned Countries”));
(ii)   the target of restrictions on trade by reason of U.S. Trade Controls, including being identified on a U.S. Government denied, debarred or otherwise prohibited party list, such as Specially Designated Nationals (“SDN”) and Blocked Persons List, owned fifty percent (50%) or more, in the aggregate, by one or more SDNs, Entity List, Denied Persons List, Nonproliferation Sanctions, Arms Export Control Act Debarred List or other U.S. sanctions or restricted listing (collectively, a “Prohibited Party”); or
(iii)   engaged in dealings or transactions in or with Sanctioned Countries or Prohibited Parties in violation of U.S. Trade Controls.
(c)   All products sold or otherwise dealt or traded in by the Company Entities are controlled under export control classification number EAR99.
(d)   The Company Entities have established and maintained a written U.S. Trade Controls program that is consistent with the requirements of the U.S. Trade Controls Laws. The operations of the Company Entities have been conducted at all times in compliance with their U.S. Trade Controls program and the U.S. Trade Controls Laws.
(e)   The Company Entities do not manufacture, assemble, install, service, repair, sell or otherwise deal or trade in any military, government or classified products or services or unclassified products or services that are constructed or provided based on classified specifications, information, orders, instruction or any other type of classified data.
(f)   No Company Entity nor any of their respective directors, officers, members, managers or Employees have been convicted of any criminal offense or found guilty or any civil offense in either case involving U.S. Trade Controls, any Sanctioned Country, any Prohibited Party, fraud, misrepresentation, dishonesty, breach of fiduciary duty, substantive violation of banking or corporate Tax Laws, embezzlement or other fraudulent conversion or misappropriation of property.
(g)   No Company Entity nor any of their respective directors, officers, members, managers, or employees or any third parties acting on its or their behalf has:
(i)   used any corporate or other funds for unlawful contributions, payments, gifts or entertainment (whether in the form of money, products, services or facilities), or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of the U.S. Foreign Corrupt Practices Act of 1977, the United Kingdom Bribery Act of 2010, or any other similar Law;
(ii)   offered, promised, paid, accepted or received any unlawful contributions, payments, expenditures, bribes, kickbacks, rebates, discounts or gifts; or
(iii)   otherwise violated or operated in noncompliance with any Laws prohibiting corruption and bribery.
(h)   The Company Entities have established and maintained a written anti-money laundering program that is consistent with the requirements of anti-money laundering Laws. The operations of the Company Entities have been conducted at all times in compliance with their anti-money laundering program and anti-money laundering Laws.
5.26   Brokers.   No broker, finder or investment bank is entitled to any brokerage, finder’s or similar fee or commission in connection with the Transactions or the transactions contemplated by any Related Agreement based upon arrangements made by or on behalf of the Company Entities, other than J.P. Morgan Securities LLC and Citigroup Global Markets Inc.
5.27   Insurance.   Schedule 5.27 lists all insurance policies and fidelity bonds maintained by the Company Entities covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company Entities. Except as set forth on Schedule 5.27, no Company Entity has received any written notice of any claim by any Company Entity pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed or that the Company Entities has a reason to believe will be denied or disputed by the underwriters of such policies or bonds. In addition, except as set forth on Schedule 5.27, no Company Entity has received any written notice of any pending claim of which its total value (inclusive of defense expenses) would reasonably be expected to exceed the policy limits. All premiums due and payable under all such policies and bonds have been paid, (or if installment payments are due, will be paid if due prior to the Closing Date) and the Company Entities are otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). Such policies and bonds (or other policies and bonds providing substantially similar coverage) have been in effect since their respective dates of inception and remain in full force and effect.
5.28   No Other Representations or Warranties.   Except for the representations and warranties made by the Company in this Article V or in any Related Agreement, neither the Company nor any other Person makes, and Purchaser has not relied and is not relying on, any express or implied representation or warranty with respect to any of the Company Entities or their respective businesses, operations, assets, Liabilities, conditions (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by the Company in this Article V or in any Related Agreement, neither the Company nor any other Person makes or has made any representation or warranty to Purchaser or any of its Affiliates or Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospective information relating to any of the Company Entities or their respective businesses, or (b) any oral or written information presented to Purchaser or any of its Affiliates or Representatives in the course of their due diligence investigation of the Company Entities, the negotiation of this Agreement or in the course of the Transactions.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB
Except (a) as set forth in the corresponding section (or any other section to the extent the relevance of such information to such first section is reasonably apparent on the face of the applicable disclosure) of the disclosure schedules delivered to the Company by Purchaser and Merger Sub (the “Purchaser Disclosure Schedules”), and (b) as disclosed in any final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since January 1, 2019, by Purchaser pursuant to the Securities Act, or the Exchange Act (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Purchaser and Merger Subs hereby represent and warrant to the Company as of the date hereof and, with respect to the Purchaser Fundamental Representations, as of the Closing Date, as follows:
6.1   Organization of Purchaser and Merger Sub.
(a)   Purchaser and Merger Sub are validly existing and in good standing under the Laws of their respective jurisdictions of incorporation and have all requisite corporate power and authority to own, lease and operate their respective properties and assets and to conduct their respective businesses.
(b)   Purchaser and Merger Sub are validly licensed or qualified to do business and (where such concept is applicable) are in good standing under the Laws of each jurisdiction in which the properties and assets leased or owned by Purchaser and Merger Sub or the conduct of their business makes such licensing or qualification necessary or advisable, except where the failure to be licensed or qualified would not reasonably be expected to be material to the business, properties or assets or Purchaser and Merger Sub.
(c)   Purchaser has made available to the Company true and complete copies of its certificate of incorporation and bylaws, including all amendments thereto, in each case as in effect as of the date hereof. Purchaser is in compliance in all material respects with its Organizational Documents.
6.2   Authorization; Board Approval; Voting Requirements.
(a)   Purchaser and Merger Sub have all requisite corporate power and authority to execute, deliver and perform this Agreement and their Related Agreements and, subject to obtaining the Required Purchaser Stockholder Approval and approval of the sole stockholder of Merger Sub, to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser and Merger Sub of this Agreement and their Related Agreements and the consummation by Purchaser and Merger Sub of the transactions contemplated hereby and thereby have been validly authorized by all necessary action by the Purchaser Board, the board of directors of Merger Sub, and, other than obtaining the Required Purchaser Stockholder Approval and approval of the sole stockholder of Merger Sub, no other corporate action by Purchaser, Merger Sub or their respective stockholders is necessary to authorize this Agreement or its Related Agreements or to consummate the transactions contemplated hereby or thereby. Purchaser and Merger Sub have validly executed and delivered this Agreement, and, at the Closing will have validly executed and delivered their Related Agreements. This Agreement and each of the Related Agreements to which Purchaser or Merger Sub is a party constitute, or when executed and delivered by Purchaser or Merger Sub shall constitute, the legal, valid and binding obligations of Purchaser and Merger Sub, as applicable, enforceable against Purchaser and Merger Sub, as applicable, in accordance with its respective terms, subject to the Enforceability Limitations.
(b)   The Purchaser Board, at a meeting duly called and held at which all directors of the Purchaser Board were present or participated and voted, has unanimously adopted resolutions (i) determining that this Agreement and the Transactions are advisable, fair to, and in the best interests of Purchaser and the Purchaser Stockholders, (ii) approving and declaring advisable this Agreement and the Transactions, (iii) approving Purchaser’s Related Agreements and the transactions contemplated thereby, (iv) directing that the adoption of this Agreement be submitted to a vote of the Purchaser Stockholders, and (v) recommending that the Purchaser Stockholders vote to approve the issuance of Purchaser Shares.
(c)   The only vote or Consent of the Purchaser Stockholders required to adopt this Agreement and approve the Merger, Purchaser’s Related Agreements, the other transactions contemplated hereby and thereby, and each of the matters requiring the Required Purchaser Stockholder Approval, is the Required Purchaser Stockholder Approval. No other vote of the Purchaser Stockholders is required by Law, the Organizational Documents of Purchaser or any Contract to which Purchaser is a party.
(d)   Purchaser does not have in effect a “poison pill,” anti-takeover plan or similar stockholder rights plan.
6.3   Capitalization of Purchaser and Merger Sub.
(a)   As of February 3, 2022, the authorized capital stock of Purchaser consists of (i) 200,000,000 shares of common stock, par value $0.01 per share, of which 125,782,456 shares are issued and outstanding, (ii) 10,000,000 shares of preferred stock, par value $0.01 per share, of which zero (0) shares are issued and outstanding. All such issued and outstanding shares of capital stock of Purchaser (x) have been duly authorized, (y) are validly issued, fully-paid and non-assessable and (z) were not issued in violation of any preemptive right, subscription right, right of first refusal or other similar right.
(b)   Except as permitted under this Agreement or as set forth on Schedule 6.3(b), as of February 3, 2022, (i) there are no outstanding options, warrants, rights, calls, convertible securities or other Contracts obligating Purchaser to issue, transfer, sell, repurchase or redeem any of its Equity Interests; (ii) there are no outstanding or authorized stock appreciation, phantom or similar rights with respect to Purchaser; (iii) there are no voting trusts, stockholder agreements, proxies or other Contracts or understandings in effect to which Purchaser is a party with respect to the voting or transfer of any of Purchaser’s Equity Interests; and (iv) Purchaser has no outstanding debt or debt instruments providing for voting rights with respect to Purchaser to the holders thereof.
(c)   The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, of which one (1) share is issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Purchaser. Merger Sub has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, Liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Transactions.
6.4   Subsidiaries.
(a)   Other than its Subsidiaries set forth on Schedule 6.4 (such Subsidiaries, the “Purchaser Subsidiaries”), Purchaser does not directly or indirectly own, or have any interest in or right to acquire or control, any Equity Interests of any other Person.
(b)   Each Purchaser Subsidiary is validly existing and (to the extent such concept exists under applicable Law) in good standing under the Laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease, and operate its properties and assets and to conduct Purchaser’s business, except where the failure to be in good standing would not reasonably be expected to have a Purchaser Material Adverse Effect.
(c)   Except as set forth on Schedule 6.4, Purchaser is, directly or indirectly, the record holder and Beneficial Owner of all of the outstanding Equity Interests of the Purchaser Subsidiaries, free and clear of any Lien (other than restrictions under applicable securities Laws). All of such Equity Interests (x) have been duly authorized, (y) are validly issued, fully-paid and non-assessable, and (z) were not issued in violation of any preemptive right, subscription right, right of first refusal or other similar right. There are no outstanding options, warrants, rights, calls, convertible securities or other Contracts to which Purchaser or any Purchaser Subsidiary is bound with respect to the transfer, voting or other disposition of the Equity Interests of any Purchaser Subsidiary. There are no outstanding or authorized stock appreciation, phantom or similar rights with respect to the Purchaser Subsidiaries. There are no voting trusts, stockholder agreements, proxies or other Contracts or understandings in effect to which Purchaser or any Purchaser Subsidiary is a party with respect to the voting or transfer of any of the Purchaser Subsidiaries’ Equity Interests. Neither Purchaser nor any Purchaser Subsidiary has granted to any Person any Contract, warrant or option, or any other conversion right or right to purchase, subscribe for or receive an issuance of any Equity Interests of such Purchaser Subsidiary.

6.5   Governmental Consents; No Conflicts.
(a)   The execution, delivery, and performance by Purchaser and Merger Sub of this Agreement or their Related Agreements, and the consummation by Purchaser and Merger Sub of the transactions contemplated hereby and thereby, do not and will not require any material Consent of or with any Governmental Authority, other than (i) any Consent that is required as a result of any facts or circumstances relating solely to the Company or any of its Affiliates, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) (A) the filing with the SEC of the Proxy Statement in accordance with Regulation 14A promulgated under the Exchange Act, (B) the filing with the SEC, and the declaration of effectiveness under the Securities Act, of the registration statement on Form S-4 in connection with the issuance of the Purchaser Shares in which the Proxy Statement will be included as a prospectus (the “Form S-4”) and (C) the filing with the SEC of such reports under, and such other compliance with the Exchange Act and the Securities Act as may be required in connection with this Agreement and the Transactions, (iv) such Consents, registrations, declarations, notices or filings as are required to be made or obtained under the securities or “Blue Sky” Laws of various states in connection with the issuance of the Purchaser Shares, (v) such filings with and approvals of the NYSE as are required to permit the consummation of the Merger and the listing of the Purchaser Shares and (vi) the filings, submissions and declarations required under the HSR Act with respect to the Transactions.
(b)   Except as set forth on Schedule 6.5(b), the execution, delivery and performance by Purchaser and Merger Sub of this Agreement and their Related Agreements, and the consummation by Purchaser and Merger Sub of the transactions contemplated hereby and thereby, do not and will not violate, conflict with, result in a breach, cancellation or termination of, constitute a default under, result in the creation of any Lien on any of the properties or assets of Purchaser or any of its Subsidiaries under, or result in a circumstance that, with or without notice or lapse of time or both, would constitute any of the foregoing under, (i) any Law or Order applicable to or binding on Purchaser or its Subsidiaries or any of their respective properties or assets, (ii) any Contract to which Purchaser or any of its Subsidiaries is a party or by which Purchaser or its Subsidiaries or any of their respective properties or assets are bound, including any Purchaser Material Contract or Purchaser Real Property Lease, (iii) any Permit held by Purchaser or any of its Subsidiaries or (iv) any of the Organizational Documents of Purchaser or Merger Sub, except, in the case of each of clauses (i) through (iii), where such violation, conflict, breach, cancellation, termination or default would not, individually or in the aggregate, be expected to be material to Purchaser, the Purchaser Subsidiaries and, after the Closing, the Company Entities, taken as a whole.
6.6   Absence of Certain Changes.   Since February 16, 2021, there has not been a change, event or occurrence that would result in a Purchaser Material Adverse Effect.
6.7   Assets.   Except for assets disposed of in the ordinary course of business since December 31, 2021, or as set forth on Schedule 6.7, Purchaser and Merger Sub have good and valid title to, a valid leasehold interest in, or a valid license to use all of the material properties and assets (tangible or intangible, real or personal) necessary to operate their respective businesses as presently conducted, free and clear of any Lien (other than Permitted Liens).
6.8   Real Property.
(a)   Other than as set forth on Schedule 6.8(a), Purchaser and its Subsidiaries do not own and do not have any right to acquire any real property (the “Purchaser Owned Real Property”).
(b)   Schedule 6.8(b) sets forth a correct list of all Contracts pursuant to which Purchaser or any of its Subsidiaries leases, subleases, licenses or otherwise occupies any real property as tenant, subtenant or licensee with a rental value in excess of $200,000 (each, a “Purchaser Real Property Lease”), together with the address of the related property (the “Purchaser Leased Real Property” and, together with the Purchaser Owned Real Property, the “Purchaser Real Property”). Purchaser has provided to the Company a complete and correct copy of each such Purchaser Real Property Lease, including all amendments, modifications, exhibits and schedules. Purchaser or its Subsidiaries, as applicable, have a valid leasehold interest under each Purchaser Real Property Lease, free and clear of any Lien (other than Permitted Liens). Each such Purchaser Real Property Lease is in full force and effect and constitutes a legal, valid and binding obligation of Purchaser and its Subsidiaries and, to Purchaser’s Knowledge, the other party or parties thereto, enforceable against Purchaser and its Subsidiaries and, to Purchaser’s Knowledge, such other party or parties in accordance with its terms, subject to the Enforceability Limitations. Purchaser and its Subsidiaries have performed and complied with all of their covenants and obligations under each Purchaser Real Property Lease, and neither Purchaser nor its Subsidiaries nor, to Purchaser’s Knowledge, any other party to a Purchaser Real Property Lease, is in, or is alleged to be in, breach of or default under such Purchaser Real Property Lease, nor has there occurred an event or condition that with the passage of time or giving of notice (or both) would constitute such a breach or default. Neither Purchaser nor its Subsidiaries sublease, as sublessor, any portion of the real property owned by Purchaser or its Subsidiaries or subject to their Purchaser Real Property Leases to any other Person.
6.9   Intellectual Property; Data Security.
(a)   All of the Purchaser Owned Intellectual Property is subsisting, and to Purchaser’s Knowledge, valid (or, in the case of pending applications, validly applied for) and enforceable. Purchaser owns all right, title, and interest in and to the Purchaser Owned Intellectual Property, free and clear of any Lien (other than Permitted Liens) and has the valid and legally enforceable right to use the Purchaser Licensed Intellectual Property as necessary for or used or held for use in the operation of Purchaser’s business as currently conducted. The Purchaser Intellectual Property constitutes all Intellectual Property that is necessary for or used in the operation of Purchaser’s business.
(b)   With respect to the Purchaser Owned Intellectual Property, Purchaser or its Subsidiary, as applicable, is the sole and exclusive owner, and neither Purchaser nor its Subsidiaries has transferred to, or permitted under any Contract to which Purchaser is a party, any third party to retain ownership of or has granted any exclusive licenses to a third party in respect of any of such Purchaser Owned Intellectual Property.
(c)   The Purchaser Owned Intellectual Property, the conduct of Purchaser’s business as currently conducted and as proposed to be conducted, and all of the products sold and services provided by Purchaser in connection therewith, do not infringe, dilute, misappropriate or otherwise violate, and since the Lookback Date, have not infringed (directly, contributorily, by inducement or otherwise), diluted, misappropriated or otherwise violated any Intellectual Property of any other Person. Except as set forth on Schedule 6.9(c), as of the date of this Agreement, and since the Lookback Date, there have been no pending, or threatened in writing, claims (including cease and desist letters, invitations to take a license, and indemnification claims or notices), Proceedings, or litigation related to the Purchaser Owned Intellectual Property. To Purchaser’s Knowledge, no third party is infringing, diluting, misappropriating or otherwise violating any material Purchaser Intellectual Property.
(d)   Purchaser and its Subsidiaries take and have taken commercially reasonable steps to protect and maintain the Purchaser Owned Intellectual Property constituting trade secrets under applicable Law and the confidentiality of the Know-How in its possession. Except where failure to do so would not be material to the Purchaser and its Subsidiaries taken as a whole, each employee, consultant or contractor of Purchaser that has contributed to the creation, development, invention, modification or improvement of material Purchaser Owned Intellectual Property used in the operation of Purchaser’s business has (i) entered into a written agreement with Purchaser that obliges such employee, consultant or contractor to disclose and assign to Purchaser any and all rights, title and interests in and to the Purchaser Owned Intellectual Property and (ii) assigned all such rights, title and interests to the Purchaser in all jurisdictions where such disclosure and assignment is not mandated by operation of applicable Law.
(e)   To Purchaser’s Knowledge, Purchaser and its Subsidiaries are in compliance in all material respects with (a) all of the following to the extent relating to the collection, processing, storage or disclosure of any Personal Data (whether in electronic or any other form or medium) or otherwise relating to privacy and applicable either to Purchaser and its Subsidiaries or to the conduct of their businesses as conducted as of the date hereof: (i) all applicable Laws, (ii) customer Contracts by which Purchaser or its Subsidiaries are bound, and (iii) Purchaser Material Contracts, and (b) all of the following to the extent relating to the security of Confidential Information (whether in electronic or any other form or medium) and applicable either to Purchaser and its Subsidiaries or to the conduct of their businesses as conducted as of the date hereof: (A) all applicable Laws, (B) Contracts pursuant to which Purchaser or its Subsidiaries licenses data used in the conduct of its business as conducted as of the date hereof, and (C) Purchaser Material Contracts pursuant to which Purchaser and its Subsidiaries licenses data used in the conduct of their businesses as conducted as of the date hereof.
6.10   Material Contracts.   Each Contract that would be required to be filed as an exhibit to any Purchaser SEC Document (as described in Items 601(b)(4) and 601(b)(10) of Regulation S-K under the Securities Act) has been filed as an exhibit to or incorporated by reference in the Purchaser SEC Documents filed prior to the date of this Agreement or the Closing Date, as the case may be (each, a “Purchaser Material Contract”). Subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles, each Purchaser Material Contract is a valid and binding agreement of Purchaser or a Subsidiary of Purchaser, as the case may be, and is in full force and effect. None of Purchaser, any Subsidiary of Purchaser or, to Purchaser’s Knowledge, any other party thereto, is in default or breach in any material respect under the terms of any such Purchaser Material Contract.
6.11   Permits.   Purchaser and Merger Sub possess or have applied for all material Permits required by applicable Law to own, lease, and operate its properties and assets and to conduct their business as currently conducted, and all such Permits are valid and in full force and effect, and Purchaser and Merger Sub have performed in all material respects their obligations under and are, and since the Lookback Date has been, in compliance, in all material respects, with all such Permits, except, in each case, as would not reasonably be expected to be material to Purchaser, the Purchaser Subsidiaries and, after the Closing, the Company Entities, taken as a whole.
6.12   Benefit Plans.   Each Purchaser Plan has been maintained and administered in compliance in all material respects with the applicable requirements of ERISA, the Code, and any other applicable Laws. Each Purchaser Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is the subject of a favorable opinion letter from the Internal Revenue Service on the form of such Purchaser Plan and, to Purchaser’s Knowledge, no event or omission has occurred that would cause any Purchaser Plan to lose such qualification.
6.13   Employee and Labor Matters.   Except as disclosed on Schedule 6.13, neither Purchaser nor its Subsidiaries is party to any collective bargaining agreement, works council agreement or other labor organization Contract applicable to employees of Purchaser and its Subsidiaries and since the Lookback Date through the date of this Agreement, there has never existed and, to Purchaser’s Knowledge, there is not threatened, any (i) strike, slowdown, picketing or work stoppage, (ii) Proceeding against Purchaser or any of its Subsidiaries alleging a violation of any Laws pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission or any comparable Governmental Authority or (iii) application for certification of a collective bargaining agent.
6.14   Environmental Matters.   Except as disclosed on Schedule 6.14:
(a)   Purchaser is, and since the Lookback Date has been, in compliance in all material respects with all Environmental Laws applicable to its business, except for any such non-compliance that would not reasonably be expected to be material to Purchaser, the Purchaser Subsidiaries and, after the Closing, the Company Entities, taken as a whole.
(b)   Since the Lookback Date, no written notice from any Governmental Authority has been received by Purchaser claiming that (i) the operation of its business is in material violation of any Environmental Law or Environmental Permit, or (ii) Purchaser is responsible for Remedial Action with respect to the operation of its business, except in each case of (i) and (ii), as would not reasonably be expected to be material to Purchaser, the Purchaser Subsidiaries and, after the Closing, the Company Entities, taken as a whole.
(c)   To Purchaser’s Knowledge, no Purchaser Real Property or other real property formerly leased or occupied by Purchaser (i) is listed or proposed to be listed pursuant to CERCLA or any similar Law, the National Priorities List, the SEMS or any state or regional equivalent list of known or suspected contaminated sites, or (ii) is subject to a written claim, Order or other written request or written demand to take Remedial Action, except in each case of (i) and (ii), as would not reasonably be expected to be material to Purchaser, the Purchaser Subsidiaries and, after the Closing, the Company Entities, taken as a whole.

6.15   Taxes.
(a)   All material Tax Returns of Purchaser and each Purchaser Subsidiary have been duly and timely filed as required by applicable Law (within any applicable extension periods) and all such Tax Returns are true, complete and correct in all material respects. All material Taxes shown to be due and payable on or before the Closing Date (whether or not shown or required to be shown on any Tax Return) have been timely paid in full.
(b)   No Proceeding related to any Liability in respect of Taxes or any Tax Return of Purchaser or any Purchaser Subsidiary by any Governmental Authority is presently pending, nor has Purchaser or any Purchaser Subsidiary received any notice of any request for such an audit or other examination.
(c)   Purchaser and the Purchaser Subsidiaries have each complied in all material respects with all applicable Laws, rules, and regulations relating to the payment and withholding of Taxes and has duly and timely withheld and has paid over to the appropriate Governmental Authority all amounts required to be so withheld and paid over in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder, or other third party for all periods under all applicable Law, and has complied with all material information reporting and backup withholding provisions of applicable Law.
(d)   There are no material Liens with respect to Taxes on the assets or business of Purchaser or any Purchaser Subsidiary (other than Permitted Liens) on any of the properties or assets of Purchaser, any Purchaser Subsidiary or the Purchaser Shares.
(e)   Neither Purchaser nor any Purchaser Subsidiary has waived any statute of limitations applicable to any claim for Taxes, and neither Purchaser nor any Purchaser Subsidiary has requested or been granted an extension of the time for filing any Tax Return (other than automatic extensions for income Tax Returns).
(f)   Purchaser is not a “foreign person” as defined in Section 1445(f)(3) of the Code.
(g)   Purchaser is not and has not been a United States real property holding corporation within the meaning of Code §897(c)(2) at any time during the applicable period specified in Code §897(c)(1)(A)(ii).
(h)   Except as set forth on Schedule 6.15(h), within the past three (3) years, neither Purchaser nor any Purchaser Subsidiary has ever distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.
(i)   Neither Purchaser nor any Purchaser Subsidiary has entered into a “listed transaction” within the meaning of Treasury Regulation §1.6011-4(b)(2).
(j)   No written claim has been made within the last three (3) years by a Governmental Authority in a jurisdiction where Tax Returns with respect to either Purchaser or any Purchaser Subsidiary are not filed asserting that Purchaser or any Purchaser Subsidiary is or may be subject to Tax in that jurisdiction.
(k)   Neither Purchaser nor any Purchaser Subsidiary has requested or received a ruling from any Governmental Authority or signed a closing or other agreement with any Governmental Authority which would result in taxable income for a taxable period after the Closing Date.
6.16   Proceedings and Orders.   Except as set forth on Schedule 6.16, there are and since the Lookback Date have been, no material Proceedings pending or, to Purchaser’s Knowledge, threatened in writing against Purchaser or any of its Subsidiaries or any of their respective directors or officers in their capacities as such. The operation of Purchaser’s business is not and since the Lookback Date has not been, subject to any material Order. Neither Purchaser nor any of its Subsidiaries is a party to or bound by any Contract to settle or compromise any Proceeding under which Purchaser has any continuing Liability.
6.17   Compliance with Laws.   Except as set forth on Schedule 6.17, Purchaser and its Subsidiaries are, and have at all times since the Lookback Date been, in compliance in all material respects with all Laws applicable to their properties, assets, products and Purchaser’s business, except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to be material to Purchaser, the Purchaser Subsidiaries and, after the Closing, the Company Entities, taken as a whole.

6.18   Required Purchaser Stockholder Approval.   The only vote or Consent of the Purchaser Stockholders required to adopt this Agreement and approve the Merger, Purchaser’s Related Agreements, the other transactions contemplated hereby and thereby is the Required Purchaser Stockholder Approval. No other vote of the Purchaser Stockholders is required by Law, the Organizational Documents of Purchaser or any Contract to which Purchaser is a party.
6.19   Takeover Laws.   The Purchaser Board has taken all action necessary in order to exempt this Agreement, Purchaser’s Related Agreements, the Transactions and the transactions contemplated by Purchaser’s Related Agreements from, and this Agreement, Purchaser’s Related Agreements, the Transactions and the transactions contemplated by Purchaser’s Related Agreements are exempt from, the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable Law. No other Takeover Law is applicable to this Agreement, Purchaser’s Related Agreements, the Transactions and the transactions contemplated by Purchaser’s Related Agreements.
6.20   Anti-Corruption Matters.
(a)   Neither Purchaser nor, to Purchaser’s Knowledge, any of its Subsidiaries nor any director, officer, agent, representative, employee or other Person acting on behalf of Purchaser or any of its Subsidiaries has (i) violated any provision of the Anti-Corruption Laws, (ii) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any Foreign Official to obtain or retain business, (iii) used or attempted to use any corporate funds for any unlawful contribution, gift, entertainment, travel expense or other unlawful expenses relating to political activity or a charitable donation or (iv) made any offer, promise to pay or direct or indirect unlawful payment to or for the use or benefit of any Foreign Official, except, in each case, as would not reasonably be expected to be material to Purchaser or any of its Subsidiaries, as applicable. Purchaser has instituted and maintains and enforces policies and procedures designed to promote compliance with the Anti-Corruption Laws.
(b)   No Representative of Purchaser is a Foreign Official.
(c)   There are no, and there have not been any, material Proceedings pending or, to Purchaser’s Knowledge, threatened, against Purchaser or any director, office, agent, representative, employee or other Person acting on behalf of Purchaser involving a violation or alleged violation of any Anti-Corruption Law.
6.21   Brokers.   No broker, finder or investment bank is entitled to any brokerage, finder’s or similar fee or commission in connection with the Transactions and the transactions contemplated by Purchaser’s Related Agreements based upon arrangements made by or on behalf of Purchaser, other than Evercore Group L.L.C.
6.22   Opinion of Financial Advisor.   The Purchaser Board has received a written opinion or an oral opinion to be subsequently confirmed in writing from Evercore Group L.L.C. (the “Purchaser Financial Advisor”), dated as of February 11, 2022 that, as of the date of such opinion and subject to the assumptions, limitations, qualifications and conditions set forth therein, the Base Purchaser Share Amount is fair, from a financial point of view, to Purchaser. Promptly after execution of this Agreement, Purchaser will furnish to the Company, solely for informational purposes, a true and complete copy of the written opinion of the Purchaser Financial Advisor, it being agreed that such opinion is for the benefit of the Purchaser Board and may not be relied upon by the Company or the Company Stockholders.
6.23   SEC Reports.
(a)   Purchaser has timely filed or furnished all reports, schedules, forms, statements, and other documents required to be filed or furnished by it with or to the SEC since January 1, 2020 (together with all exhibits, financial statements, and schedules thereto, all information incorporated therein by reference and all documents filed with the SEC during such period by Purchaser on a voluntary basis, the “Purchaser SEC Documents”). As of its filing (or furnishing) date or, if amended prior to the date of this Agreement, as of the date of the last such amendment, each Purchaser SEC Document complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rulings and regulations promulgated thereunder.
(b)   The Purchaser Financial Statements (i) are Compliant and (ii) comply as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods presented, except as otherwise noted therein. The Purchaser Financial Statements (including the related notes) present fairly in all material respects the consolidated financial position of Purchaser and its Subsidiaries as at the respective dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal and recurring year-end audit adjustments in the case of any unaudited interim financial statements).
(c)   As of the date hereof, there are no material outstanding or unresolved written comments from the SEC with respect to the Purchaser SEC Documents. As of the date hereof, none of the Purchaser SEC Documents are, to Purchaser’s Knowledge, the subject of ongoing SEC review.
(d)   The audit committee of the Purchaser Board has established “whistleblower” procedures that meet the requirements of Exchange Act Rule 10A-3, and has delivered or made available to the Company true, complete, and correct copies of such procedures in effect as of the date of this Agreement. Since December 31, 2020 neither Purchaser nor any of its Subsidiaries has received any “complaints” (within the meaning of Exchange Act Rule 10A-3) in respect of any accounting, internal accounting controls or auditing matters. To Purchaser’s Knowledge, since December 31, 2020 no complaint seeking relief under Section 806 of the Sarbanes-Oxley Act has been filed with the United States Secretary of Labor and no employee of Purchaser or any of its Subsidiaries has threatened to file any such complaint.
(e)   To the extent required by the Exchange Act, Purchaser and its Subsidiaries have established and maintain disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act) designed to ensure that material information relating to Purchaser, including its Subsidiaries, is made known to Purchaser’s principal executive officer and its principal financial officer by others within those entities, including during the periods in which the periodic reports required under the Exchange Act are being prepared. Each of the principal executive officer of Purchaser and the principal financial officer of Purchaser (or each former principal executive officer of Purchaser and each former principal financial officer of Purchaser, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Purchaser SEC Documents, and the statements contained in such certifications are true and accurate in all material respects as of the date on which they were made. For purposes of this Section 6.23, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Since December 31, 2020 Purchaser has complied in all material respects with the provisions of the Sarbanes-Oxley Act.
(f)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect, Purchaser maintains a system of “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) to provide reasonable assurance regarding the reliability of Purchaser’s financial reporting and the preparation of Purchaser’s financing statements for external purposes in accordance with GAAP. Purchaser’s principal executive officer and principal financial officer have disclosed, based on their most recent evaluation of such internal controls prior to the date of this Agreement, to Purchaser’s auditors and the audit committee of the Purchaser Board (i) “all significant deficiencies and material weaknesses” in the design or operation of internal controls which are reasonably likely to adversely affect Purchaser’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls. Purchaser has made available to the Company prior to the date of this Agreement a true and complete (in all material respects) summary of any disclosure of the type described in the preceding sentence made by management to Purchaser’s auditors and audit committee during the period beginning January 31, 2021 and ending as of the date hereof.
(g)   Neither Purchaser nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any off-balance sheet joint venture, off-balance sheet partnership or other “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K under the Exchange Act).
6.24   Reorganization.   As of the Closing Date:
(a)   None of Purchaser nor any of its Subsidiaries has taken any action or has any knowledge of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(b)   Merger Sub is treated as a “C” corporation for applicable United States federal Income Tax purposes where no election has been made to treat such entity as a partnership or disregarded entity for such purpose; and Merger Sub is a wholly-owned Subsidiary of Purchaser, formed solely for the purpose of engaging in the Merger, and will carry on no business prior to the Merger.
(c)   Neither Purchaser nor Merger Sub is an “investment company” as such term is defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code.
(d)   Purchaser and its Affiliates have no plan or intention to (i) liquidate the Surviving Corporation (including any transaction that would be treated as a liquidation for U.S. federal Income Tax purposes) or merge the Surviving Corporation with or into any other corporation or entity, (ii) sell or otherwise dispose of the stock of the Surviving Corporation which Purchaser will acquire in the Merger, or (iii) cause the Surviving Corporation to sell or otherwise dispose of any of its assets and distribute the proceeds to its shareholders, in each case, except in the ordinary course of business or if such liquidation, merger, or disposition is described in Section 368(a)(2)(C) of the Code or Treasury Regulation Section 1.368-1(d)(4) or Section 1.368-2(k).
(e)   Prior to the Closing Date, Purchaser has not acquired any shares of the Company (and no related Person to Purchaser within the meaning of Treasury Regulation 1.368-1(e)(3) has acquired any stock of the Company) either directly or through any transaction, agreement, or arrangement with another Person.
(f)   Purchaser has no plan or intention to (i) reacquire any Purchaser stock that is issued in connection with the Closing or the Merger, or (ii) make any distributions after and in connection with the Merger to holders of Purchaser stock, in each case other than dividends, if any, that may be paid in the ordinary course of business consistent with past practice or general market stock repurchase programs.
(g)   Following the Closing and the completion of the Merger, Purchaser intends to cause the Surviving Corporation to continue the Company’s historic business or to use a significant portion of the Company’s historic business assets in a business as required by Section 368 of the Code and the Treasury Regulations promulgated thereunder.
For the avoidance of doubt, nothing within this Section 6.24 shall prevent, or be violated by, any recourse to the Indemnity Share Amount or reduction to the Indemnity Shares Amount pursuant to this Agreement (including Article XI herein).
6.25   No Other Representations or Warranties.   Except for the representations and warranties made by Purchaser and Merger Sub in this Article VI or in any Related Agreement or the Disclosure Schedules, neither Purchaser, Merger Sub nor any other Person makes, and the Company or the Company Stockholders have not relied and are not relying on, any express or implied representation or warranty with respect to any of Purchaser, Merger Sub, their respective Subsidiaries or their respective businesses, operations, assets, Liabilities, conditions (financial or otherwise) or prospects, and Purchaser and Merger Sub hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by Purchaser in this Article VI or in any Related Agreement or the Disclosure Schedules, neither Purchaser, Merger Sub nor any other Person makes or has made any representation or warranty to the Company or any of its Affiliates or Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospective information relating to Purchaser, any of its Subsidiaries or their respective businesses, or (b) any oral or written information presented to the Company or any of its Affiliates or Representatives in the course of their due diligence investigation of Purchaser, the negotiation of this Agreement or in the course of the Transactions, except in each case, for the representations and warranties made by Purchaser and Merger Sub in this Article VI.
ARTICLE VII
COVENANTS RELATING TO CONDUCT OF BUSINESS
7.1   Conduct of Business by and Forbearances of the Company.   From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement, other than (i) as set forth on Schedule 7.1, (ii) as expressly permitted or required by this Agreement (including in connection with the Spinoff in accordance with the Spinoff Documents), (iii) as required by applicable Law or (iv) with the prior written Consent of Purchaser, the Company shall and shall cause the other Company Entities to: (x) subject to Section 7.3, conduct the Business in the ordinary course of business consistent with past practice in all material respects, (y) take no action which would reasonably be expected to materially and adversely affect the ability of the Company to consummate the Transactions and (z) not:
(a)   (i) except in connection with Permitted M/N Option Grants, issue, sell, transfer, pledge, grant, dispose of, encumber or deliver any Equity Interests of any class or any securities convertible into or exercisable or exchangeable for voting or Equity Interests of any class, or (ii) adjust, split, combine, recapitalize or reclassify any of its equity securities; provided, that nothing contained herein shall prevent the Company from issuing replacement Certificates to Company Stockholders prior to the Closing upon receipt of a customary lost stock affidavit and indemnity;
(b)   declare, set aside or pay any dividend or other distribution (other than cash) with respect to any Equity Interests, or repurchase, redeem or otherwise reacquire any Equity Interests (other than repurchases of Equity Interests pursuant to the Management Stock Plan);
(c)   (i) lend money to any Person (other than pursuant to routine travel advances made to an employee of the Company Entities in the ordinary course of business and consistent with past practice), (ii) incur, assume or guarantee any Indebtedness or (iii) forgive any loans to any Person;
(d)   create or assume any Lien on any of their property or assets, except for Permitted Liens;
(e)   threaten, commence or settle any Proceeding (whether or no commenced prior to the date of this Agreement) other than Proceedings that are not in excess of $500,000 and in the aggregate are not in excess of $2,000,000;
(f)   other than the Company Certificate of Amendment, adopt any material amendments to their respective Organizational Documents;
(g)   other than in the ordinary course of business consistent with past practice, accelerate the payment, funding, right to payment or collection of accounts receivable, delay the payment of accounts payable, defer expenses or reduce inventory levels;
(h)   make or become legally committed to any capital expenditure which exceeds $20,000,000 in the aggregate;
(i)   enter into any agreement or participate in any transaction, other than the Merger and the Spinoff and the Related Agreements (as applicable), with a Related Party or EIS;
(j)   adopt or implement, or resolve to adopt or implement, any plan of liquidation or dissolution with respect to any of the Company Entities;
(k)   adopt, enter into, materially amend or terminate any collective bargaining agreement, except as required by applicable Law;
(l)   enter into any new Contract that would have been a Material Contract under this Agreement if such Contract were in effect on the date hereof or, except for amendments, terminations or non-renewals in the ordinary course of business and consistent with past practice, or materially amend, terminate or fail to use its commercially reasonable efforts to renew any Material Contract;
(m)   merge or consolidate with any Person, or acquire Equity Interests in, or any material amount of assets of, any other Person (excluding acquisitions of inventory or equipment in the ordinary course of business);
(n)   sell, assign, license, transfer, pledge or otherwise dispose of any material assets (excluding Company Intellectual Property, which is covered by Section 7.1(f)) outside the ordinary course of business, except with respect to assets with a purchase price, in the aggregate, of less One Hundred Thousand Dollars ($100,000);
(o)   sell, assign, license, transfer, pledge or otherwise dispose of any material Company Intellectual Property outside the ordinary course of business;

(p)   except as required by Law or GAAP, change any of the material accounting principles or practices used by the Company Entities;
(q)   except as otherwise required by Law or the terms of a Company Benefit Plan in existence as of the date hereof, (i) increase or accelerate the vesting or payment of any compensation or benefits provided or payable or to become provided or payable to any officer, director, manager, Employee or other individual service provider of the Company Entities; provided, that the Company may increase the base salary of employees in the ordinary course of business consistent with past practice in an aggregate amount of up to 4% of base salaries for all employees or up to 10% of the base salary for any individual employee (which, for the avoidance of doubt, shall be included in the overall 4% cap), (ii) hire, promote, terminate the employment (other than for cause) or otherwise change the employment status or title of any or Employee, (iii) enter into any new or amend any existing employment, bonus, incentive, severance, retention or change in control agreement with any of its officers, directors or Employees other than grants of options pursuant to the Management Stock Plan and other than annual adoption of applicable performance goals and target amounts for 2022 for employees for the Company MIP and the Company MTI, in each case, in the ordinary course of business consistent with past practice, (iv) amend any terms of the Company’s Equity Interests or any awards issued thereunder other than the amendment to the Management Stock Plan with respect to the Permitted M/N Option Grants, (v) adopt, establish, amend or terminate any Company Benefit Plan, or any agreement, plan, policy, trust, fund or other arrangement that would constitute a Company Benefit Plan if it were in existence on the date hereof, (vi) enter into, amend or modify any collective bargaining agreement or labor organization contract with any labor organization; or (vii) voluntarily recognize any new collective bargaining representative or new collective bargaining unit or agree to alter the scope of an existing collective bargaining unit;
(r)   (i) make, change or revoke any Tax election, change any accounting method with respect to Taxes, (ii) file any amended Tax Return or (iii) enter into any closing agreement with respect to Taxes, or settle or compromise any Proceeding with respect to any Tax claim or assessment relating to any of the Company Entities;
(s)   terminate any of the Related Agreements; or
(t)   agree or commit to do, or enter into any Contract to take, or resolve, authorize or approve any action to do, any of the foregoing actions.
Notwithstanding the foregoing, the Company shall be permitted to, and to cause its Subsidiaries to, (x) make dividends and distributions of cash prior to the Closing; and (y) make payments (including prepayments) of any Indebtedness (provided, that in the case of any indebtedness for borrowed money, customary payoff letters are obtained in a form reasonably approved by Purchaser); provided, that during the period between the Determination Time and the Effective Time, in no event shall the Company, and the Company shall cause the other Company Entities not to, dividend or distribute any Cash or Cash Equivalents or incur any Indebtedness. Notwithstanding anything to the contrary, nothing contained in this Agreement shall give Purchaser, directly or indirectly, prior to the Closing, the right to control the operations of the Company Entities. Prior to the Closing, the Company Entities shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective operations.
7.2   Conduct of Business by and Forbearances of Purchaser.   From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement, other than (i) as set forth on Schedule 7.2, (ii) as expressly permitted or required by this Agreement, (iii) as required by applicable Law or (iv) with the prior written Consent of the Company, Purchaser shall, and Purchaser shall cause its Subsidiaries (including Merger Sub) to, (x) subject to Section 7.3, use their commercially reasonable efforts to conduct their businesses in the ordinary course of business consistent with past practice in all material respects, (y) take no action which would reasonably be expected to materially and adversely affect the ability of Purchaser or Merger Sub to consummate the Transactions and (z) not:
(a)   issue, sell, transfer or deliver any equity securities of any class or any securities convertible into or exercisable or exchangeable for voting or equity securities of any class, other than (i) shares of Purchaser Common Stock issued upon exercise of options (or any other incentive equity securities or any securities convertible into or exercisable or exchangeable for voting or equity securities of any class) granted prior to

February 3, 2022 and listed on Schedule 6.3(b), or which are granted after such date in the ordinary course of business; and (ii) issuances of shares of Purchaser Common Stock as consideration for any merger, acquisition or other strategic transaction having a value in the aggregate of not more than Four Hundred Million Dollars ($400,000,000).
(b)   amend the Organizational Documents of Purchaser or Merger Sub in a manner that would materially and adversely affect the holders of Company Shares, or adversely affect the holders of Company Shares relative to other holders of Purchaser Common Stock, except, for the avoidance of doubt, in connection with the name change required pursuant to Section 8.12(a).
(c)   take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code under this Agreement; or
(d)   agree or commit to do, or enter into any Contract to take, or resolve, authorize or approve any action to do, any of the foregoing actions.
Notwithstanding anything to the contrary, nothing contained in this Agreement shall give the Company, directly or indirectly, prior to the Closing, the right to control or direct the operations of Purchaser or its Subsidiaries.
7.3   Emergency Actions.   Notwithstanding anything in this Agreement to the contrary, following, to the extent reasonably practicable, advance notice to and consultation with the other Parties, a Party may take (or not take, as the case may be) any action that would otherwise be inconsistent with the obligation to conduct its business in the ordinary course of business consistent with past practice in all material respects to the extent reasonably necessary and prudent (a) to prevent material harm to the health and safety of any Employees, customers, distributors, vendors, suppliers or Affiliates of the Company or its Subsidiaries, or (b) to ensure compliance with any Public Health Measures enacted or becoming applicable to any member of the Company and its Subsidiaries after the date hereof. Any action taken or not taken in accordance with this Section 7.3 shall be deemed to occur in the ordinary course of business consistent with past practice for purposes of Section 7.1 or Section 7.2 of this Agreement.
ARTICLE VIII
ADDITIONAL AGREEMENTS AND COVENANTS
8.1   Consents and Approvals.
(a)   Subject to the terms and conditions of this Agreement, each of Purchaser and the Company will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, or advisable under applicable Law to consummate the Transactions, including obtaining as promptly as reasonably practicable any necessary Consents from any Governmental Authority or other third party (“Third-Party Consents”) necessary in connection with the consummation of the Transactions. The Company Stockholders (as a Transaction Cost) shall be responsible for all costs of obtaining the Third-Party Consents referred to above, including all fees, charges, costs and expenses levied by a counterparty in granting its consent, including assignment fees.
(b)   In furtherance and not in limitation of the foregoing, each of Purchaser and the Company shall (i) make or cause to be made the filings, submissions and declarations required of such Party under the HSR Act with respect to the Transactions as promptly as practicable after the date of this Agreement (and in any event, in the case of the HSR Act, within ten (10) Business Days after the date of this Agreement), (ii) certify substantial compliance at the earliest practicable date, and no later than six (6) months after its issuance, with any request under the HSR Act for additional information, documents or other materials received by such Party from the FTC, the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”), or by any other Governmental Authority in respect of such filings, submissions and declarations or the Merger, and (iii) act in good faith and reasonably cooperate with the other Party in connection with any such filings, submissions, and declarations and in connection with resolving, and use reasonable best efforts to resolve, any investigation or other inquiry of any such agency or other Governmental Authority under any of the HSR Act or any other Antitrust Law with respect to any such filings, submissions, and declarations or any of the Transactions; provided, however, that Purchaser shall not be obligated to agree to any structural or conduct remedy except as set forth in Section 8.1(c)(ii). To the extent not prohibited by applicable Law, the Company, on the one hand, will provide Purchaser, and Purchaser, on the other hand, will provide the Company, with copies of any material correspondence, filing (other than any Notification and Report Form submitted under the HSR Act) or communication between such Party or any of its Representatives, on the one hand, and any Governmental Authority or members of their respective staffs, on the other hand, with respect to this Agreement and the Transactions. Prior to submitting or making any such correspondence, filing or communication to any such Governmental Authority or members of their respective staffs, the Parties shall, to the extent permitted by applicable Law, first provide the other Party with a copy of such correspondence, filing or communication in draft form and give such other Party a reasonable opportunity to discuss its content before it is submitted or filed with the relevant Governmental Authorities, and shall consider and take account of all reasonable comments timely made by the other Party with respect thereto. To the extent permitted by applicable Law, each of the Parties shall ensure that the other Party is given the opportunity to attend any meetings with or other appearances before any Governmental Authority with respect to this Agreement or the Transactions. Notwithstanding this Section 8.1(b), but subject to Section 8.1(c) and its obligations to use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, or advisable under applicable Law to consummate the Transactions, Purchaser shall determine the timing and strategy and be solely responsible for the final content of any substantive communications with any applicable Governmental Authority with respect to any investigation under any Antitrust Law.
(c)   For purposes of this Section 8.1, “reasonable best efforts” shall include: (i) vigorously defending, contesting and objecting to any Proceedings challenging this Agreement or the Merger or that would otherwise prevent or materially impede, interfere with, hinder or delay the consummation of the Merger and other transactions contemplated hereby; and (ii) selling, divesting, holding separate or otherwise conveying or agreeing to sell, divest, hold separate or otherwise convey, any business of Purchaser and the Purchaser Subsidiaries that generated net revenue during the twelve month period ending December 31, 2021 of not more than Thirty Million Dollars ($30,000,000); provided, however, that no action contemplated by this Section may be taken if such action would bind Purchaser, the Company or any of their respective Subsidiaries if the Closing does not occur.
(d)   Purchaser shall be responsible for all filing and application fees associated with obtaining all Consents pursuant to this Section 8.1 (other than any Third-Party Consents).
8.2   Preparation and Mailing of Proxy and Filing of the Form S-4.
(a)   As promptly as reasonably practicable following the date hereof, (i) Purchaser and the Company shall cooperate to prepare a proxy statement/prospectus/consent solicitation statement, in such form or forms as may be determined by Purchaser and the Company, relating to the Purchaser Stockholders Meeting (in such context, together with all amendments and supplements thereto, the “Proxy Statement”) and to the solicitation of consents of the Company Stockholders to the Merger (in such context, together with all amendments and supplements thereto, the “Company Solicitation Statement”), and (ii) Purchaser shall prepare and file with the SEC the Form S-4, in which, unless otherwise determined by Purchaser and the Company, the Proxy Statement/Company Solicitation Statement will be included. Unless otherwise determined by Purchaser and the Company, the Proxy Statement/Company Solicitation Statement will be included in and will constitute a part of the Form S-4 as Purchaser’s prospectus. The Form S-4 and the Proxy Statement shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act rules and regulations promulgated thereunder. Each of the Company and Purchaser shall furnish all information concerning such Person and its Affiliates to the other, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing, and distribution of the Form S-4, Proxy Statement and Company Solicitation Statement, and the Form S-4, Proxy Statement and Company Solicitation Statement shall include all information reasonably requested by such other party to be included therein. All filings by Purchaser with the SEC in connection with the Transactions, including the Form S-4, and all mailings to the Purchaser Stockholders in connection with such transactions shall be subject to the reasonable prior review and comment by the Company.
(b)   Purchaser, with the assistance of the Company, shall use commercially reasonable efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after its filing and to have the Form S-4 declared effective under the Securities Act as promptly as practicable after its filing and keep the Form S-4 effective for so long as necessary to consummate the transactions contemplated hereby.
(c)   Each of Purchaser and the Company shall, as promptly as practicable after receipt thereof, provide the other Parties copies of any written comments and advise the other Parties of any oral comments, with respect to the Proxy Statement or the Form S-4 received from the SEC. Purchaser shall provide the Company with a reasonable opportunity to review and comment on any amendment or supplement to the Form S-4 and any communications prior to filing such with the SEC and will promptly provide the Company with a copy of all such filings and communications made with the SEC.
(d)   Purchaser shall cause the Proxy Statement to be mailed to the Purchaser Stockholders at the earliest reasonable practicable time after the date upon which the Form S-4 is declared effective under the Securities Act (the “S-4 Effective Date”). Each Party will advise the other Parties, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop Order, the suspension of the qualification of Purchaser Shares issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement or the Form S-4.
(e)   If at any time prior to the Effective Time, (i) any event or change occurs (including, in the case of Purchaser, a Purchaser Change in Recommendation) with respect to the Parties or any of their respective Affiliates, officers or directors, which, in accordance with applicable Law, should be set forth in an amendment of, or supplement to, the Form S-4, the Proxy Statement or the Company Solicitation Statement, or (ii) any information relating to the Parties, or any of their respective Affiliates, officers or directors, should be discovered by any of the Parties which should be set forth in an amendment or supplement to the Form S-4, the Proxy Statement or the Company Solicitation Statement so that, in any such case, any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Parties shall cooperate to prepare and file as promptly as reasonably practicable with the SEC a mutually acceptable (acting reasonably) amendment of, or supplement to, the Form S-4, the Proxy Statement or the Company Solicitation Statement and, to the extent required by applicable Law, Purchaser shall disseminate the information contained in such amendment or supplement to the Purchaser Stockholders.
(f)   Purchaser shall also use commercially reasonable efforts to obtain all necessary state securities Law or “blue sky” Permits and approvals required to carry out the transactions contemplated by this Agreement, and the Company shall furnish all information concerning the Company and the Company Stockholders as may be reasonably requested in connection with any such action.
8.3   Required Company Stockholder Approval.
(a)   Promptly following the S-4 Effective Date, and in any event within five (5) Business Days after the S-4 Effective Date, the Company shall deliver (or cause to be delivered) the Company Solicitation Statement included in the Form S-4 to each Company Stockholder, which statement shall be subject to the reasonable review and comment of Purchaser and shall include (i) a disclosure statement with respect to this Agreement and the Related Agreements and the transactions contemplated hereby and thereby in accordance with the DGCL, (ii) notice to such Company Stockholders of the actions taken by the Written Consent pursuant to Section 228(e) of the DGCL and a copy of the Written Consent and (iii) notice to such Company Stockholders of their appraisal rights pursuant to Section 262 of the DGCL. The Company Solicitation Statement shall include a copy of Section 262 of the DGCL and shall be sufficient in form and substance to start the twenty (20) day period during which a Company Stockholder must demand appraisal of such Company Stockholder’s Company Common Stock as contemplated by Section 262(d)(2) of the DGCL. In connection with the foregoing, Purchaser shall have the right to review and approve, in advance, the Company Solicitation Statement and all documents and other materials submitted to the Company Stockholders in accordance with this Section 8.3(a).
(b)   The Company shall use its reasonable best efforts to obtain, as promptly as practical after the S-4 Effective Date and in any event by 8:00 p.m. central time on the second (2nd) Business Day following the S-4 Effective Date (the “Company Stockholder Written Consent Deadline”), the Required Company Stockholder Approval pursuant to the Company Stockholder Support Agreements and the Written Consent duly executed by Company Stockholders that hold at least 72.5% of the outstanding Voting Common

Stock voting as a single class in accordance with Section 228 of the DGCL and the Company’s Organizational Documents. Promptly following receipt of the Written Consent, the Company shall deliver a correct copy, certified by the secretary or an assistant secretary of the Company, of the Written Consent to Purchaser.
8.4   Merger Sub Stockholder Approval. Promptly following the execution and delivery of this Agreement, Purchaser shall adopt this Agreement in its capacity as sole stockholder of Merger Sub and deliver to the Company evidence of its vote or action by written Consent relating thereto in accordance with the DGCL and the Organizational Documents of Merger Sub.
8.5   Required Purchaser Stockholder Approval.
(a)   As promptly as reasonably practicable following the S-4 Effective Date, Purchaser shall, in consultation with, and with the reasonable assistance and cooperation of, the Company, in accordance with applicable Law and Purchaser’s Organizational Documents, (i) establish a record date (the “Purchaser Record Date”) for and duly call and give notice of a meeting of the stockholders of Purchaser (the “Purchaser Stockholders Meeting”) for the purpose of obtaining the Required Purchaser Stockholder Approval, (ii) cause the Proxy Statement (and all other proxy materials for the Purchaser Stockholders Meeting) to be mailed to the Purchaser Stockholders, and (iii) duly convene and hold the Purchaser Stockholders Meeting. Purchaser shall use commercially reasonable efforts to solicit proxies from the Purchaser Stockholders to obtain the Required Purchaser Stockholder Approval, except, where Purchaser shall have made any Purchaser Change in Recommendation in accordance with Section 8.6(a), following such Purchaser Change in Recommendation. Purchaser shall not, without the prior written Consent of the Company (such Consent not to be unreasonably withheld conditioned or delayed), adjourn or postpone the Purchaser Stockholders Meeting; provided that Purchaser may, notwithstanding the foregoing, without the prior written Consent of the Company, adjourn or postpone the Purchaser Stockholders Meeting (A) if, after consultation with the Company, Purchaser believes in good faith that such adjournment or postponement is reasonably necessary to allow reasonable additional time to (1) solicit additional proxies necessary to obtain the Required Purchaser Stockholder Approval, or (2) distribute any supplement or amendment to the Proxy Statement that the Purchaser Board has determined in good faith after consultation with outside legal counsel is necessary under applicable Law and for such supplement or amendment to be reviewed by Purchaser Stockholders prior to the Purchaser Stockholders Meeting, or (B) for an absence of a quorum. Notwithstanding the foregoing, Purchaser may not, without the prior written Consent of the Company (such Consent not to be unreasonably withheld, conditioned or delayed), adjourn or postpone the Purchaser Stockholders Meeting more than a total of three times pursuant to clause (A)(1) or (B) of the immediately preceding sentence, and no such postponement or adjournment pursuant to clauses (A)(1) or (B) of the immediately preceding sentence shall be, without the prior written Consent of the Company (such Consent not to be unreasonably withheld, conditioned or delayed), for a period exceeding ten (10) Business Days. Without the prior written Consent of the Company (such Consent not to be unreasonably withheld, conditioned or delayed), the issuance of Purchaser Shares in connection with the Merger shall be the only matter (other than matters of procedure and matters required by applicable Law to be voted on by Purchaser Stockholders in connection with this Agreement and the Transactions, including any adjournment proposal) that Purchaser shall propose to be acted on by the Purchaser Stockholders at the Purchaser Stockholders Meeting.
(b)   Subject to Section 8.61.1(b), the Proxy Statement shall include the Purchaser Recommendation, and neither the Purchaser Board nor any committee thereof, shall (x) withdraw or qualify (or amend or modify in a manner adverse to the Company) or (y) publicly propose to withdraw or qualify (or amend or modify in a manner adverse to the Company), the Purchaser Recommendation (any of the actions described in clauses (x) or (y), a “Purchaser Change in Recommendation”); provided that the Purchaser Board may make a Purchaser Change in Recommendation in accordance with Section 8.61.1(a).
(c)   Notwithstanding any Purchaser Change in Recommendation or anything in this Agreement to the contrary (including obligations under Section 8.5(a)), unless this Agreement is terminated in accordance with its terms, the obligations of the Company and Purchaser under this Section 8.5 shall continue in full force and effect. Without limiting the generality of the foregoing, if pursuant to Section 8.5 the Purchaser Board effects a Purchaser Change in Recommendation, unless and until this Agreement is validly terminated, Purchaser shall procure that the Purchaser Board submits the issuance of the Purchaser Shares in connection with the Merger to the stockholders of Purchaser for approval at the Purchaser Stockholders Meeting notwithstanding such Purchaser Change in Recommendation.
8.6   Purchaser Change in Recommendation.
(a)   Except as provided in this Section 8.6(a), neither the Purchaser Board nor any committee thereof shall, directly or indirectly, effect a Purchaser Change in Recommendation. Notwithstanding the foregoing, at any time prior to receipt of the Required Purchaser Stockholder Approval, the Purchaser Board may, in response to a Purchaser Intervening Event, effect a Purchaser Change in Recommendation; provided that the Purchaser Board determines in good faith (after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation) that the failure to do so would be inconsistent with its fiduciary duties under applicable Law; provided, further, that the Purchaser Board may not effect such a Purchaser Change in Recommendation unless:
(i)   the Purchaser Board shall have first provided four (4) Business Days’ prior written notice to the Company that it is prepared to effect a Purchaser Change in Recommendation in response to a Purchaser Intervening Event (it being understood that the delivery of such notice shall not in and of itself constitute a Purchaser Change in Recommendation), which notice shall state in reasonable detail the material facts underlying, and the rationale and basis for, the determination that a Purchaser Intervening Event has occurred (it being understood and agreed that a material change to the facts and circumstances that are the basis for such Purchaser Intervening Event shall require an updated notice and a new three (3) Business Day period pursuant to this clause (i) during which period Purchaser shall be required to comply with this Section 8.6(a) anew with respect to such additional notice);
(ii)   during such four (4) Business Day period, Purchaser and its Representatives, to the extent reasonably requested by the Company, engaged in good faith negotiations with the Company to amend this Agreement in such a manner to obviate the need to effect a Purchaser Change in Recommendation; and
(iii)   after taking into account any revised terms offered in writing by the Company, the Purchaser Board determines in good faith, after consultation with its outside legal counsel, that the failure to make a Purchaser Change in Recommendation would continue to be inconsistent with its fiduciary duties under applicable Law.
(b)   Nothing contained in Section 8.6(a) shall prohibit Purchaser from making any disclosure to the Purchaser Stockholders if the Purchaser Board determines in good faith (after consultation with its outside legal counsel) that the failure to make such disclosure would be inconsistent with its fiduciary duties under applicable Law; provided, however, that neither the Purchaser Board nor any committee thereof shall, except as expressly permitted by Section 8.6(a), effect a Purchaser Change in Recommendation.
8.7   Indemnification and Insurance.
(a)   For a period of six (6) years after the Effective Time, Purchaser and the Surviving Corporation agree that they shall indemnify and hold harmless each present and former director and officer of the Company and each of its Subsidiaries (the “D&O Indemnified Persons”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or Liabilities incurred in connection with any action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company or its Subsidiaries, as the case may be, would have been permitted under applicable Law and its certificate of incorporation, bylaws or other Organizational Documents in effect on the date of this Agreement to indemnify such D&O Indemnified Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, for a six (6) year period following the Closing Date, Purchaser shall, and shall cause the Surviving Corporation and its Subsidiaries to, (i) maintain for a period of not less than six (6) years from the Effective Time, provisions in its Organizational Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of officers and directors that are no less favorable in any material respect to those D&O Indemnified Persons than the provisions of such certificates of incorporation (if applicable), bylaws and other Organizational Documents as of the date of this Agreement, and (ii) not amend, repeal or otherwise modify such provisions in any material respect that would adversely affect the rights of such D&O Indemnified Persons thereunder, in each case, except as required by Law. Purchaser shall assume, and be liable for, and shall cause the Surviving Corporation and its Subsidiaries to honor, each of the covenants in this Section 8.7.
(b)   Purchaser and the Company shall reasonably cooperate in connection with obtaining the “tail” insurance policy or endorsement referenced in the following sentence. Prior to the Closing, the Company shall obtain, effective as of the Closing, a fully-paid six (6)-year “tail” insurance policy covering each D&O Indemnified Person with a claims reporting or discovery period of at least six (6) years from the Closing Date (the “D&O Tail”) as well as “tail” policies or endorsements for Fiduciary and Employment Practices Liability (the “Tail Policies”), placed with insurance companies having the same or better AM Best Financial rating as the Company Entities’ current directors’ and officers’ liability insurance companies, with terms and conditions providing retentions, limits and other material terms no less favorable in any material respect than the current directors’ and officers’, fiduciary and employment practices liability insurance policies maintained by the Company Entities with respect to matters, acts or omissions existing or occurring at or prior to the Effective Time in a form reasonably acceptable to Purchaser. The costs and expenses of the D&O Tail and the Tail Policies shall be a Transaction Cost.
(c)   In the event that Purchaser, the Surviving Corporation or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Purchaser and the Surviving Corporation shall ensure that proper provisions shall be made so that the successors and assigns of Purchaser or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 8.7. The obligations of Purchaser and the Surviving Corporation under this Section 8.7  shall survive the consummation of the Merger and any consolidation or merger set forth in the immediately preceding sentence, and shall not be terminated or modified in such a manner as to materially and adversely affect any D&O Indemnified Person (or any such D&O Indemnified Person’s heirs and representatives) to whom this Section 8.7 applies without the prior written Consent of the affected D&O Indemnified Person (and, after the death of such D&O Indemnified Person, such D&O Indemnified Person’s heirs and representatives).
(d)   Each of the D&O Indemnified Persons referred to in this Section 8.7 (and, after the death of any such D&O Indemnified Person, such D&O Indemnified Person’s heirs and representatives) are intended to be third-party beneficiaries of this Section 8.7, with full rights of enforcement as if a party thereto. The rights of D&O Indemnified Persons under this Section 8.7 (and, after the death of such D&O Indemnified Person, such D&O Indemnified Person’s heirs and representatives) shall be in addition to, and not in substitution for, any other rights that such individuals may have under any and all indemnification agreements of or entered into by the Company or any of its Subsidiaries prior to the date hereof and provided to Purchaser, or applicable Law (whether at law or in equity).
8.8   Access to Information; Confidentiality.
(a)   Prior to the earlier of the Effective Time and the termination of this Agreement in accordance with Section 10.1, upon reasonable notice, the Company shall, and shall cause the Company Subsidiaries and their respective Representatives to, afford Purchaser and Purchaser’s Representatives access during normal business hours to the Company Entities’ properties, books, records, Contracts, and personnel and shall furnish, and shall cause to be furnished, as promptly as reasonably practicable to Purchaser all other information with respect to the Company Entities as Purchaser may reasonably request, including in connection with the preparation of the Estimated Adjustment Statement.
(b)   Notwithstanding anything to the contrary in this Section 8.8, none of the Company, Purchaser pursuant to Section 4.2(b)  or any of their respective Subsidiaries shall be required to provide access to, disclose information to or assist or cooperate with the other party, in each case if such access, disclosure, assistance or cooperation (i) would, as reasonably determined based on the advice of outside legal counsel, jeopardize any attorney-client privilege with respect to such information, or (ii) would contravene any applicable Law or Contract to which the applicable party is a subject or bound; provided that the Company and Purchaser shall, and each shall cause its Subsidiaries to, use reasonable best efforts to make appropriate substitute disclosure arrangements under circumstances in which such restrictions apply (including redacting such information (A) to remove references concerning valuation, (B) as necessary to comply with any Contract in effect on the date hereof or after the date hereof, and (C) as necessary to address reasonable attorney-client, work-product or other privilege or confidentiality concerns) and to provide such information as to the applicable matter as can be conveyed. Notwithstanding the foregoing, from the date of this Agreement until the Closing Date, Purchaser shall not sample or analyze any soil, groundwater, other environmental media or building material at any Company facility.
(c)   Until the Effective Time, all information furnished pursuant to this Section 8.8 shall be subject to the Confidentiality Agreement.
8.9   Exclusivity.   From the date of this Agreement until the Effective Time, the Company shall not, directly or indirectly, (a) solicit, initiate or encourage the submission of any proposal or offer from any other Person relating to a potential business combination with or acquisition of the Company or the Business (whether by way of merger, purchase of Equity Interests, purchase of assets or otherwise) or any portion of the Equity Interests or assets of the Company (a “Competing Transaction”), (b) participate in or continue any activities, discussions or negotiations regarding a Competing Transaction or (c) provide information regarding the Company or the Business to, or enter into or agree to enter into any Contract with, any Person, other than Purchaser and its Representatives, in connection with a possible Competing Transaction with such Person. The Company shall, and shall cause its Representatives to, cease any existing activities, discussions, and negotiations with any other Person with respect to any of the foregoing. The Company shall advise Purchaser orally and in writing of the receipt by the Company or any of its Representatives of any oral or written communication, proposal, offer or inquiry from any other Person regarding a Competing Transaction, including the identity of the Person making the same and the material terms and conditions of any proposal or offer.
8.10   Public Announcements.   The Company, Purchaser and Merger Sub agree that the press release announcing the execution and delivery of this Agreement shall be a joint release of, and shall not be issued prior to the approval of each of, the Company and Purchaser. Subject to Section 8.6, including any Purchaser Change in Recommendation and except as may be required by applicable Law or any listing agreement with or rule of any national securities exchange or association, Purchaser and the Company shall use commercially reasonable efforts to develop a joint communications plan and each Party shall (x) consult with the other Party prior to issuing any press releases or other public statements or communications with respect to the Transactions, and (y) consult with each other, and give each other the opportunity to review and comment upon, before issuing any press release or, to the extent practicable, otherwise making any public statement or communication with respect to this Agreement or the Transactions. Subject to Section 8.6, Purchaser shall not be required by this Section 8.10 to consult with the Company or any other Person with respect to a public announcement in connection with a Purchaser Change in Recommendation.
8.11   Takeover Laws.   If any “fair price,” “business combination” or other similar statute or regulation is or shall become applicable to the Transactions, the Company shall use all reasonable best efforts to grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and shall otherwise act to minimize the effects of any such statute or regulation on the Transactions.
8.12   Certain Additional Purchaser Covenants.
(a)   As promptly as practicable after the Closing (and in any event within two (2) Business Days thereafter), Purchaser shall cause to be filed an amendment with the Secretary of State of the State of Delaware to its certificate of incorporation to change the name of Purchaser to “Zurn Elkay Water Solutions Corporation.”
(b)   Effective upon the Closing, the Purchaser Board shall appoint Ted Hamilton as President of the Surviving Corporation with commensurate authority with respect to the Business reporting directly to the Chief Executive Officer of Purchaser.
(c)   Subject to applicable Law, Purchaser shall procure that the Purchaser Board declare quarterly dividends for each of the four fiscal quarters following the Effective Time such that the Purchaser Shares issued in the Merger Consideration, receive gross proceeds of at least Fourteen Million Dollars ($14,000,000) in the aggregate during such period from dividends paid in respect of such Purchaser Shares (including, for the avoidance of doubt, any dividends paid pursuant to Sections 2.6 and 3.6).

(d)   Prior to the Effective Time, Purchaser shall take such steps as may be reasonably necessary or advisable to cause any acquisitions of Purchaser Common Stock (including derivative securities) pursuant to the Transactions by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Purchaser to be exempt under Rule 16b-3 promulgated under the Exchange Act.
8.13   Company Stockholder Loans.   Notwithstanding anything to the contrary contained herein, the Company shall use commercially reasonable efforts to procure that all Company Stockholder Loans are paid in full or otherwise satisfied in accordance with the Management Stock Plan prior to the Closing; provided, however, that in the event that any Company Stockholder Loan has not been paid or otherwise satisfied in full as of immediately prior to the Closing, the Company shall have the right to sell such Company Stockholder Loans to EIS for a cash payment by EIS to the Company equal to the outstanding balance (including accrued interest) of such Company Stockholder Loans (without any recourse or liability to any of the Company Entities).
8.14   Tax Matters.
(a)   Cooperation.   Following the Closing Date, Purchaser, the Surviving Corporation and the Stockholder Representative shall, as reasonably requested by any Party: (i) assist any other Party in preparing and filing any Tax Returns relating to the Company or any of its Subsidiaries or former Subsidiaries that such other Party is responsible for preparing and filing; (ii) cooperate in preparing for any Tax claim or Proceeding with any Governmental Authority regarding and any judicial or administrative proceeding relating to, liability for Taxes, in the preparation or conduct of litigation or investigation of claims and in connection with the preparation of financial statements or other documents to be filed with any Governmental Authority, in each case with respect to the Company or any of its Subsidiaries or former Subsidiaries; (iii) make available to the other Parties and to any Governmental Authority as reasonably requested all information, records and documents relating to Taxes relating to the Company or any of its Subsidiaries or former Subsidiaries (at the cost and expense of the requesting party); and (iv) furnish the other Parties with copies of all correspondence received from any Governmental Authority in connection with any Tax audit or information request with respect to any taxable periods for which any such other party is responsible. For the avoidance of doubt, the cooperation noted in this Section 8.14(a) shall include signing any Tax Returns, amended Tax Returns, claims or other documents with respect to any Tax controversy or Proceeding, with respect to Taxes, the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Notwithstanding anything in this Agreement to the contrary (including in this Section 8.14(a)), Purchaser shall not be obligated to share with the Stockholder Representative any Tax books and records or Tax Returns (or portion thereof) reflecting the assets or operation of Purchaser or any of its Affiliates (other than the Company Entities), including any Tax Return prepared on a combined, consolidated or unitary basis with respect to a group of Persons of which Purchaser is a member, or Tax audit materials relating thereto.
(b)   Tax Treatment of the Merger.   Purchaser, Merger Sub, and the Company shall use its reasonable best efforts to cause the Merger to qualify, and shall not take or knowingly fail to take (and shall cause any Subsidiaries or Affiliates of such Party not to take or knowingly fail to take) any action that could reasonably be expected to prevent or impede the Merger from qualifying, as a “reorganization” within the meaning of Section 368(a) of the Code. Each of Purchaser, Merger Sub, and the Company shall treat, and shall not take any Tax reporting position inconsistent with the treatment of, the Merger as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal, state and other relevant Tax purposes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.
(c)   Tax Opinion.   Each of Purchaser, Merger Sub, and the Company shall reasonably cooperate with one another to obtain a written opinion delivered to the Company from Mayer Brown LLP (“Company Tax Counsel”), in form and substance reasonably satisfactory to the Company, dated as of the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Company Tax Counsel shall be entitled to rely upon assumptions, representations, warranties, and covenants, including those contained in the Company Tax Certificate (as defined below) and the Purchaser Tax Certificate (as defined below) and such other information as Company Tax Counsel deems relevant. In connection therewith, Company shall deliver to Company Tax Counsel a duly executed certificate containing such representations, warranties and covenants as shall be reasonably necessary or appropriate to enable such counsel to render the opinion described in this Section 8.14(c) (the “Company Tax Certificate”), and (ii) Purchaser and Merger Sub shall deliver to Company Tax Counsel a duly executed certificate containing such representations as set forth in Section 6.24 and any further representations, warranties, and covenants as shall be reasonably necessary or appropriate, as agreed between the Company and Purchaser, to enable Company Tax Counsel to render the opinion described in this Section 8.14(c) (the “Purchaser Tax Certificate”), in each case, dated as of the Closing Date. The Parties shall provide such other information requested by Company Tax Counsel for purposes of rendering the opinion described in this Section 8.14(c).
(d)   Pre-Closing Tax Period Tax Returns.   The Company Entities shall, at the Company’s expense, prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns for the Company Entities for all taxable periods ending on or before the Closing Date and which are due on or before the Closing Date and the Company Entities shall pay or cause to be paid all Taxes with respect to such periods. The Surviving Corporation shall prepare or cause to be prepared all Income Tax Returns for the Company Entities for all taxable periods ending on or prior to the Closing Date and which are due after the Closing Date (each such Tax Return a “Post-Closing Company-Prepared Income Tax Return”). All Tax Returns referred to in this Section 8.14(c) shall be prepared in accordance with past practices of the Company Entities, unless otherwise required by applicable Law. The Surviving Corporation shall submit each Post-Closing Company-Prepared Income Tax Return to the Stockholder Representative at least thirty (30) days prior to the due date for such Tax Return (including extensions). The Surviving Corporation shall consider in good faith any reasonable comments provided by the Stockholder Representative and, with the cooperation of the Stockholder Representative, Purchaser shall timely file or cause to be filed such Post-Closing Company-Prepared Income Tax Return. Notwithstanding anything herein to the contrary, but subject to the Tax Matters Agreement, the obligations of the Surviving Corporation and Purchaser pursuant to this Section 8.14(d). shall expire at the time the Indemnity Share Amount is reduced to zero (including pursuant to Sections 11.1(b). or 11.2); provided, however, that such obligations shall not expire with respect to any actions or filings that would reasonably be expected to adversely affect the Company Stockholders.
(e)   End of Tax Year.   The Parties shall, to the extent permitted or required under applicable Law, treat the Closing Date as the last day of the taxable period of the Company Entities for all Tax purposes, including pursuant to Treasury Regulation Section 1.1502-76, and Purchaser shall cause the Company Entities (where possible) to join Purchaser’s federal Income Tax consolidated group, effective on the day after the Closing Date.
(f)   Allocation of Taxes.   For all purposes of this Agreement:
(i)   In the case of any Straddle Period, the amount of Taxes allocable to the portion of the Straddle Period ending on the Closing Date shall be determined as follows: In the case of Taxes imposed on a periodic basis (such as real or personal property Taxes), the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction, the numerator of which is the number of calendar days in the Straddle Period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period. In the case of Taxes not described in the immediately preceding sentence, (such as franchise Taxes, Taxes that are based upon or related to income or receipts, based upon occupancy or imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible)), the amount of any such Taxes shall be determined as if such taxable period ended as of the close of business on the Closing Date.
(ii)   Any Taxes imposed on the Company or any domestic Subsidiary of the Company under Section 951(a) or 951A(a) of the Code, determined as though the taxable period of the Company and all its Subsidiaries ended on the Closing Date, will be deemed to be attributable to a Pre-Closing Tax Period.

(g)   Transfer Taxes.   Any transfer, stamp, documentary, sales, use, registration, value added Tax, and other similar Taxes (including all applicable real estate Transfer Taxes) incurred in connection with this Agreement and the Transactions (“Transfer Taxes”) will be borne equally by Purchaser, on the one hand, and the Company Stockholders, on the other hand, as a Transaction Cost. Purchaser agrees to file or cause to be filed in a timely manner all necessary documents (including all Tax Returns) with respect to all such amounts. Purchaser shall provide the Stockholder Representative with evidence satisfactory to the Stockholder Representative that such Transfer Taxes have been paid.
(h)   Tax Claims.   Purchaser agrees to give written notice to the Stockholder Representative of the receipt of any written notice by the Surviving Corporation, Purchaser or any of Purchaser’s Affiliates which involves the assertion of any claim, or the commencement of any action, in respect of which an indemnity may be sought by Purchaser (a “Tax Claim”); provided, that failure to comply with this provision shall not affect Purchaser’s right to indemnification hereunder except to the extent the Company Stockholders were actually and materially prejudiced as a result thereof. Purchaser shall control the contest or resolution of any Tax Claim relating to a Pre-Closing Tax Period; provided, however, that (i) Purchaser shall keep the Stockholder Representative reasonably informed of the progress of any such Tax Claim and (ii) the Stockholder Representative shall have the right to participate in the defense of any such Tax Claim with separate counsel of their choosing at the Stockholder Representative’s sole cost and expense. Purchaser shall obtain the prior written consent of the Stockholder Representative (which consent shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of such Tax Claim or ceasing to defend such Tax Claim. If Purchaser fails to, or does not elect to, timely exercise control over the contest or resolution of any such Tax Claim, the Stockholder Representative shall have the right to control the contest or resolution of such Tax Claim; provided, however, that Purchaser shall have the right, but not the obligation, to participate in such defense with separate counsel of its choosing at its sole cost and expense. The Stockholder Representative shall obtain the prior written consent of the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of such Tax Claim or ceasing to defend such Tax Claim. Notwithstanding anything herein to the contrary, but subject to the Tax Matters Agreement, the obligations of the Surviving Corporation and Purchaser pursuant to this Section 8.14(h) shall expire at the time the Indemnity Share Amount is reduced to zero (including pursuant to Sections 11.1(b) or 11.2); provided, however, that such obligations shall not expire with respect to any actions or filings that would reasonably be expected to adversely affect the Company Stockholders.
8.15   Employees and Employee Benefits.
(a)   During the period commencing at the Closing Date and ending on December 31, 2022, Purchaser shall provide, or shall cause the Surviving Corporation to provide, the Employees who were employed by the Company immediately prior to the Closing (the “Continuing Employees”) with (i) equivalent base compensation to that in effect on the Closing Date, (ii) target incentive opportunities under the MIP that are, in the aggregate, both consistent with target incentive opportunities under the MIP in effect on the date of this Agreement and at least equal to the amount accrued for such MIP on the Company’s financial statements as of the Closing, (iii) payment of a Christmas bonus in December of 2022 consistent with past practice (with any such payments, in the aggregate, at least equal to the amount accrued for the Christmas bonuses on the Company’s financial statements as of the Closing); and (iv)  health, dental, vision, and Tax-qualified retirement plan benefits pursuant to the Company Benefit Plans as in effect on the date of the Closing.
(b)   To the extent applicable, with respect to Benefit Plans, programs, and arrangements that are established or maintained by Purchaser (“Purchaser Plans”) and in which Continuing Employees become eligible to participate after the Closing, (i) Purchaser shall cause Continuing Employees (and their eligible dependents) to be given credit for their service with the Company (A) for purposes of eligibility to participate, vesting, and benefit accrual to the extent such service was taken into account under a corresponding Company Benefit Plan, and (B) for purposes of satisfying any waiting periods, evidence of insurability requirements or the application of any pre-existing condition limitations, and (ii) Purchaser shall use its commercially reasonable efforts to cause Continuing Employees to be given credit for amounts paid under a corresponding Company Benefit Plan during the same period for purposes of applying deductibles, copayments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the applicable Purchaser Plan. Notwithstanding the foregoing provisions of this

Section 8.15(b), service and other amounts shall not be credited to Continuing Employees (or their eligible dependents) to the extent the crediting of such service or other amounts would result in duplication of benefits.
(c)   During the period commencing at the Closing Date and ending on December 31, 2023, if Purchaser or any of its Affiliates terminates the employment of any Continuing Employee without cause, Purchaser shall pay or shall cause an Affiliate to pay to such Continuing Employee cash severance in an amount not less than the amount listed on Schedule 8.15(c). In addition, subject to applicable Law, Purchaser shall provide to each such terminated Continuing Employee with benefit continuation for such period as may be required by the relevant employment standards legislation (where applicable).
(d)   No later than thirty (30) days following the Closing Date, Purchaser shall take, or shall cause the Surviving Corporation or an Affiliate to take, all actions necessary (i) to make all payments required by the Company Retention Bonus Agreements to all Continuing Employees who have not otherwise forfeited the right to receive such payments prior to the Closing Date, and (ii) to make all payments for all amounts accrued under the Company MTI to all Continuing Employees who have not otherwise forfeited the right to receive such payments prior to the Closing Date.
(e)   Purchaser shall take, or shall cause the Surviving Corporation or an Affiliate to take, all actions necessary to make payments under the MIP, to the extent the performance criteria thereunder has been satisfied, to all applicable Continuing Employees who have not otherwise forfeited the right to receive such payments in the ordinary course, consistent with the terms of the MIP in place as of the date of this Agreement.
(f)   For a period of not less than ten (10) years following the Closing Date, Purchaser shall maintain, or shall cause the Surviving Corporation to maintain, the Company Executive Retiree Health Plan for the benefit of all current participants and Continuing Employees who become participants prior to the Closing with (i) such plan providing benefits substantially comparable to the benefits provided pursuant to such plan immediately prior to the Closing or (ii) comparable benefits offered pursuant to a comparable Purchaser Plan.
(g)   Notwithstanding anything in this Section 8.15 to the contrary but without limitation of any obligation of Purchaser contained therein, in the case of any Continuing Employee who is a Union Employee, Purchaser agrees to provide Union Employees with terms and conditions of employment in accordance with the applicable collective bargaining agreement.
(h)   The Company shall comply with any notice and effects bargaining obligations which any Company Entity owes to any labor organization in connection with the Merger. In its undertaking of any such obligations, the Company shall permit Purchaser to participate, and shall not impose any new Liabilities on Purchaser or any other Company Entity, including extending, modifying, or renegotiating any collective bargaining agreements.
(i)   Except as provided on Schedule 8.15(h), this Section 8.15 shall be binding upon and inure solely to the benefit of each of the Parties to this Agreement, and nothing in this Section 8.15, express or implied, shall confer upon any Employee, any beneficiary, or any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 8.15. Nothing contained herein, express or implied: (i) shall be construed to establish, amend, or modify any benefit plan, program, agreement, or arrangement, (ii) shall alter or limit the ability of the Surviving Corporation, Purchaser, or any of their respective Affiliates to amend, modify, or terminate any benefit plan, program, agreement, or arrangement at any time assumed, established, sponsored, or maintained by any of them, or (iii) shall prevent the Surviving Corporation, Purchaser, or any of their respective Affiliates from terminating the employment of any Continuing Employee following the Effective Time. The parties hereto acknowledge and agree that the terms set forth in this Section 8.15 shall not create any right in any Employee or any other Person to any continued employment with the Surviving Corporation, Purchaser, or any of their respective Affiliates or compensation or benefits of any nature or kind whatsoever, or otherwise alters any existing at-will employment relationship between any Employee and the Surviving Corporation.
(j)   Effective no later than the day immediately preceding the Closing Date, the Company shall take all actions necessary to terminate and freeze the Company Nonqualified Plans pursuant to and in compliance with Treasury Regulation Section 1.409A-3(j)(4)(ix)(B) and the terms of such plans effective on the Closing.

No later than the day immediately preceding the Closing Date, the Company shall provide Purchaser with evidence that such Company Nonqualified Plans have been terminated. Purchaser agrees as provided above to distribute all such accrued benefits within twelve (12) months following the Closing.
(k)   The Stockholder Representative shall be entitled to enforce the provisions of this Section 8.15.
8.16   Section 280G Matters.   At least fourteen (14) days prior to the Closing Date, the Company shall use its reasonable best efforts to (i) obtain an executed written agreement (a “Section 280G Waiver”) from each “disqualified individual,” within the meaning of Section 280G of the Code and the applicable rulings and final regulations promulgated thereunder (“Section 280G of the Code”), waiving the right to receive any payments and/or benefits that may separately or in the aggregate constitute “parachute payments” within the meaning of Section 280G (“Section 280G Payment”) and to accept in substitution therefor the right to receive such payments only if approved by the Company Stockholders in a manner that complies with Section 280G(b)(5)(B) of the Code, (ii) provide the Company Stockholders with adequate disclosure, within the meaning of Section 280G(b)(5)(B)(ii) of the Code, of all material facts concerning the Section 280G Payments, and (iii) obtain approval of such Section 280G Payments, in a manner which satisfies the requirements of Section 280G of the Code. Prior to soliciting executed Section 280G Waivers and Company Stockholder approval as provided in this Section, the Company shall provide drafts of the Company Stockholder approval materials and Section 280G Waivers to Purchaser and Purchaser’s advisors for their review and approval, which approval shall not be unreasonably withheld. Prior to the Closing Date, the Company shall deliver to Purchaser evidence that a vote of the Company Stockholders was solicited in accordance with this Section with respect to each Person who executes a Section 280G Waiver and that either (i) the requisite Company Stockholder approval was obtained with respect to each Person who executes a Section 280G Waiver, or (ii) the requisite Company Stockholder approval was not obtained and, as a consequence, the Section 280G Payments shall not be made to any Person who executes a Section 280G Waiver.
8.17   Consummation of the Spinoff.   The Company shall, and shall cause EIS to, (a) enter into each of the Spinoff Documents in the form attached hereto as Exhibit C and (b) consummate the Spinoff as soon as practicable after the date hereof, but not prior to March 5, 2022. For the avoidance of doubt, the Spinoff shall be consummated prior to the Effective Time.
8.18   R&W Insurance Policy.   Purchaser has conditionally bound the R&W Insurance Policy, a copy of which has been provided to the Company prior to the date of this Agreement. All costs and expenses related to the R&W Insurance Policy, including the total premium, underwriting costs, brokerage commission, due diligence fees, Taxes related to such policy and other fees and expenses associated with such policy (other than the retention) will be borne by Purchaser. Purchaser agrees that it will not amend, waive or otherwise modify Section VIII.B of the R&W Insurance Policy as it relates to the Insurer’s subrogation rights against the Seller and the Seller Parties (as such terms are defined in the R&W Insurance Policy) in any manner materially adverse to the Company Stockholders, without the prior written consent of the Stockholder Representative.
8.19   Termination of Affiliate Agreements.   Except the Spinoff Documents and as set forth on Schedule 8.19, at or prior to the Closing, the Company Entities shall have caused to be terminated the Affiliate Agreements to which any Company Entity is a party, without any further force or effect following the Closing, such that Purchaser, the Surviving Corporation or any of its Subsidiaries following the Closing do not have any further liabilities or obligations in respect thereof following the Closing.
8.20   Stock Exchange Listing.   From the date hereof through the Closing, Purchaser shall use reasonable best efforts to ensure Purchaser remains listed as a public company on, and for shares of Purchaser Common Stock to remain listed on, the NYSE.
8.21   Purchaser Public Filings.   From the date hereof through the earlier of the Closing and the termination of this Agreement pursuant to Section 10.1, Purchaser will use commercially reasonable efforts to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable securities Laws.
8.22   JPMorgan Credit Facility.   Prior to the Closing Date, Purchaser shall have the right, but not the obligation, with the Company’s reasonable cooperation (which shall not include payment of any consent fee or other amount), to seek any Consents required under the JPMorgan Credit Facility that would be required as a result of the Transactions in order for the JPMorgan Credit Facility to remain in effect after the Closing. Notwithstanding the foregoing, unless Purchaser has obtained such Consents, Purchaser shall pay, at the Closing in accordance with the payoff letter obtained pursuant to Section 3.10(a), on behalf of the Company Entities, all principal, interest and other amounts set forth in such payoff letter.
8.23   Permitted M/N Grant.   Purchaser agrees that the Company may grant options, during the period between the date of this Agreement and the Closing, to purchase newly issued Class M/N Company Shares to certain Company Stockholders in the ordinary course of business consistent with past practice pursuant to the Management Stock Plan (the “Permitted M/N Option Grants”); provided, that, prior to such Permitted M/N Option Grants, the Company agrees to amend the Management Stock Plan to provide that the Permitted M/N Option Grants shall not be exercisable until immediately prior to the Closing (unless this Agreement is terminated in accordance with Article 10), at which time they shall be automatically exercised pursuant to a net exercise where the Company shall retain a number of Company Shares that would otherwise be delivered on the exercise of the Permitted M/N Option Grants with a fair market value equal to the exercise price and tax withholding required with respect to the exercise of such option; provided, further, that as a condition for receiving such Permitted M/N Option Grants, the Company will require any recipient who holds an outstanding Company Stockholder Loan pursuant to the Management Stock Plan to agree to repay any such Company Stockholder Loan prior to the Closing (which may be effectuated through a repurchase of Company Shares if agreed by such Company Stockholder and the Company). Prior to making the Permitted M/N Option Grants, the Company shall provide drafts of the amendment to the Management Stock Plan and the grant agreement for the Permitted M/N Option Grants to Purchaser and Purchaser’s advisors for their review and approval, which approval shall not be unreasonably withheld.
8.24   Stockholder Release.   In consideration of, among other things, the entry into this Agreement by Purchaser and Merger Sub and the consummation of the Transactions upon the terms and conditions set forth herein, by delivery of a Letter of Transmittal to the Exchange Agent, effective as of the Effective Time, each Company Stockholder shall thereby (a) forever waive all appraisal and dissenter’s rights under applicable Law, (b) withdraw and forever waive all written objections to the Merger and/or demands for appraisal, if any, with respect to the Company Shares owned by such Company Stockholder and (c) on behalf of himself, herself or itself, any Affiliate, whether a past, present or future Affiliate, joint ventures, firms, corporations, limited liability companies, partnerships, trusts, associations, organizations, representatives, investors, stockholders, members, managers, directors, officers, employees, partners, trustees, principals, consultants, contractors, family members, heirs, executors, administrators, predecessors, successors and assigns (each, a “Releasing Party” and, collectively, the “Releasing Parties”) unconditionally and irrevocably release and absolutely forever discharge Purchaser, the Company, Merger Sub, their respective Subsidiaries and their respective officers, directors, securityholders, stockholders, Affiliates, employees, advisors and agents (each, a “Released Party”) from and against all Released Matters. “Released Matters” means any and all claims, demands, damages, debts, liens, sums of money, accounts, judgments, liabilities, obligations, costs, expenses (including attorneys’ and accountants’ fees and expenses), suits, actions and causes of action and other relief of any nature whatsoever, whether now known or unknown, suspected or unsuspected, that the Releasing Parties now have, or at any time previously had, or shall or may have in the future, as a securityholder, creditor, holder of stock options, investor, officer, director, contractor, consultant or employee of the Company or its Subsidiaries, arising by virtue of or in any matter related to any actions or inactions of the Released Parties or the affairs of the Company and its Subsidiaries on or before the closing of the Merger, including, without limitation, any claims relating to the approval and adoption of this Agreement or the transactions contemplated hereby; provided that Released Matters shall not include (i) any right that any Releasing Party may have pursuant to this Agreement or any Related Agreement to which such Releasing Party is a party; (ii) in the case of Releasing Parties who are or were directors, officers or employees of the Company or any of its Subsidiaries, any rights under (A) indemnification and/or exculpation provisions of the Organizational Documents of the Company or such Subsidiary, and (B) any directors’ and officers’ liability insurance policy (or tail coverage thereunder) or life insurance policy maintained by the Company, as applicable, or (iii) in the case of Releasing Parties who are or were directors, officers or employees of the Company or any of its Subsidiaries, any rights under any employment, compensation or other director, officer or employee-related agreements or plans, including any rights to vested benefits or accrued but unpaid compensation. In connection with such release, each Company Stockholder shall further agree that such release shall be effective as a full and final accord and satisfaction and general release of and from all Released Matters and the final resolution by such Company Stockholder and the Released Parties of all Released Matters, including accrued but unpaid dividends, accrued and unpaid interest, unpaid principal and payments in connection with a liquidation or change of control transaction. The invalidity or unenforceability of any part of this Section 8.24 shall not affect the validity or enforceability of the remainder of this Section 8.24, which shall remain in full force and effect. In furtherance of the foregoing, each Company Stockholder shall agree not to, and agree to cause his, her or its respective Affiliates and subsidiaries not to, whether in his, her or its own capacity, as successor, by reason of assignment or otherwise, assert, commence, join in, or assist or encourage any third party in asserting, any claim against any Released Party with respect to the Released Matters. Each Company Stockholder shall further acknowledge that he, she or it is familiar with Section 1542 of the Civil Code of the State of California (“Section 1542”) and shall expressly waive all rights under Section 1542 and any similar applicable Law or common law principle in any applicable jurisdiction prohibiting or restricting unknown claims. Section 1542 reads as follows: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” Notwithstanding the provisions of Section 1542 or any similar applicable Law or common law principle in any applicable jurisdiction, each Company Stockholder shall expressly acknowledge that the foregoing release is intended to include in its effect all claims within the scope of the foregoing release which such Company Stockholder does not know or suspect to exist in his, her or its favor against any of the Released Parties (including, without limitation, unknown and contingent claims) and that the foregoing release expressly contemplates the extinguishment of all such claims (except to the extent expressly set forth herein).
ARTICLE IX
CONDITIONS PRECEDENT
9.1   Conditions to Each Party’s Obligation to Effect the Merger.   The obligations of Purchaser, Merger Sub, and the Company to consummate the Transactions subject to the satisfaction (or waiver by each of Purchaser and the Company) of the following conditions as of the Closing Date:
(a)   HSR Waiting Period.   The applicable waiting period under the HSR Act shall have expired or been terminated.
(b)   Stockholder Approvals.   The Required Company Stockholder Approval and the Required Purchaser Stockholder Approval shall have been obtained.
(c)   NYSE Listing.   The Purchaser Shares that shall be issuable pursuant to this Agreement shall have been authorized for listing on the NYSE, subject only to official notice of issuance.
(d)   Effectiveness of Form S-4.   The Form S-4 shall have been declared effective by the SEC under the Securities Act. No stop Order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and remain in effect and no Proceedings for that purpose shall have been initiated or threatened by the SEC.
(e)   No Injunctions or Restraints; Illegality.   No Laws shall have been adopted or promulgated after the date of this Agreement, and no temporary restraining Order, preliminary or permanent injunction, or other Order, shall have been issued and remain in effect, by a Governmental Authority of competent jurisdiction having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger (collectively, “Restraints”).
9.2   Additional Conditions to Obligations of Purchaser and Merger Subs.
(a)   Each of the Company Fundamental Representations (other than the representations and warranties set forth in Sections 5.3(d), 5.3(e) and 5.22) shall be true and correct as of the date hereof and as of the Closing Date as though made on the Closing Date (except to the extent any such Company Fundamental Representation speaks as of the date of this Agreement or any other specific date, in which case such Company Fundamental Representation shall be true and correct as of such date), other than de minimis inaccuracies. The representations and warranties of the Company set forth in Sections 5.3(d), 5.3(e) and 5.22 shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on the Closing Date (except to the extent any such representation and warranty speaks as of the date of this Agreement or any other specific date, in which case such representation and warranty shall be true and correct as of such date). Each of the other representations and warranties of the Company set forth in Article V (disregarding all qualifications as to materiality or Company Material Adverse Effect set forth therein) shall be true and correct as of the date hereof and as of the Closing Date as though made on the Closing Date (except to the extent any such representation or warranty speaks as of the date of this Agreement or any other specific date, in which case such representation or warranty shall be true and correct as of such date), except, in any case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Company Material Adverse Effect.
(b)   The Company shall have performed or complied with in all material respects all covenants and agreements set forth in this Agreement, including Section 7.1 and Articles II, III, IV and VIII, to the extent required to be performed or complied with by the Company on or prior to the Closing or the Effective Time, as applicable.
(c)   Since the date of this Agreement, there shall have been no Company Material Adverse Effect.
(d)   Purchaser shall have received from the Company each delivery required pursuant to Section 3.10.
(e)   The Spinoff shall have been consummated in accordance with the Spinoff Documents prior to the Effective Time.
(f)   Each Related Agreement required to be delivered prior to the Closing shall remain in effect.
9.3   Additional Conditions to Obligations of the Company.
(a)   Each of the Purchaser Fundamental Representations shall be true and correct as of the Closing Date as though made on the Closing Date (except to the extent any such Purchaser Fundamental Representation speaks as of the date of this Agreement or any other specific date, in which case such Purchaser Fundamental Representation shall be true and correct as of such date), other than de minimis inaccuracies. Each of the other representations and warranties of Purchaser and Merger Sub set forth in Article VI (disregarding all qualifications as to materiality set forth therein) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent any such representation or warranty speaks as of the date of this Agreement or any other specific date, in which case such representation or warranty shall be true and correct as of such date), except, in any case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Purchaser Material Adverse Effect.
(b)   Purchaser and Merger Sub shall have performed or complied with in all material respects all covenants and agreements set forth in this Agreement, including Section 7.2 and Articles II, III, IV and VIII to the extent required to be performed or complied with by Purchaser and Merger Sub under this Agreement on or prior to the Effective Time or the Closing, as applicable.
(c)   The Company shall have received from Purchaser and Merger Sub each delivery required pursuant to Section 3.9.
ARTICLE X
TERMINATION AND AMENDMENT
10.1   Termination.   This Agreement may be terminated, and the Transactions may be abandoned, by written notice delivered by Purchaser or the Company to the other Party (other than in the case of Section 10.1(a)) at any time prior to the Closing:
(a)   by the mutual written agreement of the Company and Purchaser;
(b)   by either the Company or Purchaser, if:

(i)   the Closing does not occur on or prior to November 14, 2022 (the Outside Date”), provided that, in the event the condition set forth in Section 9.1(a) has not been satisfied, either Party, via email correspondence to the other Party, may extend the Outside Date by a period of three (3) months;
(ii)   the Required Purchaser Stockholder Approval shall not have been obtained at the Purchaser Stockholders Meeting or any adjournments or postponements thereof; or
(iii)   any Restraint (other than a temporary restraining Order, preliminary injunction, or similar non-permanent Order) having any of the effects set forth in Section 9.1(e) shall be in effect and shall have become final and non-appealable;
provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to a Party whose breach of or failure to perform any of its representations, warranties, covenants or agreements contained in this Agreement has been the primary cause of the failure of the Closing to occur on or prior to the Outside Date, the failure to obtain the Required Purchaser Stockholder Approval, or the imposition of such Restraint.
(c)   by Purchaser, if:
(i)   the Company breaches or fails to perform any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (A) would result in a failure of a condition set forth in Section 9.2(a) or Section 9.2(b), and (B) (1) if capable of being cured, has not been cured by the Company by the earlier of the Outside Date and the date that is thirty (30) days after the Company’s receipt of written notice from Purchaser stating Purchaser’s intention to terminate this Agreement pursuant to this Section 10.1(c), or (2) is incapable of being cured; provided that neither Purchaser nor Merger Sub is then in breach of this Agreement so as to cause any failure of any condition set forth in Section 9.3(a) or Section 9.3(b);
(ii)   as of 5:00 p.m. eastern time on February 13, 2022, the Company has not delivered to Purchaser the Company Stockholder Support Agreements duly executed by Company Stockholders holding at least 72.5% of the outstanding Voting Common Stock voting as a single class; provided, that the right of termination set forth in this Section 10.1(c)(ii) shall lapse upon Purchaser making a public announcement with respect to the Transactions; or
(iii)   the Required Company Stockholder Approval has not been obtained by the Company Stockholder Written Consent Deadline.
(d)   by the Company if Purchaser or Merger Sub breaches or fails to perform any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (A) would result in a failure of a condition set forth in Section 9.3(a) or Section 9.3(b), and (B) (1) if capable of being cured, has not been cured by Purchaser by the earlier of the Outside Date and the date that is thirty (30) days after Purchaser’s receipt of written notice from the Company stating the Company’s intention to terminate this Agreement pursuant to this Section 10.1(d), or (2) is incapable of being cured; provided that the Company is not then in breach of this Agreement so as to cause any failure of any condition set forth in Section 9.2(a) or Section 9.2(b).
10.2   Effect of Termination.
(a)   If this Agreement is terminated pursuant to Section 10.1, subject to Section 10.2(b), this Agreement will immediately become void and have no further force or effect, and no Party will have any Liability to any other Party; provided, however, that (a) the first sentence of this Section 10.2 and Article XII will survive such termination, and (b) subject to Section 10.2(b), no such termination will relieve any Party from Liability for any fraud or willful breach of this Agreement by such Party prior to such termination.
(b)   Notwithstanding Section 10.2(a), if this Agreement is validly terminated (i) pursuant to Section 10.1(b)(i) or Section 10.1(d), in each such case, following a failure of the Purchaser Board to submit the issuance of the Purchaser Shares in connection with the Merger to the stockholders of Purchaser for approval at the Purchaser Stockholders Meeting as required by Section 8.5 (and, for the avoidance of doubt, subject to the last proviso set forth in Section 10.1(b) and 10.1(d)), or (ii) pursuant to Section 10.1(b)(ii), and the Purchaser Board (A) failed to include the Purchaser Recommendation in the Proxy Statement, or (B) effected a Purchaser Change in Recommendation, then Purchaser shall pay to the Company, by wire transfer of immediately available funds to an account designated in writing by the Company, an amount equal to Fifty Million Dollars ($50,000,000) (the “Purchaser Termination Fee”) within five (5) Business Days of the date of such termination. While the Company may simultaneously pursue both a grant of specific performance, injunction or other equitable remedies under Section 13.15 and the payment of the Purchaser Termination Fee under this Section 10.2(b), under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance of the obligation to consummate the Closing and monetary damages in connection with this Agreement or any termination of this Agreement, including all or any portion of the Purchaser Termination Fee. None of the Company, the Company Stockholders, the Stockholder Representative or any other Person shall be entitled to bring or maintain any Proceeding against Purchaser or any of its Affiliates arising out of or in connection with this Agreement, any of the Transactions or any matters forming the basis for such termination, except (1) Proceedings to enforce Purchaser’s obligation to pay the Purchaser Termination Fee if payable in accordance with this Section 10.2(b), (2) the Company’s right to pursue specific performance as provided in Section 13.15 prior to the termination of this Agreement, and (3) if the Purchaser Termination Fee has not been paid or is then payable, subject to this Section 10.2(b), any Proceeding against Purchaser for fraud or willful breach of this Agreement. Notwithstanding anything to the contrary contained herein, if Purchaser Termination Fee is paid or payable, the sole and exclusive remedy available to the Company for any loss suffered as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder or otherwise relating to or arising out of this Agreement or the Transactions shall be the termination of this Agreement pursuant to Section 10.1(b)(ii) and the payment of the Purchaser Termination Fee pursuant to this Section 10.2(b). It is understood that under no circumstances will the Purchaser Termination Fee be payable on more than one occasion. The Parties hereto acknowledge and hereby agree that the Purchaser Termination Fee if, as and when required pursuant to this Section 10.2 shall not constitute a penalty but will be liquidated damages in a reasonable amount that will compensate the Company in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger, which amount would otherwise be impossible to calculate with precision. The Parties acknowledge that the agreements contained in this Section 10.2(b) are an integral part of the Transactions and that, without these agreements, the Parties would not enter into this Agreement. For the avoidance of doubt, and notwithstanding anything to the contrary in this Agreement, the Company’s receipt and acceptance of the Purchaser Termination Fee pursuant to this Section 10.2(b) shall be the sole and exclusive remedy of the Company, the Stockholders’ Representative and the Company Stockholders against Purchaser and its Affiliates for any loss suffered as a result of any breach of any covenant or agreement in this Agreement or the failure of the Transactions to be consummated, in each case, in any circumstance in which the Company is permitted to terminate this Agreement and receive the Purchaser Termination Fee pursuant to this Section 10.2(b), and upon the Company’s receipt of such amount, none of Purchaser, Merger Sub or any of their Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions.
ARTICLE XI
SURVIVAL; RECOURSE
11.1   Survival and Release of Escrow.
(a)   Subject to the limitations and other provisions of this Agreement, except in the case of fraud, none of the (x) covenants and agreements of the Parties contained in this Agreement that are to be performed in their entirety on or prior to the Closing or (y) representations and warranties contained in this Agreement (other than the Company Fundamental Representations and the Purchaser Fundamental Representations), in each case, shall survive the Closing; provided, however, that (i) the covenants and agreements that explicitly contemplate performance after the Closing shall survive the Closing in accordance with their terms until the earlier of (A) the date on which they have been fully performed or expire in accordance with the terms of this Agreement and (B) sixty (60) days following the expiration of any applicable statute of limitations, and (ii) the indemnification obligations contained in Sections 11.2 and 11.3, together with the Company Fundamental Representations, the Other Company Surviving Representations and the Purchaser

Fundamental Representations, shall survive the Closing until second (2nd) anniversary of the Closing Date (the “Survival Expiration Date”), at which time they shall expire and after which no Party shall have any further Liability in respect thereof, except to the extent that a notice of claim in accordance with the terms of this Agreement was provided by Persons entitled to indemnification prior to the Survival Expiration Date (in which case the indemnification obligations for any such claim shall survive until such claim is fully resolved).
(b)   Not later than the second (2nd) Business Day after the Survival Expiration Date, Purchaser shall execute and deliver for countersignature by the Stockholder Representative a joint written instruction to the Escrow Agent directing the Escrow Agent to release to the Exchange Agent, for distribution and issuance to the Company Stockholders (other than any holders of Dissenting Shares), the then remaining portion of the Escrow Dividends and the Indemnity Shares Amount, and Purchaser shall instruct the Exchange Agent to distribute and issue such Escrow Dividends and such portion of the Indemnity Shares Amount in book-entry form to the Company Stockholders (other than any holders of Dissenting Shares) in accordance with each such Company Stockholder’s Pro Rata Portion, provided that (i) such Company Stockholder has delivered a duly executed Letter of Transmittal to the Exchange Agent and any other required documents in accordance with Section 3.2 and (ii) (A) first, the Escrow Dividends and (B) second, the Indemnity Shares Amount to be released (if the Escrow Dividends are insufficient) shall be reduced by any then pending claims pursuant to the immediately following sentence. Notwithstanding the foregoing, if one or more indemnification claims pursuant to Section 11.2 is then pending or not fully resolved, an amount of Escrow Dividends and, if such amount is insufficient, an amount of Purchaser Common Stock included in the Indemnity Escrow Amount (valued at the Purchaser Share Price) shall remain in the escrow account equal to the amount of Losses reasonably asserted by Purchaser Indemnified Parties in connection with such pending indemnification claims. Upon final resolution of each such claim, Purchaser and the Stockholder Representative shall execute and deliver to the Escrow Agent joint written instructions providing for the release to Purchaser of the Escrow Dividends and/or Purchaser Common Stock included in the Indemnity Shares Amount in respect of such claim in accordance with Section 11.5(e) (and the remaining portion of the Escrow Dividends and/or shares retained in respect of such claim shall be released to the Exchange Agent for distribution and issuance to the Company Stockholders (other than holders of Dissenting Shares) in book-entry form in accordance with their respective Pro Rata Portions as set forth in the Estimated Adjustment Statement).
11.2   Indemnification by the Company Stockholders.
(a)   From and after the Closing, subject to the provisions of this Article XI, Purchaser, Merger Sub and their respective Affiliates and Representatives, successors and assigns (collectively, the “Purchaser Indemnified Parties”) shall be indemnified and held harmless in accordance with Section 11.2(b), from and against any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to:
(i)   any breach of or inaccuracy in any Company Fundamental Representation made as of the date hereof or as of the Closing Date (or, in the case of representations and warranties that by their terms speak as of a specific date, as of such date) or in any certificate delivered by the Company prior to the Closing;
(ii)   the exercise or demand of any appraisal or dissenters’ rights under applicable Law by any Company Stockholder, or any Proceeding involving the Surviving Corporation in connection with such appraisal rights, or otherwise in connection with any Dissenting Shares;
(iii)   any breach of fiduciary duty claim with respect to the Company, the Company Board, or the Surviving Corporation or the Company Shares arising out of or relating to the Transactions;
(iv)   any claims relating to the allocation of the Merger Consideration or (and/or the allocation of any adjustment thereto pursuant to Section 4.2(d)) or that any other Person was entitled to Merger Consideration or additional Merger Consideration pursuant to Section 4.2(d);
(v)   the amount of any Pre-Closing Taxes; provided, that to the extent such Pre-Closing Taxes are subject to indemnification by EIS pursuant to the Tax Matters Agreement, Purchaser shall, and shall cause the Purchaser Indemnified Parties to, use commercially reasonable efforts to recover such Losses under the Tax Matters Agreement prior to seeking recovery of such Losses pursuant to this Section 11.2(a)(v) (and, for the avoidance of doubt, the Survival Expiration Date shall be extended with respect to such claim, and the release of Escrow Shares to the extent provided in Section 11.1, shall be extended with respect to such claim, in each case while such claim is being pursued pursuant to Section 11.1); and
(vi)   any Liabilities, other than Income Tax-related Liabilities, of EIS or arising out of or relating to the conduct of the EIS Business whether prior to, at or following the Closing or the Spin-Off, or any payment obligations or other Liabilities of the Company Entities to EIS, in each case, to the extent imposed on any Company Entity other than those obligations which are the express liability of the Company pursuant to the Spinoff Documents (but, in each case, only to the extent that EIS does not perform and discharge when due its indemnification obligations with respect thereto under the Spinoff Documents) (and, for the avoidance of doubt, the Survival Expiration Date shall be extended with respect to such claim, and the release of Escrow Shares to the extent provided in Section 11.1, shall be extended with respect to such claim, in each case while such claim is being pursued pursuant to Section 11.1).
(b)   Purchaser shall, and shall cause the Purchaser Indemnified Parties to, use commercially reasonable efforts to recover any Losses which may be indemnified under Section 11.2(a) from the R&W Insurance Policy. Any amounts payable to the Purchaser Indemnified Parties pursuant to Section 11.2(a)(i) or (v) shall be satisfied (i) first, from the Purchaser Common Stock included in the Indemnity Shares Amount (up to the retention amount of the R&W Insurance Policy), (ii) second, from the R&W Insurance Policy (to the extent of the limits therein), (iii) third, from the Purchaser Common Stock included in the Indemnity Shares Amount and (iv), if applicable, from EIS pursuant to the Spin-Off Documents.
11.3   Indemnification by Purchaser.   Purchaser shall indemnify, defend and hold the Company Stockholders and their respective Affiliates and Representatives, successors and assigns (collectively, the “Company Indemnified Parties”) harmless from and against any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to any breach of or inaccuracy in any Purchaser Fundamental Representations as of the date hereof or as of the Closing Date (or, in the case of representations and warranties that by their terms speak as of a specific date, as of such date), subject to, with respect to the representations and warranties of the Purchaser and Merger Sub contained in Section 6.3 (Capitalization), de minimis exceptions.
11.4   Limitation on Indemnification.
(a)   Notwithstanding any provision of this Agreement to the contrary, except in the case of fraud, with respect to the R&W Insurance Policy and pursuant to the Spin-Off documents, the recourse of the Purchaser Indemnified Parties for indemnification claims made pursuant to Section 11.2 shall be limited exclusively to the Indemnity Shares Amount (and for the avoidance of doubt, no Company Stockholder shall be personally liable for any amount in respect of indemnification pursuant to Section 11.2).
(b)   For the purposes of (i) both determining whether a breach or inaccuracy of any representation or warranty of the Company or Purchaser and Merger Sub, as applicable, set forth in this Agreement occurred and (ii) calculating Losses to which any Indemnified Parties are entitled under this Article XI resulting from a breach of any representation or warranty of the Company or Purchaser and Merger Sub, as applicable, contained in this Agreement, any and all material adverse effect, materiality or Company Material Adverse Effect, Purchaser Material Adverse Effect and similar exceptions and qualifiers set forth in any such representations and warranties shall be disregarded, except with respect to the “Company Material Adverse Effect” in Section 5.6.
(c)   Other than in the case of fraud, the maximum aggregate indemnification obligation of Purchaser pursuant to this Agreement shall not exceed Twenty-Five Million Dollars ($25,000,000).
(d)   No Purchaser Indemnified Party shall have any right to indemnification hereunder with respect to any Loss or alleged Loss to the extent such Loss or alleged Loss is included in the calculation of Company Net Cash, Company Net Indebtedness or Company Net Working Capital.

(e)   In the event of any Loss that may give rise to an indemnification obligation hereunder, the Indemnified Party shall take, and cause its Affiliates to take, commercially reasonable measures to mitigate the consequences of such Loss. Without limiting the generality such Indemnified Party shall use commercially reasonable efforts to obtain such proceeds, benefits and recoveries, including seeking full recovery under all insurance policies issued by unaffiliated third parties covering any Loss, to the same extent as it would if such Loss were not subject to indemnification under this Agreement. Notwithstanding anything to the contrary in this Agreement, the amount of any indemnified Losses shall be calculated after giving effect to any insurance proceeds recoverable from unaffiliated third parties by the Indemnified Party (or any of its Affiliates) with respect to such Loss.
(f)   Notwithstanding anything to the contrary contained herein, in no event shall the amount of the indemnification payments made by Purchaser pursuant to Section 11.3, together with the amount of the Aggregate Adjustment Cash Amount (if any), exceed an amount equal to 19.9% of the product of the Purchaser Share Price multiplied by the Purchaser Shares issued to the Company Stockholders pursuant to this Agreement (taking into account any Purchaser Shares released to the Company Stockholders from the Adjustment Escrow Shares Amount, but excluding the Indemnity Shares Amount).
11.5   Indemnification Procedures.   Claims for indemnification pursuant to this Article XI will be asserted and resolved as follows:
(a)   Third-Party Claims.   An Indemnified Party may, upon reasonable belief that it may incur a Loss that is indemnifiable hereunder with respect to a claim by a third party (a “Third-Party Claim”), provide written notice (the “Claim Notice”) to Purchaser or the Stockholder Representative on behalf of the Company Stockholders, whichever is the applicable indemnifying party hereunder (the “Indemnifying Party”) of such Third-Party Claim; provided that any failure to deliver a Claim Notice with reasonable promptness shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that the Indemnifying Party’s ability to defend such claim or demand is materially prejudiced by such failure of the Indemnified Party. The Indemnifying Party will notify the Indemnified Party within fifteen (15) days following receipt by the Indemnifying Party of either a Claim Notice or an Indemnity Notice (the “Dispute Period”) whether the Indemnifying Party accepts or disputes the liability of the Indemnifying Party to the Indemnified Party and whether the Indemnifying Party desires, at its sole cost and expense and subject to the limitations set forth herein, to defend the Indemnified Parties against such Third-Party Claim (if such notice disputes the liability of the Indemnifying Party, a “Dispute Notice”).
(b)   Defense by the Indemnifying Party.   If the Indemnifying Party notifies the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Indemnified Party with respect to a Third-Party Claim pursuant to this Section 11.5(b) the Indemnifying Party will have the right to defend, at the sole cost and expense of the Indemnifying Party, such Third-Party Claim by all appropriate proceedings, which proceedings will be vigorously and diligently prosecuted or defended by the Indemnifying Party to a final conclusion or will be settled at the discretion of the Indemnifying Party (but only with the prior written consent of the Indemnified Party in its sole discretion in the case of any settlement that provides for any relief other than the payment of monetary damages as to which the Indemnified Party will be indemnified in full pursuant to this Article XI). Subject to the immediately preceding sentence, the Indemnifying Party will have full control of such defense and proceedings, including any compromise or settlement thereof; provided that the Indemnified Party may, at the cost and expense of the Indemnifying Party, at any time prior to the delivery by the Indemnifying Party of the notice referred to in the first sentence of this Section 11.5(b), file any motion, answer or other pleadings or take any other action that the Indemnified Party reasonably believes to be necessary, appropriate or desirable to protect its interests. If requested by the Indemnifying Party, the Indemnified Party will, at the sole cost and expense of the Indemnifying Party, provide reasonable cooperation to the Indemnifying Party in contesting any Third-Party Claim that the Indemnifying Party elects to contest. The Indemnified Party may participate in, but not control, any defense or settlement of any Third-Party Claim controlled by the Indemnifying Party pursuant to this Section 11.5(b) and, except as provided in the preceding sentence, the Indemnified Party will bear its own costs and expenses with respect to such participation. Notwithstanding anything to the contrary set forth in this Section 11.5(b), an Indemnifying Party’s right to assume the defense of any Third-Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party shall exist so long as: (A) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have adequate financial resources to defend against the Third-Party Claim and fulfill the Indemnifying Parties’ indemnification obligations hereunder; (B) the Third-Party Claim involves only money damages and does not seek an injunction or other equitable relief against the Indemnified Party; (C) the Indemnified Party has not been advised by counsel that an actual or potential conflict exists between the Indemnified Party and the Indemnifying Parties in connection with the defense of the Third-Party Claim; and (D) the Third-Party Claim does not relate to or otherwise arise in connection with any criminal or regulatory enforcement Proceeding.
(c)   Defense by the Indemnified Party.   If the Indemnifying Party fails to notify the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Third-Party Claim, or if the Indemnifying Party gives such notice but any time thereafter fails to prosecute or defend vigorously and diligently or settle the Third-Party Claim, then the Indemnified Party will have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third-Party Claim by all appropriate proceedings, which proceedings will be prosecuted by the Indemnified Party in good faith or will be settled at the discretion of the Indemnified Party. The Indemnified Party will have full control of such defense and proceedings, including any compromise or settlement thereof, and, if requested by the Indemnified Party, the Indemnifying Party will, at the sole cost and expense of the Indemnifying Party, provide reasonable cooperation to the Indemnified Party and its counsel in contesting any Third-Party Claim which the Indemnified Party is contesting. Notwithstanding the foregoing provisions of this Section 11.5(c), if the Indemnifying Party has notified the Indemnified Party within the Dispute Period that the Indemnifying Party disputes the Indemnifying Party’s liability hereunder to the Indemnified Party with respect to such Third-Party Claim and if such dispute is resolved in favor of the Indemnifying Party in the manner provided in the last sentence of Section 11.5(d), the Indemnifying Party will not be required to bear the costs and expenses of the Indemnified Party’s defense pursuant to this Section 11.5(c) or of the Indemnifying Party’s participation therein at the Indemnified Party’s request, and the Indemnified Party will reimburse the Indemnifying Party in full for all reasonable costs and expenses incurred by the Indemnifying Party in connection with such participation. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 11.5(c), and the Indemnifying Party will bear its own costs and expenses with respect to such participation.
(d)   Acceptance by the Indemnifying Party.   If the Indemnifying Party notifies the Indemnified Party that it accepts its indemnification liability to the Indemnified Party with respect to the Third-Party Claim, the potential Loss identified in the Claim Notice will, when and in the amount incurred, be conclusively deemed a liability of the Indemnifying Party and the Indemnifying Party shall pay the amount of such Loss, subject to the limitations set forth in this Article XI, to the Indemnified Party on demand. Otherwise, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within 30 days following receipt by an Indemnified Party of a Dispute Notice, such dispute shall be resolved by litigation in a court of competent jurisdiction.
(e)   Non-Third-Party Claims.   In the event that the Indemnified Party should have a claim under this Article XI against the Indemnifying Party that does not involve a Third-Party Claim, the Indemnified Party may deliver written notification of a claim for indemnification under this Section 11.5(d) (the “Indemnity Notice”). Any failure or delay by any Indemnified Party to give the Indemnity Notice shall not impair such party’s rights hereunder except to the extent that the Indemnifying Party’s ability to defend is materially prejudiced by such failure or delay. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim described in such Indemnity Notice or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes the claim described in such Indemnity Notice, the Loss identified in the Indemnity Notice will be conclusively deemed a liability of the Indemnifying Party under Section 11.2 or Section 11.3, as applicable, and the Indemnifying Party shall pay the amount of such Loss, subject to the limitations set forth in this Article XI, to the Indemnified Party on demand. If the Indemnifying Party has timely disputed the Indemnifying Party’s liability with respect to such claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations within 30 days following receipt by an Indemnified Party of a Dispute Notice, such dispute shall be resolved by litigation in a court of competent jurisdiction.
(f)   Satisfaction of Claims.   Upon (i) mutual agreement by the Indemnifying Party and Indemnified Party, or (ii) final determination of an indemnification claim in accordance with this Section 11.5, in either case as to the disposition of an indemnification claim and the amount of Losses in connection therewith, such indemnification obligation shall be satisfied by the Indemnifying Party within fifteen days thereafter. If the Indemnifying Party is the Stockholder Representative, such indemnification obligation shall be satisfied by the Stockholder Representative (i) by executing and delivering to Purchaser joint written instructions to the Escrow Agent for countersignature by Purchaser, instructing the Escrow Agent to release to Purchaser, out of the Escrow Dividends (if any) and the Indemnity Shares Amount, (A) first, the amount of the Escrow Dividends (up to the amount of such indemnified Loss) and (B) second, if the Escrow Dividends are insufficient, the number of shares (the “Indemnification Shares”) equal to the remaining amount of indemnified Losses in respect of such claim divided by the Purchaser Share Price or (ii) by Purchaser’s delivery of a final determination of an indemnification claim in accordance with this Section 11.5 in accordance with the terms of the Escrow Agreement to the Escrow Agent. If the Indemnifying Party is Purchaser, such indemnification obligation shall be satisfied by payment in immediately available funds in the amount of the finally determined Loss to the Exchange Agent, accompanied by a written instruction from Purchaser to the Exchange Agent directing the Exchange Agent to disburse such funds to the Company Stockholders (other than holders of Dissenting Shares) in accordance with their Pro Rata Portions as set forth in the Estimated Adjustment Statement, provided that such Company Stockholder has delivered a duly executed Letter of Transmittal to the Exchange Agent and any other required documents in accordance with Section 3.2.
(g)   All payments pursuant to Section 11.3 shall, to the extent permitted by applicable Law, be treated for Tax purposes by the parties as an adjustment to the proceeds payable to the Company Stockholders pursuant to Section 2.5(a) hereof except to the extent otherwise required by applicable Law.
11.6   Tax Refunds.   If the Company receives any refund, reimbursement, offset, credit, or other similar benefit in respect of Taxes (including any overpayment of Taxes that can be refunded or, alternatively, applied against other Taxes payable), including any interest paid on or with respect to such refund of Taxes attributable to an Income Tax Return for a Pre-Closing Tax Period (a “Tax Refund”) that is not reflected in the Final Net Adjustment Amount, such Tax Refund shall reduce on a dollar-for-dollar basis any amounts owed to Purchaser by the Company Stockholders pursuant to Section 11.2. Notwithstanding anything to the contrary in this Agreement, if a Company Entity or the Surviving Company receives a Tax Refund attributable to a capital loss or capital loss carryback claimed on a Tax Return for the taxable years ended December 28, 2019 or January 2, 2021 with respect to the stock of Elkay Asia, Inc., a subsidiary of the Company, (the “Elkay Asia Tax Refund”), the party receiving the Elkay Asia Tax Refund shall remit such Tax Refund to the applicable Governmental Authority. The Elkay Asia Tax Refund shall not be taken into account in the Final Net Adjustment Amount. (c) The appropriate Company Entity (or Company Entities) shall file an amended Tax Return (or Tax Returns) prior to the Closing Date, and shall make reasonable best efforts to do so within 30 days after the date hereof, indicating that the Company Entities are no longer claiming the Elkay Asia Tax Refund. A copy of any such amended Tax Return(s) shall be shared with Purchaser within ten days after the filing of such Tax Returns.
11.7.   Exclusive Remedy.   Except (a) in the case of fraud (in respect of which claims may be made without regard to any limitation set forth herein, notwithstanding anything else herein to the contrary), (b) recovery under the R&W Insurance Policy, (c) claims made under the Spin-Off Documents and (d) specific performance and injunctive relief pursuant to and in accordance with Section 13.5 (as applicable), the remedies provided in this Article XI, subject to the limitations set forth herein, shall, from and after the Closing, be the sole and exclusive remedies of the Purchaser Indemnified Parties and the Company Indemnified Parties for the recovery of Losses resulting from, relating to or arising out of any breach of this Agreement, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise. Nothing contained in this Article XI shall be deemed to limit or modify any rights of any Purchaser Indemnified Party under the R&W Insurance Policy or the Spin-Off Documents. The claims period and limits under the R&W Insurance Policy may differ from the terms hereof solely for purposes of administering such R&W Insurance Policy, and shall have no effect on the indemnification obligations of the Company Stockholders hereunder.
ARTICLE XII
STOCKHOLDER REPRESENTATIVE
12.1   Authority.   By virtue of the approval of the Merger and this Agreement by the Company Stockholders and without any further action of any of the Company Stockholders or the Company, Elkay Interior Systems International, Inc., a Delaware corporation, is hereby appointed as the Stockholder Representative and as the true and lawful attorney-in-fact and exclusive agent under this Agreement. The Stockholder Representative shall have such power and authority as are necessary or appropriate to carry out the functions assigned to it under this Agreement and the Related Agreements, including the full power and authority on behalf of the Company Stockholders to: (i) consummate the Transactions, (ii) execute the Related Agreements and make all decisions required or allowed to be made by the Stockholder Representative pursuant to the Related Agreements, (iii) prepare and cause the Company to deliver the Estimated Adjustment Statement pursuant to Section 4.2(a), negotiate with Purchaser regarding any Proposed Adjustments, and otherwise take all other actions contemplated to be taken by the Stockholder Representative under Section 4.2, (iv) from and after the Closing, execute and deliver any amendment or waiver to this Agreement or any Related Agreement, (v) deliver all notices required to be delivered by the Company Stockholders under this Agreement, (vi) receive all notices required to be delivered by Purchaser to any of the Company Stockholders under this Agreement or any Related Agreement, (vii) receive service of process in connection with any claims under this Agreement, (viii) take all other actions to be taken by or on behalf of the Company Stockholders that the Stockholder Representative may deem necessary or desirable in connection with this Agreement and the Related Agreements and (ix) do each and every act and exercise any and all rights which the Company Stockholders are permitted or required to do or exercise under this Agreement. Notwithstanding the foregoing, the Stockholder Representative shall have no obligation to act on behalf of the Company Stockholders, except as expressly provided herein, , and for purposes of clarity, there are no obligations of the Stockholder Representative in any ancillary agreement, schedule, exhibit or the Company Disclosure Schedules. Such exclusive agency and proxy, and the powers, immunities and rights to indemnification granted to the Stockholder Representative Group hereunder: (i) are coupled with an interest, are therefore irrevocable without the Consent of the Stockholder Representative and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of any Company Stockholder, and (ii) shall survive the delivery of an assignment by any Company Stockholder of the whole or any fraction of his, her or its interest in the Escrow Shares. The Stockholder Representative shall be entitled to: (i) rely upon any signature believed by it to be genuine, and (ii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Company Stockholder or other party. All decisions and actions by the Stockholder Representative (to the extent authorized by this Agreement or any Related Agreement) will be binding upon all of the Company Stockholders and their successors as if expressly confirmed and ratified in writing by the Company Stockholders, and no Company Stockholder will have the right to object, dissent, protest or otherwise contest the same. The Stockholder Representative may resign at any time and may be removed or replaced by a majority vote of the Company Stockholders (voting in accordance with their respective Voting Common Stock as if it were still outstanding and governed by the Company’s Organizational Documents as in effect as of immediately prior to the Closing). The immunities and rights to indemnification shall survive the resignation or removal of the Stockholder Representative and the Closing and/or any termination of this Agreement.
12.2   Reliance by Purchaser.   Pursuant to such designation, each Company Stockholder shall have further agreed that Purchaser will be entitled to rely on any action taken by the Stockholder Representative on behalf of such Company Stockholder pursuant to this Agreement (each, an “Authorized Action”), and that each Authorized Action shall be binding on such Company Stockholder as fully as if such Company Stockholder had taken such Authorized Action. All notices required to be made or delivered by Purchaser to the Company Stockholders shall be made to the Stockholder Representative for the benefit of the Company Stockholder(s) to whom such notice is intended, and shall discharge in full all notice requirements of Purchaser as applicable, to such Company Stockholder with respect thereto.

12.3   Exculpation.   The Stockholder Representative will not, by reason of this Agreement or any Related Agreement, have a fiduciary relationship in respect of any Company Stockholder. Neither the Stockholder Representative nor its members, managers, directors, officers, contractors, agents and employees (collectively, the “Stockholder Representative Group”), will be liable to any Company Stockholder for any action taken or omitted by it or any agent employed by it under this Agreement, any Related Agreement or any other document entered into in connection with this Agreement or any Related Agreement, except that the Stockholder Representative will not be relieved of any Liability imposed by Law for willful misconduct. The Stockholder Representative will not be liable to any Company Stockholder for any apportionment or authorization of distribution of payments made by the Stockholder Representative in good faith, and if any such apportionment or authorization of distribution is subsequently determined to have been made in error, the sole recourse of any Company Stockholder to whom payment was due, but not made, will be to recover from other Company Stockholders any payment in excess of the amount to which such other Company Stockholders are determined to have been entitled. The Stockholder Representative Group will not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any Related Agreement. Neither the Stockholder Representative nor any Representative engaged by it will be liable to any Company Stockholder by virtue of the failure or refusal of the Stockholder Representative for any reason to consummate the Transactions or relating to the performance of its other duties under this Agreement, except that the Stockholder Representative will not be relieved of any Liability imposed by Law for fraud or willful misconduct.
ARTICLE XIII
GENERAL PROVISIONS
13.1   Expenses.   Except as otherwise provided herein, each Party shall bear its own fees and expenses with respect to this Agreement and the Transactions.
13.2   Amendments.   The Parties may amend, modify or supplement this Agreement only by a written agreement signed by Purchaser, the Company, and the Stockholder Representative.
13.3   Notices.   Any notice, request, instruction or other communication to be given under this Agreement by a Party shall be in writing and shall be deemed to have been given to the other Party (a) when delivered, if delivered in person or by overnight delivery service (charges prepaid), (b) when sent, if sent via email, provided that no undeliverable message is received by the sender or (c) when received, if sent by registered or certified mail, return receipt requested, in each case to the address, facsimile number or email address of such Party set forth below and marked to the attention of the designated individual, provided that with respect to notices deliverable to the Stockholder Representative, such notices shall be delivered solely via email or facsimile:
If to Purchaser or Merger Sub, to:
Zurn Water Solutions Corporation
511 W. Freshwater Way
Milwaukee, WI 53204
Attention: Jeffrey LaValle, Vice President, General Counsel and Secretary
Email: jeffrey.lavalle@zurn.com
with a copy (which will not constitute notice) to:
Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, NY 10178
Attention: R. Alec Dawson; Andrew L. Milano and Allison D. Gargano
Email: alec.dawson@morganlewis.com; andrew.milano@morganlewis.com; Allison.gargano@morganlewis.com
Facsimile: (212) 309-6001

If to the Stockholder Representative or, prior to the Closing, the Company, to:
Elkay Interior Systems International, Inc.
241 N Broadway #600,
Milwaukee, WI 53202
Attention: Anthony Lutz
Email: tony.lutz@elkayinteriorsystems.com
with a copy (which will not constitute notice) to:
Mayer Brown LLP
71 S Wacker Drive
Chicago, IL 60606
Attention: Paul Theiss and Jason Wagenmaker
Email: PTheiss@mayerbrown.com and JWagenmaker@mayerbrown.com or to such other individual or address or email address as a Party may designate for itself by notice given in accordance with this Section 13.3.
13.4   U.S. Dollars.   All cash payments pursuant to this Agreement shall be made by wire transfer in Dollars in immediately available funds to the account or accounts designated in writing by the payee to the payor.
13.5   Waivers.   No failure or delay by a Party in enforcing any of such Party’s rights under this Agreement will be deemed to be a waiver of such rights. No single or partial exercise of a Party’s rights will be deemed to preclude any other or further exercise of such Party’s rights under this Agreement. No waiver of any of a Party’s rights under this Agreement will be effective unless it is in writing and signed by such Party (subject to the limitations herein).
13.6   Assignment.   This Agreement will be binding on and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may, by operation of law or otherwise, assign this Agreement or any of such Party’s rights or obligations under this Agreement without the written Consent of the other Parties.
13.7   No Third-Party Beneficiaries.   This Agreement is solely for the benefit of the Parties and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or will confer on any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
13.8   Further Assurances.   On and after the Closing Date, upon the request of any Party, the other Parties shall execute and deliver such assignments and other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of the Merger and effectuate the other Transactions.
13.9   Severability.   If any provision of this Agreement is declared invalid, illegal or unenforceable, (a) all other provisions of this Agreement will remain in full force and effect, and (b) the Parties shall negotiate in good faith to amend or modify this Agreement to replace such invalid, illegal or unenforceable provision with a valid, legal, and enforceable provision giving effect to the Parties’ intent to the maximum extent permitted by Law.
13.10   Entire Agreement.   This Agreement (including all exhibits and schedules hereto), the Company Disclosure Schedules, the Purchaser Disclosure Schedules, the Letters of Transmittal, the Related Agreements and the Confidentiality Agreement contain the entire agreement among the Parties and supersede all prior agreements, arrangements, and understandings, written or oral, among the Parties relating to the subject matter of this Agreement, the Related Agreements and the Confidentiality Agreement.
13.11   Construction.   The Parties have each participated in the negotiation and drafting of the terms of this Agreement. The Parties agree that any rule of legal interpretation, to the effect that any ambiguity is to be resolved against the drafting Party, will not apply in interpreting this Agreement. The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and will in no way restrict or otherwise modify any of the terms or provisions hereof. For the purposes of this Agreement, except as otherwise expressly provided in this Agreement or unless the context otherwise requires: (a) the singular number shall include the plural, and vice versa; (b) the masculine gender shall include the feminine and neuter genders; (c) the feminine gender shall include the masculine and neuter genders; (d) the neuter gender shall include masculine and feminine genders; (e) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”; (f) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (g) the word “will” shall be deemed to have the same meaning and effect as the word “shall”; (h) the terms “or,” “any” or “either” are not exclusive; (i) except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement; (j) any reference to an applicable “Law” shall be such Law as amended from time to time and (k) references to “made available” or “provided” by either Party shall refer to those materials contained in the “Project Jordan” data room established with Intralinks by the Company, on the one hand, and the “Project Jordan — Reverse Due Diligence” data room established with Intralinks by Purchaser and any publicly filed documents of Purchaser on the other hand, in each case as of February 11, 2022 (and, in the case of the “Project Jordan” data room established with Intralinks by the Company, the additional documents listed on Schedule 13.11).
13.12   Governing Law.   This Agreement, and all claims or causes of action that are based on, arise out of or relate to this Agreement, will be governed by and construed in accordance with the Laws of the State of Delaware without regard to its conflicts of law rules and any other Law that would cause the application of the Laws (including the statute of limitations) of any jurisdiction other than the State of Delaware.
13.13   Jurisdiction, Service and Venue.   Except with respect to the resolution of Unresolved Adjustments in accordance with Section 4.2, each Party agrees: (a) to submit to the exclusive jurisdiction of the Delaware Court of Chancery in and for New Castle County, and should such Delaware Court of Chancery decline or not exercise jurisdiction, any Delaware State court sitting in New Castle County, unless the federal courts have exclusive jurisdiction, in which case the federal courts located in New Castle County in the State of Delaware (such courts, including appellate courts therefrom, the “Specified Courts”) for any Proceeding arising out of or relating to this Agreement or the Transactions, (b) to commence any Proceeding arising out of or relating to this Agreement or the Transactions only in the Specified Courts, (c) that service of any process, summons, notice or document by U.S. registered mail to the address of such Party set forth in Section 12.3 will be effective service of process for any Proceeding brought against such Party in any of the Specified Courts, (d) to waive any objection to the laying of venue of any Proceeding arising out of or relating to this Agreement or the Transactions in the Specified Courts, and (e) to waive and not to plead or claim that any such Proceeding brought in any of the Specified Courts has been brought in an inconvenient forum.
13.14   WAIVER OF TRIAL BY JURY.   EACH PARTY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.14.
13.15   Equitable Relief.   The Parties agree that irreparable damage, for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the Parties fail to take any action required of them hereunder to consummate the Transactions. It is accordingly agreed that subject to Section 10.2(b), prior to the valid termination of this Agreement pursuant to Section 10.1, (a) the Parties will be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific performance and other equitable relief is an integral part of the Transactions and without that right, neither the Company nor Purchaser would have entered into this Agreement. Subject to Section 10.2(b), prior to the valid termination of this Agreement pursuant to Section 10.1, the Parties agree not to assert that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the Parties otherwise have an adequate remedy at Law. The Parties acknowledge and agree that any Party pursuing an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 13.15 will not be required to provide any bond or other security in connection with any such Order. Except as otherwise provide in this Agreement, including pursuant to Section 10.2, the remedies available to the Parties pursuant to this Section 13.15 will be in addition to any other remedy to which they were entitled at Law or in equity, and the election to pursue an injunction or specific performance will not restrict, impair or otherwise limit any Party from seeking the payment of any Liabilities, losses, damages, costs or expenses related to any breach of this Agreement (but for the avoidance of doubt, under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance of the obligation to consummate the Closing and monetary damages in connection with this Agreement including all or any portion of the Purchaser Termination Fee). If, before the Outside Date, any Party hereto brings any action, in each case in accordance with this Section 13.15, to enforce specifically the performance of the terms and provisions hereof by any other party, the Outside Date will automatically be extended (y) for the period during which such action is pending, plus ten (10) Business Days or (z) by such other time period established by the court presiding over such action, as the case may be.
13.16   Privileged Communications.   Mayer Brown LLP and the Company’s in-house legal department (collectively, “Counsel”) have acted as counsel for the Company in connection with this Agreement and the Related Agreements and the consummation of the Transactions and the transactions contemplated by the Related Agreements (the “Transaction Engagement”). The Parties acknowledge that (a) all communications in any form or format whatsoever between or among Counsel, on the one hand, and the Company or any of its directors, officers, Employees, agents or advisors, on the other hand, that relate in any way to the Transaction Engagement (collectively, the “Privileged Communications”) will be deemed to be attorney-client privileged communications that belong to the Company, (b) from and after the Closing, the Privileged Communications and the expectation of client confidence relating thereto shall belong solely to the Surviving Corporation and may be controlled by the Surviving Corporation and shall not be claimed by any Company Stockholder or any of its Affiliates, and (c) Counsel shall have no duty whatsoever to reveal or disclose any such Privileged Communications, or any of its files relating to the Transaction Engagement, to any Company Stockholder, any of their respective Affiliates or any of their respective Representatives by reason of any attorney-client relationship between Counsel and any Company Stockholder or otherwise. No Company Stockholder or any of its Affiliates will have access to any such Privileged Communications or to the files of Counsel relating to the Transaction Engagement.
13.17   No Waiver of Privilege; Protection from Disclosure or Use.   Nothing in this Agreement will be deemed to be a waiver of any attorney-client privilege, work product protection or other protection from disclosure or use. The Parties have undertaken reasonable efforts to prevent the disclosure of any information that may be confidential, subject to a claim of privilege, or otherwise protected from disclosure or use but, notwithstanding such efforts, the consummation of the Transactions could result in the inadvertent disclosure of such information. The Parties agree that any such inadvertent disclosure of information that may be confidential, subject to a claim of privilege or otherwise protected from disclosure or use will not constitute a waiver of or otherwise prejudice any claim of confidentiality, privilege or protection from disclosure, and further agree to use reasonable best efforts to return any inadvertently disclosed information to the disclosing Party promptly upon becoming aware of its existence. Promptly following the return of any inadvertently disclosed information, the Party returning such information shall destroy any and all copies, summaries, descriptions or notes of such inadvertently disclosed information, including electronic versions thereof, and all portions of larger documents or communications that contain such copies, summaries, descriptions or notes.

13.18   Counterparts.   This Agreement may be executed in counterparts (including using any electronic signature covered by the United States ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable Law, e.g., www.docusign.com), and such counterparts may be delivered in electronic format, including by facsimile, email or other transmission method. Such delivery of counterparts shall be conclusive evidence of the intent to be bound hereby and each such counterpart, including those delivered in electronic format, and copies produced therefrom shall have the same effect as an originally signed counterpart. To the extent applicable, the foregoing constitutes the election of the Parties to invoke any Law authorizing electronic signatures. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement, shall be disregarded in determining a Party’s intent or the effectiveness of such signature. No Party shall raise the use of the delivery of signatures to this Agreement in electronic format as a defense to the formation of a Contract and each such Party forever waives any such defense.
13.19   Disclosure Schedules.   The Disclosure Schedules have been arranged for purposes of convenience in separately numbered sections corresponding to the sections of this Agreement; provided, however, that each section of the Disclosure Schedules will be deemed to incorporate by reference all information disclosed in any other section of the Disclosure Schedules to the extent the relevance of such information to such other section of the Disclosure Schedules is reasonably apparent on the face of such disclosure. Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement. The specification of any Dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement, the Disclosure Schedules or the attached exhibits is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business. The information contained in this Agreement, in the Disclosure Schedules and exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any Party hereto to any Person of any matter whatsoever, including any violation of Law or breach of contract.
13.20   Confidential Supervisory Information.   Notwithstanding any other provision of this Agreement, no Party shall be required to make any disclosure (whether pursuant to a representation or warranty or otherwise) that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined in 16 C.F.R. § 261.2(b) and as identified in 16 C.F.R. § 309.5(g)(8)) of a Governmental Authority by any Party to this Agreement to the extent prohibited by applicable Law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply. Notwithstanding the foregoing, no failure to disclose pursuant to this Section 13.20 will operate to waive or exclude a breach of any representation, warranty or covenant of this Agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.
PURCHASER:
ZURN WATER SOLUTIONS CORPORATION
By:	/s/ Todd A. Adams
Name:	Todd A. Adams
Title:	President and Chief Executive Officer
MERGER SUB:
ZEBRA MERGER SUB, INC.
By:	/s/ Mark Peterson
Name:	Mark Peterson
Title:	President, Secretary and Treasurer
COMPANY:
ELKAY MANUFACTURING COMPANY
By:	/s/ Timothy J. Jahnke
Name:	Timothy J. Jahnke
Title:	Chairman of the Board
STOCKHOLDER REPRESENTATIVE:
ELKAY INTERIOR SYSTEMS INTERNATIONAL, INC.
By:	/s/ Anthony Lutz
Name:	Anthony Lutz
Title:	President and Chief Executive Officer
[Signature Page to Agreement and Plan of Merger]

EXHIBIT A
Form of Company Stockholder Support Agreement

Execution Version
FORM OF SUPPORT AGREEMENT
This SUPPORT AGREEMENT, dated as of February [•], 2022 (this “Agreement”), is made by and among [•] (the “Stockholder”), Elkay Manufacturing Company, a Delaware corporation (the “Company” or “Elkay”) and Zurn Water Solutions Corporation, a Delaware corporation (the “Purchaser”).
W I T N E S E T H
WHEREAS, on February 12, 2022, the Purchaser, the Company, Zebra Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Elkay Interior Systems International, Inc., a Delaware corporation, as representative of the stockholders of the Company for certain purposes described therein, entered into that certain Agreement and Plan of Merger (as amended or restated from time to time, the “Merger Agreement”), pursuant to which, upon the terms and subject to the conditions set forth therein, on the Closing Date, Merger Sub will merge with and into the Company (the “Merger”), the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation and a wholly-owned subsidiary of Purchaser (collectively with the other transactions contemplated by the Merger Agreement, including the Spinoff, the “Transactions”);
WHEREAS, the Stockholder is the Beneficial Owner of, and has the right to vote and consent with respect to, that number of shares of Class [A/M] common stock, par value $0.01 per share, of the Company (the “Class [A/M] Common Stock”) set forth in Section 6.4 of this Agreement (together with any shares of Class [A/M] Common Stock of which the Stockholder acquires Beneficial Ownership after the date hereof, the “Shares”), which are the only voting equity interests of the Company owned by the Stockholder;
WHEREAS, as an inducement to the Purchaser’s willingness to enter into the Merger Agreement and the consummation of the Transactions, the Purchaser has reserved the right to terminate the Merger Agreement if Company Stockholders (as defined in the Merger Agreement) holding a certain percentage of the Voting Stock (as defined in the Merger Agreement) do not enter into Company Stockholder Support Agreements (as defined in the Merger Agreement), including this Agreement; and
WHEREAS, the Purchaser and the Company desire that the Stockholder agree, and the Stockholder agrees, on the terms and subject to the conditions set forth herein, to undertake the obligations set forth herein, including, but not limited to, not to Transfer (as defined below) any of the Shares, and to vote or consent all of the Shares in a manner so as to facilitate the consummation of the Transactions.
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
1.    Definitions and Related Matters.
1.1    Definitions.    This Agreement is a “Company Stockholder Support Agreement” as defined in the Merger Agreement. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. As used in this Agreement, the following terms shall have the meanings indicated below:
“Agreement” shall have the meaning set forth in the Preamble.
“Beneficial Owner”, with respect to an Equity Interest, has the meaning ascribed to such term under Rule 13d-3(a) promulgated under the Exchange Act, and the correlative terms “Beneficially Owned,” “Beneficially Owns” and “Beneficial Ownership” shall be construed accordingly; provided, however, that notwithstanding the foregoing, the term “Beneficial Owner” and each of the foregoing correlative terms shall be deemed to exclude any party or parties having the power pursuant to the express terms of the governing trust instrument of a trust which is a Stockholder to direct the trustee of such trust with respect to the ownership, voting, transfer or other disposition of such trust’s Shares (individually or collectively, its “Directing Party”)
“Company” shall have the meaning set forth in the Preamble.

“Control” shall mean the possession, direct or indirect, of the power to direct, or cause the direction of, the management and policies of a Person, whether through the ownership of voting securities, voting equity, limited liability company interests, general partner interests, or other voting interests, by contract or otherwise.
“Directing Party” has the meaning set forth in the definition of Beneficial Owner.
“Expiration Time” shall mean the earliest to occur of (a) the Effective Time and (b) the termination of the Merger Agreement in accordance with its terms.
“Merger” shall have the meaning set forth in the Recitals.
“Merger Agreement” shall have the meaning set forth in the Recitals.
“Merger Sub” shall have the meaning set forth in the Recitals.
“Purchaser” shall have the meaning set forth in the Preamble.
“Shares” shall have the meaning set forth in the Recitals.
“Stockholder” shall have the meaning set forth in the Preamble.
“Subsidiary” of any Person means (a) any corporation, limited liability company, joint venture, trust or other legal entity, an amount of the voting Equity Interests of which sufficient to elect at least fifty percent (50%) of the board of directors, board of managers or other governing body of such corporation, limited liability company, joint venture, trust or other legal entity that is owned or controlled, directly or indirectly, by such Person or one or more other Subsidiaries of such Person or a combination thereof, or (b) any partnership of which such Person or another Subsidiary of such Person is the general partner.
“Transfer” shall mean, with respect to any Share, any direct or indirect sale, offer to sell or otherwise dispose of, transfer, assignment, pledge, option, charge, hypothecation, mortgage, license, gift, creation of a security interest in or lien on, placement in trust (voting or otherwise), encumbrance or other disposition of such Share, in each case whether voluntary, involuntary or by operation of law, as applicable, to any Person, including those by way of any spin-off (such as through a dividend), hedging or derivative transactions, sale, transfer or assignment of any equity interest in, or sale, transfer or assignment of Control of, any Person holding such Share, as applicable, or otherwise.
2.    Agreement to Consent and Approve.
2.1    The Stockholder agrees that, from the date hereof until the Expiration Time, promptly (and in any event by 8:00 p.m. central time on the second (2nd) Business Day following the S-4 Effective Date (the “Consent Deadline”), the Stockholder shall execute and deliver the Written Consent approving the adoption of the Merger Agreement and the transactions contemplated thereby, which Written Consent is substantially in the form attached hereto as Exhibit A, with respect to all of its Shares entitled to vote on or consent thereto. Any such Written Consent shall be given in accordance with such procedures relating thereto so as to ensure that it is duly counted for purposes of recording the results of such consent.
2.2    The Stockholder shall not enter into any tender, voting or other agreement or arrangement with any Person prior to the Expiration Time, directly or indirectly, to vote, grant a proxy or power of attorney or give instructions with respect to the voting of the Shares in any manner that is inconsistent with this Agreement or otherwise take any other action with respect to the Shares that would in any way restrict, limit or interfere with the performance by the Stockholder of its obligations hereunder or the Transactions, including the approval of the adoption of the Merger Agreement and the Transactions.
2.3    The Stockholder agrees that, from the date hereof until the Expiration Time, it shall vote or cause to be voted (including by written consent) all of its Shares against any action, agreement or transaction involving the Company or any of its Subsidiaries that is intended, or would reasonably be expected, to impede, interfere with, delay, postpone, adversely affect or prevent the consummation of the Transactions. Any attempt by the Stockholder to vote, or express consent or dissent with respect to (or otherwise to utilize the voting power of), its Shares in contravention of the intent of this Agreement, including, but not limited to this Section 2 shall be null and void ab initio. Notwithstanding anything to the contrary contained herein, nothing in this Agreement shall be construed to grant a proxy or power of attorney with respect to voting the Shares other than as described in Section 2 and Section 4.
3.    Agreement Not to Transfer or Encumber.   The Stockholder hereby agrees that, from the date hereof until the Expiration Time, it shall not (a) Transfer any Shares, (b) deposit any Shares into a voting trust or enter into a voting agreement or arrangement with respect to any Shares (other than pursuant to this Agreement), or (c) grant a proxy or power of attorney with respect to the Shares that is inconsistent with this Agreement. Any Transfer or attempted Transfer of any Shares in violation of this Section 3 shall be null and void ab initio; provided that any Transfer (x) by will or pursuant to laws of descent and distribution, or (y) that occurs by operation of law pursuant to a qualified domestic relations order or in connection with a divorce settlement shall not be deemed a Transfer (such exempt Transfers, “Permitted Transfers”); provided that any transferee of such Permitted Transfers agrees to be bound by the terms of this Agreement.
4.   POA.   Subject to the last sentence of this Section 4, the Stockholder hereby appoints the Purchaser, and any designee of the Purchaser, as its proxy and attorney-in-fact, with full power of substitution and resubstitution, to vote or act by written consent during the term of this Agreement with respect to the Shares in accordance with Section 2.1 and this Section 4. This proxy and power of attorney is given to secure the performance of the duties of the Stockholder under this Agreement. The Stockholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. This proxy and power of attorney granted by the Stockholder shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by the Stockholder with respect to the Shares. The power of attorney granted by the Stockholder herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of the Stockholder. The proxy and power of attorney granted hereunder shall automatically terminate upon the termination of this Agreement. Notwithstanding anything to the contrary contained herein, the Stockholder’s appointment of Purchaser, and any designee of the Purchaser, as its proxy and attorney-in-fact, with full power of substitution and resubstitution, to vote or act by written consent during the term of this Agreement with respect to the Shares in accordance with Section 2.1 shall only take effect if the Stockholder fails to deliver the Written Consent by the Consent Deadline as described in Section 2.1.
5.   Appraisal and Dissenters’ Rights.   The Stockholder hereby (a) irrevocably and unconditionally waives, and agrees not to assert or perfect, any rights of appraisal or rights to dissent from the Transactions that the Stockholder may have by virtue of ownership of Shares and (b) agrees not to commence or participate in any claim, derivative or otherwise, against the Company relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Transactions, including any claim (1) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (2) alleging a breach of any fiduciary duty of the Board of Directors of the Company in connection with this Agreement, the Merger Agreement or the Transactions.
6.   Representations, Warranties and Covenants of the Stockholder.   The Stockholder hereby represents and warrants to the Purchaser and the Company as follows:
6.1   Organization of the Stockholder.
(a)   If the Stockholder is not an individual, the Stockholder is duly established and validly existing and under the Laws of its jurisdiction of formation and has all requisite power and authority to own, lease and operate its properties and assets and to conduct its business.
(b)   If the Stockholder is not an individual, the Stockholder is validly licensed or qualified to do business (where such concept is applicable) under the Laws of each jurisdiction in which the properties and assets leased or owned by it or the conduct of its business makes such licensing or qualification necessary or advisable, except where the failure to be licensed or qualified would not reasonably be expected to be material to its business or the Stockholder’s properties or assets.
(c)   If the Stockholder is not an individual, the Stockholder is not in violation of any provisions of its Organizational Documents or the Related Agreements to which it is a party.

6.2   Authority of the Stockholder.   (a) If the Stockholder is not an individual, the Stockholder has all requisite power and authority, and (b) if the Stockholder is an individual, the Stockholder has legal competence and capacity, to execute and deliver this Agreement and the Related Agreements to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery by the Stockholder of this Agreement and Related Agreements to which it is a party and the performance of its obligations hereunder and thereunder have been duly authorized by all necessary action of the Stockholder. This Agreement and Related Agreements to which the Stockholder is a party have been duly executed and delivered by the Stockholder and, assuming the due authorization, execution and delivery of this Agreement and the Related Agreements to which it is a party by the Company and the Purchaser, constitutes the legal, valid and binding obligation of the Stockholder, enforceable against it in accordance with its terms.
6.3   Non-Contravention.
(a)   If the Stockholder is not an individual, the execution and delivery by the Stockholder of this Agreement and the Related Agreements to which it is a party and the performance of its obligations hereunder will not constitute or result in (i) a breach or violation of, or a default under, the Organizational Documents of the Stockholder, (ii) a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under, or the creation of a Lien on any of the assets of the Stockholder (with or without notice, lapse of time or both) pursuant to, any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation binding upon the Stockholder, or (iii) a conflict with, breach or violation of any Law applicable to the Stockholder or by which its properties are bound or affected, except, in the case of clause (ii) or (iii), for any breach, violation, termination, default, creation or acceleration that would not, individually or in the aggregate, reasonably be expected to impair the ability of the Stockholder to perform its obligations under this Agreement on a timely basis.
(b)   If the Stockholder is an individual, the execution and delivery by the Stockholder of this Agreement and the Related Agreements to which it is a party and the performance of its obligations hereunder will not require any consent or approval from any third party that has not been given or other action that has not been taken by any third party, in each case, to the extent such consent, approval or other action would reasonably be expected to impair the ability of the Stockholder to perform its obligations under this Agreement on a timely basis.
6.4   Ownership.
(a)   As of the date hereof, the Stockholder (i) is the holder of record and Beneficially Owns [•] Shares, including [•] shares of Class [A/M] Common Stock, free and clear of any and all Liens, other than those created by this Agreement or any Related Agreements to which the Stockholder is a party, and (ii) has sole voting power over and right to consent with respect to all of such shares of Company Common Stock, including the Shares.
(b)   There are no preemptive rights or other similar rights in respect of the Shares, (ii) there are no Liens (other than Permitted Liens and Liens in favor of the Company to secure outstanding loans made by the Company to the Stockholder to acquire Shares) on the Shares, (iii) other than the Certificate of Incorporation and the Merger Agreement and, if the Stockholder is a trust, other than any power of a Directing Party pursuant to the terms of the governing trust instrument of the Stockholder regarding the trust’s ownership, transfer or voting of the Shares (provided that Stockholder represents that such Directing Party has prior to the date hereof directed the Stockholder to execute, deliver and perform under this Agreement, there are no contractual obligations (including for the avoidance of doubt, voting trusts, stockholder agreements, proxies or other agreements) in effect relating to the ownership, transfer or voting of the Shares, (iv) except for Transactions, there is no contractual obligation to purchase, redeem or otherwise acquire, or make any payment (including any dividend or distribution) or any other investment in respect of, the Shares, and (v) there are no existing rights with respect to registration under the Securities Act of 1933, as amended, of the Shares.
6.5   Proceeding Pending.    As of the date hereof, there is no Proceeding pending or, to the knowledge of the Stockholder, threatened against or affecting the Stockholder that, individually or in the aggregate, would reasonably be expected to impair the ability of the Stockholder to perform its obligations under this Agreement or to consummate the Transactions on a timely basis.

7.   Publicity.    The Stockholder hereby (i) authorizes the Company and the Purchaser to publish and disclose in any announcement or disclosure in connection with the Transactions, including the Form S-4 and any other applicable filings under the Exchange Act or the Securities Act, its identity and the aggregate number of shares of the Company represented by Support Agreements, and the nature of its obligations under this Agreement, (ii) agrees that it shall promptly (A) furnish to the Company and the Purchaser any information that the Company or the Purchaser may reasonably request for the preparation of any such announcement or disclosure and (B) notify the Company and the Purchaser of any required corrections with respect to any written information supplied by it specifically for use in any such announcement or disclosure, if and to the extent that any such information contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (iii) agrees that it shall not, without the prior written consent of the Purchaser, make any public statement about the Transactions or this Agreement.
8.   Termination.    Other than this Section 8 and Section 11, which shall survive any termination of this Agreement, this Agreement shall terminate and shall have no further force or effect immediately as of and following the Expiration Time. Notwithstanding the foregoing, nothing herein shall relieve any party hereto from liability for any breach of this Agreement that occurred prior to such termination.
9.   Duties.   Each of the parties hereto are entering into this Agreement solely in their capacities as Beneficial Owners of the Shares, and nothing in this Agreement shall apply to any Person serving in his or her capacity as a director or officer of the Company.
10.   [Repayment of Company Stockholder Loan.   The Stockholder acknowledges and agrees that if such Stockholder does not, prior to the consummation of the Merger, repay in full all amounts outstanding as of the Effective Time under loans made by the Company to the Stockholder to fund the Stockholder’s purchase of Shares, such loan(s) shall be repaid automatically, and without any further action being required from Stockholder, pursuant to a repurchase of Shares by the Company for no additional consideration as payment in respect of the outstanding balance of such loans, such repurchase to be effective immediately prior to the consummation of the Merger and to consist of an amount of Shares as may be determined by the Board to be equivalent in value to the amount of such loan based on the expected Merger Consideration (having regard to such estimates and methodologies as may be determined by the Board with respect thereto, and excluding the effects of any adjustment to the Merger Consideration after the Closing).]1
11.   Miscellaneous.
11.1   Expenses.    Except as otherwise provided herein, each party hereto shall bear its own fees and expenses with respect to this Agreement and the Transactions.
11.2   Notices.    Any notice, request, instruction or other communication to be given under this Agreement by a party hereto shall be in writing and shall be deemed to have been given to the other party (a) when delivered, if delivered in person or by overnight delivery service (charges prepaid), (b) when sent, if sent via email, provided that no undeliverable message is received by the sender or (c) when received, if sent by registered or certified mail, return receipt requested, in each case to the address, facsimile number or email address of such party set forth below and marked to the attention of the designated individual:
If to the Purchaser, to:
Zurn Water Solutions Corporation
511 W. Freshwater Way
Milwaukee, WI 53204
Attention: Jeffrey LaValle, Vice President, General Counsel and Secretary
Email: jeffrey.lavalle@zurn.com

1
To be included only for stockholders with outstanding loan balances.

with a copy (which will not constitute notice) to:
Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, NY 10178
Attention: R. Alec Dawson; Andrew L. Milano and Allison D. Gargano
Email: alec.dawson@morganlewis.com; andrew.milano@morganlewis.com; Allison.gargano@morganlewis.com
If to the Company prior to Closing, to:
Elkay Manufacturing Company
1333 Butterfield Road
Suite 200
Downers Grove, IL 60515
Attention: Kathleen J. Deighan
Email: Kathleen.deighan@elkay.com
with a copy (which will not constitute notice) to:
Mayer Brown LLP
71 S Wacker Drive
Chicago, IL 60606
Attention: Paul Theiss
Email: PTheiss@mayerbrown.com and
JWagenmaker@mayerbrown.com
If to the Stockholder, to:
[Name]
[Address]
Attention: [•]
Email: [•]
or to such other individual or address or email address as a party may designate for itself by notice given in accordance with this Section 11.2.
11.3   Amendment; Waivers.    The parties may amend, modify or supplement this Agreement only by a written agreement signed by Purchaser, the Stockholder and, if prior to the Closing, the Company. No failure or delay by a party in enforcing any of such party’s rights under this Agreement will be deemed to be a waiver of such rights. No single or partial exercise of a party’s rights will be deemed to preclude any other or further exercise of such party’s rights under this Agreement. No waiver of any of a party’s rights under this Agreement will be effective unless it is in writing and signed by such party (subject to the limitations herein).
11.4   Binding Effect; Assignment.    This Agreement will be binding on and inure to the benefit of the parties and their respective successors and permitted assigns. No party may, by operation of law or otherwise, assign this Agreement or any of such party’s rights or obligations under this Agreement without the written Consent of the other parties.
11.5   No Third-Party Beneficiaries.    This Agreement is solely for the benefit of the parties and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or will confer on any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
11.6      Severability.    If any provision of this Agreement is declared invalid, illegal or unenforceable, (a) all other provisions of this Agreement will remain in full force and effect, and (b) the parties shall negotiate in good faith to amend or modify this Agreement to replace such invalid, illegal or unenforceable provision with a valid, legal, and enforceable provision giving effect to the parties’ intent to the maximum extent permitted by Law.

11.7      Entire Agreement.    This Agreement, the Merger Agreement and the Related Agreements (including all exhibits and schedules hereto and thereto), and all other agreements required to be delivered at Closing pursuant hereto and thereto, contain the entire agreement among the parties and supersede all prior agreements, arrangements, and understandings, written or oral, among the parties relating to the subject matter of this Agreement, the Merger Agreement, the Related Agreements and all other agreements required to be delivered at the Closing pursuant hereto and thereto.
11.8      Construction.    The parties have each participated in the negotiation and drafting of the terms of this Agreement. The parties agree that any rule of legal interpretation, to the effect that any ambiguity is to be resolved against the drafting party, will not apply in interpreting this Agreement. The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and will in no way restrict or otherwise modify any of the terms or provisions hereof. For the purposes of this Agreement, except as otherwise expressly provided in this Agreement or unless the context otherwise requires: (a) the singular number shall include the plural, and vice versa; (b) the masculine gender shall include the feminine and neuter genders; (c) the feminine gender shall include the masculine and neuter genders; (d) the neuter gender shall include masculine and feminine genders; (e) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”; (f) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (g) the word “will” shall be deemed to have the same meaning and effect as the word “shall”; (h) the terms “or,” “any” or “either” are not exclusive; (i) except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules,” if any, are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement, if any, and (j) any reference to an applicable “Law” shall be such Law as amended from time to time.
11.9      Governing Law.    This Agreement, and all claims or causes of action that are based on, arise out of or relate to this Agreement, will be governed by and construed in accordance with the Laws of the State of Delaware without regard to its conflicts of law rules and any other Law that would cause the application of the Laws (including the statute of limitations) of any jurisdiction other than the State of Delaware.
11.10      Jurisdiction, Service and Venue.    Each party agrees: (a) to submit to the exclusive jurisdiction of the Delaware Court of Chancery in and for New Castle County, and should such Delaware Court of Chancery decline or not exercise jurisdiction, any Delaware State court sitting in New Castle County, unless the federal courts have exclusive jurisdiction, in which case the federal courts located in New Castle County in the State of Delaware (such courts, including appellate courts therefrom, the “Specified Courts”) for any Proceeding arising out of or relating to this Agreement or the Transactions, (b) to commence any Proceeding arising out of or relating to this Agreement or the Transactions only in the Specified Courts, (c) that service of any process, summons, notice or document by U.S. registered mail to the address of such party set forth in Section 11.2 will be effective service of process for any Proceeding brought against such party in any of the Specified Courts, (d) to waive any objection to the laying of venue of any Proceeding arising out of or relating to this Agreement or the Transactions in the Specified Courts, and (e) to waive and not to plead or claim that any such Proceeding brought in any of the Specified Courts has been brought in an inconvenient forum.
11.11      WAIVER OF TRIAL BY JURY.   EACH PARTY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.11.
11.12      Equitable Relief.    The parties agree that irreparable damage, for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this

Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the parties fail to take any action required of them hereunder to consummate the Transactions. It is accordingly agreed that the parties will be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific performance and other equitable relief is an integral part of the Transactions and without that right, the parties would not have entered into this Agreement. The parties agree not to assert that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at Law. The parties acknowledge and agree that any party pursuing an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.12 will not be required to provide any bond or other security in connection with any such Order. The remedies available to the parties hereto pursuant to this Section 11.12 will be in addition to any other remedy to which they were entitled at Law or in equity, and the election to pursue an injunction or specific performance will not restrict, impair or otherwise limit any party from seeking the payment of any Liabilities, losses, damages, costs or expenses related to any breach of this Agreement.
11.13      Further Assurances.    From time to time, at the request of the Purchaser, (a) the Stockholder shall take all such further actions, as may be necessary to, in the most expeditious manner reasonably practicable, effect the purposes of this Agreement and (b) the Company will enforce any terms of this Agreement against the Stockholder, including Section 2 through Section 5 hereof, and the Company shall refuse to record the Transfer of any Shares purported to be made in violation of the terms hereof.
11.14      Counterparts.    This Agreement may be executed in counterparts (including using any electronic signature covered by the United States ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable Law, e.g., www.docusign.com), and such counterparts may be delivered in electronic format, including by facsimile, email or other transmission method. Such delivery of counterparts shall be conclusive evidence of the intent to be bound hereby and each such counterpart, including those delivered in electronic format, and copies produced therefrom shall have the same effect as an originally signed counterpart. To the extent applicable, the foregoing constitutes the election of the parties to invoke any Law authorizing electronic signatures. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement, shall be disregarded in determining a party’s intent or the effectiveness of such signature. No party shall raise the use of the delivery of signatures to this Agreement in electronic format as a defense to the formation of a Contract and each such party forever waives any such defense.
11.15      Trustee Capacity.    To the extent any signatory to this Agreement is acting in a fiduciary capacity (e.g., as trustee of a trust), then the provisions of this Agreement shall apply only to the signatory in its fiduciary, and not its corporate or individual, capacity. Without limiting the generality of the foregoing, for purposes of this Agreement, a signatory’s Affiliates shall be determined only in reference to the signatory’s fiduciary capacity; i.e., neither a Directing Party under the governing trust instrument creating the fiduciary capacity, nor an entity that directly or indirectly Controls, is under common Control with, or is Controlled by the signatory in its corporate, but not in its fiduciary capacity, is an Affiliate for purposes of this Agreement.
[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.
PURCHASER:
ZURN WATER SOLUTIONS CORPORATION
By:
Name:
Title:
COMPANY:
ELKAY PLUMBING PRODUCTS COMPANY
By:
Name:
Title:
STOCKHOLDER:

EXHIBIT A
FORM OF WRITTEN CONSENT OF STOCKHOLDER

EXHIBIT B
Form of Board Observer Agreement

Execution Version
BOARD OBSERVER AGREEMENT
This Board Observer Agreement (this “Agreement”) is made effective as of February 12, 2022 (the “Effective Date”), by and between Zurn Water Solutions Corporation, a Delaware corporation (“Zebra”) and Ronald C. Katz (the “Observer,” and together with Zebra, each a “Party,” and collectively, the “Parties”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).
RECITALS
WHEREAS, concurrently with the execution and delivery of this Agreement, Zebra, Elkay Manufacturing Company (“Elkay”), a Delaware corporation, Zebra Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Zebra (“Merger Sub”) and the Stockholder Representative are entering into that certain Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, upon the terms and subject to the conditions set forth in therein, on the Closing Date, Merger Sub will merge with and into Elkay, the separate existence of Merger Sub shall cease, and Elkay shall continue as the surviving corporation and a wholly-owned subsidiary of Zebra (collectively with the other transactions contemplated by the Merger Agreement, the “Transactions”); and
WHEREAS, in accordance with Section 2.8(b) of the Merger Agreement, from and after the Closing, during the term of this Agreement, Zebra shall permit the Observer to participate in all meetings of the board of directors of Zebra (the “Zebra Board”) in a nonvoting, observer capacity, subject to and in accordance with the terms hereof.
NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
1.   Observer Rights & Obligations.    Subject to Section 3 and Section 2 below:
1.1   Until the Observer ceases to serve in such capacity, Zebra hereby grants to the Observer the right to attend all meetings (including telephonic or videoconference meetings) of the Zebra Board in his capacity as an observer. Except as set forth in Section 2 below, the Observer may observe and participate fully in discussions at all meetings of the Zebra Board, but in no event shall the Observer, in his capacity as such: (a) be deemed to be a director or a member of, or consultant or advisor to, the Zebra Board (or any committee); or (b) have the right to call a meeting of the Zebra Board or vote on or propose any motions, resolutions or other actions for a vote or approval by the Zebra Board (or any committee). Neither Zebra nor the Zebra Board shall have any obligation to act upon or otherwise take into account any recommendations of or input from the Observer. Subject to Section 1.2 and Section 2 below, Zebra shall allow the Observer to attend all meetings of the Zebra Board in the same manner it allows any directors on the Zebra Board, in accordance with the bylaws of Zebra, including in person (if an in-person meeting) or by telephone or other electronic means of communication by which such meeting is held and pursuant to which all participants in the meetings can hear and be heard by each other. Without limiting the notice and information rights and obligations in Section 2 below, the presence of the Observer shall not be required for purposes of establishing a quorum at any meeting of the Zebra Board, or for the calling to order of any such meeting of the Zebra Board. For the avoidance of doubt, the Observer shall have no right to control the scheduling of any of the meetings described in this Section 1.1. The rights granted to the Observer pursuant to this Section 1.1 shall terminate immediately upon the termination of this Agreement in accordance with Section 4.
1.2   Compliance with Zebra Policies.    Observer acknowledges that he will comply with all policies, processes, procedures, codes, rules, standards, and guidelines applicable, from time to time, to members of the Zebra Board as if he was a board member, including, the Zebra’s Code of Business Conduct and Ethics, and policies on confidentiality, ethics, hedging and pledging of Zebra’s securities, public disclosures, stock trading, and stock ownership (collectively, the “Zebra Policies and Procedures”). The Observer shall provide Zebra with such information as is reasonably requested by Zebra concerning the Observer as is required to be disclosed under applicable Law or stock exchange regulations, in each case as promptly as necessary as determined by Zebra.

1.3   Reimbursement.    Zebra hereby agrees, in accordance with its Organizational Documents, to reimburse the Observer for all reasonable out-of-pocket travel expenses incurred (consistent with Zebra’s travel policy) in connection with attending meetings of the Zebra Board. The rights granted to the Observer pursuant to this Section 1.3 are, for the avoidance of doubt, non-transferrable, and shall terminate immediately upon the termination of this Agreement in accordance with Section 4.
2.   Meeting Attendance Exceptions, Notice and Information Rights.    Until the Observer ceases to serve in such capacity, Zebra shall provide to the Observer copies of all notices, minutes, consents and other materials that Zebra provides to the members of the Zebra Board (collectively, “Board Materials”), at the same time and in the same manner as such information is delivered to the other members of the Zebra Board. Notwithstanding the immediately preceding sentence or anything else to the contrary contained herein, Zebra may withhold certain Board Materials from the Observer or exclude the Observer from certain meetings (or portions of meetings) of the Zebra Board if the Zebra Board determines, in its sole discretion and in good faith that such action with respect to the Observer is necessary to avoid an actual or potential conflict of interest between Zebra, on the one hand, and the Observer or any of his associates or Affiliates, on the other hand, comply with the terms and conditions of confidentiality agreements with third-parties or applicable law, and/or preserve attorney-client privilege, work product or similar privilege. The rights granted to the Observer pursuant to this Section 2 shall terminate immediately upon the termination of this Agreement in accordance with Section 4.
3.   Confidential Information.
3.1   To the extent any information obtained by the Observer from Zebra is Confidential Information (as defined below), the Observer will treat any such Confidential Information in accordance with the terms and conditions of this Section 3.
3.2   As used in this Agreement, “Confidential Information” means any and all information or data concerning Zebra or any of its Affiliates, whether in verbal, visual, written, electronic or other form (including but not limited to all Board Materials that are or contain non-public, competitive or business sensitive or proprietary information), together with all notes or information discerned from, based on or relating to any of the foregoing that may be prepared or created by the Observer; provided, however, that “Confidential Information” shall not include information that: (a) is or becomes generally available to the public (other than as a result of the unauthorized disclosure of such information in violation of this Agreement by the Observer); (b) is independently developed by the Observer without the use of Confidential Information; (c) becomes available to the Observer at any time on a non-confidential basis from a third party that is not, to the Observer’s knowledge after due inquiry, prohibited from disclosing such information to the Observer by any contractual, legal or fiduciary obligation; or (d) was known by the Observer prior to his receipt thereof from Zebra as proven by written evidence.
3.3   The Observer shall: (a) retain all Confidential Information in strict confidence and acknowledges and agrees that the disclosure of such information could cause irreparable harm to Zebra and its stockholders; (b) not disclose Confidential Information in any manner to any other person or entity; and (c) use the Confidential Information solely in connection with: (i) the exercise of his rights as a non-voting observer of the Board as provided in this Agreement; or (ii) monitoring and enforcing the Observer’s rights hereunder; provided, however, that the foregoing shall not apply to or limit any disclosure to the extent such disclosure is required to be disclosed by applicable Law, provided that, to the extent not prohibited by Law, the Observer shall give Zebra prompt written notice of such requirement and cooperate with Zebra to seek a protective order or other appropriate remedies to obtain assurance that confidential treatment will be accorded such Confidential Information. The confidentiality provisions of this Agreement shall survive the termination of this Agreement.
3.4   Upon the time that Observer shall cease to serve as a non-voting observer of the Board no matter the cause, the Observer shall, as promptly as reasonably practicable (but in any case no later than three (3) business days), return all Confidential Information to the Zebra and provide written certification to Zebra that such materials have been so returned, are no longer in his possession and no copies have been retained.
4.   Termination.   Subject to Zebra’s Organizational Documents, this Agreement and the rights and obligations hereunder shall immediately terminate and be of no further force and effect (other than provisions which are expressly designated as surviving termination), and the Observer shall not be able to attend any Board or committee meetings or receive any Confidential Information (including, but not limited to Board Materials), upon the earliest to occur of (a) the date on which the Observer and his Affiliates or transferees (including Ice Mountain and its Affiliates) no longer Beneficially Own at least 5% of the Purchaser Shares which they are entitled to be issued pursuant to Sections 2.5(a) and 4.2(d) of the Merger Agreement (or, if later, the first anniversary of the date of this Agreement), (b) Observer’s irrevocable resignation as an observer delivered to Zebra in writing, or (c) Observer’s death or disability (as reasonably determined by Zebra); provided, that no termination of this Agreement shall affect the rights or obligations provided in Section 3 and Section 5 through 17 hereof which shall survive such termination or affect any other provision of this Agreement that is intended or contemplated to survive such termination as provided herein.
5.   Notices.    Any notice, request, instruction or other communication to be given under this Agreement by a Party shall be in writing and shall be deemed to have been given to the other Party (a) when delivered, if delivered in person or by overnight delivery service (charges prepaid), (b) when sent, if sent via email with confirmation that the message was delivered, and provided that no undeliverable message is received by the sender or (c) when received, if sent by registered or certified mail, return receipt requested, in each case to the address, facsimile number or email address of such Party set forth below and marked to the attention of the designated individual, provided that with respect to notices deliverable to the Stockholder Representative, such notices shall be delivered solely via email or facsimile:
If to Zebra, to:
Zurn Water Solutions Corporation
511 W. Freshwater Way
Milwaukee, WI 53204
Attention: Jeffrey LaValle, Vice President, General Counsel and Secretary
Email: jeffrey.lavalle@zurn.com
with a copy (which will not constitute notice) to:
Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, NY 10178
Attention: R. Alec Dawson; Andrew L. Milano and Allison D. Gargano
Email: alec.dawson@morganlewis.com; andrew.milano@morganlewis.com;
Allison.gargano@morganlewis.com
Facsimile: (212) 309-6001
If to the Observer, to:
Ron C. Katz
827 Garfield Avenue
Hinsdale, IL 60621
Email: ron.katz@elkay.com
6.   Governing Law.    This Agreement, and all claims or causes of action that are based on, arise out of or relate to this Agreement, will be governed by and construed in accordance with the Laws of the State of Delaware without regard to its conflicts of law rules and any other Law that would cause the application of the Laws (including the statute of limitations) of any jurisdiction other than the State of Delaware. Each of the parties hereto irrevocably agrees that any legal action or proceeding that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be brought and determined exclusively in the Court of Chancery of the State of Delaware and any state appellate court therefrom located in the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court located in the State of Delaware).
7.   WAIVER OF JURY TRIAL.    EACH PARTY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF

THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.
8.   Equitable Relief.    The Parties agree that irreparable damage, for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the Parties fail to take any action required of them hereunder to consummate the Transactions. It is accordingly agreed that, prior to the valid termination of this Agreement pursuant to Section 4, (a) the Parties will be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific performance and other equitable relief is an integral part of the Transactions and without that right, neither Zebra nor the Observer would have entered into this Agreement. Prior to the valid termination of this Agreement pursuant to Section 4, the Parties agree not to assert that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the Parties otherwise have an adequate remedy at Law. The Parties acknowledge and agree that any Party pursuing an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8 will not be required to provide any bond or other security in connection with any such Order. Except as otherwise provided in this Agreement, the remedies available to the Parties pursuant to this Section 8 will be in addition to any other remedy to which they were entitled at Law or in equity, and the election to pursue an injunction or specific performance will not restrict, impair or otherwise limit any Party from seeking the payment of any Liabilities, losses, damages, costs or expenses related to any breach of this Agreement.
9.   Entire Agreement.    This Agreement, the Merger Agreement and the Related Agreements (including all exhibits and schedules hereto and thereto), and all other agreements required to be delivered at Closing pursuant hereto and thereto, contain the entire agreement among the parties and supersede all prior agreements, arrangements, and understandings, written or oral, among the parties relating to the subject matter of this Agreement, the Merger Agreement, the Related Agreements and all other agreements required to be delivered at the Closing pursuant hereto and thereto. To the extent there is a conflict between this Agreement and any of the Merger Agreement, the Related Agreements and all other agreements required to be delivered at the Closing, with respect to the rights provided to Observer in Section 1 hereof, this Agreement shall control.
10.   Construction.    The Parties have each participated in the negotiation and drafting of the terms of this Agreement. The Parties agree that any rule of legal interpretation, to the effect that any ambiguity is to be resolved against the drafting Party, will not apply in interpreting this Agreement. The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and will in no way restrict or otherwise modify any of the terms or provisions hereof. For the purposes of this Agreement, except as otherwise expressly provided in this Agreement or unless the context otherwise requires: (a) the singular number shall include the plural, and vice versa; (b) the neuter gender shall include masculine and feminine genders; (c) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”; (d) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (e) the word “will” shall be deemed to have the same meaning and effect as the word “shall”; (f) the terms “or,” “any” or “either” are not exclusive; (g) except as otherwise indicated, all references in this Agreement to “Sections” are intended to refer to Sections of this Agreement; and (j) any reference to an applicable “Law” shall be such Law as amended from time to time.
11.   Amendment and Waivers.    The Parties may amend, modify or supplement this Agreement only by a written agreement signed by Zebra and the Observer. No failure or delay by a Party in enforcing any of such Party’s rights under this Agreement will be deemed to be a waiver of such rights. No single or partial exercise of a Party’s rights will be deemed to preclude any other or further exercise of such Party’s rights under this Agreement. No waiver of any of a Party’s rights under this Agreement will be effective unless it is in writing and signed by such Party (subject to the limitations herein).
12.   Assignability.    The Observer may not assign or otherwise transfer this Agreement or any of the rights, interests or obligations set forth in this Agreement, and any attempted transfer or assignment shall be null and void, and no transfer or assignment shall be deemed to have occurred by operation of law.
13.   No Third Party Beneficiaries.    This Agreement is solely for the benefit of the Parties, and nothing in this Agreement, express or implied, is intended to or will confer on any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
14.   Severability.    If any provision of this Agreement is declared invalid, illegal or unenforceable, (a) all other provisions of this Agreement will remain in full force and effect, and (b) the Parties shall negotiate in good faith to amend or modify this Agreement to replace such invalid, illegal or unenforceable provision with a valid, legal, and enforceable provision giving effect to the Parties’ intent to the maximum extent permitted by Law.
15.   Expenses.    Except as set forth in Section 1.3, each Party shall be responsible for its costs and expenses in connection with the negotiation of this Agreement.
16.   Counterparts.    This Agreement may be executed in counterparts (including using any electronic signature covered by the United States ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable Law, e.g., www.docusign.com), and such counterparts may be delivered in electronic format, including by facsimile, email or other transmission method. Such delivery of counterparts shall be conclusive evidence of the intent to be bound hereby and each such counterpart, including those delivered in electronic format, and copies produced therefrom shall have the same effect as an originally signed counterpart. To the extent applicable, the foregoing constitutes the election of the Parties to invoke any Law authorizing electronic signatures. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement, shall be disregarded in determining a Party’s intent or the effectiveness of such signature. No Party shall raise the use of the delivery of signatures to this Agreement in electronic format as a defense to the formation of a Contract and each such Party forever waives any such defense.
17.   Captions.    The captions of the Sections of this Agreement are solely for convenience of reference and shall not be deemed to affect the meaning or interpretation of any provision of this Agreement.
[signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the Effective Date.
ZEBRA
ZURN WATER SOLUTIONS CORPORATION
By:
Name:
Title:
OBSERVER

Ronald C. Katz
[Signature Page to Board Observer Agreement]

EXHIBIT C
Spinoff Documents

SPIN-OFF AGREEMENT
This SPIN-OFF AGREEMENT (this “Agreement”), is dated as of                  , 2022, by and among Elkay Manufacturing Company, a Delaware corporation (“EMC”) and Elkay Interior Systems International, Inc., a Delaware corporation and a wholly-owned subsidiary of EMC (“EIS International”). EMC and EIS International are sometimes referred to in this Agreement individually as a “Party” and collectively as the “Parties.”
RECITALS
WHEREAS, on February 12, 2022, EMC, Zurn Water Solutions Corporation, a Delaware corporation (“Zebra”), Zebra Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and EIS International, a Delaware corporation, as representative of the stockholders of EMC entered into that certain Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, upon the terms and subject to the conditions set forth in therein, Merger Sub will merge with and into EMC, the separate existence of Merger Sub shall cease, and EMC shall continue as the surviving corporation and an indirect wholly-owned subsidiary of Zebra (collectively with the other transactions contemplated by the Merger Agreement, the “Potential Transactions”);
WHEREAS, the board of directors of EMC (the “EMC Board”) has determined it is in the best interests of EMC to consummate the Potential Transactions, including the execution of this Agreement;
WHEREAS, EMC has progressed to its current legal and operational structure through a series of acquisitions and the operation of its business with two primary divisions: the Plumbing Division, which includes the business of the manufacture, sourcing, distribution and sale of water delivery solutions, which includes water fountains, bottle filling stations and water dispensers, as well as non-residential and residential sinks, faucets and accessories (the “Plumbing Business”), and the Interior Systems Division, which includes the manufacture and supply of seating and décor products to customers in various industries, the acting as a general contractor, subcontractor or furniture, fixtures and equipment supplier with respect to the renovation of hotel interiors and similarly structured properties and the manufacture and supply of various stainless steel products for global customers in the restaurant industry (the “EIS Business”); provided that for the purposes of this Agreement, the EIS Business shall be excluded from the definition of “Plumbing Business, and the Plumbing Business shall be excluded from the definition of “EIS Business;”
WHEREAS, the Plumbing Business and the EIS Business have disparate customer bases, suppliers, strategic focuses and corporate support needs;
WHEREAS, as an inducement to the willingness of Zebra to execute the Merger Agreement, Zebra required the consummation of the carve-out and spin-off of the EIS Business pursuant to the Spin-Off Documents (as defined below), each of which is has been or is being entered into on or prior to the date hereof prior to, and as a condition of, the closing of the Potential Transactions, and each of (a) the EMC Board and (b) the Board of Directors of EIS International (the “EIS Board”) has determined it to be in the best interests of EMC and EIS International, respectively, to proceed with such carve-out and spin-off pursuant to the terms contemplated in the Spin-Off Documents;
WHEREAS, the Plumbing Business and the EIS Business currently operate under a shared services model with EMC providing corporate support services, including finance, IT, legal and human resources services, to each of the Plumbing Business and the EIS Business;
WHEREAS, in contemplation of the Potential Transactions and in an effort to maximize the operational efficiency of each of the EIS Business and the Plumbing Business, the EMC Board has tasked EMC with preparing each division to operate as a standalone company to facilitate an eventual spin-off of the EIS Business, which shall occur through a pro rata dividend distribution of the Spin-Off Shares (as defined below) to the holders of the EMC Common Stock as of the Record Date (the “Spin-Off”), following which, EIS International will no longer be a subsidiary of EMC and will be the parent entity of the EIS Business;
WHEREAS, in contemplation of the Spin-Off, (i) EMC contributed $6,896,000 to EIS International to effectuate the purchase of Elkay Interior Systems, Latin America, S. De R.L. de C.V. (“EIS Latin America”) (the “Contributed Capital”), (ii) EMC transferred 100% of the equity interests of its direct subsidiary,

Elkay Interior Systems, Inc. (“EIS”), a Wisconsin corporation to EIS International, pursuant to that certain contribution agreement (the “EIS Contribution Agreement”), dated as of December 31, 2021, by and between EMC and EIS International (the “EIS Contribution”), (iii) EMC transferred 75% of Elkay Asia, Inc. to EIS International, pursuant to that certain transfer form (the “Elkay Asia Transfer Form”), dated as of January 10, 2022, by EMC (the “Elkay Asia Contribution”), (iv) Grupo Bernox, S.A. de C.V. (“Grupo Bernox”) transferred 100% of its partnership interests in EIS Latin America to EIS and E.B. Tecnica Mexicana, S.A. de C.V. (“Elkay Mexico”) transferred 100% of its partnership interests of EIS Latin America to EIS International and EIS International, respectively, pursuant to the terms of (a) that certain Partnership Interest Purchase and Sale Agreement (the “Grupo Bernox Partnership Interest PSA”), dated as of December 31, 2021, by and between Grupo Bernox and EIS, and (b) that certain Partnership Interest Purchase and Sale Agreement (the “Elkay Mexico Partnership Interest PSA, and together with the Grupo Bernox Partnership Interest PSA, the “Partnership Interest PSAs”), dated as of December 31, 2021, by and between Elkay Mexico and EIS International, (v) EMC will transfer the Transferred Assets and Assumed Liabilities (as such terms are defined therein) to EIS International, pursuant to that certain Asset Transfer Agreement in the form attached to the Merger Agreement (the “Asset Transfer Agreement between EMC and EIS International”) dated as of [•], between EMC and EIS International (the “Asset Contribution” and collectively with the Contributed Capital, EIS Contribution and the Elkay Asia Contribution, the “Contribution”) and (vi) Elkay Sales, Inc., an Illinois corporation (“ESI”) and Elkay Plumbing Products Company, a Delaware corporation (“EPPC”) will transfer the Transferred Assets and Assumed Liabilities (as such terms are defined therein) to EIS pursuant to that certain Asset Transfer Agreement in the form attached to the Merger Agreement (the “Asset Transfer Agreement among ESI, EPPC and EIS,”) dated as of [•], by and among ESI, EPPC and EIS (collectively with the Contribution and the transactions contemplated by the Partnership Interest PSAs, the “Restructuring Transactions”);
WHEREAS, the EMC Board and the EIS Board have unanimously (a) determined that this Agreement, the other Spin-Off Documents and the transactions contemplated thereby, including the Spin-Off and the Restructuring Transactions (collectively, the “Spin-Off Transactions”), are fair to and in the best interests of EMC and its stockholders and EIS and its stockholders, as applicable, and (b) approved and declared advisable this Agreement, the other Spin-Off Documents and the Spin-Off Transactions;
WHEREAS, for United States federal and state income tax purposes, it is intended that the Contribution and the Spin-Off qualify for the Intended Tax Treatment (as defined below); and
WHEREAS, the EMC Board and the EIS Board were each presented with and approved the Plan of Reorganization dated [•], 2022 and the Elkay Manufacturing Restructuring Plan provided by KPMG dated [•], 2022 (together, the “Plan of Reorganization”) to effectuate the Spin-Off Transactions as well the entry into this Agreement, which includes the allocation of certain rights and responsibilities of EMC, EIS International and their respective Affiliates as of the Effective Time and to provide for certain other matters.
NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
ARTICLE I
Definitions
1.1      Definitions.  In addition to the terms defined elsewhere herein, as used in this Agreement, the following terms will have the meanings specified below when used in this Agreement with initial capital letters:
“Action” means an action, cause of action, including administrative actions, claim, suit, arbitration, proceeding, audit, hearing, examination, investigation or other litigation (whether in law or in equity and whether civil, criminal, administrative, investigative or informal) controversy, assessment, grievance, inquiry, request for information, mediation, charge, complaint, demand, notice or notices of violations to, from, by or before any Governmental Authority or any mediator, including any charge or complaint filed with the National Labor Relations Board or the Equal Employment Opportunity Commission.
“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, controls, is under common control with, or is controlled by such specified Person. The term “control”

(including its correlative meanings “under common control with” and “controlled by”) as used in the preceding sentence means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of securities or partnership or other interests, by Contract or otherwise. For the avoidance of doubt, and for purposes of this Agreement, Transferee shall not be deemed to be an Affiliate of any Transferor on and after the Effective Time.
“Ancillary Agreements” means each of the Tax Matters Agreement, Plan of Reorganization, Transition Services Agreement, any agreement entered pursuant to the Restructuring Transaction and any other agreements, instruments, or certificates related thereto or to the transactions contemplated by this Agreement (in each case, together with the schedules, exhibits, annexes and other attachments thereto).
“Applicable Law” means any law (including common law), statute, standard, resolution, regulation or promulgation, ordinance, rule, code, constitution, treaty, requirement or rule of law enacted, promulgated, issued, released or imposed by any Governmental Authority, or any Order, or any license, franchise, permit or similar right granted under any of the foregoing, or any similar provision or duty or obligation having the force or effect of law.
“Benefit Plan” means (a) an “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, other than a “multiemployer plan” (as defined in Section 3(37) of ERISA), (b) a stock bonus, stock purchase, stock option, restricted stock, stock appreciation right or similar equity or equity-based plan or (c) any retirement or deferred compensation plan, incentive compensation plan, commission plan or arrangement, retention plan or agreement, unemployment compensation plan, vacation pay, change in control, severance pay, non-discretionary bonus or benefit arrangement, insurance or hospitalization program, flexible benefit plan, cafeteria plan, dependent care plan or any fringe benefit arrangements, whether pursuant to Contract, arrangement, custom or informal understanding, which does not constitute an employee benefit plan within the meaning of Section 3(3) of ERISA.
“Contract” means any contract, agreement, lease, license, indenture, mortgage, note, bond, guaranty or other legally binding commitment, arrangement or understanding, whether written or oral, and any ancillary documents related thereto, such as purchase orders, sales orders, subscription agreements, statements of work, and amendments or addendums thereto.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“Effective Time” shall mean 12:01 a.m. Central Time [•], 2022.
“EIS International Common Stock” means the Class A Common Stock of EIS International, par value $0.01 per share.
“EIS Group” means, collectively, EIS and all of its Subsidiaries as listed on Schedule A hereto.
“EIS Virginia Lease” means that certain Office Lease Agreement, dated as of May 31, 1996 (as amended), by and between TIP Owner, L.L.C. and Digney York Associates, LLC.
“EMC Common Stock” means each of the Class A, Class B, Class M and Class N Common Stock of EMC, par value $0.01 per share.
“EMC Group” means EMC and all of its Subsidiaries as listed on Schedule B hereto.
“Equity Interests” means (a) shares of capital stock, limited liability company membership interests, partnership interests or other equity interests of an entity, as applicable, and (b) any options, warrants, phantom stock, convertible notes or other securities exercisable for or convertible into any of the securities described in clause (a).
“Governmental Authority” means any federal, state, provincial, local, foreign or supra-national government or other political subdivision thereof, or any multinational organization or authority, or any entity, body, authority, agency, commission, court, tribunal or judicial body entitled to exercise executive, legislative, judicial, regulatory, arbitral, police or administrative law functions or power, including quasi-governmental, self-regulated or private entities established to perform such functions.
“Intended Tax Treatment” has the meaning set forth in the Tax Matters Agreement.

“Intercompany Agreement” means a Contract between a member of the EIS Group or one of their respective Affiliates, on the one hand, and any member of the EMC Group or one of their respective Affiliates, on the other hand.
“Liability” or “Liabilities” means any debt, liability, commitment or obligation of any nature, whether pecuniary or not, asserted or unasserted, accrued or unaccrued, absolute or contingent, matured or unmatured, liquidated or unliquidated, determined or determinable or otherwise, incurred or consequential, known or unknown and whether due or to become due, including those arising under any Contract, Applicable Law or Order.
“Order” means any order, writ, judgment, decree, injunction, stipulation, settlement, award or consent order of or with any Governmental Authority.
“Person” means any individual, corporation, limited liability company, partnership, joint venture, trust, Governmental Authority or other legal entity.
“Record Date” means the close of business on the date to be determined by the EMC Board as the record date for determining stockholders of EMC entitled to receive shares of EIS International Common Stock pursuant to the Spin-Off, which date will be [•], 2022.
“Spin-Off Date” means the date on which the Spin-Off occurs, which date will be [•], 2022.
“Spin-Off Documents” means this Agreement and the Ancillary Agreements.
“Subsidiary” of any Person means (a) any corporation, limited liability company, joint venture, trust or other legal entity, an amount of the voting Equity Interests of which sufficient to elect at least fifty percent (50%) of the board of directors, board of managers or other governing body of such corporation, limited liability company, joint venture, trust or other legal entity that is owned or controlled, directly or indirectly, by such Person or one or more other Subsidiaries of such Person or a combination thereof, or (b) any partnership of which such Person or another Subsidiary of such Person is the general partner.
“Tax” or “Taxes” has the meaning set forth in the Tax Matters Agreement.
“Tax Matters Agreement” means the Tax Matters Agreement, dated as of [•], 2022 by and between EMC and EIS International.
“Transition Services Agreement” means the Transition Services Agreement, dated as of the date hereof, by and between EMC and EIS International.
1.2   Interpretation.  When a reference is made in this Agreement to an Article, a Section, a clause, a Schedule, that reference is to an Article, a Section or a clause of, or a Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. Whenever the singular is used herein, the same will include the plural, and whenever the plural is used herein, the same will include the singular, where appropriate. All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized term used in any Schedule but not otherwise defined therein will have the meaning given to such term in this Agreement. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. This Agreement is to be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted. References to any statute, listing rule, rule, standard, regulation or other Applicable Law will be deemed to include a reference to the corresponding rules and regulations, if any, and each of them as amended, modified, supplemented, consolidated, replaced or rewritten from time to time. References to any Applicable Law or section of Applicable Law, any statute, listing rule, rule, standard, regulation or other Applicable Law will be deemed to include any successor to Applicable Law or section of Applicable Law.

ARTICLE II
Spin-Off
2.1.   EIS International Share Increase.   Prior to the date hereof, each of EMC and EIS International have taken all actions necessary to increase, and EIS International has increased, the authorized shares of EIS International Common Stock to 250,000.000 of which [214,543.358] shares have been issued to EMC (the “Spin-Off Shares”).
2.2.   The Spin-Off.  Upon the terms and subject to the conditions of this Agreement, following and contingent upon the Restructuring Transactions, EMC will declare and effectuate the Spin-Off with an effectiveness as of the Effective Time. through a distribution of all of the Spin-Off Shares to EMC’s stockholders as of the Record Date in accordance with Section 2.3 below.
2.3.   Delivery of Spin-Off Shares.   Upon the consummation of the Spin-Off, in accordance with Applicable Law, EMC and EIS International shall effect the book-entry transfer in the books and records of EIS International by EMC of all of the Spin-Off Shares to and for the account of EMC’s stockholders as of the Record Date (the “Record Holders”) on a pro rata basis. In connection therewith, all of the Spin-Off Shares held by EMC as of immediately prior to the Effective Time will be distributed to all of the Record Holders in a manner determined by EMC.
ARTICLE III
Employee Matters
3.1.   Employee Matters.   As of the Spin-Off Date and except as otherwise contemplated in the Transition Services Agreement, EIS International shall terminate each of their and the EIS Group’s participation in, and withdraw from, any Benefit Plans sponsored by EMC (“EMC Benefit Plans”), and, as a result thereof, except as provided in the Transition Services Agreement, employees of EIS International and the EIS Group shall cease to participate in the EMC Benefit Plans as active participants thereunder immediately prior to the Spin-Off Date. EMC shall cooperate in such termination and withdrawal. Except with respect to a portion of the assets in the Elkay Manufacturing Company Retirement and Savings Plan that will be transferred to a new plan established by EIS International, no assets of the EMC Benefit Plans will be transferred to EIS International or the EIS Group as a result of the Spin-Off. Without limitation, EIS International shall be solely responsible for all Liabilities to the EMC Benefit Plans not previously covered by payment or contribution by EIS International to EMC or to such EMC Benefit Plans with respect to any current or former employee, independent contractor, or any other Person who primarily provides or provided services to of any member of the EIS Group on and prior to the date of the Spin-Off notwithstanding any status as an EMC Benefit Plan, including, without limitation, (i) amounts which are accrued but unpaid as of the Spin-Off Date with respect thereto, or (ii) employee or independent contractor claims of any kind. Except as provided in the Transition Services Agreement, EIS International acknowledges that it is solely responsible for providing continuation health coverage, as required under the Consolidated Omnibus Reconciliation Act of 1985, as amended (“COBRA”), for or in respect of any individual employed at any time by EIS International and the EIS Group participating in an EMC Benefit Plan subject to COBRA who incurred or incurs a “qualifying event” as defined in COBRA on, prior to, or after the Spin-Off Date, or that would be imposed on EMC in connection with the transactions contemplated by reason of this Agreement pursuant to Treas. Reg §54.4980B-9.

ARTICLE IV
Representations and Covenants
4.1.   Representations.
(a)   Each Party to this Agreement has full power and authority to execute and deliver this Agreement and the other Spin-Off Documents to which it is a party, and to consummate the Spin-Off. The execution and delivery of this Agreement and the other Spin-Off Documents to which it is a party and the consummation of the Spin-Off have been duly and validly authorized by such Party, and no other proceedings on the part of such Party or any other person are necessary to authorize the execution and delivery by such Party of this Agreement and the other Spin-Off Documents to which it is a party or the consummation of the Spin-Off.
(b)   This Agreement has been duly and validly executed and delivered by the Parties hereto, and (assuming the valid execution and delivery of this Agreement by the other Parties hereto and thereto) constitutes the legal, valid and binding agreement of such Party enforceable against it in accordance with its terms, except as such obligations and their enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforcement of creditors’ rights generally, (ii) by general principles of equity, or (iii) the power of a court to deny enforcement of remedies based on public policy.
4.2.   Litigation Matters.   Each Party hereto will use their commercially reasonable efforts to aid the other Party hereto in the defense of any third-party Action (other than, for the avoidance of doubt, any action relating to the Merger Agreement or any of its Related Agreements) relating to the EIS Business (in the case of the EIS Group), or the Plumbing Business (in the case of the EMC Group), make available during normal business hours, but without unreasonably disrupting their respective businesses, and personnel and shall furnish, and shall cause to be furnished, all records in their possession, custody and/or control, solely to the extent not otherwise available to such Party and reasonably available to such Party being requested, relating to the EIS Business or the Plumbing Business, as applicable, as advised by counsel to such Party is reasonably necessary to permit the effective defense or investigation of such Action, provide however, that neither Party shall be required to provide access to, disclose information to or assist or cooperate with the other Party, in each case if such access, disclosure, assistance or cooperation (i) would, as reasonably determined based on the advice of outside counsel, jeopardize any attorney-client privilege with respect to such information, or (ii) would contravene any Applicable Law or Contract to which the applicable party is a subject or bound; provided that each Party shall, and each shall cause its Subsidiaries to, use reasonable best efforts to make appropriate substitute disclosure arrangements under circumstances in which such restrictions apply (including redacting such information (A) to remove references concerning valuation, (B) as necessary to comply with any Contract in effect on the date hereof or after the date hereof, and (C) as necessary to address reasonable attorney-client, work-product or other privilege or confidentiality concerns) and to provide such information as to the applicable matter as can be conveyed. Any information disclosed pursuant to this Section 4.2 shall be governed by Section 4.7.
4.3.   Other Cooperation.  EMC and EIS International will comply fully with all notification, reporting and other requirements under any Applicable Law or Order related to the Spin-Off. EMC and EIS International will use their commercially reasonable efforts to obtain, as soon as practicable, the authorizations that may be or become necessary for the performance of their respective obligations under this Agreement and the consummation of the Spin-Off and will cooperate fully with each other in promptly seeking to obtain such authorizations. Where the cooperation of third parties such as insurers or trustees would be necessary in order for a Party hereto to completely fulfill its obligations under this Agreement, such Party will use commercially reasonable efforts to cause such third parties to provide such cooperation, except that no Party hereto will be required to make any material expenditure in connection therewith.
4.4.   Non-Solicitation.   Except for those Persons set forth on Schedule 4.4, after the Spin-Off Date until the second (2nd) anniversary thereof, neither EIS International nor EMC shall, through its Affiliates or employment agencies acting on its behalf, solicit, recruit or hire any Persons who are employed by EMC or EIS International, respectively, without EMC or EIS International’s consent. Notwithstanding the foregoing, this prohibition does not apply to (i) general solicitations not targeted at the other Party’s employees and the soliciting, recruiting or hiring therefrom, (ii) any such persons previously terminated by the other Party and (iii) any such persons who contact the other Party on their own initiative.
4.5.   Non-Competition.   After the Spin-Off Date until the fourth (4th) anniversary thereof, neither EIS International nor any of its Subsidiaries shall directly or indirectly compete with the Business (as such term is defined in the Merger Agreement) which, for the avoidance of doubt, shall exclude the EIS Business including the “Commercial Systems” business as currently conducted by EIS; provided, that this Section 4.5 shall not (a) apply to any Person or any of its Affiliates that acquires EIS International or its assets (except with respect to EIS International itself and its Subsidiaries as of the date hereof and their respective assets, including any Confidential Information, as of the date hereof); and (b) preclude EIS International and its Subsidiaries from acquiring any business that competes with the Business, so long as the revenues of such acquired business derived from the portion of such business that directly or indirectly competes with the Business (as such term is defined in the Merger Agreement) do not exceed 10% of the total revenue of such acquired business.
4.6.   Certain Insurance Matters.  With respect to any Damages suffered by the EIS Group after the Spin-Off Date relating to, resulting from or arising out of the EIS Business prior to the Spin-Off Date for which a member of the EMC Group would be entitled to assert, or cause any other Person to assert, a claim for recovery under any policy of insurance maintained by EMC or for the benefit of the EMC Group or, with respect to time periods prior to the Spin-Off Date, the EIS Group in respect of the EIS Business, any product or service of EIS Business or any EIS Group employee, at the request of EIS International, EMC will use its commercially reasonable efforts to assert and administer, or to assist EIS International or any of its subsidiaries to assert and administer, one or more claims under such policy of insurance covering such Damage if EIS International or any of its subsidiaries is not itself entitled to assert such claim, and any recovery in respect thereof will be paid to the Party suffering such Damages; provided, however, that all of EMC’s costs and expenses incurred in connection with the foregoing, including retroactive or other premium matters, or any required deductible or retention amount, shall be paid directly by EIS International. Notwithstanding the foregoing, EMC will have the sole right to administer all such claims in any manner and take any actions as it deems fit. Following the Spin-Off Date, the EIS Group shall cease to be insured under any policy of insurance maintained by EMC or for the benefit of the EMC Group, and shall be required to replace such insurance coverage. Nothing in this Section 4.5 will affect or modify or be deemed to affect or modify in any way any Parties’ obligations under Article V of this Agreement.
4.7.   Intercompany Agreements.   All Intercompany Agreements shall be terminated as of the Effective Time, except those Intercompany Agreements set forth on Schedule 4.6 hereof.
4.8.   Confidentiality.  Each of EMC and EIS International, on behalf of itself and its subsidiaries on and after the Spin-Off Date, and it and its subsidiaries’ directors, officers, employees, agents, and advisors (“Representatives”), expressly acknowledges and agrees that the records, books, data and other confidential information concerning the financial status, products, accounts, client development (including customer and prospect lists), sales activities and procedures, promotional and marketing techniques, plans and strategies, financing, research, development, technology, trade secrets, know-how, software, intellectual property and expansion plans and credit and financial data concerning customers and suppliers and other information involving the other Party and known or obtained by EMC or EIS International, respectively, through the past affiliation prior to the Spin-Off are considered to be confidential and are valuable, special and unique assets of EIS International or EMC, respectively, or its subsidiaries, and are essential to preserve the goodwill and going business value of EIS International and EMC, respectively. Each of EMC and EIS International, further agrees that all knowledge and information of the other Party described in the preceding sentence that is confidential, proprietary and/or not in the public domain shall be considered confidential information of the other Party (as applicable, the “Confidential Information”). In recognition of the foregoing, each Party hereby agrees that it will not, and shall cause its Representatives not to: (x) disclose, or cause to be disclosed, any of the Confidential Information to any person or entity for any reason or purpose whatsoever, except and to the extent such disclosure is required by Applicable Law (including, in the case of EMC following the Closing, any disclosure requirements of the SEC or stock exchange on which the securities of EMC or its Affiliates disclosing such information is listed or quoted) or Order (provided, that such Party shall, (i) to extent reasonably possible and legally permissible, give the other Party prompt notice of such required disclosure prior to disclosure; (ii) cooperate with the other Party in the event that it elects to contest such disclosure in its entirety or a portion thereof or seek a protective order with respect thereto; and (iii) in any event only disclose the Confidential Information, or portion thereof, specifically required (after giving effect to any order obtained pursuant to clause (ii) above); or (y) make use of any of the other Party’s Confidential Information for such Party or Representatives’ own benefit or the benefit of any person or entity under any circumstances, except to the extent otherwise permitted hereunder or to comply with Applicable Law or Order. Notwithstanding anything in this Agreement to the contrary, (i) the Tax Matters Agreement shall govern the retention of Tax-related records and the exchange of Tax-related information. For the avoidance of doubt, this Section 4.8 shall be binding on any of EIS International’s successors and assignees, or any Person or any of its Affiliates that acquires EIS International or its assets.
4.9.   D&O Insurance.  At its option, to be made on or prior to the Closing, EMC will (i) maintain in effect for a period of six years after the Spin-Off Date, if available, the policies of directors’ and officers’ liability insurance maintained by EMC with respect to directors and officers of EIS International and its subsidiaries as of the signing of the Merger Agreement (provided that EMC may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous to the directors and officers of EIS International and its subsidiaries as of the signing of the Merger Agreement) or (ii) obtain as of the Spin-Off Date “tail” insurance policies with a claims period of six years from the Spin-Off Date with at least the same coverage and amounts and containing terms and conditions which are no less advantageous to the directors and officers of EIS International and its subsidiaries as those policies in place as of the signing of the Merger Agreement, in each case, with respect to claims arising out of or relating to events which occurred before or at the Spin-Off Date; provided, however, that in no event will EMC be required to expend an annual premium for such coverage in excess of 125% of the last annual premium paid by it for such insurance prior to the date of this Agreement (the “Maximum Premium”). If such insurance coverage can only be obtained at an annual premium in excess of the Maximum Premium, EMC will obtain that amount of directors’ and officers’ insurance (or “tail” coverage) obtainable at the actual amount of the annual premium. All costs and expenses of such directors’ and officers’ liability insurance shall be borne by EIS International.
4.10.   EIS Virginia Lease.   EIS will use its commercially reasonable efforts to procure that EMC is released from that certain guaranty provided by EMC in respect of the EIS Virginia Lease (the “Virginia Lease Guaranty”), including, if requested, providing a substitute guaranty from EIS to the landlord under the EIS Virginia Lease on the same terms and conditions as the existing Virginia Lease Guaranty and, in any event, will indemnify EMC pursuant to the terms of this Agreement for any Damages suffered by EMC as a result of or in connection with the Virginia Lease Guaranty.
4.11.   Wrong Pockets.
(a)   If, following the Effective Time, any member of the EIS Group or the EMC Group identifies an asset that should have been (but was not) transferred to the EMC Group in connection with the Restructuring Transactions because such asset is primarily or exclusive related to the Plumbing Business, then such Party shall notify the other Party in writing and, following such notice, each of EIS International and EMC shall cooperate and work together in good faith to ensure that, as promptly as reasonably practicable, such asset is transferred to the appropriate member of the EMC Group.
(b)   If, following the Effective Time, any member of the EIS Group or the EMC Group identifies any liability that should have been retained, transferred to or assumed by the EIS Group in connection with the Restructuring Transactions because such liability arises from or relates primarily or exclusively to the EIS Business, then such Party shall notify the other Party in writing and, following such notice, the Parties shall cooperate and work together in good faith to ensure that, as promptly as reasonably practicable, such liability is transferred to and assumed by the appropriate member of the EIS Group.
(c)   Notwithstanding anything to the contrary contained in this Agreement, if EIS International and EMC do not agree as to whether an asset identified in accordance with Section 4.10(a) or Section 4.10(b) relates primarily or exclusively to the Plumbing Business, then such disagreement shall be resolved by dispute resolution pursuant to Sections 6.8 and 6.9 and, unless and until such disagreement is fully and finally resolved neither Section 4.10(a) nor Section 4.10(b) shall apply.
4.12.   Minimum Liquidity.    After the Spin-Off Date until the second (2nd) anniversary of the Closing Date (as defined in the Merger Agreement), EIS International shall at all times maintain at least

$5,000,000 in liquid assets comprised of marketable securities, cash or cash equivalents (excluding retirement accounts and personal and corporate lines of credit), each as reasonably determined by EMC. If EIS International or any of its successors or assignees consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, then proper provision shall be made so that the successors and assignees of EIS International assume the obligations of EIS International set forth in this Section 4.12.
4.13.   Release.    Effective as of the Spin-Off Date, except for any rights or obligations expressly set forth in this Agreement, the other Spin-Off Documents, as applicable and the Merger Agreement, EIS International, on behalf of itself, each of its stockholders and each of its and their Affiliates (collectively, the “EIS Releasing Parties”), hereby irrevocably and unconditionally (i) releases and forever discharges EMC, its Affiliates and each of their respective current and former officers, directors, employees, limited and general partners, members, advisors, successors, permitted assigns, estates, heirs, executors and administrators (collectively, the “EMC Released Parties”) of and from any and all Actions, executions, judgments, duties, debts, dues, accounts, bonds, Contracts and covenants (whether express or implied), and demands whatsoever, whether known or unknown, whether liquidated or unliquidated, whether actual or contingent, whether at law or in equity, whether in Contract, tort, statute or otherwise, which the EIS Releasing Parties have or may have against any of the EMC Released Parties, previously, now or in the future, in each case, in respect of any actual or alleged fact, circumstance, action or omission occurring or arising on or prior to the Spin-Off Date (the foregoing, collectively, “EIS Released Claims”) and (ii) covenants and agrees that it shall not bring, initiate or support, directly or indirectly, any EIS Released Claim; provided that the foregoing shall not release any Person for any acts of fraud or any illegal conduct.
ARTICLE V
Indemnification
5.1   Indemnity by EMC.  Following the Spin-Off Date, EMC will, on behalf of its successors and assigns, indemnify, defend and hold EIS International, its Subsidiaries, its and their Representatives and each of their respective successors and assigns harmless from and against and will promptly defend such parties from and reimburse such parties for, any and all losses, damages, costs, expenses, Liabilities, obligations and claims of any kind, including attorneys’ fees and other costs and expenses (“Damages”) which such parties may directly or indirectly at any time suffer or incur or become subject to, as a result or arising out of or in connection with (a) the failure by EMC to perform any covenant to be performed by it or a member of the EMC Group under this Agreement in whole or in part after the Closing, and (b) the conduct of any business of the EMC Group (other than, for the avoidance of doubt, the EIS Business), including any indemnity or Liability thereof or any amount due or to become due in respect of the foregoing.
5.2   Indemnity by EIS International.  Following the Spin-Off Date, EIS International will, on behalf of its successors and assigns, indemnify, defend and hold EMC, its Subsidiaries, its and their Representatives and each of their respective successor and assigns (“EMC Indemnified Parties”) harmless from and against, and will promptly defend such parties from and reimburse such parties for, any and all Damages which such parties may directly or indirectly at any time suffer or incur or become subject to, as a result or arising out of or in connection with (a) the Spin-Off Transactions, (b) the Transferred Assets and Assumed Liabilities (as such terms are defined in the Asset Transfer Agreements) (c) any breach by EIS International of any representation in this Agreement or any Ancillary Agreement, (d) the failure by EIS International to perform any covenant to be performed by it or a member of the EIS Group under this Agreement or any Ancillary Agreement in whole or in part on or after the date hereof, (e) the operation, management or condition of, or any event, matter or circumstance that occurs, exists, or relates to the ownership or operation of, the EIS Business, whether arising before or after the Spin-Off Date and (f) any misrepresentation or breach of warranty or Contract made by EMC or any other member of the EMC Group contained in any Contract with respect to the EIS Business. For the avoidance of doubt, following the Spin-Off, no EMC Indemnified Party will be liable for, and EIS International will indemnify, defend and fully protect each EMC Indemnified Party from and against any action or failure to take action by EIS International, any other member of the EIS Group or any of their respective directors, officers, employees, agents or Representatives in their capacities as such whether prior to or on the Spin-Off Date, including any transaction based in whole or in part on the Spin-Off. If EIS International or any of its successors or assignees consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, then proper provision shall be made so that the successors and assignees of EIS International assume the obligations of EIS International set forth in this Section 5.2.
5.3   Indemnification for Taxes.   Damages relating to or arising out of Taxes shall be governed by the Tax Matters Agreement. EMC and EIS International agree that, for United States federal income tax purposes, any payment made pursuant to this Section 5 will be treated as provided under Section 11(b) of the Tax Matters Agreement.
5.4   Right of Party to Indemnification.  Each Party entitled to indemnification hereunder will be entitled to indemnification for losses sustained in accordance with the provisions of this Article V regardless of any Applicable Law or public policy that would limit or impair the right of the Party to recover indemnification under the circumstances.
5.5   Indemnification Procedures.
(a)   A Party seeking indemnification under this Article V for a third-party claim (the “Indemnified Party”) must notify the Party from whom such indemnity is sought (the “Indemnifying Party”) in writing of any claim, demand, action or proceeding for which indemnification will be sought; provided, however, that the failure to so notify will not impact the Indemnified Party’s right to indemnification hereunder except to the extent that such failure to notify actually and materially prejudices, or prevents the Indemnifying Party’s ability to defend such claim, demand, action or proceeding. At the Indemnified Party’s request, the Indemnifying Party shall assume the defense thereof using counsel reasonably acceptable to the Indemnified Party, provided that the Indemnified Party may, at the cost and expense of the Indemnifying Party, at any time prior to the delivery by the Indemnifying Party of the notice referred to in this Section 5.5, file any motion, answer or other pleadings or take any other action that the Indemnified Party reasonably believes to be necessary, appropriate or desirable to protect its interests. The Indemnifying Party shall not settle any claim, demand, action or proceeding without the prior written consent of the Indemnified Party, in its sole discretion. The Indemnified Party shall have the right but not the obligation (i) to participate, at its own expense, with respect to any claim, demand, action or proceeding that is being defended by the Indemnifying Party and (ii) to assume the defense of any claim, demand, action or proceeding at the cost and expense of the Indemnifying Party if the Indemnifying Party fails or ceases to defend the same. In connection with any such claim, demand, action or proceeding the Parties will cooperate with each other and provide each other with access to relevant books and records in their possession.
(b)   Upon discovery of a claim for which an Indemnifying Party has an indemnification obligation under Section 5.1 or Section 5.2 which does not involve a claim by a third party against the Indemnified Party, the Indemnified Party shall give prompt notice to the Indemnifying Party of such claim and, in any case, shall give the Indemnifying Party such notice within thirty (30) days of such discovery. A failure by the Indemnified Party to timely give the foregoing notice to the Indemnifying Party shall not excuse the Indemnifying Party from any indemnification liability except to the extent that the Indemnifying Party is materially and adversely prejudiced by such failure.
ARTICLE VI
Miscellaneous
6.1   Survival.  The agreements contained herein that by their terms apply or are to be performed in whole or in part after the Spin-Off Date will survive in accordance with their terms, or if no term is specified, indefinitely.
6.2   Amendment.  Subject to the terms of the Merger Agreement, the terms of this Agreement may be amended, and the terms hereof may be waived, only by a written instrument signed by each of the Parties or, in the case of a waiver, by the Party waiving compliance.
6.3   Waiver of Compliance.  No delay on the part of any Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

6.4   Notices.  All notices required or permitted pursuant to this Agreement must be in writing and will be deemed to be properly given when actually received by the Person entitled to receive the notice at the address stated below, or at such other address as a Party may provide by notice to the other:
If to EMC:
1333 Butterfield Road
Suite 200
Downers Grove, IL 60515
Attn:  CEO
       General Counsel
If to EIS International:
[                 ]
[                 ]
[                 ]
Any Party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, telecopy, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended. Any Party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other Party to this Agreement notice in the manner herein set forth.
6.5   Third Party Beneficiaries.  Except for the immediately following sentence, this Agreement is for the sole benefit of the Parties and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. From and after the Closing, Zebra shall be an express third party beneficiary of this Agreement.
6.6   Assignment.  This Agreement and all of the provisions hereof will be binding on and inure to the benefit of the Parties and their respective successors and assigns. Neither Party may assign, transfer or in any manner convey all or any part of its rights or obligations under this Agreement to any other Person, without the prior written consent of the other Party; provided that, EMC may assign this Agreement to any of its Affiliates, and either Party may assign this Agreement to any subsequent direct or indirect acquirer of such Party, subject, in the case of EIS International, to such party expressly agreeing to the obligations set forth in Section 4.11 and Article V hereof. Any attempted assignment of this Agreement or of a Party’s rights or obligations under this Agreement in violation of this Section 6.6 shall be null and void.
6.7   Severability.  If any provision of this Agreement is declared invalid, illegal or unenforceable, (a) all other provisions of this Agreement will remain in full force and effect, and (b) the Parties shall negotiate in good faith to amend or modify this Agreement to replace such invalid, illegal or unenforceable provision with a valid, legal, and enforceable provision giving effect to the Parties’ intent to the maximum extent permitted by Applicable Law.
6.8   Applicable Law.    This Agreement, and all claims or causes of action that are based on, arise out of or relate to this Agreement, will be governed by and construed in accordance with the Applicable Laws of the State of Delaware without regard to its conflicts of law rules and any other Applicable Law that would cause the application of Applicable Law (including the statute of limitations) of any jurisdiction other than the State of Delaware.
6.9   Jurisdiction, Service and Venue.    Each Party agrees: (a) to submit to the exclusive jurisdiction of the Delaware Court of Chancery in and for New Castle County, and should such Delaware Court of Chancery decline or not exercise jurisdiction, any Delaware State court sitting in New Castle County, unless the federal courts have exclusive jurisdiction, in which case the federal courts located in New Castle County in the State of Delaware (such courts, including appellate courts therefrom, the “Specified Courts”) for any Action arising out of or relating to this Agreement or the Spin-Off, (b) to commence any Action arising out of or relating to this Agreement or the Spin-Off only in the Specified Courts, (c) that service of any process, summons, notice or document by U.S. registered mail to the address of such Party set forth in Section 6.4 will be effective service of process for any Action brought against such Party in any of the Specified Courts, (d) to waive any objection to the laying of venue of any Action arising out of or relating to this Agreement or the Spin-Off in the Specified Courts, and (e) to waive and not to plead or claim that any such Action brought in any of the Specified Courts has been brought in an inconvenient forum.
6.10   Waiver of Jury Trial.    EACH PARTY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE SPIN-OFF. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.10.
6.11   Equitable Relief.    The Parties agree that irreparable damage, for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the Parties fail to take any action required of them hereunder to consummate the Spin-Off. It is accordingly agreed that, (a) the Parties will be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific performance and other equitable relief is an integral part of the Spin-Off and without that right, neither the EIS International nor EMC would have entered into this Agreement. The Parties agree not to assert that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to Applicable Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the Parties otherwise have an adequate remedy under Applicable Law. The Parties acknowledge and agree that any Party pursuing an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 6.11 will not be required to provide any bond or other security in connection with any such Order. Except as otherwise provide in this Agreement, the remedies available to the Parties pursuant to this Section 6.11 will be in addition to any other remedy to which they were entitled at law or in equity, and the election to pursue an injunction or specific performance will not restrict, impair or otherwise limit any Party from seeking the payment of any Liabilities, losses, damages, costs or expenses related to any breach of this Agreement.
6.12   Further Assurances.    On and after the Effective Time, upon the request of any Party, the other Parties shall execute and deliver such assignments and other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of the Spin-Off.
6.13   Counterparts.  This Agreement may be executed in counterparts (including using any electronic signature covered by the United States ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable Law, e.g., www.docusign.com), and such counterparts may be delivered in electronic format, including by facsimile, email or other transmission method. Such delivery of counterparts shall be conclusive evidence of the intent to be bound hereby and each such counterpart, including those delivered in electronic format, and copies produced therefrom shall have the same effect as an originally signed counterpart. To the extent applicable, the foregoing constitutes the election of the Parties to invoke any Applicable Law authorizing electronic signatures. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement, shall be disregarded in determining a Party’s intent or the effectiveness of such signature. No Party shall raise the use of the delivery of signatures to this Agreement in electronic format as a defense to the formation of a Contract and each such Party forever waives any such defense.
6.14   Entire Agreement.  This Agreement, the Merger Agreement and its Related Agreements to which the Parties hereto are a party, and each of the other Spin-Off Documents constitute the entire agreements among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties hereto, or any of them, written or oral, with respect to the subject matter hereof and the Parties hereto expressly disclaim reliance on any such prior understandings, agreements or representations to the extent not embodied in this Agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.
ELKAY MANUFACTURING COMPANY
By:
Name:
Title:
ELKAY INTERIOR SYSTEMS INTERNATIONAL, INC.
By:
Name:
Title:

Schedule A
EIS Group
1.
Elkay Interior Systems Hong Kong, Limited, a Hong Kong limited company.

2.
Elkay (Guangzhou) Interior Systems Co., Ltd., a Hong Kong limited company.

3.
Digney Holding, Inc., a Delaware corporation.

4.
Digney York Associates, LLC, a Delaware limited liability company.

5.
Digney York GP, Inc., a California corporation.

6.
Digney York Associates — California, LP, a California limited partnership.

7.
Elkay Asia, Inc., a Barbados corporation.

8.
Elkay (China) Kitchen Solutions Co., Ltd., a China limited company.

9.
Elkay (Shanghai) Corporate Management Consulting Company Limited, a limited liability company under the People’s Republic of China.

10.
Elkay Interior Systems Global, GmbH, an Austrian limited company.

11.
Elkay Interior Systems Brazil LTDA, a Brazilian limited liability company.

12.
Elkay Interior Systems Europe GmbH, an Austrian limited company.

13.
Designed2work GmbH, an Austrian limited company.

14.
Elkay Interior Systems, Inc., a Wisconsin corporation.

15.
Elkay Interior Systems, Latin America, S.de R.L. de C.V., a variable capital Mexican limited liability company.

Schedule B
EMC Group
1.
Elkay Plumbing Products Company, a Delaware corporation

2.
Elkay Sales, Inc., an Illinois corporation

3.
Elkay Mexico, Ltd., an Illinois corporation

4.
ByElkay.com Sales, Inc., an Illinois corporation

5.
Elkay Middle East Sales DMCC, a United Arab Emirates company

6.
Elkay Asia Pacific Sales PTE. LTD., a Singapore private company limited by shares

7.
Elkay Smartwell, LLC, an Illinois limited liability company

8.
E.B Tecnica Mexicana S.A. de C.V., a variable capital Mexican corporation

9.
Grupo Bernox S.A.de C.V. a variable capital Mexican corporation

10.
Immobiliaria Vertemi S.A. de C.V., a variable capital Mexican corporation

11.
E.B. Tecnica de El Salvador S.A. de CV, an El Salvador company

12.
E.B. Tecnica de Guatemala S.A., a Guatemalan company

Schedule 4.6
Intercompany Agreements
1.
Amended and Restated Services Agreement, effective as of February 5, 2022, by and between the Company and Elkay (Shanghai) Corporate Management Consulting Co., Ltd., as amended

2.
Amended and Restated Services Agreement, effective as of February 5, 2022, by and between the Company and Elkay (China) Kitchen Solutions Co., Ltd., as amended

ASSET TRANSFER AGREEMENT
This Asset Transfer Agreement (this “Agreement”), dated as of    , 2022 (the “Effective Date”), is entered into by and among Elkay Sales, Inc., an Illinois corporation (“ESI”) and Elkay Plumbing Products Company, a Delaware corporation (“EPPC” and together with ESI, individually, a “Transferor”, and together, “Transferors”), on the one hand, and Elkay Interior Systems, Inc., a Wisconsin corporation (“Transferee”), on the other hand. Transferors and Transferee are sometimes referred to in this Agreement individually as a “Party” and collectively as the “Parties.” Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Spin-Off Agreement (as defined below).
RECITALS
WHEREAS, on February 12, 2022, Elkay Manufacturing Company, a Delaware corporation and direct and/or indirect parent of the Transferors and the Transferee (“EMC”), Zurn Water Solutions Corporation, a Delaware corporation (“Zebra”), Zebra Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and Elkay Interior Systems International, Inc., a Delaware corporation (“EIS International”), as representative of the stockholders of EMC entered into that certain Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, upon the terms and subject to the conditions set forth in therein, Merger Sub will merge with and into EMC, the separate existence of Merger Sub shall cease, and EMC shall continue as the surviving corporation and an indirect wholly-owned subsidiary of Zebra (collectively with the other transactions contemplated by the Merger Agreement, the “Potential Transactions”);
WHEREAS, EMC has progressed to its current legal and operational structure through a series of acquisitions and the operation of its business with two primary divisions, the Plumbing Division, which includes manufacture, sourcing, distribution and sale of water delivery solutions, which includes water fountains, bottle filling stations and water dispensers, as well as non-residential and residential sinks, faucets and accessories (the “Plumbing Business”) and the Interior Systems Division, which includes the manufacture and supply of seating and décor products to customers in various industries, the acting as a general contractor, subcontractor or furniture, fixtures and equipment supplier with respect to the renovation of hotel interiors and similarly structured properties and the manufacture and supply of various stainless steel products for global customers in the restaurant industry (the “EIS Business”); provided that for purposes of this Agreement, the EIS Business shall be excluded from the definition of “Plumbing Business,” and the Plumbing Business shall be excluded from the definition of “EIS Business.”
WHEREAS, the Plumbing Business and the EIS Business have disparate customer bases, suppliers, strategic focuses and corporate support needs;
WHEREAS, as an inducement to the willingness of Zebra to execute the Merger Agreement, Zebra required the consummation of the carve-out and spin-off of the EIS Business pursuant to the Spin-Off Documents, each of which is has been or is being entered into on or prior to the date hereof prior to, and as a condition of, the closing of the Potential Transactions, and each of (a) the EMC Board and (b) the Board of Directors (the “EIS Board”) of EIS International has determined it to be in the best interests of EMC and EIS International, respectively, to proceed with such carve-out and spin-off pursuant to the terms contemplated in the Spin-Off Documents;
WHEREAS, the Plumbing Business and the EIS Business currently operate under a shared-services model with EMC providing corporate support services to each of the Plumbing Business and the EIS Business;
WHEREAS, in contemplation of the Potential Transactions and in an effort to maximize the operational efficiency of each of the EIS Business and the Plumbing Business, the EMC Board has tasked EMC with preparing each division to operate as a standalone company to facilitate an eventual spin-off of the EIS Business, which shall occur through a pro rata dividend distribution of the shares of EIS International held by EMC to the holders of the EMC common stock as of the record date (the “Spin-Off”), following which EIS International will no longer be a subsidiary of EMC and will be the parent entity of the EIS Business;
WHEREAS, the EMC Board and the EIS Board have unanimously (a) determined that this Agreement, the other Spin-Off Documents and the transactions contemplated thereby, including the Spin-Off and the

Restructuring Transactions (collectively, the “Spin-Off Transactions”), are fair to and in the best interests of EMC and its stockholders and EIS and its stockholders, as applicable, and (b) approved and declared advisable this Agreement, the other Spin-Off Documents and the Spin-Off Transactions;
WHEREAS, the EMC Board and the EIS Board were each presented with and approved an internal plan of reorganization and the Elkay Manufacturing Company Restructuring provided by KPMG (together, the “Plan of Reorganization”) to effectuate the Spin-Off Transactions as well the entry into this Agreement, which included the transfer of certain assets held by Transferors to Transferee; and
WHEREAS, pursuant to such approvals and in furtherance of the Spin-Off, Transferors desires to assign, transfer, convey and/or deliver to Transferee, and Transferee wishes to acquire and assume from Transferors the Transferred Assets and Assumed Liabilities (as hereinafter defined), on the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
ARTICLE I
DEFINITIONS; INTERPRETATION
Section 1.1   Definitions.    For purposes of this Agreement, the following terms shall have the respective meanings set forth below:
“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, controls, is under common control with, or is controlled by such specified Person. The term “control” (including its correlative meanings “under common control with” and “controlled by”) as used in the preceding sentence means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of securities or partnership or other interests, by Contract or otherwise. For the avoidance of doubt, and for purposes of this Agreement, Transferee shall not be deemed to be an Affiliate of any Transferor on and after the Effective Date.
“Agreement” has the meaning set forth in the preamble.
“Applicable Law” means any law (including common law), statute, standard, resolution, regulation or promulgation, ordinance, rule, code, constitution, treaty, requirement or rule of law enacted, promulgated, issued, released or imposed by any Governmental Authority, or any Order, or any license, franchise, permit or similar right granted under any of the foregoing, or any similar provision or duty or obligation having the force or effect of law.
“Business Trademarks” means the Trademarks owned or purported to be owned by Transferee and used primarily by or primarily in the operation or conduct of the EIS Business and as set forth on Schedule 2.1(a)(i).
“Business Patents” means the Patents owned or purported to be owned by the Transferee and used primarily by or primarily in the operation or conduct of the EIS Business and as set forth on Schedule 2.1(a)(i).
“Closing” has the meaning set forth in ARTICLE III(a).
“Closing Date” has the meaning set forth in ARTICLE III(a).
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Contract” means any contract, agreement, lease, license, indenture, mortgage, note, bond, guaranty or other legally binding commitment, arrangement or understanding, whether written or oral, and any ancillary documents related thereto, such as purchase orders, sales orders, subscription agreements, statements of work, and amendments or addendums thereto.
“EIS Business” has the meaning set forth in the Recitals.
“EMC” has the meaning set forth in the Recitals.

“Business Employee” means each natural person employed by Transferor and dedicated primarily to the EIS Business (including any such Person who is absent from employment due to illness, vacation, injury, military service or other authorized absence (including an employee who is “disabled” within the meaning of the short-term disability plan currently in place for the applicable employer or who is on approved leave under the Family and Medical Leave Act of 1993)), including the natural persons employed by Transferor and dedicated primarily to the EIS Business immediately prior to or as of the date set forth across such Person’s name on Schedule 2.1(a)(ii).
“Governmental Authority” means any federal, state, provincial, local, foreign or supra-national government or other political subdivision thereof, or any multinational organization or authority, or any entity, body, authority, agency, commission, court, tribunal or judicial body entitled to exercise executive, legislative, judicial, regulatory, arbitral, police or administrative law functions or power, including quasi-governmental, self-regulated or private entities established to perform such functions.
“Inactive Employee” has the meaning set forth in Section 5.1(b).
“Liability” means any debt, liability, commitment or obligation of any nature, whether pecuniary or not, asserted or unasserted, accrued or unaccrued, absolute or contingent, matured or unmatured, liquidated or unliquidated, determined or determinable or otherwise, incurred or consequential, known or unknown and whether due or to become due, including those arising under any Transferred Assets, Transferred Contract, Applicable Law or Order.
“Order” means any order, writ, judgment, decree, injunction, stipulation, settlement, award or consent order of or with any Governmental Authority.
“Party” or “Parties” has the meaning set forth in the Preamble.
“Patents” means all United States and foreign patents (including continuations, continuations-in-part, reissues and re-examinations thereof) and patent applications.
“Person” means any individual, corporation, limited liability company, partnership, joint venture, trust, Governmental Authority or other legal entity.
“Spin-Off Agreement” means the Spin-Off Agreement, dated as of [•], 2022, by and between EMC and EIS International.
“Tax Matters Agreement” means the Tax Matters Agreement entered into as of [•], 2022 by and between EMC and EIS International.
“Tax” or “Taxes” has the meaning set forth in the Tax Matters Agreement.
“Trademarks” mean trademarks, trade names, service marks, trade dress, product names, assumed and fictitious names, brands, logos, Internet domain names, other similar designations of source or original and general intangibles of like nature, any and all common law rights thereto, and registrations and applications for registration thereof (including intent-to-use applications), all rights therein provided by Applicable Law, and all reissues, extensions and renewals of any of the foregoing together with the goodwill symbolized by or associated with any of the foregoing.
“Transferee” has the meaning set forth in the Preamble.
“Transferor” and “Transferors” have the meaning set forth in the Preamble.
“Transferred Assets” has the meaning set forth in Section 2.1(a).
“Transferred Contracts” has the meaning set forth in Section 2.1(a)(iii).
“Transferred Employees” have the meaning set forth in Section 2.1(a)(ii).
“Transition Services Agreement” means the Transition Services Agreement, dated as of [•], 2022, by and between EMC and Elkay Interior Systems International, Inc.
Section 1.2   Interpretation.    When a reference is made in this Agreement to an Article, a Section, a clause, a Schedule, that reference is to an Article, a Section or a clause of, or a Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. Whenever the singular is used herein, the same will include the plural, and whenever the plural is used herein, the same will include the singular, where appropriate. All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized term used in any Schedule but not otherwise defined therein will have the meaning given to such term in this Agreement. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. This Agreement is to be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted. References to any statute, listing rule, rule, standard, regulation or other Applicable Law will be deemed to include a reference to the corresponding rules and regulations, if any, and each of them as amended, modified, supplemented, consolidated, replaced or rewritten from time to time. References to any Applicable Law or section of Applicable Law, any statute, listing rule, rule, standard, regulation or other Applicable Law will be deemed to include any successor to Applicable Law or section of Applicable Law. References to “$” or “dollars” are references to United States dollars.
ARTICLE II
SALE AND PURCHASE
Section 2.1   Sale and Purchase.
(a)    Upon the terms and subject to the conditions of this Agreement, Transferors hereby sell, assign, convey, transfer and deliver to Transferee, and Transferee hereby purchases from Transferors and accepts and assumes from Transferors, all of Transferors’ rights, title and interests in and to all of the following assets, properties, rights and claims of Transferors, which in each case relate primarily to the EIS Business (such assets, properties, and rights are collectively referred to in this Agreement as the “Transferred Assets”):
(i)   the Business Trademarks and Business Patents set forth on Schedule 2.1(a)(i);
(ii)   the Business Employees identified on Schedule 2.1(a)(ii) (such transferred Business Employees, the “Transferred Employees”);
(iii)   the Contracts exclusively related to, or exclusively used or exclusively held for use in, the EIS Business, including those Contracts set forth on Schedule 2.1(a)(iii) (the “Transferred Contracts”);
(iv)   the tangible personal property and intangible property exclusively related to, or exclusively used or exclusively held for use in, the EIS Business, including that tangible personal property and intangible property identified on Schedule 2.1(a)(iv);
(v)   the accounts receivable and other amounts payable to Transferor in connection with the EIS Business as of the Closing Date; provided, that for the avoidance of doubt, no such amounts are included in Current Assets or Current Liabilities (as each such term is defined in the Merger Agreement); and
(vi)   all inventory contained in the facilities located at 3200 E. Trent Avenue, Building #1 Suite B, Spokane, WA 99202 and 421 N. Freya, Spokane, WA 99202.
Section 2.2   Assumption and Exclusion of Liabilities.
(a)   Transferee hereby assumes and agrees to pay, perform and discharge when due, all Liabilities of Transferors to the extent relating to or arising out of the Transferred Assets or the EIS Business (the “Assumed Liabilities”); provided that, the “Assumed Liabilities” shall not include any Tax liabilities, which shall be governed solely by the Tax Matters Agreement.
Section 2.3   Consideration.    The consideration paid to the Transferee to the Transferors for the Transferred Assets is $[                 ] (the “Consideration”).

ARTICLE III
THE CLOSING
3.1   Closing.    The consummation of the transactions contemplated by this Agreement (the “Closing”) shall be deemed to be effective as of 12:00am (Central Time) on the Closing Date. The “Closing Date” shall be         , 2022, except as otherwise expressly provided for herein with respect to certain Transferred Assets (in which case, the Closing Date shall be, with respect to such Transferred Assets, the date so provided). All transactions and deliveries required to be made or completed at the Closing pursuant to the terms of this Agreement shall be deemed to occur concurrently and none shall be deemed completed unless all are completed or are otherwise waived in a writing signed by each of the Parties to such agreements.
ARTICLE IV
COVENANTS
Section 4.1   Reasonable Efforts; Further Assurances.    Upon the terms and subject to the conditions and other agreements set forth in this Agreement and except as otherwise provided in this Agreement, each of the Parties shall use commercially reasonable efforts to carry out the provisions of this Agreement and to take such actions as are required to satisfy and to consummate and give effect to the transactions contemplated by this Agreement in the most expeditious manner possible. On and after the Closing Date, upon the request of either Party, the other Party shall, at the requesting Party’s expense, execute and deliver such instruments as may be reasonably requested by the requesting Party in order to properly effect the transactions contemplated by this Agreement (provided, that any such costs shall be covered by Section 5 of the Spin-Off Agreement).
Section 4.2   Indemnification.
(a)   Without limitation of any indemnification obligations set forth in Section 5.2 of the Spin-Off Agreement, Transferee, on behalf of its successors and assigns, shall indemnify, defend and hold Transferors and each of their respective Affiliates and the directors, officers, employees, agents, successors and assigns of Transferors and each of their respective Affiliates (“Indemnified Party”) harmless from and against and will promptly defend such parties from and reimburse such parties for any and all losses, damages, costs, expenses, Liabilities, obligations and claims of any kind, including attorneys’ fees, including attorneys’ fees and costs of investigation and other costs and expenses (the “Claims”), resulting from, based upon or arising out of (i) any breach of this Agreement, (ii) the failure by Transferee to perform any covenant to be performed by it under this Agreement and (iii) the Transferred Assets or the Assumed Liabilities, whether such Claims arose before or after the Closing.
(b)   An Indemnified Party seeking indemnification under this Section 4.2 for a third-party Claim must notify Transferee in writing of any Claim, demand, action or proceeding for which indemnification will be sought; provided, however, that the failure to so notify will not impact the Indemnified Party’s right to indemnification hereunder except to the extent that such failure to notify actually and materially prejudices, or prevents the Transferee’s ability to defend such Claim, demand, action or proceeding. At the Indemnified Party’s request, Transferee shall assume the defense thereof using counsel reasonably acceptable to the Indemnified Party. The Indemnified Party shall have the right but not the obligation (i) to participate, at its own expense, with respect to any Claim, demand, action or proceeding that is being defended by Transferee and (ii) to assume the defense of any Claim, demand, action or proceeding at the cost and expense of Transferee if Transferee fails or ceases to defend the same. In connection with any such Claim, demand, action or proceeding the Parties will cooperate with each other and provide each other with access to relevant books and records in their possession.
(c)   Upon discovery of a Claim for which Transferee has an indemnification obligation under Section 4.2(a) which does not involve a Claim by a third party against the Indemnified Party, the Indemnified Party shall give prompt notice to Transferee of such Claim and, in any case, shall give Transferee such notice within thirty (30) days of such discovery. A failure by the Indemnified Party to timely give the foregoing notice to Transferee shall not excuse Transferee from any indemnification liability except to the extent that Transferee is materially and adversely prejudiced by such failure.
(d)   For the avoidance of doubt, this Section 4.2 shall not include any Taxes, which shall be governed solely by the Tax Matters Agreement.

Section 4.3   Allocation of Consideration.    For Tax purposes, and for purposes of this Section 4.3, Transferors and Transferee agree to (and agree to cause their respective Affiliates to) allocate the Consideration among the Transferred Assets in accordance with their relative fair market values. The Parties agree to prepare and file or cause to prepare and file their Tax Returns consistent with this allocation and in accordance with the principles of Section 1060 of the Code and the Treasury Regulations thereunder absent a final determination from a Governmental Authority.
Section 4.4   Payment after the Closing Date.    Because the consideration payable with respect to this Agreement will be an amount that may be determined after the close of the books for the most recent financial period (the “Financial Period End Date”), to the extent that the Closing Date is before the Financial Period End Date, Transferee shall pay such consideration to Transferor as soon as is reasonably practicable after the Financial Period End Date.
ARTICLE V
EMPLOYEE MATTERS
Section 5.1   Employees.
(a)   Subject to Section 5.1(c), the Parties acknowledge and agree that the employment of the Transferred Employees by Transferee shall not be terminated by reason of the transactions contemplated by this Agreement and the Transferred Employees shall remain employed by Transferee as of the date specified in Schedule 2.1(a)(ii).
(b)   As of immediately prior to the Closing, the employment of each employee who is on an approved leave of absence or on short-term or long-term disability, in each case, as of the Closing, including those who are as set forth on Schedule 5.1(b) hereto (each an, “Inactive Employee”) that is employed by a Transferor shall remain with such Transferor. In the event that any Inactive Employee returns to active employment within six (6) months immediately following the Closing Date (or such longer period as required by Applicable Law), Transferee shall, or shall cause its Affiliates to, offer employment to such Inactive Employee commencing on the date on which such Inactive Employee is first released to return to active employment and if such Inactive Employee accepts the offer of employment from Transferee or its Affiliate, as applicable, such Inactive Employee shall be considered a Transferred Employee for all purposes of this Agreement as of the date such employee commences employment with Transferee or its Affiliate.
(c)   Nothing contained in this Agreement shall create any third party beneficiary or other rights in any current or former employee, director, officer or independent contractor of Transferee or any of its Affiliates to enforce the provisions of this Section 5.1, or confer upon any Transferred Employee any right to employment, continued employment or any term or condition of employment with Transferee or its Affiliates, nor shall anything herein interfere with the right of Transferee or its Affiliates to relocate or terminate the employment of any of the Transferred Employees at any time after the Closing Date.
ARTICLE VI
GENERAL PROVISIONS
Section 6.1   Entire Agreement.    This Agreement, the Merger Agreement and its Related Agreements to which the Parties hereto are a party, and each of the other Spin-Off Documents, constitute the entire agreements among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties hereto, or any of them, written or oral, with respect to the subject matter hereof and the Parties hereto expressly disclaim reliance on any such prior understandings, agreements or representations to the extent not embodied in this Agreement.
Section 6.2   Amendment; Waiver.    Subject to the terms of the Merger Agreement, the terms of this Agreement may be amended, and the terms hereof may be waived, only by a written instrument signed by each of the Parties or, in the case of a waiver, by the Party waiving compliance.
Section 6.3   Notices.    Any Party may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, telecopy, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any Party may change the address to which notices and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.
Section 6.4   Third Party Beneficiaries.    Except for the immediately following sentence, this Agreement is for the sole benefit of the Parties and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person (including any policyholder of Transferee or its Affiliates) any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. From and after the Closing, Zebra shall be an express third party beneficiary of this Agreement.
Section 6.5   Applicable Law.    This Agreement, and all claims or causes of action that are based on, arise out of or relate to this Agreement, will be governed by and construed in accordance with the Applicable Law of the State of Delaware without regard to its conflict of law rules and any other Applicable Law that would cause the application of Applicable Law (including the statute of limitations) of any jurisdiction other than the State of Delaware.
Section 6.6   Jurisdiction, Service and Venue.    Each Party agrees: (a) to submit to the exclusive jurisdiction of the Delaware Court of Chancery in and for New Castle County, and should such Delaware Court of Chancery decline or not exercise jurisdiction, any Delaware State court sitting in New Castle County, unless the federal courts have exclusive jurisdiction, in which case the federal courts located in New Castle County in the State of Delaware (such courts, including appellate courts therefrom, the “Specified Courts”) for any Action arising out of or relating to this Agreement or the Spin-Off Transactions, (b) to commence any Action arising out of or relating to this Agreement or the Spin-Off Transaction only in the Specified Courts, (c) that service of any process, summons, notice or document by U.S. registered mail to the address of such Party set forth in Section 6.4 will be effective service of process for any Action brought against such Party in any of the Specified Courts, (d) to waive any objection to the laying of venue of any Action arising out of or relating to this Agreement or the Spin-Off Transactions in the Specified Courts, and (e) to waive and not to plead or claim that any such Action brought in any of the Specified Courts has been brought in an inconvenient forum.
Section 6.7   Waiver of Jury Trial.    EACH PARTY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE SPIN-OFF TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.7.
Section 6.8   Assignment.    This Agreement and all of the provisions hereof will be binding on and inure to the benefit of the Parties and their respective successors and assigns. Neither Party may assign, transfer or in any manner convey all or any part of its rights or obligations under this Agreement to any other Person, without the prior written consent of the other Party; provided that, either Party may assign this Agreement to any subsequent direct or indirect acquirer of such Party. Any attempted assignment of this Agreement or of a Party’s rights or obligations under this Agreement in violation of this Section 6.8 shall be null and void.
Section 6.9   Equitable Relief.    The Parties agree that irreparable damage, for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the Parties fail to take any action required of them hereunder to consummate the Spin-Off Transactions. It is accordingly agreed that, (a) the Parties will be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific performance and other equitable relief is an integral part of the Spin-Off Transaction and without that right, neither Party would have entered into this Agreement. The Parties agree not to assert that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to Applicable Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the Parties otherwise have an adequate remedy under Applicable Law. The Parties acknowledge and agree that any Party pursuing an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 6.9 will not be required to provide any bond or other security in connection with any such Order. Except as otherwise provide in this Agreement, the remedies available to the Parties pursuant to this Section 6.9 will be in addition to any other remedy to which they were entitled at law or in equity, and the election to pursue an injunction or specific performance will not restrict, impair or otherwise limit any Party from seeking the payment of any Liabilities, losses, damages, costs or expenses related to any breach of this Agreement.
Section 6.10   Further Assurances.    On and after the Effective Date, upon the request of any Party, the other Parties shall execute and deliver such assignments and other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of the Spin-Off Transactions.
Section 6.11   Counterparts.    This Agreement may be executed in counterparts (including using any electronic signature covered by the United States ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable Law, e.g., www.docusign.com), and such counterparts may be delivered in electronic format, including by facsimile, email or other transmission method. Such delivery of counterparts shall be conclusive evidence of the intent to be bound hereby and each such counterpart, including those delivered in electronic format, and copies produced therefrom shall have the same effect as an originally signed counterpart. To the extent applicable, the foregoing constitutes the election of the Parties to invoke any Applicable Law authorizing electronic signatures. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement, shall be disregarded in determining a Party’s intent or the effectiveness of such signature. No Party shall raise the use of the delivery of signatures to this Agreement in electronic format as a defense to the formation of a Contract and each such Party forever waives any such defense.
(The remainder of this page is intentionally left blank.)

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.
ELKAY SALES, INC.
By:
Name:
Title:
ELKAY PLUMBING PRODUCTS COMPANY
By:
Name:
Title:
ELKAY INTERIOR SYSTEMS, INC.
By:
Name:
Title:

ASSET TRANSFER AGREEMENT1
This Asset Transfer Agreement (this “Agreement”), dated as of [      ], 2022 (the “Effective Date”), is entered into by and between Elkay Manufacturing Company, a Delaware corporation (“EMC” or “Transferor”), on the one hand, and Elkay Interior Systems International, Inc., a Delaware corporation (“EIS International” or “Transferee”). Transferor and Transferee are sometimes referred to in this Agreement individually as a “Party” and collectively as the “Parties.” Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Spin-Off Agreement (as defined below).
RECITALS
WHEREAS, on February 12, 2022, EMC, Zurn Water Solutions Corporation, a Delaware corporation (“Zebra”), Zebra Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and EIS International, as representative of the stockholders of EMC entered into that certain Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, upon the terms and subject to the conditions set forth in therein, Merger Sub will merge with and into EMC, the separate existence of Merger Sub shall cease, and EMC shall continue as the surviving corporation and an indirect wholly-owned subsidiary of Zebra (collectively with the other transactions contemplated by the Merger Agreement, the “Potential Transactions”);
WHEREAS, EMC has progressed to its current legal and operational structure through a series of acquisitions and the operation of its business with two primary divisions, the Plumbing Division, which includes manufacture, sourcing, distribution and sale of water delivery solutions, which includes water fountains, bottle filling stations and water dispensers, as well as non-residential and residential sinks, faucets and accessories (the “Plumbing Business”) and the Interior Systems Division, which includes the manufacture and supply of seating and décor products to customers in various industries, the acting as a general contractor, subcontractor or furniture, fixtures and equipment supplier with respect to the renovation of hotel interiors and similarly structured properties and the manufacture and supply of various stainless steel products for global customers in the restaurant industry (the “EIS Business”); provided that for purposes of this Agreement, the EIS Business shall be excluded from the definition of “Plumbing Business,” and the Plumbing Business shall be excluded from the definition of “EIS Business;”
WHEREAS, the Plumbing Business and the EIS Business have disparate customer bases, suppliers, strategic focuses and corporate support needs;
WHEREAS, as an inducement to the willingness of Zebra to execute the Merger Agreement, Zebra required the consummation of the carve-out and spin-off of the EIS Business pursuant to the Spin-Off Documents, each of which is has been or is being entered into on or prior to the date hereof prior to, and as a condition of, the closing of the Potential Transactions, and each of (a) the EMC Board and (b) the Board of Directors (the “EIS Board”) of EIS International has determined it to be in the best interests of EMC and EIS International, respectively, to proceed with such carve-out and spin-off pursuant to the terms contemplated in the Spin-Off Documents;
WHEREAS, the Plumbing Business and the EIS Business currently operate under a shared-services model with EMC providing corporate support services to each of the Plumbing Business and the EIS Business;
WHEREAS, in contemplation of the Potential Transactions and in an effort to maximize the operational efficiency of each of the EIS Business and the Plumbing Business, the EMC Board has tasked EMC with preparing each division to operate as a standalone company to facilitate an eventual spin-off of the EIS Business, which shall occur through a pro rata dividend distribution of the shares of EIS International held by EMC to the holders of the EMC common stock as of the record date (the “Spin-Off”), following which EIS International will no longer be a subsidiary of EMC and will be the parent entity of the EIS Business;
WHEREAS, the EMC Board and the EIS Board were each presented with and approved an internal plan of reorganization and the Elkay Manufacturing Company Restructuring provided by KPMG (together,

1    Note to Draft: It is the intention of the parties that the Soapwell product will be retained by EMC and is not part of the EIS Business. To the extent there is anything contained herein inconsistent with this intention, form of agreement to be updated prior to the Spinoff Date.

the “Plan of Reorganization”) to effectuate the Spin-Off Transactions as well the entry into this Agreement, which included the transfer of certain assets held by Transferor to Transferee; and
WHEREAS, pursuant to such approvals and in furtherance of the Spin-Off, Transferor desires to assign, transfer, convey and/or deliver to Transferee, and Transferee wishes to acquire and assume from Transferor the Transferred Assets and Assumed Liabilities (as hereinafter defined), on the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
ARTICLE I
DEFINITIONS; INTERPRETATION
Section 1.1   Definitions.   For purposes of this Agreement, the following terms shall have the respective meanings set forth below:
“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, controls, is under common control with, or is controlled by such specified Person. The term “control” (including its correlative meanings “under common control with” and “controlled by”) as used in the preceding sentence means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of securities or partnership or other interests, by Contract or otherwise. For the avoidance of doubt, and for purposes of this Agreement, Transferee shall not be deemed to be an Affiliate of any Transferor on and after the Effective Date.
“Agreement” has the meaning set forth in the preamble.
“Applicable Law” means any law (including common law), statute, standard, resolution, regulation or promulgation, ordinance, rule, code, constitution, treaty, requirement or rule of law enacted, promulgated, issued, released or imposed by any Governmental Authority, or any Order, or any license, franchise, permit or similar right granted under any of the foregoing, or any similar provision or duty or obligation having the force or effect of law.
“Business Employee” means each natural person employed by Transferor and dedicated primarily to the EIS Business (including any such Person who is absent from employment due to illness, vacation, injury, military service or other authorized absence (including an employee who is “disabled” within the meaning of the short-term disability plan currently in place for the applicable employer or who is on approved leave under the Family and Medical Leave Act of 1993)), including the natural persons employed by Transferor and dedicated primarily to the EIS Business immediately prior to or as of the date set forth across such Person’s name on Schedule 2.1(a)(ii).
“Business Trademarks” means the Trademarks owned or purported to be owned by Transferee and used primarily by or primarily in the operation or conduct of the EIS Business and as set forth on Schedule 2.1(a)(i).
“Business Patents” means the Patents owned or purported to be owned by the Transferee and used primarily by or primarily in the operation or conduct of the EIS Business and as set forth on Schedule 2.1(a)(i).
“Closing” has the meaning set forth in ARTICLE III(a).
“Closing Date” has the meaning set forth in ARTICLE III(a).
“Contract” means any contract, agreement, lease, license, indenture, mortgage, note, bond, guaranty or other legally binding commitment, arrangement or understanding, whether written or oral, and any ancillary documents related thereto, such as purchase orders, sales orders, subscription agreements, statements of work, and amendments or addendums thereto.
“EIS Business” has the meaning set forth in the Recitals.
“EMC” has the meaning set forth in the Preamble.

“Governmental Authority” means any federal, state, provincial, local, foreign or supra-national government or other political subdivision thereof, or any multinational organization or authority, or any entity, body, authority, agency, commission, court, tribunal or judicial body entitled to exercise executive, legislative, judicial, regulatory, arbitral, police or administrative law functions or power, including quasi-governmental, self-regulated or private entities established to perform such functions.
“Inactive Employee” has the meaning set forth in Section 5.1(b).
“Liability” means any debt, liability, commitment or obligation of any nature, whether pecuniary or not, asserted or unasserted, accrued or unaccrued, absolute or contingent, matured or unmatured, liquidated or unliquidated, determined or determinable or otherwise, incurred or consequential, known or unknown and whether due or to become due, including those arising under any Transferred Assets, Transferred Contract, Applicable Law or Order.
“Order” means any order, writ, judgment, decree, injunction, stipulation, settlement, award or consent order of or with any Governmental Authority.
“Party” or “Parties” has the meaning set forth in the Preamble.
“Patents” means all United States and foreign patents (including continuations, continuations-in-part, reissues and re-examinations thereof) and patent applications.
“Person” means any individual, corporation, limited liability company, partnership, joint venture, trust, Governmental Authority or other legal entity.
“Spin-Off Agreement” means the Spin-Off Agreement, dated as of [•], 2022, by and between EMC and EIS International.
“Split-Dollar Insurance Policies” means those certain life insurance policies set forth on Schedule 2.1(a)(iii)  covering the Persons named on such schedule and the beneficiaries thereof.
“Tax Matters Agreement” means the Tax Matters Agreement entered into as of [•], 2022 by and between EMC and EIS International.
“Tax” or “Taxes” has the meaning set forth in the Tax Matters Agreement.
“Trademarks” mean trademarks, trade names, service marks, trade dress, product names, assumed and fictitious names, brands, logos, Internet domain names, other similar designations of source or original and general intangibles of like nature, any and all common law rights thereto, and registrations and applications for registration thereof (including intent-to-use applications), all rights therein provided by Applicable Law, and all reissues, extensions and renewals of any of the foregoing together with the goodwill symbolized by or associated with any of the foregoing.
“Transferee” has the meaning set forth in the Preamble.
“Transferor” has the meaning set forth in the Preamble.
“Transferred Assets” has the meaning set forth in Section 2.1(a).
“Transferred Contracts” has the meaning set forth in Section 2.1(a)(iv).
“Transferred Employees” have the meaning set forth in Section 2.1(a)(ii).
“Transition Services Agreement” means the Transition Services Agreement, dated as of [•], 2022, by and between EMC and Elkay Interior Systems International, Inc.
Section 1.2   Interpretation.   When a reference is made in this Agreement to an Article, a Section, a clause, a Schedule, that reference is to an Article, a Section or a clause of, or a Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. Whenever the singular is used herein, the same will include the plural, and whenever the plural is used herein, the same will include the singular, where appropriate. All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized term used in any Schedule but not otherwise defined therein will have the meaning given to such term in this Agreement. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. This Agreement is to be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted. References to any statute, listing rule, rule, standard, regulation or other Applicable Law will be deemed to include a reference to the corresponding rules and regulations, if any, and each of them as amended, modified, supplemented, consolidated, replaced or rewritten from time to time. References to any Applicable Law or section of Applicable Law, any statute, listing rule, rule, standard, regulation or other Applicable Law will be deemed to include any successor to Applicable Law or section of Applicable Law. References to “$” or “dollars” are references to United States dollars.
ARTICLE II
TRANSFER
Section 2.1   Transfer.
(a)   Upon the terms and subject to the conditions of this Agreement, EMC hereby transfers, assigns and delivers to Transferee and Transferee hereby accepts and assumes from Transferor, all of Transferor’s rights, title and interests in and to all of the following assets, properties, rights and claims of Transferor, which in each case relate primarily to the EIS Business (such assets, properties, and rights are collectively referred to in this Agreement as the “Transferred Assets”):
(i)   the Business Trademarks and Business Patents set forth on Schedule 2.1(a)(i);
(ii)   the Business Employees (such transferred Business Employees, the “Transferred Employees”);
(iii)   subject to Section 4.3, the Split-Dollar Insurance Policies identified on Schedule 2.1(a)(iii) (the “Transferred Policies”);
(iv)   the Contracts exclusively related to, or exclusively used or exclusively held for use in, the EIS Business, including those Contracts set forth on Schedule 2.1(a)(iv) (the “Transferred Contracts”);
(v)   the tangible personal property exclusively related to, or exclusively used or exclusively held for use in, EIS Business, including that tangible personal property set forth on Schedule 2.1(a)(v); and
(vi)   the accounts receivable and other amounts payable to Transferor in connection with the EIS Business as of the Closing Date; provided that for the avoidance of doubt, no such amounts are included in Current Assets or Current Liabilities (as each such term is defined in the Merger Agreement).
Section 2.2   Assumption and Exclusion of Liabilities.
Transferee hereby assumes and agrees to pay, perform and discharge when due, all Liabilities of Transferor to the extent relating to or arising out of the Transferred Assets or the EIS Business (the “Assumed Liabilities”); provided that, the “Assumed Liabilities” shall not include Tax liabilities, which shall be governed exclusively by the Tax Matters Agreement.
Section 2.3   Tax Treatment.
The transfer of the Transferred Assets from EMC to EIS International is intended to qualify as part of a tax-free reorganization within the meaning of Section 368(a)(1)(D) of the Code, provided that the Spin-Off qualifies as a non-taxable transaction under Section 355 of the Code to the shareholders of EMC.
ARTICLE III
THE CLOSING
3.1   Closing.   The consummation of the transactions contemplated by this Agreement (the “Closing”) shall be deemed to be effective as of 12:00am (Central Time) on the Closing Date. The “Closing Date” shall be [•], 2022, except as otherwise expressly provided for herein with respect to certain Transferred Assets (in which case, the Closing Date shall be, with respect to such Transferred Assets, the date so provided). All transactions and deliveries required to be made or completed at the Closing pursuant to the terms of this Agreement shall be deemed to occur concurrently and none shall be deemed completed unless all are completed or are otherwise waived in a writing signed by each of the Parties to such agreements.
ARTICLE IV
COVENANTS
Section 4.1   Reasonable Efforts; Further Assurances.   Upon the terms and subject to the conditions and other agreements set forth in this Agreement and except as otherwise provided in this Agreement, each of the Parties shall use commercially reasonable efforts to carry out the provisions of this Agreement and to take such actions as are required to satisfy and to consummate and give effect to the transactions contemplated by this Agreement in the most expeditious manner possible. On and after the Closing Date, upon the request of either Party, the other Party shall, at the requesting Party’s expense, execute and deliver such instruments as may be reasonably requested by the requesting Party in order to properly effect the transactions contemplated by this Agreement (provided that any such costs shall be covered by Section 5 of the Spin-Off Agreement).
Section 4.2   Indemnification.
(a)   Without limitation of any indemnification obligations set forth in Section 5.2 of the Spin-Off Agreement, Transferee, on behalf of its successors and assigns, shall indemnify, defend and hold Transferor and its Affiliates and the directors, officers, employees, agents, successors and assigns of Transferor and its Affiliates (“Indemnified Party”) harmless from and against and will promptly defend such parties from and reimburse such parties for any and all losses, damages, costs, expenses, Liabilities, obligations and claims of any kind, including attorneys’ fees, including attorneys’ fees and costs of investigation and other costs and expenses (the “Claims”), resulting from, based upon or arising out of (i) any breach of this Agreement, (ii) the failure by Transferee to perform any covenant to be performed by it under this Agreement and (iii) the Transferred Assets or the Assumed Liabilities, whether such Claims arose before or after the Closing.
(b)   An Indemnified Party seeking indemnification under this Section 4.2 for a third-party Claim must notify Transferee in writing of any Claim, demand, action or proceeding for which indemnification will be sought; provided, however, that the failure to so notify will not impact the Indemnified Party’s right to indemnification hereunder except to the extent that such failure to notify actually and materially prejudices, or prevents the Transferee’s ability to defend such Claim, demand, action or proceeding. At the Indemnified Party’s request, Transferee shall assume the defense thereof using counsel reasonably acceptable to the Indemnified Party. The Indemnified Party shall have the right but not the obligation (i) to participate, at its own expense, with respect to any Claim, demand, action or proceeding that is being defended by Transferee and (ii) to assume the defense of any Claim, demand, action or proceeding at the cost and expense of Transferee if Transferee fails or ceases to defend the same. In connection with any such Claim, demand, action or proceeding the Parties will cooperate with each other and provide each other with access to relevant books and records in their possession.
(c)   Upon discovery of a Claim for which Transferee has an indemnification obligation under Section 4.2(a) which does not involve a Claim by a third party against the Indemnified Party, the Indemnified Party shall give prompt notice to Transferee of such Claim and, in any case, shall give Transferee such notice within thirty (30) days of such discovery. A failure by the Indemnified Party to timely give the foregoing notice to Transferee shall not excuse Transferee from any indemnification liability except to the extent that Transferee is materially and adversely prejudiced by such failure.
(d)   For the avoidance of doubt, this Section 4.2 shall not include any Taxes, which shall be governed solely by the Tax Matters Agreement.
Section 4.3   Transferred Policies.   Subject to the last sentence of this Section 4.3, at the Closing, Transferor shall transfer, assign, convey and/or deliver the Transferred Policies to Transferee (or one of Transferee’s subsidiaries, if designated by Transferee), subject to obtaining the consent of the beneficiaries and insurers required under the terms of such policies (such transfer, assignment, conveyance and/or delivery of the Transferred Policies, the “Policy Transfer”). Transferee agrees that, upon consummation of the Policy Transfer, it shall assume the obligation to pay any liabilities and premiums related to or arising out of the Transferred Policies. In the event that any required consent with respect to the Policy Transfer is not obtained on or prior to the Closing Date, or if any attempted assignment would be ineffective, the Parties shall use their respective commercially reasonable efforts to continue to seek such consents and make such transfer, assignment, conveyance and/or delivery of the Transferred Policies effective, and until such consents are obtained (a) to provide to Transferee the benefits of the Transferred Policies, and (b) to cooperate in any reasonable and lawful arrangement designed to provide such benefits to Transferee; provided, however, that any liabilities and premiums related to or arising out of such Transferred Policies shall be paid directly by EIS International until the Closing Date under the Merger Agreement (the “Merger Agreement Closing Date”); provided, further, that, as of the Closing of the Merger if the policies have not been transferred, then EIS International will have no further rights or obligations with respect to the Transferred Policies and EMC hereby covenants and agrees to maintain the Transferred Policies and pay all fees and premiums due thereunder for the remaining life of the insured Persons and EMC will be entitled to whatever benefits that otherwise would have been transferred pursuant to this Section 4.3.
ARTICLE V
EMPLOYEE MATTERS
Section 5.1   Employees.
(a)   Subject to Section 5.1(c), the Parties acknowledge and agree that the employment of the Transferred Employees by Transferee shall not be terminated by reason of the transactions contemplated by this Agreement and the Transferred Employees shall remain employed by Transferee as of the date specified in Schedule 2.1(a)(ii).
(b)   As of immediately prior to the Closing, the employment of each employee who is on an approved leave of absence or on short-term or long-term disability, in each case, as of the Closing, including those who are as set forth on Schedule 5.1(b) hereto (each an, “Inactive Employee”) that is employed by Transferor shall remain with such Transferor. In the event that any Inactive Employee returns to active employment within six (6) months immediately following the Closing Date (or such longer period as required by Applicable Law), Transferee shall, or shall cause its Affiliates to, offer employment to such Inactive Employee commencing on the date on which such Inactive Employee is first released to return to active employment and if such Inactive Employee accepts the offer of employment from Transferee or its Affiliate, as applicable, such Inactive Employee shall be considered a Transferred Employee for all purposes of this Agreement as of the date such employee commences employment with Transferee or its Affiliate.
(c)   Nothing contained in this Agreement shall create any third party beneficiary or other rights in any current or former employee, director, officer or independent contractor of Transferee or any of its Affiliates to enforce the provisions of this Section 5.1, or confer upon any Transferred Employee any right to employment, continued employment or any term or condition of employment with Transferee or its Affiliates, nor shall anything herein interfere with the right of Transferee or its Affiliates to relocate or terminate the employment of any of the Transferred Employees at any time after the Closing Date.
ARTICLE VI
GENERAL PROVISIONS
Section 6.1   Entire Agreement.   This Agreement, the Merger Agreement and its Related Agreements to which the Parties hereto are a party, and each of the other Spin-Off Documents, constitute the entire agreements among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties hereto, or any of them, written or oral, with respect to the subject matter hereof and the Parties hereto expressly disclaim reliance on any such prior understandings, agreements or representations to the extent not embodied in this Agreement.
Section 6.2   Amendment; Waiver.   Subject to the terms of the Merger Agreement, the terms of this Agreement may be amended, and the terms hereof may be waived, only by a written instrument signed by each of the Parties or, in the case of a waiver, by the Party waiving compliance.

Section 6.3   Notices.   Any Party may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, telecopy, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any Party may change the address to which notices and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.
Section 6.4   Third Party Beneficiaries.   Except for the immediately following sentence, this Agreement is for the sole benefit of the Parties and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person (including any policyholder of Transferee or its Affiliates) any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. From and after the Closing, Zebra shall be an express third party beneficiary of this Agreement.
Section 6.5   Applicable Law.   This Agreement, and all claims or causes of action that are based on, arise out of or relate to this Agreement, will be governed by and construed in accordance with the Applicable Law of the State of Delaware without regard to its conflict of law rules and any other Applicable Law that would cause the application of Applicable Law (including the statute of limitations) of any jurisdiction other than the State of Delaware.
Section 6.6   Jurisdiction and Venue.   Each Party agrees: (a) to submit to the exclusive jurisdiction of the Delaware Court of Chancery in and for New Castle County, and should such Delaware Court of Chancery decline or not exercise jurisdiction, any Delaware State court sitting in New Castle County, unless the federal courts have exclusive jurisdiction, in which case the federal courts located in New Castle County in the State of Delaware (such courts, including appellate courts therefrom, the “Specified Courts”) for any Action arising out of or relating to this Agreement or the Spin-Off Transactions, (b) to commence any Action arising out of or relating to this Agreement or the Spin-Off Transactions only in the Specified Courts, (c) that service of any process, summons, notice or document by U.S. registered mail to the address of such Party set forth in Section 6.4 will be effective service of process for any Action brought against such Party in any of the Specified Courts, (d) to waive any objection to the laying of venue of any Action arising out of or relating to this Agreement or the Spin-Off Transactions in the Specified Courts, and (e) to waive and not to plead or claim that any such Action brought in any of the Specified Courts has been brought in an inconvenient forum.
Section 6.7   Waiver of Jury Trial.   EACH PARTY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE SPIN-OFF TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.7.
Section 6.8   Assignment.   This Agreement and all of the provisions hereof will be binding on and inure to the benefit of the Parties and their respective successors and assigns. Neither Party may assign, transfer or in any manner convey all or any part of its rights or obligations under this Agreement to any other Person, without the prior written consent of the other Party; provided that, either Party may assign this Agreement to any subsequent direct or indirect acquirer of such Party. Any attempted assignment of this Agreement or of a Party’s rights or obligations under this Agreement in violation of this Section 6.8 shall be null and void.
Section 6.9   Equitable Relief.   The Parties agree that irreparable damage, for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the Parties fail to take any action required of them hereunder to consummate the Spin-Off Transactions. It is accordingly agreed that, (a) the Parties will be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific performance and other equitable relief is an integral part of the Spin-Off Transactions and without that right, neither Party would have entered into this Agreement. The Parties agree not to assert that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to Applicable Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the Parties otherwise have an adequate remedy under Applicable Law. The Parties acknowledge and agree that any Party pursuing an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 6.9 will not be required to provide any bond or other security in connection with any such Order. Except as otherwise provide in this Agreement, the remedies available to the Parties pursuant to this Section 6.9 will be in addition to any other remedy to which they were entitled at law or in equity, and the election to pursue an injunction or specific performance will not restrict, impair or otherwise limit any Party from seeking the payment of any Liabilities, losses, damages, costs or expenses related to any breach of this Agreement.
Section 6.10   Further Assurances.   On and after the Effective Date, upon the request of any Party, the other Parties shall execute and deliver such assignments and other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of the Spin-Off Transactions.
Section 6.11   Counterparts.   This Agreement may be executed in counterparts (including using any electronic signature covered by the United States ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable Law, e.g., www.docusign.com), and such counterparts may be delivered in electronic format, including by facsimile, email or other transmission method. Such delivery of counterparts shall be conclusive evidence of the intent to be bound hereby and each such counterpart, including those delivered in electronic format, and copies produced therefrom shall have the same effect as an originally signed counterpart. To the extent applicable, the foregoing constitutes the election of the Parties to invoke any Applicable Law authorizing electronic signatures. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement, shall be disregarded in determining a Party’s intent or the effectiveness of such signature. No Party shall raise the use of the delivery of signatures to this Agreement in electronic format as a defense to the formation of a Contract and each such Party forever waives any such defense.
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IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.
ELKAY MANUFACTURING COMPANY
By Name: Title:
ELKAY INTERIOR SYSTEMS INTERNATIONAL, INC.
By Name: Title:

TRANSITION SERVICES AGREEMENT
This TRANSITION SERVICES AGREEMENT (this “Agreement”), dated as of [•], 2022 (the “Effective Date”), is made by and among Elkay Interior Systems International, Inc., a Delaware corporation (“EIS International”) and Elkay Manufacturing Company, a Delaware corporation (“EMC”). Each of EIS International and EMC are sometimes referred to individually as a “Party” and collectively as the “Parties”.
RECITALS
WHEREAS, on February 12, 2022, EMC, Zurn Water Solutions Corporation, a Delaware corporation (“Zebra”), Zebra Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and EIS International, as representative of the stockholders of EMC entered into that certain Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, upon the terms and subject to the conditions set forth in therein, Merger Sub will merge with and into EMC, the separate existence of Merger Sub shall cease, and EMC shall continue as the surviving corporation and an indirect wholly-owned subsidiary of Zebra (collectively with the other transactions contemplated by the Merger Agreement, the “Potential Transactions”);
WHEREAS, EMC has progressed to its current legal and operational structure through a series of acquisitions and the operation of its business with two primary divisions, the Plumbing Division, which includes the business of the manufacture, sourcing, distribution and sale of water delivery solutions, which includes water fountains, bottle filling stations and water dispensers, as well as non-residential and residential sinks, faucets and accessories (the “Plumbing Business”), and the Interior Systems Division, which includes the manufacture and supply of seating and décor products to customers in various industries, the acting as a general contractor, subcontractor or furniture, fixtures and equipment supplier with respect to the renovation of hotel interiors and similarly structured properties and the manufacture and supply of various stainless steel products for global customers in the restaurant industry (the “EIS Business”); provided that for the purposes of this Agreement, the EIS Business shall be excluded from the definition of “Plumbing Business,” and the Plumbing Business shall be excluded from the definition of “EIS Business;”
WHEREAS, the Plumbing Business and the EIS Business have disparate customer bases, suppliers, strategic focuses and corporate support needs;
WHEREAS, as an inducement to the willingness of Zebra to execute the Merger Agreement, Zebra required the consummation of the carve-out and spin-off of the EIS Business pursuant to the Spin-Off Documents, each of which is has been or is being entered into on or prior to the date hereof prior to, and as a condition of, the closing of the Potential Transactions, and each of (a) the EMC Board and (b) the Board of Directors (the “EIS Board”) of EIS International has determined it to be in the best interests of EMC and EIS International, respectively, to proceed with such carve-out and spin-off pursuant to the terms contemplated in the Spin-Off Documents;
WHEREAS, the Plumbing Business and the EIS Business currently operate under a shared-services model with EMC providing corporate support services to each of the Plumbing Business and the EIS Business;
WHEREAS, in contemplation of the Potential Transactions and in an effort to maximize the operational efficiency of each of the EIS Business and the Plumbing Business, the EMC Board has tasked EMC with preparing each division to operate as a standalone company to facilitate an eventual spin-off of the EIS Business, which shall occur through a pro rata dividend distribution of the shares of EIS International held by EMC to the holders of the EMC common stock as of the record date (the “Spin-Off”), following which EIS International will no longer be a subsidiary of EMC and will be the parent entity of the EIS Business;
WHEREAS, the EMC Board and the EIS Board were each presented with and approved an internal plan of reorganization and the Elkay Manufacturing Company Restructuring provided by KPMG (together, the “Plan of Reorganization”) to effectuate the Spin-Off as well the entry into this Agreement, which included the transfer of certain assets held by Transferor to Transferee; and
WHEREAS, pursuant to such approvals and in furtherance of the Spin-Off, Transferor desires to assign, transfer, convey and/or deliver to Transferee, and Transferee wishes to acquire and assume from

Transferor the Transferred Assets and Assumed Liabilities (as hereinafter defined), on the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
ARTICLE I
PROVISION OF SERVICES
Section 1.1   General Intent.   The Parties agree that the purpose of this Agreement is to establish the terms under which EMC or its affiliates will provide to EIS International or its affiliates existing and qualifying as such as of the Effective Date certain services specified on Schedule I that were performed by EMC or its affiliates immediately prior to the Effective Date. EIS International acknowledges and understands that the services provided hereunder are transitional in nature and are furnished by EMC and/or its affiliates solely for the purpose of facilitating the Spin-Off and the specified operations for a limited period of time after the Effective Date, as set forth herein.
Section 1.2   Services to be Provided.
(a)   During the term of this Agreement as set forth in Article III (the “Transition Period”) and on the terms and subject to the conditions of this Agreement, EMC will provide, or cause one or more of its affiliates to provide, to EIS International or its affiliates existing and qualifying as such as of the Effective Date each of the services described in Schedule I (the “Services”) from the Effective Date and for the applicable Service Periods, subject to early termination or extension pursuant to Article III herein. Services provided by EMC under this Agreement shall not include any services, actions or obligations not specified in Schedule I, except as otherwise set forth in Section 1.2(b) below.
(b)   Schedule I provides a general category of services, along with a list and description of specific services, to be provided hereunder. EIS International may request certain related or ancillary services which are within the scope and costs of the Services (as reasonably determined by EMC) but not specifically listed therein. If EMC determines such requested services are within the scope and costs of the Services, EMC shall use good faith efforts to provide such related or ancillary services, subject to all the terms and conditions of this Agreement. To the extent EIS International requests services beyond the scope of the services described in Schedule I, such request would constitute a request for Temporary Services, to be addressed in accordance with Section 1.2(c) below.
(c)   From time to time during the Transition Period, EIS International may request that EMC or one of its affiliates provide services to EIS International that are not set forth on Schedule I on a temporary basis (the “Temporary Services”). Upon receipt of such request from EIS International, EMC will respond in writing to EIS International within five (5) business days of EIS International’s request, notifying EIS International of whether EMC or one of its affiliates is willing to provide the Temporary Services on such a temporary basis and if so: (i) the date upon which EMC expects it can begin, or cause to begin, providing such Temporary Services, (ii) the cost to EIS International of providing such Temporary Services and (iii) the duration EMC is willing to provide such Temporary Services. If EMC so notifies EIS International that it will provide such Temporary Services, then upon acceptance by EIS International of EMC’s written confirmation (as communicated to EMC in writing no later than five (5) days after EMC’s written notice), the Parties will negotiate in good faith a supplement to Schedule I setting forth the terms upon which the Temporary Services will be provided, including the specific definition of the scope of the services, cost of the services and the duration of the services specified in EMC’s notice. Commencing upon execution of such supplement by the Parties pursuant to Section 5.3, EMC or one of its affiliates will use commercially reasonable efforts to begin providing Temporary Services in accordance therewith.
Section 1.3   Manner of Performance.
(a)   EMC and/or its affiliates shall perform the Services using the degree of care and in the manner that is generally consistent in all material respects with the degree of care and manner by which such Services were performed by EMC for the EIS Business immediately prior to the Effective Date, including performing such Services through the use of subcontractors or third parties, and will give such Services a level of priority that is substantially consistent with the level of priority such Services were given immediately prior to the Effective Date, except as may be required to comply with applicable law; provided, however, that nothing in this Agreement shall require EMC to favor or prioritize EIS International or the EIS Business over its own business operations. EMC shall not be obligated to provide any Services to any person or entity other than EIS International or its affiliates existing and qualifying as such as of the Effective Date, nor to provide the Services at a level of quantity or volume (including with respect to numbers of users, transactions processed, consumption of storage, bandwidth or other resources) in excess of the levels provided by EMC of such Services for the EIS Business immediately prior to the Effective Date.
(b)   If any Services do not meet the standards described in Section 1.3(a), as reasonably determined by EMC (“Substandard Services”), and EIS International notifies EMC of the same no later than thirty (30) days after the applicable Substandard Services were delivered, then EMC shall either correctly re-perform any Substandard Services without further cost to EIS International or refund any amounts that EIS International paid for such Services, at the discretion of EMC. EMC has no duty to incur costs for corrective re-performance that exceed the amount of any Service fees originally invoiced unless EIS International agrees to pay any excess. Except in the case of gross negligence or willful misconduct of EMC, the corrective re-performance of Substandard Services or refund in accordance with this Section 1.3(b) shall be the sole and exclusive remedy of EIS International (whether any such claim arises in contract, tort, breach of warranty or any other legal or equitable theory) for Substandard Services, and EIS International waives any other recovery.
Section 1.4   Changes.   EMC’s obligation to provide, or cause the provision of, the Services in accordance with the standards set forth in Section 1.3(a) shall be subject to EMC’s right to supplement, modify, substitute or otherwise alter any of the Services (each such supplement, modification, substitution or change, a “Change”) in a manner that is generally consistent, in all material respects, with (a) Changes made to services performed by or on behalf of EMC for the EIS Business prior to the Effective Date, or (b) Changes made for same or similar services provided or otherwise made available by EMC or its affiliates to themselves or their respective retained businesses, provided that, in each case, to the extent such Changes materially diminish, reduce or eliminate the ability of EMC to provide such Service, the Parties shall negotiate in good faith a reduction in the applicable Service fee associated with such diminished or reduced Service or terminate such Service in the event of an elimination of EMC’s ability to provide such Service.
Section 1.5   Limitation on Services.   EMC and its affiliates: (a) will have no obligation to (i) upgrade, enhance, configure or otherwise modify any computer hardware, software or network environment currently used by the EIS Business or (ii) convert from one format to another any data of the EIS Business (as reasonably identified by EMC) for use by EIS International or any other person in connection with the Services or otherwise, so long as the data and electronic files are readable to EIS International through commercially reasonable means; and (b) will not be obligated to provide (or cause the provision of) any Services if the provision of such Services may violate any Contract, license, permit, or Required Consent to which EMC or any of its affiliates is subject, in which case the Parties shall discuss the matter in good faith and use commercially reasonable efforts to implement, at EIS International’s expense, an appropriate workaround to the extent reasonably practicable. As reasonably requested by EIS International during the applicable Service Period, EMC shall use commercially reasonable efforts to assist EIS International in transitioning off of the applicable Services; provided, however, that, EMC and its affiliates shall not be required to expend a significant amount of time, acquire, develop or implement any new or replacement software, equipment, licenses or other assets or hire or otherwise engage new personnel or service providers, or incur any material costs, in connection with such efforts.
Section 1.6   Required Consents.
(a)   Each Party shall use its commercially reasonable efforts to obtain any Contract, license (including a modification to, extension or renewal of, or replacement for an existing license), consent or waiver under its own Contracts entered into with any third party and that pertain to any software, equipment, systems or other materials or associated services required in connection with performance or receipt of the Services under this Agreement (each, a “Required Consent”). Each Party shall use its commercially reasonable efforts to cooperate with the other Party in obtaining such Required Consents from third parties. EIS International shall be responsible for paying (or reimbursing EMC, its affiliates, and subcontractors for) any fee, expense or other consideration required to be paid to a third party to obtain any Required Consent.

(b)   If, despite using commercially reasonable efforts, a Party is unable to obtain a Required Consent hereunder, the Parties shall work together in good faith to develop a mutually acceptable alternative arrangement that is sufficient to enable EMC to provide, and EIS International to receive, the Services without such Required Consent. EIS International shall bear all costs of such alternative arrangement, as applicable. If such alternative arrangement cannot be agreed upon by the Parties or is required for a period longer than thirty (30) days following the Effective Date, any Party may require that the affected Services be terminated, in which case the Service fees for Services shall be equitably adjusted to account for such terminated Services. EMC shall have no obligation (and no Liability for failing) to provide (or cause the provision of) a Service for which a Required Consent has not been obtained, unless and until such Required Consent is obtained.
Section 1.7   Work Processes, Rules, Procedures, and Contracts.   In connection with the receipt and use of the Services, EIS International shall, and shall cause its affiliates and its and their personnel to, comply with EMC’s and its affiliates’ and subcontractors’, as applicable, then-current work processes, policies, procedures, and Contracts with third parties (including Required Consents), of which EIS International has been made aware (subject to any applicable confidentiality obligations), and EIS International acknowledges that EMC’s and its affiliates’ and subcontractors’, as applicable, ability to provide the Services is dependent on such compliance by EIS International, its affiliates and its and their personnel.
ARTICLE II
FEES, BILLING AND PAYMENT
Section 2.1   Fees.   During the Transition Period, EMC will bill EIS International on a monthly basis for the Services at the rates provided in Schedule I, unless otherwise specified in Schedule I and provided that in the event that, pursuant to Section 3.3, EMC and its affiliates choose to provide any Extended Services to EIS International, EMC will bill EIS International on a monthly basis for such Extended Services pursuant to such Section 3.3.
Section 2.2   Billing and Payment.   EIS International will pay all invoices by wire transfer in accordance with the instructions provided by EMC not later than 30 days following receipt by EIS International of EMC’s invoice. EMC shall render invoices for Services or payments due under this Agreement on a monthly basis, and will use its commercially reasonable efforts to deliver such invoices within thirty (30) days of the last day of the month in which the Services were provided. Should EIS International dispute any portion of any invoice, EIS International shall notify EMC in writing of the nature and basis of the dispute not later than 30 days following receipt by EIS International of EMC’s invoice or forfeit its ability to dispute such portion of such invoice. The Parties will work in good faith to resolve any such dispute.
Section 2.3   Taxes.   All charges and fees to be paid to EMC under this Agreement are exclusive of any applicable taxes required by law to be collected from EIS International (including withholding, sales, use, excise or services tax, which may be assessed on the provision of the Services hereunder). If a withholding, sales, use, excise or services tax is assessed on the provision of any of the Services under this Agreement, EIS International will pay directly, reimburse or indemnify EMC for such tax. The Parties will cooperate with each other in determining the extent to which any tax is due and owing under the circumstances, and will provide and make available to each other any resale certificate, information regarding out-of-state use of materials, services or sale, and other exemption certificates or information reasonably requested by either Party.
ARTICLE III
TERM AND TERMINATION
Section 3.1   Term of Agreement.   Except as provided otherwise herein, the term of this Agreement will commence on the Effective Date and will continue (unless sooner terminated pursuant to the terms hereof) for a period not to exceed the later of: (a) June 30, 2022; or (b) the expiration or termination of the last term applicable to a particular Service, as specified in Schedule I, together with any Extension Period(s) (each such term, a “Service Period”).
Section 3.2   Early Termination.   EIS International may terminate any of the Services described in Schedule I, including a specific function, process or task, before the expiration of the initial Service Period specified in Schedule I (including if such initial Service Period is designated “Month-to-Month”) by providing fifteen (15) days’ prior written notice to EMC specifying the Service, including any function, process or task, to be terminated and the date on which such termination is to be effective. Following the effective date of such early termination of any Service, or specific function, process or task, EMC shall have no obligation to provide the Service, or portion of the Service, that was subject to early termination and the fees related to such terminated Service shall cease or be reduced (in an amount reasonably determined by EMC) as of the specified termination date. In addition, to the extent such terminated Service is identified on Schedule I as a “Bundled Service” with another Service or Services, such other Service or Services shall be terminated as on the same date as such terminated Service and the fees related to such other Service or Services shall also cease as of the specified termination date.
Section 3.3   Extensions of Term.   No less than fifteen (15) days before the final day of the initial Service Period applicable to a particular Service and for which extension is permissible hereunder, each as specified on Schedule I (such final day, the “Expiration Date”), EIS International may request that EMC and its affiliates continue to provide certain Services beyond the Expiration Date by delivering to EMC a written notice specifying the particular Services requested for an additional period and the extended period of time for which those Services are requested (the “Extension Period”) (which Extension Period shall end no later than [June 30, 2022]). EMC and its affiliates shall use their commercially reasonable efforts to provide such Services during the Extension Period beyond the Expiration Date but no later than June 30, 2022 (any Services provided beyond the applicable Expiration Date, the “Extended Services”) and shall bill EIS International on a monthly basis for such Extended Services pursuant to the rates set forth on Schedule I, plus an additional 10%. EMC and its affiliates shall have no obligation to provide any Services for which extension is permissible following the final day of the Extension Period, if any. For the avoidance of doubt, EMC shall have no obligation to provide any Extended Services beyond [June 30, 2022].
Section 3.4   Termination Upon Breach.
(a)   EIS International may terminate this Agreement at any time, upon written notice to EMC, in the event of a breach of this Agreement by EMC. Such termination or suspension will become effective 30 days from the date of such notice unless the applicable breach is cured, or if not able to be cured within said 30-day period (but capable of cure within a longer period), significant steps to cure have been taken by EMC within that period.
(b)   EMC may terminate this Agreement or suspend performance of its obligations hereunder at any time, upon written notice to EIS International, in the event of a breach of this Agreement by EIS International. Such termination or suspension will become effective 30 days from the date of such notice unless the applicable breach is cured or if not able to be cured within said 30-day period (but capable of cure within a longer period), significant steps to cure have been taken by EIS International within that period; provided, however, that if such breach relates to the non-payment by EIS International of any fees or expenses under Article II, then termination under this Section 3.4(b) will be effective 30 days from the date of receipt of such notice unless all unpaid fees or expenses have been paid in full within such 30-day period.
Section 3.5   Effect of Termination.    Notwithstanding any other provision in this Agreement stating or implying the contrary, whether this Agreement is terminated by EMC or EIS International, EIS International will remain liable for the payment of fees and expenses accruing for the period prior to termination even though such fees may not become due until after termination. Further, in the event of termination of this Agreement, this Section 3.5, Sections [2.2, 2.3, 4.1, 4.2, 4.3 and 5.1 – 5.14], inclusive, will continue in full force and effect.
ARTICLE IV
ADDITIONAL AGREEMENTS
Section 4.1   Management and Control.   Except as otherwise provided in this Agreement, management of, and control over, the provision of the Services (including the determination or designation at any time of the employees and other resources of EMC and its affiliates to be used in connection with the provision of the Services) will reside solely with EMC. Without limiting the generality of the foregoing, all labor matters relating to any employees of EMC and its affiliates will be within the exclusive control of EMC and its affiliates, and EIS International will take no action affecting such matters. EMC will be responsible for the payment of all salary and benefits and all income tax, social security taxes, unemployment compensation, tax, workers’ compensation tax, other employment taxes or withholdings and premiums and remittances with respect to employees of EMC and its affiliates used to provide Services.
Section 4.2   Confidentiality.   Each Party will cause each of its affiliates and each of its and their officers, directors, and employees, and other persons acting on behalf of any such Person to hold all information relating to the business of the other Party and its affiliates disclosed to it by reason of this Agreement (the “Confidential Information”) confidential for a period of three years from the Effective Date, and will not use any such Confidential Information except of the purposes of this Agreement (and only in accordance with applicable law) or disclose any such Confidential Information to any third party unless: (a) on a need to know basis in connection with performance of receiving Party’s obligations or exercise of its rights pursuant to this Agreement, or (b) pursuant to a request from a governmental authority or through legal process; provided, that to the extent that a person receiving Confidential Information hereunder may become legally compelled to disclose any Confidential Information through a request from a governmental authority or through legal process, such Person (i) may only disclose such information if it will first have used commercially reasonable efforts to obtain, and, if practicable, will have afforded the other Party the opportunity to obtain, an appropriate protective order or other satisfactory assurance of confidential treatment for the information required to be so disclosed, and (ii) if such protective order or other remedy is not obtained, or the other Party waives such Person’s compliance with the provisions of this Section 4.2, they will only furnish that portion of the Confidential Information which is legally required to be so disclosed. As used in this Agreement, “Confidential Information” does not include any information which (x) is or becomes generally available to the public other than as a result of a breach of the terms of this Agreement by the receiving Party, its affiliates or any person acting on behalf of any such Person, or (y) becomes available to a Party or its affiliates on a non-confidential basis, provided that such source was not known by such Party or its affiliates to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, such other Party or its affiliates with respect to such information.
Section 4.3   Indemnities and Limitation of Liability.
(a)   EIS International shall indemnify, defend and hold EMC, its affiliates, and each of their respective Representatives (collectively, the “EMC Indemnified Parties”), harmless from and against any and all Damages arising in connection with this Agreement except to the extent such Damages are subject to indemnification pursuant to Section 4.3(b).
(b)   Subject to Sections 4.3(c) and 4.3(d), EMC shall indemnify, defend and hold EIS International and its respective Representatives (collectively, the “EIS International Indemnified Parties”), harmless from and against any and all Damages based upon or related to the Services performed hereunder to the extent that any such Damages were caused by the gross negligence or willful misconduct of EMC or its affiliates in providing any of the Services rendered or to be rendered by EMC pursuant to this Agreement. The foregoing, together with the provisions of Section 1.3(b), shall constitute EMC’s sole and exclusive monetary Liability with respect to the Services or the failure to perform the Services. Notwithstanding anything to the contrary in this Agreement, EIS International hereby waives and releases EMC from Liability, in contract, tort or otherwise, for all Damages incurred or suffered by the EIS International Indemnified Parties, other than any Damages that are subject to indemnification under this Section 4.3(b).
(C)   EXCEPT IN THE CASE OF FRAUD OR WILLFUL MISCONDUCT, NEITHER OF THE PARTIES NOR ANY OF THEIR RESPECTIVE AFFILIATES WILL BE LIABLE TO THE OTHER PARTY OR ANY THIRD PARTY FOR ANY INDIRECT, CONSEQUENTIAL, EXEMPLARY, INCIDENTAL OR SPECIAL DAMAGES, INCLUDING LOST PROFITS OR REVENUES, COST OF CAPITAL OR OTHERWISE, OR PUNITIVE DAMAGES RELATING TO THE SAME ARISING FROM ANY CLAIM BY A PARTY HEREUNDER RELATING TO THIS AGREEMENT OR ANY OF THE SERVICES TO BE PROVIDED HEREUNDER OR THE PERFORMANCE OF OR FAILURE TO PERFORM SUCH PARTY’S OBLIGATIONS UNDER THIS AGREEMENT, WHETHER SUCH CLAIM IS BASED ON WARRANTY, CONTRACT, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY) OR OTHERWISE, AND REGARDLESS OF WHETHER SUCH DAMAGES ARE FORESEEABLE OR AN AUTHORIZED REPRESENTATIVE OF SUCH PARTY IS ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF SUCH DAMAGES.

(d)   Notwithstanding anything else herein to the contrary, other than with respect to claims of willful misconduct or fraud under this Agreement, the maximum aggregate liability of EMC for all events acts or omissions under or in connection with this Agreement, regardless of the form of the action or the theory of the recovery (whether arising in tort (including negligence), strict liability, contract, warranty, failure of essential purpose or otherwise), shall not exceed and shall be limited to an amount equal to the Service fees that EMC actually received from EIS International for the Service which gave rise to Liability, for the calendar month during which the last act or omission giving rise to such Liability occurred. Each Party shall, in all circumstances, use commercially reasonable efforts to mitigate and otherwise minimize their damages and those of their affiliates, whether direct or indirect, due to, resulting from or arising in connection with any failure by the other Parties to comply fully with their obligations under this Agreement.
ARTICLE V
MISCELLANEOUS
Section 5.1   Relationship of Parties.   EMC is providing the Services hereunder as an independent contractor of EIS International. Except as specifically provided in this Agreement (a) neither Party hereto will act or represent or hold itself out as having authority to act as an agent or partner of the other Party, or (b) in any way bind or commit the other Party to any obligations or agreement. Nothing contained in this Agreement will be construed as creating a partnership, joint venture, agency, trust, fiduciary relationship or other association of any kind, each Party being individually responsible only for its obligations as set forth in this Agreement. The Parties’ respective rights and obligations hereunder will be limited to the contractual rights and obligations expressly set forth in this Agreement on the terms and conditions set forth in this Agreement. Except as provided in this Agreement, this Agreement shall not in any manner limit the Parties in carrying on their respective separate businesses or activities.
Section 5.2   Survival.   The agreements contained herein that by their terms apply or are to be performed in whole or in part after the Spin-Off Date will survive indefinitely.
Section 5.3   Amendment.   The terms of this Agreement may be amended, and the terms hereof may be waived, only by a written instrument signed by each of the Parties or, in the case of a waiver, by the Party waiving compliance.
Section 5.4   Waiver of Compliance.   No delay on the part of any Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.
Section 5.5   Notices.   All notices required or permitted pursuant to this Agreement must be in writing and will be deemed to be properly given when actually received by the Person entitled to receive the notice at the address stated below, or at such other address as a Party may provide by notice to the other:
(i)   In the case of EMC, to:
Elkay Manufacturing Company
1333 Butterfield Road
Suite 200
Attn: Bryan English
Bryan.English@elkay.com
with a copy to:
Elkay Manufacturing Company
1333 Butterfield Road
Suite 200
Attn: Christine Bedi
Christine.Bedi@elkay.com

(ii)   In the case of EIS International, to:
Elkay Interior Systems International, Inc.
241 N. Broadway
Suite 600 Milwaukee, WI 53202
Attn:
Anthony Lutz
Prem William

Tony.Lutz@elkayinteriorsystems.com
Prem.William@elkayinteriorsystems.com
or to such other address as such Party may have furnished in writing in accordance with the provisions of this Section 5.5. Any notice or other communication shall be deemed to have been given, made and received upon receipt. Any Party may change the address to which notices are to be addressed by giving the other Party notice in the manner herein set forth.
Section 5.6   Applicable Law; Jurisdiction.   All matters relating to the interpretation, construction, validity and enforcement of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Illinois without giving effect to any choice or conflict of law provision or rule (whether of the State of Illinois or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of Illinois. Each of the Parties (a) consents to submit itself to the exclusive personal jurisdiction of the courts of the State of Illinois, DuPage County, or, if that court does not have jurisdiction, a federal court sitting in Chicago, Illinois in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transaction contemplated by this Agreement in any other court. Each of the Parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. EACH PARTY IRREVOCABLY AND ABSOLUTELY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND AGREES TO TAKE ANY AND ALL ACTION NECESSARY OR APPROPRIATE TO EFFECT SUCH WAIVER. Any cause of action that any Party may have against the other Party hereto that may arise under or in connection with this Agreement must be commenced within one (1) year after the cause of action has accrued, or shall be deemed to have been waived and/or withdrawn.
Section 5.7   Entire Agreement; Amendment.   This Agreement, the Asset Transfer Agreement, dated as of [•], 2022, by and among EMC, Elkay Sales, Inc., Elkay Plumbing Products Company and Elkay Interior Systems, Inc. (the “Asset Transfer Agreement”), and the Spin-Off Agreement dated as of [•], 2022, by and between EMC and EIS International (the “Spin-Off Agreement”) and the Tax Matters Agreement dated as of [•], 2022, by and between EMC and EIS International (the “Tax Matters Agreement”), constitute the entire agreements among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties hereto, or any of them, written or oral, with respect to the subject matter hereof and the Parties hereto expressly disclaim reliance on any such prior understandings, agreements or representations to the extent not embodied in this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties hereto.
Section 5.8   Assignment.   This Agreement and all of the provisions hereof will be binding on and inure to the benefit of the Parties and their respective successors and permitted assigns. Neither Party may assign, transfer or in any manner convey all or any part of its rights or obligations under this Agreement to any other Person, whether by operation of law or otherwise, without the prior written consent of the other Party; provided that EMC may assign this Agreement to any subsequent direct or indirect acquirer (including an acquirer of control) of EMC. Any attempted assignment of this Agreement or of a Party’s rights or obligations under this Agreement in violation of this Section 5.8 shall be null and void.
Section 5.9   Interpretation.   When a reference is made in this Agreement to an Article, a Section, a clause, a Schedule, that reference is to an Article, a Section or a clause of, or a Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. Whenever the singular is used herein, the same will include the plural, and whenever the plural is used herein, the same will include the singular, where appropriate. All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized term used in this Agreement but not otherwise defined herein will have the meaning given to such term in the Spin-Off Agreement, or, if not so defined therein, then the meaning given to such term in the Asset Transfer Agreement. Any capitalized term used in any Schedule but not otherwise defined therein will have the meaning given to such term in this Agreement. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. This Agreement is to be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted. References to any statute, listing rule, rule, standard, regulation or other applicable law will be deemed to include a reference to the corresponding rules and regulations, if any, and each of them as amended, modified, supplemented, consolidated, replaced or rewritten from time to time. References to any applicable law or section of applicable law, any statute, listing rule, rule, standard, regulation or other applicable law will be deemed to include any successor to applicable law or section of applicable law. References to “$” or “dollars” are references to United States dollars.
Section 5.10   EMC and EIS International Acknowledgment; Warranty.    Each of EMC and EIS International understands that the Services provided hereunder are transitional in nature and are furnished by EMC solely for the purpose of accommodating the Spin-Off. The Parties have allocated responsibilities and risk of loss and limited the losses of both Parties as stated in this Agreement, including based on the recognition that EMC is not in the business of providing the Services to third parties. Such provisions are fundamental elements of the basis of the bargain between EMC and EIS International. EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE I, EMC (ON BEHALF OF ITSELF AND ITS AFFILIATES) HEREBY EXPRESSLY DISCLAIMS ALL REPRESENTATIONS, WARRANTIES AND CONDITIONS REGARDING THE SERVICES, WHETHER EXPRESS OR IMPLIED OR STATUTORY, INCLUDING ANY REPRESENTATION OR WARRANTY IN REGARD TO QUALITY, PERFORMANCE, NON-INFRINGEMENT, COMMERCIAL UTILITY, MERCHANTABILITY OR FITNESS OF THE SERVICES FOR A PARTICULAR PURPOSE.
Section 5.11   Schedule I.    Schedule I is incorporated in, and made a part of, this Agreement.
Section 5.12   Severability.   Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.
Section 5.13   Force Majeure.   The Parties shall not be liable for any interruption of Service, delay or failure to perform or receive Services under this Agreement when such interruption, delay or failure results from causes beyond its reasonable control, including, but not limited to, any strikes, lock-outs or other labor difficulties, acts of any governmental authority, changes in applicable laws inhibiting or prohibiting the performance or receipt of the Services, riot, insurrection, invasion, war or other hostilities or civil unrest (including acts of terrorism), embargoes or blockades, epidemics, pandemics, fuel or energy shortage, fire, flood, explosion, acts of God, national or regional emergencies, or shortage of adequate utilities, power or transportation facilities (each, a “Force Majeure Event”). Upon the occurrence of a Force Majeure Event, the Parties’ obligations hereunder shall be postponed for such time as their respective performance is suspended or delayed on account thereof. Each Party will promptly notify the other, either orally or in writing, upon learning of the occurrence of such Force Majeure Event. In the event of the occurrence of a Force Majeure Event that affects EMC’s ability to provide the Services, (a) EMC shall not be obligated to deliver the affected Services or perform such other obligations and EIS International shall not be obligated to pay for any Services not delivered during such period and (b) if such Force Majeure Event continues for a period of at least thirty (30) consecutive days, EIS International may terminate this Agreement with respect to the affected Services with immediate effect, without any liability to either Party for such termination. Except as provided in clause (a) in the preceding sentence, the occurrence of a Force Majeure Event shall not excuse EIS International’s payment obligations hereunder.
Section 5.14   Counterparts.   This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other means of electronic transmission shall be as effective as delivery of a manually executed counterpart of any such Agreement.

IN WITNESS WHEREOF, each of the Parties has caused this Transition Services Agreement to be duly executed and delivered as of the day and year first above written.
ELKAY MANUFACTURING COMPANY
By:

Name:
Title:
ELKAY INTERIOR SYSTEMS INTERNATIONAL, INC.
By:

Name:
Title:

Execution Version
TAX MATTERS AGREEMENT
between
Elkay Manufacturing Company
on behalf of itself and the members of the EMC Group,
and
Elkay Interior Systems International, Inc.,
on behalf of itself and the members of the EIS Group
Dated as of [•], 2022

TAX MATTERS AGREEMENT
This TAX MATTERS AGREEMENT (the “Agreement”) is entered into as of [•], 2022 between Elkay Manufacturing Company (“EMC”), a Delaware corporation, on behalf of itself and the members of the EMC Group and Elkay Interior Systems International, Inc. (“EIS International”), a Delaware corporation, on behalf of itself and the members of the EIS Group.
W I T N E S S E T H:
WHEREAS, pursuant to the Tax laws of various jurisdictions, certain members of the EIS Group presently file certain Tax Returns on an affiliated, consolidated, combined, unitary, fiscal unity or other group basis (including as permitted by Section 1501 of the Internal Revenue Code of 1986, as amended, the “Code”) with certain members of the EMC Group;
WHEREAS, EMC and EIS International have entered into a Spin-Off Agreement, dated [•], 2022 (the “Spin-Off Agreement”), pursuant to which the Spin-Off and other related transactions will be consummated;
WHEREAS, the Contribution and the Spin-Off are intended to qualify for the Intended Tax Treatment; and
WHEREAS, EMC and EIS International desire to set forth their agreement on the rights and obligations of EMC, EIS International and the members of the EMC Group and the EIS Group respectively, with respect to (a) the administration and allocation of Taxes incurred in Taxable periods beginning prior to the Spin-Off Date, (b) Taxes resulting from the Spin-Off and transactions effected in connection with the Spin-Off and (c) various other Tax matters.
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:
Section 1.   Definitions.   (a) As used in this Agreement:
“Active Trade or Business” means the Plumbing Business, the active conduct (as defined in Section 355(b)(2) of the Code, and taking into account Section 355(b)(3) of the Code and the Treasury Regulations thereunder) of which the EMC Group was engaged in immediately prior to the Spin-Off.
“Affiliate” has the meaning set forth in the Spin-Off Agreement.
“Agreement” has the meaning set forth in the preamble.
“Applicable Law” (or “Applicable Tax Law,” as the case may be) has the meaning of “Applicable Law” set forth in the Spin-Off Agreement.
“Code” has the meaning set forth in the Preamble.
“Combined Group” means any group consisting of at least two members that filed or was required to file (or will file or be required to file) a Tax Return on an affiliated, consolidated, combined, unitary, fiscal unity or other group basis (including as permitted by Section 1501 of the Code) that includes at least one member of the EMC Group and at least one member of the EIS Group.
“Combined Tax Return” means a Tax Return filed in respect of U.S. federal, state, local or non-U.S. income Taxes for a Combined Group, or any other affiliated, consolidated, combined, unitary, fiscal unity or other group basis (including as permitted by Section 1501 of the Code) Tax Return of a Combined Group.
“Company” means EMC or EIS International (or the appropriate member of each of their respective Groups), as appropriate.
“Contemplated Merger” means the merger contemplated among EMC, Zurn Water Solutions, a Delaware corporation (“Zurn”) and Zebra Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Zurn, where such merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.
“Contribution” has the meaning set forth in the Spin-Off Agreement.

“Effective Time” has the meaning set forth in the Spin-Off Agreement.
“Equity Interests” means any stock or other securities treated as equity for Tax purposes, options, warrants, rights, convertible debt, or any other instrument or security that affords any Person the right, whether conditional or otherwise, to acquire stock or to be paid an amount determined by reference to the value of stock.
“EIS Business” means the business set forth in the Spin-Off Agreement.
“EIS Carried Item” shall mean any Tax Attribute of the EIS Group that may or must be carried from one Taxable period to another prior Taxable period under the Code or other Applicable Tax Law.
“EIS Group” has the meaning set forth in the Spin-Off Agreement.
“EIS International Common Stock” has the meaning set forth in the Spin-Off Agreement.
“EIS International Separate Tax Return” means any Tax Return that is required to be filed by, or with respect to, any member of the EIS Group that is not a Combined Tax Return.
“EMC” has the meaning ascribed thereto in the preamble.
“EMC Carried Item” shall mean any Tax Attribute of the EMC Group that may or must be carried from one Taxable period to another prior Taxable period under the Code or other Applicable Tax Law.
“EMC Group” has the meaning set forth in the Spin-Off Agreement.
“EMC Retained Business” means (i) those businesses operated by the EMC Group prior to the Effective Time other than the EIS Business and (ii) those businesses acquired or established by or for any member of the EMC Group after the Effective Time.
“EMC Separate Tax Return” means any Tax Return that is required to be filed by, or with respect to, a member of the EMC Group that is not a Combined Tax Return.
“Governmental Authority” has the meaning set forth in the Spin-Off Agreement.
“Indemnified Party” means the party which is entitled to seek indemnification from another party pursuant to the provisions of Section 9.
“Indemnifying Party” means the party from which an indemnity is sought pursuant to the provisions of Section 9.
“Intended Tax Treatment” means (i) the Contribution is intended to qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(D)of the Code, and (ii) the Spin-Off is intended to qualify as (x) a non-taxable transaction under Section 355 of the Code to the shareholders of EMC and (y) a taxable transaction to EMC pursuant to the application of Section 355(e) of the Code where no taxable gain is recognized by EMC.
“IRS” has the meaning set forth in the Spin-Off Agreement.
“KPMG” means KPMG US LLP.
“Person” has the meaning set forth in Section 7701(a)(1) of the Code.
“Plumbing Business” has the meaning set forth in the Spin-Off Agreement.
“Post-Spin-Off Period” means any Taxable period (or portion thereof) beginning after the Spin-Off Date.
“Pre-Spin-Off EMC Separate Tax Return” means any EMC Separate Tax Return that relates in whole or in part to a Pre-Spin-Off Period.
“Pre-Spin-Off EIS International Separate Tax Return” means any EIS International Separate Tax Return that relates in whole or in part to a Pre-Spin-Off Period.

“Pre-Spin-Off Period” means any Taxable period (or portion thereof) ending on or before the Spin-Off Date, including the portion of any Straddle Period which portion ends on the Spin-Off Date.
“Separation Taxes” means any Taxes incurred solely as a result of the Contribution or the Spin-off failing to qualify for the Intended Tax Treatment.
“Spin-Off” has the meaning set forth in the Spin-Off Agreement.
“Spin-Off Agreement” has the meaning set forth in the recitals.
“Spin-Off Date” has the meaning set forth in the Spin-Off Agreement.
“Spin-Off Documents” has the meaning set forth in the Spin-Off Agreement.
“Spin-Off Transactions” has the meaning set forth in the Spin-Off Agreement.
“Straddle Period” means any taxable period that begins on or before and ends after the Spin-Off Date.
“Tax” (and the correlative meaning, “Taxes,” “Taxing” and “Taxable”) means (i) any tax, including any net income, gross income, gross receipts, recapture, alternative or add-on minimum, sales, use, business and occupation, value-added, trade, goods and services, ad valorem, franchise, profits, net wealth, license, business royalty, withholding, payroll, employment, escheat or abandoned property, capital, excise, transfer, recording, severance, stamp, occupation, premium, property, asset, real estate acquisition, environmental, custom duty, impost, obligation, assessment, levy, tariff or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest and any penalty, addition to tax or additional amount imposed by a Tax Authority; or (ii) any liability of any member of the EMC Group or the EIS Group for the payment of any amounts described in clause (i) as a result of any express or implied obligation to indemnify any other Person.
“Tax Attribute” means net operating loss, net capital loss, unused investment credit, unused foreign tax credit, excess charitable contribution, unused general business credit, alternative minimum tax credit or any other Tax Item that could reduce a Tax liability.
“Tax Authority” means any Governmental Authority (domestic or foreign), including, without limitation, any state, municipality, political subdivision or governmental agency, responsible for the imposition, assessment, administration, collection, enforcement or determination of any Tax.
“Tax Item” means any item of income, gain, loss, deduction, credit, recapture of credit or any other item that can increase or decrease Taxes paid or payable.
“Tax Opinion” shall mean the legal opinion or legal opinions delivered to EMC and EIS International by KPMG with respect to certain U.S. federal income tax consequences of the Contribution and the Spin-Off.
“Tax Proceeding” means any Tax audit, dispute, examination, contest, litigation, arbitration, action, suit, claim, cause of action, review, inquiry, assessment, hearing, complaint, demand, investigation or proceeding (whether administrative, judicial or contractual).
“Tax Refund” means any refund, reimbursement, offset, credit, or other similar benefit in respect of Taxes (including any overpayment of Taxes that can be refunded or, alternatively, applied against other Taxes payable), including any interest paid on or with respect to such refund of Taxes.
“Tax-Related Losses” means, with respect to any Taxes imposed pursuant to any settlement, determination, judgment or otherwise, (i) all reasonable accounting, legal and other professional fees, and court costs incurred in connection with such Taxes, as well as any other out-of-pocket costs incurred in connection with such Taxes and (ii) all damages, costs, and expenses associated with stockholder litigation or controversies and any amount paid by any member of the EMC Group or any member of the EIS Group in respect of the liability of shareholders, whether paid to shareholders or to the IRS or any other Tax Authority.
“Tax Representation Letters” means the representations provided by EIS International and EMC to KPMG in connection with the rendering by KPMG of the Tax Opinion.

“Tax Return” means any Tax return, statement, report, form, election, bill, certificate, claim or surrender (including estimated Tax returns and reports, extension requests and forms, and information returns and reports), or statement or other document or written information filed or required to be filed with any Tax Authority, including any amendment thereof, appendix, schedule or attachment thereto.
“Transfer Taxes” means all U.S. federal, state, local or non-U.S. sales, use, privilege, value added, transfer, documentary, stamp, duties, real estate transfer, controlling interest transfer, recording and similar Taxes and fees (including any penalties, interest or additions thereto) imposed upon any member of the EMC Group or any member of the EIS Group in connection with the Spin-Off Transactions.
(b)   ”Treasury Regulations” means the regulations promulgated from time to time under the Code as in effect for the relevant taxable period. Each of the following terms is defined in the Section set forth opposite such term:
Term	Section
Due Date	Section 11(a)
Indemnified Party	Section 9(d)
Tax Arbiter	Section 26
Tax Attribute Allocation	Section 6
Tax Materials	Section 8(a)
(c)   All capitalized terms used but not defined herein shall have meanings set forth in the Spin-Off Agreement. Any term used in this Agreement which is not defined in this Agreement or the Spin-Off Agreement shall, to the extent the context requires, have the meaning assigned to it in the Code or the applicable Treasury Regulations thereunder (as interpreted in administrative pronouncements and judicial decisions) or in comparable provisions of Applicable Tax Law.
Section 2.   Sole Tax Sharing Agreement.   Any and all existing Tax sharing agreements or arrangements, written or unwritten, between any member of the EMC Group, on the one hand, and any member of the EIS Group, on the other hand, if not previously terminated, shall be terminated as of the Spin-Off Date without any further action by the parties thereto. Following the Spin-Off, no member of the EIS Group or the EMC Group shall have any further rights or liabilities thereunder, and this Agreement and the Spin-Off Documents (to the extent such Spin-Off Documents reflect an agreement between the Parties as to Tax sharing) shall be the sole Tax sharing agreement between the members of the EIS Group on the one hand, and the members of the EMC Group, on the other hand.
Section 3.   Responsibility for Taxes.
(a)   General Principles.   Except as provided in Section 3(b), all responsibilities for Taxes shall be assigned as follows:
(i)   Responsibility for Taxes for Combined Tax Returns.   EMC shall be responsible for all Taxes reported, or required to be reported, on any Combined Tax Return that any member of the EMC Group files or is required to file under the Code or other Applicable Tax Law.
(ii)   Responsibility for Taxes Reflected on EMC Separate Tax Returns and EIS International Separate Tax Returns.
(A)   EMC shall be responsible for all Taxes reported, or required to be reported, on any EMC Separate Tax Return.
(B)   EIS shall be responsible for all Taxes reported, or required to be reported, on any EIS International Separate Tax Return.
(b)   Special Assignment Rules.   Notwithstanding any other provision in this Section 3, the following Taxes shall be allocated as follows:
(i)   Transfer Taxes.   Transfer Taxes shall be assigned to EIS International, provided that with respect to any such Transfer Tax that is recoverable, EMC or EIS International, as applicable, shall use commercially reasonable efforts to recover, all or a portion of, such Transfer Tax from the relevant Tax authority.

(ii)   Section 965 Taxes.   Liability for any installment payments required to be made pursuant to the election made by a member of the EMC Group or a member of the EIS Group under Section 965(h) of the Code, and any adjustments thereto, shall be assigned to EMC.
(iii)   Taxes Attributable to the Spin-Off Transactions.   EIS International shall be responsible for any Taxes attributable to the Spin-Off Transactions to the extent any such Tax is not taken into account in the Final Net Adjustment Amount in the Merger Agreement.
(iv)   Taxes Covered by Spin-Off Documents.   Subject to the preceding clauses of this Section 3(b), any liability or other matter relating to Taxes that is specifically addressed in any Spin-Off Document shall be assigned or governed as provided in such Spin-Off Document.
(v)   Taxes of the EIS Business.   EIS International shall be responsible for any Taxes directly attributable to the EIS Business in a Pre-Spin-Off Period.
(vi)   Taxes of the EMC Retained Business   EMC shall be responsible for any Taxes directly attributable to the EMC Retained Business.
Section 4.   Attribution of Taxes
(a)   General.   For all purposes of this Agreement, a Tax and any Tax Items shall be considered attributable to the EIS Group on the one hand and the EMC Group on the other (but not both) to the extent that such Tax and/or Tax Item would result if such Tax Return were prepared on a separate basis taking into account only the operations and assets of the EIS Business on the one hand and only the operations and assets of the EMC Retained Business on the other hand (but not both), as applicable. Each of EMC Group on one hand, and the EIS Group on the other hand, shall mutually agree on the attribution of the Tax and Tax Items contemplated under this Section 4. If the parties cannot agree on one or more Tax or Tax Items described in this Section 4, EMC and EIS International shall negotiate in good faith to come to a mutual agreement and resolve such dispute; provided, however, that if EMC and EIS International are unable to resolve any such dispute within 60 days, such dispute shall be resolved by the Tax Arbiter in accordance with Section 26.
(b)   Straddle Period Tax Allocation.   For any Straddle Period, the apportionment of Tax Items between Taxable periods (or portions of a Taxable period) shall be based on a closing of the books and records on the close of the Spin-Off Date (in the event that the Spin-Off Date is not the last day of the Taxable period, as if the Spin-Off Date were the last day of the Taxable period), subject to adjustment for Tax Items accrued on the Spin-Off Date that are properly allocable to the Taxable period following the Spin-Off, as reasonably determined by EMC in a manner consistent with past practice and in accordance with Applicable Law; provided that Taxes not based upon or measured by net or gross income or specific events shall be apportioned between the Pre-Spin-Off Period and the Post-Spin-Off Periods on a pro rata basis in accordance with the number of days in each Taxable period.
(c)   Subpart F and GILTI.   Any and all Taxes reported, or required to be reported, on a Combined Return to the extent attributable to a member of the EIS Group under Section 951(a) or Section 951A(a) of the Code shall be allocated to EIS International on a hypothetical standalone basis that shall be determined as though the taxable period of the members of the EMC Group and EIS Group ended on the Spin-Off Date.
Section 5.   Payment of Taxes; Preparation and Filing of Tax Returns.
(a)   Combined Tax Returns.   EMC shall pay (or cause to be paid) to the proper Tax Authority the Tax shown as due on any Tax Return for which a member of the EMC Group is responsible for under Section 3.
(i)   EMC shall prepare and file, or cause to be prepared and filed, Combined Tax Returns for which a member of a Combined Group is required or, as provided in Section 5(d)(ii), elects to file a Combined Tax Return in accordance with EMC’s historical practice to the extent permitted by Applicable Law. Each member of the EMC Group and EIS Group shall execute and file such consents, elections and other documents as may be reasonably required, appropriate or otherwise reasonably requested by EMC in connection with the filing of such Combined Tax Returns.

(ii)   To the extent any Combined Tax Return reflects operations of the EIS Group for a Taxable period that includes the Spin-Off Date, EMC shall include in such Combined Tax Return, the results of such member of the EIS Group, as the case may be, in accordance with Section 4 to the extent permitted by Applicable Tax Law. EMC shall submit to EIS International a copy of each Combined Tax Return no later than fifteen (15) days prior to the date such Tax Return is required to be filed (taking into account applicable extensions), and EMC shall consider in good faith any reasonable comments on such Tax Returns provided by EIS International no later than ten (10) days prior to the date such Tax Return is required to be filed (taking into account applicable extensions). The Parties shall work together to resolve any issues arising out of the review of such Combined Tax Returns pursuant to Section 26.
(b)   Pre-Spin-Off EIS International Separate Tax Returns.   EIS International shall prepare, or cause to be prepared, all Pre-Spin-Off EIS International Separate Tax Returns in accordance with EMC and EIS International’s historical practice to the extent permitted by Applicable Law. EIS International shall submit to EMC a copy of each Pre-Spin-Off EIS International Separate Tax Return no later than fifteen (15) days prior to the date such Tax Return is required to be filed, and EIS International shall consider in good faith any reasonable comments on such Tax Returns provided by EIS International no later than 10 days prior to the date such Tax Return is required to be filed. The Parties shall work together to resolve any issues arising out of the review of such Pre-Spin-Off EIS International Separate Tax Returns pursuant to Section 26.
(c)   Provision of Information; Timing.   EMC shall maintain all necessary information for EIS International (or any of its Affiliates) to file any Tax Return that EIS International is required or permitted to file under this Section 5, and shall provide to EIS International all such reasonably necessary information. EIS International shall maintain all necessary information for EMC (or any of its Affiliates) to file any Tax Return that EMC is required or permitted to file under this Section 5, and shall provide EMC with all such reasonably necessary information.
(d)   Special Rules Relating to the Preparation of Tax Returns.
(i)   Consistency with Intended Tax Treatment.   All Tax Returns that include any member of the EMC Group or any member of the EIS Group shall be prepared in a manner that is consistent with the Intended Tax Treatment to the extent permitted by Applicable Law.
(ii)   Election to File Combined Tax Returns.   EMC and EIS International shall jointly determine whether EMC shall file any Combined Tax Return if the filing of such Tax Return is elective under Applicable Tax Law. Each member of any such Combined Group shall execute and file such consents, elections and other documents as may be required, appropriate or otherwise requested by EMC or EIS International in connection with the filing of such Combined Tax Returns; provided, however, nothing set forth in this Section 5(d)(ii) shall change the responsibility of the Parties as set forth in Section 3.
(iii)   Preparation of Transfer Tax Returns.   The Company required under Applicable Tax Law to file any Tax Returns in respect of Transfer Taxes shall prepare and file (or cause to be prepared and filed) such Tax Returns. If required by Applicable Tax Law, EMC and EIS International shall, and shall cause their respective Affiliates to, cooperate in preparing and filing, and join the execution of, any such Tax Returns.
(e)   Except to the extent otherwise provided in this Agreement, in the event EIS International is responsible pursuant to Section 3 hereof for any Tax payable in respect of a Tax Return EMC is responsible for preparing and filing under this Agreement, EMC shall provide written notice to EIS International of the Tax amount EIS International shall pay no less than fifteen (15) business days prior to the due date of such Tax Return. EIS International shall pay or cause to be paid to EMC such Tax amount no less than five (5) business days prior to the due date of such Tax Return.
Section 6.   Apportionment of Earnings and Profits and Tax Attributes.   EIS International and EMC agree that Tax Attributes arising in a Pre-Spin-Off Period and EMC’s estimate of the portion, if any, of earnings and profits, previously taxed earnings and profits (within the meaning of Section 959 of the Code), Tax basis, overall foreign loss or other consolidated, combined or unitary attributes will be allocated among (and the benefits and burdens of such Tax Attributes and estimates will inure to) the members of the EMC Group and the members of the EIS Group. Documentation reflecting the Tax Attributes and estimates allocated to EIS International (the “Tax Attribute Allocation”) shall be determined in a manner consistent with past practices and in accordance with Applicable Tax Law. Such Tax Attribute Allocation shall be delivered by EMC to EIS International from time to time (including as a result of any adjustment on audit or a Tax Proceeding). If EIS International notifies EMC in writing within 30 days of receipt of the Tax Attribute Allocation that EIS International objects to one or more items reflected in the Tax Attribute Allocation, EMC and EIS International shall negotiate in good faith to come to a mutual agreement and resolve such dispute; provided, however, that if EMC and EIS International are unable to resolve any such dispute with respect to the Tax Attribute Allocation within 60 days, such dispute shall be resolved by the Tax Arbiter in accordance with Section 26. The EMC Group and the EIS Group shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the mutually agreed upon Tax Attribute Allocation.
Section 7.   Utilization of Tax Attributes.
(a)   Amended Returns.
(i)   If a member of the EMC Group or EIS Group seeks to amend a Tax Return or claim a Tax Refund with respect a Pre-Spin-Off Period, such action may not be taken unless consent is received from EIS International or EMC, respectively, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that (i) a member of the EMC Group may take any such action to the extent it relates solely to Taxes of the EMC Group and cannot reasonably be expected to adversely affect the EIS Group or the shareholders of EIS International and (ii) a member of the EIS Group may take any such action to the extent it relates solely to Taxes of the EIS Group and cannot reasonably be expected to adversely affect the EMC Group or the shareholders of EMC.
(ii)   Notwithstanding anything to the contrary herein, EMC shall not file Tax Returns for a Pre-Spin-Off Period in a jurisdiction where the EMC Group or EIS Group has not historically filed Tax Returns, initiate discussions or examinations with any Tax Authority regarding Taxes with respect to any Pre-Spin-Off Period, make any voluntary disclosures with respect to Taxes for any Pre-Spin-Off Period, change any accounting method or adopt any convention that shifts taxable income from a period beginning (or deemed to begin) after the Spin-Off Date to a taxable period (or portion thereof) ending on or prior to the Spin-Off Date or shifts deductions or losses from a Pre-Spin-Off Period to a period beginning (or deemed to begin) after the Spin-Off Date, or undertake any action outside of the ordinary course of business on the Spin-Off Date that would be reasonably expected to result in additional taxes allocable to or imposed on the EIS Group unless consent is received from EIS International, which consent shall not be unreasonably withheld, conditioned or delayed.
(b)   Carrybacks to Combined Tax Returns.
(i)   Neither the EMC Group nor EIS Group shall carry back any EMC Carried Item or EIS Carried Item, respectively, from a Post-Spin-Off Period to a Combined Tax Return in the Pre-Spin-Off Period unless consent is received from EIS International or EMC, respectively, which consent shall not be unreasonably withheld, conditioned or delayed.
(ii)   If a member of the EMC Group or the EIS Group determines that it is required by Applicable Tax Law to carry back any EMC Carried Item or EIS Carried Item to a Combined Tax Return in the Pre-Spin-Off Period, it shall notify EIS International or EMC, respectively, in writing of such determination at least 90 days prior to filing the Tax Return on which such carryback will be reflected. Such notification shall include a description in reasonable detail of the basis for any expected Tax Refund and the amount thereof. If EIS International or EMC, respectively, disagrees with such determination, the parties shall resolve their disagreement pursuant to the procedures set forth in Section 26.
(iii)   For the avoidance of doubt, if an EMC Carried Item or EIS Carried Item is carried back to a Combined Tax Return for any reason, unless the EIS Group or EMC Group, respectively, consents otherwise, no member of the EIS Group or EMC Group, respectively, shall be required to make any payment to, or otherwise compensate, any member of the EMC Group in respect of such EMC Carried Item or EIS Group in respect of such EIS Carried Item, which consent may be subject to conditions as the party providing consent determines in its good faith discretion (including, for example, the party seeking consent bearing all associated costs and expenses and retaining an accounting firm that is acceptable to the party providing consent in connection therewith).

(c)   Carryforwards and Carrybacks to EMC Separate Tax Returns or EIS International Separate Tax Returns.   If a portion or all of any Tax Attribute is allocated to a member of a Combined Group pursuant to Section 6 and (i) is carried forward or back to a Pre-Spin-Off EIS International Separate Tax Return, or (ii) is carried forward or back to an EMC Separate Tax Return, any Tax Refunds or benefit arising from such carryforward or carryback shall be retained by such member allocated such Tax Attribute.
Section 8.   Certain Representations and Covenants.
(a)   Representations.
(i)   EMC, on behalf of itself and all other members of the EMC Group, hereby represents and warrants that (i) it has examined the Tax Opinion and the Tax Representation Letters (collectively, the “Tax Materials”) and (ii) the facts presented and representations that have been or will be made therein, to the extent descriptive of or otherwise relating to EMC or any member of the EMC Group or the Active Trade or Business, were or will be, at the time presented or represented and from such time until and including the Spin-Off Date, true, correct, and complete in all material respects. EMC, on behalf of itself and all other members of the EMC, hereby confirms and agrees to comply with any and all covenants and agreements in the Tax Materials applicable to EMC or any member of the EMC Group or the Active Trade or Business.
(ii)   EIS International, on behalf of itself and all other members of the EIS Group, hereby represents and warrants that (i) it has examined the Tax Materials and (ii) the facts presented and representations that have been or will be made therein, to the extent descriptive of or otherwise relating to EIS International or any member of the EIS Group or the EIS Business, were or will be, at the time presented or represented and from such time until and including the Spin-Off Date, true, correct, and complete in all material respects. EIS International, on behalf of itself and all other members of the EIS Group, hereby confirms and agrees to comply with any and all covenants and agreements in the Tax Materials applicable to EIS International or any member of the EIS Group or the EIS Business.
(iii)   Each of EMC, on behalf of itself and all other members of the EMC Group, and EIS International, on behalf of itself and all other members of the EIS Group, represents and warrants that it knows of no fact (after due inquiry) that may cause the Contribution or the Spin-Off to fail to qualify for the Intended Tax Treatment.
(iv)   Each of EMC, on behalf of itself and all other members of the EMC Group, and EIS International, on behalf of itself and all other members of the EIS Group, represents and warrants that it has no plan or intent to take any action which is inconsistent with any statements or representations made in the Tax Materials.
(v)   EMC and each other member of the EMC Group represents that as of the date hereof, and covenants that as of the Spin-Off Date, there is no plan or intention to:
(A)   liquidate EMC or partially liquidate EMC;
(B)   merge or consolidate any member of the EMC Group included on Exhibit A with any other Person subsequent to the Spin-Off other than in the Contemplated Merger, in each case to the extent that such merger or consolidation would cause the EMC Group to cease to be engaged in the Active Trade or Business;
(C)   sell, transfer or otherwise dispose of any material asset of any member of the EMC Group, except in the ordinary course of business, in each case to the extent that such sale, transfer or disposition would cause the EMC Group to cease to be engaged in the Active Trade or Business; or
(D)   repurchase stock of EMC.
(b)   Covenants.
(i)   EMC shall not, and shall not permit any other member of the EMC Group to, take or fail to take any action that is inconsistent with the information and representations set forth in the Tax Materials.

(ii)   During the one-year period following the Spin-Off Date:
(A)   EMC shall (v) maintain its status as a company engaged in the Active Trade or Business for purposes of Section 355(b)(2) of the Code, (w) not engage in any transaction that would result in it ceasing to be a company engaged in the Active Trade or Business for purposes of Section 355(b)(2) of the Code, (x) cause each other member of the EMC Group included on Exhibit A hereto to maintain its status as a company engaged in such Active Trade or Business for purposes of Section 355(b)(2) of the Code and any such other Applicable Tax Law, (y) not engage in any transaction or permit any other member of the EMC Group to engage in any transaction that would result in a member of the EMC Group described in clause (x) hereof to cease to be a company engaged in the relevant Active Trade or Business for purposes of Section 355(b)(2) of the Code or such other Applicable Tax Law, taking into account Section 355(b)(3) of the Code for purposes of each of clauses (v) through (y) hereof; and (z) not dispose of or permit a member of the EMC Group to dispose of, directly or indirectly, any interest in a member of the EMC Group described in clause (x) hereof;
(B)   EMC shall not repurchase stock of EMC;
(C)   EMC shall not, and shall not agree to, merge, consolidate or amalgamate with any other Person other than in the Contemplated Merger;
(D)   EMC shall not, and shall not permit any other member of the EMC Group to, or to agree to, sell or otherwise issue to any Person, any Equity Interests of EMC or of any other member of the EMC Group included on Exhibit A; provided, however, that EMC may issue Equity Interests to the extent such issuances are to give effect to the Contemplated Merger or are to satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulations Section 1.355-7(d);
(E)   EMC shall not, and shall not permit any other member of the EMC Group to, or to agree to, individually or in the aggregate, measured based on fair market value as of the time of the Spin-Off or relevant disposition transaction or transactions, sell or otherwise dispose of (or approve or allow the disposition of) more than thirty-five (35%) percent of the gross assets of the EMC Group or more than thirty-five (35%) percent of the gross assets of the Active Trade or Business, other than within the EMC Group’s “separate affiliated group” within the meaning of Section 355(b)(3)(B) (clauses (iii) and (iv)) except for (i) sales or other dispositions in the ordinary course of business, (ii) any cash paid to acquire assets from an unrelated person in an arm’s length transaction or (iii) any cash paid to effect a mandatory or optional repayment (or pre-payment) of any indebtedness of EMC or any member of the EMC Group; and
(F)   EMC shall not, and shall not permit any other member of the EMC Group to, amend its certificate of incorporation (or other organizational documents), or take any other action, whether through a stockholder vote or otherwise, affecting the voting rights of the Equity Interests of EMC (including, without limitation, through the conversion of one class of Equity Interests of EMC into another class of Equity Interests of EMC); provided, that this clause (F) shall not be violated as a result of any such changes made pursuant to the Spin-off Transactions or Contemplated Merger and related transactions.
(G)   EMC shall not take or fail to take, or permit any other member of the EMC Group to take or fail to take, any action, including (a) entering into any agreement, understanding or arrangement or any negotiations with respect to any transaction or series of transactions, or (b) entering any event (or series of events) involving the capital stock of EMC or any assets of any member of the EMC Group, which prevents or could reasonably be expected to result in Tax treatment that is inconsistent with the Spin-Off qualifying as a non-taxable transaction under Section 355 of the Code to the shareholders of EMC; provided, however, any action entered into pursuant to the Contemplated Merger, any Spin-Off Document (other than this Agreement) or that is undertaken pursuant to the Contribution or the Spin-Off shall not be prohibited by this clause Section 8(b)(ii)(G).

Section 9.   Indemnities.
(a)   EMC Indemnity to EIS International. Subject to the limitations set forth inSection 9(c), except in the case of any liabilities described inSection 9(b), EMC and each other member of the EMC Group will jointly and severally indemnify EIS International and the other members of the EIS Group against, and hold them harmless, without duplication, from:
(i)   any Tax liability assigned to EMC pursuant to Section 3; and
(ii)   any Tax liability and Tax-Related Losses attributable to a breach, after the Effective Time by EMC or any other member of the EMC Group of any representation, covenant or provision contained in this Agreement (other than a breach of any representation, covenant or provision contained in Section 8(a)(i), Section 8(a)(iii), Section 8(a)(iv) or Section 8(b)(i)).
(b)   EIS International Indemnity to EMC.   Subject to the limitations set forth in Section 9(c), except in the case of any liabilities described in Section 9(a), EIS International and each other member of the EIS Group shall jointly and severally indemnify EMC and the other members of the EMC Group against, and hold them harmless, without duplication, from:
(i)   any Tax liability assigned to EIS International pursuant to Section 3;
(ii)   any Tax liability and Tax-Related Losses attributable to a breach, after the Effective Time by EIS International or any other member of the EIS Group of any representation, covenant or provision contained in this Agreement;
(iii)   any Tax liability and Tax-Related Losses attributable to the Spin-Off failing to qualify for the Intended Tax Treatment to the extent not included in any adjustment to the merger consideration for the Contemplated Merger; and
(iv)   any Tax liability and Tax-Related Losses attributable to the EIS Business in a Pre-Spin-Off Period; and
(v)   any Tax liability and Tax-Related Losses attributable to the Spin-Off Transactions to the extent any such Tax is not taken into account in the Final Net Adjustment Amount in the Merger Agreement.
(c)   Cross Indemnity.   To the extent that any Tax or Tax-Related Loss is subject to indemnity pursuant to both Section 9(a) and Section 9(b), responsibility for such Tax or Tax-Related Loss shall be shared by EMC and EIS International according to relative fault.
(d)   For purposes of this Section 9, the term “Indemnified Party” means (x) the relevant member of the EMC Group in the event any member of the EMC Group is entitled to indemnity under Section 9(a) and (y) the relevant member of the EIS Group in the event any member of the EIS Group is entitled to indemnity under Section 9(b).
(e)   Discharge of Indemnity.   EIS International, EMC and the members of their respective groups shall discharge their obligations under Section 9(a) or Section 9(b) hereof, respectively, by paying the relevant amount in accordance with Section 11, within thirty (30) business days of demand therefor or, to the extent such amount is required to be paid to a Tax Authority prior to the expiration of such thirty (30) business days, at least ten (10) business days prior to the date by which the demanding party is required to pay the related Tax liability. Any such demand shall include a statement showing the amount due under Section 9(a) or Section 9(b), as the case may be. Notwithstanding the foregoing, if any member of the EIS Group or any member of the EMC Group disputes in good faith the fact or the amount of its obligation under Section 9(a) or Section 9(b), then no payment of the amount in dispute shall be required until any such good faith dispute is resolved in accordance with Section 26 hereof; provided, however, that any amount not paid within thirty (30) business days of demand therefor shall bear interest as provided in Section 11.
(f)   Survival.   The indemnification obligations contained in this Section 9 shall survive the Spin-Off Date until sixty (60) days following the expiration of any applicable statute of limitations, at which time they shall expire and after which no Party shall have any further Liability in respect thereof.

Section 10.   Tax Refunds.
Except as otherwise provided in this Agreement, (i) EMC shall promptly pay or cause to be paid to EIS International all Tax Refunds received by EMC, the EMC Group or any Affiliate of the EMC Group, directly attributable to Taxes paid directly by EIS International, the EIS Group or any Affiliate of the EIS Group with respect to any Pre-Spin-Off Period, and (ii) EIS International shall promptly pay or cause to be paid to EMC all Tax Refunds received by EIS International, the EIS Group or any Affiliate of the EIS Group, directly attributable to Taxes paid by EMC, the EMC Group or any Affiliate of the EMC Group with respect to any Pre-Spin-Off Period. In the event that a member of the EMC Group or EIS Group is subsequently required to repay to a Governmental Authority any amount paid to the EIS Group or EMC Group, respectively, pursuant to this Section 10, EIS International or EMC, as applicable, shall promptly repay such amount, together with any interest, penalties or other additional amounts imposed by such Governmental Authority, to such other party.
Section 11.   Payments.
(a)   Timing.   All payments to be made under this Agreement (excluding, for the avoidance of doubt, any payments to a Tax Authority described herein) shall be made in immediately available funds. Except as otherwise provided, all such payments will be due thirty (30) business days after the receipt of notice of such payment or, where no notice is required, thirty (30) business days after the fixing of liability or the resolution of a dispute (the “Due Date”). Payments shall be deemed made when received. Any payment that is not made on or before the Due Date shall bear interest at the rate equal to the “prime” rate as published on such Due Date in the Wall Street Journal, Eastern Edition, for the period from and including the date immediately following the Due Date through and including the date of payment. With respect to any payment required to be made under this Agreement, EMC shall make such payment directly to EIS International and EIS International to EMC; provided, however, EMC has the right to designate, by written notice to EIS International, which member of the EMC Group will make or receive such payment, and vice versa (unless such designation will result in unreimbursed costs for the non-designating party that cannot be mitigated with commercially reasonable efforts). All indemnification payments shall be treated in the manner described in Section 11(b).
(b)   Treatment of Payments.   To the extent permitted by Applicable Tax Law, any payment made by EMC or any member of the EMC Group to EIS International or any member of the EIS Group, or by EIS International or any member of the EIS Group to EMC or any member of the EMC Group, pursuant to this Agreement, the Spin-Off Agreement or any other Spin-Off Document that relates to Taxable periods (or portions thereof) ending on or before the Spin-Off Date shall be treated by the parties hereto for all Tax purposes as a distribution by EIS International to EMC, or a capital contribution from EMC to EIS International, as the case may be; provided, however, that any payment made pursuant to (i) the Transition Services Agreement and (ii) other commercial arrangements, if any, between members of the EMC Group, on the one hand, and members of the EIS Group, on the other hand, that will continue to be in effect following the Spin-Off Date shall instead be treated as a payment for services or as required in light of the nature of such commercial arrangements. EMC and EIS International shall, and shall cause their Affiliates to, use commercially reasonable efforts to cooperate and take reasonable actions to minimize any Tax liability in connection with a payment under this Section 11(b). In the event that a Tax Authority asserts that a party’s treatment of a payment described in this Section 11(b) should be other than as required herein, such party shall use its reasonable best efforts to contest such assertion in a manner consistent with Section 14 of this Agreement.
(c)   No Duplicative Payment.   It is intended that the provisions of this Agreement shall not result in a duplicative payment of any amount required to be paid under the Spin-Off Agreement or any other Spin-Off Document, and this Agreement shall be construed accordingly.
Section 12.   Guarantees.   EMC and EIS International, as the case may be, each hereby guarantees and agrees to otherwise perform the obligations of each other member of the EMC Group or the EIS Group, respectively, under this Agreement.

Section 13.   Communication and Cooperation.
(a)   Consult and Cooperate.   EMC and EIS International shall consult and cooperate (and shall cause each other member of their respective groups to consult and cooperate) fully at such time and to the extent reasonably requested by the other party in connection with all matters subject to this Agreement. Such cooperation shall include, without limitation:
(i)   the retention, and provision on reasonable request, of any and all information including all books, records, documentation or other information pertaining to Tax matters relating to the EMC Group (or, in the case of any Tax Return of the EIS Group, the portion of such return that relates to Taxes for which the EMC Group may be liable), any necessary explanations of information, and access to personnel, until one year after the expiration of the applicable statute of limitation (giving effect to any extension, waiver or mitigation thereof);
(ii)   the execution of any document that may be necessary (including to give effect to Section 14) or helpful in connection with any required Tax Return or in connection with any audit, proceeding, suit or action; and
(iii)   the use of the parties’ commercially reasonable efforts to obtain any documentation from a Governmental Authority or a third party that may be necessary or helpful in connection with the foregoing.
(b)   Provide Information.   Except as set forth in Section 14, EMC and EIS International shall keep each other reasonably informed with respect to any material development relating to the matters subject to this Agreement.
(c)   Tax Attribute Matters.   EMC and EIS International shall promptly advise each other with respect to any proposed Tax adjustments that are the subject of an audit or investigation, or are the subject of any proceeding or litigation, and that may affect any Tax liability or any Tax Attribute (including, but not limited to, basis in an asset or the amount of earnings and profits) of any member of the EIS Group or any member of the EMC Group, respectively.
(d)   Confidentiality and Privileged Information.   Any information or documents provided under this Agreement shall be kept confidential by the party receiving the information or documents, except as may otherwise be necessary in connection with the filing of required Tax Returns or in connection with any audit, proceeding, suit or action. Without limiting the foregoing (and notwithstanding any other provision of this Agreement or any other agreement), (i) no member of the EMC Group or EIS Group, respectively, shall be required to provide any member of the EIS Group or EMC Group, respectively, or any other Person access to or copies of any information or procedures other than information or procedures that relate solely to EIS International, the business or assets of any member of the EIS Group, or matters for which EIS International or EMC Group, respectively, has an obligation to indemnify under this Agreement, and (ii) in no event shall any member of the EMC Group or the EIS Group, respectively, be required to provide any member of the EIS Group or EMC Group, respectively, or any other Person access to or copies of any information if such action could reasonably be expected to result in the waiver of any privilege. Notwithstanding the foregoing, in the event that EMC or EIS International, respectively, determines that the provision of any information to any member of the EIS Group or EMC Group, respectively, could be commercially detrimental or violate any law or agreement to which EMC or EIS International, respectively, is bound, EMC or EIS International, respectively, shall not be required to comply with the foregoing terms of this Section 13(d) except to the extent that it is able, using commercially reasonable efforts, to do so while avoiding such harm or consequence (and shall promptly provide notice to EMC or EIS International, to the extent such access to or copies of any information is provided to a Person other than a member of the EMC Group or EIS Group (as applicable)).
Section 14.   Audits and Contest.
(a)   Notice.   Each of EMC or EIS International shall promptly notify the other in writing upon the receipt of any notice of Tax Proceeding from the relevant Tax Authority or upon becoming aware of an actual or potential Tax Proceeding by a Tax Authority that may affect the liability of any member of the EIS Group or the EMC Group, respectively, for Taxes under Applicable Law or this Agreement; provided, that a party’s right to indemnification under this Agreement shall not be limited in any way by a failure to so notify, except to the extent that the Indemnifying Party is prejudiced by such failure.
(b)   EIS International Control.   Notwithstanding anything in this Agreement to the contrary but subject to Section 14(d), EIS International shall have the right to control all matters relating to Separation Taxes and any EIS International Separate Tax Return. EIS International shall have absolute discretion with respect to any decisions to be made, or the nature of any action to be taken, with respect to any Tax matter described in the preceding sentence; provided, however, that to the extent that any Tax Proceeding relating to such Tax matter is reasonably likely to give rise to an indemnity obligation of EMC under Section 9 hereof, (i) EIS International shall keep EMC informed of all material developments and events relating to any such Tax Proceeding described in this proviso, (ii) at its own cost and expense, EMC shall have the right to participate in (but not to control) the defense of any such Tax Proceeding and (iii) EIS International shall not settle or compromise any such Tax Proceedings described in this proviso that would be harmful to the EMC Group without EMC’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.
(c)   EMC Assumption of Control.   If EIS International determines that the resolution of any matter pursuant to a Tax Proceeding described in Section 14(b) is reasonably likely to have an adverse effect on the EMC Group with respect to any Post-Spin-Off Period, EIS International, in its sole discretion, may permit EMC to elect to assume control over disposition of such matter at EMC’s sole cost and expense; provided, however, that if EMC so elects, it will (i) be responsible for the payment of any liability arising from the disposition of such matter notwithstanding any other provision of this Agreement to the contrary and (ii) indemnify the EIS Group for the creation of or any increase in any liability, and any reduction of a Tax asset, of the EIS Group arising from such matter.
(d)   EMC Control.   EMC shall have the right to control any Tax Proceeding relating to EMC Separate Tax Returns and Combined Tax Returns, provided that to the extent that any Tax Proceeding relating to such a Tax matter is reasonably likely to give rise to an indemnity obligation of EIS International under Section 9 hereof, (i) EMC shall keep EIS International informed of all material developments and events relating to any such Tax Proceeding, (ii) at its own cost and expense, EIS International shall have the right to participate in the defense of any such Tax Proceeding and (iii) EMC shall not settle or compromise any such Tax Proceedings described in this proviso that would be harmful to the EIS Group without EIS International’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.
(e)   EIS International Assumption of Control.   If EMC determines that the resolution of any matter pursuant to a Tax Proceeding described in Section 14(b) is reasonably likely to have an adverse effect on the EIS Group with respect to any Post-Spin-Off Period, EMC, in its sole discretion, may permit EIS International to elect to assume control over disposition of such matter at EIS International’s sole cost and expense; provided, however, that if EIS International so elects, it will (i) be responsible for the payment of any liability arising from the disposition of such matter notwithstanding any other provision of this Agreement to the contrary and (ii) indemnify the EMC Group for the creation of or any increase in any liability, and any reduction of a Tax asset, of the EMC Group arising from such matter.
Section 15.   Notices. Any notice, instruction, direction or demand under the terms of this Agreement required to be in writing shall be duly given upon delivery, if delivered by hand, facsimile transmission, email transmission, or mail, to the following addresses:
if to EMC or the EMC Group, to:
1333 Butterfield Road
Suite 200
Downers Grove, IL 60515
Attention: CEO, General Counsel
Email:

if to EIS International or the EIS Group, to:
[•]
[•]
Attention: [•]
Email: [•]
or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other party hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.
Section 16.   Costs and Expenses.   The party that prepares any Tax Return shall bear the costs and expenses incurred in the preparation of such Tax Return. Except as expressly set forth in this Agreement or the Spin-Off Agreement, (i) each party shall bear the costs and expenses incurred pursuant to this Agreement to the extent the costs and expenses are directly allocable to a liability or obligation allocated to such party and (ii) to the extent a cost or expense is not directly allocable to a liability or obligation, it shall be borne by the party incurring such cost or expense. For purposes of this Agreement, costs and expenses shall include, but not be limited to, reasonable attorneys’ fees, accountants’ fees and other related professional fees and disbursements.
Section 17.   Effectiveness; Termination and Survival.    Except as expressly set forth in this Agreement, as between EMC and EIS International, this Agreement shall become effective upon the consummation of the Spin-Off. All rights and obligations arising hereunder shall survive until they are fully effectuated or performed; provided that, notwithstanding anything in this Agreement to the contrary, this Agreement shall remain in effect and its provisions shall survive for one year after the full period of all applicable statutes of limitation (giving effect to any extension, waiver or mitigation thereof) and, with respect to any claim hereunder initiated prior to the end of such period, until such claim has been satisfied or otherwise resolved. This agreement shall terminate without any further action at any time before the Spin-Off upon termination of the Spin-Off Agreement.
Section 18.   Specific Performance.   Each party to this Agreement acknowledges and agrees that damages for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and irreparable harm would occur. In recognition of this fact, each party agrees that, if there is a breach or threatened breach, in addition to any damages, the other non-breaching party to this Agreement, without posting any bond, shall be entitled to seek and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction, attachment, or any other equitable remedy which may then be available to obligate the breaching party (i) to perform its obligations under this Agreement or (ii) if the breaching party is unable, for whatever reason, to perform those obligations, to take any other actions as are necessary, advisable or appropriate to give the other party to this Agreement the economic effect which comes as close as possible to the performance of those obligations (including transferring, or granting liens on, the assets of the breaching party to secure the performance by the breaching party of those obligations).
Section 19.   Construction.   In this Agreement, unless the context clearly indicates otherwise:
(a)   words used in the singular include the plural and words used in the plural include the singular;
(b)   references to any Person include such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement;
(c)   except as otherwise clearly indicated, reference to any gender includes the other gender;
(d)   the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”;
(e)   reference to any Article, Section, Exhibit or Schedule means such Article or Section of, or such Exhibit or Schedule to, this Agreement, as the case may be, and references in any Section or definition to any clause means such clause of such Section or definition;

(f)   the words “herein,” “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof;
(g)   reference to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement;
(h)   reference to any law (including statutes and ordinances) means such law (including all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability;
(i)   relative to the determination of any period of time, “from” means “from and including,” “to” means “to and including” and “through” means “through and including”;
(j)   the titles to Articles and headings of Sections contained in this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of or to affect the meaning or interpretation of this Agreement;
(k)   unless otherwise specified in this Agreement, all references to dollar amounts herein shall be in respect of lawful currency of the United States; and
(l)   any capitalized term used in an Exhibit or Schedule but not otherwise defined therein shall have the meaning set forth in this Agreement.
Section 20.   Third Party Beneficiaries.   This Agreement is for the sole benefit of the Parties and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Except for Section 13(d) and the indemnification and release provisions of Section 9, neither this Agreement nor any provision hereof is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and permitted assigns.
Section 21.   Assignment.   This Agreement and all of the provisions hereof will be binding on and inure to the benefit of the Parties and their respective successors and assigns. Neither Party may assign, transfer or in any manner convey all or any part of its rights or obligations under this Agreement to any other Person, without the prior written consent of the other Party; provided that, either Party may assign this Agreement to any subsequent direct or indirect acquirer of such Party. Any attempted assignment of this Agreement or of a Party’s rights or obligations under this Agreement in violation of this Section 21 shall be null and void.
Section 22.   Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any Applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.
Section 23.   Applicable Law; Jurisdiction.    All matters relating to the interpretation, construction, validity and enforcement of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Illinois without giving effect to any choice or conflict of law provision or rule (whether of the State of Illinois or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of Illinois. Each of the Parties (a) consents to submit itself to the exclusive personal jurisdiction of the courts of the State of Illinois, DuPage County, or, if that court does not have jurisdiction, a federal court sitting in Chicago, Illinois in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transaction contemplated by this Agreement in any other court. Each of the Parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. EACH PARTY IRREVOCABLY AND ABSOLUTELY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND AGREES TO TAKE ANY AND ALL ACTION NECESSARY OR APPROPRIATE TO EFFECT SUCH WAIVER. Any cause of action that any Party may have against the other Party hereto that may arise under or in connection with this Agreement must be commenced within one (1) year after the cause of action has accrued, or shall be deemed to have been waived and/or withdrawn.
Section 24.   Counterparts.  This Agreement may be executed in one or more counterparts, and by the different Parties to each such agreement in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other means of electronic transmission shall be as effective as delivery of a manually executed counterpart of any such Agreement.
Section 25.   Entire Agreement.  This Agreement, the Asset Transfer Agreement, the Spin-Off Agreement and the Transition Services Agreement, constitute the entire agreements among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties hereto, or any of them, written or oral, with respect to the subject matter hereof and the Parties hereto expressly disclaim reliance on any such prior understandings, agreements or representations to the extent not embodied in this Agreement.
Section 26.   Dispute Resolution.   In the event of any dispute relating to this Agreement, the parties shall work together in good faith to resolve such dispute within thirty (30) days. In the event that such dispute is not resolved, upon written notice by a party after such thirty (30)-day period, the matter shall be referred to a U.S. Tax counsel or other Tax advisor of recognized national standing (the “Tax Arbiter”) that will be jointly chosen by EMC and EIS International; provided, however, that, if the EMC and EIS International do not agree on the selection of the Tax Arbiter after five (5) days of good faith negotiation, the Tax Arbiter shall consist of a panel of three U.S. Tax counsel or other Tax advisors of recognized national standing with one member chosen by EMC, one member chosen by EIS International, and a third member chosen by mutual agreement of the other members within the following ten (10)-day period. Each decision of a panel Tax Arbiter shall be made by majority vote of the members. The Tax Arbiter may, in its discretion, obtain the services of any third party necessary to assist it in resolving the dispute. The Tax Arbiter shall furnish written notice to the parties to the dispute of its resolution of the dispute as soon as practicable, but in any event no later than ninety (90) days after acceptance of the matter for resolution. Any such resolution by the Tax Arbiter shall be binding on the parties, and the parties shall take, or cause to be taken, any action necessary to implement such resolution. All fees and expenses of the Tax Arbiter shall be shared equally by the parties to the dispute.
Section 27.   Successors and Assigns.   The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that neither party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto. If any party or any of its successors or permitted assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of such party shall assume all of the obligations of such party under the Spin-Off Documents.
Section 28.   Authorization.   Each of EMC and EIS International hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, on its behalf and on behalf of each member of its group, that this Agreement has been duly authorized by all necessary corporate action on the part of such party and each member of its group, that this Agreement constitutes a legal, valid and binding obligation of each such party and each member of its group, and that the execution, delivery and performance of this Agreement by such party and each member of its group does not contravene or conflict with any provision or law or of its charter or bylaws or any agreement, instrument or order binding on such party or member of its group.
Section 29.   Change in Tax Law.   Any reference to a provision of the Code, Treasury Regulations or any other Applicable Tax Law shall include a reference to any applicable successor provision of the Code, Treasury Regulations or other Applicable Tax Law.
Section 30.   Performance.   Each party shall cause to be performed all actions, agreements and obligations set forth herein to be performed by any member of such party’s group.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the day and year first written above.
ELKAY MANUFACTURING COMPANY, on behalf of itself and the members of the EMC Group
By
         Name:
         Title:
ELKAY INTERIOR SYSTEMS INTERNATIONAL, INC., on behalf of itself and the members of the EIS Group
By
         Name:
         Title:

EXHIBIT D
Form of Written Consent

ACTION BY WRITTEN CONSENT
OF THE
STOCKHOLDERS OF
ELKAY MANUFACTURING COMPANY
(a Delaware Corporation)
[•], 2022
The undersigned, being the Company Stockholders of Elkay Manufacturing Company, a Delaware corporation (the “Company”), constituting the holders of the Company’s outstanding shares (“Shares”) having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all the shares entitled to vote thereon were present and voted, do hereby consent to and approve the adoption of the following resolution(s), without a meeting, pursuant to Sections 228(a) and 251 of the Delaware General Corporation Law (the “DGCL”) and the Bylaws of the Company (the “Bylaws”), and hereby take the following actions and adopt the following resolutions by written consent in lieu of a duly called meeting, with the same force and effect as if duly adopted at a special meeting of the Company Stockholders of the Company held for the purpose, effective as of the date first set forth above (unless otherwise noted in the resolution).
1.
Approval of the Merger

WHEREAS, the Board of Directors of the Company (the “Board”) has unanimously approved the transactions contemplated by and proposed to be effected pursuant to that certain Agreement and Plan of Merger, dated as of [•], 2022, a copy of which is attached hereto as Exhibit A (together with any and all exhibits and schedules thereto, as may be amended from time to time, the “Merger Agreement”), by and among the Company, Zurn Water Solutions Corporation, a Delaware corporation (“Purchaser”), Zebra Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Purchaser (“Merger Sub”), and Elkay Interior Systems International, Inc., a Delaware corporation, as representative of the Company Stockholders of the Company for certain purposes described in the Merger Agreement (the “Stockholder Representative”); pursuant to which Merger Sub will merge with and into the Company (the “Merger”), the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation. Capitalized terms used, but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement;
WHEREAS, by virtue of the Merger and subject to the terms and conditions set forth in the Merger Agreement, each Share issued and outstanding immediately prior to the Effective Time and held by a Company Stockholder (other than any holder of Dissenting Shares), shall cease to be outstanding, shall be cancelled and shall cease to exist, and each such Share, whether represented by a certificate or in non-certificated form and represented by book-entry, shall automatically be converted into the right to receive the Per Share Amount, and any other amounts (including dividends (if any) payable in respect of the Purchaser Shares issuable in respect of such Share pursuant to Section 2.6(c) of the Merger Agreement and payments in lieu of fractional shares pursuant to Section 3.7 of the Merger Agreement) payable in respect of such Share pursuant to the terms and conditions of the Merger Agreement;
WHEREAS, subject to the terms and conditions set forth in the Merger Agreement and the Escrow Agreement, by virtue of the Merger, Purchaser shall deposit, or cause to be deposited, with JP Morgan Chase & Co. (the “Escrow Agent”), (x) the Estimated Adjustment Cash Amount (if any) and (y) the Escrow Shares, in book-entry form to the Escrow Agent to be held in escrow pursuant to the Escrow Agreement, and the release of the remaining balance, if any, to be made in accordance with the terms of the Merger Agreement and Escrow Agreement to the Company Stockholders in accordance with each such Company Stockholder’s Pro Rata Portion;
WHEREAS, pursuant to Article Eighth of the Company’s Certificate of Incorporation (as amended, the “Charter”), the affirmative vote of not less than two-thirds of the outstanding shares entitled to vote, voting as one class, shall be required for the adoption or authorization of a Business Combination (as defined in the Charter) (such affirmative vote, the “Required Company Stockholder Approval”);
WHEREAS, the Merger will constitute a Business Combination;

WHEREAS, each of the undersigned Company Stockholders has received the Company Solicitation Statement;
WHEREAS, the undersigned Company Stockholders collectively constitute the Required Company Stockholder Approval;
WHEREAS, the Board has unanimously (a) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger (collectively, the “Transactions”), are fair to and in the best interests of the Company and the Company Stockholders, (b) approved and declared advisable the Merger Agreement and the Transactions, and (c) recommended adoption of the Merger Agreement by the Company Stockholder in accordance with the DGCL; and
WHEREAS, each of the undersigned Company Stockholders (i) has been urged to consult with his, her, their or its own legal, tax and/or financial adviser(s) regarding the consequences to him, her, them or it of the Transactions, including the Merger, the Merger Agreement, the Company Solicitation Statement and the execution and delivery of this consent, (ii) acknowledges that to the extent so desired, he, she, they or it has availed himself, herself, themselves or itself of such right and opportunity, (iii) has reviewed and understands the Merger Agreement, the Company Solicitation Statement and this consent and deems approving the Merger and the other Transactions and adopting the Merger Agreement in accordance with the DGCL to be in the best interests of such Company Stockholder and the Company, and (iv) is competent to execute this consent free from coercion, duress or undue influence.
NOW, THEREFORE, BE IT RESOLVED, that each of the undersigned Company Stockholders (together, constituting the Required Company Stockholder Approval) hereby approves the Transactions, including the Merger (including the principal terms thereof), adopts the Merger Agreement, and approves and authorizes in all respects the transactions contemplated by the Merger Agreement;
RESOLVED FURTHER, that the escrow provisions (including with respect to the Exchange Fund) and adjustments outlined in the Merger Agreement be, and hereby are, approved, adopted, ratified and confirmed in all respects;
RESOLVED FURTHER, that the previous actions taken in the name or on behalf of the Company in negotiating, preparing, executing, delivering and performing the Merger Agreement and the transactions contemplated thereby are hereby authorized, ratified, adopted and approved in all respects;
RESOLVED FURTHER, that each of the undersigned Company Stockholders (together, constituting the Required Company Stockholder Approval) consents to the officers of the Company executing and delivering any and all agreements, contracts, instruments and other documents necessary to implement the Merger and the actions described above, in the name and on behalf of the Company, and the execution and delivery of the Merger Agreement and any other agreement, contract, instrument or document heretofore executed and delivered and deemed necessary to implement the Merger and the actions described above, in the name and on behalf of the Company, is hereby approved, adopted, ratified and confirmed in all respects;
RESOLVED FURTHER, that each of the undersigned Company Stockholders consents to the officers of the Company preparing, executing and filing the appropriate certificates, agreements or documents to effect the Merger with the State of Delaware, including, but not limited to, the Certificate of Merger;
RESOLVED FURTHER, that each of the undersigned Company Stockholders consents to the officers of the Company preparing, executing and filing the appropriate certificates, agreements or documents with all other organizations, agencies, and third parties as they and any of them deem necessary, appropriate or advisable.
2.
Waiver of Notice Rights

RESOLVED FURTHER, that any notice that may have been or may be required by the Charter or Bylaws, each as currently in effect, or any other contract or agreement to which the Company Stockholders and the Company are a party, and any laws relating to the Merger, the Merger Agreement or any of the other transactions contemplated thereby, is hereby irrevocably waived.

3.
Waiver of Appraisal Rights

WHEREAS, each undersigned Company Stockholder, being aware of such Company Stockholder’s rights to demand an appraisal of such Company Stockholder’s Shares under Section 262 of the DGCL, a copy of which is attached hereto as Exhibit B, desires to expressly and irrevocably waive any rights to appraisal of the fair value of such Company Stockholder’s Shares that such Company Stockholder may have pursuant to Section 262 of the DGCL.
NOW THEREFORE, BE IT HEREBY RESOLVED, that each undersigned Company Stockholder, with respect only to himself, herself or itself, hereby expressly and irrevocably waives and agrees not to assert any appraisal rights under the DGCL in connection with the Merger.
4.
Appointment of the Stockholder Representative

WHEREAS, by virtue of the approval of the Merger and the adoption of the Merger Agreement by the Company Stockholders, and without any further action by any Company Stockholders, each Company Stockholder shall be deemed to have irrevocably constituted and appointed Elkay Interior Systems International, Inc. to serve as the Stockholder Representative under the Merger Agreement and the Escrow Agreement (and by the execution of the Merger Agreement, Elkay Interior Systems International, Inc. has accepted such appointment).
NOW, THEREFORE, BE IT RESOLVED, that the Company Stockholders hereby acknowledge that, by virtue of their approval of the Merger and the adoption of the Merger Agreement, they consent to the appointment of Elkay Interior Systems International, Inc. as the Stockholder Representative for the purposes of taking any and all actions and making any and all decisions required or permitted to be taken by the Company Stockholders relating to the Merger Agreement.
RESOLVED FURTHER, that each of the undersigned Company Stockholders hereby irrevocably nominates, constitutes and appoints the Stockholder Representative as his, her, their or its exclusive agent and true and lawful attorney-in-fact, with full power of substitution, to act individually in the name, place and stead of such Company Stockholder in accordance with and pursuant to the Merger Agreement, including executing, delivering, acknowledging, certifying and filing on behalf of such Company Stockholder (in the name of any or all of the undersigned Company Stockholders or otherwise) any and all documents that the Stockholder Representative may, in its sole discretion, determine to be necessary, desirable or appropriate, in such forms and containing such provisions as the Stockholder Representative may, in its sole discretion, determine to be appropriate, in performing its duties as contemplated by the Merger Agreement; and
RESOLVED FURTHER, that each of the undersigned Company Stockholders acknowledges that the undersigned Company Stockholders shall be bound by all actions taken and documents executed by the Stockholder Representative in connection with Article XII of the Merger Agreement, and each Company Stockholder further agrees that Purchaser will be entitled to rely on any action taken by the Stockholder Representative on behalf of such Company Stockholder pursuant to the Merger Agreement (each, an “Authorized Action”), and that each Authorized Action shall be binding on such Company Stockholder as fully as if such Company Stockholder had taken such Authorized Action. All notices required to be made or delivered by Purchaser to the Company Stockholders shall be made to the Stockholder Representative for the benefit of the Company Stockholder(s) to whom such notice is intended, and such Company Stockholders discharges in full all notice requirements of Purchaser as applicable, to such Company Stockholder with respect thereto.
5.
Financial Interest of Directors and Officers

WHEREAS, pursuant to Section 144 of the DGCL, no contract or transaction between a corporation and one or more of its directors and officers, or between a corporation and any other corporation, partnership, association or other organization in which one or more of its directors or officers, are directors or officers, or have a financial interest shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board of directors that authorizes the contract or transaction or solely because any such director’s or officer’s votes are counted for such purposes, if (i) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors, and the board of directors in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum, (ii) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders, or (iii) the contract or transaction is fair as to the Company as of the time it is authorized, approved or ratified by the board of directors or the stockholders.
NOW, THEREFORE, BE IT RESOLVED, that in accordance with Section 144 of the DGCL, the terms and conditions of the Merger and the Merger Agreement, including the potential interests of certain directors and officers disclosed or otherwise known to the Company Stockholders, including, without limitation, (i) the continuing employment and compensation by the surviving corporation, as applicable, of certain directors and officers of the Company, (ii) the observer rights to be granted to Mr. Ron Katz, (iii) the rights to exculpation, indemnification and advancement of expenses to which directors and officers under and in accordance with the Merger Agreement are entitled, and (iii) entitlement of the officers and directors who are Company Stockholders to receive proceeds as a result of the Merger pursuant to the Merger Agreement, are hereby approved by each of the undersigned Company Stockholders.
6.
Counterparts

RESOLVED FURTHER, that this unanimous written consent may be executed in multiple counterparts (including using any electronic signature covered by the United States ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com), and such counterparts may be delivered in electronic format, including by facsimile, email or other transmission method. Such delivery of counterparts shall be conclusive evidence of the intent to be bound hereby and each such counterpart, including those delivered in electronic format, and copies produced therefrom shall have the same effect as an originally signed counterpart. To the extent applicable, the foregoing constitutes the election of the parties to invoke any law authorizing electronic signatures. No party shall raise the use the delivery of signatures to this unanimous written consent in electronic format as a defense to the formation of a contract and each such party forever waives any such defense.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned Company Stockholder has executed this Action by Written Consent of the Company Stockholders on the date set forth below and is effective as of the date set forth below.
COMPANY STOCKHOLDERS:
[INDIVIDUAL]
By:
Name:
Date:
[ENTITY]
ENTITY NAME:
By:
Name:
Title:
Date:
[Signature Page to the Written Consent of the Company Stockholders of Elkay Manufacturing Company]

EXHIBIT A
Merger Agreement
[TO INSERT EXECUTED MERGER AGREEMENT]

EXHIBIT B
Section 262 of the DGCL
§ 262 Appraisal rights
262. Appraisal rights [For application of this section, see § 17; 82 Del. Laws, c. 45, § 23; and 82 Del. Laws, c. 256, § 24].
(a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
(b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:
(1)   Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.
(2)   Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:
a.   Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;
b.   Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;
c.   Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or
d.   Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.
(3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
(4)   [Repealed.]
(c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d),(e), and (g) of this section, shall apply as nearly as is practicable.
(d)   Appraisal rights shall be perfected as follows:
(1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or
(2)   If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.
(e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.
(f)   Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.
(g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.
(h)   After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.
(i)   The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.
(j)   The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
(k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.
(l)   The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

EXHIBIT E
Form of Certificate of Merger

Execution Version
EXHIBIT E
CERTIFICATE OF MERGER
OF
ZEBRA MERGER SUB, INC.
WITH AND INTO
ELKAY MANUFACTURING COMPANY
[•], 2022
Pursuant to Section 251 of the Delaware General Corporation Law (the “DGCL”), the undersigned corporation hereby certifies as follows:
1.   The name and state of incorporation of each constituent corporation is Elkay Manufacturing Company, a Delaware corporation (the “Corporation”), and Zebra Merger Sub, Inc., a Delaware corporation (“Merger Sub,” and together with the Corporation, the “Constituent Corporations”).
2.   An Agreement and Plan of Merger, dated as of February 12, 2022 (the “Merger Agreement”), by and among Zurn Water Solutions Corporation, a Delaware corporation, Merger Sub, the Corporation, and Elkay Interior Systems International, Inc., a Delaware, as representative of the stockholders of the Corporation for certain purposes described in the Merger Agreement, pursuant to which the Merger Sub will merge with and into the Corporation (the “Merger”), has been approved, adopted, executed and acknowledged by each of the Constituent Corporations in accordance with the requirements of Section 251 of the DGCL and with the stockholders of each of the Constituent Corporations acting by written consent in accordance with Section 228 of the DGCL.
3.   The name of the surviving corporation (the “Surviving Corporation”) of the Merger shall be “Elkay Manufacturing Company.”
4.   The Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as set forth in Exhibit A attached hereto upon the effective time of the Merger.
5.   The Merger is to become effective upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.
6.   The executed Merger Agreement is on file at an office of the Surviving Corporation, the address of which is 1333 Butterfield Road, Suite 200, Downers Grove, IL 60515.
7.   A copy of the Merger Agreement will be furnished by the Surviving Corporation on request, without cost, to any stockholder of the Constituent Corporations.
[Remainder of page left intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, this certificate has been executed by a duly authorized officer of the Surviving Corporation as of the date first written above.
ELKAY MANUFACTURING COMPANY
By:
Name:
Title:
[Signature page to Certificate of Merger]

Exhibit A
Amended and Restated Certificate of Incorporation

EXHIBIT F
Form of Certificate of Incorporation
Execution Version
CERTIFICATE OF INCORPORATION
OF
ZEBRA MERGER SUB, INC.
ARTICLE I
The name of this corporation is Zebra Merger Sub, Inc. (the “Company”).
ARTICLE II
The address of the Company’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.
ARTICLE III
The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which the Company may be organized under the General Corporation Law of Delaware (the “DGCL”).
ARTICLE IV
The total number of shares of capital stock which the Company is authorized to issue is 1,000 shares, all of which are to be designated “Common Stock” with a par value of $0.01 per share.
ARTICLE V
The name and mailing address of the Company’s incorporator is: Carmina Spencer; Morgan, Lewis & Bockius LLP, 101 Park Avenue, New York, New York 10178-0060.
ARTICLE VI
To the fullest extent permitted by law, a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL or any other law of the State of Delaware is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL or such other law of the State of Delaware as so amended.
Any amendment, alteration, change, modification, repeal or rescission of the foregoing provisions of this Article VI by the stockholders of the Company shall not adversely affect any right or protection of a director of the Company existing at the time of, or increase the liability of any director of the Company with respect to any acts or omissions of a director of the Company occurring prior to, such amendment, alteration, change, modification, repeal or rescission.
ARTICLE VII
Except as otherwise provided for in Article VI and Article XII, the Company reserves the right at any time, and from time to time, to amend, alter, change, modify, repeal or rescind any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article VII.

ARTICLE VIII
Election of directors need not be by written ballot unless the Bylaws of the Company shall so provide.
ARTICLE IX
The number of directors which shall constitute the whole Board of Directors of the Company shall be determined in the manner set forth in the Bylaws of the Company.
ARTICLE X
Meetings of stockholders of the Company may be held within or outside of the State of Delaware, as the Bylaws of the Company may provide. The books and records of the Company may be kept, subject to any provision contained in the statutes, within or outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors of the Company or in the Bylaws of the Company.
ARTICLE XI
In furtherance and not in limitation of the powers conferred by law, the Board of Directors of the Company is expressly authorized to make, adopt, amend, alter, change, modify, repeal or rescind any or all of the Bylaws of the Company.
ARTICLE XII
To the fullest extent permitted by applicable law, the Company is authorized to provide indemnification of (and advancement of expenses to) directors, officers, and agents of the Company (and any other persons to which DGCL permits the Company to provide indemnification) through Bylaw provisions, agreements with such directors, officers, agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL.
Any amendment, alteration, change, modification, repeal or rescission of the foregoing provisions of this Article XII by the stockholders of the Company shall not adversely affect any right or protection of a director, officer, agent or other person of the Company existing at the time of, or increase the liability of any such director, officer, agent or other person of the Company with respect to any acts or omissions of such director, officer, agent or other person of the Company occurring prior to such amendment, alteration, change, modification, repeal or rescission.
[Signature Page Follows]

In Witness Whereof, the undersigned, being the incorporator hereinbefore named, has executed this Certificate of Incorporation this 7th day of February, 2022.
By:
/s/ Carmina Spencer

Name:
Carmina Spencer

Title:
Incorporator

[Signature Page to Certificate of Incorporation]

EXHIBIT G
Form of Escrow Agreement

Execution Version
ESCROW AGREEMENT
THIS ESCROW AGREEMENT (this “Agreement”) is entered into as of [•] [•], 2022, by and among Zurn Water Solutions Corporation (“Purchaser”), Elkay Interior Systems International, Inc. (the “Stockholder Representative,” and together with Purchaser, sometimes referred to individually as “Party” and collectively as the “Parties”), and JPMorgan Chase Bank, N.A. (“Escrow Agent”).
WHEREAS, Purchaser and the Stockholder Representative are parties to that certain Agreement and Plan of Merger, dated as of February 12, 2022 (as amended, supplemented or modified from time to time, the “Merger Agreement”), by and among Purchaser, Zebra Merger Sub, Inc., Elkay Manufacturing Company and the Stockholder Representative;
WHEREAS, capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Merger Agreement; provided however, that the Escrow Agent will not be responsible to determine or to make any inquiry into any term, capitalized or otherwise, not defined herein;
WHEREAS, pursuant to the terms of the Merger Agreement, the Parties have agreed to deposit in escrow (A) an amount of cash equal to the Estimated Adjustment Cash Amount (if any)1 (the “Escrow Cash”) and (B) [•] shares of common stock of Purchaser which, when valued at the Purchaser Share Price, has an aggregate value of forty-five million dollars ($45,000,000) (the “Escrow Shares”, and together with the Escrow Cash, the “Escrow Amount”), and wish such deposit to be subject to the terms and conditions set forth herein; and
WHEREAS, Escrow Agent has agreed to accept, hold and disburse the Escrow Shares and the Escrow Amount in accordance with the terms of this Agreement.
1.   Appointment and Definitions.
(a)   The Parties hereby appoint Escrow Agent as their escrow agent for the purposes set forth herein, and Escrow Agent hereby accepts such appointment under the terms and conditions set forth herein and acknowledges receipt of the Escrow Shares and the Escrow Cash (if any).
(b)   It is the intention of the parties that the services offered by Escrow Agent under this Agreement with respect to the custody of the Escrow Shares and related settlement services will be limited to Financial Assets that are issued in the United States (“U.S.”) by an issuer that is organized under the laws of the U.S. or any state thereof, or that are both traded in the U.S. and are DTC-eligible.
(c)   The Escrow Agent shall act only in accordance with the terms and conditions contained in this Agreement.
(d)   As used herein the following terms shall have the following meanings:
“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which Escrow Agent located at the notice address set forth in Section 10 below is authorized or required by law or executive order to remain closed.
“Financial Assets” shall mean any securities and other property held in the Accounts, but does not include any cash credit balance that may be maintained in the Accounts, including the Escrow Cash.
“Securities Depository” means any securities depository, settlement system, dematerialized book entry system or similar system for the central handling of securities, whether or not acting in that capacity.
“Securities Intermediary” shall mean JPMorgan Chase Bank, N.A., a subcustodian, a Securities Depository, and any other financial institution which in the ordinary course of business maintains securities custody accounts for others and acts in that capacity.

2.   Accounts; Separation of Assets; No Investment of Cash; Dividends; Voting; Adjustments.
(a)   Escrow Agent will establish and maintain a non-interest bearing demand deposit account (the “Cash Account”) and a securities custody account (the “Securities Account”, and together with the Cash Account, collectively, the “Accounts”) in the name of Escrow Agent for the purpose of holding the Escrow Cash (if any) and the Escrow Shares, respectively. During the term of this Agreement, Escrow Agent will identify in its books and records that Escrow Shares credited to Escrow Agent’s Securities Account belong to Escrow Agent (except as otherwise may be agreed by Escrow Agent and the Parties). Simultaneously with the execution hereof, (i) Purchaser has deposited with Escrow Agent the Escrow Cash (if any) and the Escrow Shares and (ii) the Parties have delivered to Escrow Agent written instructions in the form attached hereto as Exhibit B and the Parties shall thereafter provide Escrow Agent with any other information Escrow Agent reasonably requests to complete such transaction. No investment of the Escrow Cash (if any) or the Escrow Share Dividend Amount (if any) shall be permitted during the term of this Agreement.
(b)   Escrow Agent will not provide supervision, recommendations or advice relating to any Financial Asset or the investment of moneys held in the Accounts or the purchase, sale, retention or other disposition of any Financial Asset or investment described herein, and each Party acknowledges that it was not offered any investment, tax or accounting advice or recommendation by Escrow Agent with regard to any investment and has made an independent assessment of the suitability and appropriateness of any investment selected hereunder for purposes of this Agreement. Market values, exchange rates and other valuation information (including without limitation, market value, current value or notional value) of any Financial Asset or investment furnished in any report or statement may be obtained from third party sources and is furnished for the exclusive use of the Parties. Escrow Agent has no responsibility whatsoever to determine the market or other value of any investment and makes no representation or warranty, express or implied, as to the accuracy of any such valuations or that any values necessarily reflect the proceeds that may be received on the sale of a Financial Asset or an investment. Escrow Agent shall not have any liability for any loss sustained as a result of any Financial Asset or investment made pursuant to the terms of this Agreement or as a result of any liquidation of any Financial Asset or investment prior to its maturity or for the failure of an Authorized Representative of the Parties to give Escrow Agent instructions to invest or reinvest the Escrow Amount. Escrow Agent shall have the right to liquidate any Financial Asset or investments held in order to provide funds necessary to make payments required from Escrow Agent under this Agreement. Any amounts of cash credited to the Cash Account on the basis of a notice or an interim credit from a third-party, may be reversed if Escrow Agent does not receive final payment in a timely manner. Escrow Agent shall not purchase or sell any securities on behalf of any party in connection with this Agreement and the Parties agree that the applicable Party’s broker shall purchase and sell any securities in connection with this Agreement. Escrow Agent shall have no duty to confirm whether any securities delivered to or held by the Escrow Agent are the securities identified in this Agreement.
(c)   Any dividends declared and paid by Purchaser with respect to the Escrow Shares (solely to the extent that such Escrow Shares were not, pursuant to this Agreement and the Merger Agreement, required to have been released to Purchaser prior to the record date thereof) (the “Escrow Share Dividend Amount”) shall be paid by Purchaser to the Escrow Agent to be held in a non-interest bearing account to be maintained by Escrow Agent in the name of Escrow agent for the benefit of Escrow Agent.
(d)   Notwithstanding anything to the contrary contained herein, the Parties acknowledge and agree that the Stockholder Representative shall at all times be treated as the holder of the Escrow Shares for voting purposes and, accordingly, shall retain all of its rights as a stockholder of Purchaser with respect to the Escrow Shares, including the right to vote or cause Escrow Agent to vote such Escrow Shares, for so long as the Escrow Shares are held by Escrow Agent hereunder. In furtherance of the foregoing, Escrow Agent shall deliver to the Parties the materials described in Section 5(b) and Escrow Agent shall vote such Escrow Shares in accordance with the written instructions of the Stockholder Representative; provided that, for the avoidance of doubt, such Escrow Shares are voted in accordance with the terms of the Standstill and Lock-up Agreement. In no event shall Escrow Agent be liable for the failure to vote the Escrow Shares on any matter if Escrow Agent does not receive the written instructions from the Stockholder Representative contemplated by this clause (d) with respect to such matter sufficiently in advance of the time by which the Escrow Shares must be voted on such matter.
(e)   In the event of any stock split, reverse stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of the common stock of the Company, other than a regular cash dividend, the Escrow Shares shall be appropriately adjusted on the same basis for all other shares of Purchaser common stock.
3.   Disposition and Termination.
(a)   Escrow Agent shall release the Escrow Amount within five (5) Business Days after its receipt of, and in accordance with, written instructions from the Parties in substantially the form of Exhibit A annexed hereto. Escrow Agent shall release the Escrow Shares (through the applicable Party’s broker), including for the avoidance of doubt any release of all or any portion of the Escrow Share Dividend Amount, within five (5) Business Days after its receipt of, and in accordance with, written instructions from the Parties in substantially the form of Exhibit B annexed hereto. The Parties shall provide Escrow Agent with any other information Escrow Agent reasonably requests to complete any release pursuant to this clause (a). Upon any release of all or any portion of the Escrow Shares to a Party entitled to receive such Escrow Shares pursuant to the terms of this Agreement and the Merger Agreement (the “Receiving Party”), Escrow Agent and the other Party, as applicable, shall take such actions as are reasonably requested by the Receiving Party to evidence the transfer of the Escrow Shares to the Receiving Party and the holding of the Escrow Shares by the Receiving Party.
(b)   Notwithstanding anything to the contrary, any instructions in any way related to the transfer or distribution of the Escrow Amount must, in order to be deemed delivered and effective, be in writing and executed by the appropriate Party or Parties as evidenced by the signatures of the person or persons signing this Agreement or one of the designated persons as set forth on the Designation of Authorized Representatives attached hereto as Schedule 1-A and 1-B (each an “Authorized Representative”), and delivered to Escrow Agent only by facsimile (as evidenced by a confirmed transmittal to the applicable Party’s or Parties’ transmitting fax number) or as a Portable Document Format (“PDF”) attached to an email only at the fax number or email address set forth in Section 10 below or through an online platform offered by Escrow Agent’s escrow services business. Escrow Agent shall not be liable to any Party or other person for refraining from acting upon any instruction for or related to the transfer or distribution of the Escrow Amount that does not satisfy the requirements herein. Escrow Agent may rely and act upon the confirmation of anyone purporting to be an Authorized Representative in connection with any of Escrow Agent’s verifying callbacks or email confirmations. If Escrow Agent receives an instruction in accordance with this Section 3 after its established cut-off time, Escrow Agent will attempt to act upon the instruction on the Business Day requested if Escrow Agent deems it practicable to do so or otherwise as soon as practicable on the next Business Day. Notwithstanding anything to the contrary, the Parties acknowledge and agree that Escrow Agent (i) shall have no obligation to take any action in connection with this Agreement on a non-Business Day and any action Escrow Agent may otherwise be required to perform on a non-Business Day may be performed by Escrow Agent on the following Business Day and (ii) may not transfer or distribute the Escrow Amount until Escrow Agent has completed its security procedures.
(c)   Settlement of Transactions.   If applicable, Escrow Agent will act in accordance with instructions with respect to settlement of transactions that are delivered in accordance with Section 3. Settlement will be conducted in accordance with prevailing standards of the market in which the transaction occurs. Without limiting the generality of the foregoing, each Party authorizes Escrow Agent to deliver securities or payment in accordance with applicable market practice in advance of receipt or settlement of consideration expected in connection with such delivery or payment, and each Party acknowledges and agrees that such action alone will not itself constitute gross negligence, fraud or willful misconduct of Escrow Agent, and the risk of loss arising from any such action will be borne by the Parties. In the case of failure of any Party’s counterparty (or other appropriate party) to deliver the expected consideration as agreed, Escrow Agent will notify such Party of such failure. If any Party’s counterparty continues to fail to deliver the expected consideration, Escrow Agent will provide information reasonably requested by such Party that Escrow Agent has in its possession to allow such

Party to enforce rights that it has against such counterparty, but neither Escrow Agent nor its subcustodians will be obliged to institute legal proceedings, file a proof of claim in any insolvency proceeding or take similar action. Except to the extent Escrow Agent and the Parties have agreed to treat settlement of a transaction under the contractual settlement date accounting basis set forth in Section 3(c) below, Escrow Agent will post such transaction on the date on which the cash or Financial Assets received as consideration for the transaction is actually received and settled by Escrow Agent. Escrow Agent reserves the right to reverse any transactions that are credited to the Accounts due to mis-postings, errors and other similar actions.
(d)   Contractual Settlement Date Accounting.
(i)   In cases where Escrow Agent and the Parties agree to do so, and provided the Escrow Agent has received a joint written instruction signed by the Parties with respect thereto, and subject to the other provisions of this Section 3, Escrow Agent will effect book entries on a contractual settlement date accounting basis as described below with respect to the settlement for those Financial Assets and transactions as to which Escrow Agent customarily offers contractual settlement date accounting. Escrow Agent reserves the right to restrict in good faith the availability of contractual settlement date accounting for credit or operational reasons.
A.   Sales: On the settlement date for a sale, Escrow Agent will credit the Cash Account with the proceeds of the sale and, if not already delivered, transfer the relevant Financial Assets to an account at JPMorgan Chase Bank, N.A. pending settlement of the transaction.
B.   Purchases: On the settlement date for a purchase (or earlier, if market practice requires delivery of the purchase price before the settlement date), Escrow Agent will debit the Cash Account for the settlement amount and credit a separate account at JPMorgan Chase Bank, N.A. Escrow Agent will then post the Securities Account as awaiting receipt of the expected Financial Assets. No Party will be entitled to delivery of Financial Assets until Escrow Agent or a subcustodian actually receives them.
Upon request, Escrow Agent will provide the Parties with a list of those markets for which it provides contractual settlement date accounting. Escrow Agent may add markets or remove markets from such list upon reasonable notice to the Parties.
(ii)   Escrow Agent may reverse any debit or credit made pursuant to this Section 3 prior to the transaction’s actual settlement upon notice to the applicable Party in cases where Escrow Agent reasonably believes that the transaction will not settle in the ordinary course within a reasonable time. Such Party will be responsible for any costs or liabilities resulting from such reversal. Each Party acknowledges that the procedures set forth in this Section 3 are of an administrative nature, and Escrow Agent does not undertake to make loans and/or Financial Assets available to any Party.
(e)   Actual Settlement Date Accounting.   With respect to settlement of a transaction that is not posted to the Accounts on the contractual settlement date as referred to in Section 3(c), Escrow Agent will post the transaction on the date on which the cash or Financial Assets received as consideration for the transaction is actually received and settled by Escrow Agent.
(f)   Each Party authorizes Escrow Agent to use the funds transfer instructions (“Standing Instructions”) specified for it in Schedule 3 attached hereto (as may be supplemented from time to time as described below) to disburse any portion of the Escrow Amount due to such Party, without a verifying callback or email confirmation as set forth below.
(g)   If any funds transfer instructions other than Standing Instructions are set forth in a permitted instruction from a Party or the Parties in accordance with this Agreement, Escrow Agent may confirm such funds transfer instructions by a telephone callback or email confirmation to an Authorized Representative of such Party or Parties and thereafter, such funds transfer instructions shall also be considered the applicable Party’s Standing Instructions hereunder. To the extent a callback or email confirmation is undertaken, no funds will be disbursed until such confirmation occurs. If multiple disbursements are provided for under this Agreement pursuant to any Standing Instructions, only the date, amount and/or description of payments may change without requiring a telephone callback or email confirmation.
(h)   The persons designated as Authorized Representatives and telephone numbers and email addresses for same may be changed only in a writing executed by an Authorized Representative or other duly authorized person of the applicable Party setting forth such changes and actually received by Escrow Agent via facsimile or as a PDF attached to an email or through an online platform offered by Escrow Agent’s escrow services business. Escrow Agent may confirm any such change in Authorized Representatives by a telephone callback according to its security procedures.
(i)   Escrow Agent and other financial institutions, including any intermediary bank and the beneficiary’s bank, may rely upon the identifying number of the beneficiary, the beneficiary’s bank or any intermediary bank included in a funds transfer instruction, even if it identifies a person different from the beneficiary, the beneficiary’s bank or intermediary bank identified by name. It is understood that the purpose of Escrow Agent’s security procedures is to verify the authenticity of, and not to detect errors in, instructions.
(j)   The Parties acknowledge that the security procedures set forth in this Section 3 are commercially reasonable. Upon delivery of the Escrow Amount in full by Escrow Agent, this Agreement shall terminate, and all the related account(s) shall be closed, subject to the provisions of Sections 8 and 9.
(k)   Notwithstanding anything to the contrary contained in this Agreement, in the event that an electronic signature is affixed to an instruction issued hereunder to disburse or transfer funds, such instruction may be confirmed by a verifying callback (or email confirmation) to an Authorized Representative.
4.   Use of Securities Depositories; Nominee Name; Proxies.
(a)   Escrow Agent may deposit securities with, and hold Financial Assets with subcustodians and/or Securities Depositories on such terms as such subcustodians or systems customarily operate and each Party will provide Escrow Agent with such documentation or acknowledgements that Escrow Agent may require to hold the securities with such subcustodians or any Securities Depository. Escrow Agent will not be obliged to (i) hold Financial Assets or cash with any person not agreed to by Escrow Agent, (ii) register or record Financial Assets in the name of any person not agreed to by Escrow Agent or (iii) register or record on Escrow Agent’s records Financial Assets held outside of Escrow Agent’s control. If, however, the Parties make any such request and Escrow Agent agrees to the request, the consequences of doing so will be at the Parties’ own risk and Escrow Agent shall not be liable for any losses incurred as a result. Further, Escrow Agent shall not be responsible for the control of any such Financial Asset or cash, for verifying any Party’s initial or ongoing ownership of any such Financial Asset or cash or for providing some of the services referred to in this Agreement, including, but not limited to, income collection. Any transaction relating to the settlement of the purchase or sale of any such Financial Asset shall be treated for purposes of this Agreement as a cash only movement.
(b)   Escrow Agent is not responsible for the selection or monitoring of any Securities Depository and will have no responsibility for any act or omission by (or the insolvency of) any Securities Depository. In the event any Party incurs a loss due to the negligence, willful misconduct, or insolvency of a Securities Depository, Escrow Agent will make reasonable efforts, in its discretion, to seek recovery from the Securities Depository, but Escrow Agent will not be obligated to institute legal proceedings, file proofs of claim in any insolvency proceeding, or take any similar action.
(c)   Escrow Agent is authorized, in its discretion:
(i)   to hold in bearer form, such securities as are customarily held in bearer form or are delivered to Escrow Agent in bearer form;
(ii)   to hold Financial Assets in or deposit Financial Assets with any Securities Depository or settlement system;

(iii)   to hold Financial Assets in omnibus accounts on a fungible basis and to accept delivery of Financial Assets of the same class and denomination as those deposited by Purchaser with Escrow Agent;
(iv)   to register in the name of Escrow Agent, a subcustodian, a Securities Depository, or their respective nominees, such Financial Assets as are customarily held in registered form; and
(v)   decline to accept any asset or property which it deems to be unsuitable or inconsistent with its custodial operations.
(d)   For the avoidance of doubt, unless Escrow Agent has provided prior written approval, no Party may instruct a third party to register any Financial Asset in the name of Escrow Agent, a subcustodian, a Securities Depository or any of their respective nominees. Each Party agrees that any Financial Asset registered in the name of Escrow Agent, a subcustodian, a Securities Depository or any of their respective nominees without Escrow Agent’s authorization shall not be considered to be held in custody under this Agreement.
(e)   In the event that, as a result of holding Financial Assets in an omnibus account, any fractional interests in Financial Assets arising out of a corporate action or class action litigation are received, Escrow Agent will credit the Cash Account with the amount of cash that would have been received, as reasonably determined by Escrow Agent, had the Financial Assets not been held in an omnibus account, and the applicable Party shall relinquish to Escrow Agent its interest in such fractional interests.
(f)   Proxies.
(i)   With respect to U.S. Financial Assets, Escrow Agent will monitor information distributed to holders of Financial Assets about upcoming shareholder meetings, promptly notify Purchaser and the Stockholder Representative of such information at the specified address in Section 10 of this Agreement.
(ii)   For the avoidance of doubt, except as set forth in Section 2(d), Escrow Agent shall not have any responsibility to take any actions that a shareholder of the Escrow Shares is entitled or required to take (e.g., voting) and the Parties shall have the sole responsibility for such actions.
5.   Entitlements.   With respect to all Financial Assets held in the Accounts, Escrow Agent by itself, or through the use of the book entry system, subcustodians or Securities Depository, shall, unless otherwise instructed in writing to the contrary by an Authorized Representative: (a) collect all income and other payments reflecting interest and principal on the Financial Assets in the Accounts and disburse such amounts pursuant to this Agreement; (b) forward to the Parties copies of all information or documents that it may receive from an issuer of a Financial Asset which, in the opinion of Escrow Agent, are intended for the beneficial owner of the Financial Assets including, without limitation, all proxies and other authorizations properly executed and all proxy statements, notices and reports; (c) execute, as Escrow Agent, any certificates of ownership, affidavits, declarations or other certificates under any tax laws now or hereafter in effect in connection with the collection of bond and note coupons; and (d) hold directly, or through the book entry system, subcustodians or Securities Depository, all rights issued with respect to any Financial Assets held by Escrow Agent hereunder, except for voting rights with respect to the Escrow Shares, which are the subject of Section 2(d). Upon receipt of written instructions from an Authorized Representative of each Party, Escrow Agent shall act in accordance with the Parties’ instructions and either (e) release and exchange Financial Assets held hereunder for other Financial Assets and/or cash in connection with (i) any sale, conversion privilege, reorganization, recapitalization, redemption in kind, consolidation, tender offer or exchange offer, or (ii) any exercise, subscription, purchase or other similar rights; and (f) present Financial Assets for payment upon maturity, redemption or other retirement of such Financial Assets. If the Parties fail to provide Escrow Agent with timely written instructions in regards to such actions as set forth in the preceding sentence, neither Escrow Agent nor its subcustodian or their respective nominees will take any action in relation to such matters. Anything else in this Agreement to the contrary notwithstanding, Escrow Agent will not provide proxy voting services to any Party nor make any filings in the name of any Party in respect to class action litigation related to any Financial Assets.

6.   Escrow Agent.   Escrow Agent shall have only those duties as are specifically and expressly provided herein, which shall be deemed purely ministerial in nature, and no other duties, including but not limited to any fiduciary duty, shall be implied. Notwithstanding anything to the contrary, Escrow Agent has no knowledge of, nor any obligation to comply with, the terms and conditions of any other agreement, Escrow Agent shall not be responsible for determining the meaning of any capitalized term not entirely defined herein, nor shall Escrow Agent be required to determine if any Party has complied with any other agreement. Notwithstanding the terms of any other agreement, the terms and conditions of this Agreement shall control the actions of Escrow Agent. Escrow Agent may conclusively rely upon any written notice, document, instruction or request delivered by the Parties believed by it to be genuine and to have been signed by an Authorized Representative(s), as applicable, without inquiry and without requiring substantiating evidence of any kind and Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document, notice, instruction or request. Any notice, document, instruction or request delivered by a Party but not contemplated under this Agreement may be disregarded by Escrow Agent. ESCROW AGENT SHALL NOT BE LIABLE FOR ANY ACTION TAKEN, SUFFERED OR OMITTED TO BE TAKEN BY IT IN GOOD FAITH EXCEPT TO THE EXTENT THAT ESCROW AGENT’S FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT WAS THE CAUSE OF ANY DIRECT LOSS TO EITHER PARTY. Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through affiliates or agents. In the event Escrow Agent shall be uncertain, or believes there is some ambiguity, as to its duties or rights hereunder or receives instructions, claims or demands from any Party hereto which in Escrow Agent’s judgment conflict with the provisions of this Agreement, or if Escrow Agent receives conflicting instructions from the Parties, Escrow Agent shall be entitled either to: (a) refrain from taking any action until it shall be given (i) a joint written direction executed by Authorized Representatives of the Parties which eliminates such ambiguity or conflict or (ii) a court order issued by a court of competent jurisdiction (it being understood that Escrow Agent shall be entitled conclusively to rely and act upon any such court order and shall have no obligation to determine whether any such court order is final); or (b) file an action in interpleader. Escrow Agent shall have no duty to solicit any payments which may be due it or the Accounts, including, without limitation, the Escrow Amount nor shall Escrow Agent have any duty or obligation to confirm or verify the accuracy or correctness of any amounts deposited with it hereunder. The Parties grant to Escrow Agent a lien and security interest in the Escrow Amount in order to secure any indemnification obligations of the Parties or obligation for fees or expenses owed to Escrow Agent hereunder. ANYTHING IN THIS AGREEMENT TO THE CONTRARY NOTWITHSTANDING, IN NO EVENT SHALL ESCROW AGENT BE LIABLE FOR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL LOSS OR DAMAGE OF ANY KIND WHATSOEVER (INCLUDING BUT NOT LIMITED TO LOST PROFITS), EVEN IF ESCROW AGENT HAS BEEN ADVISED OF THE LIKELIHOOD OF SUCH LOSS OR DAMAGE AND REGARDLESS OF THE FORM OF ACTION.
7.   Succession.   Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving no less than thirty (30) days advance notice in writing of such resignation to the Parties or may be removed, with or without cause, by the Parties at any time after giving not less than thirty (30) days advance joint written notice to Escrow Agent. Escrow Agent’s sole responsibility after such thirty (30) day notice period expires shall be to hold the Escrow Amount (without any obligation to reinvest the same) and to deliver the same to a designated substitute escrow agent, if any, appointed by the Parties, or such other person designated by the Parties, or in accordance with the directions of a final court order, at which time of delivery, Escrow Agent’s obligations hereunder shall cease and terminate. If prior to the effective resignation or removal date, the Parties have failed to appoint a successor escrow agent, or to instruct Escrow Agent to deliver the Escrow Amount to another person as provided above, or if such delivery is contrary to applicable law, at any time on or after the effective resignation date, Escrow Agent may either (a) interplead the Escrow Amount with a court located in the State of Delaware and the costs, expenses and reasonable attorney’s fees which are incurred in connection with such proceeding may be charged against and withdrawn from the Cash Account or if the Cash Account is insufficient, from the Escrow Share Dividend Amount or if the Escrow Share Dividend Amount is insufficient, the Escrow Shares may be liquidated and such amounts may be paid using the proceeds thereof; or (b) appoint a successor escrow agent of its own choice. Any appointment of a successor escrow agent shall be binding upon the Parties and no appointed successor escrow agent shall be deemed to be an agent of Escrow Agent. Escrow Agent shall deliver the Escrow Amount to any appointed successor escrow agent, at which time Escrow Agent’s obligations under this Agreement shall cease and terminate. Any entity into which Escrow Agent may be merged or converted or with which it may be consolidated, or any entity to which all or substantially all the escrow business may be transferred, shall be Escrow Agent under this Agreement without further act.
8.   Compensation; Acknowledgment.   The Parties agree jointly and severally to pay Escrow Agent upon execution of this Agreement and from time to time thereafter reasonable compensation for the services to be rendered hereunder, which unless otherwise agreed in writing, shall be as described in Schedule 2. The Parties agree that, notwithstanding anything to the contrary, to the extent any Party deposits such compensation into an account governed by this Agreement, Escrow Agent shall have the right to withdraw such compensation from such account. Each of the Parties further agrees to the disclosures and agreements set forth in Schedule 2.
9.   Indemnification and Reimbursement.   The Parties agree jointly and severally to indemnify, defend, hold harmless, pay or reimburse Escrow Agent and its affiliates and their respective successors, assigns, directors, agents and employees (the “Indemnitees”) from and against any and all losses, damages, claims, liabilities, taxes (other than taxes on income earned by an Indemnitee in connection herewith), costs or expenses (including attorney’s fees) (collectively “Losses”), resulting directly or indirectly from (a) Escrow Agent’s performance of this Agreement, except to the extent that such Losses are determined by a court of competent jurisdiction to have been caused by the fraud, gross negligence, willful misconduct, or bad faith of such Indemnitee; and (b) Escrow Agent’s following, accepting or acting upon any instructions or directions, whether joint or singular, from the Parties received in accordance with this Agreement. The Parties hereby grant Escrow Agent a right of set-off against the Escrow Amount for the payment of any claim for indemnification, fees, expenses and amounts due to Escrow Agent or an Indemnitee. The obligations set forth in this Section 9 shall survive the resignation, replacement or removal of Escrow Agent or the termination of this Agreement.
10.   Notices.   Except as otherwise provided in Section 3, all communications hereunder shall be in writing or set forth in a PDF attached to an email, and shall be delivered by facsimile, email or overnight courier only to the appropriate fax number, email address, or notice address set forth for each party as follows:
If to Purchaser:	(street address)2
(City, state [country], zip [postal code])
Attention:
Tel No.:
Fax No.:
Email Address:
Account statements and billing:	[Insert address if different from above]
With copies to:	Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, NY 10178
Attention: R. Alec Dawson; Andrew L. Milano and Allison D. Gargano
Email: alec.dawson@morganlewis.com;
andrew.milano@morganlewis.com; Allison.gargano@morganlewis.com
Facsimile: (212) 309-6001

2
Note to Draft:   To come.

If to Seller:	(street address)
(City, state [country], zip [postal code])
Attention:
Tel No.:
Fax No.:
Email Address:
Proxy Voting:	(street address)
(City, state [country], zip [postal code])
Attention:
Tel No.:
Fax No.:
Email Address:
Account statements and billing:	[Insert address if different from above]
With copies to:	(street address)
(City, state [country], zip [postal code])
Attention:
Tel No.:
Fax No.:
Email Address:
If to Escrow Agent:	JPMorgan Chase Bank, N.A.
Escrow Services
10 South Dearborn, Mail Code IL1-0113
Chicago, IL 60603
Attention:
Fax No.: (312) 954 -0430
Email Address: mw.escrow@jpmorgan.com
11.   Compliance with Directives.   In the event that a legal garnishment, attachment, levy, restraining notice, court order or other governmental order (a “Directive”) is served with respect to any of the Escrow Amount, or the delivery thereof shall be stayed or enjoined by a Directive, Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all such Directives so entered or issued, and in the event that Escrow Agent obeys or complies with any such Directive it shall not be liable to any of the Parties hereto or to any other person by reason of such compliance notwithstanding such Directive be subsequently reversed, modified, annulled, set aside or vacated.
12.   Miscellaneous.
(a)   The provisions of this Agreement may be waived, altered, amended or supplemented only by a writing signed by Escrow Agent and the Parties. Neither this Agreement nor any right or interest hereunder may be assigned by any Party without the prior consent of Escrow Agent and the other Party and any assignment in violation of this Agreement shall be ineffective and void. This Agreement shall be governed by and construed under the laws of the State of Delaware. Each Party and Escrow Agent irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of the courts located in the State of Delaware. To the extent that in any jurisdiction either Party may now or hereafter be entitled to claim for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process or immunity from liability, such Party shall not claim, and hereby irrevocably waives, such immunity. Escrow Agent and the Parties further hereby knowingly, voluntarily and intentionally irrevocably waive, to the fullest extent permitted by applicable law, any right to a trial by jury with respect to any lawsuit or judicial proceeding arising or relating to this Agreement.
(b)   No party to this Agreement is liable to any other party for losses due to, or if it is unable to perform its obligations under the terms of this Agreement because of, acts of God, fire, war, terrorism, floods, strikes, public health emergencies, electrical outages, equipment or transmission failure, or other causes reasonably beyond its control. This Agreement and any joint instructions from the Parties may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument or instruction, as applicable. This Agreement may be executed and transmitted by facsimile or as a PDF attached to an email and each such execution shall be of the same legal effect, validity and enforceability as a manually executed original, wet-inked signature. With respect to Securities and Exchange Commission Rule 14b-2 under the U.S. Shareholder Communications Act, regarding disclosure of beneficial owners to issuers of securities, Escrow Agent is instructed not to disclose the name, address or security positions of any Party in response to shareholder communications requests regarding the Accounts. If any provision of this Agreement is determined to be prohibited or unenforceable by reason of any applicable law of a jurisdiction, then such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in such jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction. The Parties each represent, warrant and covenant that (i) each document, notice, instruction or request provided by such Party to Escrow Agent shall comply with applicable laws and regulations; (ii) such Party has full power and authority to enter into this Agreement and to perform all of the duties and obligations to be performed by it hereunder; and (iii) the person(s) executing this Agreement on such Party’s behalf and certifying Authorized Representatives in the applicable Schedule 1 has been duly and properly authorized to do so, and each Authorized Representative of such Party has been duly and properly authorized to take actions specified for such person in the applicable Schedule 1. Except as expressly provided in Section 9 above, nothing in this Agreement, whether express or implied, shall be construed to give to any person or entity other than Escrow Agent and the Parties any legal or equitable right, remedy, interest or claim under or in respect of the Escrow Amount or this Agreement.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.
PURCHASER	ESCROW AGENT
[ZEBRA]	JPMORGAN CHASE BANK, N.A.
By:	By:
Name:	Name:
Title:	Title:
SELLER

By:
Name:
Title:

EXHIBIT A
FORM OF FUND RELEASE NOTICE — JOINT INSTRUCTIONS
JPMorgan Chase Bank, N.A.
Escrow Services
[Address]
[Fax No.]
[Email Address]
Attention:
[          ]

[Date]
Re:
[Name of Parties] — Escrow Agreement dated [          ]
Escrow Account no. [          ]

Dear Sir/Madam:
We refer to an escrow agreement dated [           ] among [           ], [           ] and JPMorgan Chase Bank, N.A., as Escrow Agent (the “Escrow Agreement”).
Capitalized terms in this letter that are not otherwise defined shall have the same meaning given to them in the Escrow Agreement.
Pursuant to Section [      ] of the Escrow Agreement, the Parties instruct Escrow Agent to release the Escrow Amount, or the portion specified below, to the specified party as instructed below.
Amount:
(In writing)
Beneficiary:
City:
Country:
US Instructions:
Bank Name:
Bank Address:
ABA Number:
Credit A/C Name:
Credit A/C #:
Credit A/C Address:
If Applicable:
FFC A/C Name:
FFC A/C #:
FFC A/C Address:
International Instructions:
Bank Name:
Bank Address
SWIFT Code:
US Pay Through ABA: Credit A/C Name:
Credit A/C # (IBAN #):
Credit A/C Address:
If Applicable:
FFC A/C Name:
FFC A/C # (IBAN #):
FFC A/C Address:

PURCHASER
[ZEBRA]
By:
Name:
Title:
SELLER:

By:
Name:
Title:

EXHIBIT B
FORM OF SHARES RELEASE NOTICE — JOINT INSTRUCTIONS
JPMorgan Chase Bank, N.A.
Escrow Services
[Address]
[Fax No.]
[Email Address]
Attention: [           ]
[Date]
Re: [Name of Parties] — Escrow Agreement dated [ ]
Escrow Account no. [      ]
Dear Sir/Madam:
We refer to an escrow agreement dated [      ] among [      ], [      ] and JPMorgan Chase Bank, N.A., as Escrow Agent (the “Escrow Agreement”).
Capitalized terms in this letter that are not otherwise defined shall have the same meaning given to them in the Escrow Agreement.
Pursuant to Section [      ] of the Escrow Agreement, the Parties instruct Escrow Agent to:
[I.
release the Escrow Share Dividend Amount, or the portion specified below, to the specified party as instructed below:

Amount:
(In writing)
Beneficiary:
City:
Country:
US Instructions:
Bank Name:
Bank Address:
ABA Number:
Credit A/C Name:
Credit A/C #:
Credit A/C Address:
If Applicable:
FFC A/C Name:
FFC A/C #:
FFC A/C Address:
International Instructions:
Bank Name:
Bank Address
SWIFT Code:
US Pay Through ABA:
Credit A/C Name:
Credit A/C # (IBAN #):
Credit A/C Address:
If Applicable:
FFC A/C Name:
FFC A/C # (IBAN #):
FFC A/C Address:

and]3
II.   [free deliver the following securities to][settle any [purchase][sale] of the following securities via delivery versus payment with] [Purchaser’s][Seller’s] broker:
CUSIP:
Name of Security:
Number of Shares:
*[Purchase][Sale]
*Price:
*Commission:
*Maturity Date:
*Trade Date:
*Settlement Date:
Broker name:
Broker ABA:
Broker Fed Clearing Account Number:
DTC/C Number:
Agent Bank Number:
*Not applicable for free deliveries
PURCHASER

By:
Name:
Title:
SELLER:

By:
Name:
Title:

3
Note to Draft: Release in Section I to be included if all or any portion of the Escrow Share Dividend Amount is to be released pursuant to such instruction.

Schedule 1-A
[Insert name of PURCHASER]
DESIGNATION OF AUTHORIZED
REPRESENTATIVES
The undersigned,                  , being the duly elected, qualified and acting                   of                   (“Purchaser”), does hereby certify:
1.   That each of the following representatives is at the date hereof an Authorized Representative, as such term is defined in the Escrow Agreement, by and among Purchaser, Seller and Escrow Agent to which this Schedule is attached (the “Escrow Agreement”), that the signature appearing opposite each Authorized Representative’s name is the true and genuine signature of such Authorized Representative, and that each Authorized Representative’s contact information is current and up-to-date at the date hereof. Each of the Authorized Representatives is authorized to issue instructions, confirm funds transfer instructions by callback or email confirmation and effect changes in Authorized Representatives, all in accordance with the terms of the Escrow Agreement. Callbacks or emails confirming an instruction shall be made to an Authorized Representative other than the Authorized Representative who issued the instruction unless (a) only a single Authorized Representative is designated below, (b) the information set forth below changes and is not updated by Purchaser such that only the Authorized Representative who issued the instruction is available to receive a callback or email confirmation, or (c) Purchaser is an individual. Purchaser acknowledges that pursuant to this Schedule, Escrow Agent is offering an option for callback or email confirmation to a different Authorized Representative, and if Purchaser nevertheless names only a single Authorized Representative or fails to update Authorized Representative information, Purchaser agrees to be bound by any instruction, whether or not authorized, confirmed by callback or email confirmation to the issuer of the instruction.
[Insert names and contact information of individuals who can be readily available to provide instructions and/or confirm disbursements on the telephone, as needed.]
NAME	SIGNATURE	DIRECT TELEPHONE, CELL NUMBER and EMAIL ADDRESS
(ph)
(cell)
(email)
(ph)
(cell)
(email)
(ph)
(cell)
(email)
2.   Email confirmation is only permitted to a corporate email address for purposes of this Schedule. Any personal email addresses provided will not be used for email confirmation.
3.   This Schedule may be signed in counterparts and the undersigned certifies that any signature set forth on an attachment to this Schedule is the true and genuine signature of an Authorized Representative and that each such Authorized Representative’s contact information is current and up-to-date at the date hereof.
4.   That pursuant to Purchaser’s governing documents, as amended, the undersigned has the power and authority to execute this Designation on behalf of Purchaser.

5.   Notwithstanding the above, if Purchaser is an individual, no signature will be required below.
Signature:
Name:
Title:
FOR YOUR SECURITY, PLEASE CROSS OUT ALL UNUSED SIGNATURE LINES ON THIS SCHEDULE 1-A
All instructions, including but not limited to funds transfer instructions, whether transmitted by facsimile or set forth in a PDF attached to an email, must include the signature (or electronic signature subject to the conditions set forth in the Escrow Agreement) of the Authorized Representative authorizing said funds transfer on behalf of such Party.

Schedule 1-B
[Insert name of SELLER]
DESIGNATION OF AUTHORIZED
REPRESENTATIVES
The undersigned,                  , being the duly elected, qualified and acting                   of                   (“Seller”), does hereby certify:
1.   That each of the following representatives is at the date hereof an Authorized Representative, as such term is defined in the Escrow Agreement, by and among Purchaser, Seller and Escrow Agent to which this Schedule is attached (the “Escrow Agreement”), that the signature appearing opposite each Authorized Representative’s name is the true and genuine signature of such Authorized Representative, and that each Authorized Representative’s contact information is current and up-to-date at the date hereof. Each of the Authorized Representatives is authorized to issue instructions, confirm funds transfer instructions by callback or email confirmation and effect changes in Authorized Representatives, all in accordance with the terms of the Escrow Agreement. Callbacks or emails confirming an instruction shall be made to an Authorized Representative other than the Authorized Representative who issued the instruction unless (a) only a single Authorized Representative is designated below, (b) the information set forth below changes and is not updated by Seller such that only the Authorized Representative who issued the instruction is available to receive a callback or email confirmation, or (c) Seller is an individual. Seller acknowledges that pursuant to this Schedule, Escrow Agent is offering an option for callback or email confirmation to a different Authorized Representative, and if Seller nevertheless names only a single Authorized Representative or fails to update Authorized Representative information, Seller agrees to be bound by any instruction, whether or not authorized, confirmed by callback or email confirmation to the issuer of the instruction.
[Insert names and contact information of individuals who can be readily available to provide instructions and/or confirm disbursements on the telephone, as needed.]
NAME	SIGNATURE	DIRECT TELEPHONE, CELL NUMBER and EMAIL ADDRESS
(ph)
(cell)
(email)
(ph)
(cell)
(email)
(ph)
(cell)
(email)
2.   Email confirmation is only permitted to a corporate email address for purposes of this Schedule. Any personal email addresses provided will not be used for email confirmation.
3.   This Schedule may be signed in counterparts and the undersigned certifies that any signature set forth on an attachment to this Schedule is the true and genuine signature of an Authorized Representative and that each such Authorized Representative’s contact information is current and up-to-date at the date hereof.
4.   That pursuant to Seller’s governing documents, as amended, the undersigned has the power and authority to execute this Designation on behalf of Seller.

5.   Notwithstanding the above, if Seller is an individual, no signature will be required below.
Signature:
Name:
Title:
FOR YOUR SECURITY, PLEASE CROSS OUT ALL UNUSED SIGNATURE LINES ON THIS SCHEDULE 1-B
All instructions, including but not limited to funds transfer instructions, whether transmitted by facsimile or set forth in a PDF attached to an email, must include the signature (or electronic signature subject to the conditions set forth in the Escrow Agreement) of the Authorized Representative authorizing said funds transfer on behalf of such Party.

SCHEDULE 2
Schedule of Fees and Disclosures for Escrow Agent Services
Schedule of Fees for Escrow Agent Services
Account Acceptance Fee                 $
Encompassing review, negotiation and execution of governing documentation, opening of the account, and completion of all due diligence documentation. Payable upon closing.
Annual Administration Fee                 $
The Administration Fee covers our usual and customary ministerial duties, including record keeping, distributions, document compliance and such other duties and responsibilities expressly set forth in the governing documents for each transaction. Payable upon closing and annually in advance thereafter, without pro-ration for partial years.
Extraordinary Services and Out-of-Pocket Expenses: Escrow Agent or any of its affiliates may receive compensation with respect to any purchased Financial Asset or investment directed hereunder including without limitation charging any applicable agency fee or trade execution fee in connection with each transaction. Any additional services beyond our standard services as specified above, and all reasonable out-of-pocket expenses including attorney’s or accountant’s fees and expenses will be considered extraordinary services for which related costs, transaction charges, and additional fees will be billed at Escrow Agent’s then standard rate. Escrow Agent may impose, charge, debit, pass-through and modify fees and/or charges for any account established and services provided by Escrow Agent, including but not limited to, transaction, maintenance, balance-deficiency, and service fees, agency or trade execution fees, and other charges, including those levied by any governmental authority.
Fee Disclosure & Assumptions: Please note that the fees quoted are based on a review of the transaction documents provided and an internal due diligence review, and assumes the escrow deposit will be continuously invested in an interest bearing demand deposit account at JPMorgan Chase Bank, N.A. Escrow Agent reserves the right to revise, modify, change and supplement the fees quoted herein if the assumptions underlying the activity in the account, level of balances, market volatility or other factors change from those used to set the fees described herein.
Payment of the invoice is due upon receipt.
Disclosures and Agreements:
Taxes.   The Parties shall duly complete such tax documentation or other procedural formalities necessary for Escrow Agent to complete required tax reporting and for the relevant Party to receive interest or other income without withholding or deduction of tax in any jurisdiction. Should any information supplied in such tax documentation change, the Parties shall promptly notify Escrow Agent. Escrow Agent shall withhold any taxes it deems appropriate in the absence of proper tax documentation or as required by law, including without limitation, the Foreign Account Tax Compliance Act (“FATCA”), and shall remit such taxes to the appropriate authorities.
Representations Relating to Section 15B of the Securities Exchange Act of 1934 (Rule 15Ba1-1 et seq.) (the “Municipal Advisor Rule”). Each Party represents and warrants to Escrow Agent that for purposes of the Municipal Advisor Rules, none of the funds (if any) currently invested, or that will be invested in the future, in money market funds, commercial paper or treasury bills under this Agreement constitute or contain (i) proceeds of municipal securities (including investment income therefrom and monies pledged or otherwise legally dedicated to serve as collateral or a source or repayment for such securities) or (ii) municipal escrow investments (as each such term is defined in the Municipal Advisor Rule). Each Party also represents and warrants to

Escrow Agent that the person providing this certification has access to the appropriate information or has direct knowledge of the source of the funds to be invested to enable the forgoing representation to be made. Further, each Party acknowledges that Escrow Agent will rely on this representation until notified in writing otherwise.
Know Your Customer.   To assist in the prevention of the funding of terrorism and money laundering activities, applicable law may require financial institutions to obtain, verify, and record information that identifies each person who opens an account. What this means for the Parties: when the Parties open an account, Escrow Agent may ask for each Party’s name, address, date of birth (for natural persons), and/or other information and documents that will allow Escrow Agent to identify such Party. Escrow Agent may also request and obtain certain information from third party vendors regarding any Party. To fulfill Escrow Agent’s “know your customer” responsibilities and in connection with its performance of this Agreement, Escrow Agent may request information and/or documentation from each Party from time to time, including, without limitation, regarding such Party’s organization, business and, to the extent applicable, beneficial owner(s) of such Party, including relevant natural or legal persons, and such Party shall procure and furnish the same to Escrow Agent in a timely manner. Any information and/or documentation furnished by any Party is the sole responsibility of such Party and Escrow Agent is entitled to rely on the information and/or documentation without making any verification whatsoever (except for the authentication under the security procedures, as applicable). Each Party represents and warrants that all such information and/or documentation is true, correct and not misleading and shall advise Escrow Agent promptly of any changes and, except as prohibited by applicable law, such Party agrees to provide complete responses to Escrow Agent’s requests within the timeframes specified. If any Party fails to provide or consent to the provision of any information required by this paragraph, Escrow Agent may suspend or discontinue providing any service hereunder and resign pursuant to this Agreement.
OFAC Disclosure.   Escrow Agent is required to act in accordance with the laws and regulations of various jurisdictions relating to the prevention of money laundering and the implementation of sanctions, including but not limited to regulations issued by the U.S. Office of Foreign Assets Control. Escrow Agent is not obligated to execute payment orders or effect any other transaction where the beneficiary or other payee is a person or entity with whom Escrow Agent is prohibited from doing business by any law or regulation applicable to Escrow Agent, or in any case where compliance would, in Escrow Agent’s opinion, conflict with applicable law or banking practice or its own policies and procedures. Where Escrow Agent does not execute a payment order or effect a transaction for such reasons, Escrow Agent may take any action required by any law or regulation applicable to Escrow Agent including, without limitation, freezing or blocking funds. Transaction screening may result in delays in the posting of transactions.
Abandoned Property.   Escrow Agent is required to act in accordance with the laws and regulations of various states relating to abandoned property, escheatment or similar law and, accordingly, shall be entitled to remit dormant funds to any state as abandoned property in accordance with such laws and regulations. Without limitation of the foregoing, notwithstanding any instruction to the contrary, Escrow Agent shall not be liable to any Party for any amount disbursed from an account maintained under this Agreement to a governmental entity or public official in compliance with any applicable abandoned property, escheatment or similar law.
Information.   The Parties authorize Escrow Agent to disclose information with respect to this Agreement and the account(s) established hereunder, the Parties, or any transaction hereunder if such disclosure is: (i) necessary in Escrow Agent’s opinion, for the purpose of allowing Escrow Agent to perform its duties and to exercise its powers and rights hereunder or for operational or risk management purposes or compliance with legal, tax and regulatory requirements, including, without limitation, FATCA; (ii) to a proposed assignee of the rights of Escrow Agent; (iii) to a branch, affiliate, subsidiary, employee or agent of Escrow Agent or to their auditors, regulators or legal advisers or to any competent court; (iv) to the auditors of any of the Parties; or (v) required by applicable law, regardless of whether the disclosure is made in the country in which each Party resides, in which the Escrow Account is maintained, or in which the transaction is conducted. The Parties agree that such disclosures by Escrow Agent and its affiliates may be transmitted across national boundaries and through networks, including those owned by third parties.
Foreign Exchange.   If Escrow Agent accepts a funds transfer instruction under this Agreement for payment in a currency (the “Non-Account Currency”) other than the currency of the account (the “Account

Currency”), Escrow Agent is authorized to enter into a foreign exchange transaction to sell to the Party or Parties the amount of Non-Account Currency required to complete the funds transfer and debit the account for the purchase price of the Non-Account Currency. If Escrow Agent receives a payment to the account in a Non-Account Currency, Escrow Agent is authorized to purchase the Non-Account Currency from the Party or Parties, and to credit the purchase price to the account in lieu of the Non-Account Currency. The applicable foreign exchange rate and spread for any of the foregoing transactions shall be determined by Escrow Agent in its sole discretion and may differ from foreign exchange rates and spreads at which comparable transactions are entered into with other customers or the range of foreign exchange rates or spreads at which Escrow Agent otherwise enters into foreign exchange transactions on the relevant date. Escrow Agent may generate additional profit or loss in connection with Escrow Agent’s execution of a foreign exchange transaction or management of its risk related thereto in addition to the applicable spread. Further, (i) Escrow Agent has full discretion to execute such foreign exchange transactions in such manner as Escrow Agent determines in its sole discretion and (ii) Escrow Agent may manage the associated risks of Escrow Agent’s own position in the market in a manner it deems appropriate without regard to the impact of such activities on the Parties. Any such foreign exchange transaction will be between Escrow Agent and a Party or Parties as principals, and Escrow Agent will not be acting as agent or fiduciary for the Parties. Notwithstanding any prior action or course of dealing, subject to applicable law, Escrow Agent has no obligation to cancel, reverse or otherwise buy back foreign currencies purchased by a Party hereunder and Escrow Agent makes no commitment to buy back currencies. Each Party acknowledges that it may not be able to sell back certain foreign currencies once purchased.
Acknowledgment of Compensation and Multiple Roles.   Escrow Agent is authorized to act under this Agreement notwithstanding that Escrow Agent or any of its subsidiaries or affiliates (such subsidiaries and affiliates hereafter individually called an “Affiliate” and collectively called “Affiliates”) may (A) receive fees or derive earnings (float) as a result of providing an investment product or account on the books of Escrow Agent pursuant to this Agreement or for providing services or referrals with respect to investment products, or (B) (i) act in the same transaction in multiple capacities, (ii) engage in other transactions or relationships with the same entities to which Escrow Agent may be providing escrow or other services under this Agreement, (iii) refer clients to an Affiliate for services or (iv) enter into agreements under which referrals of escrow or related transactions are provided to Escrow Agent. JPMorgan Chase Bank, N.A. may earn compensation from any of these activities in addition to the fees charged for services under this Agreement.
FDIC Disclosure.   In the event Escrow Agent becomes insolvent or enters into receivership, Escrow Agent may provide to the Federal Deposit Insurance Corporation (“FDIC”) account balance information for any account governed by this Agreement, as reflected on Escrow Agent’s end-of-day ledger balance, and the customer name and tax identification number associated with such accounts for the purposes of determining the appropriate deposit insurance coverage. Funds held in such accounts will be insured by the FDIC under its applicable rules and limits.
THE FOLLOWING DISCLOSURES ARE REQUIRED TO BE PROVIDED UNDER APPLICABLE U.S. REGULATIONS, INCLUDING, BUT NOT LIMITED TO, FEDERAL RESERVE REGULATION D. WHERE SPECIFIC INVESTMENTS ARE NOTED BELOW, THE DISCLOSURES APPLY ONLY TO THOSE INVESTMENTS AND NOT TO ANY OTHER INVESTMENT.
Demand Deposit Account Disclosure.   Escrow Agent is authorized, for regulatory reporting and internal accounting purposes, to divide an escrow demand deposit account maintained in the U.S. in which the Escrow Amount is held into a non-interest bearing demand deposit internal account and a non-interest bearing savings internal account, and to transfer funds on a daily basis between these internal accounts on Escrow Agent’s general ledger in accordance with U.S. law at no cost to the Parties. Escrow Agent will record the internal accounts and any transfers between them on Escrow Agent’s books and records only. The internal accounts and any transfers between them will not affect the Escrow Amount, any investment or disposition of the Escrow Amount, use of the escrow demand deposit account or any other activities under this Agreement, except as described herein. Escrow Agent will establish a target balance for the demand deposit internal account, which may change at any time. To the extent funds in the demand deposit internal account exceed the target balance, the excess will be transferred to the savings internal account, unless the maximum number of transfers from the savings internal account for that calendar month or statement cycle has already occurred. If withdrawals from the demand deposit internal account exceeds the available balance in the demand deposit internal account, funds from the savings internal account will be transferred to the demand deposit internal account up to the entire balance of available funds in the savings internal account to cover the shortfall and to replenish any target balance that Escrow Agent has established for the demand deposit internal account. If a sixth transfer is needed during a calendar month or statement cycle, it will be for the entire balance in the savings internal account, and such funds will remain in the demand deposit internal account for the remainder of the calendar month or statement cycle.
MMDA Disclosure and Agreement.   Escrow Agent is required by U.S. law to reserve the right to require at least seven (7) days’ notice prior to a withdrawal from a money market deposit account.
Unlawful Internet Gambling.   The use of any account to conduct transactions (including, without limitation, the acceptance or receipt of funds through an electronic funds transfer, or by check, draft or similar instrument, or the proceeds of any of the foregoing) that are related, directly or indirectly, to unlawful Internet gambling is strictly prohibited.
Recordings.  Each Party and Escrow Agent consent to the other party or parties making and retaining recordings of telephone conversations between any Party or Parties on one hand and Escrow Agent on the other hand in connection with Escrow Agent’s security procedures.
Use of Electronic Records and Signatures.   As used in this Agreement, the terms “writing” and “written” include electronic records, and the terms “execute”, “signed” and “signature” include the use of electronic signatures. Notwithstanding any other provision of this Agreement or the attached Exhibits and Schedules, any electronic signature that is presented as the signature of the purported signer, regardless of the appearance or form of such electronic signature, may be deemed genuine by Escrow Agent in Escrow Agent’s sole discretion, and such electronic signature shall be of the same legal effect, validity and enforceability as a manually executed, original, wet-inked signature. Any electronically signed agreement shall be an “electronic record” established in the ordinary course of business and any copy shall constitute an original for all purposes. The terms “electronic signature” and “electronic record” shall have the meanings ascribed to them in 15 USC § 7006. This Agreement and any instruction or other document furnished hereunder may be transmitted by facsimile or as a PDF file attached to an email.
SCHEDULE 3
STANDING INSTRUCTIONS
Purchaser:	Seller:
Bank Name:	Bank Name:
Bank Address:	Bank Address:
ABA number:	ABA number:
Credit A/C Name:	Credit A/C Name:
Credit A/C #	Credit A/C #
If Applicable:	If Applicable:
FFC A/C Name:	FFC A/C Name:
FFC A/C #:	FFC A/C #:
FFC A/C Address:	FFC A/C Address:

EXHIBIT H
Form of Letter of Transmittal
EXHIBIT H
FORM OF
LETTER OF TRANSMITTAL1
In accordance with the terms of the Agreement and Plan of Merger, dated as of February 12, 2022 (as it may be amended, modified or supplemented from time to time, the “Merger Agreement”), by and among Elkay Manufacturing Company, a Delaware corporation (the “Company”), Zurn Water Solutions Corporation, a Delaware corporation (“Purchaser”), Zebra Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and Elkay Interior Systems International, Inc., a Delaware corporation, as representative of the stockholders of the Company for certain purposes described in the Merger Agreement (“Stockholder Representative”), the undersigned (“you” or the “Holder”) hereby delivers this Letter of Transmittal to the Exchange Agent in respect of the Company Shares surrendered with this Letter of Transmittal (collectively, the “Surrendered Shares”) in exchange for the Merger Consideration to which you are entitled under the Merger Agreement. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

DELIVERY INSTRUCTIONS
[EXCHANGE AGENT]
Attn: [ ]
[Address]
For information please email [ ] or call [ ]
BY EXECUTING AND DELIVERING THIS LETTER OF TRANSMITTAL, THE UNDERSIGNED HOLDER REPRESENTS, WARRANTS, CONFIRMS, AGREES AND COVENANTS TO THE PROVISIONS SET FORTH ON EXHIBIT A HERETO.
DELIVERY OF THIS LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY. YOU MUST (I) SIGN THIS LETTER OF TRANSMITTAL WHERE INDICATED BELOW, AND (II) COMPLETE THE IRS FORM W-9 OR THE FORM W-8BEN, AS APPLICABLE, ATTACHED HERETO, OR OTHER APPLICABLE IRS FORM W-8.
THE INSTRUCTIONS ACCOMPANYING THIS LETTER OF TRANSMITTAL SHOULD BE READ CAREFULLY BEFORE THIS LETTER OF TRANSMITTAL IS COMPLETED. NO ALTERNATIVE, CONDITIONAL OR CONTINGENT SUBMISSIONS WILL BE ACCEPTED. THE METHOD OF DELIVERY OF THIS LETTER OF TRANSMITTAL IS AT THE OPTION AND RISK OF THE OWNER.

1   Note to Draft: Form to be updated for various types of Stockholder entities, including any trust requirements, and for specific stockholders to incorporate references to proxies existing and disclosed under relevant Standstill Agreements.

Please complete the schedule below after reading the accompanying Instructions.

DESCRIPTION OF COMPANY SHARE(S) SURRENDERED
Name(s) and Address(es) of Registered Holder(s) as appear(s) on the books and records of [Target]
Company Share(s) Surrendered (Attach additional signed list if necessary)
Class (and Series if applicable) of Company Share(s)	Number of Shares

COMPLETE THE PAYMENT INSTRUCTION SECTION BELOW WITH RESPECT TO DELIVERY OF THE PURCHASER SHARES
DELIVERY INSTRUCTIONS
Please complete the remainder of this Letter of Transmittal and provide mailing address instructions below.
Address
City, State, Zip
Country
COMPLETE ONLY ONE OF THE PAYMENT INSTRUCTION SECTIONS BELOW WITH RESPECT TO CASH CONSIDERATION
CHECK PAYMENT INSTRUCTIONS
If you wish to have any cash consideration to which you may be entitled under the Merger Agreement sent by check, please complete the remainder of this Letter of Transmittal and provide mailing address instructions below.
Address
City, State, Zip
Country

WIRE PAYMENT INSTRUCTIONS
If you wish to have any cash consideration to which you may be entitled sent by wire transfer, please complete the remainder of this Letter of Transmittal and provide wire instructions below or include such instructions herewith. For international wires, please provide the SWIFT code (BIC) in the ABA Number field and the complete IBAN in the Account Number field, if available.
Bank Name
Bank Routing Number (ABA Number)
Account Name*
Account Number
FFC Account Name (if applicable)
FFC Account Number (if applicable)
Bank Contact/Telephone Number
*Please provide the name on the account, not the type of account (If wire is to be issued to an account in a name other than that set forth above, See Instructions 3, 4, 5 and 7)

IMPORTANT — HOLDER SIGNATURE PAGE
Must be signed by registered holder(s) exactly as name(s) appear(s) on the books and records of the Company.
Signature below certifies that no language alterations have been made in any way to this form of Letter of Transmittal provided to the undersigned in connection with the Merger and that the undersigned represents that the undersigned has read and agrees to all of the terms and conditions set forth in the materials accompanying this Letter of Transmittal.
If signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, please set forth full title. See Instruction 4. (For information concerning signature guarantees see Instruction 3.)
Checks or wire transfers, in the case of any cash consideration, and the Purchaser Shares to which you are entitled under the Merger Agreement, will be issued only in the name of the person(s) submitting this Letter of Transmittal and will be mailed to the address appearing under “Description of Company Share(s) Surrendered” or wire transferred to the bank account above, as the case may be.
Dated , 202_
Sign Here X
X
(Signature(s) of Owner(s))
Name(s)
(Please Print)
Capacity
(See Instruction 4)
Address
(Including Zip Code)
Area Code & Telephone No.
Email Address
Tax Identification or Social Security No.
(Please also Complete the IRS Form W-9 Contained Herein (or an Appropriate IRS Form W-8, If Applicable))

GENERAL INSTRUCTIONS
Please read this information carefully
1.   Delivery of Letter of Transmittal.   A properly completed Letter of Transmittal must be received by the Exchange Agent in order to receive the consideration set forth in the Merger Agreement in respect of the Company Shares. The method of delivery of documents is at the election and risk of the Holder. If such delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. Delivery of this Letter of Transmittal may be made by First Class Mail, Courier or by overnight delivery to [NAME], as the Exchange Agent, at one of the addresses shown above.
2.   Conversion of the Company Shares.  At the Effective Time, each Company Share (as shown in the box on the second page of this Letter of Transmittal) issued and outstanding immediately prior to the Effective Time, and held by a Company Stockholder (other than any holder of Dissenting Shares), ceased to be outstanding, was cancelled and ceased to exist, and each such Company Share, whether represented by Certificate or a Book-Entry Share, was automatically converted into the right to receive the Per Share Amount, and any other amounts payable in respect of such Company Share pursuant to the terms and conditions of the Merger Agreement.
3.   Signatures on Letter of Transmittal and Endorsements.  If this Letter of Transmittal is signed by the registered holder(s) of the Company Shares surrendered hereby, the signature(s) must correspond with the name(s) as written in the books and records of the Company for those Company Shares represented by book-entry form. If any of the Company Shares surrendered hereby are registered in different names, it will be necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations of Company Shares on the books and records of the Company2.
If any of the Company Shares surrendered hereby are held of record by two or more joint owners, all such owners must sign this Letter of Transmittal. If this Letter of Transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and proper evidence reasonably satisfactory to the Exchange Agent of the authority of such person so to act must be submitted.
4.   Validity of Surrender, Irregularities.  If this Letter of Transmittal is improperly completed or executed or where the evidence of Company Shares presented are not in proper form for transfer, or if some other irregularity exists in connection with their surrender, the Exchange Agent will consult with Purchaser and the Stockholder Representative on taking such actions as are necessary to cause such irregularity to be corrected. The Exchange Agent may waive an irregularity in connection with the surrender of the Company Shares after review of the irregularity with Purchaser and the Stockholder Representative and after approval in writing of the Purchaser. In the event that the irregularity cannot be remedied with consultation of Purchaser and the Stockholder Representative or by you within 30 days after receipt by the Exchange Agent, the Exchange Agent will return this Letter of Transmittal and any related materials to you indicating the irregularity which prevents the Exchange Agent from performing its duties.
5.   Requests for Information or Additional Copies.  Information and additional copies of this Letter of Transmittal may be obtained from the Exchange Agent by writing to the address on the front of this Letter of Transmittal.
6.   Inadequate Space.  If the space provided on this Letter of Transmittal is inadequate, the class (and series, if applicable) of Company Shares and the number of Company Shares should be listed on a separate signed schedule affixed hereto.
7.   Letter of Transmittal Required; Surrender of Certificate(s); Lost Certificate(s).   You will not receive any Merger Consideration to which you may be entitled unless and until you deliver this Letter of Transmittal duly completed and signed, together with the certificate(s), if any, evidencing your Company Shares, to the Exchange Agent, and any required accompanying evidences of authority specified herein. No interest will be paid on amounts due for the Company Shares. If your certificate(s) has been lost, stolen,

2
Exchange Agent to confirm whether any guarantee of signature is required if not signed by record owner.

misplaced or destroyed, contact the Exchange Agent for instructions at [] prior to submitting your certificates for surrender. Please note that you will be asked to complete additional paperwork and pay certain fees, including the posting of a bond in the amount you are entitled to receive in Merger Consideration for such lost certificate, or as otherwise agreed by the Exchange Agent and Purchaser, to process the exchange of your Company Shares in such instances.
8.   IRS Form.
Each Holder surrendering Company Shares for payment of the Merger Consideration to which such Holder is entitled is required to provide the Exchange Agent with a correct Taxpayer Identification Number (“TIN”) and certain other information on an appropriate Form W-9, or an appropriate IRS Form W-8.

By Mail or Overnight Courier to:
[Exchange Agent]
[Address]
Attn: [ ]
For additional information please contact
[ ]
at:
[###-###-####]or via email at [ ]
PLEASE RETAIN A COPY OF THIS LETTER OF TRANSMITTAL FOR YOUR RECORDS.

IMPORTANT TAX INFORMATION
Backup Withholding
U.S. federal income tax law generally requires that if your Company Shares are accepted for payment, you or your assignee (in either case, the “Payee”), if such Payee is a U.S. person, must provide the Exchange Agent (the “Payor”) with the Payee’s correct Taxpayer Identification Number (“TIN”), which, in the case of a Payee who is an individual, is the Payee’s social security number. A “U.S. person” is an individual who is a U.S. citizen or U.S. resident alien, a partnership, corporation, company or association created or organized in the United States or under the laws of the United States, or any political subdivision thereof, an estate (other than a foreign estate) or a domestic trust (as defined in Treasury Regulations Section 301.7701-7).
If the Payor is not provided with the correct TIN or an adequate basis for an exemption, the Payee may be subject to a $50 penalty imposed by the Internal Revenue Service (“IRS”) and backup withholding (currently at a rate of 24%) of cash portion, if any, of the gross proceeds received pursuant to the Merger. Backup withholding is not an additional tax. Rather, the tax liability of a person subject to backup withholding will be reduced by the amount withheld provided that the required information is timely furnished to the IRS. If withholding results in an overpayment of taxes, a refund may be obtained provided that the required information is timely furnished to the IRS.
To prevent backup withholding, each Payee must provide such Payee’s correct TIN by completing the IRS Form W-9 attached hereto, certifying that (a) the TIN provided is correct, (b) (i) the Payee is exempt from backup withholding, (ii) the Payee has not been notified by the IRS that such Payee is subject to backup withholding as a result of a failure to report all interest or dividends, or (iii) the IRS has notified the Payee that such Payee is no longer subject to backup withholding, and (c) the Payee is a U.S. person (including a U.S. resident alien).
If the Payee is a U.S. person but does not have a TIN, such Payee should consult the enclosed Instructions for IRS Form W-9 (the “W-9 Specific Instructions”) for instructions on applying for a TIN and apply for and receive a TIN prior to submitting the IRS Form W-9. If the Payee is a U.S. person and does not provide such Payee’s TIN to the Payor by the time of payment, backup withholding may apply.
If the Company Shares are held in more than one name or not in the name of the actual owner, consult the W-9 Specific Instructions for information on which TIN to report.
Certain Payees (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. To prevent possible erroneous backup withholding, exempt Payees should furnish their TIN and complete the “Exemptions” portion of the IRS Form W-9. See the W-9 Specific Instructions for additional instructions. In order for a non-U.S. Payee to qualify as exempt, such person must submit an appropriate and properly completed Form W-8 signed under penalties of perjury attesting to such exempt status. Such forms may be obtained from the Exchange Agent or the IRS at its Internet website: www.irs.gov.
The description contained herein is for informational purposes only. Please contact your tax advisor regarding the U.S. federal, state, local, and other tax consequences of the Merger and any withholding and reporting rules that may apply.

Exhibit A
PLEASE READ THIS INFORMATION CAREFULLY.
[You acknowledge and agree that by executing and delivering this Letter of Transmittal to the Exchange Agent you will waive any appraisal rights with respect to the Company Shares. ]
Representations and Warranties
By executing and delivering this Letter of Transmittal, the above signed represents and warrants to Purchaser and the Company that:
1.
The above signed is the sole record and Beneficial Owner (as defined in Rule 13d-3(a) promulgated under the Securities Exchange Act of 1934, as amended, of the Company Shares set forth in this Letter of Transmittal and has full power and authority to transfer and surrender the Company Shares for payment, free and clear of all Liens in accordance with the Merger Agreement (other than restrictions on transfer under applicable securities laws);

2.
The Company Shares set forth in this Letter of Transmittal constitute all of the Company Shares of which the above signed is the Beneficial Owner or owned of record by the above signed in his, her or its capacity as such;

3.
The above signed has full power and authority (and, if an individual, full legal capacity) to execute and deliver this Letter of Transmittal and to surrender the Surrendered Shares in exchange for the consideration set forth in the Merger Agreement. If the above signed is an entity, the execution and delivery of this Letter of Transmittal and the surrender of the Surrendered Shares in exchange for the consideration set forth in the Merger Agreement to which the above signed is entitled have been duly authorized by all necessary action on the part of the above signed.

4.
The above signed has duly executed and delivered this Letter of Transmittal, which constitutes the valid and legally binding obligation of the above signed, enforceable in accordance with its terms and conditions, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, and similar laws affecting creditors generally and by the availability of equitable remedies;

5.
The above signed has had an opportunity to review with the above signed’s own Tax advisors the Tax consequences of the transactions contemplated hereby and by the Merger Agreement. The above signed understands that the above signed must rely solely on the above signed’s advisors and not on any statements or representations made by the Purchaser, Merger Sub, the Company or any of their respective agents. The above signed understands that the above signed (and not Purchaser, Merger Sub, the Surviving Corporation or the Company or any of its respective Affiliates) shall be responsible for the above signed’s Tax liability that may arise as a result of the transactions contemplated hereby or by the Merger Agreement. The above signed has also had the full opportunity to consult with independent legal, accounting, regulatory and financial advisors regarding such above signed’s rights and obligations under this Letter of Transmittal and the Merger Agreement prior to its execution and has been advised to do so by the Company;

6.
Neither the execution and delivery of this Letter of Transmittal, nor the performance of the above signed’s obligations hereunder or under the Merger Agreement, will cause a breach or violation of the terms of any agreement, law or judgment, order or decree of any court or government agency to which the above signed is a party or by which any of his, her or its equity interests of the Company are bound, and the consummation of the transactions contemplated hereby and by the Merger Agreement will not conflict with (i) any contract to which the above signed or any of his, her or its properties or assets are subject or (ii) any Law applicable to the above signed or his, her or its properties or assets;

7.
No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or any third party, including a party to any contract with the above signed, is required by or with respect to the above signed in connection with the execution and delivery of this Letter of Transmittal or the consummation of the transactions contemplated hereby or by the Merger Agreement, except for such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities Laws, including the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; and
8.
The above signed has not granted any proxy in respect of his, her or its direct or indirect equity interests of the Company that is still in effect.

9.
The above signed hereby represents and warrants that the above signed is either (a) not a married individual or (b) has caused the above signed’s spouse to execute and deliver the Spousal Consent in the form of Exhibit [ ] hereto.

Acknowledgements
By executing and delivering this Letter of Transmittal, the above signed acknowledges and agrees that:
1.
The above signed has received a copy of the Merger Agreement and has read and understands the Merger Agreement and this Letter of Transmittal;

2.
Pursuant to and as more fully described in the Merger Agreement, the Estimated Adjustment Cash Amount and the Escrow Shares will be deposited in accordance with the terms of the Merger Agreement and the Escrow Agreement with the Escrow Agent. The undersigned acknowledges and agrees that the Company Stockholders shall only be entitled to receive distributions with respect to the Estimated Adjustment Cash Amount and the Escrow Shares if, and to the extent that, any portion of such amount is distributed to the Company Stockholders pursuant to the terms of the Merger Agreement and the Escrow Agreement (and that any such distributions shall be allocated among the Company Stockholders as provided in the Merger Agreement);

3.
Any amounts to be paid to the above signed pursuant to the Merger Agreement, Escrow Agent Agreement and/or Escrow Agreement, are in accordance with the terms of such agreements, as applicable, and the Company’s Organizational Documents;

4.
The above signed understands and agrees that (a) unless and until the above signed executes and delivers this Letter of Transmittal no payments pursuant to the Merger Agreement shall be made to the above signed, and (b) no interest will accrue on any such amount(s); and

5.
In the event of any inconsistencies between the terms of this Letter of Transmittal and the terms of the Merger Agreement, the terms of the Merger Agreement will control.

6.
The above signed acknowledges that in no event shall the Purchaser, the Surviving Corporation or any of the respective Affiliates have any responsibility or liability for the allocation of the Merger Consideration (or any adjustment thereto pursuant to the Merger Agreement) or the calculations of its Pro Rata Portion thereunder to the undersigned in accordance the Merger Agreement.

Waiver and Release
1.
By delivery of this Letter of Transmittal to the Exchange Agent, effective as of the Effective Time, the above signed hereby (a) forever waives all appraisal and dissenter’s rights under applicable Law, (b) withdraws and forever waives all written objections to the Merger and/or demands for appraisal, if any, with respect to the Company Shares owned by the above signed and (c) on behalf of himself, herself or itself, any Affiliate, whether a past, present or future Affiliate, joint ventures, firms, corporations, limited liability companies, partnerships, trusts, associations, organizations, representatives, investors, stockholders, members, managers, directors, officers, employees, partners, trustees, principals, consultants, contractors, family members, heirs, executors, administrators, predecessors, successors and assigns (each, a “Releasing Party” and, collectively, the “Releasing Parties”) unconditionally and irrevocably releases and absolutely forever discharges Purchaser, the Company, Merger Sub, their respective Subsidiaries and their respective officers, directors, securityholders, stockholders, Affiliates, employees, advisors and agents (each, a “Released Party”) from and against all Released Matters. “Released Matters” means any and all claims, demands, damages, debts, liens, sums of money, accounts, judgments, liabilities, obligations, costs, expenses (including attorneys’ and accountants’ fees and expenses), suits, actions and causes of action and other relief of any nature whatsoever, whether now known or unknown, suspected or unsuspected, that the Releasing Parties now have, or at any time previously had, or shall or may have in the future, as a securityholder, creditor, holder of stock options, investor, officer, director, contractor, consultant or employee of the Company or its Subsidiaries, arising by virtue of or in any matter related to any actions or inactions of the Released Parties or the affairs of the Company and its Subsidiaries on or before the closing of the Merger, including, without limitation, any claims relating to the approval and adoption of the Merger Agreement or the transactions contemplated thereby; provided that Released Matters shall not include (i) any right that any Releasing Party may have pursuant to the Merger Agreement or any Related Agreement to which such Releasing Party is a party; (ii) in the case of Releasing Parties who are or were directors, officers or employees of the Company or any of its Subsidiaries, any rights under (A) indemnification and/or exculpation provisions of the Organizational Documents of the Company or such Subsidiary, and (B) any directors’ and officers’ liability insurance policy (or tail coverage thereunder) or life insurance policy maintained by the Company, as applicable, or (iii) in the case of Releasing Parties who are or were directors, officers or employees of the Company or any of its Subsidiaries, any rights under any employment, compensation or other director, officer or employee-related agreements or plans, including any rights to vested benefits or accrued but unpaid compensation. It is the intention of the above signed in executing this release, and in giving and receiving the consideration called for herein, that the release contained herein shall be effective as a full and final accord and satisfaction and general release of and from all Released Matters and the final resolution by the undersigned and the Released Parties of all Released Matters, including accrued but unpaid dividends, accrued and unpaid interest, unpaid principal and payments in connection with a liquidation or change of control transaction. The above signed hereby represents that he, she or it has not voluntarily or involuntarily assigned or transferred or purported to assign or transfer to any Person any Released Matters and that no Person other than the Releasing Party has any interest in any Released Matter by Law or contract by virtue of any action or inaction by the Releasing Party. The invalidity or unenforceability of any part of this paragraph shall not affect the validity or enforceability of the remainder of this paragraph, which shall remain in full force and effect.
2.
THE ABOVE SIGNED AGREES NOT TO, AND AGREES TO CAUSE HIS, HER OR ITS RESPECTIVE AFFILIATES AND SUBSIDIARIES NOT TO, WHETHER IN HIS, HER OR ITS OWN CAPACITY, AS SUCCESSOR, BY REASON OF ASSIGNMENT OR OTHERWISE, ASSERT, COMMENCE, JOIN IN, OR ASSIST OR ENCOURAGE ANY THIRD PARTY IN ASSERTING, ANY CLAIM AGAINST ANY RELEASED PARTY WITH RESPECT TO THE MATTERS RELEASED HEREBY.

3.
[AS APPLICABLE, THE ABOVE SIGNED ACKNOWLEDGES THAT HE, SHE OR IT IS FAMILIAR WITH SECTION 1542 OF THE CIVIL CODE OF THE STATE OF CALIFORNIA (“SECTION 1542”) AND EXPRESSLY WAIVES ALL RIGHTS UNDER SECTION 1542 AND ANY SIMILAR APPLICABLE LAW OR COMMON LAW PRINCIPLE IN ANY APPLICABLE JURISDICTION PROHIBITING OR RESTRICTING THE WAIVER OF UNKNOWN CLAIMS. SECTION 1542 READS AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”
NOTWITHSTANDING THE PROVISIONS OF SECTION 1542 OR ANY SIMILAR APPLICABLE LAW OR COMMON LAW PRINCIPLE IN ANY APPLICABLE JURISDICTION, THE ABOVE SIGNED EXPRESSLY ACKNOWLEDGES THAT THE FOREGOING RELEASE IS INTENDED TO INCLUDE IN ITS EFFECT ALL CLAIMS WITHIN THE SCOPE OF SUCH RELEASE WHICH THE ABOVE SIGNED DOES NOT KNOW OR SUSPECT TO EXIST IN HIS, HER OR ITS FAVOR AGAINST ANY OF THE RELEASED PARTIES (INCLUDING, WITHOUT LIMITATION, UNKNOWN AND

CONTINGENT CLAIMS), AND THAT THE FOREGOING RELEASE EXPRESSLY CONTEMPLATES THE EXTINGUISHMENT OF ALL SUCH CLAIMS (EXCEPT TO THE EXTENT EXPRESSLY SET FORTH HEREIN).]
4.
TO THE EXTENT THE ABOVE SIGNED IS ENTITLED TO EXERCISE APPRAISAL RIGHTS IN CONNECTION WITH THE MERGER, THE ABOVE SIGNED ACKNOWLEDGES AND AGREES THAT THE ABOVE SIGNED HAS BEEN GIVEN NOTICE OF THEIR APPRAISAL RIGHTS AND THAT BY EXECUTING AND DELIVERING THIS LETTER OF TRANSMITTAL TO THE EXCHANGE AGENT THE ABOVE SIGNED WILL WAIVE ANY APPRAISAL RIGHTS WITH RESPECT TO THE ABOVE SIGNED’S COMPANY SHARES.

Ratification of the Merger
The above signed hereby acknowledges, confirms, ratifies, consents to and approves (i) the Merger, the Merger Agreement and such other agreements, documents, transactions and instruments contemplated thereby, and (ii) the actions of the board of directors of the Company on or prior to the date hereof in connection with the Merger and the Merger Agreement.
Consent to Appointment of Stockholder Representative
By executing this Letter of Transmittal, the above signed hereby acknowledges and agrees:
1.
To the appointment of [Elkay Interior Systems International, Inc.] as the Stockholder Representative, with such powers, rights and obligations as are enumerated in the Merger Agreement;

2.
That the Stockholder Representative shall have such power and authority as are necessary or appropriate to carry out the functions assigned to it under the Merger Agreement, and the Related Agreements, including the full power and authority on behalf of the Company Stockholders to: (i) consummate the Transactions, (ii) execute the Related Agreements and make all decisions required or allowed to be made by the Stockholder Representative pursuant to the Related Agreements, (iii) review the Estimated Adjustment Statement pursuant to Section 4.2(b) of the Merger Agreement, negotiate with Purchaser regarding any Proposed Adjustments, and otherwise take all other actions contemplated to be taken by the Stockholder Representative under Section 4.2, (iv) execute and deliver any amendment or waiver to the Merger Agreement or any Related Agreement, (v) deliver all notices required to be delivered by the Company Stockholders under the Merger Agreement, (vi) receive all notices required to be delivered by Purchaser to any of the Company Stockholders under the Merger Agreement or any Related Agreement, (vii) receive service of process in connection with any claims under the Merger Agreement, (viii) take all other actions to be taken by or on behalf of the Company Stockholders that the Stockholder Representative may deem necessary or desirable in connection with the Merger Agreement and the Related Agreements and (ix) do each and every act and exercise any and all rights which the Company Stockholders are permitted or required to do or exercise under the Merger Agreement;

3.
That, notwithstanding the foregoing, the Stockholder Representative shall have no obligation to act on behalf of the Company Stockholders, except as expressly provided in the Merger Agreement;

4.
That the exclusive agency and proxy, and the powers, immunities and rights to indemnification granted to the Stockholder Representative Group under the Merger Agreement: (i) are coupled with an interest, are therefore irrevocable without the Consent of the Stockholder Representative and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of the above signed and any other Company Stockholder, and (ii) shall survive the delivery of an assignment by the above signed or any other Company Stockholder of the whole or any fraction of his, her or its interest in the Escrow Shares;

5.
That the Stockholder Representative shall be entitled to: (i) rely upon any signature believed by it to be genuine, and (ii) reasonably assume that a signatory has proper authorization to sign on behalf of the above signed or any other applicable Company Stockholder or other party;

6.
That all decisions and actions by the Stockholder Representative (to the extent authorized by the Merger Agreement or any Related Agreement) will be binding upon all of the Company Stockholders, including the above signed, and their successors as if expressly confirmed and ratified in writing by the Company Stockholders, including the above signed, and no Company Stockholder, including the above signed, will have the right to object, dissent, protest or otherwise contest the same;

7.
That the Stockholder Representative may resign at any time and may be removed or replaced by a majority vote of the Company Stockholders (voting in accordance with their respective Voting Common Stock as if it were still outstanding and governed by the Company’s Organizational Documents as in effect as of immediately prior to the Closing) and that the immunities and rights to indemnification shall survive the resignation or removal of the Stockholder Representative and the Closing and/or any termination of the Merger Agreement;

8.
That Purchaser will be entitled to rely on any action taken by the Stockholder Representative on behalf of a Company Stockholder, including the above signed, pursuant to the Merger Agreement (each, an “Authorized Action”), and that each Authorized Action shall be binding on such Company Stockholder as fully as if such Company Stockholder had taken such Authorized Action;

9.
That all notices required to be made or delivered by Purchaser to the Company Stockholders, including the above signed, shall be made to the Stockholder Representative for the benefit of the Company Stockholder(s) to whom such notice is intended, including the above signed, and shall discharge in full all notice requirements of Purchaser as applicable, to such Company Stockholder, including the above signed, with respect thereto;

10.
That the Stockholder Representative will not, by reason of the Merger Agreement or any Related Agreement, have a fiduciary relationship in respect of any Company Stockholder, including the above signed;

11.
That neither the Stockholder Representative nor its members, managers, directors, officers, contractors, agents and employees nor any member of the Advisory Group (collectively, the “Stockholder Representative Group”), will be liable to any Company Stockholder, including the above signed, for any action taken or omitted by it or any agent employed by it under the Merger Agreement, any Related Agreement or any other document entered into in connection with the Merger Agreement or any Related Agreement, except that the Stockholder Representative will not be relieved of any Liability imposed by Law for willful misconduct;

12.
That the Stockholder Representative will not be liable to any Company Stockholder, including the above signed, for any apportionment or authorization of distribution of payments made by the Stockholder Representative in good faith, and if any such apportionment or authorization of distribution is subsequently determined to have been made in error, the sole recourse of any Company Stockholder, including, if applicable, the above signed, to whom payment was due, but not made, will be to recover from other Company Stockholders any payment in excess of the amount to which such other Company Stockholders are determined to have been entitled;

13.
That the Stockholder Representative Group will not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of the Merger Agreement or any Related Agreement; and

14.
That neither the Stockholder Representative nor any Representative engaged by it will be liable to any Company Stockholder, including the above signed, by virtue of the failure or refusal of the Stockholder Representative for any reason to consummate the Transactions or relating to the performance of its other duties under the Merger Agreement, except that the Stockholder Representative will not be relieved of any Liability imposed by Law for fraud or willful misconduct.

Governing Law; Jurisdiction; Waiver of Jury Trial
This Letter of Transmittal shall be governed and construed in accordance with Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of

Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.
All actions and proceedings based upon, arising out of or relating to this Letter of Transmittal shall be heard and determined in the state courts of the State of Delaware or the United States federal court sitting in the City of Wilmington, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such courts (and, in the case of appeals, appropriate appellate courts therefrom) in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The above signed agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.
THE ABOVE SIGNED HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THE NEGOTIATION, EXECUTION, PERFORMANCE, AND ENFORCEMENT OF THE LETTER OF TRANSMITTAL OR ANY OTHER AGREEMENT ENTERED INTO IN CONNECTION HEREWITH AND FOR ANY COUNTERCLAIM WITH RESPECT THERETO.
NONE OF PURCHASER, THE STOCKHOLDER REPRESENTATIVE OR THE COMPANY IS GIVING ANY TAX ADVICE IN CONNECTION WITH THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY. HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF SUCH TRANSACTIONS.

EXHIBIT I
Form of Registration Rights Agreement

Execution Version
REGISTRATION RIGHTS AGREEMENT
THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”), is made as of [                 ], 2022, by and among Zurn Water Solutions Corporation, a Delaware corporation (the “Company”), and each of the stockholders listed on Schedule A hereto, each of whom is referred to herein as a “ Holder” and collectively, the “Holders”.
RECITALS
WHEREAS, on February 12, 2022, the Company, Elkay Manufacturing Company, a Delaware corporation (“Elkay”), Zebra Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Elkay Interior Systems International, Inc., as representative of the stockholders of Elkay for certain purposes described therein, entered into that certain Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, upon the terms and subject to the conditions set forth in therein, Merger Sub is merging with and into Elkay, such that the separate existence of Merger Sub shall cease, and Elkay shall continue as the surviving corporation and a wholly-owned subsidiary of Zebra (collectively with the other transactions contemplated by the Merger Agreement, the “Transactions”);
WHEREAS, in connection with the closing of the Transactions in accordance with the Merger Agreement, on the Closing Date, the Holders are receiving shares of Common Stock of Zebra in accordance with the terms of the Merger Agreement (the shares of Common Stock issued to the Holders pursuant to the Merger Agreement, the “Shares”); and
WHEREAS, each of the parties hereto wishes to set forth in this Agreement certain terms and conditions regarding the Holders’ registration rights with respect to the Shares and certain rights and obligations of the Holders and the Company related thereto.
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
1.
Definitions. For purposes of this Agreement:

1.1   “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any general partner, managing member, officer, director or trustee of such Person, or any venture capital fund or other investment fund now or hereafter existing that is controlled by one (1) or more general partners, managing members or investment adviser of, or shares the same management company or investment adviser with, such Person.
1.2   “Agreement” has the meaning in the preamble hereto.
1.3   “Board of Directors” means the board of directors of the Company.
1.4   “Certificate of Incorporation” means the Company’s Amended and Restated Certificate of Incorporation, as amended and/or restated from time to time.
1.5   “Common Stock” means shares of the Company’s common stock, par value $0.01 per share.
1.6   “Company” has the meaning in the preamble hereto.
1.7   “Damages” means any loss, damage, claim or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage, claim or liability (or any action in respect thereof) arises out of or is based upon: (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.
1.8   “Directing Party” means, with respect to any trust, a party or parties having the power pursuant to the express terms of the governing trust instrument of such trust to direct the trustee of such trust with respect to the ownership, voting, transfer or other disposition of such trust’s Shares.
1.9   “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
1.10   “Excluded Registration” means (i) a registration relating to the sale or grant of securities to employees of the Company or a subsidiary pursuant to a stock option, stock purchase, equity incentive or similar plan or (ii) a registration on Form S-4.
1.11   “Form S-1” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC.
1.12   “Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits forward incorporation of substantial information by reference to other documents filed by the Company with the SEC.
1.13   “Holder” means any holder of Registrable Securities who is a party to this Agreement.
1.14   “Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, life partner or similar statutorily-recognized domestic partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships of a natural person referred to herein.
1.15   “Initiating Holders” means, collectively, Holders who properly initiate a registration request under this Agreement.
1.16   “Maximum Amount of Registrable Securities” means Registrable Securities with estimated gross offering proceeds of $400.0 million.
1.17   “Merger Agreement” has the meaning in the recitals hereto.
1.18   Minimum Amount of Registrable Securities” means Registrable Securities with estimated gross offering proceeds of $200.0 million.
1.19   “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.
1.20   “Registrable Securities” means, collectively, (i) the Shares of Common Stock which each Holder received pursuant to the Merger Agreement and (ii) any Common Stock issued as a dividend or other distribution with respect to, or in exchange for or in replacement of, the Shares referenced in clause (i); excluding in all cases, however, any Registrable Securities sold by a Person in a transaction in which the applicable rights under this Agreement are not assigned pursuant to Section 4.1.
1.21   “SEC” means the Securities and Exchange Commission.
1.22   “SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.
1.23   “SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act.
1.24   “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
1.25   “Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder, except for the fees and disbursements of the Selling Holder Counsel borne and paid by the Company as provided in Section 2.6.
2.
Registration Rights.   The Company covenants and agrees as follows:

2.1   Demand Registration.
(a)   Form S-1 Demand.   Subject to Section 2.1(c) below, at any time after the date that is one hundred eighty (180) days after the date of this Agreement, Holders of Registrable Securities may request (a “Demand Request”) that the Company file a registration statement with the SEC on Form S-1 or, if available, Form S-3 registering their Registrable Securities in an amount reasonably estimated to be not less than the Minimum Amount of Registrable Securities and not more than the Maximum Amount of Securities. If the Company receives a Demand Request then the Company shall: (x) within ten (10) days after the date such request is given, give notice thereof (the “Demand Notice”) to all Holders other than the Initiating Holders; and (y) as soon as practicable, and in any event within forty-five (45) days after the date such request is given by the Initiating Holders, file a Form S-1 registration statement or, if available, a Form S-3 registration statement under the Securities Act covering the lesser of the Maximum Amount of Securities or all Registrable Securities that the Initiating Holders requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holders, but in any event no less than the Minimum Amount of Registrable Securities in the aggregate, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Sections 2.1(b) and 2.3. To the extent the aggregate amount of Registrable Securities requested to be included in such registration by the Initiating Holders and any other Holders exceeds the Maximum Amount of Securities, then the amount of Registrable Securities of each Holder to be included shall be reduced pro rata based on the holdings of each Holder.
(b)   Notwithstanding the foregoing obligations, if the Company furnishes to Holders requesting a registration pursuant to this Section 2.1 a certificate signed by the Company’s chief executive officer stating that in the good faith judgment of the Board of Directors it would be detrimental to the Company and its stockholders for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, because such action would (i) interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for not publicly disclosing; or (iii) render the Company unable to comply with requirements under the Securities Act or Exchange Act, then the Company shall have the right to defer taking action with respect to such filing, and any time periods with respect to filing or effectiveness thereof shall be tolled correspondingly; provided, however, that the Company may not invoke this right for more than one hundred twenty days in the aggregate in any twelve (12) month period; and provided further that the Company shall not register any securities for its own account or that of any other stockholder during such tolling period.
(c)   The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 2.1(a), (i) during the period that is thirty (30) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is sixty (60) days after the effective date of, a Company-initiated registration, provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; or (ii) after the Company has effected one (1) registration pursuant to Section 2.1(a); A registration shall not be counted as “effected” for purposes of this Section 2.1(c) until such time as the applicable registration statement has been declared effective by the SEC, unless the Initiating Holders withdraw their request for such registration, elect not to pay the registration expenses therefor, and forfeit their right to one demand registration statement pursuant to Section 2.6, in which case such withdrawn registration statement shall be counted as “effected” for purposes of this Section 2.1(c); provided, that if such withdrawal is during a period the Company has deferred taking action pursuant to Section 2.1(b), then the Initiating Holders may withdraw their request for registration and such registration will not be counted as “effected” for purposes of this Section 2.1(c).

2.2   [Intentionally Omitted.]
2.3   Underwriting Requirements.
(a)   Any distribution of Registrable Securities covered by a Demand Request pursuant to Section 2.1(a) shall be by means of an underwriting. The underwriter(s) will be selected by the Company and shall be reasonably acceptable to a majority in interest of the Initiating Holders. In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Section 2.4(e)) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting; provided, however, that no Holder (or any of their assignees) shall be required to make any representations, warranties or indemnities except as they relate to such Holder’s ownership of shares and authority to enter into the underwriting agreement and to such Holder’s intended method of distribution, and the liability of such Holder shall be several and not joint, and limited to an amount equal to the net proceeds from the offering received by such Holder. Notwithstanding any other provision of this Section 2.3, if the managing underwriter(s) advise(s) the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities that otherwise would be underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be allocated among such Holders of Registrable Securities, including the Initiating Holders, in proportion (as nearly as practicable) to the number of Registrable Securities owned by each Holder or in such other proportion as shall mutually be agreed to by all such selling Holders; provided, however, that the number of Registrable Securities held by the Holders to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest one hundred (100) shares.
(b)   In connection with any offering involving an underwriting of shares of the Company’s capital stock pursuant to Section 2.2, the Company shall not be required to include any of the Holders’ Registrable Securities in such underwriting unless the Holders accept the terms of the underwriting as agreed upon between the Company and its underwriters, and then only in such quantity as the underwriters in their sole discretion determine will not jeopardize the success of the offering by the Company. If the total number of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the number of securities to be sold (other than by the Company) that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters and the Company in their sole discretion determine will not jeopardize the success of the offering. If the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be allocated among the selling Holders in proportion (as nearly as practicable to) the number of Registrable Securities owned by each selling Holder or in such other proportions as shall mutually be agreed to by all such selling Holders. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest one hundred (100) shares. Notwithstanding the foregoing, in no event shall (i) the number of Registrable Securities included in the offering be reduced unless all other securities (other than securities to be sold by the Company) are first entirely excluded from the offering. For purposes of the provision in this Section 2.3(b) concerning apportionment, for any selling Holder that is a partnership, limited liability company, or corporation, the partners, members, retired partners, retired members, stockholders, and Affiliates of such Holder, or the estates and Immediate Family Members of any such partners, retired partners, members, and retired members and any trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate number of Registrable Securities owned by all Persons included in such “selling Holder,” as defined in this sentence.
(c)   For purposes of Section 2.1, a registration shall not be counted as “effected” if, as a result of an exercise of the underwriter’s cutback provisions in Section 2.3(a), fewer than fifty percent (50%) of the total number of Registrable Securities that Holders have requested to be included in such registration statement are actually included.

2.4   Obligations of the Company. Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:
(a)   prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective as soon as reasonably practicable and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to three months or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such three-month period shall be extended for a period of time equal to the period the Holder refrains, at the request of an underwriter, from selling any securities included in such registration;
(b)   prepare and file with the SEC such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to keep the registration statement effective and comply with the Securities Act in order to enable the disposition of all securities covered by such registration statement;
(c)   furnish to the selling Holders such numbers of copies of a prospectus, including a preliminary prospectus, as required by the Securities Act, and such other documents as the Holders may reasonably request in order to facilitate their disposition of their Registrable Securities;
(d)   use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the selling Holders; provided that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;
(e)   in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;
(f)   use its commercially reasonable efforts to cause all such Registrable Securities covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;
(g)   provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;
(h)   promptly make available for inspection by the selling Holders, any underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;
(i)   notify each selling Holder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed; and
(j)   after such registration statement becomes effective, notify each selling Holder of any request by the SEC that the Company amend or supplement such registration statement or prospectus.
2.5   Furnish Information.   It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Holder’s Registrable Securities.
2.6   Expenses of Registration.   All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to Section 2, including all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for the Company; and the reasonable fees and disbursements, not to exceed $100,000, of one counsel for the selling Holders selected by Holders of a majority of the Registrable Securities to be registered (“Selling Holder Counsel”), shall be borne and paid by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.1 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all selling Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one registration pursuant to Section 2.1, as the case may be; provided further that if, at the time of such withdrawal, the Holders shall have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness after learning of such information then the Holders shall not be required to pay any of such expenses and shall not forfeit their right to one registration pursuant to Section 2.1. All Selling Expenses relating to Registrable Securities registered pursuant to this Section 2 (other than fees and disbursements of counsel to any Holder, other than the Selling Holder Counsel, which shall be borne solely by the Holder engaging such counsel) shall be borne and paid by the Holders pro rata on the basis of the number of Registrable Securities registered on their behalf.
2.7   Delay of Registration.   No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.
2.8   Indemnification.   If any Registrable Securities are included in a registration statement under this Section 2:
(a)   To the extent permitted by law, the Company will indemnify and hold harmless each selling Holder, and the partners, members, officers, directors, and stockholders of each such Holder; any underwriter (as defined in the Securities Act) for each such Holder; and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Damages, and the Company will pay to each such Holder, underwriter, controlling Person, or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.8(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, nor shall the Company be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Holder, underwriter, controlling Person, or other aforementioned Person expressly for use in connection with such registration except to the extent such information has been corrected in a subsequent writing prior to or concurrently with the sale of Registrable Securities to the Person asserting the claim.
(b)   To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the registration statement, each Person (if any), who controls the Company within the meaning of the Securities Act, any underwriter (as defined in the Securities Act), any other Holder selling securities in such registration statement, and any controlling Person of any such underwriter or other Holder, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Holder expressly for use in connection with such registration and has not been corrected in a subsequent writing prior to or concurrently with the sale of Registrable Securities to the Person asserting the claim; and each such selling Holder will pay to the Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.8(b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Holder; and provided further that in no event shall the aggregate amounts payable by any Holder by way of indemnity or contribution under Section 2.8(b) and 2.8(d) exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of fraud or willful misconduct by such Holder.
(c)   Promptly after receipt by an indemnified party under this Section 2.8 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.8, give the indemnifying party notice of the commencement thereof. The indemnifying party shall have the right to assume the defense thereof with counsel chosen by the indemnifying party; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to a conflict of interest between such indemnified party and any other party represented by such counsel in such action (in the reasonable determination of counsel). The failure to give notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.8, only to the extent that such failure materially prejudices the indemnifying party’s ability to defend such action. The failure to give notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.8.
(d)   To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either: (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Section 2.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Section 2.8 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Section 2.8, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall a Holder’s liability pursuant to this Section 2.8(d), when combined with the amounts paid or payable by such Holder pursuant to Section 2.8(b), exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of willful misconduct or fraud by such Holder.
(e)   Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control; provided, however, that any matter expressly provided for or addressed by the foregoing provisions that is not expressly provided for or addressed by the underwriting agreement shall be controlled by the foregoing provisions.
(f)   Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Holders under this Section 2.8 shall survive the completion of any offering of Registrable Securities in a registration under this Section 2, and otherwise shall survive the termination of this Agreement or any provision(s) of this Agreement.
2.9   Reports Under Exchange Act.   With a view to making available to the Holders that are Affiliates of the Company the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-1 or Form S-3, the Company shall:
(a)   make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144; and
(b)   furnish to any Holder that is an Affiliate of the Company, so long as the Holder owns any Registrable Securities, forthwith upon request (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144, the Securities Act, and the Exchange Act.
2.10   “Market Stand-off” Agreement.
(a)   Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the registration by the Company of shares of its Common Stock or any other equity securities under the Securities Act on a registration statement on Form S-1 or Form S-3, and ending on the date specified by the Company and the managing underwriter (such period not to exceed ninety (90) days, (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Stock held immediately before the effective date of the registration statement for such offering or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash, or otherwise. The foregoing provisions of this Section 2.10 shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement or the sale of any shares pursuant to a trading plan pursuant to Rule 10b5-1 that was established prior to the restricted period, or the transfer of any shares to any trust for the direct or indirect benefit of the Holder or the immediate family of the Holder, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and shall be applicable to the Holders only if all officers and directors are subject to the same restrictions. The underwriters in connection with such registration are intended third-party beneficiaries of this Section 2.10 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Section 2.10 or that are necessary to give further effect thereto. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply pro rata to all Company stockholders that are subject to such agreements, based on the number of shares subject to such agreements.
(b)   To the extent that any Holder is an “insider” or an Affiliate of the Company, such Holder agrees (i) not to sell, transfer or otherwise dispose of any shares of Common Stock in any manner prescribed by Section 2.10(a), including any Registrable Securities registered pursuant to a registration statement, during any “black-out period” implemented by the Company of which such Holder has been notified by the Company, and (ii) to otherwise comply with the Company’s policies and procedures regarding sales, transfers or dispositions of shares of Common Stock that apply generally to “insiders” or Affiliates .
2.11   Termination of Registration Rights.   The right of any Holder to request registration of Registrable Securities in any registration pursuant to Sections 2.1 shall terminate upon the third (3rd) anniversary of this Agreement (or such later date that is one hundred eighty (180) days following the expiration of all deferrals of the Company’s obligations pursuant to the Section 2 that remain in effect as of the third (3rd) anniversary of this Agreement).

3.   Agreement Regarding Release of Restricted Shares From Lock-Up Agreements.
3.1   On or prior to the date hereof, each of the Holders has entered into a Standstill and Lock-Up Agreement with the Company in connection with the Transaction (each, a “Lock-Up Agreement” and, collectively, the “Lock-Up Agreements”). The Lock-Up Agreements provide that the Holders may Transfer (as defined in the Lock-Up Agreements) their Restricted Shares (as defined in the Lock-Up Agreements) during each three-month period after the Closing Date (as defined in the Merger Agreement), commencing with the first full three-month period after Closing Date and each consecutive three-month period thereafter, in an amount that shall not exceed [•]1 for all Holders collectively (the “Maximum Released Amount”).
3.2   Each of the Holders hereby agrees that (i) during each such three-month period, each Holder shall have the right to sell an amount of its Restricted Shares at least equal to such Holder’s pro rata portion of the Maximum Release Amount based on the number of Restricted Shares it owns in comparison to the total number such Restricted Shares that all of the Holders own collectively and (ii) it will mutually cooperate with the other Holders and enter into an agreement in writing with all of the other Holders and the Company, on or prior to [•], 20222, setting forth the procedures by which the Holders will determine how many Restricted Shares may or will be sold by each Holder during each three-month period.
4.
Miscellaneous.

4.1   Successors and Assigns.   The rights under this Agreement may be assigned (but only with all related obligations) by a Holder to a transferee of Registrable Securities that (i) is an Affiliate of a Holder; or (ii) is a Holder’s Immediate Family Member or trust for the benefit of an individual Holder or one (1) or more of such Holder’s Immediate Family Members;; provided, however, that (x) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Registrable Securities with respect to which such rights are being transferred; and (y) such transferee agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement, including the provisions of Section 2.8 and 2.10. For the purposes of determining the number of shares of Registrable Securities held by a transferee, the holdings of a transferee (1) that is an Affiliate or stockholder of a Holder; (2) who is a Holder’s Immediate Family Member; or (3) that is a trust for the benefit of an individual Holder or such Holder’s Immediate Family Member shall be aggregated together and with those of the transferring Holder; provided further that all transferees who would not qualify individually for assignment of rights shall, as a condition to the applicable transfer, establish a single attorney-in-fact for the purpose of exercising any rights, receiving notices, or taking any action under this Agreement. The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.
4.2   Governing Law.   This Agreement shall be governed by the internal law of the State of Delaware, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.
4.3   Counterparts.   This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
4.4   Titles and Subtitles.   The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.
4.5   Notices.
(a)   All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or (i) personal delivery to the party to be notified; (ii) when sent, if sent by electronic mail during the recipient’s normal business hours, and if not sent during normal business hours, then on the recipient’s next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next-day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their addresses as set forth on Schedule A hereto, or (as to the Company) to the principal office of the Company and to the attention of the Chief Executive Officer, or in any case to such email address or address as subsequently modified by written notice given in accordance with this Section 4.5. If notice is given to the Company, a copy (which copy shall not constitute notice) shall also be sent to [Company counsel name and address].
(b)   Consent to Electronic Notice.   Each Holder consents to the delivery of any stockholder notice pursuant to the Delaware General Corporation Law (the “DGCL”), as amended or superseded from time to time, by electronic transmission pursuant to Section 232 of the DGCL (or any successor thereto) at the electronic mail address set forth below such Holder’s name on Schedule A hereto, as updated from time to time by notice to the Company, or as on the books of the Company. To the extent that any notice given by means of electronic transmission is returned or undeliverable for any reason, the foregoing consent shall be deemed to have been revoked until a new or corrected electronic mail address has been provided, and such attempted electronic notice shall be ineffective and deemed to not have been given. Each Holder agrees to promptly notify the Company of any change in such stockholder’s electronic mail address, and that failure to do so shall not affect the foregoing.
4.6   Amendments and Waivers.   Any term of this Agreement may be amended, modified or terminated and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Company and the Holders of at least a majority of the Registrable Securities then outstanding; provided that that any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party. Notwithstanding the foregoing, (a) this Agreement may not be amended, modified or terminated and the observance of any term hereof may not be waived with respect to any Holder without the written consent of such Holder, unless such amendment, modification, termination, or waiver applies to all Holders in the same fashion. Notwithstanding the foregoing, Schedule A hereto may be amended by the Company from time to time to add transferees of any Registrable Securities in compliance with the terms of this Agreement without the consent of the other parties. The Company shall give prompt notice of any amendment, modification or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, modification, termination, or waiver. Any amendment, modification, termination, or waiver effected in accordance with this Section 4.6 shall be binding on all parties hereto, regardless of whether any such party has consented thereto. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one (1) or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.
4.7   Severability.   In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.
4.8   Entire Agreement.   This Agreement, the Merger Agreement and the Related Agreements (including all exhibits and schedules hereto and thereto), constitute the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.
4.9   Forum Selection and Consent to Jurisdiction.   Each party agrees: (a) to submit to the exclusive jurisdiction of the Delaware Court of Chancery in and for New Castle County, and should such Delaware Court of Chancery decline or not exercise jurisdiction, any Delaware State court sitting in New Castle County, unless the federal courts have exclusive jurisdiction, in which case the federal courts located in New Castle County in the State of Delaware (such courts, including appellate courts therefrom, the “Specified Courts”) for any Proceeding (as defined in the Merger Agreement) arising out of or relating to this Agreement, (b) to commence any Proceeding arising out of or relating to this Agreement only in the Specified Courts, (c) that service of any process, summons, notice or document by U.S. registered mail to the address of such party set forth in Section 4.5 will be effective service of process for any Proceeding brought against such party in any of the Specified Courts, (d) to waive any objection to the laying of venue of any Proceeding arising out of or relating to this Agreement contemplated hereby in the Specified Courts, and (e) to waive and not to plead or claim that any such Proceeding brought in any of the Specified Courts has been brought in an inconvenient forum.
4.10   Waiver of Trial by Jury.   EACH PARTY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 4.10.
4.11   Delays or Omissions.   No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such non-breaching or non-defaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.
4.12   Stock Adjustments.   In the event of any change to the form or nature of the Company’s Common Stock (or securities convertible thereto or exchangeable or exercisable therfor) issued and outstanding during the term of this Agreement as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, exchange or readjustment of shares, merger, issuer tender or exchange offer, or other similar transaction (which, for the avoidance of doubt, shall not include the exercise, issuance, exchange, repurchase, forfeiture or similar actions with respect to stock options or securities convertible into or exercisable or exchangeable for Common Stock), references to specific number of shares of Common Stock contained herein shall be equitably adjusted, without duplication, to provide the parties with the same economic effect, rights and obligations contemplated by this Agreement prior to such change.
4.13   Trustee Capacity.   To the extent any signatory to this Agreement is acting in a fiduciary capacity (e.g., as trustee of a trust), then the provisions of this Agreement shall apply only to the signatory in its fiduciary, and not its corporate or individual, capacity. Without limiting the generality of the foregoing, for purposes of this Agreement, a signatory’s Affiliates shall be determined only in reference to the signatory’s fiduciary capacity; i.e., neither a Directing Party under the governing trust instrument creating the fiduciary capacity, nor an entity that directly or indirectly Controls, is under common Control with, or is Controlled by the signatory in its corporate, but not in its fiduciary capacity, is an Affiliate for purposes of this Agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Registration Rights Agreement as of the date first written above.
COMPANY:
ZURN WATER SOLUTIONS CORPORATION
By:
Name:
Name:
HOLDERS:
[Name of Holder (if an individual)]
By:
Signature:
Name:
[Name of Holder (if an entity)]
By:
Name:
Signature Page to registration Rights Agreement

SCHEDULE A
HOLDERS
Name and Address
Name
Address
Phone Number
Email
[Counsel cc, if any]]
Name
Address
Phone Number
Email
[Counsel cc, if any]]
Name
Address
Phone Number
Email
[Counsel cc, if any]]

Annex B
Execution Version
BOARD OBSERVER AGREEMENT
This Board Observer Agreement (this “Agreement”) is made effective as of February 12, 2022 (the “Effective Date”), by and between Zurn Water Solutions Corporation, a Delaware corporation (“Zebra”) and Ronald C. Katz (the “Observer,” and together with Zebra, each a “Party,” and collectively, the “Parties”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).
RECITALS
WHEREAS, concurrently with the execution and delivery of this Agreement, Zebra, Elkay Manufacturing Company (“Elkay”), a Delaware corporation, Zebra Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Zebra (“Merger Sub”) and the Stockholder Representative are entering into that certain Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, upon the terms and subject to the conditions set forth in therein, on the Closing Date, Merger Sub will merge with and into Elkay, the separate existence of Merger Sub shall cease, and Elkay shall continue as the surviving corporation and a wholly-owned subsidiary of Zebra (collectively with the other transactions contemplated by the Merger Agreement, the “Transactions”); and
WHEREAS, in accordance with Section 2.8(b) of the Merger Agreement, from and after the Closing, during the term of this Agreement, Zebra shall permit the Observer to participate in all meetings of the board of directors of Zebra (the “Zebra Board”) in a nonvoting, observer capacity, subject to and in accordance with the terms hereof.
NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
1.   Observer Rights & Obligations.   Subject to Section 3 and Section 2 below:
      1.1   Until the Observer ceases to serve in such capacity, Zebra hereby grants to the Observer the right to attend all meetings (including telephonic or videoconference meetings) of the Zebra Board in his capacity as an observer. Except as set forth in Section 2 below, the Observer may observe and participate fully in discussions at all meetings of the Zebra Board, but in no event shall the Observer, in his capacity as such: (a) be deemed to be a director or a member of, or consultant or advisor to, the Zebra Board (or any committee); or (b) have the right to call a meeting of the Zebra Board or vote on or propose any motions, resolutions or other actions for a vote or approval by the Zebra Board (or any committee). Neither Zebra nor the Zebra Board shall have any obligation to act upon or otherwise take into account any recommendations of or input from the Observer. Subject to Section 1.2 and Section 2 below, Zebra shall allow the Observer to attend all meetings of the Zebra Board in the same manner it allows any directors on the Zebra Board, in accordance with the bylaws of Zebra, including in person (if an in-person meeting) or by telephone or other electronic means of communication by which such meeting is held and pursuant to which all participants in the meetings can hear and be heard by each other. Without limiting the notice and information rights and obligations in Section 2 below, the presence of the Observer shall not be required for purposes of establishing a quorum at any meeting of the Zebra Board, or for the calling to order of any such meeting of the Zebra Board. For the avoidance of doubt, the Observer shall have no right to control the scheduling of any of the meetings described in this Section 1.1. The rights granted to the Observer pursuant to this Section 1.1 shall terminate immediately upon the termination of this Agreement in accordance with Section 4.
      1.2   Compliance with Zebra Policies.   Observer acknowledges that he will comply with all policies, processes, procedures, codes, rules, standards, and guidelines applicable, from time to time, to members of the Zebra Board as if he was a board member, including, the Zebra’s Code of Business Conduct and Ethics, and policies on confidentiality, ethics, hedging and pledging of Zebra’s securities, public disclosures, stock trading, and stock ownership (collectively, the “Zebra Policies and Procedures”). The Observer shall provide Zebra with such information as is reasonably requested by Zebra concerning the

Observer as is required to be disclosed under applicable Law or stock exchange regulations, in each case as promptly as necessary as determined by Zebra.
      1.3   Reimbursement.   Zebra hereby agrees, in accordance with its Organizational Documents, to reimburse the Observer for all reasonable out-of-pocket travel expenses incurred (consistent with Zebra’s travel policy) in connection with attending meetings of the Zebra Board. The rights granted to the Observer pursuant to this Section 1.3 are, for the avoidance of doubt, non-transferrable, and shall terminate immediately upon the termination of this Agreement in accordance with Section 4.
2.   Meeting Attendance Exceptions, Notice and Information Rights.   Until the Observer ceases to serve in such capacity, Zebra shall provide to the Observer copies of all notices, minutes, consents and other materials that Zebra provides to the members of the Zebra Board (collectively, “Board Materials”), at the same time and in the same manner as such information is delivered to the other members of the Zebra Board. Notwithstanding the immediately preceding sentence or anything else to the contrary contained herein, Zebra may withhold certain Board Materials from the Observer or exclude the Observer from certain meetings (or portions of meetings) of the Zebra Board if the Zebra Board determines, in its sole discretion and in good faith that such action with respect to the Observer is necessary to avoid an actual or potential conflict of interest between Zebra, on the one hand, and the Observer or any of his associates or Affiliates, on the other hand, comply with the terms and conditions of confidentiality agreements with third-parties or applicable law, and/or preserve attorney-client privilege, work product or similar privilege. The rights granted to the Observer pursuant to this Section 2 shall terminate immediately upon the termination of this Agreement in accordance with Section 4.
3.   Confidential Information.
      3.1   To the extent any information obtained by the Observer from Zebra is Confidential Information (as defined below), the Observer will treat any such Confidential Information in accordance with the terms and conditions of this Section 3.
      3.2   As used in this Agreement, “Confidential Information” means any and all information or data concerning Zebra or any of its Affiliates, whether in verbal, visual, written, electronic or other form (including but not limited to all Board Materials that are or contain non-public, competitive or business sensitive or proprietary information), together with all notes or information discerned from, based on or relating to any of the foregoing that may be prepared or created by the Observer; provided, however, that “Confidential Information” shall not include information that: (a) is or becomes generally available to the public (other than as a result of the unauthorized disclosure of such information in violation of this Agreement by the Observer); (b) is independently developed by the Observer without the use of Confidential Information; (c) becomes available to the Observer at any time on a non-confidential basis from a third party that is not, to the Observer’s knowledge after due inquiry, prohibited from disclosing such information to the Observer by any contractual, legal or fiduciary obligation; or (d) was known by the Observer prior to his receipt thereof from Zebra as proven by written evidence.
      3.3   The Observer shall: (a) retain all Confidential Information in strict confidence and acknowledges and agrees that the disclosure of such information could cause irreparable harm to Zebra and its stockholders; (b) not disclose Confidential Information in any manner to any other person or entity; and (c) use the Confidential Information solely in connection with: (i) the exercise of his rights as a non-voting observer of the Board as provided in this Agreement; or (ii) monitoring and enforcing the Observer’s rights hereunder; provided, however, that the foregoing shall not apply to or limit any disclosure to the extent such disclosure is required to be disclosed by applicable Law, provided that, to the extent not prohibited by Law, the Observer shall give Zebra prompt written notice of such requirement and cooperate with Zebra to seek a protective order or other appropriate remedies to obtain assurance that confidential treatment will be accorded such Confidential Information. The confidentiality provisions of this Agreement shall survive the termination of this Agreement.
      3.4   Upon the time that Observer shall cease to serve as a non-voting observer of the Board no matter the cause, the Observer shall, as promptly as reasonably practicable (but in any case no later than three (3) business days), return all Confidential Information to the Zebra and provide written certification to Zebra that such materials have been so returned, are no longer in his possession and no copies have been retained.

   4.   Termination.   Subject to Zebra’s Organizational Documents, this Agreement and the rights and obligations hereunder shall immediately terminate and be of no further force and effect (other than provisions which are expressly designated as surviving termination), and the Observer shall not be able to attend any Board or committee meetings or receive any Confidential Information (including, but not limited to Board Materials), upon the earliest to occur of (a) the date on which the Observer and his Affiliates or transferees (including Ice Mountain and its Affiliates) no longer Beneficially Own at least 5% of the Purchaser Shares which they are entitled to be issued pursuant to Sections 2.5(a) and 4.2(d) of the Merger Agreement (or, if later, the first anniversary of the date of this Agreement), (b) Observer’s irrevocable resignation as an observer delivered to Zebra in writing, or (c) Observer’s death or disability (as reasonably determined by Zebra); provided, that no termination of this Agreement shall affect the rights or obligations provided in Section 3 and Section 5 through 17 hereof which shall survive such termination or affect any other provision of this Agreement that is intended or contemplated to survive such termination as provided herein.
   5.   Notices.   Any notice, request, instruction or other communication to be given under this Agreement by a Party shall be in writing and shall be deemed to have been given to the other Party (a) when delivered, if delivered in person or by overnight delivery service (charges prepaid), (b) when sent, if sent via email with confirmation that the message was delivered, and provided that no undeliverable message is received by the sender or (c) when received, if sent by registered or certified mail, return receipt requested, in each case to the address, facsimile number or email address of such Party set forth below and marked to the attention of the designated individual, provided that with respect to notices deliverable to the Stockholder Representative, such notices shall be delivered solely via email or facsimile:
If to Zebra, to:
Zurn Water Solutions Corporation
511 W. Freshwater Way
Milwaukee, WI 53204
Attention: Jeffrey LaValle, Vice President, General Counsel and Secretary
Email: jeffrey.lavalle@zurn.com
with a copy (which will not constitute notice) to:
Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, NY 10178
Attention: R. Alec Dawson; Andrew L. Milano and Allison D. Gargano
Email: alec.dawson@morganlewis.com; andrew.milano@morganlewis.com; Allison.gargano@morganlewis.com
Facsimile: (212) 309-6001
If to the Observer, to:
Ron C. Katz
827 Garfield Avenue
Hinsdale, IL 60621
Email: ron.katz@elkay.com
   6.   Governing Law.   This Agreement, and all claims or causes of action that are based on, arise out of or relate to this Agreement, will be governed by and construed in accordance with the Laws of the State of Delaware without regard to its conflicts of law rules and any other Law that would cause the application of the Laws (including the statute of limitations) of any jurisdiction other than the State of Delaware. Each of the parties hereto irrevocably agrees that any legal action or proceeding that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be brought and determined exclusively in the Court of Chancery of the State of Delaware and any state appellate court therefrom located in the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court located in the State of Delaware).

   7.   WAIVER OF JURY TRIAL.   EACH PARTY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.
   8.   Equitable Relief.   The Parties agree that irreparable damage, for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the Parties fail to take any action required of them hereunder to consummate the Transactions. It is accordingly agreed that, prior to the valid termination of this Agreement pursuant to Section 4, (a) the Parties will be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific performance and other equitable relief is an integral part of the Transactions and without that right, neither Zebra nor the Observer would have entered into this Agreement. Prior to the valid termination of this Agreement pursuant to Section 4, the Parties agree not to assert that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the Parties otherwise have an adequate remedy at Law. The Parties acknowledge and agree that any Party pursuing an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8 will not be required to provide any bond or other security in connection with any such Order. Except as otherwise provided in this Agreement, the remedies available to the Parties pursuant to this Section 8 will be in addition to any other remedy to which they were entitled at Law or in equity, and the election to pursue an injunction or specific performance will not restrict, impair or otherwise limit any Party from seeking the payment of any Liabilities, losses, damages, costs or expenses related to any breach of this Agreement.
   9.   Entire Agreement.   This Agreement, the Merger Agreement and the Related Agreements (including all exhibits and schedules hereto and thereto), and all other agreements required to be delivered at Closing pursuant hereto and thereto, contain the entire agreement among the parties and supersede all prior agreements, arrangements, and understandings, written or oral, among the parties relating to the subject matter of this Agreement, the Merger Agreement, the Related Agreements and all other agreements required to be delivered at the Closing pursuant hereto and thereto. To the extent there is a conflict between this Agreement and any of the Merger Agreement, the Related Agreements and all other agreements required to be delivered at the Closing, with respect to the rights provided to Observer in Section 1 hereof, this Agreement shall control.
   10.   Construction.   The Parties have each participated in the negotiation and drafting of the terms of this Agreement. The Parties agree that any rule of legal interpretation, to the effect that any ambiguity is to be resolved against the drafting Party, will not apply in interpreting this Agreement. The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and will in no way restrict or otherwise modify any of the terms or provisions hereof. For the purposes of this Agreement, except as otherwise expressly provided in this Agreement or unless the context otherwise requires: (a) the singular number shall include the plural, and vice versa; (b) the neuter gender shall include masculine and feminine genders; (c) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”; (d) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (e) the word “will” shall be deemed to have the same meaning and effect as the word “shall”; (f) the terms “or,” “any” or “either” are not exclusive; (g) except as otherwise indicated, all references in this Agreement to “Sections” are intended to refer to Sections of this Agreement; and (j) any reference to an applicable “Law” shall be such Law as amended from time to time.

   11.   Amendment and Waivers.   The Parties may amend, modify or supplement this Agreement only by a written agreement signed by Zebra and the Observer. No failure or delay by a Party in enforcing any of such Party’s rights under this Agreement will be deemed to be a waiver of such rights. No single or partial exercise of a Party’s rights will be deemed to preclude any other or further exercise of such Party’s rights under this Agreement. No waiver of any of a Party’s rights under this Agreement will be effective unless it is in writing and signed by such Party (subject to the limitations herein).
   12.   Assignability.   The Observer may not assign or otherwise transfer this Agreement or any of the rights, interests or obligations set forth in this Agreement, and any attempted transfer or assignment shall be null and void, and no transfer or assignment shall be deemed to have occurred by operation of law.
   13.   No Third Party Beneficiaries.   This Agreement is solely for the benefit of the Parties, and nothing in this Agreement, express or implied, is intended to or will confer on any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
   14.   Severability.   If any provision of this Agreement is declared invalid, illegal or unenforceable, (a) all other provisions of this Agreement will remain in full force and effect, and (b) the Parties shall negotiate in good faith to amend or modify this Agreement to replace such invalid, illegal or unenforceable provision with a valid, legal, and enforceable provision giving effect to the Parties’ intent to the maximum extent permitted by Law.
   15.   Expenses.   Except as set forth in Section 1.3, each Party shall be responsible for its costs and expenses in connection with the negotiation of this Agreement.
   16.   Counterparts.   This Agreement may be executed in counterparts (including using any electronic signature covered by the United States ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable Law, e.g., www.docusign.com), and such counterparts may be delivered in electronic format, including by facsimile, email or other transmission method. Such delivery of counterparts shall be conclusive evidence of the intent to be bound hereby and each such counterpart, including those delivered in electronic format, and copies produced therefrom shall have the same effect as an originally signed counterpart. To the extent applicable, the foregoing constitutes the election of the Parties to invoke any Law authorizing electronic signatures. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement, shall be disregarded in determining a Party’s intent or the effectiveness of such signature. No Party shall raise the use of the delivery of signatures to this Agreement in electronic format as a defense to the formation of a Contract and each such Party forever waives any such defense.
   17.   Captions.   The captions of the Sections of this Agreement are solely for convenience of reference and shall not be deemed to affect the meaning or interpretation of any provision of this Agreement.
[signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the Effective Date.
ZEBRA
Zurn Water Solutions Corporation
By:
/s/ Todd A. Adams

Name: Todd A. Adams
Title:    President and Chief Executive Officer
OBSERVER
/s/ Ronald C. Katz

Ronald C. Katz
[Signature Page to Board Observer Agreement]

Annex C
Execution Version
FORM OF SUPPORT AGREEMENT
This SUPPORT AGREEMENT, dated as of February [•], 2022 (this “Agreement”), is made by and among [•] (the “Stockholder”), Elkay Manufacturing Company, a Delaware corporation (the “Company” or “Elkay”) and Zurn Water Solutions Corporation, a Delaware corporation (the “Purchaser”).
W I T N E S E T H
WHEREAS, on February 12, 2022, the Purchaser, the Company, Zebra Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Elkay Interior Systems International, Inc., a Delaware corporation, as representative of the stockholders of the Company for certain purposes described therein, entered into that certain Agreement and Plan of Merger (as amended or restated from time to time, the “Merger Agreement”), pursuant to which, upon the terms and subject to the conditions set forth therein, on the Closing Date, Merger Sub will merge with and into the Company (the “Merger”), the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation and a wholly-owned subsidiary of Purchaser (collectively with the other transactions contemplated by the Merger Agreement, including the Spinoff, the “Transactions”);
WHEREAS, the Stockholder is the Beneficial Owner of, and has the right to vote and consent with respect to, that number of shares of Class [A/M] common stock, par value $0.01 per share, of the Company (the “Class [A/M] Common Stock”) set forth in Section 6.4 of this Agreement (together with any shares of Class [A/M] Common Stock of which the Stockholder acquires Beneficial Ownership after the date hereof, the “Shares”), which are the only voting equity interests of the Company owned by the Stockholder;
WHEREAS, as an inducement to the Purchaser’s willingness to enter into the Merger Agreement and the consummation of the Transactions, the Purchaser has reserved the right to terminate the Merger Agreement if Company Stockholders (as defined in the Merger Agreement) holding a certain percentage of the Voting Stock (as defined in the Merger Agreement) do not enter into Company Stockholder Support Agreements (as defined in the Merger Agreement), including this Agreement; and
WHEREAS, the Purchaser and the Company desire that the Stockholder agree, and the Stockholder agrees, on the terms and subject to the conditions set forth herein, to undertake the obligations set forth herein, including, but not limited to, not to Transfer (as defined below) any of the Shares, and to vote or consent all of the Shares in a manner so as to facilitate the consummation of the Transactions.
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
1.   Definitions and Related Matters.
   1.1   Definitions.   This Agreement is a “Company Stockholder Support Agreement” as defined in the Merger Agreement. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. As used in this Agreement, the following terms shall have the meanings indicated below:
“Agreement” shall have the meaning set forth in the Preamble.
“Beneficial Owner”, with respect to an Equity Interest, has the meaning ascribed to such term under Rule 13d-3(a) promulgated under the Exchange Act, and the correlative terms “Beneficially Owned,” “Beneficially Owns” and “Beneficial Ownership” shall be construed accordingly; provided, however, that notwithstanding the foregoing, the term “Beneficial Owner” and each of the foregoing correlative terms shall be deemed to exclude any party or parties having the power pursuant to the express terms of the governing trust instrument of a trust which is a Stockholder to direct the trustee of such trust with respect to the ownership, voting, transfer or other disposition of such trust’s Shares (individually or collectively, its “Directing Party”)

“Company” shall have the meaning set forth in the Preamble.
“Control” shall mean the possession, direct or indirect, of the power to direct, or cause the direction of, the management and policies of a Person, whether through the ownership of voting securities, voting equity, limited liability company interests, general partner interests, or other voting interests, by contract or otherwise.
“Directing Party” has the meaning set forth in the definition of Beneficial Owner.
“Expiration Time” shall mean the earliest to occur of (a) the Effective Time and (b) the termination of the Merger Agreement in accordance with its terms.
“Merger” shall have the meaning set forth in the Recitals.
“Merger Agreement” shall have the meaning set forth in the Recitals.
“Merger Sub” shall have the meaning set forth in the Recitals.
“Purchaser” shall have the meaning set forth in the Preamble.
“Shares” shall have the meaning set forth in the Recitals.
“Stockholder” shall have the meaning set forth in the Preamble.
“Subsidiary” of any Person means (a) any corporation, limited liability company, joint venture, trust or other legal entity, an amount of the voting Equity Interests of which sufficient to elect at least fifty percent (50%) of the board of directors, board of managers or other governing body of such corporation, limited liability company, joint venture, trust or other legal entity that is owned or controlled, directly or indirectly, by such Person or one or more other Subsidiaries of such Person or a combination thereof, or (b) any partnership of which such Person or another Subsidiary of such Person is the general partner.
“Transfer” shall mean, with respect to any Share, any direct or indirect sale, offer to sell or otherwise dispose of, transfer, assignment, pledge, option, charge, hypothecation, mortgage, license, gift, creation of a security interest in or lien on, placement in trust (voting or otherwise), encumbrance or other disposition of such Share, in each case whether voluntary, involuntary or by operation of law, as applicable, to any Person, including those by way of any spin-off (such as through a dividend), hedging or derivative transactions, sale, transfer or assignment of any equity interest in, or sale, transfer or assignment of Control of, any Person holding such Share, as applicable, or otherwise.
2.   Agreement to Consent and Approve.
2.1   The Stockholder agrees that, from the date hereof until the Expiration Time, promptly (and in any event by 8:00 p.m. central time on the second (2nd) Business Day following the S-4 Effective Date (the “Consent Deadline”), the Stockholder shall execute and deliver the Written Consent approving the adoption of the Merger Agreement and the transactions contemplated thereby, which Written Consent is substantially in the form attached hereto as Exhibit A, with respect to all of its Shares entitled to vote on or consent thereto. Any such Written Consent shall be given in accordance with such procedures relating thereto so as to ensure that it is duly counted for purposes of recording the results of such consent.
2.2   The Stockholder shall not enter into any tender, voting or other agreement or arrangement with any Person prior to the Expiration Time, directly or indirectly, to vote, grant a proxy or power of attorney or give instructions with respect to the voting of the Shares in any manner that is inconsistent with this Agreement or otherwise take any other action with respect to the Shares that would in any way restrict, limit or interfere with the performance by the Stockholder of its obligations hereunder or the Transactions, including the approval of the adoption of the Merger Agreement and the Transactions.
2.3   The Stockholder agrees that, from the date hereof until the Expiration Time, it shall vote or cause to be voted (including by written consent) all of its Shares against any action, agreement or transaction involving the Company or any of its Subsidiaries that is intended, or would reasonably be expected, to impede, interfere with, delay, postpone, adversely affect or prevent the consummation of the Transactions. Any attempt by the Stockholder to vote, or express consent or dissent with respect to (or otherwise to utilize the voting power of), its Shares in contravention of the intent of this Agreement, including, but not limited to this Section 2 shall be null and void ab initio. Notwithstanding anything to the contrary contained herein, nothing in this Agreement shall be construed to grant a proxy or power of attorney with respect to voting the Shares other than as described in Section 2 and Section 4.
3.   Agreement Not to Transfer or Encumber.   The Stockholder hereby agrees that, from the date hereof until the Expiration Time, it shall not (a) Transfer any Shares, (b) deposit any Shares into a voting trust or enter into a voting agreement or arrangement with respect to any Shares (other than pursuant to this Agreement), or (c) grant a proxy or power of attorney with respect to the Shares that is inconsistent with this Agreement. Any Transfer or attempted Transfer of any Shares in violation of this Section 3 shall be null and void ab initio; provided that any Transfer (x) by will or pursuant to laws of descent and distribution, or (y) that occurs by operation of law pursuant to a qualified domestic relations order or in connection with a divorce settlement shall not be deemed a Transfer (such exempt Transfers, “Permitted Transfers”); provided that any transferee of such Permitted Transfers agrees to be bound by the terms of this Agreement.
4.   POA.   Subject to the last sentence of this Section 4, the Stockholder hereby appoints the Purchaser, and any designee of the Purchaser, as its proxy and attorney-in-fact, with full power of substitution and resubstitution, to vote or act by written consent during the term of this Agreement with respect to the Shares in accordance with Section 2.1 and this Section 4. This proxy and power of attorney is given to secure the performance of the duties of the Stockholder under this Agreement. The Stockholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. This proxy and power of attorney granted by the Stockholder shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by the Stockholder with respect to the Shares. The power of attorney granted by the Stockholder herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of the Stockholder. The proxy and power of attorney granted hereunder shall automatically terminate upon the termination of this Agreement. Notwithstanding anything to the contrary contained herein, the Stockholder’s appointment of Purchaser, and any designee of the Purchaser, as its proxy and attorney-in-fact, with full power of substitution and resubstitution, to vote or act by written consent during the term of this Agreement with respect to the Shares in accordance with Section 2.1 shall only take effect if the Stockholder fails to deliver the Written Consent by the Consent Deadline as described in Section 2.1.
5.   Appraisal and Dissenters’ Rights.   The Stockholder hereby (a) irrevocably and unconditionally waives, and agrees not to assert or perfect, any rights of appraisal or rights to dissent from the Transactions that the Stockholder may have by virtue of ownership of Shares and (b) agrees not to commence or participate in any claim, derivative or otherwise, against the Company relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Transactions, including any claim (1) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (2) alleging a breach of any fiduciary duty of the Board of Directors of the Company in connection with this Agreement, the Merger Agreement or the Transactions.
6.   Representations, Warranties and Covenants of the Stockholder.   The Stockholder hereby represents and warrants to the Purchaser and the Company as follows:
6.1   Organization of the Stockholder.
     (a)   If the Stockholder is not an individual, the Stockholder is duly established and validly existing and under the Laws of its jurisdiction of formation and has all requisite power and authority to own, lease and operate its properties and assets and to conduct its business.
    (b)   If the Stockholder is not an individual, the Stockholder is validly licensed or qualified to do business (where such concept is applicable) under the Laws of each jurisdiction in which the properties and assets leased or owned by it or the conduct of its business makes such licensing or qualification necessary or advisable, except where the failure to be licensed or qualified would not reasonably be expected to be material to its business or the Stockholder’s properties or assets.
    (c)   If the Stockholder is not an individual, the Stockholder is not in violation of any provisions of its Organizational Documents or the Related Agreements to which it is a party.

6.2   Authority of the Stockholder.   (a) If the Stockholder is not an individual, the Stockholder has all requisite power and authority, and (b) if the Stockholder is an individual, the Stockholder has legal competence and capacity, to execute and deliver this Agreement and the Related Agreements to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery by the Stockholder of this Agreement and Related Agreements to which it is a party and the performance of its obligations hereunder and thereunder have been duly authorized by all necessary action of the Stockholder. This Agreement and Related Agreements to which the Stockholder is a party have been duly executed and delivered by the Stockholder and, assuming the due authorization, execution and delivery of this Agreement and the Related Agreements to which it is a party by the Company and the Purchaser, constitutes the legal, valid and binding obligation of the Stockholder, enforceable against it in accordance with its terms.
6.3   Non-Contravention.
(a)   If the Stockholder is not an individual, the execution and delivery by the Stockholder of this Agreement and the Related Agreements to which it is a party and the performance of its obligations hereunder will not constitute or result in (i) a breach or violation of, or a default under, the Organizational Documents of the Stockholder, (ii) a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under, or the creation of a Lien on any of the assets of the Stockholder (with or without notice, lapse of time or both) pursuant to, any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation binding upon the Stockholder, or (iii) a conflict with, breach or violation of any Law applicable to the Stockholder or by which its properties are bound or affected, except, in the case of clause (ii) or (iii), for any breach, violation, termination, default, creation or acceleration that would not, individually or in the aggregate, reasonably be expected to impair the ability of the Stockholder to perform its obligations under this Agreement on a timely basis.
(b)   If the Stockholder is an individual, the execution and delivery by the Stockholder of this Agreement and the Related Agreements to which it is a party and the performance of its obligations hereunder will not require any consent or approval from any third party that has not been given or other action that has not been taken by any third party, in each case, to the extent such consent, approval or other action would reasonably be expected to impair the ability of the Stockholder to perform its obligations under this Agreement on a timely basis.
6.4   Ownership.
    (a)   As of the date hereof, the Stockholder (i) is the holder of record and Beneficially Owns [•] Shares, including [•] shares of Class [A/M] Common Stock, free and clear of any and all Liens, other than those created by this Agreement or any Related Agreements to which the Stockholder is a party, and (ii) has sole voting power over and right to consent with respect to all of such shares of Company Common Stock, including the Shares.
    (b)   There are no preemptive rights or other similar rights in respect of the Shares, (ii) there are no Liens (other than Permitted Liens and Liens in favor of the Company to secure outstanding loans made by the Company to the Stockholder to acquire Shares) on the Shares, (iii) other than the Certificate of Incorporation and the Merger Agreement and, if the Stockholder is a trust, other than any power of a Directing Party pursuant to the terms of the governing trust instrument of the Stockholder regarding the trust’s ownership, transfer or voting of the Shares (provided that Stockholder represents that such Directing Party has prior to the date hereof directed the Stockholder to execute, deliver and perform under this Agreement, there are no contractual obligations (including for the avoidance of doubt, voting trusts, stockholder agreements, proxies or other agreements) in effect relating to the ownership, transfer or voting of the Shares, (iv) except for Transactions, there is no contractual obligation to purchase, redeem or otherwise acquire, or make any payment (including any dividend or distribution) or any other investment in respect of, the Shares, and (v) there are no existing rights with respect to registration under the Securities Act of 1933, as amended, of the Shares.
6.5   Proceeding Pending.   As of the date hereof, there is no Proceeding pending or, to the knowledge of the Stockholder, threatened against or affecting the Stockholder that, individually or in the aggregate, would reasonably be expected to impair the ability of the Stockholder to perform its obligations under this Agreement or to consummate the Transactions on a timely basis.

7.   Publicity.   The Stockholder hereby (i) authorizes the Company and the Purchaser to publish and disclose in any announcement or disclosure in connection with the Transactions, including the Form S-4 and any other applicable filings under the Exchange Act or the Securities Act, its identity and the aggregate number of shares of the Company represented by Support Agreements, and the nature of its obligations under this Agreement, (ii) agrees that it shall promptly (A) furnish to the Company and the Purchaser any information that the Company or the Purchaser may reasonably request for the preparation of any such announcement or disclosure and (B) notify the Company and the Purchaser of any required corrections with respect to any written information supplied by it specifically for use in any such announcement or disclosure, if and to the extent that any such information contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (iii) agrees that it shall not, without the prior written consent of the Purchaser, make any public statement about the Transactions or this Agreement.
8.   Termination.   Other than this Section 8 and Section 11, which shall survive any termination of this Agreement, this Agreement shall terminate and shall have no further force or effect immediately as of and following the Expiration Time. Notwithstanding the foregoing, nothing herein shall relieve any party hereto from liability for any breach of this Agreement that occurred prior to such termination.
9.   Duties.   Each of the parties hereto are entering into this Agreement solely in their capacities as Beneficial Owners of the Shares, and nothing in this Agreement shall apply to any Person serving in his or her capacity as a director or officer of the Company.
10.   [Repayment of Company Stockholder Loan.   The Stockholder acknowledges and agrees that if such Stockholder does not, prior to the consummation of the Merger, repay in full all amounts outstanding as of the Effective Time under loans made by the Company to the Stockholder to fund the Stockholder’s purchase of Shares, such loan(s) shall be repaid automatically, and without any further action being required from Stockholder, pursuant to a repurchase of Shares by the Company for no additional consideration as payment in respect of the outstanding balance of such loans, such repurchase to be effective immediately prior to the consummation of the Merger and to consist of an amount of Shares as may be determined by the Board to be equivalent in value to the amount of such loan based on the expected Merger Consideration (having regard to such estimates and methodologies as may be determined by the Board with respect thereto, and excluding the effects of any adjustment to the Merger Consideration after the Closing).]1
11.   Miscellaneous.
11.1   Expenses.   Except as otherwise provided herein, each party hereto shall bear its own fees and expenses with respect to this Agreement and the Transactions.
11.2   Notices.   Any notice, request, instruction or other communication to be given under this Agreement by a party hereto shall be in writing and shall be deemed to have been given to the other party (a) when delivered, if delivered in person or by overnight delivery service (charges prepaid), (b) when sent, if sent via email, provided that no undeliverable message is received by the sender or (c) when received, if sent by registered or certified mail, return receipt requested, in each case to the address, facsimile number or email address of such party set forth below and marked to the attention of the designated individual:
If to the Purchaser, to:
Zurn Water Solutions Corporation
511 W. Freshwater Way
Milwaukee, WI 53204
Attention: Jeffrey LaValle, Vice President, General Counsel and Secretary
Email: jeffrey.lavalle@zurn.com

1   To be included only for stockholders with outstanding loan balances.

with a copy (which will not constitute notice) to:
Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, NY 10178
Attention: R. Alec Dawson; Andrew L. Milano and Allison D. Gargano
Email: alec.dawson@morganlewis.com; andrew.milano@morganlewis.com; Allison.gargano@morganlewis.com
If to the Company prior to Closing, to:
Elkay Manufacturing Company
1333 Butterfield Road
Suite 200
Downers Grove, IL 60515
Attention: Kathleen J. Deighan
Email: Kathleen.deighan@elkay.com
with a copy (which will not constitute notice) to:
Mayer Brown LLP
71 S Wacker Drive
Chicago, IL 60606
Attention: Paul Theiss
Email: PTheiss@mayerbrown.com and
JWagenmaker@mayerbrown.com
If to the Stockholder, to:
[Name]
[Address]
Attention: [•]
Email: [•]
or to such other individual or address or email address as a party may designate for itself by notice given in accordance with this Section 11.2.
11.3   Amendment; Waivers.   The parties may amend, modify or supplement this Agreement only by a written agreement signed by Purchaser, the Stockholder and, if prior to the Closing, the Company. No failure or delay by a party in enforcing any of such party’s rights under this Agreement will be deemed to be a waiver of such rights. No single or partial exercise of a party’s rights will be deemed to preclude any other or further exercise of such party’s rights under this Agreement. No waiver of any of a party’s rights under this Agreement will be effective unless it is in writing and signed by such party (subject to the limitations herein).
11.4   Binding Effect; Assignment.   This Agreement will be binding on and inure to the benefit of the parties and their respective successors and permitted assigns. No party may, by operation of law or otherwise, assign this Agreement or any of such party’s rights or obligations under this Agreement without the written Consent of the other parties.
11.5   No Third-Party Beneficiaries.   This Agreement is solely for the benefit of the parties and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or will confer on any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
11.6   Severability.   If any provision of this Agreement is declared invalid, illegal or unenforceable, (a) all other provisions of this Agreement will remain in full force and effect, and (b) the parties shall negotiate in good faith to amend or modify this Agreement to replace such invalid, illegal or unenforceable provision with a valid, legal, and enforceable provision giving effect to the parties’ intent to the maximum extent permitted by Law.

11.7   Entire Agreement.   This Agreement, the Merger Agreement and the Related Agreements (including all exhibits and schedules hereto and thereto), and all other agreements required to be delivered at Closing pursuant hereto and thereto, contain the entire agreement among the parties and supersede all prior agreements, arrangements, and understandings, written or oral, among the parties relating to the subject matter of this Agreement, the Merger Agreement, the Related Agreements and all other agreements required to be delivered at the Closing pursuant hereto and thereto.
11.8   Construction.   The parties have each participated in the negotiation and drafting of the terms of this Agreement. The parties agree that any rule of legal interpretation, to the effect that any ambiguity is to be resolved against the drafting party, will not apply in interpreting this Agreement. The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and will in no way restrict or otherwise modify any of the terms or provisions hereof. For the purposes of this Agreement, except as otherwise expressly provided in this Agreement or unless the context otherwise requires: (a) the singular number shall include the plural, and vice versa; (b) the masculine gender shall include the feminine and neuter genders; (c) the feminine gender shall include the masculine and neuter genders; (d) the neuter gender shall include masculine and feminine genders; (e) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”; (f) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (g) the word “will” shall be deemed to have the same meaning and effect as the word “shall”; (h) the terms “or,” “any” or “either” are not exclusive; (i) except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules,” if any, are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement, if any, and (j) any reference to an applicable “Law” shall be such Law as amended from time to time.
11.9   Governing Law.   This Agreement, and all claims or causes of action that are based on, arise out of or relate to this Agreement, will be governed by and construed in accordance with the Laws of the State of Delaware without regard to its conflicts of law rules and any other Law that would cause the application of the Laws (including the statute of limitations) of any jurisdiction other than the State of Delaware.
11.10   Jurisdiction, Service and Venue.   Each party agrees: (a) to submit to the exclusive jurisdiction of the Delaware Court of Chancery in and for New Castle County, and should such Delaware Court of Chancery decline or not exercise jurisdiction, any Delaware State court sitting in New Castle County, unless the federal courts have exclusive jurisdiction, in which case the federal courts located in New Castle County in the State of Delaware (such courts, including appellate courts therefrom, the “Specified Courts”) for any Proceeding arising out of or relating to this Agreement or the Transactions, (b) to commence any Proceeding arising out of or relating to this Agreement or the Transactions only in the Specified Courts, (c) that service of any process, summons, notice or document by U.S. registered mail to the address of such party set forth in Section 11.2 will be effective service of process for any Proceeding brought against such party in any of the Specified Courts, (d) to waive any objection to the laying of venue of any Proceeding arising out of or relating to this Agreement or the Transactions in the Specified Courts, and (e) to waive and not to plead or claim that any such Proceeding brought in any of the Specified Courts has been brought in an inconvenient forum.
11.11   WAIVER OF TRIAL BY JURY.   EACH PARTY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.11.

11.12   Equitable Relief.   The parties agree that irreparable damage, for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the parties fail to take any action required of them hereunder to consummate the Transactions. It is accordingly agreed that the parties will be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific performance and other equitable relief is an integral part of the Transactions and without that right, the parties would not have entered into this Agreement. The parties agree not to assert that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at Law. The parties acknowledge and agree that any party pursuing an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.12 will not be required to provide any bond or other security in connection with any such Order. The remedies available to the parties hereto pursuant to this Section 11.12 will be in addition to any other remedy to which they were entitled at Law or in equity, and the election to pursue an injunction or specific performance will not restrict, impair or otherwise limit any party from seeking the payment of any Liabilities, losses, damages, costs or expenses related to any breach of this Agreement.
11.13   Further Assurances.   From time to time, at the request of the Purchaser, (a) the Stockholder shall take all such further actions, as may be necessary to, in the most expeditious manner reasonably practicable, effect the purposes of this Agreement and (b) the Company will enforce any terms of this Agreement against the Stockholder, including Section 2 through Section 5 hereof, and the Company shall refuse to record the Transfer of any Shares purported to be made in violation of the terms hereof.
11.14   Counterparts.   This Agreement may be executed in counterparts (including using any electronic signature covered by the United States ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable Law, e.g., www.docusign.com), and such counterparts may be delivered in electronic format, including by facsimile, email or other transmission method. Such delivery of counterparts shall be conclusive evidence of the intent to be bound hereby and each such counterpart, including those delivered in electronic format, and copies produced therefrom shall have the same effect as an originally signed counterpart. To the extent applicable, the foregoing constitutes the election of the parties to invoke any Law authorizing electronic signatures. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement, shall be disregarded in determining a party’s intent or the effectiveness of such signature. No party shall raise the use of the delivery of signatures to this Agreement in electronic format as a defense to the formation of a Contract and each such party forever waives any such defense.
11.15   Trustee Capacity.   To the extent any signatory to this Agreement is acting in a fiduciary capacity (e.g., as trustee of a trust), then the provisions of this Agreement shall apply only to the signatory in its fiduciary, and not its corporate or individual, capacity. Without limiting the generality of the foregoing, for purposes of this Agreement, a signatory’s Affiliates shall be determined only in reference to the signatory’s fiduciary capacity; i.e., neither a Directing Party under the governing trust instrument creating the fiduciary capacity, nor an entity that directly or indirectly Controls, is under common Control with, or is Controlled by the signatory in its corporate, but not in its fiduciary capacity, is an Affiliate for purposes of this Agreement.
[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.
PURCHASER:
ZURN WATER SOLUTIONS CORPORATION
By:

Name:
Title:
COMPANY:
ELKAY MANUFACTURING COMPANY
By:

Name:
Title:
STOCKHOLDER:

EXHIBIT A
FORM OF WRITTEN CONSENT OF STOCKHOLDER

ACTION BY WRITTEN CONSENT
OF THE
STOCKHOLDERS OF
ELKAY MANUFACTURING COMPANY
(a Delaware Corporation)
[•], 2022
The undersigned, being the Company Stockholders of Elkay Manufacturing Company, a Delaware corporation (the “Company”), constituting the holders of the Company’s outstanding shares (“Shares”) having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all the shares entitled to vote thereon were present and voted, do hereby consent to and approve the adoption of the following resolution(s), without a meeting, pursuant to Sections 228(a) and 251 of the Delaware General Corporation Law (the “DGCL”) and the Bylaws of the Company (the “Bylaws”), and hereby take the following actions and adopt the following resolutions by written consent in lieu of a duly called meeting, with the same force and effect as if duly adopted at a special meeting of the Company Stockholders of the Company held for the purpose, effective as of the date first set forth above (unless otherwise noted in the resolution).
1.
Approval of the Merger

WHEREAS, the Board of Directors of the Company (the “Board”) has unanimously approved the transactions contemplated by and proposed to be effected pursuant to that certain Agreement and Plan of Merger, dated as of [•], 2022, a copy of which is attached hereto as Exhibit A (together with any and all exhibits and schedules thereto, as may be amended from time to time, the “Merger Agreement”), by and among the Company, Zurn Water Solutions Corporation, a Delaware corporation (“Purchaser”), Zebra Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Purchaser (“Merger Sub”), and Elkay Interior Systems International, Inc., a Delaware corporation, as representative of the Company Stockholders of the Company for certain purposes described in the Merger Agreement (the “Stockholder Representative”); pursuant to which Merger Sub will merge with and into the Company (the “Merger”), the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation. Capitalized terms used, but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement;
WHEREAS, by virtue of the Merger and subject to the terms and conditions set forth in the Merger Agreement, each Share issued and outstanding immediately prior to the Effective Time and held by a Company Stockholder (other than any holder of Dissenting Shares), shall cease to be outstanding, shall be cancelled and shall cease to exist, and each such Share, whether represented by a certificate or in non-certificated form and represented by book-entry, shall automatically be converted into the right to receive the Per Share Amount, and any other amounts (including dividends (if any) payable in respect of the Purchaser Shares issuable in respect of such Share pursuant to Section 2.6(c) of the Merger Agreement and payments in lieu of fractional shares pursuant to Section 3.7 of the Merger Agreement) payable in respect of such Share pursuant to the terms and conditions of the Merger Agreement;
WHEREAS, subject to the terms and conditions set forth in the Merger Agreement and the Escrow Agreement, by virtue of the Merger, Purchaser shall deposit, or cause to be deposited, with JP Morgan Chase & Co. (the “Escrow Agent”), (x) the Estimated Adjustment Cash Amount (if any) and (y) the Escrow Shares, in book-entry form to the Escrow Agent to be held in escrow pursuant to the Escrow Agreement, and the release of the remaining balance, if any, to be made in accordance with the terms of the Merger Agreement and Escrow Agreement to the Company Stockholders in accordance with each such Company Stockholder’s Pro Rata Portion;
WHEREAS, pursuant to Article Eighth of the Company’s Certificate of Incorporation (as amended, the “Charter”), the affirmative vote of not less than two-thirds of the outstanding shares entitled to vote, voting as one class, shall be required for the adoption or authorization of a Business Combination (as defined in the Charter) (such affirmative vote, the “Required Company Stockholder Approval”);

WHEREAS, the Merger will constitute a Business Combination;
WHEREAS, each of the undersigned Company Stockholders has received the Company Solicitation Statement;
WHEREAS, the undersigned Company Stockholders collectively constitute the Required Company Stockholder Approval;
WHEREAS, the Board has unanimously (a) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger (collectively, the “Transactions”), are fair to and in the best interests of the Company and the Company Stockholders, (b) approved and declared advisable the Merger Agreement and the Transactions, and (c) recommended adoption of the Merger Agreement by the Company Stockholder in accordance with the DGCL; and
WHEREAS, each of the undersigned Company Stockholders (i) has been urged to consult with his, her, their or its own legal, tax and/or financial adviser(s) regarding the consequences to him, her, them or it of the Transactions, including the Merger, the Merger Agreement, the Company Solicitation Statement and the execution and delivery of this consent, (ii) acknowledges that to the extent so desired, he, she, they or it has availed himself, herself, themselves or itself of such right and opportunity, (iii) has reviewed and understands the Merger Agreement, the Company Solicitation Statement and this consent and deems approving the Merger and the other Transactions and adopting the Merger Agreement in accordance with the DGCL to be in the best interests of such Company Stockholder and the Company, and (iv) is competent to execute this consent free from coercion, duress or undue influence.
NOW, THEREFORE, BE IT RESOLVED, that each of the undersigned Company Stockholders (together, constituting the Required Company Stockholder Approval) hereby approves the Transactions, including the Merger (including the principal terms thereof), adopts the Merger Agreement, and approves and authorizes in all respects the transactions contemplated by the Merger Agreement;
RESOLVED FURTHER, that the escrow provisions (including with respect to the Exchange Fund) and adjustments outlined in the Merger Agreement be, and hereby are, approved, adopted, ratified and confirmed in all respects;
RESOLVED FURTHER, that the previous actions taken in the name or on behalf of the Company in negotiating, preparing, executing, delivering and performing the Merger Agreement and the transactions contemplated thereby are hereby authorized, ratified, adopted and approved in all respects;
RESOLVED FURTHER, that each of the undersigned Company Stockholders (together, constituting the Required Company Stockholder Approval) consents to the officers of the Company executing and delivering any and all agreements, contracts, instruments and other documents necessary to implement the Merger and the actions described above, in the name and on behalf of the Company, and the execution and delivery of the Merger Agreement and any other agreement, contract, instrument or document heretofore executed and delivered and deemed necessary to implement the Merger and the actions described above, in the name and on behalf of the Company, is hereby approved, adopted, ratified and confirmed in all respects;
RESOLVED FURTHER, that each of the undersigned Company Stockholders consents to the officers of the Company preparing, executing and filing the appropriate certificates, agreements or documents to effect the Merger with the State of Delaware, including, but not limited to, the Certificate of Merger;
RESOLVED FURTHER, that each of the undersigned Company Stockholders consents to the officers of the Company preparing, executing and filing the appropriate certificates, agreements or documents with all other organizations, agencies, and third parties as they and any of them deem necessary, appropriate or advisable.
2.
Waiver of Notice Rights

RESOLVED FURTHER, that any notice that may have been or may be required by the Charter or Bylaws, each as currently in effect, or any other contract or agreement to which the Company Stockholders and the Company are a party, and any laws relating to the Merger, the Merger Agreement or any of the other transactions contemplated thereby, is hereby irrevocably waived.

3.
Waiver of Appraisal Rights

WHEREAS, each undersigned Company Stockholder, being aware of such Company Stockholder’s rights to demand an appraisal of such Company Stockholder’s Shares under Section 262 of the DGCL, a copy of which is attached hereto as Exhibit B, desires to expressly and irrevocably waive any rights to appraisal of the fair value of such Company Stockholder’s Shares that such Company Stockholder may have pursuant to Section 262 of the DGCL.
NOW THEREFORE, BE IT HEREBY RESOLVED, that each undersigned Company Stockholder, with respect only to himself, herself or itself, hereby expressly and irrevocably waives and agrees not to assert any appraisal rights under the DGCL in connection with the Merger.
4.
Appointment of the Stockholder Representative

WHEREAS, by virtue of the approval of the Merger and the adoption of the Merger Agreement by the Company Stockholders, and without any further action by any Company Stockholders, each Company Stockholder shall be deemed to have irrevocably constituted and appointed Elkay Interior Systems International, Inc. to serve as the Stockholder Representative under the Merger Agreement and the Escrow Agreement (and by the execution of the Merger Agreement, Elkay Interior Systems International, Inc. has accepted such appointment).
NOW, THEREFORE, BE IT RESOLVED, that the Company Stockholders hereby acknowledge that, by virtue of their approval of the Merger and the adoption of the Merger Agreement, they consent to the appointment of Elkay Interior Systems International, Inc. as the Stockholder Representative for the purposes of taking any and all actions and making any and all decisions required or permitted to be taken by the Company Stockholders relating to the Merger Agreement.
RESOLVED FURTHER, that each of the undersigned Company Stockholders hereby irrevocably nominates, constitutes and appoints the Stockholder Representative as his, her, their or its exclusive agent and true and lawful attorney-in-fact, with full power of substitution, to act individually in the name, place and stead of such Company Stockholder in accordance with and pursuant to the Merger Agreement, including executing, delivering, acknowledging, certifying and filing on behalf of such Company Stockholder (in the name of any or all of the undersigned Company Stockholders or otherwise) any and all documents that the Stockholder Representative may, in its sole discretion, determine to be necessary, desirable or appropriate, in such forms and containing such provisions as the Stockholder Representative may, in its sole discretion, determine to be appropriate, in performing its duties as contemplated by the Merger Agreement; and
RESOLVED FURTHER, that each of the undersigned Company Stockholders acknowledges that the undersigned Company Stockholders shall be bound by all actions taken and documents executed by the Stockholder Representative in connection with Article XII of the Merger Agreement, and each Company Stockholder further agrees that Purchaser will be entitled to rely on any action taken by the Stockholder Representative on behalf of such Company Stockholder pursuant to the Merger Agreement (each, an “Authorized Action”), and that each Authorized Action shall be binding on such Company Stockholder as fully as if such Company Stockholder had taken such Authorized Action. All notices required to be made or delivered by Purchaser to the Company Stockholders shall be made to the Stockholder Representative for the benefit of the Company Stockholder(s) to whom such notice is intended, and such Company Stockholders discharges in full all notice requirements of Purchaser as applicable, to such Company Stockholder with respect thereto.
5.
Financial Interest of Directors and Officers

WHEREAS, pursuant to Section 144 of the DGCL, no contract or transaction between a corporation and one or more of its directors and officers, or between a corporation and any other corporation, partnership, association or other organization in which one or more of its directors or officers, are directors or officers, or have a financial interest shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board of directors that authorizes the contract or transaction or solely because any such director’s or officer’s votes are counted for such purposes, if (i) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors, and the board of directors in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum, (ii) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders, or (iii) the contract or transaction is fair as to the Company as of the time it is authorized, approved or ratified by the board of directors or the stockholders.
NOW, THEREFORE, BE IT RESOLVED, that in accordance with Section 144 of the DGCL, the terms and conditions of the Merger and the Merger Agreement, including the potential interests of certain directors and officers disclosed or otherwise known to the Company Stockholders, including, without limitation, (i) the continuing employment and compensation by the surviving corporation, as applicable, of certain directors and officers of the Company, (ii) the observer rights to be granted to Mr. Ron Katz, (iii) the rights to exculpation, indemnification and advancement of expenses to which directors and officers under and in accordance with the Merger Agreement are entitled, and (iii) entitlement of the officers and directors who are Company Stockholders to receive proceeds as a result of the Merger pursuant to the Merger Agreement, are hereby approved by each of the undersigned Company Stockholders.
6.
Counterparts

RESOLVED FURTHER, that this unanimous written consent may be executed in multiple counterparts (including using any electronic signature covered by the United States ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com), and such counterparts may be delivered in electronic format, including by facsimile, email or other transmission method. Such delivery of counterparts shall be conclusive evidence of the intent to be bound hereby and each such counterpart, including those delivered in electronic format, and copies produced therefrom shall have the same effect as an originally signed counterpart. To the extent applicable, the foregoing constitutes the election of the parties to invoke any law authorizing electronic signatures. No party shall raise the use the delivery of signatures to this unanimous written consent in electronic format as a defense to the formation of a contract and each such party forever waives any such defense.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned Company Stockholder has executed this Action by Written Consent of the Company Stockholders on the date set forth below and is effective as of the date set forth below.
COMPANY STOCKHOLDERS:
[INDIVIDUAL]
By: Name:
Date:
[ENTITY]
ENTITY NAME:
By: Name:
Title:
Date:
[Signature Page to the Written Consent of the Company Stockholders of Elkay Manufacturing Company]

EXHIBIT A
Merger Agreement
[TO INSERT EXECUTED MERGER AGREEMENT]

EXHIBIT B
Section 262 of the DGCL
§ 262 Appraisal rights
262. Appraisal rights [For application of this section, see § 17; 82 Del. Laws, c. 45, § 23; and 82 Del. Laws, c. 256, § 24].
(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:
(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.
(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:
a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;
b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;
c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or
d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.
(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
(4) [Repealed.]

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d),(e), and (g) of this section, shall apply as nearly as is practicable.
(d) Appraisal rights shall be perfected as follows:
(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or
(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.
(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.
(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.
(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.
(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.
(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.
(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex D
Execution Version
FORM OF STANDSTILL AND LOCK-UP AGREEMENT
This Standstill and Lock-Up Agreement (this “Agreement”) is made and entered into as of February 12, 2022, by and among Zurn Water Solutions Corp., a Delaware corporation (“Zebra”), and [•] (the “Stockholder”).
WHEREAS, concurrently with the execution and delivery of this Agreement, Zebra, Elkay Manufacturing Company, a Delaware corporation (“Elkay”), Zebra Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and Elkay Interior Systems International, Inc., a Delaware corporation, as representative of the stockholders of Elkay for certain purposes described therein, are entering into that certain Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, upon the terms and subject to the conditions set forth in therein, on the Closing Date, Merger Sub will merge with and into Elkay, the separate existence of Merger Sub shall cease, and Elkay shall continue as the surviving corporation and a wholly-owned subsidiary of Zebra (collectively with the other transactions contemplated by the Merger Agreement, the “Transactions”);
WHEREAS, subject to and conditioned upon the closing of the Transactions in accordance with the Merger Agreement, on the Closing Date, the Stockholder will be entitled to receive shares of Common Stock of Zebra in accordance with the terms of the Merger Agreement (the shares of Common Stock issued to the Stockholder pursuant to the Merger Agreement, the “Shares”);
WHEREAS, subject to and conditioned upon the closing of the Transactions in accordance with the Merger Agreement, on the Closing Date, the Stockholder and each of the Other Stockholders, together with Zebra, will enter into a Registration Rights Agreement (the “Registration Rights Agreement”); and
WHEREAS, each of the parties hereto wishes to set forth in this Agreement certain terms and conditions regarding the Stockholder’s ownership of the Shares and certain rights and obligations related thereto.
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
Section 1.    Definitions.   As used in this Agreement, the following terms shall have the meanings set forth in Section 1. Capitalized terms used, but not otherwise defined herein, shall have the meanings ascribed to such terms in the Merger Agreement.
“Acting in Concert” means a Person who knowingly acts (whether or not pursuant to an express written or oral agreement, arrangement or understanding) in concert or towards a common goal with such other person, where each Person is conscious of the other Person’s conduct and this awareness is an element in their decision-making processes.
“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, Controls, is under common Control with, or is Controlled by such specified Person.
“Agreement” has the meaning set forth in the preamble hereto.
“Beneficial Owner” with respect to an Equity Interest, has the meaning ascribed to such term under Rule 13d-3(a) promulgated under the Exchange Act, and the correlative terms “Beneficially Owned,” “Beneficially Owns” and “Beneficial Ownership” shall be construed accordingly; provided, however, that notwithstanding the foregoing, the term “Beneficial Owner” and each of the foregoing correlative terms shall be deemed to exclude any party or parties having the power pursuant to the express terms of the governing trust instrument of a trust which is a Stockholder to direct the trustee of such trust with respect to the ownership, voting, transfer or other disposition of such trust’s Shares (individually or collectively, its “Directing Party”).

“Board” means the Board of Directors of Zebra.
“Business Day” means any day of the year other than (a) any Saturday or Sunday or (b) any other day on which banks located in New York, New York, Chicago, Illinois or Milwaukee, Wisconsin are authorized or required to be closed for business.
“Change of Control” means, with respect to an entity, a transaction or series of related transactions that results in a change of Control of that entity.
“Commission” means the U.S. Securities and Exchange Commission or any other Governmental Authority at the time administering the Securities Act.
“Common Stock” means (a) the common stock, par value $0.01 of [Zebra] and (b) any Equity Interests issued or issuable directly or indirectly with respect to shares of Common Stock by way of conversion, exercise or exchange, stock dividend or stock split or in connection with a combination of shares, recapitalization, reclassification, merger, consolidation, reorganization or other similar event.
“Company Bylaws” has the meaning set forth in Section 3(a)(iv).
“Company Certificate of Incorporation” has the meaning set forth in Section 3(a)(iv).
“Control” means the possession, directly or indirectly, of the power to (i) vote fifty percent (50%) or more of the outstanding voting securities of a Person or (ii) otherwise direct the management or policies of a Person, whether through ownership of securities or partnership or other interests, by Contract or otherwise.
“DGCL” means the Delaware General Corporation Law.
“Directing Party” has the meaning set forth in the definition of Beneficial Owner.
“Elkay” has the meaning set forth in the recitals hereto.
“Equity Interests” means (a) shares of capital stock, limited liability company membership interests, partnership interests or other equity interests of an entity, as applicable, and (b) any options, warrants, phantom stock, convertible notes or other securities exercisable for or convertible into any of the securities described in clause (a).
“Exchange Act” means the Securities Exchange Act of 1934, and the Rules and Regulations, all as the same shall be in effect from time to time.
“Governmental Authority” means any federal, state, provincial, local, foreign or supra-national government or other political subdivision thereof, or any multinational organization or authority, or any entity, body, authority, agency, commission, court, tribunal or judicial body entitled to exercise executive, legislative, judicial, regulatory, arbitral, police or administrative law functions or power, including quasi-governmental or private entities established to perform such functions.
“Law” means any law (including common law), statute, standard, resolution, regulation or promulgation, ordinance, rule, code, constitution, treaty, requirement or rule of law enacted, promulgated, issued, released or imposed by any Governmental Authority, or any Order, or any license, franchise, Permit or similar right granted under any of the foregoing, or any similar provision or duty or obligation having the force or effect of law.
“Lock-up Period” means the period commencing on the Closing and ending on the date that is eighteen (18) months following the Closing Date.
“Merger Agreement” has the meaning set forth in the recitals hereto.
“Merger Sub” has the meaning set forth in the recitals hereto.
“Order” means any order, writ, judgment, decree, injunction, stipulation, settlement, ruling, determination award or consent order of or with any Governmental Authority.

“Other Lock-Up Agreements” means, collectively, the Standstill and Lock-Up Agreements entered into by Zebra and the Other Stockholders on our about the date hereof in connection with the Transactions.
“Other Stockholders” means [•], [•], [•], [•] and [•].
“Permitted Transfer” has the meaning set forth in Section 2(a).
“Permitted Transferee” has the meaning set forth in Section 2(a).
“Person” means any individual, corporation, limited liability company, partnership, joint venture, trust, Governmental Authority or other legal entity.
“Registration Rights Agreement” has the meaning set forth in the recitals hereto.
“Restricted Shares” has the meaning set forth in Section 2(a).
“Rules and Regulations” means the rules and regulations of the Commission, as the same shall be in effect from time to time.
“Securities Act” means the Securities Act of 1933, and the Rules and Regulations, all as the same shall be in effect from time to time.
“Stockholder” has the meaning set forth in the preamble hereto.
“Transactions” has the meaning set forth in the recitals hereto.
“Transfer” has the meaning set forth in Section 2(a).
“Zebra” has the meaning set forth in the preamble hereto.
Section 2.   Transfer Restrictions.
(a)   During the Lock-Up Period, without the prior written consent of Zebra, the Stockholder shall not, directly or indirectly, sell, offer or agree to sell, or otherwise transfer, or loan or pledge, through swap or hedging transactions (or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Shares which the Stockholder receives pursuant to the Merger Agreement (collectively the “Restricted Shares”) even if such Restricted Shares would be disposed of by someone other than the Stockholder), or grant any option to purchase, make any short sale or otherwise dispose of (“Transfer”), any of the Restricted Shares, except for transfers (each, a “Permitted Transfer” and the transferee permitted hereby, a “Permitted Transferee”) (A) as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth herein unless the donee is a charitable organization in which case it shall not be required to so agree to be bound unless the aggregate number of Shares donated by the undersigned to such donee (together with other donees who are charitable organizations) exceeds 100,000 Shares in any fiscal quarter, (B) (1) if the Stockholder is an individual person, to any trust for the direct or indirect primary benefit (and without taking into account contingent beneficiaries or charitable organization beneficiaries) of such Stockholder or any other individual person in a relationship by blood, marriage or adoption to such Stockholder, but not more remote than first cousin), and (2) if the Stockholder is a trust, to any other trust for the direct or indirect primary benefit (and without taking into account contingent beneficiaries or charitable organization beneficiaries) of the trust beneficiaries of such Stockholder as of the date hereof, or any other individual person in a relationship by blood, marriage or adoption to any such trust beneficiary, but not more remote than first cousin); provided that in each case of clauses B(1) and B(2) the trustee of the transferee trust (and each Directing Party, if applicable) agrees to be bound in writing by the restrictions set forth herein, (C) that constitute distributions to general or limited partners, members or shareholders of the undersigned, provided that the distributee agrees in writing to be bound by the restrictions set forth herein, (D) by will or pursuant to the laws of descent and distribution upon the death of an individual, or by division or distribution of a trust described in clause (B) of this Section 2(a), or that occur by operation of law pursuant to a qualified domestic relations order or in connection with a divorce settlement, in each case provided that the recipient agrees in writing to be bound by the restrictions set forth herein, (E) pursuant to a merger, consolidation or similar transaction involving a Change of Control of Zebra, (F) to any corporation or limited liability company that is wholly owned by such Stockholder (provided that such corporation or limited liability company remains wholly owned by the Stockholder during the Lock-Up Period) and agrees to be bound in writing by the restrictions set forth herein, (G) involving offers and sales that are registered under the Securities Act in accordance with the Registration Rights Agreement or (H) by the Stockholder during each three-month period, commencing with the first full three-month immediately following the Closing Date and each consecutive three-month period thereafter, in an amount that, together with the aggregate number of Shares Transferred by the Other Stockholders during such three-month period (but exclusive of any Transfers of Shares made by such Stockholder pursuant to any of the preceding clauses (A) through (G) of this Agreement or made by the Other Stockholders pursuant to any of corresponding clauses of the Other Lock-Up Agreements), shall not exceed the Maximum Released Amount (as defined in the Registration Rights Agreement). The method by which the Stockholder and the Other Stockholders shall determine the amount of Shares that may be sold by each of them during each three-month period pursuant to the preceding clause (H) and the corresponding clause in the Other Lock-Up Agreements shall be set forth in the Registration Rights Agreement.
(b)   To the extent that Section 2(a) provides that a Permitted Transferee must agree to be bound in writing by the restrictions set forth herein, it shall be a condition to the applicable Permitted Transfer that such Permitted Transferee execute a joinder to this Agreement in form and substance reasonably satisfactory to Zebra (at which time such Permitted Transferee will be deemed a Stockholder for purposes of this Agreement), provided, that any such Permitted Transfer shall not involve a disposition for value. The Stockholder agrees and consents to the entry of stop transfer instructions with Zebra’s transfer agent and registrar against the transfer of any Restricted Shares except in compliance with the foregoing restrictions.
(c)   Any attempt to Transfer any Restricted Shares in violation of the terms of this Agreement shall be null and void ab initio and no right, title or interest therein or thereto shall be Transferred to the purported Transferee. Zebra will not give, and will not permit Zebra’s transfer agent to give, any effect to such attempted Transfer on its records.
(d)   Restricted Shares of Common Stock held by the Stockholder or any Permitted Transferee that is required to be bound in writing by the restrictions set forth herein will be subject to and bear a legend in substantially the following form (with such additions thereto or changes therein as Zebra may be advised by counsel are required by Law or necessary to give full effect to this Agreement):
“The holder of the securities represented hereby may not, directly or indirectly, sell, offer or agree to sell such securities, or otherwise transfer, directly or indirectly, or loan or pledge, through swap or hedging transactions (or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of such securities even if such securities would be disposed of by someone other than such holder thereof) or grant any option to purchase, make any short sale or otherwise dispose of such securities (“Transfer”) other than in accordance with the terms and conditions of the Standstill and Lock-Up Agreement, dated as of [•] [•], 2022, as it may be amended from time to time by and among [Zebra], a Delaware corporation (the “Company”). and [•] (the “Standstill and Lock-Up Agreement”). The Standstill and Lock-Up Agreement contains, among other things, significant restrictions on the Transfer of the securities of Zebra and other restrictions on the actions by [•] relating to Zebra and/or its securities.”
Immediately following the Lock-up Period (or with respect to any Restricted Shares that may be Transferred to a Permitted Transferee that is not required to be bound in writing by the restrictions set forth herein), Zebra shall cause the foregoing legend on all Restricted Shares held by the Stockholder (or the Restricted Shares Transferred to a Permitted Transferee that is not required to be bound in writing by the restrictions set forth herein) to be removed and shall, within three (3) Business Days after a written request from the undersigned, deliver the shares through the facilities of The Depository Trust Company, to an account designated by the undersigned.
Section 3.     Stockholder Actions; Standstill Restrictions
(a)   For a period commencing from the Effective Time and ending on the fifth anniversary of the Effective Time, the Stockholder agrees that, without the prior express written consent of Zebra, such Stockholder will not, and such Stockholder will cause each of its Affiliates that are under its control not to, directly or indirectly, alone or Acting in Concert with others, in any manner:

(i)   propose or publicly announce or otherwise publicly disclose an intent to propose or enter into or agree to enter into, singly or with any other person, directly or indirectly, (x) any form of business combination or acquisition or other similar transaction relating to a material amount of assets or Equity Interests of Zebra or any of its subsidiaries, (y) any form of restructuring, recapitalization or other similar transaction with respect to Zebra or any of its subsidiaries or (z) any form of tender or exchange offer for any Equity Interests of Zebra whether or not such transaction involves a Change of Control of Zebra;
(ii)   engage in any solicitation of proxies or written consents to vote any voting Equity Interests of Zebra, or conduct any non-binding referendum with respect to any voting Equity Interests of Zebra, or assist or participate in any other way, directly or indirectly, in any solicitation of proxies or written consents with respect to any voting Equity Interests of Zebra, or otherwise become a “participant” in a “solicitation,” as such terms are defined in Instruction 3 of Item 4 of Schedule 14A and Rule 14a-1 of Regulation 14A, respectively, under the Exchange Act to vote any Equity Interests of Zebra in opposition to any recommendation or proposal of the Board;
(iii)   seek to advise, encourage or influence any person (other than such Stockholder’s own officers, managers, employees, agents, members, partners, trustees, Directing Party, proxies or family members described in Section 2(a)(B) above) with respect to the voting of (or execution of a written consent in respect of) or disposition of any Equity Interests of Zebra;
(iv)   seek to take, or take, any action (other than to vote on matters submitted to a vote by the board of directors of Zebra) in support of or make any proposal or request that constitutes: (A) controlling or changing the Board or management of Zebra, including any plans or proposals to change the number or term of directors, to fill any vacancies on the Board or to change the leadership of the Board, (B) any material change in the capitalization or stock repurchase programs and practices of Zebra, (C) seeking to have Zebra waive or make amendments or modifications to Zebra’s Amended and Restated Certificate of Incorporation (the “Company Certificate of Incorporation”) or Amended and Restated Bylaws (the “Company Bylaws”), or other actions that may impede or facilitate the acquisition of control of Zebra by any person, (D) causing a class of Equity Interests of Zebra to be delisted from, or to cease to be authorized to be quoted on, any securities exchange, or (E) causing a class of Equity Interests of Zebra to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;
(v)   call or seek to call, or request the call of, alone or Acting in Concert with others, any meeting of stockholders of Zebra, whether or not such a meeting is permitted by the Zebra Certificate of Incorporation or the Zebra Bylaws, including, but not limited to, a “town hall meeting;”
(vi)   seek representation on the Board, except as expressly permitted by this Agreement or the Merger Agreement;
(vii)   initiate, encourage or participate in any “vote no,” “withhold” or similar campaign as relates to Zebra;
(viii)   deposit any Equity Interests of Zebra in any voting trust or, except if and to the extent required by any governing partnership, operating or trust agreement (as applicable) of the Stockholder, subject any Equity Interests of Zebra to any arrangement or agreement with respect to the voting of any Equity Interests of Zebra;
(ix)   seek, or encourage any person, to submit nominations to the Board in furtherance of a “contested solicitation” for the election or removal of directors from the Board or seek, encourage or take any other action with respect to the election or removal of any members of the Board or with respect to the submission of any stockholder proposals (including, but not limited to, any submission of stockholder proposals pursuant to Rule 14a-8 under the Exchange Act);
(x)   form, join or in any other way participate in any “group” (within the meaning of Rule 13d-3 of the Exchange Act) with respect to any Equity Interests of Zebra;

(xi)   commence, encourage, or support any derivative action in the name of Zebra, or any class action against Zebra or any of its officers or directors in order to, directly or indirectly, effect any of the actions expressly prohibited by this Agreement or cause Zebra to amend or waive any of the provisions of this Agreement;
(xii)   disclose publicly any intent, purpose, plan or proposal with respect to the Board, the Board’s composition or leadership, Zebra, its management, policies, strategic direction or affairs, any of its Equity Interests or assets or this Agreement that is inconsistent with this Section 3(a);
(xiii)   make any request or submit any proposal to amend the terms of this Section 3 other than through non-public communications with Zebra that would not be reasonably determined to trigger public disclosure obligations for any party; or
(xiv)   otherwise take, or solicit, cause or encourage others to take, any action inconsistent with the foregoing.
(b)   The provisions set forth in Section 3(a) shall not limit the actions of Errol R. Halperin and Tim Jahnke solely in their capacity as a director of Zebra, recognizing that such actions are subject to such director’s fiduciary duties to Zebra and its stockholders (it being understood and agreed that neither the Stockholder nor any of its Affiliates that are under its control shall seek to do, indirectly through Errol R. Halperin or Tim Jahnke, any action that would be prohibited if done directly by the Stockholder or any of such Affiliates pursuant to this Section 3). The provisions set forth in Section 3(a) shall not prohibit any Stockholder from having discussions with Mr. Halperin or Mr. Jahnke with regard to the matters set forth in Section 3(a)(iii) or Section 3(a)(iv)(A), (B) or (C). In addition, the provisions set forth in Section 3(a) shall not prohibit Ronald C. Katz from acting as observer of the Board pursuant to the Board Observer Agreement dated as of the date hereof or taking such actions as are permitted thereunder.
(c)   The Stockholder represents and warrants to Zebra that neither it nor any of its Affiliates are as of the date hereof or will as of the Effective Time be engaged in any discussions or negotiations with any Person, and do not have any agreements, arrangements, or understandings, written or oral, formal or informal, and whether or not legally enforceable, with any Person regarding any of the actions contemplated by Section 3(a).
Section 4.    Representations and Warranties.
(a)   Each party hereby represents and warrants to the other parties hereto as follows:
(i)   Each party has validly executed and delivered this Agreement. This Agreement constitutes the legal, valid, and binding obligations of each party, enforceable against such party in accordance with its terms, subject to the Enforceability Limitations.
(ii)   The execution, delivery, and performance by each party of this Agreement, and the consummation of the Transactions, do not and will not violate, conflict with, result in a breach, cancellation or termination of, constitute a default under, result in the creation of any Lien on any of the properties or assets of any party under, or result in a circumstance that, with or without notice or lapse of time or both, would constitute any of the foregoing under, (i) any Law or Order applicable to or binding on such party or any of its properties or assets, (ii) any material contract, (iii) any Permit held by such party or (iv) to the extent applicable, the Organizational Documents of such party, except, in the case of each of clauses (ii) and (iii), where such violation, conflict, breach, cancellation, termination or default would not, individually or in the aggregate, be expected to be material such party.
Section 5.    Miscellaneous.
(a)   Term.   This Agreement shall be effective upon the date hereof and shall continue in effect until 11:59 p.m., Central time, on the date that the Stockholder and its Permitted Transferees cease to Beneficially Own any Shares.
(b)   Confidentiality.   The Stockholder agrees, and will require each of its Affiliates, and its and such Affiliates’ respective officers, directors, employees, consultants or other agents (“Representatives”) to agree, to hold in confidence and not use or disclose to any third party any non-public, competitive or business sensitive or proprietary information provided to or learned by such Person in connection with its direct or indirect investment in Zebra or the exercise of such party’s rights under this Agreement (the “Confidential Information”). Notwithstanding the foregoing, in the event that the Stockholder or any of its Representatives are required by Law or legal or judicial process (including without limitation, by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information, each such party may disclose such Confidential Information, and only the portion of such Confidential Information, that, based on a written opinion of such party’s counsel, is required by Law to be disclosed, but only after providing Zebra, to the extent not prohibited by Law, with prior written notice and an opportunity to limit or eliminate such disclosure, including through the procurement of a protective order or other judicial remedy. Prior to disclosure of any Confidential Information in accordance with the preceding sentence, such party shall provide such cooperation to Zebra as Zebra shall reasonably request in order to limit or eliminate disclosure of any Confidential Information and shall use its reasonable best efforts to obtain a commitment from the Persons to whom such confidential information is disclosed that such Persons will afford such information confidential treatment.
(c)   Notices.   Any notice, request, instruction or other communication to be given under this Agreement by a party shall be in writing and shall be deemed to have been given to the other party (a) when delivered, if delivered in person or by overnight delivery service (charges prepaid), (b) when sent, if sent via email, provided that no undeliverable message is received by the sender or (c) when received, if sent by registered or certified mail, return receipt requested, in each case to the address, facsimile number or email address of such party set forth below and marked to the attention of the designated individual:
If to Zebra:
Zurn Water Solutions Corporation
511 Freshwater Way
Milwaukee, WI 53204
Attention: Jeffrey Lavalle
Email: jeffrey.lavalle@zurn.com
with a copy to (which notice shall not constitute notice to Zebra):
Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, NY 10178
Attention: Alec Dawson; Andrew L. Milano and Allison D. Gargano
Email: alec.dawson@morganlewis.com; andrew.milano@morganlewis.com; allison.gargano@morganlewis.com
If to the Stockholder:
[•]
[Address]
Attention: [•]
Email: [•]
or to such other individual or address or email address as a party may designate for itself by notice given in accordance with this Section 5(b).
(d)   Entire Agreement.   This Agreement, the Merger Agreement and the Related Agreements (including all exhibits and schedules hereto and thereto), and all other agreements required to be delivered at Closing pursuant hereto and thereto, contain the entire agreement among the parties and supersede all prior agreements, arrangements, and understandings, written or oral, among the parties relating to the subject matter of this Agreement, the Merger Agreement, the Registration Rights Agreement, the Related Agreements and all other agreements required to be delivered at the Closing pursuant hereto and thereto.
(e)   Expenses.   Each of the Parties shall pay their own fees and expenses, including their own counsel fees, incurred in connection with this Agreement.

(f)   Amendment; Waiver.   The parties may amend, modify or supplement this Agreement only by a written agreement signed by Zebra, the Stockholder and, prior to the Closing, the Company. No failure or delay by a party in enforcing any of such party’s rights under this Agreement will be deemed to be a waiver of such rights. No single or partial exercise of a party’s rights will be deemed to preclude any other or further exercise of such party’s rights under this Agreement. No waiver of any of a party’s rights under this Agreement will be effective unless it is in writing and signed by such party, subject to the limitations herein.
(g)   Binding Effect; Assignment.   This Agreement will be binding on and inure to the benefit of the parties and their respective successors and permitted assigns. No party may, by operation of law or otherwise, assign this Agreement or any of such party’s rights or obligations under this Agreement without the written Consent of the other parties.
(h)   Counterparts.   This Agreement may be executed in counterparts (including using any electronic signature covered by the United States ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable Law, e.g., www.docusign.com), and such counterparts may be delivered in electronic format, including by facsimile, email or other transmission method. Such delivery of counterparts shall be conclusive evidence of the intent to be bound hereby and each such counterpart, including those delivered in electronic format, and copies produced therefrom shall have the same effect as an originally signed counterpart. To the extent applicable, the foregoing constitutes the election of the parties to invoke any Law authorizing electronic signatures. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement, shall be disregarded in determining a party’s intent or the effectiveness of such signature. No party shall raise the use of the delivery of signatures to this Agreement in electronic format as a defense to the formation of a Contract and each such party forever waives any such defense.
(i)   Construction.   The parties have each participated in the negotiation and drafting of the terms of this Agreement. The parties agree that any rule of legal interpretation, to the effect that any ambiguity is to be resolved against the drafting party, will not apply in interpreting this Agreement. The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and will in no way restrict or otherwise modify any of the terms or provisions hereof. For the purposes of this Agreement, except as otherwise expressly provided in this Agreement or unless the context otherwise requires: (a) the singular number shall include the plural, and vice versa; (b) the masculine gender shall include the feminine and neuter genders; (c) the feminine gender shall include the masculine and neuter genders; (d) the neuter gender shall include masculine and feminine genders; (e) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”; (f) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (g) the word “will” shall be deemed to have the same meaning and effect as the word “shall”; (h) the terms “or,” “any” or “either” are not exclusive; (i) except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement and (j) any reference to an applicable “Law” shall be such Law as amended from time to time.
(j)   Governing Law; Interpretation.   This Agreement, and all claims or causes of action that are based on, arise out of or relate to this Agreement, will be governed by and construed in accordance with the Laws of the State of Delaware without regard to its conflicts of law rules and any other Law that would cause the application of the Laws (including the statute of limitations) of any jurisdiction other than the State of Delaware.
(k)   Forum Selection and Consent to Jurisdiction.   Each party agrees: (a) to submit to the exclusive jurisdiction of the Delaware Court of Chancery in and for New Castle County, and should such Delaware Court of Chancery decline or not exercise jurisdiction, any Delaware State court sitting in New Castle County, unless the federal courts have exclusive jurisdiction, in which case the federal courts located in New Castle County in the State of Delaware (such courts, including appellate courts therefrom, the “Specified Courts”) for any Proceeding arising out of or relating to this Agreement or the Transactions, (b) to commence any Proceeding arising out of or relating to this Agreement or the Transactions only in the Specified Courts, (c) that service of any process, summons, notice or document by U.S. registered mail to the address of such party set forth in Section 5(b) will be effective service of process for any Proceeding brought against such party in any of the Specified Courts, (d) to waive any objection to the laying of venue of any Proceeding arising out of or relating to this Agreement or the Transactions contemplated hereby in the Specified Courts, and (e) to waive and not to plead or claim that any such Proceeding brought in any of the Specified Courts has been brought in an inconvenient forum.
(l)   Waiver of Trial by Jury. EACH PARTY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5(l).
(m)   Equitable Relief.   The parties agree that irreparable damage, for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the parties fail to take any action required of them hereunder to consummate the Transactions. It is accordingly agreed that the parties will be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific performance and other equitable relief is an integral part of the Transactions and without that right, the parties would not have entered into this Agreement. The parties agree not to assert that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at Law. The parties acknowledge and agree that any party pursuing an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 5(l) will not be required to provide any bond or other security in connection with any such Order. The remedies available to the Parties pursuant to this Section 5(l) will be in addition to any other remedy to which they were entitled at Law or in equity, and the election to pursue an injunction or specific performance will not restrict, impair or otherwise limit any party from seeking the payment of any Liabilities, losses, damages, costs or expenses related to any breach of this Agreement.
(n)   Stock Adjustments.   In the event of any change to the form or nature of Zebra’s Common Stock (or securities convertible thereto or exchangeable or exercisable therfor) issued and outstanding during the term of this Agreement as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, exchange or readjustment of shares, merger, issuer tender or exchange offer, or other similar transaction (which, for the avoidance of doubt, shall not include the exercise, issuance, exchange, repurchase, forfeiture or similar actions with respect to stock options or securities convertible into or exercisable or exchangeable for Common Stock), references to specific number of shares of Common Stock and references to Shares or Restricted Shares contained herein shall be equitably adjusted, without duplication, to provide the parties with the same economic effect, rights and obligations contemplated by this Agreement prior to such change.
(o)   No Third Party Beneficiaries.   This Agreement is solely for the benefit of the parties and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or will confer on any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
(p)   Severability.   If any provision of this Agreement is declared invalid, illegal or unenforceable, (a) all other provisions of this Agreement will remain in full force and effect, and (b) the parties shall negotiate in good faith to amend or modify this Agreement to replace such invalid, illegal or unenforceable provision with a valid, legal, and enforceable provision giving effect to the parties’ intent to the maximum extent permitted by Law.

(q)   Further Assurances.   From time to time, at the request of Zebra, (a) the Stockholder shall take all such further actions, as may be necessary to, in the most expeditious manner reasonably practicable, effect the purposes of this Agreement and (b) the Company will enforce any terms of this Agreement against the Stockholder, including Section 2 through 3 hereof.
(r)   Trustee Capacity.   To the extent any signatory to this Agreement is acting in a fiduciary capacity (e.g., as trustee of a trust), then the provisions of this Agreement shall apply only to the signatory in its fiduciary, and not its corporate or individual, capacity. Without limiting the generality of the foregoing, for purposes of this Agreement, a signatory’s Affiliates shall be determined only in reference to the signatory’s fiduciary capacity; i.e., neither a Directing Party, nor an entity that directly or indirectly Controls, is under common Control with, or is Controlled by the signatory in its corporate, but not in its fiduciary capacity, is an Affiliate for purposes of this Agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, the duly authorized representative of the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.
COMPANY
ZURN WATER SOLUTIONS CORP.
By:

Name:
Title:
STOCKHOLDER

[•]

Annex E
Execution Version
REGISTRATION RIGHTS AGREEMENT
THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”), is made as of [           ], 2022, by and among Zurn Water Solutions Corporation, a Delaware corporation (the “Company”), and each of the stockholders listed on Schedule A hereto, each of whom is referred to herein as a “ Holder” and collectively, the “Holders”.
RECITALS
WHEREAS, on February 12, 2022, the Company, Elkay Manufacturing Company, a Delaware corporation (“Elkay”), Zebra Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Elkay Interior Systems International, Inc., as representative of the stockholders of Elkay for certain purposes described therein, entered into that certain Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, upon the terms and subject to the conditions set forth in therein, Merger Sub is merging with and into Elkay, such that the separate existence of Merger Sub shall cease, and Elkay shall continue as the surviving corporation and a wholly-owned subsidiary of Zebra (collectively with the other transactions contemplated by the Merger Agreement, the “Transactions”);
WHEREAS, in connection with the closing of the Transactions in accordance with the Merger Agreement, on the Closing Date, the Holders are receiving shares of Common Stock of Zebra in accordance with the terms of the Merger Agreement (the shares of Common Stock issued to the Holders pursuant to the Merger Agreement, the “Shares”); and
WHEREAS, each of the parties hereto wishes to set forth in this Agreement certain terms and conditions regarding the Holders’ registration rights with respect to the Shares and certain rights and obligations of the Holders and the Company related thereto.
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
1.
Definitions.   For purposes of this Agreement:

1.1   “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any general partner, managing member, officer, director or trustee of such Person, or any venture capital fund or other investment fund now or hereafter existing that is controlled by one (1) or more general partners, managing members or investment adviser of, or shares the same management company or investment adviser with, such Person.
1.2   “Agreement” has the meaning in the preamble hereto.
1.3   “Board of Directors” means the board of directors of the Company.
1.4   “Certificate of Incorporation” means the Company’s Amended and Restated Certificate of Incorporation, as amended and/or restated from time to time.
1.5   “Common Stock” means shares of the Company’s common stock, par value $0.01 per share.
1.6   “Company” has the meaning in the preamble hereto.
1.7   “Damages” means any loss, damage, claim or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage, claim or liability (or any action in respect thereof) arises out of or is based upon: (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.
1.8   “Directing Party” means, with respect to any trust, a party or parties having the power pursuant to the express terms of the governing trust instrument of such trust to direct the trustee of such trust with respect to the ownership, voting, transfer or other disposition of such trust’s Shares.
1.9   “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
1.10   “Excluded Registration” means (i) a registration relating to the sale or grant of securities to employees of the Company or a subsidiary pursuant to a stock option, stock purchase, equity incentive or similar plan or (ii) a registration on Form S-4.
1.11 “Form S-1” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC.
1.12   “Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits forward incorporation of substantial information by reference to other documents filed by the Company with the SEC.
1.13   “Holder” means any holder of Registrable Securities who is a party to this Agreement.
1.14   “Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, life partner or similar statutorily-recognized domestic partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships of a natural person referred to herein.
1.15   “Initiating Holders” means, collectively, Holders who properly initiate a registration request under this Agreement.
1.16   “Maximum Amount of Registrable Securities” means Registrable Securities with estimated gross offering proceeds of $400.0 million.
1.17   “Merger Agreement” has the meaning in the recitals hereto.
1.18   Minimum Amount of Registrable Securities” means Registrable Securities with estimated gross offering proceeds of $200.0 million.
1.19   “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.
1.20   “Registrable Securities” means, collectively, (i) the Shares of Common Stock which each Holder received pursuant to the Merger Agreement and (ii) any Common Stock issued as a dividend or other distribution with respect to, or in exchange for or in replacement of, the Shares referenced in clause (i); excluding in all cases, however, any Registrable Securities sold by a Person in a transaction in which the applicable rights under this Agreement are not assigned pursuant to Section 4.1.
1.21   “SEC” means the Securities and Exchange Commission.
1.22   “SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.
1.23   “SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act.
1.24   “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
1.25   “Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder, except for the fees and disbursements of the Selling Holder Counsel borne and paid by the Company as provided in Section 2.6.
2.
Registration Rights.   The Company covenants and agrees as follows:

2.1
Demand Registration.

(a)   Form S-1 Demand.   Subject to Section 2.1(c) below, at any time after the date that is one hundred eighty (180) days after the date of this Agreement, Holders of Registrable Securities may request (a “Demand Request”) that the Company file a registration statement with the SEC on Form S-1 or, if available, Form S-3 registering their Registrable Securities in an amount reasonably estimated to be not less than the Minimum Amount of Registrable Securities and not more than the Maximum Amount of Securities. If the Company receives a Demand Request then the Company shall: (x) within ten (10) days after the date such request is given, give notice thereof (the “Demand Notice”) to all Holders other than the Initiating Holders; and (y) as soon as practicable, and in any event within forty-five (45) days after the date such request is given by the Initiating Holders, file a Form S-1 registration statement or, if available, a Form S-3 registration statement under the Securities Act covering the lesser of the Maximum Amount of Securities or all Registrable Securities that the Initiating Holders requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holders, but in any event no less than the Minimum Amount of Registrable Securities in the aggregate, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Sections 2.1(b) and 2.3.   To the extent the aggregate amount of Registrable Securities requested to be included in such registration by the Initiating Holders and any other Holders exceeds the Maximum Amount of Securities, then the amount of Registrable Securities of each Holder to be included shall be reduced pro rata based on the holdings of each Holder.
(b)   Notwithstanding the foregoing obligations, if the Company furnishes to Holders requesting a registration pursuant to this Section 2.1 a certificate signed by the Company’s chief executive officer stating that in the good faith judgment of the Board of Directors it would be detrimental to the Company and its stockholders for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, because such action would (i) interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for not publicly disclosing; or (iii) render the Company unable to comply with requirements under the Securities Act or Exchange Act, then the Company shall have the right to defer taking action with respect to such filing, and any time periods with respect to filing or effectiveness thereof shall be tolled correspondingly; provided, however, that the Company may not invoke this right for more than one hundred twenty days in the aggregate in any twelve (12) month period; and provided further that the Company shall not register any securities for its own account or that of any other stockholder during such tolling period.
(c)   The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 2.1(a), (i) during the period that is thirty (30) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is sixty (60) days after the effective date of, a Company-initiated registration, provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; or (ii) after the Company has effected one (1) registration pursuant to Section 2.1(a); A registration shall not be counted as “effected” for purposes of this Section 2.1(c) until such time as the applicable registration statement has been declared effective by the SEC, unless the Initiating Holders withdraw their request for such registration, elect not to pay the registration expenses therefor, and forfeit their right to one demand registration statement pursuant to Section 2.6, in which case such withdrawn registration statement shall be counted as “effected” for purposes of this Section 2.1(c); provided, that if such withdrawal is during a period the Company has deferred taking action pursuant to Section 2.1(b), then the Initiating Holders may withdraw their request for registration and such registration will not be counted as “effected” for purposes of this Section 2.1(c).

2.2
[Intentionally Omitted.]

2.3
Underwriting Requirements.

(a)   Any distribution of Registrable Securities covered by a Demand Request pursuant to Section 2.1(a) shall be by means of an underwriting. The underwriter(s) will be selected by the Company and shall be reasonably acceptable to a majority in interest of the Initiating Holders. In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Section 2.4(e)) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting; provided, however, that no Holder (or any of their assignees) shall be required to make any representations, warranties or indemnities except as they relate to such Holder’s ownership of shares and authority to enter into the underwriting agreement and to such Holder’s intended method of distribution, and the liability of such Holder shall be several and not joint, and limited to an amount equal to the net proceeds from the offering received by such Holder. Notwithstanding any other provision of this Section 2.3, if the managing underwriter(s) advise(s) the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities that otherwise would be underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be allocated among such Holders of Registrable Securities, including the Initiating Holders, in proportion (as nearly as practicable) to the number of Registrable Securities owned by each Holder or in such other proportion as shall mutually be agreed to by all such selling Holders; provided, however, that the number of Registrable Securities held by the Holders to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest one hundred (100) shares.
(b)   In connection with any offering involving an underwriting of shares of the Company’s capital stock pursuant to Section 2.2, the Company shall not be required to include any of the Holders’ Registrable Securities in such underwriting unless the Holders accept the terms of the underwriting as agreed upon between the Company and its underwriters, and then only in such quantity as the underwriters in their sole discretion determine will not jeopardize the success of the offering by the Company. If the total number of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the number of securities to be sold (other than by the Company) that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters and the Company in their sole discretion determine will not jeopardize the success of the offering. If the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be allocated among the selling Holders in proportion (as nearly as practicable to) the number of Registrable Securities owned by each selling Holder or in such other proportions as shall mutually be agreed to by all such selling Holders. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest one hundred (100) shares. Notwithstanding the foregoing, in no event shall (i) the number of Registrable Securities included in the offering be reduced unless all other securities (other than securities to be sold by the Company) are first entirely excluded from the offering. For purposes of the provision in this Section 2.3(b) concerning apportionment, for any selling Holder that is a partnership, limited liability company, or corporation, the partners, members, retired partners, retired members, stockholders, and Affiliates of such Holder, or the estates and Immediate Family Members of any such partners, retired partners, members, and retired members and any trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate number of Registrable Securities owned by all Persons included in such “selling Holder,” as defined in this sentence.

(c)   For purposes of Section 2.1, a registration shall not be counted as “effected” if, as a result of an exercise of the underwriter’s cutback provisions in Section 2.3(a), fewer than fifty percent (50%) of the total number of Registrable Securities that Holders have requested to be included in such registration statement are actually included.
2.4   Obligations of the Company.   Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:
(a)   prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective as soon as reasonably practicable and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to three months or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such three-month period shall be extended for a period of time equal to the period the Holder refrains, at the request of an underwriter, from selling any securities included in such registration;
(b)   prepare and file with the SEC such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to keep the registration statement effective and comply with the Securities Act in order to enable the disposition of all securities covered by such registration statement;
(c)   furnish to the selling Holders such numbers of copies of a prospectus, including a preliminary prospectus, as required by the Securities Act, and such other documents as the Holders may reasonably request in order to facilitate their disposition of their Registrable Securities;
(d)   use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the selling Holders; provided that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;
(e)   in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;
(f)   use its commercially reasonable efforts to cause all such Registrable Securities covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;
(g)   provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;
(h)   promptly make available for inspection by the selling Holders, any underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;
(i)   notify each selling Holder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed; and
(j)   after such registration statement becomes effective, notify each selling Holder of any request by the SEC that the Company amend or supplement such registration statement or prospectus.

2.5   Furnish Information.   It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Holder’s Registrable Securities.
2.6   Expenses of Registration.   All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to Section 2, including all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for the Company; and the reasonable fees and disbursements, not to exceed $100,000, of one counsel for the selling Holders selected by Holders of a majority of the Registrable Securities to be registered (“Selling Holder Counsel”), shall be borne and paid by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.1 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all selling Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one registration pursuant to Section 2.1, as the case may be; provided further that if, at the time of such withdrawal, the Holders shall have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness after learning of such information then the Holders shall not be required to pay any of such expenses and shall not forfeit their right to one registration pursuant to Section 2.1.   All Selling Expenses relating to Registrable Securities registered pursuant to this Section 2 (other than fees and disbursements of counsel to any Holder, other than the Selling Holder Counsel, which shall be borne solely by the Holder engaging such counsel) shall be borne and paid by the Holders pro rata on the basis of the number of Registrable Securities registered on their behalf.
2.7   Delay of Registration.   No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.
2.8   Indemnification.   If any Registrable Securities are included in a registration statement under this Section 2:
(a)   To the extent permitted by law, the Company will indemnify and hold harmless each selling Holder, and the partners, members, officers, directors, and stockholders of each such Holder; any underwriter (as defined in the Securities Act) for each such Holder; and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Damages, and the Company will pay to each such Holder, underwriter, controlling Person, or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided,however, that the indemnity agreement contained in this Section 2.8(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, nor shall the Company be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Holder, underwriter, controlling Person, or other aforementioned Person expressly for use in connection with such registration except to the extent such information has been corrected in a subsequent writing prior to or concurrently with the sale of Registrable Securities to the Person asserting the claim.
(b)   To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the registration statement, each Person (if any), who controls the Company within the meaning of the Securities Act, any underwriter (as defined in the Securities Act), any other Holder selling securities in such registration statement, and any controlling Person of any such underwriter or other Holder, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Holder expressly for use in connection with such registration and has not been corrected in a subsequent writing prior to or concurrently with the sale of Registrable Securities to the Person asserting the claim; and each such selling Holder will pay to the Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.8(b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Holder; and provided further that in no event shall the aggregate amounts payable by any Holder by way of indemnity or contribution under Section 2.8(b) and 2.8(d) exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of fraud or willful misconduct by such Holder.
(c)   Promptly after receipt by an indemnified party under this Section 2.8 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.8, give the indemnifying party notice of the commencement thereof. The indemnifying party shall have the right to assume the defense thereof with counsel chosen by the indemnifying party; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to a conflict of interest between such indemnified party and any other party represented by such counsel in such action (in the reasonable determination of counsel). The failure to give notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.8, only to the extent that such failure materially prejudices the indemnifying party’s ability to defend such action. The failure to give notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.8.
(d)   To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either: (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Section 2.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Section 2.8 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Section 2.8, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall a Holder’s liability pursuant to this Section 2.8(d), when combined with the amounts paid or payable by such Holder pursuant to Section 2.8(b), exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of willful misconduct or fraud by such Holder.
(e)   Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control; provided, however, that any matter expressly provided for or addressed by the foregoing provisions that is not expressly provided for or addressed by the underwriting agreement shall be controlled by the foregoing provisions.
(f)   Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Holders under this Section 2.8 shall survive the completion of any offering of Registrable Securities in a registration under this Section 2, and otherwise shall survive the termination of this Agreement or any provision(s) of this Agreement.
2.9   Reports Under Exchange Act.   With a view to making available to the Holders that are Affiliates of the Company the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-1 or Form S-3, the Company shall:
(a)   make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144; and
(b)   furnish to any Holder that is an Affiliate of the Company, so long as the Holder owns any Registrable Securities, forthwith upon request (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144, the Securities Act, and the Exchange Act.
2.10   “Market Stand-off” Agreement.
(a)   Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the registration by the Company of shares of its Common Stock or any other equity securities under the Securities Act on a registration statement on Form S-1 or Form S-3, and ending on the date specified by the Company and the managing underwriter (such period not to exceed ninety (90) days, (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Stock held immediately before the effective date of the registration statement for such offering or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash, or otherwise. The foregoing provisions of this Section 2.10 shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement or the sale of any shares pursuant to a trading plan pursuant to Rule 10b5-1 that was established prior to the restricted period, or the transfer of any shares to any trust for the direct or indirect benefit of the Holder or the immediate family of the Holder, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and shall be applicable to the Holders only if all officers and directors are subject to the same restrictions. The underwriters in connection with such registration are intended third-party beneficiaries of this Section 2.10 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Section 2.10 or that are necessary to give further effect thereto. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply pro rata to all Company stockholders that are subject to such agreements, based on the number of shares subject to such agreements.
(b)   To the extent that any Holder is an “insider” or an Affiliate of the Company, such Holder agrees (i) not to sell, transfer or otherwise dispose of any shares of Common Stock in any manner prescribed by Section 2.10(a), including any Registrable Securities registered pursuant to a registration statement, during any “black-out period” implemented by the Company of which such Holder has been notified by the Company, and (ii) to otherwise comply with the Company’s policies and procedures regarding sales, transfers or dispositions of shares of Common Stock that apply generally to “insiders” or Affiliates .

2.11   Termination of Registration Rights.   The right of any Holder to request registration of Registrable Securities in any registration pursuant to Sections 2.1 shall terminate upon the third (3rd) anniversary of this Agreement (or such later date that is one hundred eighty (180) days following the expiration of all deferrals of the Company’s obligations pursuant to the Section 2 that remain in effect as of the third (3rd) anniversary of this Agreement).
3.
Agreement Regarding Release of Restricted Shares From Lock-Up Agreements.

3.1   On or prior to the date hereof, each of the Holders has entered into a Standstill and Lock-Up Agreement with the Company in connection with the Transaction (each, a “Lock-Up Agreement” and, collectively, the “Lock-Up Agreements”). The Lock-Up Agreements provide that the Holders may Transfer (as defined in the Lock-Up Agreements) their Restricted Shares (as defined in the Lock-Up Agreements) during each three-month period after the Closing Date (as defined in the Merger Agreement), commencing with the first full three-month period after Closing Date and each consecutive three-month period thereafter, in an amount that shall not exceed1 for all Holders collectively (the “Maximum Released Amount”).
3.2   Each of the Holders hereby agrees that (i) during each such three-month period, each Holder shall have the right to sell an amount of its Restricted Shares at least equal to such Holder’s pro rata portion of the Maximum Release Amount based on the number of Restricted Shares it owns in comparison to the total number such Restricted Shares that all of the Holders own collectively and (ii) it will mutually cooperate with the other Holders and enter into an agreement in writing with all of the other Holders and the Company, on or prior to       , 20222, setting forth the procedures by which the Holders will determine how many Restricted Shares may or will be sold by each Holder during each three-month period.
4.
Miscellaneous.

4.1   Successors and Assigns.   The rights under this Agreement may be assigned (but only with all related obligations) by a Holder to a transferee of Registrable Securities that (i) is an Affiliate of a Holder; or (ii) is a Holder’s Immediate Family Member or trust for the benefit of an individual Holder or one (1) or more of such Holder’s Immediate Family Members;; provided, however, that (x) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Registrable Securities with respect to which such rights are being transferred; and (y) such transferee agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement, including the provisions of Section 2.8 and 2.10. For the purposes of determining the number of shares of Registrable Securities held by a transferee, the holdings of a transferee (1) that is an Affiliate or stockholder of a Holder; (2) who is a Holder’s Immediate Family Member; or (3) that is a trust for the benefit of an individual Holder or such Holder’s Immediate Family Member shall be aggregated together and with those of the transferring Holder; provided further that all transferees who would not qualify individually for assignment of rights shall, as a condition to the applicable transfer, establish a single attorney-in-fact for the purpose of exercising any rights, receiving notices, or taking any action under this Agreement. The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.
4.2   Governing Law.   This Agreement shall be governed by the internal law of the State of Delaware, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.
4.3   Counterparts.   This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with

1
The blank will reflect a share amount having a value of approximately $20 million at the time of entering into this Agreement.

2
To be determined between signing of the Merger Agreement and Closing.

the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
4.4   Titles and Subtitles.   The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.
4.5   Notices.
(a)   All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or (i) personal delivery to the party to be notified; (ii) when sent, if sent by electronic mail during the recipient’s normal business hours, and if not sent during normal business hours, then on the recipient’s next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next-day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their addresses as set forth on Schedule A hereto, or (as to the Company) to the principal office of the Company and to the attention of the Chief Executive Officer, or in any case to such email address or address as subsequently modified by written notice given in accordance with this Section 4.5.   If notice is given to the Company, a copy (which copy shall not constitute notice) shall also be sent to [Company counsel name and address].
(b)   Consent to Electronic Notice.   Each Holder consents to the delivery of any stockholder notice pursuant to the Delaware General Corporation Law (the “DGCL”), as amended or superseded from time to time, by electronic transmission pursuant to Section 232 of the DGCL (or any successor thereto) at the electronic mail address set forth below such Holder’s name on Schedule A hereto, as updated from time to time by notice to the Company, or as on the books of the Company. To the extent that any notice given by means of electronic transmission is returned or undeliverable for any reason, the foregoing consent shall be deemed to have been revoked until a new or corrected electronic mail address has been provided, and such attempted electronic notice shall be ineffective and deemed to not have been given. Each Holder agrees to promptly notify the Company of any change in such stockholder’s electronic mail address, and that failure to do so shall not affect the foregoing.
4.6   Amendments and Waivers.   Any term of this Agreement may be amended, modified or terminated and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Company and the Holders of at least a majority of the Registrable Securities then outstanding; provided that that any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party. Notwithstanding the foregoing, (a) this Agreement may not be amended, modified or terminated and the observance of any term hereof may not be waived with respect to any Holder without the written consent of such Holder, unless such amendment, modification, termination, or waiver applies to all Holders in the same fashion. Notwithstanding the foregoing, Schedule A hereto may be amended by the Company from time to time to add transferees of any Registrable Securities in compliance with the terms of this Agreement without the consent of the other parties. The Company shall give prompt notice of any amendment, modification or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, modification, termination, or waiver. Any amendment, modification, termination, or waiver effected in accordance with this Section 4.6 shall be binding on all parties hereto, regardless of whether any such party has consented thereto. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one (1) or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.
4.7   Severability.   In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.
4.8   Entire Agreement.   This Agreement, the Merger Agreement and the Related Agreements (including all exhibits and schedules hereto and thereto), constitute the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.
4.9   Forum Selection and Consent to Jurisdiction.   Each party agrees: (a) to submit to the exclusive jurisdiction of the Delaware Court of Chancery in and for New Castle County, and should such Delaware Court of Chancery decline or not exercise jurisdiction, any Delaware State court sitting in New Castle County, unless the federal courts have exclusive jurisdiction, in which case the federal courts located in New Castle County in the State of Delaware (such courts, including appellate courts therefrom, the “Specified Courts”) for any Proceeding (as defined in the Merger Agreement) arising out of or relating to this Agreement, (b) to commence any Proceeding arising out of or relating to this Agreement only in the Specified Courts, (c) that service of any process, summons, notice or document by U.S. registered mail to the address of such party set forth in Section 4.5 will be effective service of process for any Proceeding brought against such party in any of the Specified Courts, (d) to waive any objection to the laying of venue of any Proceeding arising out of or relating to this Agreement contemplated hereby in the Specified Courts, and (e) to waive and not to plead or claim that any such Proceeding brought in any of the Specified Courts has been brought in an inconvenient forum.
4.10   Waiver of Trial by Jury.   EACH PARTY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 4.10.
4.11   Delays or Omissions.   No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such non-breaching or non-defaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.
4.12   Stock Adjustments.   In the event of any change to the form or nature of the Company’s Common Stock (or securities convertible thereto or exchangeable or exercisable therfor) issued and outstanding during the term of this Agreement as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, exchange or readjustment of shares, merger, issuer tender or exchange offer, or other similar transaction (which, for the avoidance of doubt, shall not include the exercise, issuance, exchange, repurchase, forfeiture or similar actions with respect to stock options or securities convertible into or exercisable or exchangeable for Common Stock), references to specific number of shares of Common Stock contained herein shall be equitably adjusted, without duplication, to provide the parties with the same economic effect, rights and obligations contemplated by this Agreement prior to such change.
4.13   Trustee Capacity.   To the extent any signatory to this Agreement is acting in a fiduciary capacity (e.g., as trustee of a trust), then the provisions of this Agreement shall apply only to the signatory in its fiduciary, and not its corporate or individual, capacity. Without limiting the generality of the foregoing, for purposes of this Agreement, a signatory’s Affiliates shall be determined only in reference to the signatory’s fiduciary capacity; i.e., neither a Directing Party under the governing trust instrument creating the fiduciary capacity, nor an entity that directly or indirectly Controls, is under common Control with, or is Controlled by the signatory in its corporate, but not in its fiduciary capacity, is an Affiliate for purposes of this Agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Registration Rights Agreement as of the date first written above.
COMPANY:
ZURN WATER SOLUTIONS CORPORATION
By:
Name:
Title:
HOLDERS:
[Name of Holder (if an individual)]
Signature:
Name:
[Name of Holder (if an entity)]
By:
Name:
Title:
Signature Page to registration Rights Agreement

SCHEDULE A
HOLDERS
Name and Address
Name
Address
Phone Number
Email
[Counsel cc, if any]]
Name
Address
Phone Number
Email
[Counsel cc, if any]]
Name
Address
Phone Number
Email
[Counsel cc, if any]]
Signature Page to registration Rights Agreement

Annex F — Opinion of Evercore, Zurn’s Financial Advisor
February 11, 2022
The Board of Directors
Zurn Water Solutions Corporation
511 W. Freshwater Way
Milwaukee, WI 53204
Members of the Board of Directors:
We understand that Zurn Water Solutions Corporation (the “Purchaser”) proposes to enter into an Agreement and Plan of Merger, to be dated as of February 12, 2022 (the “Merger Agreement”), with Zebra Merger Sub, Inc., a wholly owned subsidiary of the Purchaser (“Merger Sub”), Elkay Manufacturing Company (the “Company”) and Elkay Interior Systems International, Inc., as representative of the stockholders of the Company (the “Company Stockholders”) for certain purposes described in the Merger Agreement. Pursuant to the Merger Agreement, Merger Sub will merge with and into the Company, with the Company being the surviving corporation as a wholly owned subsidiary of the Purchaser (the “Merger” and, together with the other transactions contemplated by the Merger Agreement, the “Transaction”). As a result of the Merger, the outstanding shares of the Company’s Class A, Class B, Class M and Class N common stock, each class having a par value of $0.01 per share (collectively, the “Company Common Stock”), that are held by the Company Stockholders, other than holders of Dissenting Shares (as defined in the Merger Agreement), will be converted into the right to receive an aggregate of up to 52,500,000 shares (such number of shares, the “Merger Consideration”) of common stock, par value $0.01 per share, of the Purchaser (the “Purchaser Common Stock”), which amount is subject to adjustment as set forth in the Merger Agreement, as to which we express no opinion. The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.
The Board of Directors has asked us whether, in our opinion, the Merger Consideration to be paid to the Company Stockholders in the Merger is fair, from a financial point of view, to the Purchaser.
In connection with rendering our opinion, we have, among other things:
(i)
reviewed certain publicly available business and financial information relating to the Company and the Purchaser that we deemed to be relevant, including publicly available research analysts’ estimates;

(ii)
reviewed certain projected financial data relating to the Company prepared and furnished to us by the management of the Purchaser and certain internal projected financial data relating to the Purchaser prepared and furnished to us by management of the Purchaser, each as approved for our use by the Purchaser (the “Forecasts”), including certain sales-based and cost synergies prepared by the management of the Purchaser expected to result from the Transaction, as approved for our use by the Purchaser (the (“Synergies”);

(iii)
discussed with managements of the Purchaser and the Company their assessment of the past and current operations of the Company, the current financial condition and prospects of the Company and the Forecasts relating to the Company, and discussed with management of the Purchaser their assessment of the past and current operations of the Purchaser, the current financial condition and prospects of the Purchaser, and the Forecasts;

(iv)
reviewed the reported prices and the historical trading activity of the Purchaser Common Stock;

(v)
compared the financial performance of the Company and Purchaser with those of certain publicly traded companies that we deemed relevant;

F-1

The Board of Directors
Zurn Water Solutions Corporation

(vi)
compared the financial performance of the Company and Purchaser and the valuation multiples relating to the Transaction with the financial terms, to the extent publicly available, of certain other transactions that we deemed relevant;

(vii)
reviewed the financial terms and conditions of a substantially final draft, dated February 10, 2022, of the Merger Agreement; and

(viii)
performed such other analyses and examinations and considered such other factors that we deemed appropriate.

For purposes of our analysis and opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by us, without any independent verification of such information (and have not assumed responsibility or liability for any independent verification of such information), and have further relied upon the assurances of the managements of the Purchaser and the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Forecasts, including the Synergies, we have assumed with your consent that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Purchaser as to the future financial performance of the Purchaser and the Company and the other matters covered thereby. We express no view as to the Forecasts, including the Synergies, or the assumptions on which they are based.
For purposes of our analysis and opinion, we have assumed, in all respects material to our analysis, that the final executed Merger Agreement will not differ from the draft Merger Agreement reviewed by us, that the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Transaction will be satisfied without waiver or modification thereof. We have further assumed, in all respects material to our analysis, that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Transaction will be obtained without any delay, limitation, restriction or condition that would have an adverse effect on the Company, the Purchaser or the consummation of the Transaction or reduce the contemplated benefits to the Purchaser of the Transaction.
We have not conducted a physical inspection of the properties or facilities of the Company or the Purchaser and have not made or assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or other off-balance sheet assets and liabilities) of the Company or the Purchaser, nor have we been furnished with any such valuations or appraisals, nor have we evaluated the solvency or fair value of the Company or the Purchaser under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and as can be evaluated on the date hereof. It is understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.
We have not been asked to pass upon, and express no opinion with respect to, any matter other than the fairness to the Purchaser, from a financial point of view, of the Merger Consideration. We do not express any view on, and our opinion does not address, the fairness of the proposed transaction to, or any consideration received in connection therewith by, the holders of any class of securities, creditors or other constituencies of the Company, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Purchaser or the Company, or any class of such persons, whether relative to the Merger Consideration or otherwise. We have not been asked to, nor do we express any view on, and our opinion does not address, any other term or aspect of the Merger Agreement or the Transaction, including, without limitation, the structure or form of the Transaction, any adjustments to the Merger Consideration required pursuant to the Merger Agreement, the Spinoff (as defined in the Merger Agreement), or any term or aspect of any other agreement or instrument contemplated by

F-2

The Board of Directors
Zurn Water Solutions Corporation

the Merger Agreement or entered into or amended in connection with the Merger Agreement (including the Spinoff Documents (as defined in the Merger Agreement) and the other Related Agreements (as defined in the Merger Agreement)). Our opinion does not address the relative merits of the Transaction as compared to other business or financial strategies that might be available to the Purchaser, nor does it address the underlying business decision of the Purchaser to engage in the Transaction. We do not express any view on, and our opinion does not address, what the value of the Purchaser Common Stock actually will be when issued or the prices at which the Purchaser Common Stock will trade at any time, including following announcement or consummation of the Transaction. Our opinion does not constitute a recommendation to the Board of Directors or to any other persons in respect of the Transaction, including as to how any holder of shares of the Purchaser Common Stock should vote or act in respect of the Transaction. We are not expressing any opinion as to the potential effects of volatility in the credit, financial and stock markets on the Company or the Transaction or as to the impact of the Transaction on the solvency or viability of the Company or the ability of the Company to pay its obligations when they come due. We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and completeness of assessments by the Purchaser and its advisors with respect to legal, regulatory, accounting and tax matters.
We have acted as financial advisor to the Purchaser and the Board of Directors in connection with the Transaction and will receive a fee for our services, a portion of which is payable upon rendering this opinion and a substantial portion of which is contingent upon the consummation of the Transaction. The Purchaser has also agreed to reimburse our expenses (up to a specified cap) and to indemnify us against certain liabilities and expenses arising out of our engagement. During the two year period prior to the date hereof, Evercore Group L.L.C. and its affiliates have provided financial advisory or other services to the Purchaser and received fees for the rendering of these services. During the two year period prior to the date hereof, Evercore Group L.L.C. and its affiliates have not been engaged to provide financial advisory or other services to the Company and we have not received any compensation from the Company during such period. We may provide financial advisory or other services to the Purchaser and the Company in the future, and in connection with any such services we may receive compensation.
Evercore Group L.L.C. and its affiliates engage in a wide range of activities for our and their own accounts and the accounts of customers, including corporate finance, mergers and acquisitions, equity sales, trading and research, private equity, placement agent, asset management and related activities. In connection with these businesses or otherwise, Evercore Group L.L.C. and its affiliates and/or our or their respective employees, as well as investment funds in which any of them may have a financial interest, may at any time, directly or indirectly, hold long or short positions and may trade or otherwise effect transactions for their own accounts or the accounts of customers, in debt or equity securities, senior loans and/or derivative products or other financial instruments of or relating to the Purchaser, the Company, potential parties to the Transaction and/or any of their respective affiliates or persons that are competitors, customers or suppliers of the Purchaser or the Company.
Our financial advisory services and this opinion are provided for the information and benefit of the Board of Directors (in its capacity as such) in connection with its evaluation of the proposed Transaction. The issuance of this opinion has been approved by an Opinion Committee of Evercore Group L.L.C.
This opinion may not be disclosed, quoted, referred to or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval, except the Company may reproduce this opinion in full in any document that is required to be filed with the U.S. Securities and Exchange Commission and required to be mailed by the Purchaser to its stockholders relating to the Transaction.

F-3

The Board of Directors
Zurn Water Solutions Corporation

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be paid to the Company Stockholders in the Merger is fair, from a financial point of view, to the Purchaser.
Very truly yours,
EVERCORE GROUP L.L.C.
By: /s/ Anthony J. Magro
Anthony J. Magro

F-4

Annex G
ACTION BY WRITTEN CONSENT
OF THE
STOCKHOLDERS OF
ELKAY MANUFACTURING COMPANY
(a Delaware Corporation)
           , 2022
The undersigned, being the Company Stockholders of Elkay Manufacturing Company, a Delaware corporation (the “Company”), constituting the holders of the Company’s outstanding shares (“Shares”) having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all the shares entitled to vote thereon were present and voted, do hereby consent to and approve the adoption of the following resolution(s), without a meeting, pursuant to Sections 228(a) and 251 of the Delaware General Corporation Law (the “DGCL”) and the Bylaws of the Company (the “Bylaws”), and hereby take the following actions and adopt the following resolutions by written consent in lieu of a duly called meeting, with the same force and effect as if duly adopted at a special meeting of the Company Stockholders of the Company held for the purpose, effective as of the date first set forth above (unless otherwise noted in the resolution).
1.
Approval of the Merger

WHEREAS, the Board of Directors of the Company (the “Board”) has unanimously approved the transactions contemplated by and proposed to be effected pursuant to that certain Agreement and Plan of Merger, dated as of      , 2022, a copy of which is attached hereto as Exhibit A (together with any and all exhibits and schedules thereto, as may be amended from time to time, the “Merger Agreement”), by and among the Company, Zurn Water Solutions Corporation, a Delaware corporation (“Purchaser”), Zebra Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Purchaser (“Merger Sub”), and Elkay Interior Systems International, Inc., a Delaware corporation, as representative of the Company Stockholders of the Company for certain purposes described in the Merger Agreement (the “Stockholder Representative”); pursuant to which Merger Sub will merge with and into the Company (the “Merger”), the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation. Capitalized terms used, but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement;
WHEREAS, by virtue of the Merger and subject to the terms and conditions set forth in the Merger Agreement, each Share issued and outstanding immediately prior to the Effective Time and held by a Company Stockholder (other than any holder of Dissenting Shares), shall cease to be outstanding, shall be cancelled and shall cease to exist, and each such Share, whether represented by a certificate or in non-certificated form and represented by book-entry, shall automatically be converted into the right to receive the Per Share Amount, and any other amounts (including dividends (if any) payable in respect of the Purchaser Shares issuable in respect of such Share pursuant to Section 2.6(c) of the Merger Agreement and payments in lieu of fractional shares pursuant to Section 3.7 of the Merger Agreement) payable in respect of such Share pursuant to the terms and conditions of the Merger Agreement;
WHEREAS, subject to the terms and conditions set forth in the Merger Agreement and the Escrow Agreement, by virtue of the Merger, Purchaser shall deposit, or cause to be deposited, with JP Morgan Chase & Co. (the “Escrow Agent”), (x) the Estimated Adjustment Cash Amount (if any) and (y) the Escrow Shares, in book-entry form to the Escrow Agent to be held in escrow pursuant to the Escrow Agreement, and the release of the remaining balance, if any, to be made in accordance with the terms of the Merger Agreement and Escrow Agreement to the Company Stockholders in accordance with each such Company Stockholder’s Pro Rata Portion;
WHEREAS, pursuant to Article Eighth of the Company’s Certificate of Incorporation (as amended, the “Charter”), the affirmative vote of not less than two-thirds of the outstanding shares entitled to vote, voting as one class, shall be required for the adoption or authorization of a Business Combination (as defined in the Charter) (such affirmative vote, the “Required Company Stockholder Approval”);
WHEREAS, the Merger will constitute a Business Combination;
WHEREAS, each of the undersigned Company Stockholders has received the Company Solicitation Statement;
WHEREAS, the undersigned Company Stockholders collectively constitute the Required Company Stockholder Approval;
WHEREAS, the Board has unanimously (a) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger (collectively, the “Transactions”), are fair to and in the best interests of the Company and the Company Stockholders, (b) approved and declared advisable the Merger Agreement and the Transactions, and (c) recommended adoption of the Merger Agreement by the Company Stockholder in accordance with the DGCL; and
WHEREAS, each of the undersigned Company Stockholders (i) has been urged to consult with his, her, their or its own legal, tax and/or financial adviser(s) regarding the consequences to him, her, them or it of the Transactions, including the Merger, the Merger Agreement, the Company Solicitation Statement and the execution and delivery of this consent, (ii) acknowledges that to the extent so desired, he, she, they or it has availed himself, herself, themselves or itself of such right and opportunity, (iii) has reviewed and understands the Merger Agreement, the Company Solicitation Statement and this consent and deems approving the Merger and the other Transactions and adopting the Merger Agreement in accordance with the DGCL to be in the best interests of such Company Stockholder and the Company, and (iv) is competent to execute this consent free from coercion, duress or undue influence.
NOW, THEREFORE, BE IT RESOLVED, that each of the undersigned Company Stockholders (together, constituting the Required Company Stockholder Approval) hereby approves the Transactions, including the Merger (including the principal terms thereof), adopts the Merger Agreement, and approves and authorizes in all respects the transactions contemplated by the Merger Agreement;
RESOLVED FURTHER, that the escrow provisions (including with respect to the Exchange Fund) and adjustments outlined in the Merger Agreement be, and hereby are, approved, adopted, ratified and confirmed in all respects;
RESOLVED FURTHER, that the previous actions taken in the name or on behalf of the Company in negotiating, preparing, executing, delivering and performing the Merger Agreement and the transactions contemplated thereby are hereby authorized, ratified, adopted and approved in all respects;
RESOLVED FURTHER, that each of the undersigned Company Stockholders (together, constituting the Required Company Stockholder Approval) consents to the officers of the Company executing and delivering any and all agreements, contracts, instruments and other documents necessary to implement the Merger and the actions described above, in the name and on behalf of the Company, and the execution and delivery of the Merger Agreement and any other agreement, contract, instrument or document heretofore executed and delivered and deemed necessary to implement the Merger and the actions described above, in the name and on behalf of the Company, is hereby approved, adopted, ratified and confirmed in all respects;
RESOLVED FURTHER, that each of the undersigned Company Stockholders consents to the officers of the Company preparing, executing and filing the appropriate certificates, agreements or documents to effect the Merger with the State of Delaware, including, but not limited to, the Certificate of Merger;
RESOLVED FURTHER, that each of the undersigned Company Stockholders consents to the officers of the Company preparing, executing and filing the appropriate certificates, agreements or documents with all other organizations, agencies, and third parties as they and any of them deem necessary, appropriate or advisable.

2.
Waiver of Notice Rights

RESOLVED FURTHER, that any notice that may have been or may be required by the Charter or Bylaws, each as currently in effect, or any other contract or agreement to which the Company Stockholders and the Company are a party, and any laws relating to the Merger, the Merger Agreement or any of the other transactions contemplated thereby, is hereby irrevocably waived.
3.
Waiver of Appraisal Rights

WHEREAS, each undersigned Company Stockholder, being aware of such Company Stockholder’s rights to demand an appraisal of such Company Stockholder’s Shares under Section 262 of the DGCL, a copy of which is attached hereto as Exhibit B, desires to expressly and irrevocably waive any rights to appraisal of the fair value of such Company Stockholder’s Shares that such Company Stockholder may have pursuant to Section 262 of the DGCL.
NOW THEREFORE, BE IT HEREBY RESOLVED, that each undersigned Company Stockholder, with respect only to himself, herself or itself, hereby expressly and irrevocably waives and agrees not to assert any appraisal rights under the DGCL in connection with the Merger.
4.
Appointment of the Stockholder Representative

WHEREAS, by virtue of the approval of the Merger and the adoption of the Merger Agreement by the Company Stockholders, and without any further action by any Company Stockholders, each Company Stockholder shall be deemed to have irrevocably constituted and appointed Elkay Interior Systems International, Inc. to serve as the Stockholder Representative under the Merger Agreement and the Escrow Agreement (and by the execution of the Merger Agreement, Elkay Interior Systems International, Inc. has accepted such appointment).
NOW, THEREFORE, BE IT RESOLVED, that the Company Stockholders hereby acknowledge that, by virtue of their approval of the Merger and the adoption of the Merger Agreement, they consent to the appointment of Elkay Interior Systems International, Inc. as the Stockholder Representative for the purposes of taking any and all actions and making any and all decisions required or permitted to be taken by the Company Stockholders relating to the Merger Agreement.
RESOLVED FURTHER, that each of the undersigned Company Stockholders hereby irrevocably nominates, constitutes and appoints the Stockholder Representative as his, her, their or its exclusive agent and true and lawful attorney-in-fact, with full power of substitution, to act individually in the name, place and stead of such Company Stockholder in accordance with and pursuant to the Merger Agreement, including executing, delivering, acknowledging, certifying and filing on behalf of such Company Stockholder (in the name of any or all of the undersigned Company Stockholders or otherwise) any and all documents that the Stockholder Representative may, in its sole discretion, determine to be necessary, desirable or appropriate, in such forms and containing such provisions as the Stockholder Representative may, in its sole discretion, determine to be appropriate, in performing its duties as contemplated by the Merger Agreement; and
RESOLVED FURTHER, that each of the undersigned Company Stockholders acknowledges that the undersigned Company Stockholders shall be bound by all actions taken and documents executed by the Stockholder Representative in connection with Article XII of the Merger Agreement, and each Company Stockholder further agrees that Purchaser will be entitled to rely on any action taken by the Stockholder Representative on behalf of such Company Stockholder pursuant to the Merger Agreement (each, an “Authorized Action”), and that each Authorized Action shall be binding on such Company Stockholder as fully as if such Company Stockholder had taken such Authorized Action. All notices required to be made or delivered by Purchaser to the Company Stockholders shall be made to the Stockholder Representative for the benefit of the Company Stockholder(s) to whom such notice is intended, and such Company Stockholders discharges in full all notice requirements of Purchaser as applicable, to such Company Stockholder with respect thereto.

5.
Financial Interest of Directors and Officers

WHEREAS, pursuant to Section 144 of the DGCL, no contract or transaction between a corporation and one or more of its directors and officers, or between a corporation and any other corporation, partnership, association or other organization in which one or more of its directors or officers, are directors or officers, or have a financial interest shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board of directors that authorizes the contract or transaction or solely because any such director’s or officer’s votes are counted for such purposes, if (i) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors, and the board of directors in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum, (ii) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders, or (iii) the contract or transaction is fair as to the Company as of the time it is authorized, approved or ratified by the board of directors or the stockholders.
NOW, THEREFORE, BE IT RESOLVED, that in accordance with Section 144 of the DGCL, the terms and conditions of the Merger and the Merger Agreement, including the potential interests of certain directors and officers disclosed or otherwise known to the Company Stockholders, including, without limitation, (i) the continuing employment and compensation by the surviving corporation, as applicable, of certain directors and officers of the Company, (ii) the observer rights to be granted to Mr. Ron Katz, (iii) the rights to exculpation, indemnification and advancement of expenses to which directors and officers under and in accordance with the Merger Agreement are entitled, and (iii) entitlement of the officers and directors who are Company Stockholders to receive proceeds as a result of the Merger pursuant to the Merger Agreement, are hereby approved by each of the undersigned Company Stockholders.
6.
Counterparts

RESOLVED FURTHER, that this unanimous written consent may be executed in multiple counterparts (including using any electronic signature covered by the United States ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com), and such counterparts may be delivered in electronic format, including by facsimile, email or other transmission method. Such delivery of counterparts shall be conclusive evidence of the intent to be bound hereby and each such counterpart, including those delivered in electronic format, and copies produced therefrom shall have the same effect as an originally signed counterpart. To the extent applicable, the foregoing constitutes the election of the parties to invoke any law authorizing electronic signatures. No party shall raise the use the delivery of signatures to this unanimous written consent in electronic format as a defense to the formation of a contract and each such party forever waives any such defense.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned Company Stockholder has executed this Action by Written Consent of the Company Stockholders on the date set forth below and is effective as of the date set forth below.
COMPANY STOCKHOLDERS:
[INDIVIDUAL]
By:
Name: Date:
[ENTITY]
ENTITY NAME:
By:
Name: Title: Date:
[Signature Page to the Written Consent of the Company Stockholders of Elkay Manufacturing
Company]

EXHIBIT A
Merger Agreement
[TO INSERT EXECUTED MERGER AGREEMENT]

EXHIBIT B
Section 262 of the DGCL
§ 262 Appraisal rights
262. Appraisal rights [For application of this section, see § 17; 82 Del. Laws, c. 45, § 23; and 82 Del. Laws, c. 256, § 24].
(a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
(b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:
(1)   Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.
(2)   Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:
a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;
b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;
c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or
d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.
(3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
(4)   [Repealed.]

(c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d),(e), and (g) of this section, shall apply as nearly as is practicable.
(d)   Appraisal rights shall be perfected as follows:
(1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or
(2)   If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.
(e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.
(f)   Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.
(g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.
(h)   After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.
(i)   The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.
(j)   The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
(k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.
(l)   The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex H — Opinion of Citigroup, Elkay's Financial Advisor
388 Greenwich Street
New York, NY 10013
Confidential
February 12, 2022
Elkay Manufacturing Company
1333 Butterfield Road, Suite 200
Downers Grove, Illinois 60515
Members of the Board:
You have requested our opinion as to the fairness, from a financial point of view, to the holders of the Class A, Class B, Class M and Class N common stock, par value $0.01 per share (collectively, the “Company Common Stock”), of Elkay Manufacturing Company (the “Company”) of the Consideration (defined below) to be received by such holders of Company Common Stock (in the aggregate) in the proposed merger (the “Transaction”) of the Company with a wholly-owned subsidiary of Zurn Water Solutions Corporation, a Delaware Corporation (“Buyer”), pursuant to the terms of the Agreement and Plan of Merger (the “Merger Agreement”) proposed to be entered into by and among the Company, Buyer, Zebra Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Buyer (“Merger Sub”) and Elkay Interior Systems International, Inc. As more fully described in the Merger Agreement, (i) the Merger Sub will be merged with and into the Company, and (ii) all issued and outstanding shares of Company Common Stock, in the aggregate, other than shares of Company Common Stock held in treasury and Dissenting Shares (as defined in the Merger Agreement), will be converted into the right to receive the Base Purchaser Share Amount (as defined in the Merger Agreement, the “Consideration”). The Consideration will be subject to adjustment as provided in the Merger Agreement based on the amount of the Company’s net indebtedness and working capital as set forth in the Merger Agreement, as to which we express no opinion.
In arriving at our opinion, we reviewed a draft dated February 11, 2022 of the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of the Company and certain senior officers and other representatives and advisors of Buyer concerning the business, operations and prospects of the Company and Buyer. We examined certain business and financial information provided by the managements of the Company and Buyer, certain publicly available information relating to the Company and Buyer, as well as certain financial forecasts and other information and data relating to the Company and Buyer, which were provided to or discussed with us by the management of the Company, including information relating to the potential strategic implications and financial and operational benefits (including the amount, timing and achievability thereof) anticipated by the management of the Company. We reviewed the financial terms of the Transaction as set forth in the Merger Agreement in relation to, among other things: current and historical market prices of the Buyer’s common stock, the historical and projected earnings and other operating data of the Company and Buyer; and the capitalization and financial condition of the Company and Buyer. We considered, to the extent publicly available, the financial terms of certain other transactions which we considered relevant in evaluating the Transaction, and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of the Company and Buyer. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion. The issuance of our opinion has been authorized by our fairness opinion committee.

The Board of Directors
Elkay Manufacturing Company
February 12, 2022

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the management of the Company that they are not aware of any relevant information that has been omitted or that remains undisclosed to us. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us relating to the Company and Buyer, we have been advised by the management of the Company that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company and Buyer as to the future financial performance of the Company and Buyer, including the potential strategic implications and financial and operational benefits (including the amount, timing and achievability thereof) anticipated to result from the Transaction and have assumed, with your consent, that the financial results (including the potential strategic implications and financial and operational benefits anticipated to result from the Transaction) reflected in such forecasts and other information and data will be realized in the amounts and at the times projected.
We have assumed, with your consent, that the Transaction will be consummated in accordance with its terms and in compliance with all applicable laws, organizational documents and other requirements, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents, releases, waivers and agreements for the Transaction, no delay, limitation, restriction or condition will be imposed or occur that would have an adverse effect on the Company or the Buyer or the contemplated benefits of the Transaction or that would otherwise be meaningful in any respect to our analyses or opinion. We have also assumed that the Company will have no exposure under any indemnification obligations contained within the Merger Agreement or the related agreements in any amount material to our analysis. Representatives of the Company have advised us, and we further have assumed, that the final terms of the Merger Agreement will not vary materially from those set forth in the draft reviewed by us. We have also assumed, with your consent, that the Transaction will be treated as a tax-free reorganization for federal income tax purposes. Our opinion, as set forth herein, relates to the relative values of Company and Buyer. We are not expressing any opinion as to what the value of the Buyer common stock actually will be when issued pursuant to the Transaction or the price at which the Buyer common stock will trade at any time. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or Buyer nor have we made any physical inspection of the properties or assets of the Company or Buyer. We were not requested to, and we did not, solicit third party indications of interest in the possible acquisition of all or a part of the Company, nor were we requested to consider, and our opinion does not address, the underlying business decision of the Company to effect the Transaction, the relative merits of the Transaction as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. Our opinion is limited to the fairness, from a financial point of view, to the holders of the Company Common Stock of the Consideration to be paid to such holders (in the aggregate) in the proposed Transaction and we express no opinion as to the fairness of the allocation of the Consideration (pursuant to the Merger Agreement or otherwise) to any class or classes of Company Common Stock. We also express no view as to, and our opinion does not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the Transaction, or any class of such persons, relative to the Consideration or otherwise. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing, as of the date hereof. Although subsequent developments may affect our opinion, we have no obligation to update, revise or reaffirm our opinion. As you are aware, the credit, financial and stock markets, and the industries in which the Company and Buyer operate, have experienced and continue to experience volatility and we express no opinion or view as to any potential effects of such volatility on the Company and Buyer (or their respective businesses) or the Transaction.

The Board of Directors
Elkay Manufacturing Company
February 12, 2022

Citigroup Global Markets Inc. has acted as financial advisor to the Company in connection with the proposed Transaction and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the Transaction. We also will receive a fee in connection with the delivery of this opinion. In addition, the Company has agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement. We and our affiliates in the past have provided, currently are providing and in the future may provide services to the Company unrelated to the Transaction, for which services we and such affiliates have received and may receive compensation, including, without limitation, during the past two years, having acted or acting as (i) bookrunner in connection with the Company’s term loan and revolving credit facility and (ii) lender to the Company and having provided or providing certain markets and security services, treasury and trades solutions and other commercial banking services to the Company. We and our affiliates also in the past have provided, currently are providing and in the future may provide services unrelated to the Transaction to Buyer, for which services we and such affiliates have received and may receive compensation, including, without limitation, during the past two years, having acted or acting as (i) M&A financial advisor to Buyer on Process and Motion Control business Reverse Morris Trust transaction with Regal Beloit Corporation in October 2021, (ii) joint-bookrunner in connection with Buyer’s term loan and revolving credit facility, and (iii) lender to Buyer and having provided or providing certain markets and securities services, treasury and trades solutions and corporate portfolio management services to Buyer. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of the Company and Buyer for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with the Company, Buyer and their respective affiliates.
Our advisory services and the opinion expressed herein are provided solely for the information of the Board of Directors of the Company in its evaluation of the proposed Transaction, and may not be relied upon by any third party or used for any other purpose. Our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how should such stockholder vote or act on any matters relating to the proposed Transaction or otherwise. Except as expressly permitted by our engagement letter, our opinion and related material may not be quoted, referred to or otherwise disclosed, in whole or in part, nor may any public reference to Citigroup Global Markets Inc. be made, without our prior written consent.
Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Consideration to be paid to the holders of the Company Common Stock (in the aggregate) in the proposed Transaction is fair, from a financial point of view, to such holders.
Very truly yours,
CITIGROUP GLOBAL MARKETS INC.

Annex I — Opinion of J.P. Morgan, Elkay's Financial Advisor
February 12, 2022
The Board of Directors
Elkay Manufacturing Company
1333 Butterfield Road, Suite 200
Downers Grove, Illinois 60515
Members of the Board of Directors:
You have requested our opinion as to the fairness, from a financial point of view, to the holders of the Company’s Class A, Class B, Class M and Class N common stock, par value $0.01 per share (collectively, the “Company Common Stock”), of Elkay Manufacturing Company (the “Company”) of the consideration to be paid to such holders of Company Common Stock (in the aggregate) in the proposed merger (the “Transaction”) of the Company with a wholly-owned subsidiary of Zurn Water Solutions Corporation (the “Acquiror”). Pursuant to the Agreement and Plan of Merger (the “Agreement”) among the Company, the Acquiror and a subsidiary of the Acquiror, the Company will become a wholly-owned subsidiary of the Acquiror, and all of the outstanding shares of Company Common Stock, in the aggregate, other than shares of Company Common Stock held in treasury and Dissenting Shares (as defined in the Agreement), will be converted into the right to receive fifty-two million, five hundred thousand (52,500,000) shares (the “Consideration”) of the Acquiror’s common stock, par value $0.01 per share (the “Acquiror Common Stock”). We also understand that the Consideration will be subject to adjustment as provided in the Agreement based on the amount of the Company’s net indebtedness and working capital as set forth in the Agreement, as to which we express no opinion.
In connection with preparing our opinion, we have (i) reviewed a draft dated February 11, 2022 of the Agreement; (ii) reviewed certain business and financial information provided by the managements of the Company and the Acquiror concerning their respective companies, and certain publicly available business and financial information concerning the Acquiror and the industries in which the Company and the Acquiror operate; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration paid for such companies; (iv) compared the financial and operating performance of the Company and the Acquiror with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Acquiror Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to the businesses of the Company and the Acquiror, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the Transaction (the “Synergies”); and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.
In addition, we have held discussions with certain members of the management of the Company and the Acquiror with respect to certain aspects of the Transaction, and the past and current business operations of the Company and the Acquiror, the financial condition and future prospects and operations of the Company and the Acquiror, the effects of the Transaction on the financial condition and future prospects of the Company and the Acquiror and certain other matters we believed necessary or appropriate to our inquiry.
In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company and the Acquiror or otherwise reviewed by or for us. We have not independently verified any such information or its accuracy or completeness and, pursuant to our engagement letter with the Company, we did not assume any obligation to undertake any such independent verification. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Acquiror under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, including the Synergies, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company and the Acquiror to which such analyses or forecasts relate. We express no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will be consummated as described in the Agreement, and that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have also assumed that the representations and warranties made by the Company and the Acquiror in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis and that the Company will have no exposure under any indemnification obligations contained within the Agreement or the related agreements in any amount material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or the Acquiror or on the contemplated benefits of the Transaction.
Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, to the holders of the Company Common Stock of the Consideration to be paid to such holders (in the aggregate) in the proposed Transaction and we express no opinion as to the fairness of the allocation of the Consideration (pursuant to the Agreement or otherwise) to any class or classes of Company Common Stock. We also express no opinion as to the fairness of any consideration to be paid in connection with the Transaction to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Consideration to be paid to the holders of the Company Common Stock in the Transaction or with respect to the fairness of any such compensation. We are expressing no opinion herein as to the price at which the Acquiror Common Stock will trade at any future time.
We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. Please be advised that during the two years preceding the date of this letter, neither we nor our affiliates have had any other material financial advisory or other material commercial or investment banking relationships with the Acquiror or its predecessor entity, Rexnord Corporation. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Company, for which we and such affiliates have received customary compensation. Such services during such period have included acting as joint lead arranger and joint lead bookrunner on a syndicated credit facility in December 2021. In addition, we and our affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of the Company and the Acquiror. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Acquiror for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities or other financial instruments.
On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Consideration to be paid to the holders of the Company Common Stock (in the aggregate) in the proposed Transaction is fair, from a financial point of view, to such holders.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided solely for the benefit of the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction, and is not on behalf of, and shall not confer rights or remedies upon, any shareholder, creditor or any other person other than the Board of Directors of the Company or be used or relied upon for any other purpose. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except as expressly permitted by our engagement letter with you or with our prior written approval.
Very truly yours,
J.P. MORGAN SECURITIES LLC

Annex J — Zurn Elkay Water Solutions Corporation Performance Incentive Plan
(as amended and restated)
1.
PURPOSE OF PLAN

The purpose of this Zurn Elkay Water Solutions Corporation Performance Incentive Plan, as further amended and restated (formerly known as the Zurn Water Solutions Corporation Performance Incentive Plan and prior to that known as the Rexnord Corporation 2012 Performance Incentive Plan) (this “Plan”), of Zurn Elkay Water Solutions Corporation, a Delaware corporation (the “Corporation”), is to promote the success of the Corporation and to increase stockholder value by providing an additional means through the grant of awards to attract, motivate, retain and reward selected employees and other eligible persons.
With respect to Performance-Based Awards (as defined below) granted under the Plan pursuant to written binding contracts in effect on November 2, 2017 that are not modified in any material respect on or after that date (“Grandfathered Awards”), references to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), in this Plan mean Code Section 162(m) as in effect immediately prior to the enactment of the Tax Cuts and Jobs Act. With respect to any other award granted under this Plan that is not a Grandfathered Award, references to Code Section 162(m) mean Code Section 162(m) as amended and in effect as of the applicable date.
2.
ELIGIBILITY

The Administrator (as such term is defined in Section 3.1) may grant awards under this Plan only to those persons that the Administrator determines to be Eligible Persons. An “Eligible Person” is any person who is either: (a) an officer (whether or not a director) or employee of the Corporation or any of its Subsidiaries; (b) a director of the Corporation or any of its Subsidiaries; or (c) an individual consultant or advisor who renders or has rendered bona fide services (other than services in connection with the offering or sale of securities of the Corporation or any of its Subsidiaries in a capital-raising transaction or as a market maker or promoter of securities of the Corporation or any of its Subsidiaries) to the Corporation or any of its Subsidiaries and who is selected to participate in this Plan by the Administrator; provided, however, that a person who is otherwise an Eligible Person under clause (c) above may participate in this Plan only if such participation would not adversely affect either the Corporation’s eligibility to use Form S-8 to register under the Securities Act of 1933, as amended (the “Securities Act”), the offering and sale of shares issuable under this Plan by the Corporation or the Corporation’s compliance with any other applicable laws. An Eligible Person who has been granted an award (a “participant”) may, if otherwise eligible, be granted additional awards if the Administrator shall so determine. As used herein, “Subsidiary” means any corporation or other entity a majority of whose outstanding voting stock or voting power is beneficially owned directly or indirectly by the Corporation; and “Board” means the Board of Directors of the Corporation.
3.
PLAN ADMINISTRATION

3.1   The Administrator.   This Plan shall be administered by and all awards under this Plan shall be authorized by the Administrator. The “Administrator” means the Board or one or more committees appointed by the Board or another committee (within its delegated authority) to administer all or certain aspects of this Plan. Any such committee shall be comprised solely of one or more directors or such number of directors as may be required under applicable law. A committee may delegate some or all of its authority to another committee so constituted. The Board or a committee comprised solely of directors may also delegate, to the extent permitted by Section 157(c) of the Delaware General Corporation Law and any other applicable law, to one or more officers of the Corporation, its powers under this Plan (a) to designate the officers and employees of the Corporation and its Subsidiaries who will receive grants of awards under this Plan, and (b) to determine the number of shares subject to, and the other terms and conditions of, such awards. The Board may delegate different levels of authority to different committees with administrative and grant authority under this Plan. Unless otherwise provided in the Bylaws of the Corporation or the applicable charter of any Administrator: (a) a majority of the members of the acting Administrator shall constitute a quorum, and (b) the vote of a majority of the members present assuming the presence of a quorum or the unanimous written consent of the members of the Administrator shall constitute action by the acting Administrator.

With respect to awards intended to satisfy the requirements for performance-based compensation under Code Section 162(m), this Plan shall be administered by a committee consisting solely of two or more outside directors (as this requirement is applied under Section 162(m) of the Code); provided, however, that the failure to satisfy such requirement shall not affect the validity of the action of any committee otherwise duly authorized and acting in the matter. Award grants, and transactions in or involving awards, intended to be exempt under Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), must be duly and timely authorized by the Board or a committee consisting solely of two or more non-employee directors (as this requirement is applied under Rule 16b-3 promulgated under the Exchange Act). To the extent required by any applicable listing agency, the Securities and Exchange Commission (the “SEC”) or by law, this Plan shall be administered by a committee composed entirely of independent (or such similar term) directors (within the meaning assigned thereto by the applicable listing agency, the SEC or by law).
3.2   Powers of the Administrator.   Subject to the express provisions of this Plan, the Administrator is authorized and empowered to do all things necessary or desirable in connection with the authorization of awards and the administration of this Plan (in the case of a committee or delegation to one or more officers, within the authority delegated to that committee or person(s)), including, without limitation, the authority to:
(a)   determine eligibility and, from among those persons determined to be eligible, the particular Eligible Persons who will receive an award under this Plan;
(b)   grant awards to Eligible Persons, determine the price at which securities will be offered or awarded and the number of securities to be offered or awarded to any of such persons, determine the other specific terms and conditions of such awards consistent with the express limits of this Plan, establish the installments (if any) in which such awards shall become exercisable or shall vest (which may include, without limitation, performance and/or time-based schedules), or determine that no delayed exercisability or vesting is required, establish any applicable performance targets, and establish the events of termination or reversion of such awards;
(c)   approve the forms of award agreements (which need not be identical either as to type of award or among participants);
(d)   construe and interpret this Plan and any agreements defining the rights and obligations of the Corporation, its Subsidiaries, and participants under this Plan, further define the terms used in this Plan, and prescribe, amend and rescind rules and regulations relating to the administration of this Plan or the awards granted under this Plan;
(e)   cancel, modify, or waive the Corporation’s rights with respect to, or modify, discontinue, suspend, or terminate any or all outstanding awards, subject to any required consent under Section 8.6.5;
(f)   accelerate or extend the vesting or exercisability or extend the term of any or all such outstanding awards (in the case of options or stock appreciation rights, within the maximum ten-year term of such awards) in such circumstances as the Administrator may deem appropriate (including, without limitation, in connection with a termination of employment or services or other events of a personal nature) subject to any required consent under Section 8.6.5;
(g)   adjust the number of shares of Common Stock subject to any award, adjust the price of any or all outstanding awards or otherwise change previously imposed terms and conditions, in such circumstances as the Administrator may deem appropriate, in each case subject to Sections 4 and 8.6, and provided, however, that in no case (except due to an adjustment contemplated by Section 7 or any repricing that may be approved by stockholders) shall such an adjustment constitute a “repricing” (by amendment, substitution, cancellation and regrant, exchange or other means) of the per share exercise or base price of any option or stock appreciation right, as applicable;
(h)   determine the date of grant of an award, which may be a designated date after but not before the date of the Administrator’s action (unless otherwise designated by the Administrator, the date of grant of an award shall be the date upon which the Administrator took the action granting an award);

(i)   determine whether, and the extent to which, adjustments are required pursuant to Section 7 hereof and authorize the termination, conversion, substitution or succession of awards upon the occurrence of an event of the type described in Section 7;
(j)   acquire or settle (subject to Sections 7 and 8.6) rights under awards in cash, stock of equivalent value, or other consideration, provided, however, that in no case without stockholder approval shall the Corporation effect a “repricing” of a stock option or stock appreciation right granted under this Plan by purchasing the option or stock appreciation right at a time when the exercise or base price of the award is greater than the fair market value of a share of Common Stock; and
(k)   determine the fair market value of the Common Stock or awards under this Plan from time to time and/or the manner in which such value will be determined.
3.3   Binding Determinations.   Any action taken by, or inaction of, the Corporation, any Subsidiary, or the Administrator relating or pursuant to this Plan and within its authority hereunder or under applicable law shall be within the absolute discretion of that entity or body and shall be conclusive and binding upon all persons. None of the Board nor any Board committee nor the Administrator, nor any member thereof or person acting at the direction thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with this Plan (or any award made under this Plan), and all such persons shall be entitled to indemnification and reimbursement by the Corporation in respect of any claim, loss, damage or expense (including, without limitation, attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under any directors and officers liability insurance coverage that may be in effect from time to time.
3.4   Reliance on Experts.   In making any determination or in taking or not taking any action under this Plan, the Administrator may obtain and may rely upon the advice of experts, including employees and professional advisors to the Corporation. No director, officer or agent of the Corporation or any of its Subsidiaries shall be liable for any such action or determination taken or made or omitted in good faith.
3.5   Delegation. The Administrator may delegate ministerial, non-discretionary functions to individuals who are officers or employees of the Corporation or any of its Subsidiaries or to third parties.
4.
SHARES OF COMMON STOCK SUBJECT TO THE PLAN; SHARE LIMITS

4.1   Shares Available.   Subject to the provisions of Section 7.1, the capital stock that may be delivered under this Plan shall be shares of the Corporation’s authorized but unissued Common Stock and any shares of its Common Stock held as treasury shares. For purposes of this Plan, “Common Stock” shall mean the common stock of the Corporation and such other securities or property as may become the subject of awards under this Plan, or may become subject to such awards, pursuant to an adjustment made under Section 7.1.
4.2   Share Limits.   The maximum number of shares of Common Stock that may be delivered on and after October 4, 2021 pursuant to awards granted to Eligible Persons under this Plan (the “Share Limit”) is 14,313,932 shares of Common Stock.
The following limits also apply with respect to awards granted under this Plan:
(a)   The maximum number of shares of Common Stock that may be delivered on and after October 4, 2021 pursuant to options qualified as incentive stock options granted under this Plan is 14,313,932 shares.
(b)   The maximum number of shares of Common Stock subject to options and stock appreciation rights that are granted during any calendar year to any individual under this Plan is 3,458,582 shares, and the maximum number of shares of Common Stock subject to all awards that are granted during any calendar year to any individual, including options and stock appreciation rights , is 4,475,812 shares. These limits do not apply, however, to shares delivered in respect of compensation earned but deferred.
(c)   The maximum number of shares of Common Stock subject to all awards intended to satisfy the requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code (“Performance-Based Awards”) granted during any calendar year to any individual under this Plan (other than Qualifying Options and Qualifying SARs, as defined in Section 5.2, and cash awards) is 1,000,000 shares.

(e)   The maximum amount of compensation to be paid to any one participant in respect of all Performance-Based Awards payable only in cash and not related to shares of Common Stock and granted to that participant in any one calendar year shall not exceed $5,000,000.
(f)   The maximum number of shares of Common Stock that may be issued with a vesting period of less than one year is five percent of the shares available under the Plan.
Each of the foregoing numerical limits is subject to adjustment as contemplated by Section 4.3, Section 7.1, and Section 8.11. Performance-Based Awards that are cancelled during the year shall be counted against the above limits to the extent required by Section 162(m) of the Code.
4.3   Awards Settled in Cash, Reissue of Awards and Shares.   Shares that are subject to or underlie awards granted under this Plan which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under this Plan shall again be available for subsequent awards under this Plan. Shares that are exchanged by a participant or withheld by the Corporation as full or partial payment in connection with any award under this Plan as well as any shares exchanged by a participant or withheld by the Corporation or any of its Subsidiaries to satisfy the tax withholding obligations related to any award, including underlying shares exchanged or withheld in connection with a cashless exercise or net settlement of an award, shall count against the limits of Section 4.2 and shall not be available for subsequent awards under this Plan. Shares subject to a stock appreciation right that are not delivered upon exercise shall be deemed to be delivered for purposes of the Plan and therefore shall count against the limits of Section 4.2 and shall not be available for subsequent awards under this Plan. Refer to Section 8.11 for application of the foregoing share limits with respect to assumed awards. The foregoing adjustments to the share limits of this Plan are subject to any applicable limitations under Section 162(m) of the Code with respect to awards intended as performance-based compensation thereunder.
4.4   Reservation of Shares; No Fractional Shares; Minimum Issue.   The Corporation shall at all times reserve a number of shares of Common Stock sufficient to cover the Corporation’s obligations and contingent obligations to deliver shares with respect to awards then outstanding under this Plan (exclusive of any dividend equivalent obligations to the extent the Corporation has the right to settle such rights in cash). No fractional shares shall be delivered under this Plan. The Administrator may pay cash in lieu of any fractional shares in settlements of awards under this Plan. No fewer than 100 shares may be purchased on exercise of any award (or, in the case of stock appreciation or purchase rights, no fewer than 100 rights may be exercised at any one time) unless the total number purchased or exercised is the total number at the time available for purchase or exercise under the award.
5.   AWARDS
5.1   Type and Form of Awards.   The Administrator shall determine the type or types of award(s) to be made to each selected Eligible Person. Awards may be granted singly, in combination or in tandem. Awards also may be made in combination or in tandem with, in replacement of, as alternatives to, or as the payment form for grants or rights under any other employee or compensation plan of the Corporation or any of its Subsidiaries. The types of awards that may be granted under this Plan are:
5.1.1   Stock Options.   A stock option is the grant of a right to purchase a specified number of shares of Common Stock during a specified period as determined by the Administrator. An option may be intended as an incentive stock option within the meaning of Section 422 of the Code (an “ISO”) or a nonqualified stock option (an option not intended to be an ISO). The award agreement for an option will indicate if the option is intended as an ISO; otherwise it will be deemed to be a nonqualified stock option. The maximum term of each option (ISO or nonqualified) shall be ten (10) years. The per share exercise price for each option shall be not less than 100% of the fair market value of a share of Common Stock on the date of grant of the option. When an option is exercised, the exercise price for the shares to be purchased shall be paid in full in cash or such other method permitted by the Administrator consistent with Section 5.5.
5.1.2   Additional Rules Applicable to ISOs.   To the extent that the aggregate fair market value (determined at the time of grant of the applicable option) of stock with respect to which ISOs first become exercisable by a participant in any calendar year exceeds $100,000, taking into account both Common Stock subject to ISOs under this Plan and stock subject to ISOs under all other plans of the

Corporation or any of its Subsidiaries (or any parent or predecessor corporation to the extent required by and within the meaning of Section 422 of the Code and the regulations promulgated thereunder), such options shall be treated as nonqualified stock options. In reducing the number of options treated as ISOs to meet the $100,000 limit, the most recently granted options shall be reduced first. To the extent a reduction of simultaneously granted options is necessary to meet the $100,000 limit, the Administrator may, in the manner and to the extent permitted by law, designate which shares of Common Stock are to be treated as shares acquired pursuant to the exercise of an ISO. ISOs may only be granted to employees of the Corporation or any of its subsidiaries (for this purpose, the term “subsidiary” is used as defined in Section 424(f) of the Code, which generally requires an unbroken chain of ownership of at least 50% of the total combined voting power of all classes of stock of each subsidiary in the chain beginning with the Corporation and ending with the subsidiary in question). There shall be imposed in any award agreement relating to ISOs such other terms and conditions as from time to time are required in order that the option be an “incentive stock option” as that term is defined in Section 422 of the Code. No ISO may be granted to any person who, at the time the option is granted, owns (or is deemed to own under Section 424(d) of the Code) shares of outstanding Common Stock possessing more than 10% of the total combined voting power of all classes of stock of the Corporation, unless the exercise price of such option is at least 110% of the fair market value of the stock subject to the option and such option by its terms is not exercisable after the expiration of five years from the date such option is granted.
5.1.3   Stock Appreciation Rights.   A stock appreciation right or “SAR” is a right to receive a payment, in cash and/or Common Stock, equal to the excess of the fair market value of a specified number of shares of Common Stock on the date the SAR is exercised over the “base price” of the award, which base price shall be set forth in the applicable award agreement and shall be not less than 100% of the fair market value of a share of Common Stock on the date of grant of the SAR. The maximum term of a SAR shall be ten (10) years.
5.1.4   Other Awards.   The other types of awards that may be granted under this Plan include: (a) stock bonuses, restricted stock or restricted stock units, performance stock or performance stock units, stock units, phantom stock, dividend equivalents, or similar rights to purchase or acquire shares, whether at a fixed or variable price or ratio related to the Common Stock, upon the passage of time, the occurrence of one or more events, or the satisfaction of performance criteria or other conditions, or any combination thereof; (b) any similar securities with a value derived from the value of or related to the Common Stock and/or returns thereon; or (c) cash awards granted consistent with Section 5.2 below.
5.2   Section 162(m) Performance-Based Awards.   Without limiting the generality of the foregoing, any of the types of awards listed in Section 5.1.4 above may but are not required to be, and options and SARs granted to officers and employees (“Qualifying Options” and “Qualifying SARS,” respectively) typically will be, granted as awards intended to qualify as Performance-Based Awards. The grant, vesting, exercisability or payment of Performance-Based Awards may depend (or, in the case of Qualifying Options or Qualifying SARs, may also depend) on the degree of achievement of one or more performance goals relative to a targeted level or level using one or more of the Business Criteria set forth below (on an absolute or relative basis) for the Corporation on a consolidated basis or for one or more of the Corporation’s subsidiaries, segments, divisions or business units, or any combination of the foregoing. Any Qualifying Option or Qualifying SAR shall be subject only to the requirements of Section 4.2, 5.2.1 and 5.2.3 in order for such award to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code. Any other Performance-Based Award shall be subject to all of the following provisions of this Section 5.2.
5.2.1   Class; Administrator.   The eligible class of persons for Performance-Based Awards under this Section 5.2 shall be officers and employees of the Corporation or any of its Subsidiaries.The Administrator approving Performance-Based Awards or making any certification required pursuant to Section 5.2.4 must be constituted as provided in Section 3.1 for awards that are intended as performance-based compensation under Section 162(m) of the Code.
5.2.2   Performance Goals.   The specific performance goals for Performance-Based Awards (other than Qualifying Options and Qualifying SARs) shall be, on an absolute or relative basis,

established based on one or more of the following business criteria with respect to the Corporation or any one or more Subsidiaries or other business units or product lines of the Corporation, or per share (“Business Criteria”) as selected by the Administrator in its sole discretion: earnings; cash flow (which means cash and cash equivalents derived from either net cash flow from operations or net cash flow from operations, financing and investing activities and includes de-levered cash flow); total stockholder return; gross revenue; revenue growth; operating income (before or after taxes); net earnings (before or after interest, taxes, depreciation and/or amortization); return on equity, capital, assets or net investment; cost, expense or debt containment, reduction or ratios; working capital; quantifiable customer satisfaction or market share; economic profit; economic value added; order intake; asset utilization; inventory; quantifiable brand awareness; or any combination thereof; or, with respect to awards that are not Grandfathered Awards, any other criteria the Committee deems appropriate. These terms are used as applied under generally accepted accounting principles or in the financial reporting of the Corporation or of its Subsidiaries. The applicable Business Criterion (or Business Criteria, as the case may be) and specific performance goal or goals (“targets”) for Grandfathered Awards were established and approved by the Administrator during the first 90 days of the performance period (and, in the case of performance periods of less than one year, in no event after 25% or more of the performance period has elapsed) and while performance relating to such target(s) remained substantially uncertain within the meaning of Section 162(m) of the Code. Performance targets shall be adjusted to mitigate the unbudgeted impact of material, unusual or nonrecurring gains and losses, accounting changes or other extraordinary events not foreseen at the time the targets were set unless the Administrator provides otherwise at the time of establishing the targets. The applicable performance measurement period may not be less than three months nor more than 10 years.
5.2.3   Form of Payment.   Grants or awards under this Section 5.2 may be paid in cash or shares of Common Stock or any combination thereof.
5.2.4   Certification of Payment.   Before any Performance-Based Award under this Section 5.2 (other than Qualifying Options and Qualifying SARs) is paid and to the extent required to qualify the award as performance-based compensation within the meaning of Section 162(m) of the Code, the Administrator must certify in writing that the performance target(s) and any other material terms of the Performance-Based Award were in fact timely satisfied.
5.2.5   Reservation of Discretion.   The Administrator will have the discretion to determine the restrictions or other limitations of the individual awards granted under this Section 5.2 including the authority to reduce awards, payouts or vesting or to pay no awards, in its sole discretion, if the Administrator preserves such authority at the time of grant by language to this effect in its authorizing resolutions or otherwise.
5.2.6   Expiration of Grant Authority.   As required pursuant to Section 162(m) of the Code and the regulations promulgated thereunder, the Administrator’s authority to grant new awards that are intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code (other than Qualifying Options and Qualifying SARs) shall terminate upon the first meeting of the Corporation’s stockholders that occurs in the fifth year following the year in which the Corporation’s stockholders first approve this Plan, subject to any subsequent extension that may be approved by stockholders. This Section 5.2.6 shall not affect the Administrator’s authority to grant new awards that are not intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code.
5.3   Award Agreements.   Each award shall be evidenced by either (1) a written award agreement in a form approved by the Administrator and executed by the Corporation by an officer duly authorized to act on its behalf, or (2) an electronic notice of award grant in a form approved by the Administrator and recorded by the Corporation (or its designee) in an electronic recordkeeping system used for the purpose of tracking award grants under this Plan generally (in each case, an “award agreement”), as the Administrator may provide and, in each case and if required by the Administrator, executed or otherwise electronically accepted by the recipient of the award in such form and manner as the Administrator may require. The Administrator may authorize any officer of the Corporation (other than the particular award recipient) to execute any or all award agreements on behalf of the Corporation. The award agreement shall set forth the material terms and conditions of the award as established by the Administrator consistent with the express limitations of this Plan.
5.4   Deferrals and Settlements.   Payment of awards may be in the form of cash, Common Stock, other awards or combinations thereof as the Administrator shall determine, and with such restrictions as it may impose. The Administrator may also require or permit participants to elect to defer the issuance of shares or the settlement of awards in cash under such rules and procedures as it may establish under this Plan. The Administrator may also provide that deferred settlements include the payment or crediting of interest or other earnings on the deferral amounts, or the payment or crediting of dividend equivalents where the deferred amounts are denominated in shares.
5.5   Consideration for Common Stock or Awards.   The purchase price for any award granted under this Plan or the Common Stock to be delivered pursuant to an award, as applicable, may be paid by means of any lawful consideration as determined by the Administrator, including, without limitation, one or a combination of the following methods:
(i)
services rendered by the recipient of such award;

(ii)
cash, check payable to the order of the Corporation, or electronic funds transfer;

(iii)
notice and third party payment in such manner as may be authorized by the Administrator;

(iv)
the delivery of previously owned shares of Common Stock;

(v)
by a reduction in the number of shares otherwise deliverable pursuant to the award; or

(vi)
subject to such procedures as the Administrator may adopt, pursuant to a “cashless exercise” with a third party who provides financing for the purposes of (or who otherwise facilitates) the purchase or exercise of awards.

In no event shall any shares newly-issued by the Corporation be issued for less than the minimum lawful consideration for such shares or for consideration other than consideration permitted by applicable state law. Shares of Common Stock used to satisfy the exercise price of an option shall be valued at their fair market value on the date of exercise. The Corporation will not be obligated to deliver any shares unless and until it receives full payment of the exercise or purchase price therefor and any related withholding obligations under Section 8.5 and any other conditions to exercise or purchase have been satisfied. Unless otherwise expressly provided in the applicable award agreement, the Administrator may at any time eliminate or limit a participant’s ability to pay the purchase or exercise price of any award or shares by any method other than cash payment to the Corporation.
5.6   Definition of Fair Market Value.   For purposes of this Plan, “fair market value” shall mean, unless otherwise determined or provided by the Administrator in the circumstances, the closing price (in regular trading) for a share of Common Stock as furnished by the New York Stock Exchange (the “Exchange”) for the date in question or, if no sales of Common Stock were reported by the Exchange on that date, the closing price (in regular trading) for a share of Common Stock as furnished by the Exchange for the next preceding day on which sales of Common Stock were reported by the Exchange. The Administrator may, however, provide with respect to one or more awards that the fair market value shall equal the closing price (in regular trading) for a share of Common Stock as furnished by the Exchange on the last trading day preceding the date in question or the average of the high and low trading prices of a share of Common Stock as furnished by the Exchange for the date in question or the most recent trading day. If the Common Stock is no longer listed or is no longer actively traded on the Exchange as of the applicable date, the fair market value of the Common Stock shall be the value as reasonably determined by the Administrator for purposes of the award in the circumstances. The Administrator also may adopt a different methodology for determining fair market value with respect to one or more awards if a different methodology is necessary or advisable to secure any intended favorable tax, legal or other treatment for the particular award(s) (for example, and without limitation, the Administrator may provide that fair market value for purposes of one or more awards will be based on an average of closing prices (or the average of high and low daily trading prices) for a specified period preceding the relevant date).

5.7   Transfer Restrictions.
5.7.1   Limitations on Exercise and Transfer.   Unless otherwise expressly provided in (or pursuant to) this Section 5.7 or required by applicable law: (a) all awards are non-transferable and shall not be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge; (b) awards shall be exercised only by the participant; and (c) amounts payable or shares issuable pursuant to any award shall be delivered only to (or for the account of) the participant.
5.7.2   Exceptions.   The Administrator may permit awards to be exercised by and paid to, or otherwise transferred to, other persons or entities pursuant to such conditions and procedures, including limitations on subsequent transfers, as the Administrator may, in its sole discretion, establish in writing. Any permitted transfer shall be subject to compliance with applicable federal and state securities laws and shall not be for value (other than nominal consideration, settlement of marital property rights, or for interests in an entity in which more than 50% of the voting interests are held by the Eligible Person or by the Eligible Person’s family members).
5.7.3   Further Exceptions to Limits on Transfer.   The exercise and transfer restrictions in Section 5.7.1 shall not apply to:
(a)   transfers to the Corporation (for example, in connection with the expiration or termination of the award),
(b)   the designation of a beneficiary to receive benefits in the event of the participant’s death or, if the participant has died, transfers to or exercise by the participant’s beneficiary, or, in the absence of a validly designated beneficiary, transfers by will or the laws of descent and distribution,
(c)   subject to any applicable limitations on ISOs, transfers to a family member (or former family member), or to a grantor trust established by the participant, if approved or ratified by the Administrator,
(d)   if the participant has suffered a disability, permitted transfers or exercises on behalf of the participant by his or her legal representative, or
(e)   the authorization by the Administrator of “cashless exercise” procedures with third parties who provide financing for the purpose of (or who otherwise facilitate) the exercise of awards consistent with applicable laws and the express authorization of the Administrator.
5.8   International Awards.   One or more awards may be granted to Eligible Persons who provide services to the Corporation or any of its Subsidiaries outside of the United States. To assure the viability of awards granted to participants employed in foreign countries, the Administrator may provide for such special terms as it may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Administrator may approve such supplements to, or amendments, restatements or alternative versions of this Plan as it determines is necessary or appropriate for such purposes. Any such supplement, amendment, restatement or alternative version that the Administrator approves for purposes of using this Plan in a foreign country will not affect the terms of this Plan in any other country.
6.   EFFECT OF TERMINATION OF EMPLOYMENT OR SERVICE ON AWARDS
6.1   General.   The Administrator shall establish the effect of a termination of employment or service on the rights and benefits under each award under this Plan and in so doing may make distinctions based upon, inter alia, the cause of termination and type of award. Section 7.3 sets forth the effect of certain terminations of employment following a Change in Control, as defined thereunder. If the participant is not an employee of the Corporation or any of its Subsidiaries and provides other services to the Corporation or any of its Subsidiaries, the Administrator shall be the sole judge for purposes of this Plan (unless a contract or the award otherwise provides) of whether the participant continues to render services to the Corporation or any of its Subsidiaries and the date, if any, upon which such services shall be deemed to have terminated.
6.2   Events Not Deemed Terminations of Service.   Unless the express policy of the Corporation or any of its Subsidiaries, or the Administrator, otherwise provides, the employment relationship shall not be considered terminated in the case of (a) sick leave, (b) military leave, or (c) any other leave of absence authorized by the Corporation or any of its Subsidiaries, or the Administrator; provided that, unless reemployment upon the expiration of such leave is guaranteed by contract or law or the Administrator otherwise provides, such leave is for a period of not more than three months. In the case of any employee of the Corporation or any of its Subsidiaries on an approved leave of absence, continued vesting of the award while on leave from the employ of the Corporation or any of its Subsidiaries may be suspended until the employee returns to service, unless the Administrator otherwise provides or applicable law otherwise requires. In no event shall an award be exercised after the expiration of the term set forth in the applicable award agreement.
6.3   Effect of Change of Subsidiary Status.   For purposes of this Plan and any award, if an entity ceases to be a Subsidiary of the Corporation a termination of employment or service shall be deemed to have occurred with respect to each Eligible Person in respect of such Subsidiary who does not continue as an Eligible Person in respect of the Corporation or another Subsidiary that continues as such after giving effect to the transaction or other event giving rise to the change in status unless the Subsidiary that is sold, spun-off or otherwise divested (or its successor or a direct or indirect parent of such Subsidiary or successor) assumes the Eligible Person’s award(s) in connection with such transaction.
7.   ADJUSTMENTS; ACCELERATION
7.1   Adjustments.   Subject to Section 7.2, upon (or, as may be necessary to effect the adjustment, immediately prior to): any reclassification, recapitalization, stock split (including a stock split in the form of a stock dividend) or reverse stock split; any merger, combination, consolidation, or other reorganization; any spin-off, split-up, or similar extraordinary dividend distribution in respect of the Common Stock; or any exchange of Common Stock or other securities of the Corporation, or any similar, unusual or extraordinary corporate transaction in respect of the Common Stock; then the Administrator shall equitably and proportionately adjust: (1) the number and type of shares of Common Stock (or other securities) that thereafter may be made the subject of awards (including the specific share limits, maximums and numbers of shares set forth elsewhere in this Plan), (2) the number, amount and type of shares of Common Stock (or other securities or property) subject to any outstanding awards, (3) the grant, purchase, or exercise price (which term includes the base price of any SAR or similar right) of any outstanding awards, and/or (4) the securities, cash or other property deliverable upon exercise or payment of any outstanding awards, in each case to the extent necessary to preserve (but not increase) the level of incentives intended by this Plan and the then-outstanding awards.
Unless otherwise expressly provided in the applicable award agreement, upon (or, as may be necessary to effect the adjustment, immediately prior to) any event or transaction described in the preceding paragraph or a sale of all or substantially all of the business or assets of the Corporation as an entirety, the Administrator shall equitably and proportionately adjust the performance standards applicable to any then-outstanding Performance-Based Awards to the extent necessary to preserve (but not increase) the level of incentives intended by this Plan and the then-outstanding Performance-Based Awards.
It is intended that, if possible, any adjustments contemplated by the preceding two paragraphs be made in a manner that satisfies applicable U.S. legal, tax (including, without limitation and as applicable in the circumstances, Section 424 of the Code, Section 409A of the Code and Section 162(m) of the Code) and accounting (so as to not trigger any charge to earnings with respect to such adjustment) requirements.
Without limiting the generality of Section 3.3, any good faith determination by the Administrator as to whether an adjustment is required in the circumstances pursuant to this Section 7.1, and the extent and nature of any such adjustment, shall be conclusive and binding on all persons.
7.2   Corporate Transactions — Assumption and Termination of Awards.   Upon the occurrence of a Change in Control, as defined below, the Administrator may make provision for a cash payment in settlement of or in consideration for the termination of, or for assumption, substitution or exchange of any or all outstanding share-based awards or the cash, securities or property deliverable to the holder of any or all outstanding share-based awards, based upon, to the extent relevant under the circumstances, the distribution or consideration payable to holders of the Common Stock upon or in respect of such event. Without limiting the preceding provision, in connection with any Change in Control, the Administrator may, in its discretion, provide for the accelerated vesting of any award or awards as and to the extent determined by the Administrator in the circumstances.

The Administrator may adopt such valuation methodologies for outstanding awards as it deems reasonable in the event of a cash or property settlement and, in the case of options, SARs or similar rights, but without limitation on other methodologies, may base such settlement solely upon the excess if any of the per share amount payable upon or in respect of such event over the exercise or base price of the award.
In any of the Change in Control events referred to in this Section 7.2, the Administrator may take such action contemplated by this Section 7.2 prior to such Change in Control (as opposed to on the occurrence of such Change in Control) to the extent that the Administrator deems the action necessary to permit the participant to realize the benefits intended to be conveyed with respect to the underlying shares. Without limiting the generality of the foregoing, the Administrator may deem an acceleration to occur immediately prior to the applicable Change in Control and/or reinstate the original terms of the award if a Change in Control giving rise to an acceleration does not occur.
Without limiting the generality of Section 3.3, any good faith determination by the Administrator pursuant to its authority under this Section 7.2 shall be conclusive and binding on all persons.
As used herein, “Change in Control” means any of the following events:
(a)   The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of either (i) the then-outstanding shares of Common Stock (the “Outstanding Corporation Common Stock”) or (ii) the combined voting power of the then-outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the “Outstanding Corporation Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from the Corporation, (2) any acquisition by the Corporation, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any corporation controlled by the Corporation, or (4) any acquisition by any corporation pursuant to a transaction which complies with clauses (1) and (2) of subsection (c) of this definition;
(b)   The cessation for any reason of individuals who, as of the Effective Date, as defined below, constitute the Board (the “Incumbent Board”) to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Corporation’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;
(c)   The consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Corporation (a “Business Combination”), in each case, unless, following such Business Combination, (1) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Corporation or all or substantially all of the Corporation’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities, as the case may be, and (2) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or
(d)   The approval by the stockholders of the Corporation of a complete liquidation or dissolution of the Corporation.

7.3   Corporate Transaction — Qualifying Termination of Employment and Accelerated Vesting.   Unless the Administrator has made a provision for the substitution, assumption, exchange or other continuation or settlement of the award or (unless the Administrator has provided for the termination of the award) the award would otherwise continue in accordance with its terms as described in Section 7.2, then upon a Participant’s “involuntary termination” of employment with the Corporation and all of its Subsidiaries (or any successor employer thereto) during the period commencing 90 days prior to and ending on the second anniversary of the date of a Change in Control (the “Protection Period”), subject to Section 7.4 and unless otherwise provided in the applicable award agreement, each then-outstanding option and SAR shall become fully vested, all shares of restricted stock then outstanding shall fully vest free of restrictions, and each other award granted under this Plan that is then outstanding shall become payable to the holder of such award. For purposes of the preceding sentence, with respect to outstanding awards that are subject to performance-based vesting conditions, vesting shall be based on the greater of (i) the target performance level or (ii) the actual performance measured through the date of employment termination or, if termination of employment precedes the Change in Control, upon the Change in Control, unless otherwise provided in an applicable employment agreement or award agreement. For purposes of this Section 7.3, a participant shall have an “involuntary termination” of employment if his or her employment is terminated by the Corporation or a Subsidiary without Cause or by the participant for Good Reason. Termination of employment due to death or disability shall not be considered an involuntary termination.
Unless otherwise provided in an award agreement, “Cause” means any of the following:
(a)   A participant’s willful and continued failure to perform substantially his or her duties owed to the Corporation or a Subsidiary after a written demand for substantial performance is delivered to the participant specifically identifying the nature of such unacceptable performance and is not cured by the participant within a reasonable period, not to exceed 30 days;
(b)   A participant is convicted of (or pleads guilty or no contest to) a felony or any crime involving moral turpitude;
(c)   A participant has engaged in conduct that constitutes gross misconduct in the performance of his or her employment duties; or
(d)   A participant breaches any representation, warranty or covenant under an award agreement or an employment agreement or other agreement or arrangement with the Corporation or a Subsidiary.
An act or omission by a participant shall not be “willful” if conducted in good faith and with the participant’s reasonable belief that such conduct is in the best interests of the Corporation or a Subsidiary.
As used herein, “Good Reason” means, without the express written consent of a participant, the occurrence of any of the following events during a Protection Period:
(a)   The participant’s base salary or target annual bonus opportunity under the Corporation’s Management Incentive Compensation Plan or other similar annual bonus plan of the Corporation or a Subsidiary is materially reduced;
(b)   The participant’s duties or responsibilities are negatively and materially changed in a manner inconsistent with the participant’s position (including status, offices, titles, and reporting responsibilities) or authority; or
(c)   The Corporation or a Subsidiary requires a participant’s principal office to be relocated more than 50 miles from its location as of the date immediately preceding a Change in Control.
Notwithstanding the foregoing, Good Reason shall not exist unless the participant provides the Board of Directors of the Corporation not less than 30 nor more than 90 days’ written notice, with specificity, of the grounds constituting Good Reason and an opportunity for a period of at least 30 days during such notice period for the Corporation to cure such grounds, and the Corporation fails to cure such grounds within the prescribed time period. Such notice shall be given within 90 days following the initial existence of such grounds constituting Good Reason for such notice and subsequent termination, if not so cured above, to be effective.

7.4   Other Acceleration Rules.   The Administrator may override the provisions of Section 7.2 or 7.3 by express provision in the award agreement, may delay the payment or settlement of any award to the extent required to comply with Code Section 409A, and may accord any Eligible Person a right to refuse any acceleration, whether pursuant to the award agreement or otherwise, in such circumstances as the Administrator may approve. The portion of any ISO accelerated in connection with an event referred to in Section 7.2 (or such other circumstances as may trigger accelerated vesting of the award) shall remain exercisable as an ISO only to the extent the applicable $100,000 limitation on ISOs is not exceeded. To the extent exceeded, the accelerated portion of the option shall be exercisable as a nonqualified stock option under the Code.
7.5   Golden Parachute Limitation.   Notwithstanding anything else contained in this Section 7 to the contrary, in no event shall any award or payment be accelerated under this Plan to an extent or in a manner so that such award or payment, together with any other compensation and benefits provided to, or for the benefit of, the participant under any other plan or agreement of the Corporation or any of its Subsidiaries, would not be fully deductible by the Corporation or any of its Subsidiaries for federal income tax purposes because of Section 280G of the Code. If a participant would be entitled to benefits or payments hereunder and under any other plan or program that would constitute “parachute payments” as defined in Section 280G of the Code, then, subject to compliance with Section 409A of the Code, the participant may by written notice to the Corporation designate the order in which such parachute payments will be reduced or modified so that the Corporation or any of its Subsidiaries is not denied federal income tax deductions for any “parachute payments” because of Section 280G of the Code. Notwithstanding the foregoing, if a participant is a party to an employment or other agreement with the Corporation or any of its Subsidiaries, or is a participant in a severance program sponsored by the Corporation or any of its Subsidiaries, that contains express provisions regarding Section 280G and/or Section 4999 of the Code (or any similar successor provision), or the applicable award agreement includes such provisions, the Section 280G and/or Section 4999 provisions of such employment or other agreement or plan, as applicable, shall control as to the awards held by that participant (for example, and without limitation, a participant may be a party to an employment agreement with the Corporation or any of its Subsidiaries that provides for a “gross-up” as opposed to a “cut-back” in the event that the Section 280G thresholds are reached or exceeded in connection with a change in control and, in such event, the Section 280G and/or Section 4999 provisions of such employment agreement shall control as to any awards held by that participant).
8.   OTHER PROVISIONS
8.1   Compliance with Laws.   This Plan, the granting and vesting of awards under this Plan, the offer, issuance and delivery of shares of Common Stock, and/or the payment of money under this Plan or under awards are subject to compliance with all applicable federal and state laws, rules and regulations (including but not limited to state and federal securities law and federal margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Corporation, be necessary or advisable in connection therewith. The person acquiring any securities under this Plan will, if requested by the Corporation or any of its Subsidiaries, provide such assurances and representations to the Corporation or any of its Subsidiaries as the Administrator may deem necessary or desirable to assure compliance with all applicable legal and accounting requirements.
8.2   No Rights to Award.   No person shall have any claim or rights to be granted an award (or additional awards, as the case may be) under this Plan, subject to any express contractual rights (set forth in a document other than this Plan) to the contrary.
8.3   No Employment/Service Contract.   Nothing contained in this Plan (or in any other documents under this Plan or in any award) shall confer upon any Eligible Person or other participant any right to continue in the employ or other service of the Corporation or any of its Subsidiaries, constitute any contract or agreement of employment or other service or affect an employee’s status as an employee at will, nor shall interfere in any way with the right of the Corporation or any of its Subsidiaries to change a person’s compensation or other benefits, or to terminate his or her employment or other service, with or without cause. Nothing in this Section 8.3, however, is intended to adversely affect any express independent right of such person under a separate employment or service contract other than an award agreement.

8.4   Plan Not Funded.   Awards payable under this Plan shall be payable in shares or from the general assets of the Corporation, and no special or separate reserve, fund or deposit shall be made to assure payment of such awards. No participant, beneficiary or other person shall have any right, title or interest in any fund or in any specific asset (including shares of Common Stock, except as expressly otherwise provided) of the Corporation or any of its Subsidiaries by reason of any award hereunder. Neither the provisions of this Plan (or of any related documents), nor the creation or adoption of this Plan, nor any action taken pursuant to the provisions of this Plan shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Corporation or any of its Subsidiaries and any participant, beneficiary or other person. To the extent that a participant, beneficiary or other person acquires a right to receive payment pursuant to any award hereunder, such right shall be no greater than the right of any unsecured general creditor of the Corporation.
8.5   Tax Withholding.   Upon any exercise, vesting, or payment of any award or upon the disposition of shares of Common Stock acquired pursuant to the exercise of an ISO prior to satisfaction of the holding period requirements of Section 422 of the Code, the Corporation or any of its Subsidiaries shall have the right at its option to:
(a)   require the participant (or the participant’s personal representative or beneficiary, as the case may be) to pay or provide for payment of at least the minimum amount of any taxes which the Corporation or any of its Subsidiaries may be required to withhold with respect to such award event or payment; or
(b)   deduct from any amount otherwise payable in cash (whether related to the award or otherwise) to the participant (or the participant’s personal representative or beneficiary, as the case may be) at least the minimum amount of any taxes which the Corporation or any of its Subsidiaries may be required to withhold with respect to such cash payment.
In any case where a tax is required to be withheld in connection with the delivery of shares of Common Stock under this Plan, the Administrator may in its sole discretion (subject to Section 8.1) require or grant (either at the time of the award or thereafter) to the participant the right to elect, pursuant to such rules and subject to such conditions as the Administrator may establish, that the Corporation reduce the number of shares to be delivered by (or otherwise reacquire) the appropriate number of shares, valued in a consistent manner at their fair market value or at the sales price in accordance with authorized procedures for cashless exercises, necessary to satisfy applicable withholding obligation on exercise, vesting or payment.
8.6   Effective Date, Termination and Suspension, Amendments.
8.6.1   Effective Date.   This amended and restated Plan is effective as of the closing of the transactions contemplated by the Agreement and Plan of Merger, dated as of February 12, 2022, by and among the Corporation, Elkay Manufacturing Company, Zebra Merger Sub, Inc., a wholly-owned subsidiary of the Corporation, and Elkay Interior Systems International, Inc., as representative of the stockholders of Elkay Manufacturing Company (the “Effective Date”), subject to approval by the stockholders of the Corporation on                  , 2022). Unless earlier terminated by the Administrator, this Plan shall terminate at the close of business on July 24, 2029. After the termination of this Plan either upon such stated expiration date or its earlier termination by the Administrator, no additional awards may be granted under this Plan, but previously granted awards (and the authority of the Administrator with respect thereto, including the authority to amend such awards) shall remain outstanding in accordance with their applicable terms and conditions and the terms and conditions of this Plan.
8.6.2   Administrator Authorization.   The Administrator may, at any time, terminate or, from time to time, amend, modify or suspend this Plan, in whole or in part. No awards may be granted during any period that the Administrator suspends this Plan.
8.6.3   Stockholder Approval.   To the extent then required by applicable law or any applicable listing agency or required under Sections 162, 422 or 424 of the Code to preserve the intended tax consequences of this Plan, or deemed necessary or advisable by the Administrator, any amendment to this Plan shall be subject to stockholder approval.

8.6.4   Amendments to Awards.   Without limiting any other express authority of the Administrator under (but subject to) the express limits of this Plan, the Administrator by agreement or resolution may waive conditions of or limitations on awards to participants that the Administrator in the prior exercise of its discretion has imposed, without the consent of a participant, and (subject to the requirements of Sections 3.2 and 8.6.5) may make other changes to the terms and conditions of awards. Any amendment or other action that would constitute a repricing of an award is subject to the limitations set forth in Section 3.2(g).
8.6.5   Limitations on Amendments to Plan and Awards.   No amendment, suspension or termination of this Plan or amendment of any outstanding award agreement shall, without written consent of the participant, affect in any manner materially adverse to the participant any rights or benefits of the participant or obligations of the Corporation under any award granted under this Plan prior to the effective date of such change. Changes, settlements and other actions contemplated by Section 7 shall not be deemed to constitute changes or amendments for purposes of this Section 8.6.
8.7   Privileges of Stock Ownership.   Except as otherwise expressly authorized by the Administrator, a participant shall not be entitled to any privilege of stock ownership as to any shares of Common Stock not actually delivered to and held of record by the participant. Except as expressly required by Section 7.1 or otherwise expressly provided by the Administrator, no adjustment will be made for dividends or other rights as a stockholder for which a record date is prior to such date of delivery.
8.8   Governing Law; Construction; Severability.
8.8.1   Choice of Law.   This Plan, the awards, all documents evidencing awards and all other related documents shall be governed by, and construed in accordance with the laws of the State of Delaware, without regard to its conflicts of laws provisions.
8.8.2   Severability.   If a court of competent jurisdiction holds any provision invalid and unenforceable, the remaining provisions of this Plan shall continue in effect.
8.8.3   Plan Construction.
(a)   Rule 16b-3.   It is the intent of the Corporation that the awards and transactions permitted by awards be interpreted in a manner that, in the case of participants who are or may be subject to Section 16 of the Exchange Act, qualify, to the maximum extent compatible with the express terms of the award, for exemption from matching liability under Rule 16b-3 promulgated under the Exchange Act. Notwithstanding the foregoing, the Corporation shall have no liability to any participant for Section 16 consequences of awards or events under awards if an award or event does not so qualify.
(b)   Section 162(m).   Awards under Section 5.1.4 to persons described in Section 5.2 that are either granted or become vested, exercisable or payable based on attainment of one or more performance goals related to the Business Criteria, as well as Qualifying Options and Qualifying SARs granted to persons described in Section 5.2, that are approved by a committee composed solely of two or more outside directors (as this requirement is applied under Section 162(m) of the Code) shall be deemed to be intended as performance-based compensation within the meaning of Section 162(m) of the Code unless such committee provides otherwise at the time of grant of the award. It is the further intent of the Corporation that (to the extent the Corporation or any of its Subsidiaries or awards under this Plan may be or become subject to limitations on deductibility under Section 162(m) of the Code) any such awards and any other Performance-Based Awards under Section 5.2 that are granted to or held by a person subject to Section 162(m) will qualify as performance-based compensation or otherwise be exempt from deductibility limitations under Section 162(m).
(c)   Section 409A.   It is the intent of the Corporation that the awards under this Plan and the Committee’s exercise of authority or discretion with respect thereto shall comply with and avoid the imputation of any tax, penalty or interest under Section 409A of the Code. The Plan and the terms and conditions of the awards granted under this Plan shall be construed and interpreted consistent with that intent.

8.9   Clawback.   The awards granted under this Plan are subject to the terms of the Corporation’s recoupment, clawback or similar policies as may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of awards or any shares of Common Stock or other cash or property received with respect to the awards (including any value received from a disposition of the shares acquired upon payment of the awards).
8.10   Captions.   Captions and headings are given to the sections and subsections of this Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Plan or any provision thereof.
8.11   Stock-Based Awards in Substitution for Stock Options or Awards Granted by Other Corporation.   Awards may be granted to Eligible Persons in substitution for or in connection with an assumption of employee stock options, SARs, restricted stock or other stock-based awards granted by other entities to persons who are or who will become Eligible Persons in respect of the Corporation or any of its Subsidiaries, in connection with a distribution, merger or other reorganization by or with the granting entity or an affiliated entity, or the acquisition by the Corporation or any of its Subsidiaries, directly or indirectly, of all or a substantial part of the stock or assets of the employing entity. The awards so granted need not comply with other specific terms of this Plan, provided the awards reflect only adjustments giving effect to the assumption or substitution consistent with the conversion applicable to the Common Stock in the transaction and any change in the issuer of the security. Any shares that are delivered and any awards that are granted by, or become obligations of, the Corporation, as a result of the assumption by the Corporation of, or in substitution for, outstanding awards previously granted by an acquired company (or previously granted by a predecessor employer (or direct or indirect parent thereof) in the case of persons that become employed by the Corporation or any of its Subsidiaries in connection with a business or asset acquisition or similar transaction) shall not be counted against the Share Limit or other limits on the number of shares available for issuance under this Plan.
8.12   Non-Exclusivity of Plan.   Nothing in this Plan shall limit or be deemed to limit the authority of the Board or the Administrator to grant awards or authorize any other compensation, with or without reference to the Common Stock, under any other plan or authority.
8.13   No Corporate Action Restriction.   The existence of this Plan, the award agreements and the awards granted hereunder shall not limit, affect or restrict in any way the right or power of the Board or the stockholders of the Corporation to make or authorize: (a) any adjustment, recapitalization, reorganization or other change in the capital structure or business of the Corporation or any Subsidiary, (b) any merger, amalgamation, consolidation or change in the ownership of the Corporation or any Subsidiary, (c) any issue of bonds, debentures, capital, preferred or prior preference stock ahead of or affecting the capital stock (or the rights thereof) of the Corporation or any Subsidiary, (d) any dissolution or liquidation of the Corporation or any Subsidiary, (e) any sale or transfer of all or any part of the assets or business of the Corporation or any Subsidiary, or (f) any other corporate act or proceeding by the Corporation or any Subsidiary. No participant, beneficiary or any other person shall have any claim under any award or award agreement against any member of the Board or the Administrator, or the Corporation or any employees, officers or agents of the Corporation or any Subsidiary, as a result of any such action.
8.14   Other Company Benefit and Compensation Programs.   Payments and other benefits received by a participant under an award made pursuant to this Plan shall not be deemed a part of a participant’s compensation for purposes of the determination of benefits under any other employee welfare or benefit plans or arrangements, if any, provided by the Corporation or any Subsidiary, except where the Administrator expressly otherwise provides or authorizes in writing. Awards under this Plan may be made in addition to, in combination with, as alternatives to or in payment of grants, awards or commitments under any other plans or arrangements of the Corporation or its Subsidiaries.
* * *

Annex K
Section 262 of the DGCL
§ 262 Appraisal rights
262. Appraisal rights [For application of this section, see § 17; 82 Del. Laws, c. 45, § 23; and 82 Del. Laws, c. 256, § 24].
(a)    Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
(b)    Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:
(1)    Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.
(2)    Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:
a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;
b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;
c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or
d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.
(3)    In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
(4)    [Repealed.]

(c)    Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d),(e), and (g) of this section, shall apply as nearly as is practicable.
(d)    Appraisal rights shall be perfected as follows:
(1)    If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or
(2)    If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.
(e)    Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.
(f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.
(g)    At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.
(h)    After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.
(i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.
(j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
(k)    From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.
(l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PART II
INFORMATION NOT REQUIRED IN PROXY
STATEMENT/PROSPECTUS/CONSENT SOLICITATION STATEMENT
Item 20.   Indemnification of Directors and Officers
Zurn Water Solutions Corporation is a Delaware corporation. Section 145(a) of the Delaware General Corporation Law (“DGCL”) provides that a Delaware corporation may indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.
Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
Further subsections of DGCL Section 145 provide that:
(1)   to the extent a present or former director or officer (as defined in Section 145(g)) of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith;
(2)   indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled;
(3)   the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators; and
(4)   the corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

Section 145 of the DGCL makes provision for the indemnification of officers and directors in terms sufficiently broad to indemnify officers and directors of Zurn under certain circumstances from liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended. The Zurn Charter and Zurn Bylaws provide, in effect, that, to the fullest extent and under the circumstances permitted by Section 145 of the DGCL, Zurn will indemnify any person (and the estate of any person) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of Zurn or is or was serving at the request of Zurn as a director or officer of another corporation or enterprise. Zurn may, in its discretion, similarly indemnify its employees and agents.
The Zurn Charter relieves its directors from monetary damages to Zurn or its stockholders for breach of such director’s fiduciary duty as a director to the fullest extent permitted by the DGCL. Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith, or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.
Zurn has entered into indemnification agreements with its non-employee directors and certain of its officers that require Zurn to indemnify such persons against all expense, liability and loss (including attorneys’ fees), judgments, fines and amounts paid in settlement which are actually incurred in connection with any threatened, pending or completed action, suit or other proceeding, whether civil, criminal, administrative or investigative to which such person is, was or is threatened to be made a party or witness or other participant in, by reason of the fact that such person is or was a director of the registrant, or is or was serving at the request of the registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Zurn (and its stockholders in the case of an action by or in the right of Zurn), and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful and provided, further, that Zurn has determined that such indemnification is otherwise permitted by applicable law. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.
Zurn currently maintains insurance policies which, within the limits and subject to the terms and conditions thereof, covers certain expenses and liabilities that may be incurred by directors and officers in connection with proceedings that may be brought against them as a result of an act or omission committed or suffered while acting as a director or officer of Zurn.
Under the Merger Agreement, for a period of six years after the Effective Time, Zurn and the surviving corporation agree to maintain provisions in the organizational documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of officers and directors that are no less favorable in any material respect to each present and former director and officer of Elkay and its subsidiaries thereunder.
Under the Merger Agreement, for a period of six years after the Effective Time, Zurn and the surviving corporation agree not amend, repeal or otherwise modify such provisions in any material respect that would adversely affect the rights of those present and former director and officer of Elkay and its subsidiaries thereunder, in each case, except as required by applicable law.
The Merger Agreement also provides that Zurn and Elkay shall reasonably cooperate in connection with obtaining “tail” directors’ and officers’ liability insurance policies covering each present and former director and officer of Elkay and its subsidiaries with a claims reporting or discovery period of at least six years from the Effective Time placed with insurance companies having the same or better AM Best Financial rating as Elkay’s current directors’ and officers’ liability insurance companies with terms and conditions providing retentions, limits and other material terms no less favorable in any material respect than the current directors’ and officers’ liability insurance policies maintained by Elkay with respect to matters, acts or omissions existing or occurring at or prior to the Effective Time.
Item 21.   Exhibits and Financial Statement Schedules
(a) Exhibit Index
A list of exhibits filed with this Registration Statement on Form S-4 is set forth on the exhibit index and is incorporated herein by reference.
(b) Financial Statements
The financial statements filed with this registration statement on Form S-4 (this “Registration Statement”) are set forth on the Financial Statement Index and is incorporated herein by reference.
Item 22.   Undertakings
(a)   The undersigned registrant hereby undertakes as follows:
(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)   to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)   to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4) That, for the purpose of determining any liability of the registrant under the Securities Act to any purchaser in the initial distribution of securities, in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5) That, for purposes of determining any liability under the Securities Act to any purchaser, each filing of the registrant’s annual report pursuant to Section 13(a) or 15 (d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15 (d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(6) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
(7) That every prospectus (i) that is filed pursuant to paragraph (a)(5) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a) (3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(8) To respond to requests for information that is incorporated by reference into this proxy statement/prospectus/consent solicitation statement pursuant to Item 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.
(9) To supply by means of a post-effective amendment all information concerning a transaction, and Zurn being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.
(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX
Exhibit Number	Exhibit Description
2.1*+	Agreement and Plan of Merger, dated as of February 12, 2022, by and among Zurn, Elkay, Merger Sub, and Elkay Interior Systems International, Inc. (included as Annex A to the proxy statement/prospectus/consent solicitation statement forming a part of this Registration Statement)
3.1*	Amended and Restated Certificate of Incorporation as amended through October 4, 2021, incorporated herein by reference to Exhibit 3.1 to the Zurn’s Form 8-K filed October 5, 2021
3.2*	Amended and Restated By-Laws, as amended through October 4, 2021, incorporated herein by reference to Exhibit 3.1 to the Zurn’s Form 8-K filed October 5, 2021
5.1*	Opinion of Morgan, Lewis & Bockius LLP
8.1**	Opinion of Mayer Brown LLP as to certain tax matters
23.1*	Consent of Ernst & Young LLP, independent registered public accounting firm of Zurn Water Solutions Corporation
23.2*	Consent of Grant Thornton, LLP, independent auditor for Elkay Manufacturing Company
23.3*	Consent of Morgan, Lewis & Bockius LLP (included in the opinion filed as Exhibit 5.1 and incorporated by reference)
23.4**	Consent of Mayer Brown LLP (included in the opinion filed as Exhibit 8.1)
99.1**	Form of Proxy Card of Zurn Water Solutions Corporation
99.2*	Form of Written Consent of the Elkay Stockholders
99.3*	Consent of Evercore Group L.L.C.
99.4*	Consent of J.P. Morgan Securities LLC
99.5*	Consent of Citigroup Global Markets Inc.
99.6**	Consent of Errol Halperin to be named as director
99.7**	Consent of Timothy Jahnke to be named as director
107*	Filing Fee Table

*
Filed herewith.

**
To be filed by amendment.

+
Schedules (or similar attachments) to this Exhibit have been omitted in accordance with Items 601(a)(5) and/or 601(b)(2) of Regulation S-K. Zurn Water Solutions Corporation agrees to furnish supplementally a copy of all omitted schedules to the Securities and Exchange Commission on a confidential basis upon request.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Milwaukee, State of Wisconsin, on April 4, 2022.
ZURN WATER SOLUTIONS CORPORATION
By:
/s/ Todd A. Adams

Name:
Todd A. Adams

Title:
Chair of the Board and Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned constitutes and appoints each of Todd A. Adams, Mark W. Peterson and Jeffrey J. LaValle, each acting alone, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-4 (including all pre-effective and post-effective amendments and registration statements filed pursuant to Rule 462 under the Securities Act of 1933, as amended), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that any such attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.
/s/ Todd A. Adams Todd A. Adams	Chair of the Board and Chief Executive Officer (Principal Executive Officer)	April 4, 2022
/s/ Mark W. Peterson Mark W. Peterson	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	April 4, 2022
/s/ Mark S. Bartlett Mark S. Bartlett	Director	April 4, 2022
/s/ Jacques Donavon Butler Jacques Donavon Butler	Director	April 4, 2022
/s/ Thomas D. Christopoul Thomas D. Christopoul	Director	April 4, 2022
/s/ David C. Longren David C. Longren	Director	April 4, 2022

/s/ George C. Moore George C. Moore	Director	April 4, 2022
/s/ Rosemary Schooler Rosemary Schooler	Director	April 4, 2022
/s/ John S. Stroup John S. Stroup	Director	April 4, 2022
/s/ Peggy Troy Peggy Troy	Director	April 4, 2022